As filed with the U.S. Securities and Exchange Commission on May 11, 2023

Registration No. 333-268133

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

Amendment No. 2

To

Form S-4

REGISTRATION STATEMENT
Under
The Securities Act Of 1933

__________________________________________

ABRI SPAC I, INC.
(Exact name of registrant as specified in its charter)

__________________________________________

Delaware	6770
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)

9663 Santa Monica Blvd., No. 1091
Beverly Hills, CA 90210
(424) 732-1021
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________________________

Mr. Jeffrey Tirman
9663 Santa Monica Blvd., No. 1091
Beverly Hills, CA 90210
(424) 732-1021

(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________________________

Copies to:

Mitchell S. Nussbaum G. Alex Weniger-Araujo Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Christopher L. Tinen, Esq. Procopio, Cory, Hargreaves & Savitch LLP 12544 High Bluff Drive, Suite 400 San Diego, California 92130 (858) 720-6320

__________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be amended. These securities may not be sold nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED MAY 11, 2023
PROXY STATEMENT FOR
SPECIAL MEETING OF
ABRI SPAC 1, INC.
TO APPROVE PROPOSED MERGER
&
PROSPECTUS FOR
11,400,000 SHARES OF COMMON STOCK

YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

You are cordially invited to attend the special meeting of the stockholders (the “Meeting”) of Abri SPAC I, Inc. (“Abri”), which will be held at [•] [•].m., Eastern time, on [•], 2023. The Board of Directors has determined to convene and conduct the Meeting in a virtual meeting format at [•]. Stockholders will NOT be able to attend the Meeting in person. This proxy statement/prospectus includes instructions on how to access the virtual Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

Abri is a Delaware blank check company established for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities, which we refer to as a “target business.” Holders of Abri Common Stock will be asked to approve, among other things, the Merger Agreement, dated as of September 9, 2022 (the “Merger Agreement”), by and among Abri Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Abri (“Merger Sub”), Logiq, Inc., a Delaware corporation (“DLQ Parent”) whose common stock is quoted on the OTCQX Market under the ticker symbol, “LGIQ”, and DLQ, Inc., a Nevada corporation (“DLQ”) and wholly owned subsidiary of DLQ Parent.

Abri’s Units, Common Stock and Warrants are currently listed on the Nasdaq Stock Market, under the symbols “ASPAU,” “ASPA,” and “ASPAW,” respectively. The Units, Common Stock and Warrants commenced trading on the Nasdaq Stock Market separately on September 3, 2021. We have filed a listing application with Nasdaq to list the Combined Company’s shares of Common Stock and Warrants on Nasdaq Global Market under the symbol “CAUD” and “CAUDW”. We cannot assure you that the shares of Common Stock and Warrants will be approved for listing on Nasdaq. Upon the closing of the transactions contemplated in the Merger Agreement, Merger Sub will merge with and into DLQ (the “Business Combination” or “Merger”) with DLQ surviving the Merger as a wholly owned subsidiary of Abri (the “Surviving Corporation”). In addition, in connection with the consummation of the Merger, Abri will be renamed “DataLogiq, Inc.” The Merger requires approval by the stockholders of Abri, DLQ and DLQ Parent.

The transactions contemplated under the Merger Agreement relating to the Merger are referred to in this proxy statement/prospectus as the “Business Combination” and the combined company after the Business Combination is referred to in this proxy statement/prospectus as the “Combined Company.”

Pursuant to the Merger Agreement, the following actions will be taken, and the following consideration will be paid, in connection with the Business Combination:

Treatment of DLQ Securities

Cancellation of Securities

Each share of DLQ Common Stock (defined below), if any, that is owned by Abri, Merger Sub, DLQ, or any other affiliate of Abri (as treasury stock or otherwise) immediately prior to the effective time of the Merger (the “Effective Time”), will automatically be cancelled and retired without any conversion or consideration.

•        “DLQ Common Stock” means at the Effective Time, each issued and outstanding share of DLQ’s common stock, par value $0.0001 per share (other than any such shares of DLQ common stock cancelled as described above) which will be converted into the right to receive a number of shares of Abri Common Stock equal to the Conversion Ratio.

•        “Conversion Ratio” means the quotient obtained by dividing (a) the Per Share Merger Consideration by (b) $10.00.

•        “Per Share Merger Consideration” means an amount equal to $114,000,000, divided by the number of Fully Diluted Company Shares.

•        “Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of DLQ Common Stock that are issued and outstanding immediately prior to the Effective Time plus (b) all shares of DLQ Common Stock issuable upon conversion, exercise or exchange of any other in-the-money securities of DLQ convertible into or exchangeable or exercisable for shares of DLQ Common Stock;

•        “Merger Consideration Shares” means an aggregate number of shares of Abri Common Stock equal to the product of (i) the Conversion Ratio, multiplied by (ii) Fully-Diluted Company Shares.

•        “Dividend Shares” means the number of Merger Consideration Shares that DLQ Parent will issue as a dividend to the DLQ Parent Stockholders concurrent with Closing (the “Distribution”), on a pro rata basis in an amount equal to approximately twenty five percent (25%) of the aggregate Merger Consideration Shares (the “Dividend Shares”). The remaining Merger Consideration Shares held by DLQ Parent will be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement, as described herein.

Accordingly, this proxy statement/prospectus covers the registration of the aggregate 11,400,000 shares of Abri Common Stock to be issued as Merger Consideration Shares to DLQ Parent, including the Dividend Shares.

Merger Sub Securities

Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one newly issued share of common stock of the Surviving Corporation.

It is anticipated that, upon consummation of the Business Combination, after giving effect to the Merger Consideration including the Earnout Consideration, as described herein, the exercise of outstanding Public Warrants and Private Warrants, and assuming (i) no additional redemption of shares by the public stockholders (ii) interim redemption of 626,186 shares by the public stockholders, and (iii) maximum redemption of shares by the public stockholders, the existing public stockholders will own approximately 5.3%, 2.7% and 0%, respectively, of the issued Combined Company’s shares of Common Stock, the Sponsor and its affiliates will own 7.4%, 7.6% and 7.8%, respectively of the issued Combined Company’s shares of Common Stock, the Representative (as defined below) will own 0.1%, 0.1% and 0.1%, respectively of the issued Combined Company’s shares of Common Stock, and DLQ Parent will own 36.5%, 37.5% and 38.5%, respectively, of the issued Combined Company’s shares of Common Stock, DLQ Parent Stockholders will own 12.1%, 12.5% and 12.9%, respectively, of the issued Combined Company’s shares of Common Stock, and DLQ Management will own 8.5%, 8.8% and 9.0%, respectively, of the issued Combined Company’s shares of Common Stock after the issuance of the Management Earnout Shares.

If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership and its relative value retained by the Abri stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Immediately upon consummation of the Business Combination, the Combined Company will be controlled by DLQ Parent, which will own 57.1% of the Combined Company, without taking into account the redemption of any additional shares of Common Stock by the public stockholders or the issuance of any Earnout Shares, which include up to 1,000,000 Earnout Shares to be distributed to the Sponsor and up to 2,000,000 Earnout Shares to be distributed to DLQ Management, if certain milestones are achieved after the business combination. Therefore the Combined Company will be deemed a “controlled company” within the meaning of Nasdaq corporate governance listing standards and as a result, the Combined Company will qualify for, and intends to rely on, exemptions from certain Nasdaq corporate governance listing standards. For more information, see “Directors and Executive Officers of the Combined Company After the Business Combination — Controlled Company Exemption.”

At a special meeting of Abri’s stockholders held on December 9, 2022 (the “Extension Meeting”), Abri’s stockholders approved (i) a proposal to amend Abri’s amended and restated certificate of incorporation, and (ii) a proposal to amend the Management Trust Agreement with the Transfer Agent, to extend the date by which Abri has to consummate a business combination from February 12, 2023 until August 12, 2023, on an as needed, month-to-month basis. On February 6, 2023, March 10, 2023, and April 11, 2023, Abri deposited $87,500 into the Trust Account for each one-month extension (or a total of $262,500), to extend the time to complete a business combination to May 12, 2023.

As of [•], 2023, there was approximately $[•] in Abri’s trust account. On [•], 2023, the record date for the Meeting, the last sale price of Abri’s shares of Common Stock was $[•].

Each stockholder’s vote is very important. Whether or not you plan to participate in the virtual Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting virtually at the Meeting if such stockholder subsequently chooses to participate in the Meeting.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 45.

Abri’s board of directors recommends that Abri stockholders vote “FOR” approval of each of the Proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [•], 2023, and is first being mailed to stockholders of Abri, DLQ Parent and DLQ on or about [•], 2023.

___________________________________
Jeffrey Tirman
Chief Executive Officer
Abri SPAC I, Inc.
[•], 2023

ABRI SPAC I, INC.
2093 Philadelphia Pike #1968
Claymont, DE 19703
Telephone: (650) 560-4753

NOTICE OF SPECIAL MEETING OF
ABRI SPAC I, INC. STOCKHOLDERS
To Be Held on [•]

To Abri SPAC I, Inc. Stockholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a meeting of the stockholders of Abri SPAC I, Inc. (“Abri,” “we,” “our” or “us”), which will be held at [•] [•].m., Eastern time, on [•], 2023, at [•] (the “Meeting”). In light of COVID-19 we will hold the Meeting virtually. You can participate in the virtual Meeting as described in “The Meeting.”

During the Meeting, Abri’s stockholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:

•        To consider and vote upon a proposal to approve the transactions contemplated under the Merger Agreement dated as of September 9, 2022 (the “Merger Agreement”), by and among Abri Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Abri (“Merger Sub”), Logiq, Inc., a Delaware corporation (“DLQ Parent”) whose common stock is quoted on the OTCQX Market under the ticker symbol, “LGIQ”, and DLQ, Inc., a Nevada corporation (“DLQ”) and wholly owned subsidiary of DLQ Parent. Pursuant to the terms of the Merger Agreement, a business combination between Abri and DLQ will be effected through the merger of Merger Sub with and into DLQ, with DLQ surviving the merger as a wholly owned subsidiary of Abri (the “Business Combination” or
“Merger”), a copy of which is attached to this proxy statement/prospectus as Annex A. This Proposal is referred to as the “Business Combination Proposal” or “Proposal No. 1.”

•        To consider and vote upon a proposal to change Section 9.2 (a) of the Current Charter to remove the net tangible asset requirement (the “NTA Requirement”) to avoid Abri having to have net tangible assets of at least $5,000,001 upon consummation of such Business Combination, a copy of which is attached to this proxy statement/prospectus as Annex B-1. The purpose of the NTA Requirement, which is included in the Current Charter, was to ensure that, in connection with the Initial Business Combination, the Company would continue, as it has since the IPO, to not be subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC and Abri believes that it may rely on another exclusion, which relates to it being listed on the Nasdaq Capital Market (Rule 3a51-1(a)(2)) (the “Exchange Rule”), to not be deemed a penny stock issuer. In addition, in the event the NTA Requirement is removed, Abri will not be required to maintain net tangible assets in order to complete a Business Combination. This Proposal is referred to as the “Amendment to the Current Charter Proposal” or “Proposal No. 2A.”

•        To consider and vote upon a proposal to approve the Second Amended and Restated Certificate of Incorporation of Abri, a copy of which is attached to this proxy statement/prospectus as Annex B-2 (the “Amended Charter”) to, among other things, change Abri’s name to “DataLogiq, Inc.,” increase the total number of authorized shares of Common Stock from 100,000,000 to 200,000,000 and the number of authorized shares of preferred stock from 1,000,000 to 100,000,000, remove classes of the Combined Company’s directors and remove blank check company provisions, to be effective upon the consummation of the Business Combination (the “Closing”). This Proposal is referred to as the “Charter Amendment Proposal” or “Proposal No. 2B.”

•        To consider and vote upon a proposal to approve the Amended and Restated Bylaws of Abri, a copy of which is attached to this proxy statement/prospectus as Annex C (the “Amended Bylaws”) to, among other things, set the procedures to nominate directors, reduce the quorum requirement for directors to transact business, allow Abri shares of stock to be uncertificated at the discretion of the board, increase the voting requirement to repeal or amend the “Indemnification” section and remove the ability of the stockholders to call a special meeting, to be effective upon Closing. This Proposal is referred to as the “Bylaws Amendment Proposal” or “Proposal No. 3.”

•        To approve and adopt, on a non-binding advisory basis, certain differences, in the governance provisions set forth in the Amended Charter, as compared to our Current Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as seven separate sub-proposals. These sub-proposals are referred to as the “Governance Advisory Proposals” or “Proposal Nos. 4A-4G.”

•        To consider and vote upon a proposal to elect, effective as of Closing, Brent Suen, Christopher Hardt, Nadine Watt, Elisabeth DeMarse and Denis Duncan to serve on the Board until their respective successors are duly elected and qualified. This Proposal is referred to as the “Director Election Proposal” or “Proposal No. 5.”

•        To consider and vote upon a proposal to approve: (i) for purposes of complying with Nasdaq Listing Rule 5635 (a) and (b), the issuance of more than twenty percent (20%) of the issued and outstanding shares of Common Stock and the resulting change in control in connection with the Merger. This Proposal is referred to as the “Nasdaq Proposal” or “Proposal No. 6.”

•        To consider and vote upon a proposal to approve the adjournment of the Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event Abri does not receive the requisite stockholder vote to approve the Proposals. This Proposal is called the “Adjournment Proposal” or “Proposal No. 7.”

The Business Combination Proposal is conditioned upon the approval of Proposal Nos. 2A and 2B, 3, 5 and 6. Proposal Nos. 2A and 2B, 3, 4, 5 and 6 are dependent upon approval of the Business Combination Proposal. It is important for you to note that in the event that the Business Combination Proposal is not approved, Abri will not consummate the Business Combination. If Abri does not consummate the Business Combination and fails to complete an initial business combination by February 12, 2023 (unless we extend the time to complete the Business Combination for an additional one-month period until August 12, 2023), Abri will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Certificate of Incorporation to extend the date by which the Business Combination may be consummated.

Approval of the Business Combination Proposal, the Bylaws Amendment Proposal, the Governance Advisory Proposals, the Nasdaq Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting or any adjournment thereof. Approval of the Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Approval of the Director Election Proposal will require the plurality of votes cast.

As of [•], 2023, there were [*] shares of Common Stock issued and outstanding and entitled to vote. Only Abri stockholders who hold Common Stock of record as of the close of business on [•], 2023 are entitled to vote at the Meeting or any adjournment of the Meeting. This proxy statement/prospectus is first being mailed to Abri stockholders on or about [•], 2023.

Investing in Abri’s securities involves a high degree of risk. See “Risk Factors” beginning on page 45 for a discussion of information that should be considered in connection with an investment in Abri’s securities.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the virtual Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Meeting no later than the time appointed for the Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares of Common Stock online if you subsequently choose to participate in the virtual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the record date may vote at the Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the virtual Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Meeting.

You may revoke a proxy at any time before it is voted at the Meeting by executing and returning a proxy card dated later than the previous one, by participating in the virtual Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to Okapi Partners LLC, that is received by the proxy solicitor before we take the vote at the Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

Abri’s board of directors recommends that Abri stockholders vote “FOR” approval of each of the Proposals. When you consider Abri’s board of director’s recommendation of these Proposals, you should keep in mind that Abri’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “Proposals to be Considered by Abri Stockholders: The Business Combination — Interests of Abri’s Directors, Officers and Certain Stockholders in the Business Combination.”

On behalf of the Abri Board of Directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,

Jeffrey Tirman
Chief Executive Officer
Abri SPAC I, Inc.
[•], 2023

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I)(A) HOLD PUBLIC SHARES OF COMMON STOCK OR (B) HOLD PUBLIC UNITS AND YOU ELECT TO SEPARATE YOUR PUBLIC UNITS INTO THE UNDERLYING SHARES OF COMMON STOCK PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC UNITS; AND (II) PRIOR TO [•] P.M., EASTERN TIME, ON [•], 2023, (A) SUBMIT A WRITTEN REQUEST TO CONTINENTAL THAT ABRI REDEEM YOUR PUBLIC SHARES OF COMMON STOCK FOR CASH AND (B) DELIVER YOUR PUBLIC SHARES OF COMMON STOCK AND/OR PUBLIC UNITS (IF APPLICABLE) TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Abri that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Abri with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact our proxy solicitor:

Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, NY 10036
Toll Free: (877) 869-0171
Collect: (212) 297-0720
Email: info@okapipartners.com

If you would like to request documents, please do so no later than [•], to receive them before the Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about Abri and DLQ.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Abri, constitutes a prospectus under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to an aggregate 11,400,000 shares of Abri Common Stock to be issued to DLQ Parent under the Merger Agreement, including the 2,850,000 Dividend Shares to be issued to the DLQ Parent stockholders in connection with the Merger Agreement. This document also constitutes a proxy statement under Section 14(a) of the Exchange Act of Abri SPAC I, Inc. It also constitutes a notice of meeting with respect to the Abri SPAC I, Inc. Special Meeting. A separate proxy statement and notice of a special meeting with respect to DLQ Parent will be filed separately by DLQ Parent.

You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. None of Abri, DLQ Parent, nor DLQ has authorized anyone to give any information or to make any representations other than those contained in this proxy statement. Do not rely upon any information or representations made outside of this proxy statement. The information contained in this proxy statement/prospectus may change after the date of this proxy statement. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

Information contained in this proxy statement/prospectus regarding Abri and its business, operations, management and other matters has been provided by Abri and information contained in this proxy statement/prospectus regarding DLQ and its business, operations, management and other matters has been provided by DLQ.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. All summaries of, and references to, the agreements governing the terms of the transactions described in this proxy statement/prospectus are qualified by the full copies of and complete text of such agreements, which are attached to this proxy statement/prospectus as annexes and/or filed as exhibits to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and incorporated by reference into this proxy statement/consent solicitation statement/prospectus. All such exhibits are available on the Electronic Data Gathering Analysis and Retrieval System of the SEC website at www.sec.gov. See the section of this proxy statement/consent solicitation statement/prospectus entitled “Where You Can Find More Information.”

MARKET AND INDUSTRY DATA

Certain information contained in this proxy statement/prospectus relates to or is based on studies, publications, surveys and other data obtained from third-party sources and Abri’s and DLQ’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

i

FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus, the terms, “we,” “us,” “our” or “Abri” refer to Abri SPAC I, Inc., a Delaware corporation. Further, in this document, the term:

•        “Abri Warrants” or “Warrants” refers to the redeemable warrants that entitle the holder of each whole warrant to purchase one share of Common Stock at a price of $11.50 per share, consisting of the Public Warrants and the Private Warrants.

•        “Amended Charter” means the Second Amended and Restated Certificate of Incorporation of Abri.

•        “Ancillary Agreements” means the agreements contemplated by the Merger Agreement.

•        “ASC” means the Accounting Standards Codification.

•        “Board” means the board of directors of Abri.

•        “Business Combination” or “Merger” means the merger contemplated by the Merger Agreement.

•        “Certificate of Incorporation” or “Current Charter” means Abri’s current Amended and Restated Certificate of Incorporation.

•        “Closing” means the consummation of the Business Combination.

•        “Closing Date” means date of the consummation of the Business Combination.

•        “Code” means the Internal Revenue Code of 1986, as amended.

•        “Combined Company” means Abri after the Business Combination, renamed “DataLogiq, Inc.”

•        “Common Stock” means the shares of common stock, par value $0.0001 per share, of Abri prior to the Closing, and the Common Stock of the Combined Company following the Closing.

•        “Continental” means Continental Stock Transfer & Trust Company, Abri’s transfer agent.

•        “DLQ” means DLQ, Inc., a Nevada corporation and wholly-owned subsidiary of DLQ Parent.

•        “DLQ Management” means [*] and Brent Suen, the chief executive officer and [*] of DLQ.

•        “DLQ Parent” means Logiq, Inc., a Delaware corporation and parent company of DLQ.

•        “DLQ Parent Stockholders” means the approximate 548 holders of record of DLQ Parent common stock as of December 31, 2022.

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•        “Earnout Consideration” or “Earnout Shares” means both the Management Earnout Shares and the Sponsor Earnout Shares.

•        “Extension Meeting” means a special meeting of Abri’s stockholders held on December 9, 2022 whereby Abri’s stockholders approved (i) a proposal to amend Abri’s amended and restated certificate of incorporation, and (ii) a proposal to amend the Management Trust Agreement between the Company and Continental Stock &Transfer Company, or the “Transfer Agent”, to extend the date by which Abri has to consummate a business combination from February 12, 2022 until August 12, 2023, on an as needed, month-to-month basis, by depositing an additional $87,500 into the Trust Account for each such one-month extension. We refer to the amendments to the certificate of incorporation and to the Trust Agreement collectively as the “December 9 Amendments.”

•        “Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of DLQ Common Stock that are issued and outstanding immediately prior to the Effective Time plus (b) all shares of DLQ Common Stock issuable upon conversion, exercise or exchange of any other in-the-money securities of DLQ convertible into or exchangeable or exercisable for shares of DLQ Common Stock.

•        “founder shares” means the 1,433,480 outstanding shares of Common Stock held by the Sponsor, sold for an aggregate purchase price of $25,000 on April 12, 2021.

•        “GAAP” means accounting principles generally accepted in the United States of America.

•        “HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

•        “Initial Stockholders” means the Sponsor and other initial holders of Common Stock and Private Units, excluding the holders of the Representative Shares.

•        “IPO” refers to the initial public offering of 5,000,000 Units of Abri consummated on August 12, 2021.

•        “IRS” means the United States Internal Revenue Service.

•        “Management Earnout Shares” means the shares of Abri Common Stock issued to certain management of DLQ pursuant to the Management Earnout Agreement.

•        “Meeting” means the special meeting of the stockholders of Abri, which will be held at [•] [•].m., Eastern time, on [•], 2023.

•        “Merger Agreement” means that certain Merger Agreement, dated as of September 9, 2022, by and among Abri, Merger Sub, DLQ, and DLQ Parent.

•        “Merger Sub” means Abri Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Abri.

•        “NTA Requirement” means the net tangible asset requirement of $5,000,001 set forth in the Abri’s Current Charter.

•        “Per Share Merger Consideration” means an amount equal to $114,000,000, divided by the number of Fully Diluted Company Shares of DLQ.

•        “Private Placement” means the private placement entered into by Abri and the Sponsor, which was consummated simultaneously with the IPO.

•        “Private Units” means the 294,598 Units issued to the Sponsor pursuant to the Private Placement.

•        “Private Warrants” means the 294,598 Warrants included as components of the Private Units that entitle the holder of each whole warrant to purchase one share of Common Stock at a price of $11.50 per share in a private placement.

•        “public stockholders” means holders of shares of Common Stock excluding founder shares.

•        “Public Warrants” means the Warrants included in the Units that entitle the holder of each whole warrant to purchase one share of Common Stock at a price of $11.50 per share.

•        “Representative” or “Chardan Capital Markets” means Chardan Capital Markets, the representative of the underwriters in the IPO.

•        “SEC” means the U.S. Securities and Exchange Commission.

•        “Securities Act” means the Securities Act of 1933, as amended.

•        “Sponsor” means Abri Ventures I, LLC, a Delaware limited liability company.

•        “Sponsor Earnout Shares” means the shares of Abri Common Stock issuable to the Sponsor pursuant to the Sponsor Earnout Agreement.

•        “Surviving Corporation” means the corporation surviving the Merger as a wholly owned subsidiary of Abri.

•        “Trust Account” means Abri’s trust account maintained by Continental.

•        “Trust Agreement” means the Investment Management Trust Agreement with Continental Stock Transfer & Trust Company, dated August 9, 2021, as amended on December 9, 2022

•        “Unit Purchase Option” means the option granted to Chardan Capital Markets to purchase up to 344,035 Units in addition to those sold in the IPO and the Private Placement.

•        “Units” means the units of Abri issued in the IPO, each consisting of one share of Common Stock and one Warrant.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference herein contain certain forward-looking statements, within the meaning of “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended (“PSLRA”). Investors should note that on April 8, 2021, the staff of the SEC issued a public statement entitled “SPACs, IPOs and Liability Risk under the Securities Laws,” in which the SEC staff indicated that there is uncertainty as to the availability of the safe harbor under the PSLRA in connection with a merger with a special purpose acquisition company. Investors should also note that on March 30, 2022, the SEC announced the proposal of new rules and amendments concerning special purpose acquisition companies (“SPACs”) that, if adopted, would, among other things, prohibit SPACs from taking advantage of the liability safe harbor in the Private Securities Litigation Reform Act of 1995 regarding forward-looking statements in SEC filings and with respect to business combination transactions.

Forward-looking statements can be identified by words such as “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this proxy statement/prospectus regarding the proposed transactions contemplated by the Merger Agreement, including the benefits of the Merger, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, achievement of the Earnout Consideration, other performance metrics, projections of market opportunity, expected management and governance of the Combined Company and expected timing of the Merger. There is a possibility that the Company’s sponsor or its affiliates may purchase the Company’s securities in open market or private transactions outside of the redemption process, for purposes of ensuring that certain Nasdaq initial listing requirements will be met and therefore, increasing the likelihood that the Business Combination will close. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, these statements are based on various assumptions, whether or not identiﬁed in this proxy statement/prospectus and on the current expectations of Abri’s and DLQ’s respective management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a deﬁnitive statement of fact or probability. Actual events and circumstances are difﬁcult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Abri and DLQ. Some important factors that could cause actual results to differ materially from those in any forward-looking statements could include changes in domestic and foreign business, market, ﬁnancial, political and legal conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Abri’s and DLQ’s control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, investors and securityholders of Abri should not rely on any of these forward-looking statements.

Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event, change or other circumstances that could give rise to an amendment or termination of the Merger Agreement and the proposed transaction contemplated thereby; (2) the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of Abri, DLQ Parent or DLQ or other conditions to closing in the Merger Agreement; (3) the inability to project with any certainty the amount of cash proceeds remaining in the Trust Account at Closing; (4) the uncertainty relative to the cash made available to DLQ at Closing should any material redemption requests be made by the Abri stockholders (since the sources of cash projected in the exhibit to this proxy statement/prospectus assume that no redemptions will be requested by Abri stockholders); (5) the inability of the Combined Company to obtain or maintain the listing of its securities on Nasdaq following the Merger; (6) the amount of costs related to the Merger; (7) DLQ’s ability to yield sufficient cash proceeds from the transaction to support its short-term operations and research and development efforts; (8) the outcome of any legal proceedings that may be instituted against the parties to the Merger Agreement following the announcement of the proposed Merger; (9) changes in applicable laws or regulations; (10) the ability of DLQ to meet its post-Closing financial and strategic goals due to competition, among other things; (11) the ability of the Combined Company to grow and manage growth profitability and retain its key employees; (12) the possibility that the Combined Company may be adversely affected by other economic, business and/or competitive factors; (13) risks relating to the successful retention of DLQ’s customers; (14) the potential impact that the COVID-19 pandemic may have on DLQ’s customers, suppliers, vendors, regulatory agencies, employees and the global economy as a whole; (15) the expected duration over which DLQ’s balances will fund its operations; and (16) other risks and uncertainties described herein, as well as those risks and uncertainties indicated in Abri’s final prospectus filed with the SEC on August 11, 2021 in connection with Abri’s initial public offering, particularly those under the “Risk Factors” sections therein, and in Abri’s other filings with the SEC. Abri cautions that the foregoing list of factors is not exclusive. If any of these risks materialize or Abri’s, DLQ Parent’s or DLQ’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Abri, DLQ Parent, nor DLQ presently know, or that Abri, DLQ Parent and DLQ currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Abri, DLQ Parent and DLQ’s current expectations, plans and forecasts of future events and views as of the date hereof. Nothing in this proxy statement/prospectus and the attachments hereto should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. Investors and securityholders of Abri should not place undue reliance on forward-looking statements in this proxy statement/prospectus and the attachments hereto, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein and the risk factors of Abri and DLQ described above. Abri and DLQ anticipate that subsequent events and developments will cause their assessments to change.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to Abri, DLQ Parent, DLQ or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Abri and DLQ undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. Accordingly, undue reliance should not be placed upon the forward-looking statements.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a stockholder of Abri, may have regarding the Proposals being considered at the Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.

Q:     What is the purpose of this document?

A:     Abri, Merger Sub, DLQ Parent and DLQ, have agreed to the Business Combination under the terms of the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. This registration statement is registering the aggregate 11,400,000 Abri common shares to be issued to DLQ Parent in connection with the Merger Agreement, which includes 2,850,000 Dividend Shares to be distributed to the DLQ Parent’s public stockholders (“DLQ Parent Stockholders”) concurrent with the Closing, which represents 25% of the Merger Consideration Shares, and the remaining 75% will be distributed to DLQ Parent, all or some of which may be distributed to DLQ Management. In addition, DLQ Management are eligible to receive up to 2,000,000 Management Earnout Shares. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Meeting because you owned Common Stock at the close of business on [•], 2023, the “Record Date” for the Meeting, and are therefore entitled to vote at the Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q:     What is being voted on?

A:     Below are the Proposals that the Abri stockholders are being asked to vote on:

•        Proposal No. 1 — The Business Combination Proposal to approve the Merger Agreement and the Business Combination.

•        Proposal No. 2A — The Amendment to the Current Charter Proposal to approve an Amendment to the Amended and Restated Certificate of Incorporation to remove the NTA Requirement, which is attached to this proxy statement/prospectus as Annex B-1.

•        Proposal No. 2B — The Charter Amendment Proposal to approve the Second Amended and Restated Certificate of Incorporation attached to this proxy statement/prospectus as Annex B-2.

•        Proposal No. 3 — The Bylaws Amendment Proposal to approve the Amended and Restated Bylaws attached to this proxy statement/prospectus as Annex C.

•        Proposal Nos. 4A-4G — The Governance Advisory Proposals to approve and adopt, on a non-binding advisory basis, certain differences, in the governance provisions set forth in the Amended Charter, as compared to our Current Charter.

•        Proposal No. 5 — The Director Election Proposal to elect, effective as of Closing, Christopher Hardt, Brent Suen, Nadine Watt, Elisabeth DeMarse and Denis Duncan to serve on the Board until their respective successors are duly elected and qualified.

•        Proposal No. 6 — The Nasdaq Proposal to approve the issuance of more than twenty percent (20%) of the issued and outstanding shares of Common Stock in connection with the terms of the Merger Agreement, which will result in a change of control, as required by Nasdaq Listing Rule 5635(a).

•        Proposal No. 7 — The Adjournment Proposal to approve the adjournment of the Meeting.

Q:     What vote is required to approve the Proposals?

A:     Proposal No. 1 — The Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting. An abstention will have the effect of a vote “AGAINST” Proposal No. 1. Broker non-votes will have no effect on the vote for Proposal No. 1.

Proposal No. 2A and 2B — The Amendment to the Current Charter and the Charter Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal No. 2A and 2B.

Proposal No. 3 — The Bylaws Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote. An abstention will have the effect of a vote “AGAINST” Proposal No. 3. Broker non-votes will have no effect on the vote for Proposal No. 3. The Bylaws Amendment Proposal will set the procedures to nominate directors; reduce the quorum requirement for directors to transact business; allow Abri shares of stock to be uncertificated at the discretion of the board; increase the voting requirement to repeal or amend the “Indemnification” section, as more fully described herein; and remove the ability of the stockholders to call a special meeting.

Proposal Nos. 4A-4G — The Governance Advisory Proposals require the affirmative vote of the majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote on a non-binding advisory basis. Abstentions will have the effect of a vote “AGAINST” Proposal Nos. 4A-4G. Broker non-votes will have no effect on the vote for Proposal Nos. 4A-4G.

Proposal Nos. 4A-4G are as follows:

•        Governance Advisory Proposal A — To change the name of the Company after the Merger to DataLogiq, Inc.

•        Governance Advisory Proposal B — To change the number of authorized shares of capital stock of the Company from 100,000,000 to 200,000,000.

•        Governance Advisory Proposal C — To change the number of authorized shares of preferred stock from 1,000,000 to 100,000,000.

•        Governance Advisory Proposal D — To remove blank check company/special purpose acquisition company provisions.

•        Governance Advisory Proposal E — To remove the classification of board of directors’ provisions to only one class.

•        Governance Advisory Proposal F — To add antitakeover provisions.

•        Governance Advisory Proposal G — To change the amendment of charter provision, which will require the approval of holders of at least a majority of the voting power of the outstanding shares of capital stock.

The Governance Advisory Proposals will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Governance Advisory Proposals.

The Business Combination is not conditioned upon the approval of the Governance Advisory Proposals.

As discussed above, a vote to approve each of the Governance Advisory Proposals is an advisory vote, and therefore, is not binding on Abri, DLQ or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Abri and DLQ intend that the Amended Charter, in the form attached to this proxy statement/prospectus as Annex B-1 and B-2 and containing the provisions noted above, will take effect at Closing, assuming approval of the Amendment to the Current Charter Proposal and the Charter Amendment Proposal.

Proposal No. 5 — The Director Election Proposal requires a plurality of the votes cast. The proposed directors will be Christopher Hardt, Brent Suen, Nadine Watt, Elisabeth DeMarse and Denis Duncan. Withhold votes and broker non-votes will have no effect on the vote for Proposal No. 5.

Proposal No. 6 — The Nasdaq Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal No. 6. Broker non-votes will have no effect on the vote for Proposal No. 6.

Proposal No. 7 — The Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal No. 7. Broker-non votes have no effect on the vote for Proposal No. 7. The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the other Proposals.

Q:     Are any of the Proposals conditioned on one another?

A:     The Business Combination Proposal is conditioned upon the approval of Proposal Nos. 2A and 2B, 3, 5 and 6. Proposal Nos. 2A and 2B, 3, 4, 5 and 6 are dependent upon approval of the Business Combination Proposal. It is important for you to note that in the event that the Business Combination Proposal is not approved, Abri will not consummate the Business Combination. If Abri does not consummate the Business Combination and fails to complete an initial business combination by May 12, 2023 (unless we extend the time to complete the Business Combination for an additional one-month period, until August 12, 2023), Abri will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Certificate of Incorporation to extend the date by which the Business Combination may be consummated.

Q:     What will happen in the Business Combination?

A:     At Closing, Merger Sub will merge with and into DLQ, with DLQ surviving the Merger as the surviving entity. Upon consummation of the Business Combination, DLQ will become a wholly-owned subsidiary of Abri. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by public stockholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:     What is the purpose of the Amendment to the Current Charter?

A:     The purpose of the Amendment to the Current Charter is to change Section 9.2 (a) of the Current Charter to remove the net tangible asset requirement (the “NTA Requirement”) to avoid Abri having to have net tangible assets of at least $5,000,001 upon consummation of such Business Combination. The purpose of the NTA Requirement, which is included in the Current Charter, was to ensure that, in connection with the Initial Business Combination, the Company would continue, as it has since the IPO, to not be subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC and Abri believes that it may rely on another exclusion, which relates to it being listed on the Nasdaq Capital Market (Rule 3a51-1(a)(2)) (the “Exchange Rule”), to not be deemed a penny stock issuer. In the event the NTA Requirement is removed, Abri will not be required to maintain net tangible assets in order to complete a Business Combination.

Q:     How will the Initial Stockholders vote?

A:     Pursuant to a letter agreement, the Initial Stockholders agreed to vote their respective shares of Common Stock acquired by them prior to the IPO and any shares of Common Stock purchased by them in the open market after the IPO in favor of the Business Combination Proposal and related proposals (“Letter Agreement”). In addition, in connection with the execution of the Merger Agreement, the Initial Stockholders entered into the Parent Stockholder Support Agreement with DLQ pursuant to which they agreed to vote all shares of Common Stock beneficially owned by them in favor of the Business Combination Proposal. As of [•], 2023, a total of 1,728,078 shares of Common Stock or approximately 58% of the outstanding shares were subject to the letter agreement and the Parent Stockholder Support Agreement. As a result, no shares of Common Stock held by the public stockholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the then outstanding shares of Common Stock present and entitled to vote at the Meeting, assuming only the minimum number of shares of Common Stock to constitute a quorum is present, no shares of Common Stock held by the public stockholders are needed to vote in favor of the Business Combination Proposal for it to be approved.

Q:     How many votes do I and others have?

A:     You are entitled to one vote for each share of Common Stock that you held as of the Record Date. As of the close of business on the Record Date, there were [•] outstanding shares of Common Stock.

Q:     What is the consideration being paid to DLQ securityholders?

A:     DLQ Parent will receive 11,400,000 shares of Common Stock, of which 2,850,000 (or 25%) will be distributed to DLQ Parent’s securityholders as the Dividend Shares, and the remaining 8,550,000 shares (or 75%) will be distributed to DLQ Parent, all or some of which may be distributed to DLQ Management. Additionally, certain members of DLQ’s management have the contingent right to receive up to 2,000,000 of the Management Earnout Shares.

Q:     What equity stake will current stockholders of Abri, DLQ and DLQ Parent Stockholders hold in the Combined Company after the Closing?

A:     In connection with the Extension Meeting held on December 9, 2022 to extend the time the Company has to consummate a Business Combination, public stockholders of Abri Common Stock requested redemption of 4,481,548 shares or 78% of the public shares of Common Stock. It is anticipated that upon Closing, public stockholders will retain an ownership interest of approximately 8.7% in the Combined Company. The Sponsor, officers, directors and other holders of founder shares will retain an ownership interest of approximately 12% of the Combined Company. The Representative will retain an ownership interest of approximately 0.2% of the Combined Company. DLQ Parent will own approximately 57.1% of the Combined Company, and the DLQ Parent Stockholders will own approximately 20% of the Combined Company upon the distribution of the Dividend Shares. DLQ Management currently own approximately 1.01 million shares or 1.8% of DLQ Parent. There are no shareholders of DLQ Parent that hold more than 10% of its common stock. Please also review pages 32 – 33, “Ownership of the Combined Company After the Closing” and “Potential Impact of Additional Dilution.”

The ownership percentages set forth above with respect to the Combined Company do not take into account the redemption of any additional shares of Common Stock by the public stockholders or the issuance of any Earnout Shares, which include up to 1,000,000 Earnout Shares to be distributed to the Sponsor and up to 2,000,000 Earnout Shares to be distributed to DLQ Management, if certain milestones are achieved after the business combination. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the Abri stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:     What equity stake will the Sponsor and its affiliates hold in the Combined Company, and what is the value of such interest?

A:     In connection with the Extension Meeting held on December 9, 2022, where the stockholders approved the ability for the Company to extend the time it has to consummate a Business Combination up to August 12, 2023, public stockholders redeemed 4,481,548 shares of Abri Common Stock or 78% of the public shares of Common Stock. Immediately after Closing, assuming no additional redemption of shares of Common Stock for cash, the Sponsor and any affiliates will retain an ownership interest of approximately 12% in the Combined Company, which will have an estimated value of $17.3 million based on the value of the Merger Consideration at $10.00 per share, and taking into account the trading prices of $[*] as of [•], 2023. Assuming maximum redemption of shares of Common Stock for cash, the Sponsor will retain an ownership interest of approximately 13% in the Combined Company, assuming that no Private Warrants held by the Sponsor are exercised. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the Sponsor and its affiliates will be different.

Q:     What is the cash value of the securities and any other consideration that (i) the public holders of Common Stock, (ii) holders of Public Warrants, (iii) the Sponsor and its affiliates (iv) the Representative and (v) the DLQ securityholders and DLQ Parent will receive pursuant to the Business Combination?

A:     After the Business Combination, after taking into account the Management Earnout Shares, the Sponsor Earnout Shares and the payouts pursuant to the Warrant Revenue Sharing Side Letter (all more fully described and defined herein), (a) assuming that no additional existing public stockholders exercise their redemption rights and

(b) all the milestones described below are achieved pursuant to the Merger Agreement, the Management Earnout Agreement and Sponsor Earnout Agreement, (i) the public stockholders will own approximately 1.25 million shares of Common Stock or 8.7% of the issued Combined Company’s shares of Common Stock, with a cash value of $12.5 million, based on the value of the Merger Consideration at $10.00 per share; or $37.6 million, based on the value of Common Stock at $30.00 post-Merger; (ii) the Abri Public Warrant holders will own approximately 5.7 million shares of Common Stock, or 24.5% of the issued Combined Company’s shares of Common Stock upon exercise of the Public Warrants (assuming the price of the Common Stock is above the exercise price of $11.50 per share) with cash proceeds of $65.9 million, and a cash value of $172.0 million, based on the value of Common Stock at $30.00 post-Merger; (iii) the Sponsor and its affiliates will collectively own up to 2,817,350 shares of Common Stock, or 12.1% of the issued Combined Company’s shares of Common Stock with a cash value of $84.5 million, including the Sponsor Earnout Shares and the underlying Common Stock from the cashless exercise of the Abri Private Warrants (assuming the price of the Common Stock is at $16.50 when the Private Warrants are exercised at $11.50), based on the value of the Common Stock at $30.00 post-Merger; (iv) the Representative (as defined below) will own 238,506 shares of Common Stock, or 1.1% of the issued Combined Company’s shares of Common Stock with a cash value of $7.2 million (assuming the price of Common Stock is at $16.50 when the Unit Purchase Option and the underlying warrants are exercised at $11.50 on a cashless basis), based on the value of the Common Stock at $30.00 post-Merger; (v) after the issuance of the Dividend Shares DLQ Parent will own 8,550,000 shares of Common Stock, or 57.1% of the issued Combined Company’s shares of Common Stock with a cash value of $257 million, based on the value of the Common Stock at $30.00; (vi) DLQ Parent Stockholders will own 2,850,000 shares of Common Stock, or 20% of the issued Combined Company’s shares of Common Stock with a cash value of $85.5 million, based on the value of the Common Stock at $30.00; and certain members of DLQ Management will own 2,000,000 shares of Common Stock, or 8.5% of the issued Combined Company’s shares of Common Stock with a cash value of $60 million, based on the value of the Common Stock at $30.00 when the 2,000,000 Management Earnout Shares are fully achieved (but not including any Dividend Shares that may be distributed to them from DLQ Parent). If the price of Common Stock is below $11.50 per share and there is no exercise of Abri Warrants, these percentages will change. If any of the remaining public stockholders exercise their redemption rights, the anticipated percentage ownership of Abri’s existing stockholders will be reduced. Please see page 32 for a full analysis of the different redemption scenarios “Ownership of the Combined Company After the Closing.”

•        First Milestone Event: the closing price of the shares of Common Stock is greater than or equal to $16.50 per share over any twenty (20) consecutive trading days during the first year after Closing (the “First Milestone Event”);

•        Second Milestone Event: the closing price of the shares of Common Stock is greater than or equal to $23.00 per share over any twenty (20) consecutive trading days during the first two years after Closing (the “Second Milestone Event”);

•        Third Milestone Event: the closing price of the shares of Common Stock is greater than or equal to $30.00 per share over any twenty (20) consecutive trading days during the first three years after Closing (the “Third Milestone Event”).

Q:     If the Public Warrants are exercised, how will the proceeds be paid?

A:     In the event the price of Common Stock is greater than or equal to $16.50 per share over any twenty (20) consecutive trading days, the Public Warrants may be redeemed for $0.01 per Public Warrant unless the holder thereof exercises such Public Warrant. If the Public Warrants are exercised at $11.50 per share, the proceeds will be distributed as follows: 80% to the Company, and 20% to the Sponsor. For more information, see “Summary of the Proxy statement — Agreements to be Executed at Closing — Warrant Revenue Sharing Side Letter.” The actual proceeds will depend on the number of Public Warrants exercised. If 100% of the Public Warrants are exercised, the proceeds will be distributed as follows: $52,752,064 (or 80%) to the Company, $13,188,016 (or 20%) to the Sponsor.

Q:     Do the Public Warrant holders have different rights to those held by Private Warrant holders?

A:     Upon Closing, the Private Warrants will be identical to the Public Warrants. Currently, so long as the Private Warrants are held by our Sponsor or its permitted transferees, they a) will not be redeemable by us, and b) can be exercisable on a cashless basis. If the Private Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. No Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares, and unless the last sales price of our shares of Common Stock equals or exceeds $16.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. It is our current intention to have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares in effect promptly following consummation of an Initial Business Combination. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective within 90 days following the consummation of our Initial Business Combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis. If the foregoing conditions are satisfied and we issue a notice of redemption, each Public Warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Common Stock may fall below the $16.50 trigger price as well as the $11.50 warrant exercise price per share after the redemption notice is issued and limit our ability to complete the redemption.

Q:     Will the holders of Public Warrants be notified when the Public Warrants become eligible for redemption?

A:     If the conditions to redeem the Public Warrants are satisfied, Abri shall fix a date for the redemption (the “Redemption Date”) to redeem the Public Warrants at a price of $0.01 per Public Warrant (“Redemption Price”). Notice of redemption shall be mailed by first class mail, postage prepaid, not less than 30 days prior to the date fixed for redemption to the registered holders of the Public Warrants to be redeemed at their last addresses as they shall appear on the warrant register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Registered Holder received such notice. The Public Warrants may be exercised at any time after notice of redemption shall have been given and prior to the Redemption Date; provided that Abri may require the registered holder to exercise the Public Warrants on a cashless basis. On and after the Redemption Date, the registered holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

Q:     Do any of Abri’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:     In considering the recommendation of the Board to approve the Merger Agreement, Abri stockholders should be aware that certain Abri executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of Abri stockholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 104. Our Current Charter provides that to the extent allowed by law, the doctrine of corporate opportunity shall not apply with respect to Abri’s officers or directors in circumstances where the application of such doctrine would conflict with any fiduciary duties or contractual obligations they may have. This provision had no impact on Abri’s search for an acquisition target.

Q:     What is the financial risk to the Sponsor and its affiliates with respect to the Business Combination?

A:     If an initial business combination, such as the Business Combination, is not completed by May 12, 2023, or up to August 12, 2023, if we extend the time to complete the Business Combination for an additional one-month period on an as-needed basis by depositing extension payments into the Trust Account for each extension, Abri will be required to dissolve and liquidate. In such event, the 1,433,480 founder shares currently held by the Initial Stockholders, which were acquired prior to the IPO will be worthless because such holders have agreed to waive their rights to any liquidation distributions. The founder shares were purchased for an aggregate purchase price of $25,000. In addition, the 294,598 Private Units purchased by the Sponsor for a total purchase price of $2,945,980, will be worthless. The Units had an aggregate market value of approximately $[•] based on the closing price of Units on the Nasdaq Stock Market as of [•], 2023. Furthermore, any working capital loans and the extension payments extended to the Company by the Sponsor that are not paid back at the close of the Business Combination will be forgiven. As of January 31, 2023, the Sponsor has extended $1,450,000 of working capital loans through five promissory notes, and an additional $1,146,784 for two payments of

$573,392 for the two three-month extensions. On February 6, 2023, March 10, 2023, and April 11, 2023, Abri deposited $87,500 into the Trust Account for each one-month extension (or a total of $262,500) to extend the time to complete a business combination to May 12, 2023, bringing the total amount of extension payments to $1,409,284. There are no additional out of pocket expenses. If the Business Combination is not consummated, the aggregate amount of approximately $5,805,264 will be lost. This includes $2,945,980 invested, the $1,600,000 in working capital loans and extension payments of $1,409,284 paid to the Company.

Q:     What interests does the Sponsor and its affiliates have in the Business Combination?

A:     The Sponsor, members of the Board and Abri’s executive officers and advisors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

•        the fact that the Sponsor paid an aggregate of $25,000 for the founder shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that if the Business Combination is not approved, in accordance with our Charter, the 1,433,480 founder shares held by our Sponsor, our officers and directors, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 294,598 shares of Common stock and 294,598 Private Warrants that were included in the Private Units acquired simultaneously with the IPO and in connection with the exercise of the overallotment option, for an aggregate purchase price of $2,945,980. Irrespective of existing lock-up agreements that impose restrictions on the transfer of the founder shares, the shares of Common Stock in the Private Units and Private Warrants, such founder shares together with the shares of Common Stock in the Private Units, and Private Warrants had an aggregate market value of approximately $[*] based on the last sale price of $[*] and $[*], respectively, on Nasdaq on [*], 2023;

•        the fact that the Sponsor may receive up to $13,188,016 (or 20%) of the proceeds of the exercise of the Public Warrants, if the Public Warrants are exercised at $11.50 per share. The Public Warrants may be redeemed for $0.01 per Public Warrant unless the holder thereof exercises such Public Warrant, so long as the price per share of the Company’s stock is above $16.50 for over any twenty (20) consecutive trading days. For more information, see “Summary of the Proxy statement — Agreements to be Executed at Closing — Warrant Revenue Sharing Side Letter”;

•        the fact that the Sponsor may receive Earnout Shares if the Company achieves certain milestones as follows:

250,000 Sponsor Earnout Shares will be earned and released upon satisfaction of the First Milestone Event (as defined in the Sponsor Earnout Agreement), which would have a value of $4,125,000 with the stock price at $16.50;

350,000 Sponsor Earnout Shares will be earned and released upon satisfaction of the Second Milestone Event (as defined in the Sponsor Earnout Agreement), which, including the first tranche of 250,000 Earnout Shares, would have a total value of $13,800,000 with the stock price at $23.00; and

400,000 Sponsor Earnout Shares will be earned and released upon satisfaction of the Third Milestone Event (as defined in the Sponsor Earnout Agreement), which, including the first tranche of 250,000 Earnout Shares plus the second tranche of 350,000 Earnout Shares, would have a total value of $30,000,000 with the stock price at $30.00.

•       the fact that if the Business Combination is completed, assuming the stock price of the Combined Company is $30.00 per share, and (i) the Public Warrants are exercised; (ii) the Private Warrants are exercised on a cashless exercise basis; (iii) all Earnout Share Milestones are achieved; and (iv) the Sponsor and its affiliates still hold 1,728,078 shares of Common stock (which includes 1,433,480 founder shares plus 294,598 shares included in the Private Units), the Sponsor stands to gain up to $13,188,016 for the exercise of the Public Warrants; $2,678,164 in value for the 89,272 shares with the cashless exercise of the Private Warrants; $30,000,000 in value of the Earnout Shares; and $51,842,340 in value of the 1,728,078 shares held, for a total of $97,708,520.

•        the fact that on August 12, 2022, in connection with the first extension, Abri deposited $573,392 (or $0.10 for each share of common stock issued in the IPO) into the trust account of ABRI (the “Trust Account”), which holds the net proceeds of the IPO, together with interest earned thereon, less amounts released to pay tax obligations, to extend the time to complete a business combination to November 12, 2022.

•        the fact that on November 1, 2022, in connection with the second extension, Abri deposited $573,392 (or $0.10 for each share of common stock issued in the IPO) into the Trust Account to extend the time to complete a business combination to February 12, 2023.

•        the fact that the Sponsor has agreed that it will contribute to the Trust Account $87,500 for each one-month extension to extend the time to complete a business combination (an “Extension”), paid on a month-to-month and as-needed basis, (each being referred to herein as a “Contribution”), upon five (5) days’ advance notice prior to the applicable deadlines, to extend the Combination Period for an additional one (1) month period each time, until August 12, 2023. Each Contribution will be deposited in the Trust Account within two (2) business days prior to the beginning of the additional Extension period. If the Company extends the time to complete a business combination to August 12, 2023, the Sponsor would make aggregate Contributions in the amount of $525,000.

•        the fact that on February 6, 2023, March 10, 2023, and April 11, 2023, Abri deposited $87,500 for each one-month extension (or $262,500 in total) into the Trust Account to extend the time to complete a business combination to May 12, 2023.

•        the fact that if we are unable to complete a business combination and distribute the proceeds held in trust to our public stockholders, our Sponsor has agreed (subject to certain exceptions) that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us;

•        the fact that all rights specified in the Company’s Charter as amended on December 9, 2022 (to extend the time to complete a business combination to August 12, 2023), relating to the right of officers and directors to be indemnified by the Company, and of the Company’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the Business Combination is not approved and the Company liquidates, the Company will not be able to perform its obligations to its officers and directors under those provisions;

•        the fact that our Sponsor, officers, directors, initial stockholders or their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations. However, if the Company fails to consummate the Business Combination, they will not have any claim against the trust account for reimbursement. Accordingly, the Company will most likely not be able to reimburse these expenses if the Business Combination is not completed, including any balances outstanding on any Working Capital Notes, as described herein, issued to Abri by the Sponsor. As of March 31, 2023, $1,600,000 is outstanding from the Working Capital Notes, $1,234,284 for two payments of $573,392 for the two three-month extensions, plus three payments of $87,500 ($262,500) for a one month extension, and there are no out-of-pocket expenses owed to Abri’s officers, directors or Sponsor;

In light of the foregoing, the Sponsor and its affiliates will receive material benefits from Closing and may be incentivized to complete the Business Combination with DLQ rather than liquidate even if (i) DLQ is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and its affiliates may have interests in Closing that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and its affiliates who hold founder shares or Private Warrants may receive a positive return on their investment(s), even if the public stockholders experience a negative return on their investment after consummation of the Business Combination.

These interests may influence Abri’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. (Please also refer to question and answer on page 8 above, “What is the cash value of the securities and any other consideration that (i) the public holders of Common Stock, (ii) holders of Public Warrants, (iii) the Sponsor and its affiliates (iv) the Representative and (v) the DLQ securityholders and DLQ Parent will receive pursuant to the Business Combination?”)

Q:     Are there any arrangements to help ensure that Abri will have sufficient funds, together with the proceeds in its Trust Account, to fund the consideration?

A:     Yes. To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. In addition, if the Combined Company needs additional capital, DLQ, DLQ Parent, Abri, and the Sponsor have agreed that Sponsor shall be the exclusive financing source of capital to fund the Combined Company after the Business Combination up to $25 million, and will use commercially reasonable efforts to enter into a mutually acceptable agreement for that purpose, if the Combined Company needs additional working capital or additional funds to grow the business. As there is no minimum cash condition to close the Business Combination, absent the aforementioned $25 million financing from the Sponsor, and if the Sponsor is unable to secure financing up to $25 million, the Combined Company could otherwise be under-capitalised and obliged to seek financing from alternative sources, which it may or may not be able to obtain. Please see Risk Factor on page 69, “We may require additional debt and equity capital to pursue our business objectives after the Business Combination and respond to business opportunities, challenges or unforeseen circumstances and if such capital is not available, our business, financial condition and results of operations may be adversely affected.”

         The Company is having discussions with an external party concerning the extension of at least $4,555,231in immediately available working capital to the combined company at Closing to cover closing costs, including the deferred underwriter’s fee. While final terms have not yet been agreed, the parties have agreed that a minimum of $4,555,231 in financing would be in the form of an equity investment. There have been no other marketing activities to date to secure financing from other unaffiliated or external parties.

In connection with Abri’s Extension Meeting held on December 9, 2022, where the stockholders approved certain proposals giving Abri the right to extend the date by which it has to complete a business combination six (6) times for an additional one (1) month each time, from February 12, 2023 to August 12, 2023, a total of 4,481,548 shares were tendered for redemption. Approximately $45,952,279 was withdrawn from Abri’s trust account (the “Trust Account”) to pay for the redemption, leaving approximately $12.8 million in the Trust Account as of December 31, 2022. As a result of the redemptions, we now have less liquidity and fewer round-lot holders of our public shares, which may make it more difficult to meet Nasdaq listing requirements. Since it is a condition to closing to receive the approval for listing by Nasdaq of the shares of Abri’s Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement, Abri’s reduced public float may make it more difficult for us to meet one of the Nasdaq listing requirements, and to consummate the Business Combination.

At the time of the Extension Meeting on December 9. 2022 4,481,548 shares of Common Stock (or 78% of the public shares) were tendered for redemption at the Extension Meeting. Following redemptions, the Company had 1,252,372 public shares outstanding. As of December 31, 2022, there was approximately $12.8 million held in the Trust Account. Below is a table showing the additional amount per share that would be added to the Trust Account and the aggregate redemption amount after each deposit (based on the Trust Account balance as of December 31, 2022):

	First Deposit	Second Deposit	Third Deposit	Fourth Deposit	Fifth Deposit	Sixth Deposit
Amount of Deposit per share	$0.07	$0.07	$0.07	$0.07	$0.07	$0.07
Cumulative per share amount deposited from extensions	$0.07	$0.14	$0.21	$0.28	$0.36	$0.42
Redemptions Amount per share	$10.27	$10.34	$10.41	$10.48	$10.56	$10.62

Q:     What is the potential impact of redemptions on the per share value of the shares owned by non-redeeming stockholders?

A:     If Abri stockholders elect to redeem their shares of Common Stock, the stock price per share of Common Stock may drop. Therefore, holders of Common Stock may experience a reduction in the value of their ownership of shares of Common Stock if they do not elect to redeem their shares. Please see “Summary of the Proxy statement — Net Loss and Net Book Value Per Share Calculation.”

Q:     What are the risks to Public Warrant holders, and does the trading price affect the Company’s ability to redeem the Public Warrants?

A:     The redemption criteria for our Warrants have been established at a price which is intended to provide Public Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants; however, such redemption may occur at a time when the Warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our Common Stock had your Warrants remained outstanding. Historical trading prices for our Common Stock have not exceeded the $16.50 per share threshold at which the Public Warrants would become redeemable. However, this could occur in connection with or after Closing.

Q:     What is the value of warrants based upon recent trading prices that may be retained by redeeming stockholders assuming maximum redemptions and any resultant risks?

A:     Our Warrants are not redeemable and they trade separately from our Common Stock. As of [•], 2023, we have 5,733,920 outstanding Warrants priced as at $0.33 per warrant, with an approximate total value of $1,892,000. These Warrants are exercisable at $11.50 per warrant and, if exercised, will increase the number of Common Stock outstanding which could possibly increase the volatility of the price of our Common Stock.

Q:     What are the reasons for the Board’s recommendation regarding the Business Combination with DLQ?

A:     The Board considered both positive and negative factors when recommending this transaction. It considered the current software services already offered by DLQ, the establishment of an existing platform that has been expanding through acquisition, and they have demonstrated a growing revenue base. The Board also considered the extensive competitive landscape for similar products and services and the risks associated with intellectual property protection, along with the ability of DLQ to create or acquire additional intellectual property. The Board obtained a fairness opinion in connection with its determination to proceed with the Business Combination even though the Current Charter only requires one if the target business is affiliated with the Sponsor, or the directors or officers of Abri. This transaction was negotiated between unrelated parties with no pre-existing relationship and no conflicts of interest were present. The fairness opinion dated December 4, 2022 provided by The Mentor Group, Inc. is attached hereto as Annex D.

Q:     When and where is the Meeting?

A:     The Meeting will take place at [•], on [•], 2023, at [•] a.m.

Q:     Who may vote at the Meeting?

A:     Only holders of record of Common Stock as of the close of business on [•], 2023 may vote at the Meeting of stockholders. As of [•], there were [•] shares of Common Stock outstanding and entitled to vote. Please see “The Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:     What is the quorum requirement for the Meeting?

A:     Stockholders representing a majority of the shares of Common Stock issued and outstanding as of the Record Date and entitled to vote at the Meeting must be present in person by virtual attendance or represented by proxy in order to hold the Meeting and conduct business. This is called a quorum. Shares of our Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present by virtual attendance and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present in person by virtual attendance or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Q:     Am I required to vote against the Business Combination Proposal in order to have my shares of Common Stock redeemed?

A:     No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that Abri redeem your shares of Common Stock for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of shares of Common Stock for cash are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of shares of Common Stock electing to exercise their redemption rights will not be entitled to receive such payments and their shares of Common Stock will be returned to them.

Q:     How do I exercise my redemption rights?

A:     If you are a public stockholder and you seek to have your shares of Common Stock redeemed, you must (i) demand, no later than [•] p.m., Eastern Time on [•], 2023 (at least two business days before the Meeting), that Abri redeem your shares into cash; and (ii) submit your request in writing to Continental, at the address listed at the end of this section and deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Meeting.

Holders of outstanding Units must separate the underlying shares of Common Stock prior to exercising redemption rights with respect to the shares of Common Stock. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the shares of Common Stock from the Units.

Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days before the Meeting.

Abri stockholders may seek to have their shares of Common Stock redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Common Stock as of the Record Date. Any public stockholder who holds shares of Common Stock on or before [•], 2023 (two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at Closing.

The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of shares of Common Stock underlying the Abri Units sold in the IPO. Please see the section titled “The Meeting   — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of Common Stock for cash.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     In the event that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) elects to redeem its Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such U.S. Holder exercises his, her, or its redemption rights. If the redemption qualifies as a sale or exchange of the Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock redeemed exceeds one year. The deductibility of capital losses is subject to limitations. See “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its Common Stock for cash.

Q.     What are the material U.S. federal income tax consequences of the Business Combination?

A:     The material U.S. federal income tax considerations that may be relevant in respect of the Business Combination are discussed in more detail in the section titled “Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holder of DLQ Common Stock.” The discussion of the U.S. federal income tax consequences contained in this proxy statement/prospectus/consent solicitation is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal income tax considerations that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How can I vote?

A:     If you are a stockholder of record, you may vote online at the virtual Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in the Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual Meeting and vote online, if you choose.

To vote online at the virtual Meeting, follow the instructions below under “How may I participate in the virtual Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Meeting, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

To vote via the Internet, please go to [•] and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on [•], 2023. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Meeting or attend the virtual Meeting to vote your shares online.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

If you plan to vote at the virtual Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Common Stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-[•]-[•] or email proxy@continentalstock.com. Requests for registration must be received no later than [•] p.m., Eastern Time, on [•], 2023.

You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Meeting prior to the start time leaving ample time for the check in.

Q:     How may I participate in the virtual Meeting?

A.     If you are a stockholder of record as of the Record Date for the Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the virtual Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-[•]-[•] or email proxy@continentalstock.com.

You can pre-register to attend the virtual Meeting starting on [•], 2023. Go to http://[•], enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote [or enter questions in the chat box]. At the start of the Meeting you will need to re-log into http://[•] using your control number.

If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to [48] hours prior to the meeting for processing your control number.

Q:     Who can help answer any other questions I might have about the virtual Meeting?

A.     If you have any questions concerning the virtual Meeting (including accessing the meeting by virtual means) or need help voting your shares of Common Stock, please contact Continental at 917-[•]-[•] or email proxy@continentalstock.com.

The Notice of Special Meeting, proxy statement/prospectus and form of Proxy Card are available at: [•].

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have the same effect as a vote “AGAINST” the Amendment to the Current Charter Proposal and the Charter Amendment Proposal, and will have no effect on the vote for any other Proposal.

Q:     What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:     Abri will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Meeting. For purposes of approval, an abstention on any of the Proposals, other than the Director Election Proposal, will have the same effect as a vote “AGAINST” such Proposal. The Business Combination is not conditioned upon the approval of the Governance Advisory Proposals. A vote to approve each of the Governance Advisory Proposals is an advisory vote, and therefore, is not binding on Abri, DLQ or their respective boards of directors.

Q:     If I am not going to attend the Meeting, should I return my proxy card instead?

A.      Yes. Whether you plan to attend the Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     How can I submit a proxy?

A.     You may submit a proxy by (a) visiting [•] and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free [•] in the United States or [•] from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

Q:     Can I change my vote after I have mailed my proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the virtual Meeting in person and casting your vote or by voting again by the telephone or Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Meeting. If you hold your shares of Common Stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, NY 10036
Toll Free: (877) 869-0171
Collect: (212) 297-0720
Email: info@okapipartners.com

Unless revoked, a proxy will be voted at the virtual Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular Proposal, the shares of Common Stock represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the Meeting and cannot be voted.

Q:     Should I send in my share certificates now to have my shares of Common Stock redeemed?

A:     Abri stockholders who intend to have their shares of Common Stock redeemed should send their certificates to Continental at least two business days before the Meeting. Please see “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of Common Stock for cash.

Q:     Who will solicit the proxies and pay the cost of soliciting proxies for the Meeting?

A:     Abri will pay the cost of soliciting proxies for the Meeting. Abri has engaged Okapi Partners LLC (“Okapi”) to assist in the solicitation of proxies for the Meeting. Abri has agreed to pay Okapi a fee of $25,000, plus disbursements, and will reimburse Okapi for its reasonable out-of-pocket expenses and indemnify Okapi and its affiliates against certain claims, liabilities, losses, damages, and expenses. Abri will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What happens if I sell my shares before the Meeting?

A:     The Record Date for the Meeting is earlier than the date of the Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of Common Stock after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Meeting, but will transfer ownership of the shares and will not hold an interest in Abri after the Business Combination is consummated.

Q:     When is the Business Combination expected to occur?

A:      Assuming the requisite regulatory and stockholder approvals are received, Abri expects that the Business Combination will occur as soon as possible following the Meeting.

Q:     Is DLQ’s stockholder required to approve the Business Combination?

A:     Yes. The DLQ stockholder is required to approve the Business Combination.

Q:     Are DLQ Parent’s stockholders required to approve the Business Combination?

A:     Yes. The DLQ Parent stockholders are required to approve the Business Combination.

Q:     Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:     Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement, that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 45 of this proxy statement/prospectus.

Q:     May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:     No. Appraisal rights are not available to holders of shares of Common Stock in connection with the proposed Business Combination. For additional information, see the section titled “The Meeting — Appraisal Rights.”

Q:     What happens if the Business Combination is not consummated?

A:     If Abri does not consummate the Business Combination by May 12, 2023 (or until August 12, 2023 if we extend the time to complete the Business Combination for an additional one-month period until August 12, 2023), then pursuant to Article VI its current Amended and Restated Certificate of Incorporation, as amended on December 9, 2022, Abri’s officers must take all actions necessary in accordance with the Delaware General Corporation Law to dissolve and liquidate Abri as soon as reasonably possible. Following dissolution, Abri will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro-rata to holders of shares of Common Stock who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each share of Common Stock would be paid at liquidation would be approximately $[•] per share for stockholders based on amounts on deposit in the Trust Account as of [•], 2023. The closing price of our Common Stock on the Nasdaq Stock Market as of [•], 2023 was $[•]. The Initial Stockholders waived the right to any liquidation distribution with respect to any shares of Common Stock held by them.

Q:     What happens to the funds deposited in the Trust Account following the Business Combination?

A:     Following Closing, holders of pubic shares of Abri exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to DLQ to fund working capital needs of the Combined Company. As of [•], 2023, there was approximately $[•] in the Trust Account. Abri estimates that approximately $[•] per outstanding Public shares of Common Stock will be paid to the investors exercising their redemption rights.

Q:     Will the Combined Company be a “Controlled Company” after the Business Combination?

A:     In connection with the Extension Meeting held on December 9, 2022, where stockholders approved to extend the time the Company has to consummate a Business Combination up to August 12, 2023, 4,481,548 shares of Common Stock were tendered for redemption, or 78% of the publicly held shares. Therefore, at Closing, DLQ Parent will beneficially own a majority of Abri Common Stock, or 57.1% of the Combined Company, without taking into account the redemption of any additional shares of Common Stock by the public stockholders or the issuance of any Earnout Shares, which include up to 1,000,000 Earnout Shares to be distributed to the Sponsor and up to 2,000,000 Earnout Shares to be distributed to DLQ Management, if certain milestones are achieved after the business combination. For more information about DLQ Parent, see “Security Ownership of Certain Beneficial Owners and Management.” As a result, DLQ would be a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and will be permitted to elect to not comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors, the requirement that the nominating committee is composed entirely of independent directors and the requirement that the compensation committee is composed entirely of independent directors. Of the shares owned by DLQ Parent, 2,850,000 of such shares will be owned by DLQ Parent’s public shareholders of which 1.8% is currently owned by DLQ Management, who in the event they receive all 2,000,000 of the Earnout Shares, together with the 8,550,000 shares owned by DLQ Parent, will control 48% of the Combined Company. As a result of the Combined Company’s “controlled company” status, the securityholders of the Combined Company may be afforded less protection under the Nasdaq listing rules and SEC regulations than other public companies. For further information on the anticipated management of the Combined Company, see “Risk Factors — Risks Related to DLQ Becoming a NASDAQ Traded Company After the Business Combination — As a “controlled company,” DLQ can rely on exemptions from certain corporate governance requirements that provide greater protection to stockholders of other companies.” and “Directors and Executive Officers of the Combined Company after the Business Combination — Combined Company Exemption.”

Q:     Who will manage the Combined Company after the Business Combination?

A:     As a condition to Closing, all of the officers and directors of Abri will resign. The Combined Company will have five (5) directors. The Sponsor has the right to designate three (3) directors. DLQ has the right to designate two (2) directors who shall include the sole member of DLQ’s board of directors before Closing. Because the Combined Company will be deemed a “control company” within the meaning of the Nasdaq listing rules, it will be permitted to elect to not comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors, the requirement that the nominating committee is composed entirely of independent directors and the requirement that the compensation committee is composed entirely of independent directors. majority of these directors will be independent directors. As a result of DLQ Parent’s “controlled company” status, stockholders may be afforded less protection under the Nasdaq listing rules and SEC regulations than other public companies. For information on the anticipated management of the Combined Company, see “Directors and Executive Officers of the Combined Company After the Business Combination.”

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Abri’s proxy solicitor at:

Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, NY 10036
Toll Free: (877) 869-0171
Collect: (212) 297-0720
Email: info@okapipartners.com

You may also obtain additional information about Abri from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, Abri encourages you to read carefully this entire proxy statement, including the Merger Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by Abri’s stockholders.

The Parties to the Business Combination

Abri SPAC I, Inc.

Abri was incorporated as a blank check company formed under the laws of the State of Delaware on March 18, 2021. Abri was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

On August 12, 2021, Abri consummated the IPO of 5,000,000 Units at $10.00 per Unit, generating gross proceeds of $50,000,000. Simultaneously with the closing of the IPO, Abri consummated the sale of 276,250 Private Units at a price of $10.00 per Private Unit in a private placement to the Sponsor and Chardan Capital Markets, generating gross proceeds of $2,762,500.

Abri granted the underwriters in the IPO a 45-day option to purchase up to 750,000 additional Units to cover over-allotments, if any. On August 23, 2021, the Underwriters partially exercised the over-allotment option to purchase 733,920 Units, generating an aggregate of gross proceeds of $7,339,200. In connection with the underwriters’ exercise of their over-allotment option, Abri also consummated the sale of an additional 18,348 Private Units at $10.00 per Private Unit to the Sponsor and Chardan Capital Markets, generating gross proceeds of $183,480.

The amounts held in the Trust Account may only be used by Abri upon the consummation of a business combination, except that there can be released to Abri, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and Abri’s liquidation. Abri executed the Merger Agreement on September 9, 2022 and it must liquidate unless a business combination is consummated by May 12, 2023 (unless we extend the time to complete the Business Combination for an additional one-month period until August 12, 2023).

After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the Private Warrants, a total of $57,339,200 was deposited into the Trust Account, and the remaining $1,000,000 of the net proceeds were outside of the Trust Account and made available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

On December 9, 2022, Abri held a special stockholder meeting where stockholders approved to extend the time to complete a Business Combination up to August 12, 2023, on a month-to-month basis. Approximately $45 million was paid out of the Trust Account for the redemption of 4,481,548 shares of Common Stock.

As of December 31, 2022, Abri had cash outside the Trust Account of $381,293 available for its working capital needs. As of December 31, 2022, there was approximately $12.8 million held in the Trust Account (including approximately $1,000 of accrued interest which Abri can withdraw to pay taxes).

At the special meeting of stockholders held on December 9, 2022 (the “Extension Meeting”), Abri stockholders approved an amendment to Abri’s amended and restated certificate of incorporation (the “Original Charter Amendment Proposal”) and an amendment to the Investment Management Trust Agreement with Continental Stock Transfer & Trust Company, dated August 9, 2022 (the “Trust Agreement Proposal”), giving Abri the right to extend the time to consummate the Business Combination six (6) times for an additional one (1) month each time by depositing into the Trust Account $87,500 for each one-month extension, up to August 12, 2023 (the first two extensions to February 23, 2023 were already made). We refer to the amendments to the amended and restated certificate of incorporation and to the Trust Agreement collectively as the “December 9 Amendments.”

In connection with the Extension Meeting, a total 4,481,548 shares were tendered for redemption. Approximately $45,711,789 was withdrawn from Abri’s trust account (the “Trust Account”) to pay for the redemption, leaving approximately $12.8 million in the Trust Account as of December 31, 2022, inclusive of the last two Extension Payments. As a result of the redemptions, we now have less liquidity and fewer round-lot holders of our public shares, which may make it more difficult to meet Nasdaq listing requirements.

The Units, Common Stock and Warrants are currently listed on the Nasdaq Stock Market, under the symbols “ASPAU,” “ASPA,” and “ASPAW,” respectively. The Units, Common Stock and Warrants commenced trading on the Nasdaq Stock Market separately on September 3, 2021. We have filed a listing application with Nasdaq to list the Combined Company’s shares of Common Stock and Warrants on Nasdaq Global Market under the symbol “CAUD” and “CAUDW”. We cannot assure you that the shares of Common Stock and Warrants will be approved for listing on Nasdaq.]”.

Abri’s principal executive offices are located at 9663 Santa Monica Blvd., No. 1091, Beverly Hills, CA 90210, and our telephone number is (424) 732-1021.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Abri formed to consummate the Business Combination. Following Closing, Merger Sub will have merged with and into DLQ, with DLQ surviving the Merger as a wholly-owned subsidiary of Abri.

Abri SPAC I, Inc. Pre-Merger
Public Stockholders
76.85%
Abri Ventures I, LLC
23.15%
Abri Directors
Jeffrey Tirman
Nima Montazeri
John Wepler
Nadine Watt
Joseph Schottland
SPAC
Abri SPAC I, Inc. ("ABRI")
Abri Officers
Jeffrey Tirman
CEO
Nima Montazeri
COO
Christopher Hardt
CFO
Merger
Sub.

DLQ, Inc.

Overview

DLQ, Inc. is a Nevada corporation (“DLQ”), originally incorporated in 2019 as Origin8, Inc. On April 15, 2020, its name was changed to Logiq, Inc. and on August 29, 2022 its name was changed to DLQ, Inc. DLQ is a wholly owned subsidiary of Logiq, Inc., a Delaware corporation (“DLQ Parent”), whose common stock is quoted on the OTCQX Market under the ticker symbol, “LGIQ.” DLQ has three wholly owned subsidiaries, (i) Tamble Inc., a Delaware corporation (“Tamble”), (ii) Push Interactive, LLC, a Minnesota limited liability company (“Push”), and (iii) BattleBridge Acquisition Co. LLC, a Nevada corporation (“BattleBridge”) DLQ is headquartered in Minneapolis, Minnesota, USA.

Acquisition History

In January 2020, DLQ and DLQ Parent completed the acquisition of substantially all of the assets of Push Holdings, Inc., a Delaware corporation, including all of the ownership interests in Tamble and Push, making them wholly-owned subsidiaries of DLQ. This business segment has been rebranded as DataLogiq, which operates as a consumer data management platform powered by lead generation, online marketing, and multi-channel reengagement strategies through its owned and operated brands. DataLogiq has developed this proprietary data management platform and integrated it with several third-party service providers to optimize the return on its marketing efforts. DataLogiq focuses on consumer engagement and enrichment to maximize its return on acquisition through repeat monetization of each consumer. DataLogiq also licenses its software technology and provides managed technology services to various other e-commerce companies. DataLogiq operations are located in Minneapolis, Minnesota, USA.

On November 3, 2020, DLQ Parent completed the acquisition of Fixel AI Inc. (“Fixel”), which includes its self-serve MarTech Audience Targeting platform as a further expansion of the DataLogiq product suite. DLQ will have completed the acquisition of all the intellectual property relating to this platform by the Closing of the Business Combination.

On March 30, 2021, DLQ Parent acquired Rebel AI, Inc., a Delaware corporation (“Rebel”) was acquired to enable small and medium-sized businesses (“SMBs”) to more effectively compete against larger businesses for new customers at enterprise scale without the cost. Through a simplified, easy-to-use platform, marketers will be able to advertise across the internet with advanced audience targeting and artificial intelligence algorithms lowering the cost of customer acquisition. DLQ will have completed the acquisition of all the intellectual property relating to this platform by the Closing of the Business Combination.

On March 31, 2022, BattleBridge, a wholly-owned subsidiary of DLQ, acquired substantially all of the assets of Section 2383, LLC which represents the “BattleBridge Labs” business (“BattleBridge Labs”) including customer lists and contracts, trade names and trademarks, marketing resources, proprietary tech and processes, and more. This acquisition allows DLQ to provide full-service branding and digital marketing agency services, serving both external clients and other DLQ business units.

A current organizational chart of DLQ, a subsidiary of Logiq, Inc., before the acquisition is below:

This diagram shows the ownership of DLQ Inc. before the Business Combination with DLQ Parent owning 100%.

In addition to DLQ, DLQ Parent also has three other subsidiaries, (i) Rebel AI, Inc., (ii) Fixel AI, Inc., and (iii) Fixel Israel Ltd. (collectively the “Sister Companies”). After Closing, the Sister Companies will remain subsidiaries of DLQ Parent and DLQ will not have any ownership of the Sister Companies. However, as described in the Merger Agreement, DLQ will have completed the acquisition of all the intellectual property relating to the Fixel’s MarTech Audience Targeting Platform and the Rebel SMB marketing platform (both further described below) immediately prior to the Closing of the Business Combination. The specific terms of the acquisition have not yet been determined.

After Closing, DLQ Parent Stockholders will hold a total of 11,400,000 shares of the Combined Company both directly and indirectly through DLQ Parent. 2,850,000 of such shares will be issued to DLQ Parent Stockholders as Dividend Shares and the 8,550,000 remaining shares will be held by DLQ Parent.

For more information on DLQ, please see the sections titled “Information about DLQ” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DLQ.”

Merger Agreement

On September 9, 2022, Abri SPAC I, Inc., a Delaware corporation (“Abri”), entered into a Merger Agreement (the “Merger Agreement”) by and among Abri Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Abri (“Merger Sub”), Logiq, Inc., a Delaware corporation (“DLQ Parent”) whose common stock is quoted on the OTCQX Market under the ticker symbol, “LGIQ”, and DLQ, Inc., a Nevada corporation (“DLQ”) and wholly owned subsidiary of DLQ Parent. Pursuant to the terms of the Merger Agreement, a business combination between Abri and DLQ will be effected through the merger of Merger Sub with and into DLQ, with DLQ surviving the merger as a wholly owned subsidiary of Abri (the “Merger”). The board of directors of Abri has (i) approved and declared advisable the Merger Agreement, the Additional Agreements (as defined in the Merger Agreement) and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of Abri.

On May 1, 2023 Abri, Abri Sub, DLQ Parent, and DLQ entered into an amendment to the Merger Agreement (the “Merger Agreement Amendment”) removing the closing condition requiring Abri to have net tangible assets in excess of $5,000,001 either immediately prior to or upon consummation of the Merger.

The Merger is expected to be consummated after obtaining the required approval by the stockholders of Abri, DLQ and DLQ Parent and the satisfaction of certain other customary closing conditions.

DataLogiq, Inc. POST Merger Relationship
Combined Company Directors
Brent Suen
Christopher Hardt
Nadine Watt
Elisabeth DeMarse
Denis Duncan
Combined Company Officers
Brent Suen - CEO
Chris Andrews - COO
Robb Billy - CFO
DLQ Management
1.8%
DLQ PARENT Public Stockholders
Abri Ventures I, LLC (Sponsor)
Abri Public Stockholders
DLQ Parent
Combined Company DataLogiq, Inc.
Chardan
Rebel AI, Inc.
Fixel AI, Inc.
Tamble, Inc.
Push Interactive, LLC
BattleBridge Aquciistion Co. LLC
Providing Services
Fixel Israel Ltd.
- - - Potential Additional ownership with Earnout Shares

The above diagram takes into account three scenarios based on (i) no additional redemptions, (ii) an interim scenario where 626,186 public shares or 50% of the remaining public shares are redeemed, and (iii) all remaining public shares are redeemed. The percentages are reflected by the corresponding scenario.

It is anticipated that, upon the consummation of the Business Combination, based on (i) no additional redemptions, (ii) an interim scenario where 50% of the remaining public shares are redeemed, or 626,186 shares, and (iii) all remaining public shares are redeemed, Abri public stockholders will retain an ownership interest of approximately 8.7%, 4.5% and 0%, respectively, in the Combined Company; the Sponsor and directors of Abri will retain an ownership interest of approximately 12.1%, 12.5% and 12.9%, respectively, in the Combined Company, the Representative will retain an ownership interest of approximately 0.2%, 0.2% and 0.2%, respectively in the Combined Company, DLQ Parent will own approximately 59.3%, 62% and 65%, respectively of the outstanding Common Stock of the Combined Company and the DLQ Parent Stockholders will own approximately 19.8%, 20.7% and 21.7%, respectively of the outstanding Common Stock of the Combined Company.

The ownership percentages set forth above with respect to the Combined Company do not take into account the redemption of any shares of Common Stock by the public stockholders, nor the distribution of any Management Earnout Shares or Sponsor Earnout Shares. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the Abri stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Merger Consideration

The total consideration to be paid at Closing (the “Merger Consideration”) by Abri to DLQ security holders will be an amount equal to $114 Million. The Merger Consideration will be payable in 11,400,000 shares of common stock, par value $0.0001 per share, of Abri (“Abri Common Stock”).

Treatment of DLQ Securities

Cancellation of Securities

Each share of DLQ Common Stock (defined below), if any, that is owned by Abri, Merger Sub, DLQ, or any other affiliate of Abri (as treasury stock or otherwise) immediately prior to the effective time of the Merger (the “Effective Time”), will automatically be cancelled and retired without any conversion or consideration.

•        “DLQ Common Stock” means at the Effective Time, each issued and outstanding share of DLQ’s common stock, par value $0.0001 per share (other than any such shares of DLQ common stock cancelled as described above), which will be converted into the right to receive a number of shares of Abri Common Stock equal to the Conversion Ratio.

•        “Conversion Ratio” means the quotient obtained by dividing (a) the Per Share Merger Consideration by (b) $10.00.

•        “Per Share Merger Consideration” means an amount equal to $114,000,000, divided by the number of Fully Diluted Company Shares.

•        “Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of DLQ Common Stock that are issued and outstanding immediately prior to the Effective Time plus (b) all shares of DLQ Common Stock issuable upon conversion, exercise or exchange of any other in-the-money securities of DLQ convertible into or exchangeable or exercisable for shares of DLQ Common Stock;

•        “Merger Consideration Shares” means an aggregate number of shares of Abri Common Stock equal to the product of (i) the Conversion Ratio, multiplied by (ii) Fully-Diluted Company Shares.

•        “Dividend Shares” means the number of Merger Consideration Shares that DLQ Parent will issue as a dividend to the DLQ Parent Stockholders concurrent with Closing (the “Distribution”), on a pro rata basis in an amount equal to approximately twenty five percent (25%) of the aggregate Merger Consideration Shares (the “Dividend Shares”). The remaining Merger Consideration Shares held by DLQ Parent will be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement, as described herein.

Merger Sub Securities

Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one newly issued share of common stock of the surviving corporation of the Merger.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things: (a) corporate existence and power; (b) authorization to enter into the Merger Agreement and related transactions; (c) governmental authorization; (d) non-contravention; (e) capitalization; (f) corporate records; (g) subsidiaries; (h) consents; (i) financial statements; (j) books and records; (k) internal accounting controls; (l) absence of certain changes; (m) properties; title to assets; (n) litigation; (o) contracts; (p) licenses and permits; (q) compliance with laws; (r) intellectual property; (s) accounts payable; affiliate loans; (t) employee matters and benefits; (u) real property; (v) tax matters; (w) environmental laws; (x) finders’ fees; (y) powers of attorney, suretyships and bank accounts; (z) directors and officers; (aa) anti-money laundering laws; (ab) insurance; (ac) related party transactions; and (ad) certain representations related to securities law and activity. Abri has additional representations and warranties, including (a) issuance of shares; (b) trust fund; (c) listing; (d) board approval; (e) SEC documents and financial statements; (f) certain business practices; and (g) expenses, indebtedness and other liabilities.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, conduct of business, access to information, notice of certain events, cooperation in the preparation of the Form S-4 and Proxy statement (as each such term is defined in the Merger Agreement) required to be filed in connection with the Merger and to obtain all requisite approvals of each party’s respective stockholders. The Merger Agreement also contains additional covenants pertaining to DLQ and DLQ Parent including reporting; compliance with laws; no insider trading, commercially reasonable efforts to obtain consents, DLQ Stockholder and DLQ Parent Stockholder approval, provide additional financial information, execute Lock-Up Agreements, amend parent charter, issue dividend shares to DLQ Parent Stockholders, transfer certain assets as described in the Merger Agreement, not issue any dividends or extraordinary bonuses until 11 months after closing, execute certain employment agreements and take reasonable efforts to enter into a financing source agreement of up to $25 million after the Business Combination. Abri has also agreed to include in the Proxy statement the recommendation of its board that its stockholders approve all of the proposals to be presented at the special meeting.

Non-Solicitation Restrictions

DLQ Parent and DLQ have each agreed that from the date of the Merger Agreement until the Closing Date or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, it will not initiate, encourage or engage in any negotiations with any party relating to an Alternative Transaction (as defined in the Merger Agreement), take any action intended to facilitate an Alternative Transaction or approve, recommend or enter into any agreement relating to an Alternative Transaction.

Conditions to Closing

The consummation of the Merger is conditioned upon, among other things, (i) the absence of any applicable (A) law or order, or (B) Action (as defined in the Merger Agreement) commenced or asserted in writing by any Authority (as defined in the Merger Agreement), prohibiting or, in the case of clause (B), materially restrict the consummation of the Merger and related transactions; (ii) receipt of any consent, approval or authorization required by any Authority (as defined in the Merger Agreement); (iii) approval by DLQ Parent’s and DLQ’s stockholders of the Merger and related transactions; (iv) approval by Abri’s stockholders of the Merger and related transactions; (v) DLQ Parent shall have transferred all of the Intellectual Property assets of Rebel AI, Inc. and all of the Intellectual Property assets of Fixel AI, Inc. to the Company (each a “Sister Company”); (vi) the Distribution of the Dividend Shares (as such term is defined in the Merger Agreement) shall be, in all respects, ready to be consummated contemporaneously with the Merger; (vii) the conditional approval for listing by the Nasdaq Stock Market of the shares of Abri Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement and the Additional Agreements and satisfaction of initial and continued listing requirements; and (viii) the Form S-4 becoming effective in accordance with the provisions of the Securities Act of 1933, as amended (“Securities Act”).

Solely with respect to Abri and Merger Sub, the consummation of the Merger is conditioned upon, among other things: (i) DLQ having duly performed or complied with all of its obligations under the Merger Agreement in all material respects; (ii) the representations and warranties of DLQ, being true and correct in all material respects; (iii) no event having occurred that would result in a Material Adverse Effect on DLQ or any of its subsidiaries; (iv) providing a certificate from the chief executive officer as to the accuracy of these conditions; (v) shall have obtained certain Company Group Consents (as such term is defined in the Merger Agreement); (vi) DLQ shall have filed all income Tax Returns for the 2019, 2020 and 2021 tax years and paid all taxes with respect to such tax years (including penalties and interest, if any); (vii) DLQ Parent and Sister Companies shall have entered into one or more Intellectual Property assignment agreements; (viii) all the Related Company Outbound IP Agreements and all Related Company Customer Agreements (as such terms are defined in the Merger Agreement) have been cancelled or terminated by DLQ Parent or the applicable Sister Company or have expired on their own terms; and (ix) DLQ Parent shall have changed its name to a new name that neither includes nor is confusingly similar to “Logiq,” “DataLogiq,” or any of the Trademarks owned by the Company.

Solely with respect to DLQ, the consummation of the Merger is conditioned upon, among other things: (i) Abri and Merger Sub having duly performed or complied with all of their respective obligations under the Merger Agreement in all material respects; (ii) the representations and warranties of Abri as set forth in the Merger Agreement that are qualified as to materiality being true in all respects and the representations and warranties as set forth in the Merger Agreement that are not so qualified, being true and correct in all material respects; (iii); no event having occurred that would result in a Material Adverse Effect on Abri or Merger Sub; (iv) Abri, Abri Ventures I, LLC (the “Sponsor”), and any other security holder of Abri, shall have executed and delivered to DLQ each Additional Agreement to which they each are a party; (v) Abri and Merger Sub having each delivered certain certificates to DLQ; (vi) Abri having filed its Amended Parent Charter (as defined in the Merger Agreement) and such Amended Parent Charter being declared effective by, the Delaware Secretary of State; (vii) Abri having delivered executed resignation of the Abri directors and officers as set forth in the Merger Agreement; (viii) after the redemption by all stockholders of Abri who have elected to redeem their shares of Abri, Abri shall have made all necessary and appropriate arrangements with the Trustee to have all of the remaining funds contained in the Trust Account, and all such funds released from the Trust Account shall be available to Abri.

Termination

The Merger Agreement may be terminated as follows:

(i)     by either Abri or DLQ, without liability to the other party, if (A) the Merger and related transactions are not consummated on or before February 12, 2023 (the “Outside Closing Date”), and (B) the material breach or violation of any representation, warranty, covenant or obligation under the Merger Agreement by the party seeking to terminate the Merger Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date. Such right may be exercised by Abri or DLQ, as the case may be, giving written notice to the other at any time after the Outside Closing Date;

(ii)    by either Abri or DLQ if any Authority (as defined in the Merger Agreement) has issued any final decree, order, judgment, award, injunction, rule or consent or enacted any law, having the effect of permanently enjoining or prohibiting the consummation of the Merger;

(iii)   by Abri in the event that DLQ does not deliver to Abri the Company Group Financial Statements on or prior to October 15, 2022, as defined in the Merger Agreement;

(iv)   by mutual written consent of Abri and DLQ duly authorized by each of their respective boards of directors;

(v)    by Abri in the event that the Board of Directors of Abri, in exercising its fiduciary duties, determines that the Business Combination is no longer in the best interests of the stockholders of Abri;

(vi)   by Abri or DLQ if, at the Abri Stockholder Meeting (including any postponements or adjournments thereof), the Required Parent Proposals (as described in the Merger Agreement) shall fail to be approved by the affirmative vote of Abri stockholders required under Abri’s organizational documents and applicable Law or if, at the DLQ Parent Stockholder Meeting (including any postponements or adjournments thereof), the DLQ Parent Stockholder Approval shall fail to be approved by the affirmative vote of DLQ Parent stockholders required under DLQ Parent’s organizational documents and applicable Law.

(vii)  by either Abri or DLQ, if the other party has breached any of its covenants or representations and warranties such that it would be impossible or would reasonably be expected to be impossible to satisfy any of its closing conditions and such breach is incapable of being cured or is not cured by the earlier of (A) the Outside Closing Date and (B) 30 days following receipt by the breaching party of a written notice of the breach or suffered a Material Adverse Effect which is incurable and continuing; provided that the terminating party is not then in breach of the Merger Agreement so as to prevent the satisfaction of its closing conditions;

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no further force and effect without liability of any party, except for liability arising out of any party’s willful breach of the Merger Agreement or intentional fraud.

Certain Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the related agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the special meeting.

Parent Stockholder Support Agreement

In connection with the execution of the Merger Agreement, Abri, and the Sponsor entered into that certain Parent Stockholder Support Agreement dated September 9, 2022 (the “Parent Stockholder Support Agreement”) pursuant to which the Sponsor agreed to vote all shares of Abri Common Stock beneficially owned by them in favor of the Parent Proposals (as defined in the Merger Agreement), including the Merger and related transactions and against any action reasonably expected to impede, delay or materially and adversely affect the Merger and related transactions. The Sponsor agrees to comply with the new Compliance and Disclosure Interpretations of the SEC Tender Offer Rules including Section 166 — Rule 14e-5, and to date has not purchased nor intends to purchase any additional shares of Common Stock of the Company.

Agreements to be Executed at Closing

DLQ Management Earnout Agreement

In connection with the execution of the Merger Agreement, Abri and the Sponsor will enter into a management earnout agreement (the “Management Earnout Agreement”), pursuant to which certain members of the management team of DLQ specified on schedule A to the Management Earnout Agreement (the “Management”) will have the contingent right to earn the Management Earnout Shares (as defined in the Management Earnout Agreement). The Management Earnout Shares consist of 2,000,000 shares of Abri Common Stock (the “Management Earnout Shares”). The release of the Management Earnout Shares shall occur as follows:

•        500,000 Management Earnout Shares will be earned and released upon satisfaction of the First Milestone Event (as defined in the Management Earnout Agreement);

•        650,000 Management Earnout Shares will be earned and released upon satisfaction of the Second Milestone Event (as defined in the Management Earnout Agreement); and

•        850,000 Management Earnout Shares will be earned and released upon satisfaction of the Third Milestone Event (as defined in the Management Earnout Agreement).

Sponsor Earnout Agreement

In connection with the execution of the Merger Agreement, Abri and the Sponsor will enter into a sponsor earnout agreement (the “Sponsor Earnout Agreement”), pursuant to which the Sponsor will have the contingent right to earn the Sponsor Earnout Shares (as defined in the Sponsor Earnout Agreement). The Sponsor Earnout Shares consist of 1,000,000 shares of Abri Common Stock (the “Sponsor Earnout Shares”). The release of the Sponsor Earnout Shares shall occur as follows:

•        250,000 Sponsor Earnout Shares will be earned and released upon satisfaction of the First Milestone Event (as defined in the Sponsor Earnout Agreement);

•        350,000 Sponsor Earnout Shares will be earned and released upon satisfaction of the Second Milestone Event (as defined in the Sponsor Earnout Agreement); and

•        400,000 Sponsor Earnout Shares will be earned and released upon satisfaction of the Third Milestone Event (as defined in the Sponsor Earnout Agreement).

Lock-Up Agreement

In connection with the execution of the Merger Agreement, Abri, and DLQ Parent will enter into a lock-up agreement (the “Lock-Up Agreement”), pursuant to which each DLQ Parent will agree, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, seventy five percent (75%) of the shares of Abri Common Stock held by them as part of the Merger Consideration, which shares do not include the Dividend Shares, (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of Common Stock if any, acquired during the Lock-Up Period (as defined below), the “Lock-Up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise, or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the date that is 11 months after the Closing Date (the period from the date of the Lock-Up Agreement until such date, the “Lock-Up Period”). DLQ will also cause certain members of its management to enter into a Lock-up Agreement concerning shares of Abri Common Stock they will own.

Amended and Restated Registration Rights Agreement

At Closing, Abri, the Sponsor, and Chardan Capital Markets, LLC as underwriter (the “Underwriter”) will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which the Sponsor, the Underwriter and holders of the Lock-Up Shares and recipients of the Management Earnout Shares and Sponsor Earnout Shares, if any, will be provided certain rights relating to the registration of certain Abri securities.

Voting Agreement

In connection with the execution of the Merger Agreement, Abri, the Sponsor and certain holders of Abri Common Stock (as identified in the Voting Agreement) will enter into a voting agreement (the “Voting Agreement”), pursuant to which such holders of Abri Common Stock agree to vote in favor of certain matters relating to the nomination and election of the Post-Closing Board of Directors (as described in the Voting Agreement).

Warrant Revenue Sharing Side Letter

In connection with the execution of the Merger Agreement, Abri, DLQ and the Sponsor will enter into a letter agreement (the “Warrant Revenue Sharing Side Letter”), pursuant to which Abri and DLQ will divide the proceeds from the Warrant Exercise Price (as defined in the Warrant Revenue Sharing Side Letter), arising from the exercise of the warrants issued as part of the Abri Units sold in its initial public offering whereby twenty percent (20%) of the Warrant Exercise Price received in cash by Abri shall be delivered to the Sponsor in cash or immediately available funds not later than three (3) days following Abri’s receipt of the cash exercise price of any Warrant.

Management

Effective as of the Closing, the Combined Company’s board of directors will have five (5) directors, of which three (3) directors will be designated by Sponsor, and the remaining two (2) directors will be designated by DLQ; one (1) of which is an existing director of DLQ. At the Closing, all of the executive officers of Abri shall resign and the individuals serving as executive officers of the Combined Company immediately after the Closing will be Brent Suen as Chief Executive Officer, Chris Andrews as Chief Operating Officer, and Robb Billy as Chief Financial Officer. The directors will be Brent Suen, Christopher Hardt, Nadine Watt, Elisabeth DeMarse and Denis Duncan if Proposal 5 is approved by the Abri stockholders. Nadine Watt, Elisabeth DeMarse and Denis Duncan will be the independent directors.

See “Directors, Executive Officers, Executive Compensation and Corporate Governance — Directors and Executive Officers after the Business Combination” for additional information.

Voting Securities

As of the Record Date, there were [*] shares of Common Stock issued and outstanding. Only Abri stockholders who hold shares of Common Stock of record as of the close of business on [•], 2023 are entitled to vote at the Meeting or any adjournment thereof. Approval of the Business Combination Proposal, the Bylaws Amendment Proposal, the Governance Advisory Proposals, the Nasdaq Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting or any adjournment thereof. Approval of the

Amendment to the Current Charter Proposal and the Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Approval of the Director Election Proposal will require the plurality of votes cast.

Attending the Meeting either in person by virtual attendance or by submitting your proxy and abstaining from voting will have the same effect as voting against all the Proposals (other than the Director Election Proposal). Assuming a quorum is present, broker non-votes will have the same effect as voting “AGAINST” the Amendment to the Current Charter Proposal and the Charter Amendment Proposal, and will have no effect on the vote for any other Proposal.

With respect to the Business Combination, pursuant to the Letter Agreement and the Support Agreement, the Initial Stockholders holding an aggregate of 1,728,078 shares (or 58% of the outstanding shares) of Common Stock have agreed to vote their respective shares of Common Stock in favor of each of the Proposals. As a result, no shares of Common Stock held by the public stockholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. The vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present. Since only the minimum number of shares of Common Stock to constitute a quorum need be present, and the Sponsor owns 1,728,078 shares of Common Stock, or approximately 58% of the outstanding shares of the Common Stock, no public stockholders need to vote in favor of the Business Combination Proposal for it to be approved.

Appraisal Rights

Appraisal rights are not available to holders of shares of Common Stock in connection with the proposed Business Combination under Delaware law.

Redemption Rights

Pursuant to Abri’s Certificate of Incorporation, as amended, holders of shares of Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to Closing, including interest (net of taxes payable), by (ii) the total number of then-outstanding shares of Common Stock. As of [•], 2023, this would have amounted to approximately $[•] per share.

You will be entitled to receive cash for any shares of Common Stock to be redeemed only if you:

(i)     (a)     hold shares of Common Stock, or

(b)    hold shares of Common Stock through Units and you elect to separate your Units into the underlying shares of Common Stock prior to exercising your redemption rights with respect to the shares of Common Stock; and

(ii)    prior to [•], Eastern Time, on [•], 2023, (a) submit a written request to Continental that Abri redeem your shares of Common Stock for cash and (b) deliver your shares of Common Stock to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying shares of Common Stock prior to exercising redemption rights with respect to the shares of Common Stock. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the shares of Common Stock from the Units.

If a holder exercises his/her redemption rights, then such holder will be exchanging his/her shares of Common Stock for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its shares of Common Stock only if it properly demands redemption and delivers its shares of Common Stock (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of Common Stock for cash.

Ownership of the Combined Company After the Closing

It is anticipated that, upon Closing, Abri public stockholders will retain an ownership interest of approximately 8.7% in the Combined Company, the Sponsor and directors of Abri will retain an ownership interest of approximately 12.0% in the Combined Company, the Representative will retain an ownership interest of approximately 0.2% in the Combined Company, DLQ Parent will own approximately 59.3% of the outstanding Common Stock of the Combined Company, and DLQ Parent Stockholders will own approximately 19.8% of the Combined Company.

The ownership percentages set forth above with respect to the Combined Company do not take into account the redemption of any additional shares of Common Stock by the public stockholders. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the Abri stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The following diagram summarizes the pro forma ownership of Common Stock upon Closing of the Business Combination, including Common Stock underlying Units, and shares of Common Stock following the Business Combination under (i) a no additional redemption scenario, (ii) an interim redemption scenario, assuming fifty percent (50%) redemption of remaining shares, and (iii) a maximum redemption scenario:

Equity Capitalization Summary	No Additional Redemption Scenario(1)		Interim Redemption Scenario(2)		Maximum Redemption Scenario(3)
	# of Shares	%	# of Shares	%	# of Shares	%
DLQ Parent	8,550,000	59.3%	8,550,000	62.0%	8,550,000	65.0%
DLQ Parent Stockholders	2,850,000	19.8%	2,850,000	20.7%	2,850,000	21.7%
Total DLQ Equity Holders	11,400,000	79.1%	11,400,000	82.7%	11,400,000	86.6%
Abri Initial Public Stockholders	1,252,372	8.7%	626,186	4.5%	—	—%
Abri Initial Stockholders	1,728,078	12.0%	1,728,078	12.5%	1,728,078	13.1%
Representative Shares	30,000	0.2%	30,000	0.2%	30,000	0.2%
Total Common Stock*	14,410,450	100.0%	13,784,264	100.0%	13,158,078	100.0%

____________

*        Percentages, rounded to one decimal place for presentation purposes, total 100%

(1)      Under the no redemption scenario, we assume no additional shares of Common Stock are redeemed.

(2)      Under the interim redemption scenario, we assume redemptions of fifty percent (50%) of the remaining shares of Common Stock are redeemed, amounting to 626,186 shares of Common Stock for aggregate redemption payments of $6.3 million using a per-share redemption price of $10.00.

(3)      Under the maximum redemption scenario, we assume redemptions of the remaining shares of Common Stock, amounting to 1,252,372 shares of Common Stock, for aggregate redemption payments of $12.5 million using a per-share redemption price of $10.00.

The diagram below reflects the ownership of the Combined Company at the closing of the Business Combination:

DataLogiq, Inc. POST Merger Relationship
Combined Company Directors
Brent Suen
Christopher Hardt
Nadine Watt
Elisabeth DeMarse
Denis Duncan
Combined Company Officers
Brent Suen - CEO
Chris Andrews - COO
Robb Billy - CFO
DLQ Management
1.8%
DLQ PARENT Public Stockholders
Abri Ventures I, LLC (Sponsor)
Abri Public Stockholders
Chardan
Combined Company DataLogiq, Inc.
DLQ Parent
Rebel AI, Inc.
Fixel AI, Inc.
Fixel Israel Ltd.
Providing Services
Tamble, Inc.
Push Interactive, LLC
BattleBridge Aquciistion Co. LLC
- - - Potential Additional ownership with Earnout Shares

The above diagram does not give effect to distribution of any Earnout Shares or exercise of the Warrants, and takes into account three scenarios based on (i) no additional redemptions, (ii) an interim scenario where 626,186 public shares or 50% of the remaining public shares are redeemed, and (iii) maximum redemption where all remaining public shares are redeemed. The percentages are reflected by the corresponding scenario.

Potential Impact of Additional Dilution

It is anticipated that, upon consummation of the Business Combination, after giving effect to the Merger Consideration including the Earnout Consideration, as described herein, the exercise of outstanding Public Warrants and Private Warrants, and assuming (i) no additional redemption of shares by the public stockholders (ii) interim redemption of shares by the public stockholders, and (iii) maximum redemption of shares by the public stockholders, the existing public stockholders will own approximately 5.3%, 2.7% and 0%, respectively, of the issued Combined Company’s shares of Common Stock, the Sponsor and its affiliates will own 7.4%, 7.6% and 7.8%, respectively of the issued Combined Company’s shares of Common Stock, the Representative (as defined below) will own 0.1%, 0.1% and 0.1%, respectively of the issued Combined Company’s shares of Common Stock, and DLQ Parent will own

36.5%, 37.5% and 38.5%, respectively, of the issued Combined Company’s shares of Common Stock, DLQ Parent Stockholders will own 12.1%, 12.5% and 12.9%, respectively, of the issued Combined Company’s shares of Common Stock, and DLQ Management will own 8.5%, 8.8% and 9.0%, respectively, of the issued Combined Company’s shares of Common Stock. These scenarios are illustrated in the diagrams below.

Including Additional Dilution Sources	No Additional Redemption Scenario		Interim Redemption Scenario		Maximum Redemption Scenario
	# of Shares	%	# of Shares	%	# of Shares	%
DLQ Parent(1)	8,550,000	36.5%	8,550,000	37.5%	8,550,000	38.5%
DLQ Parent Stockholders(1)	2,850,000	12.1%	2,850,000	12.5%	2,850,000	12.9%
Total DLQ Stockholders(1)	11,400,000	48.7%	11,400,000	50.0%	11,400,000	51.3%
DLQ Management Earnout Shares(2)(9)	2,000,000	8.5%	2,000,000	8.8%	2,000,000	9.0%
Abri Initial Public Stockholders	1,252,372	5.3%	626,186	2.7%	—	—%
Shares Underlying the Abri Public Warrants(3)(4)	5,733,920	24.5%	5,733,920	25.1%	5,733,920	25.8%
Abri Initial Stockholders	1,728,078	7.4%	1,728,078	7.6%	1,728,078	7.5%
Abri Sponsor Earnout Shares(5)	1,000,000	4.3%	1,000,000	4.4%	1,000,000	4.5%
Shares Underlying the Abri Sponsor Private Warrants(4)	89,272	0.4%	89,272	0.4%	89,272	0.4%
Representative Shares	30,000	0.1%	30,000	0.1%	30,000	0.1%
Shares Underlying the UPO(6)(7)	104,253	0.4%	104,253	0.5%	104,253	0.5%
Shares Underlying the Warrants of the UPO(8)	104,253	0.4%	104,253	0.5%	104,253	0.5%
Total Including Additional Dilutive Sources	23,442,148	100.0%	22,815,962	100.0%	22,189,776	100.0%

____________

(1)      Assumes 2,850,000 Dividend Shares are issued to DLQ Parent Stockholders.

(2)      Assumes all 2,000,000 Management Earnout Shares are issued to DLQ Management.

(3)      Assumes the Combined Company’s stock price above $11.50 and warrants are exercised for $11.50 cash. The $65.9 million cash proceeds of warrant exercise are not included in the pro forma financials.

(4)      Assumes the Combined Company’s stock price at or above $16.50 and private warrants are exercised (cashless) at $11.50.

(5)      Assumes all 1,000,000 Sponsor Earnout Shares are issued to Abri Sponsor.

(6)      Assumes 30,000 shares are issued to Representative at Closing.

(7)      Assumes the Combined Company’s stock price at or above $16.50 and options are exercised (cashless) at $11.50.

(8)      Assumes the Combined Company’s stock price at or above $16.50 and warrants in the UPO are exercised (cashless) at $11.50.

(9)      Assumes Management Earnout Shares are issued as follows: 800,000 to Brent Suen, 600,000 to Chris Andrews, 100,000 to Lionel Choong and 500,000 to Chris Metcalf, which allocations are subject to change.

Maximum Redemption Calculation

In the above table, the maximum redemption scenario takes into account the maximum amount of shares for redemption at zero shares of Common Stock and the transaction costs of $3,853,598 (which includes transaction expenses of $2,353,598, plus a deferred underwriting fee of $1,500,000). The Company is having discussions with an external party concerning the extension of at least $4,555,231 in immediately available working capital to the combined company at Closing to cover closing costs, including the deferred underwriter’s fee.

Interim Redemption Calculation

In the above table, the interim redemption scenario takes into account an interim redemption of fifty percent (50%) of the remaining shares of Common Stock available for redemption and the transaction costs of $3,853,598 (which includes transaction expenses of $2,353,598, plus a deferred underwriting fee of $1,500,000). In such case, this leaves 626,186 shares of Common Stock for an aggregate of $6.3 million (using a per-share redemption price of $10.00).

Deferred Underwriting Fee Analysis if there are No Further Redemptions

The deferred underwriting fee is based on the Underwriting Agreement in connection with the IPO and is a fixed fee of $1,500,000, or 3.0% of the gross proceeds of the IPO. This fee remains constant, however, as a percentage of remaining proceeds after redemptions, the percentage will change depending on the amount of redemptions. For example, if there are no additional redemptions (No Additional Redemption Scenario), the deferred underwriting fee as a percentage of remaining proceeds would be 12.0%; at a 50% redemption of the remaining public shares (Interim Redemption Scenario), it would be 24.0%; and at a maximum redemption (Maximum Redemption Scenario), the fee would be not applicable as illustrated in the table below:

Underwriting Fees	No Additional Redemption Scenario	Interim Redemption Scenario(1)	Maximum Redemption Scenario(2)
Unredeemed Public Shares	1,252,372	626,186	—
Trust Proceeds to DLQ	$12,836,813	$6,418,407	$—
Deferred Underwriting Fee	$1,500,000	$1,500,000	$1,500,000
Effective Deferred Underwriting Fee	12.0%	24.0%	N/A

____________

(1)      Under the interim redemption scenario, we assume redemptions of fifty percent (50%) of the remaining unredeemed public shares amounting to 626,186 shares of Common Stock for aggregate redemption payments of $6.3 million using a per-share redemption price of $10.00.

(2)      Under the maximum redemption scenario, we assume redemptions of all remaining public shares of Common Stock for aggregate redemption payments of $12.5 million using a per-share redemption price of $10.00.

Net Loss and Net Book Value Per Share Calculation

The table below shows the net loss and net book value per share of Common Stock as of December 31, 2022 in each of the three redemption scenarios:

Net Loss and Net Book Value Per Share Calculation	No Additional Redemption Scenario	Interim Redemption Scenario	Max Redemption Scenario
Net Loss	$12,515,502	12,515,502	12,515,502
Net Loss Per Share – basic	$(0.87)	(0.91)	(0.95)
Net Loss Per Share – diluted	$(0.87)	(0.91)	(0.95)
Weighted average shares o/s of common stock – basic	$14,410,450	13,784,264	13,158,078
Weighted average shares o/s of common stock – diluted	14,410,450	13,784,264	13,158,078

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other Proposals, you should keep in mind that Abri’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•        If an initial business combination, such as the Business Combination, is not completed by May 12, 2023, unless the Company extends the time to consummate the Business Combination for a one month Extension, as needed until August 12, 2023, Abri will be required to dissolve and liquidate. In such event, the 1,437,500 founder shares currently held by the Initial Stockholders, which were acquired prior to the IPO will be worthless because such holders have agreed to waive their rights to any liquidation distributions. The founder shares were purchased for an aggregate purchase price of $25,000.

•        If an initial business combination, such as the Business Combination, is not completed by May 12, 2023, unless the Company extends the time to consummate the Business Combination for a one month Extension, until August 12, 2023, the 294,598 Private Units purchased by the Sponsor for a total purchase price of $2,945,980, will be worthless. The Units had an aggregate market value of approximately $[•] based on the closing price of Units on the Nasdaq Stock Market as of [•], 2023.

•        The exercise of Abri’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

•        On March 8, 2022, the Company issued a convertible promissory note (the “First Working Capital Note”) to the Sponsor. Pursuant to the First Working Capital Note, the Sponsor agreed to loan us an aggregate principal amount of $300,000. On April 4, 2022, the Company issued a second convertible promissory note for an aggregate principal amount of $500,000 (the “Second Working Capital Note”) to the Sponsor. On August 26, 2022, the Company issued a third convertible promissory note for an aggregate principal amount of $300,000 (the “Third Working Capital Note”) to the Sponsor. On November 22, 2022, the Company issued a fourth convertible promissory note for an aggregate principal amount of $150,000 (the “Fourth Working Capital Note”) to the Sponsor. On January 17, 2023, the Company issued a fifth convertible promissory note for an aggregate principal amount of $200,000 (the “Fifth Working Capital Note”) to the Sponsor. On February 10, 2023, the Company issued a fifth convertible promissory note for an aggregate principal amount of $150,000 (the “Sixth Working Capital Note”) to the Sponsor (the First Working Capital Note through the Sixth Working Capital Notes are hereinafter referred to as the “Working Capital Notes”). The Working Capital Notes were issued to fund working capital of the Company. The Working Capital Notes are non-interest bearing and all outstanding amounts under the Working Capital Notes will be due on the date on which we consummate our initial business combination (the “Maturity Date”).

•        On August 5, 2022, Abri deposited $573,392 into the Trust Account to extend the time to complete a Business Combination until November 12, 2022. On November 1, 2022, Abri deposited $573,392 into the Trust Account for the second of two three-month extensions to extend the time to complete a Business Combination until February 12, 2023.

•        At the Extension Meeting of Abri’s stockholders held on December 9, 2022, Abri’s stockholders approved (i) a proposal to amend Abri’s amended and restated certificate of incorporation, and (ii) a proposal to amend the Management Trust Agreement with the Transfer Agent, to extend the date by which Abri has to consummate a business combination from February 12, 2023 until August 12, 2023, on an as needed, month-to-month basis, by depositing an additional $87,500 into the Trust Account for each such one-month extension (referred to as the “December 9 Amendments”).

•        On February 6, 2023, March 10, 2023, and April 11, 2023, in connection with each one month extension, Abri deposited $87,500 into the Trust Account (or a total of $262,500) to extend the time to complete a business combination to May 12, 2023.

•        If Abri’s initial business combination is not consummated by May 12, 2023, then Abri’s existence will terminate unless the Company deposits an additional $87,500 into the Trust Account to extend the time to complete a Business Combination for one month, to June 12, 2023.

•        If the Business Combination is completed, assuming the stock price of the Combined Company is $30.00 per share, and (i) the Public Warrants are exercised; (ii) the Private Warrants are exercised on a cashless exercise basis; (iii) all Earnout Share Milestones are achieved; and (iv) the Sponsor and its affiliates still hold 1,728,078 shares of Common stock (which includes 1,433,480 founder shares plus 294,598 shares included in the Private Units), the Sponsor stands to gain up to $13,188,016 for the exercise of the Public Warrants; $2,678,164 in value for the 89,272 shares with the cashless exercise of the Private Warrants; $30,000,000 in value of the Earnout Shares; and $51,842,340 in value of the 1,728,078 shares held, for a total of $97,708,520.

•        The Company may extend the time to complete a Business Combination for a one-month Extension until August 12, 2023 by depositing into the Trust Account for the benefit of the public stockholders $87,500 for each one (1) month extension (up to an aggregate of $525,000 if the time period is Extended).

•        If a business combination is not consummated, and there are insufficient funds to repay the Working Capital Notes, the automatic extension payments of $1,146,784, the three one month extension payments of $87,500 for a total of $1,409,284 in extension payments, and any further Extension payments made, all unpaid amounts would be forgiven. All or a portion of the amounts outstanding under the Working Capital Notes may be converted on the Maturity Date into Units at a price of $10.00 per Unit at the option of the Sponsor. The Units would be identical to the Company’s outstanding Private Units that were issued to the Sponsor in the Private Placement. The Working Capital Notes contain customary events of default, including, among others, those relating to the Company’s failure to make a payment of principal when due and to perform any other obligations that is not timely cured after written notice of such default from the Sponsor.

•        If the Business Combination is consummated, the Sponsor may receive up to $13,188,016 (or 20%) of the proceeds of the exercise of the Public Warrants, if the Public Warrants are exercised at $11.50 per share. The Public Warrants may be redeemed for $0.01 per Public Warrant unless the holder thereof exercises such Public Warrant, so long as the price per share of the Company’s stock is above $16.50 for over any twenty (20) consecutive trading days.

•        If the Business Combination is consummated, the Sponsor may receive up to 1,000,000 Earnout Shares if the Company achieves certain milestones.

See “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Current Value of Securities Held by the Sponsor and its Affiliates.

As of [*], 2023, assuming a stock price of $[*] per share, the value of securities held by the Sponsor and its affiliates, is $[*], which include 1,433,480 Founder Shares, and 294,598 shares of Common Stock purchased in the Private Placement.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of DLQ in many respects.

Under this method of accounting, Abri will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, DLQ will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of DLQ (i.e. a capital transaction involving the issuance of stock by Abri for the stock of DLQ). Accordingly, the consolidated assets, liabilities and results of operations of DLQ will become the historical financial statements of the Combined Company, and Abri’s assets, liabilities and results of operations will be consolidated with DLQ’s beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of DLQ in future reports. The net assets of DLQ will be recognized at carrying value, with no goodwill or other intangible assets recorded.

Recommendations of the Abri Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, Abri and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by DLQ. The Board did subsequently obtain a fairness opinion in connection with its determination to proceed with the business combination by engaging The Mentor Group Inc., which provided a Fairness Opinion on December 4, 2022 (see “Opinion of The Mentor Group Inc.” below). The Board recommends that Abri stockholders vote:

•        FOR the Business Combination Proposal;

•        FOR the Amendment to the Current Charter Proposal;

•        FOR the Charter Amendment Proposal;

•        FOR the Bylaws Amendment Proposal;

•        FOR the Governance Advisory Proposals;

•        FOR the Director Election Proposal;

•        FOR the Nasdaq Proposal; and

•        FOR the Adjournment Proposal.

Opinion of The Mentor Group Inc.

Abri’s board of directors retained The Mentor Group, Inc. (“Mentor”), to act as a financial advisor to the board in connection with the Business Combination to render to the board an opinion as to the fairness to Abri’s stockholders, from a financial point of view, of the consideration to be paid in the Business Combination. On December 4, 2022, Mentor delivered a written opinion and final supporting analysis presentation to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid in the Business Combination pursuant to the Merger Agreement is fair to Abri’s stockholders from a financial point of view.

The full text of the written opinion of Mentor, dated December 4, 2022, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this proxy statement/prospectus and is incorporated by reference herein in its entirety.

See “Proposal 1 — The Business Combination Proposal — Opinion of Abri’s Financial Advisor” on page 99 of this proxy statement/prospectus for more information.

Recommendations of DLQ’s Board of Directors and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Merger Agreement, DLQ’s board of directors has determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, DLQ and its shareholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the board reviewed and evaluated various companies in comparable sectors in the industry from publicly available sources including Factset.

On August 30, 2022, DLQ, Inc. and Benchmark Company, LLC (“Benchmark”) entered into an agreement where Benchmark agreed to act as the exclusive financial advisor relating to a merger or acquisition with a publicly traded company. Benchmark acted merely as a high level advisor, and provided the company with publicly available information related other SPAC deals from Factset. The companies were selected based on similar business segments and business verticals to those in which DLQ operates. The board recommends that DLQ stockholders vote:

•        FOR the Abri Business Combination Proposal; and

•        FOR the Abri Adjournment Proposal.

Summary Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Meeting, you should carefully review and consider the risk factors set forth under the “Risk Factors” section beginning on page 45 of this proxy statement/prospectus. Both Abri and DLQ are subject to various risks associated with their businesses and their industries including, but not limited to, the principal risk factors that are summarized below. In addition, the Business Combination poses a number of risks to each company and its respective stockholders and members, including the possibility that the Business Combination may not be completed.

Risks Related to DLQ’s Business

•        As an early stage company entering a highly competitive market with limited operating history, the operations of DLQ are still developing, unproven and subject to material legal, regulatory, operational, reputational, financial, tax, market, credit and other risks.

•        DLQ has negative cash flow from operating activities. There is no assurance that sufficient revenues will be generated in the near future. To the extent that DLQ has negative operating cash flows in future periods, it may need to deploy a portion of its existing working capital to fund such negative cash flows.

•        DLQ is subject to risks associated with changing technologies in the digital marketing industry, which could place DLQ at a competitive disadvantage.

•        We may be subject to fines or other penalties imposed by the Internal Revenue Service and other tax authorities.

•        Systems failures could cause interruptions in DLQ’s services or decreases in the responsiveness of DLQ’s services which could harm DLQ’s business.

•        If DLQ’s security is breached, its business could be disrupted, its operating results could be harmed, and customers could be deterred from using DLQ’s products and services.

•        Delays in the release of new or enhanced products or services or undetected errors in DLQ’s products or services may result in increased costs, delayed market acceptance of their products, and delayed or lost revenue.

•        Defects or errors in DLQ’s applications could harm its reputation, result in significant costs and impair its ability to market their products and services.

•        If DLQ is unable to reliably meet their data storage and management requirements, or if they experience any failure or interruption in the delivery of their services over the Internet, customer satisfaction and DLQ’s reputation could be harmed and customer contracts may be terminated.

•        Upgrading DLQ’s products and services could result in implementation issues and business disruptions.

•        New entrants and the introduction of other platforms in DLQ’s markets may harm DLQ’s competitive position.

•        DLQ’s future success depends on their ability to develop and successfully introduce new and enhanced products that meet the needs of our customers.

•        DLQ’s cost structure is partially fixed. If their revenues decline and they are unable to reduce costs, their profitability will be adversely affected.

•        There can be no assurance that DLQ will be successful in maintaining their existing contractual relationships with customers.

•        Attrition of customers and failure to attract new customers could have a material adverse effect on DLQ’s business, financial condition and results of operations, and cash flows.

•        DLQ’s ability to sustain or increase revenues will depend upon their success in entering new markets, continuing to increase their customer base, and in deriving additional revenues from existing customers.

•        Some of DLQ’s products and services utilize open source software, and any failure to comply with the terms of one or more of these open source licenses could adversely affect DLQ’s business.

•        A pandemic, epidemic or outbreak of an infectious disease in the United States or elsewhere may adversely affect DLQ’s business.

•        If DLQ is not successful in selecting and integrating the businesses and technologies they acquire, or in managing their current and future divestitures, DLQ’s business may suffer.

•        If DLQ is unable to manage their growth and expand their operations successfully, their business and operating results will be harmed and their reputation may be damaged.

•        DLQ may be unable to respond to customers’ demands for new digital marketing solutions and service offerings, and their business, financial condition and results of operations, and cash flows may be materially adversely affected.

•        Increasing competition and increasing costs within DLQ’s customers’ industries may affect the demand for their products and services, which may affect its results of operations and financial condition.

•        DLQ’s insurance coverage may be insufficient to avoid material impact on their financial position or results of operations resulting from claims or liabilities against DLQ, and they may not be able to obtain insurance coverage in the future.

•        Any negative commentaries made by any regulatory agencies or any failure by DLQ to comply with applicable regulations and related guidance could harm their reputation and operating results, and compliance with new regulations and guidance may result in additional costs.

•        Current and future litigation against DLQ, which may arise in the ordinary course of business, could be costly and time consuming to defend.

•        DLQ could incur substantial costs resulting from product liability claims relating to their products or services or their customers’ use of their products or services.

•        Cybersecurity and data privacy incidents or breaches may damage client relations and inhibit DLQ’s growth.

Risks Related To Intellectual Property

•        DLQ may be unable to adequately enforce or defend their ownership and use of DLQ’s intellectual property and other proprietary rights.

•        DLQ relies on third-party providers to license certain intellectual property and to provide internet services, and any failure by these third-party providers to continue to license any intellectual property or to provide reliable services could cause DLQ to lose customers and subject it to claims for credits or damages, among other things.

•        If DLQ is unable to transfer existing customers or acquire new customers, its operating results will be harmed. Likewise, potential customer turnover in the future, or costs it incurs to retain its existing customers, could materially and adversely affect its operating results.

•        DLQ’s use of open source technology could impose limitations on its ability to commercialize its software.

•        Claims by others that DLQ infringes their intellectual property or trade secret rights could harm their business.

•        DLQ’s software products may have bugs, which could result in delayed or lost revenue, expensive correction, liability to its customers and claims against us.

•        We may be unable to respond quickly enough to changes in technology and technological risks and to develop its intellectual property into commercially viable products and services.

Risks Related to DLQ’s Personnel

•        DLQ depends on talented, experienced and committed personnel to operate and grow DLQ’s business and may incur increased operational costs to recruit, train, motivate and/or retain them. If DLQ is unable to do so, DLQ’s business, financial condition, results of operations and prospects may be adversely affected.

Risks Related to Abri’s Listing on Nasdaq

•        Abri is currently not in compliance with the Nasdaq continued listing requirements. If Abri is unable to regain compliance with Nasdaq’s listing requirements, its securities could be delisted, which could affect its securities’ market price and liquidity.

Risks Related to Abri’s Business and the Business Combination

•        Abri will be forced to liquidate the Trust Account if it cannot consummate a business combination by May 12, 2023, or up to August 12, 2023 if we extend the time to complete the Business Combination on a month-to-month basis. In the event of a liquidation, the public stockholders will receive $10.00 per share and the Abri Warrants will expire worthless.

•        If third parties bring claims against Abri, the proceeds held in trust could be reduced and the per share liquidation price received by holders of shares of Common Stock may be less than $[*].

•        If Abri’s due diligence investigation of DLQ was inadequate, then stockholders of Abri following the Business Combination could lose some or all of their investment.

•        Stockholder litigation and regulatory inquiries and investigations are expensive and could harm Abri’s business, financial condition and operating results and could divert management attention.

•        Abri and DLQ have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Abri if the Business Combination is completed or by Abri if the Business Combination is not completed.

•        Abri will incur significant transaction costs in connection with transactions contemplated by the Merger Agreement.

Risks Related to the Combined Company’s Common Stock

•        The market price of the Combined Company’s Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

•        Volatility in the Combined Company’s share price could subject the Combined Company to securities class action litigation.

•        An active, liquid trading market for the Combined Company’s Common Stock may not develop, which may limit your ability to sell your shares.

•        The issuance of additional shares of common stock, preferred stock or other convertible securities may dilute your ownership and could adversely affect the stock price.

•        The Combined Company may be subject to securities litigation, which is expensive and could divert management attention.

Recent Developments

Nasdaq Deficiency Notice

On March 23, 2023, Abri received a letter (the “MVLS Notice”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying Abri that for the last 30 consecutive business days prior to the date of the MVLS Notice, Abri’s Minimum Value of Listed Securities (“MVLS”) was less than $35.0 million, which does not meet the requirement for continued listing on The Nasdaq Capital Market, as required by Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Staff has provided Abri with 180 calendar days, or until September 19, 2023, to regain compliance with the MVLS Rule. The MVLS Notice has no immediate effect on the listing of Abri’s securities on The Nasdaq Capital Market.

If Abri regains compliance with the MVLS Rule, the Staff will provide written confirmation to Abri and close the matter. To regain compliance with the MVLS Rule, the Company’s MVLS must meet or exceed $35.0 million for a minimum of ten consecutive business days during the 180-day compliance period ending on September 19, 2023. In the event Abri does not regain compliance with the MVLS Rule prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting. At that time, Abri may appeal the delisting determination to a Hearings Panel.

SELECTED HISTORICAL FINANCIAL DATA OF ABRI

Abri’s statement of operations data for the nine months ended September 30, 2022 and the period from March 18, 2021 (inception) through December 31, 2021 and balance sheet data as of September 30, 2022 and December 31, 2021 are derived from Abri’s interim and audited financial statements, respectively, included elsewhere in this registration statement.

The historical results of Abri included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of Abri. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Abri” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Balance Sheet Data:	As of December 31, 2022	As of December 31, 2021
Working capital (deficit)	$(1,921,061)	$(381,866)
Trust account	12,841,399	57,340,207
Total assets	13,475,155	57,816,739
Total liabilities	6,469,277	2,358,398
Value of Common Stock subject to redemption	12,841,399	52,323,289
Stockholders’ equity (deficit)	(5,835,521)	3,135,052
For the Year Ended December 31, 2022 and the period from inception on March 18, 2021 through December 31, 2021:	For the Year Ended December 31, 2022	For the Period from March 18, 2021 (inception) through December 31, 2021
Revenues	$—	$—
Loss from operations	(3,368,778)	(1,134,803)
Income on Trust Account	834,403	1,299
Change in fair value of warrants	153,193	5,892
Provision for income taxes	(119,000)	—
Net loss	$(2,500,184)	$(1,127,612)
Basic net loss per share, shares subject to redemption	$(0.06)	$(0.15)
Weighted average Common Stock outstanding – basic, redeemable Common Stock	5,463,799	2,789,393
Diluted net loss per share, non-redeemable shares	$(1.25)	$(0.49)
Weighted average shares outstanding – diluted, non-redeemable Common Stock	1,728,078	1,447,964

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DLQ

DLQ statement of operations data for the year ended December 31, 2022 and the twelve months from January 1, 2021 through December 31, 2021 and balance sheet data as of December 31, 2022 and 2021 are derived from DLQ’s audited financial statements, respectively, included elsewhere in this registration statement.

The historical results of DLQ included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of DLQ. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DLQ” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Balance Sheet Data:	As of December 31, 2022	As of December 31, 2021
Working capital (deficit)	$(2,209,897)	$2,295,355
Total assets	18,555,206	18,492,045
Total liabilities	12,249,276	9,058,393
Value of Common Stock subject to redemption	—	—
Stockholders’ equity	6,305,930	9,433,652
For the Twelve Months Ended December 31, 2022 and 2021:	For the Year Ended December 31, 2022	For the Twelve months ending December 31, 2021
Revenues	$20,235,536	$22,792,189
Loss from operations	(5,480,585)	(5,101,664)
Provision for income taxes	—	—
Net loss	$(5,565,317)	$(4,535,311)
Basic and diluted net income per share, shares subject to redemption
Weighted average Common Stock outstanding – basic and diluted	15,288,078	15,288,078
Basic and diluted pro forma net loss per share	$(0.36)	$(0.30)

TRADING MARKET AND DIVIDENDS

Abri

Units, shares of Common Stock, Common Stock, and Warrants

The Units, shares of Common Stock and Warrants are each quoted on the Nasdaq Stock Market, under the symbols “ASPAU,” “ASPA,” and “ASPAW,” respectively. Each of Abri’s Units consists of one share of Common Stock and one Warrant. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. The Units, shares of Common Stock and Warrants commenced trading on the Nasdaq Stock Market separately on September 3, 2021. The Common Stock will not trade separately unless and until Abri consummates an initial business combination.

Abri’s Dividend Policy

Abri has not paid any cash dividends on its shares of Common Stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon Abri’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. Further, if Abri incurs any indebtedness, Abri’s ability to declare dividends may be limited by restrictive covenants Abri may agree to in connection therewith. The payment of any dividends subsequent to a business combination will be within the discretion of the Combined Company’s board of directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

DLQ Parent

Shares of Common Stock and Holders of DLQ Parent stock

Upon Closing, DLQ Parent will own approximately 57.1% of the total issued and outstanding shares of Abri Common Stock (based on no redemptions), or up to 65% of the total issued and outstanding shares of Abri Common Stock (based on Maximum Redemptions), and DLQ Parent Stockholders will own 20% of the total issued and outstanding shares of Abri Common Stock (based on no redemptions), or up to 21% of the total issued and outstanding shares of Abri Common Stock (based on Maximum Redemptions). DLQ Parent’s common stock is listed on OTCQX under the symbol “LGIQ”. DLQ Parent had 548 shareholders of record as of [*], 2023. The closing price of DLQ Parent’s stock on [*], 2023 was $[*].

Dividend Policy of DLQ Parent

DLQ has not paid any cash dividends on its stock to date and does not intend to pay cash dividends prior to Closing.

DLQ

Holders of DLQ stock

As a wholly-owned subsidiary of DLQ Parent as of the Record Date, there was one (1) holder of record of DLQ stock.

Dividend Policy of DLQ

DLQ has not paid any cash dividends on its stock to date and does not intend to pay cash dividends prior to Closing. The payment of dividends in the future is dependent upon DLQ’s revenues and income, if any, capital requirements, the terms of any indebtedness and general financial condition subsequent to completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of the DLQ board of directors at such time.

Combined Company

Dividend Policy

Following Closing, the Combined Company’s board of directors will consider whether or not to institute a dividend policy. It is presently intended that the Combined Company retain its earnings for use in business operations and accordingly, we do not anticipate Combined Company’s board of directors declaring any dividends in the foreseeable future.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including its annexes and the matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating the business combination before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus. DLQ, Abri or Merger Sub may face additional risks and uncertainties that are not presently known to DLQ, Abri or Merger Sub, or that DLQ, Abri or Merger Sub currently deems immaterial, which may also impair DLQ’s, Abri’s or Merger Sub’s business or financial condition and could adversely affect the trading price of the Common Stock. The following discussion should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DLQ,” the financial statements of DLQ and notes to the financial statements included herein. In this section and unless the context otherwise requires, references to “DLQ” refer to (i) for periods prior to Closing, DLQ, Inc., and all of its subsidiaries; and (ii) for periods following Closing, DataLogiq, Inc. as the Combined Company and all of its subsidiaries.

Risks Related to DLQ’s Business

Negative Operating Cash Flow

DLQ has negative cash flow from operating activities. There is no assurance that sufficient revenues will be generated in the near future. To the extent that DLQ has negative operating cash flows in future periods, it may need to deploy a portion of its existing working capital to fund such negative cash flows.

DLQ is subject to risks associated with changing technologies in the digital marketing industry, which could place DLQ at a competitive disadvantage.

The successful implementation of DLQ’s business strategy requires DLQ to continuously evolve its existing solutions and introduce new solutions to meet customers’ needs. DLQ believes that its customers rigorously evaluate DLQ’s solution and service offerings on the basis of a number of factors, including, but not limited to: quality; price competitiveness; technical expertise and development capability; innovation; reliability and timeliness of delivery; operational flexibility; customer service; and overall management.

DLQ’s success depends on their ability to continue to meet its customers’ changing requirements and specifications with respect to these and other criteria. There can be no assurance that DLQ will be able to address technological advances or introduce new offerings that may be necessary to remain competitive within the digital marketing industry.

DLQ may be subject to fines or other penalties imposed by the Internal Revenue Service and other tax authorities.

DLQ and each of its subsidiaries are currently delinquent in filing annual tax returns with the Internal Revenue Service and several states. DLQ is in the process of working to remedy this issue by filing these delinquent tax returns. DLQ may be subject to penalties and interest with the tax authorities because of the late tax returns. For instance, a corporation that does not file its tax return by the due date, including extensions, may be penalized 5% of the unpaid tax for each month or part of a month the return is late, up to a maximum of 25% of the unpaid tax. The minimum penalty for a return that is more than 60 days late is the smaller of the tax due or $435. There can be no assurance that DLQ will remedy the delinquent filings sufficiently, and as such, DLQ may face penalties and fees which would adversely affect its operating results and investors’ confidence in their internal operations.

Systems failures could cause interruptions in DLQ’s services or decreases in the responsiveness of DLQ’s services which could harm DLQ’s business.

If DLQ’s systems fail to perform for any reason, they could experience disruptions in operations, slower response times, or decreased customer satisfaction. DLQ’s ability to provide digital marketing services successfully and provide high quality customer service depends on the efficient and uninterrupted operation of its hosting company’s computer and communications hardware and software systems. Although unlikely, DLQ’s hosting company’s systems are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism, and similar events. Any systems failure that causes an interruption in DLQ’s services or decreases the responsiveness of DLQ’s services could impair their reputation, damage our brand name, and materially adversely affect DLQ’s business, financial condition and results of operations and cash flows.

If DLQ’s security is breached, its business could be disrupted, its operating results could be harmed, and customers could be deterred from using DLQ’s products and services.

DLQ’s business relies on the secure electronic transmission, storage, and hosting of sensitive information, including financial information, and other sensitive information relating to its customers, company, and workforce. As a result, DLQ face some risk of a deliberate or unintentional incident involving unauthorized access to its computer systems (including, among other methods, cyber- attacks or social engineering) that could result in misappropriation or loss of assets or sensitive information, data corruption, or other disruption of business operations. In light of this risk, DLQ have devoted significant resources to protecting and maintaining the confidentiality of its information, including implementing security and privacy programs and controls, training DLQ’s workforce, and implementing new technology. DLQ has no guarantee that these programs and controls will be adequate to prevent all possible security threats. DLQ believes that any compromise of its electronic systems, including the unauthorized access, use, or disclosure of sensitive information or a significant disruption of its computing assets and networks, would adversely affect its reputation and ability to fulfill contractual obligations, and would require DLQ to devote significant financial and other resources to mitigate such problems, and could increase future cyber security costs. Moreover, unauthorized access, use, or disclosure of such sensitive information could result in contractual or other liability. In addition, any real or perceived compromise of DLQ’s security or disclosure of sensitive information may result in lost revenues by deterring customers from using or purchasing DLQ’s products and services in the future or prompting them to use competing service providers.

Delays in the release of new or enhanced products or services or undetected errors in DLQ’s products or services may result in increased costs, delayed market acceptance of their products, and delayed or lost revenue.

To achieve market acceptance, new or enhanced products or services can require long development and testing periods, which may result in delays in scheduled introduction. Any delays in the release schedule for new or enhanced products or services may delay market acceptance of these products or services and may result in delays in new or existing customers from using these new or enhanced products or services or the loss of new or existing customers. In addition, new or enhanced products or services may contain a number of undetected errors or “bugs” when they are first released. Although DLQ extensively tests each new or enhanced product or service before it is released to the market, there can be no assurance that significant errors will not be found in existing or future releases. As a result, in the months following the introduction of certain releases, DLQ may need to devote significant resources to correct these errors. There can be no assurance, however, that all of these errors can be corrected.

Defects or errors in DLQ’s platform and products could harm its reputation, result in significant costs and impair its ability to market their products and services.

DLQ’s products and software may contain defects or errors, some of which may be material. Errors may result from DLQ’s own technology or from DLQ’s cloud-based solutions with legacy systems and data, which DLQ did not develop. The risk of errors is particularly significant when a new product is first introduced or when new versions or enhancements of existing products are released. The likelihood of errors is increased when DLQ has more frequent releases of new products, services and enhancements of existing products. DLQ has, from time to time, found defects in their software. Although these past defects have not resulted in any litigation against DLQ to date, they have invested significant capital, technical, managerial, and other resources to investigate and correct these past defects and they have needed to divert these resources from other development efforts. In addition, material performance problems or defects in DLQ’s products may arise in the future. Material defects in DLQ’s cloud-based solutions could result in a reduction in sales, delay in market acceptance of services, or credits or refunds to DLQ’s customers. In addition, such defects may lead to the loss of existing customers and difficulty in attracting new customers, diversion of development resources, or harm to DLQ’s reputation. Correction of defects or errors could prove to be impossible or impractical. The costs incurred in correcting any defects or errors or in responding to resulting claims or liability may be substantial and could adversely affect DLQ’s operating results.

If DLQ is unable to reliably meet their data storage and management requirements, or if they experience any failure or interruption in the delivery of their services over the Internet, customer satisfaction and DLQ’s reputation could be harmed and customer contracts may be terminated.

As part of DLQ’s current business model, it delivers its services over the Internet and store and manage hundreds of terabytes of data for its customers, resulting in substantial information technology infrastructure and ongoing technological challenges, which it expects to continue to increase over time. If DLQ does not reliably meet these data storage and management requirements, or if they experience any failure or interruption in the delivery of their services over the Internet, customer satisfaction and reputation could be harmed, leading to reduced revenues and increased expenses. DLQ’s hosting services are subject to service-level agreements and, in the event that they fail to meet guaranteed service or performance levels, they could be subject to customer credits or termination of these customer contracts. If the cost of meeting these data storage and management requirements increases, DLQ’s results of operations could be harmed.

Upgrading DLQ’s products and services could result in implementation issues and business disruptions.

DLQ updates their products and services on a periodic basis. In doing so, they face the possibility that existing customers will find the updated product and/or service unacceptable, or new customers may not be as interested as they have been in the past versions. Furthermore, translation errors might introduce new software and/or technical bugs that will not be caught.

New entrants and the introduction of other platforms in DLQ’s markets may harm DLQ’s competitive position.

The markets for development, distribution, and sale of offering SMB’s digital marketing solutions to establish a brand preens for their business are rapidly evolving. New entrants seeking to gain market share by introducing new technology, new products, and new platforms may make it more difficult for DLQ to sell their products and services which could create increased pricing pressure, reduced profit margins, increased sales and marketing expenses, or the loss of market share or expected market share, any of which may significantly harm our business, operating results and financial condition.

DLQ’s future success depends on their ability to develop and successfully introduce new and enhanced products that meet the needs of our customers.

DLQ’s sales depend on their ability to anticipate our existing and prospective customers’ needs and develop products and services that address those needs. DLQ’s future success will depend on their ability to develop new products and strategies, anticipate technological improvements and enhancements, and to develop products that are competitive in the rapidly changing digital marketing industry. Introduction of new products and product enhancements will require coordination of DLQ’s efforts with their customers to develop products that offer performance metrics and features desired by their customers and performance and functionality superior or more cost effective than solutions offered by our competitors. If DLQ fails to coordinate these efforts, develop product enhancements or introduce new products that meet the needs of their customers as scheduled, its operating results will be materially and adversely affected, and DLQ’s business and prospects will be harmed. DLQ cannot assure that product introductions will meet their anticipated release schedules or that their products will be competitive in the market. Furthermore, given the rapidly changing nature of the mobile apps market, there can be no assurance DLQ’s products and technology will not be rendered obsolete by alternative or competing technologies.

DLQ’s cost structure is partially fixed. If their revenues decline and they are unable to reduce costs, their profitability will be adversely affected.

DLQ’s cost structure is partially fixed, and if their revenues decrease, these fixed costs will not be reduced. DLQ bases their cost structure on historical and expected levels of demand for DLQ’s services, as well as fixed operating infrastructure, such as computer hardware, software, and staffing levels. If demand for DLQ’s services declines, and as a result, DLQ’s revenues decline, DLQ may not be able to adjust its cost structure on a timely basis and their profitability may be materially adversely affected.

DLQ has substantial customer concentration, with a limited number of customers accounting for a substantial portion of our Revenues.

DLQ currently derives a significant portion of its revenue from two customers. Approximately 53% of revenues were generated from these two customers for the year ended December 31, 2022 and 21% of gross revenues were generated from three (3) customers for the year ended December 31, 2021. There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of customers. It is not possible for DLQ to predict the future level of demand for its services that will be generated by these customers or the future demand for the products and services of these customers in the end-user marketplace. In addition, revenues from these larger customers, especially DLQ’s three largest customers, may fluctuate from time to time based on the commencement and completion of projects, the timing of which may be affected by market conditions or other facts, some of which may be outside of DLQ’s control. Further, some of DLQ’s contracts with these larger customers permit them to terminate DLQ’s services at any time (subject to notice and certain other provisions). If any of these customers experience declining or delayed sales due to market, economic or competitive conditions, DLQ could be pressured to reduce the prices they charge for services which could have an adverse effect on DLQ’s margins and financial position, and could negatively affect DLQ’s revenues and results of operations and/or trading price of its common stock. If any of DLQ’s largest customers terminates their services, such termination would negatively affect DLQ’s revenues and results of operations and/or trading price of its common stock.

There can be no assurance that DLQ will be successful in maintaining their existing contractual relationships with customers.

DLQ’s customers have in the past, and may in the future, negotiate agreements that are short-term and subject to renewal, non-exclusive and/or terminable at the option of the customer on relatively short notice or no notice and without penalty. In the event that such contracts are terminated, the customer is generally required to pay DLQ costs associated with any work completed as of the date of the termination. While contract termination is rare, there can be no assurance that long-term contractual relationships will not be terminated, which could adversely affect DLQ.

Attrition of customers and failure to attract new customers could have a material adverse effect on DLQ’s business, financial condition and results of operations, and cash flows.

Although DLQ offers digital marketing services designed to support and retain their customers, their efforts to attract new customers or prevent attrition existing customers may not be successful. If DLQ is unable to retain existing customers or acquire new customers in a cost-effective manner, their business, financial condition and results of operations, and cash flows would likely be adversely affected. Although DLQ has spent significant resources on business development and related expenses and plans to continue to do so, these efforts may not be cost-effective at attracting new customers.

DLQ’s ability to sustain or increase revenues will depend upon their success in entering new markets, continuing to increase their customer base, and in deriving additional revenues from existing customers.

One component of DLQ’s overall business strategy is to derive more revenues from existing customers by expanding their use of DLQ products and services. Such strategy would have DLQ customers utilize its platforms and their tools and components to leverage vast amounts of information stored in both corporate databases and public data sources in order to make informed business decisions during the research and development process. In addition, DLQ seeks to expand into new markets, and new areas within DLQ’s existing markets, by potentially acquiring businesses in these markets, attracting and retaining personnel knowledgeable in these markets, identifying the needs of these markets, and developing marketing programs to address these needs. If successfully implemented, these strategies could increase the usage of DLQ’s platforms from SMBs operating within DLQ’s existing customer base, as well as by new customers in other industries. However, if these strategies are not successfully implemented, DLQ’s products and services may not achieve market acceptance or penetration in targeted new departments within their existing customers or in new industries. As a result, DLQ may incur additional costs and expend additional resources without being able to sustain or increase revenue.

Some of DLQ’s products and services utilize open source software, and any failure to comply with the terms of one or more of these open source licenses could adversely affect DLQ’s business.

Some of DLQ’s products utilize software covered by open source licenses. Open source software is typically freely accessible, usable and modifiable, and is used by DLQ’s development team in an effort to reduce development costs and speed up the development process. Certain open source software licenses require a user who intends to distribute the open source software as a component of the user’s software to disclose publicly part or all of the source code to the user’s software. In addition, certain open source software licenses require the user of such software to make any derivative works of the open source code available to others on unfavorable terms or at no cost. This can subject previously proprietary software to open source license terms. While DLQ monitors the use of all open source software in their products, processes and technology, in some areas of their business they do not have written policies and procedures for managing against the risks of potential copyright or other intellectual property infringement claims made by third parties. Enforcement of such intellectual property rights may have an adverse effect on their business, such as, for example, following inadvertent use of open source software that requires them to disclose or make available the source code to related products.

A pandemic, epidemic or outbreak of an infectious disease in the United States or elsewhere may adversely affect DLQ’s business.

If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States or elsewhere, DLQ’s business may be adversely affected.

COVID-19 has spread worldwide and has resulted in government authorities implementing numerous measures to try to contain it, such as travel bans and restrictions, quarantines, shelter-in-place orders and shutdowns. These measures have impacted, and may further impact, DLQ’s workforce and operations, the operations of DLQ’s customers and DLQ’s partners, and those of their respective vendors and suppliers. DLQ’s critical business operations, including their headquarters, are located in regions which have been impacted by COVID-19. DLQ’s customers worldwide have also been affected and may continue to be affected by COVID-19 related restrictions and closures.

The spread of COVID-19 has caused DLQ to modify their business practices as they comply with state mandated requirements for safety in the workplace to ensure the health, safety and well-being of DLQ employees. These measures include personal protective equipment, social distancing, cleanliness of the facilities and daily monitoring of the health of employees in DLQ facilities, as well as modifying DLQ policies on employee travel and the cancellation of physical participation in meetings, events and conferences. DLQ may take further actions as required by government authorities or that they determine are in the best interests of DLQ employees, customers, partners and suppliers. However, DLQ has not developed a specific and comprehensive contingency plan designed to address the challenges and risks presented by the COVID-19 pandemic and, even if and when DLQ does develop such a plan, there can be no assurance that such plan will be effective in mitigating the potential adverse effects on DLQ’s business, financial condition and results of operations.

In addition, while the extent and duration of the COVID-19 pandemic on the global economy and DLQ’s business in particular is difficult to assess or predict, the pandemic has resulted in, and may continue to result in, significant disruption of global financial markets, which may reduce their ability to access capital or DLQ’s customers’ ability to pay them for past or future purchases, which could negatively affect their liquidity. A recession or financial market correction resulting from the lack of containment and spread of COVID-19 could impact overall technology spending, adversely affecting demand for DLQ products, its business and the value of DLQ’s common stock.

The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. The extent of the impact of the COVID-19 pandemic on DLQ’s operational and financial performance, including their ability to execute their business strategies and initiatives in the expected time frame, will depend on future developments, including, but not limited to, the duration and continued spread of the pandemic, its severity, the actions to contain the disease or treat its impact, further related restrictions on travel, and the duration, timing and severity of the impact on customer spending, including any recession resulting from the pandemic, all of which are uncertain and cannot be predicted. An extended period of economic disruption as a result of the COVID-19 pandemic could have a material negative impact on DLQ’s business, results of operations, access to sources of liquidity and financial condition, though the full extent and duration is uncertain.

If DLQ is not successful in selecting and integrating the businesses and technologies they acquire, or in managing their current and future divestitures, DLQ’s business may suffer.

Over the years, DLQ has expanded their business through acquisitions. DLQ continues to search to acquire businesses and technologies and form strategic alliances. However, businesses and technologies may not be available on terms and conditions DLQ finds acceptable. DLQ risks spending time and money investigating and negotiating with potential acquisition or alliance partners, but not completing transactions. Even if completed, acquisitions and alliances involve numerous risks which may include: difficulties in achieving business and continuing financial success; difficulties and expenses incurred in assimilating and integrating operations, services, products, technologies, or pre-existing relationships with DLQ customers, distributors, and suppliers; challenges with developing and operating new businesses, including those which are materially different from DLQ’s existing businesses and which may require the development or acquisition of new internal capabilities and expertise; challenges of maintaining staffing at the acquired entities, including loss of key employees; potential losses resulting from undiscovered liabilities of acquired companies that are not covered by the indemnification DLQ may obtain from the seller(s); the presence or absence of adequate internal controls and/or significant fraud in the financial systems of acquired companies; diversion of management’s attention from other business concerns; acquisitions could be dilutive to earnings, or in the event of acquisitions made through the issuance of DLQ common stock to the shareholders of the acquired company, dilutive to the percentage of ownership of the existing shareholders; new technologies and products may be developed which cause businesses or assets DLQ acquires to become less valuable; and risks that disagreements or disputes with prior owners of an acquired business, technology, service, or product may result in litigation expenses and distribution of DLQ’s management’s attention. In the event that an acquired business or technology or an alliance does not meet DLQ’s expectations, DLQ results of operations may be adversely affected.

Some of the same risks exist when DLQ decides to sell a business, site, product line, or division. In addition, divestitures could involve additional risks, including the following: difficulties in the separation of operations, services, products, and personnel; and the need to agree to retain or assume certain current or future liabilities in order to complete the divestiture. DLQ evaluates the performance and strategic fit of its businesses. These and any divestitures may result in significant write-offs, including those related to goodwill and other intangible assets, which could have an adverse effect on DLQ’s results of operations and financial condition. In addition, DLQ may encounter difficulty in finding buyers or alternative exit strategies at acceptable prices and terms and in a timely manner. DLQ may not be successful in managing these or any other significant risks that DLQ encounter in divesting a business, site, product line, or division, and as a result, DLQ may not achieve some or all of the expected benefits of the divestitures.

If DLQ is unable to manage their growth and expand their operations successfully, their business and operating results will be harmed and their reputation may be damaged.

DLQ has expanded their operations significantly since inception and anticipate that further significant expansion will be required to achieve its business objectives. The growth and expansion of their business and product offerings places a continuous and significant strain on their management, operational, and financial resources. Any such future growth would also add complexity to and require effective coordination throughout the organization. To manage any future growth effectively, DLQ must continue to improve and expand their information technology and financial infrastructure, their operating and administrative systems and controls, and their ability to manage headcount, capital and processes in an efficient manner. DLQ may not be able to successfully implement improvements to these systems and processes in a timely or efficient manner, which could result in additional operating inefficiencies and could cause its costs to increase more than planned. If DLQ does increase their operating expenses in anticipation of the growth of their business and this growth does not meet DLQ’s expectations, their operating results may be negatively impacted. If DLQ is unable to manage future expansion, their ability to provide high quality products and services could be harmed, which could damage their reputation and brand and may have a material adverse effect on their business, operating results, and financial condition.

DLQ may be unable to respond to customers’ demands for new digital marketing solutions and service offerings, and their business, financial condition and results of operations, and cash flows may be materially adversely affected.

DLQ’s customers may demand new digital marketing solutions and service offerings. If DLQ fails to identify these demands from customers or update its offerings accordingly, new offerings provided by DLQ’s competitors may render their existing solutions and services less competitive. DLQ’s future success will depend, in part, on their ability to respond to customers’ demands for new offerings on a timely and cost-effective basis and to adapt to address the increasingly sophisticated requirements and varied needs of their customers and prospective customers. DLQ may not be successful in developing, introducing or marketing new offerings. In addition, their new offerings may not achieve market acceptance. Any failure on their part to anticipate or respond adequately to customer requirements, or any significant delays in the development, introduction or availability of new offerings or enhancements of current offerings could have a material adverse effect on DLQ’s business, financial condition and results of operations and cash flows.

Increasing competition and increasing costs within DLQ’s customers’ industries may affect the demand for their products and services, which may affect its results of operations and financial condition.

DLQ’s customers’ demand for their products is impacted by continued demand for their products and by their customers’ research and development costs, budget costs, and capital expenditures. Demand for DLQ’s customers’ products could decline, and prices charged by their customers for their products may decline, as a result of increasing competition that their customers face in their respective industries. In addition, DLQ’s customers’ expenses could continue to increase as a result of increasing costs of complying with government regulations and other factors. A decrease in demand for their customers’ products, pricing pressures associated with the sales of these products, and additional costs associated with product development could cause DLQ’s customers to reduce their research and development costs, budget costs, and capital expenditures. Although DLQ believes its products can help their customers increase productivity, generate additional sales, and reduce costs in many areas, because their products and services depend on such research and development, budget, and capital expenditures, DLQ’s revenues may be significantly reduced.

DLQ’s insurance coverage may be insufficient to avoid material impact on their financial position or results of operations resulting from claims or liabilities against DLQ, and they may not be able to obtain insurance coverage in the future.

DLQ maintains insurance coverage for protection against many risks of liability. The extent of DLQ’s insurance coverage is under continuous review and is modified as they deem it necessary. Despite this insurance, it is possible that claims or liabilities against DLQ may have a material adverse impact on their financial position or results of operations. In addition, DLQ may not be able to obtain any insurance coverage, or adequate insurance coverage, when its existing insurance coverage expires.

Any negative commentaries made by any regulatory agencies or any failure by DLQ to comply with applicable regulations and related guidance could harm their reputation and operating results, and compliance with new regulations and guidance may result in additional costs.

Any negative commentaries made by any regulatory agencies or any failure on DLQ’s part to comply with applicable regulations could result in the termination of customers using their products and services. This could harm DLQ’s reputation, their prospects for generating future revenue, and their operating results. If DLQ’s operations are found to violate any applicable law or other governmental regulations, DLQ might be subject to civil and criminal penalties, damages, and fines. Any action against DLQ for violation of these laws, even if DLQ successfully defends against it, could cause DLQ to incur significant legal expenses, divert their management’s attention from the operation of its business, and damage DLQ’s reputation.

Current and future litigation against DLQ, which may arise in the ordinary course of business, could be costly and time consuming to defend.

DLQ is subject to claims that arise in the ordinary course of business, such as claims brought by their customers in connection with commercial disputes and employment claims made by their current or former employees. Third parties may in the future assert intellectual property rights to technologies that are important to their business and demand back royalties or demand that DLQ license their technology. Litigation may result in substantial costs and may divert management’s attention and resources, which may seriously harm their business, overall financial condition, and operating results. Insurance may not cover such claims, may not be sufficient for one or more such claims, and may not continue to be available on terms acceptable to DLQ. A claim brought against DLQ that is uninsured or underinsured could result in unanticipated costs, negatively affecting their business, results of operations, and financial condition.

DLQ could incur substantial costs resulting from product liability claims relating to their products or services or their customers’ use of their products or services.

Any failure or errors caused by DLQ’s products or services could result in a claim for substantial damages against them by their customers, regardless of their responsibility for the failure. Although DLQ is generally entitled to indemnification under its customer contracts against claims brought against them by third parties arising out of their customers’ use of their products, DLQ might find themselves entangled in lawsuits against them, even if unsuccessful, may divert their resources and energy and adversely affect their business. Further, in the event DLQ seeks indemnification from a customer, a court may not enforce the indemnification right if the customer challenges it or the customer may not be able to fund any amounts for indemnification owed to DLQ. In addition, DLQ’s existing insurance coverage may not continue to be available on reasonable terms or may not be available in amounts sufficient to cover one or more large claims, or the insurer may disclaim coverage as to any future claim.

Cybersecurity and data privacy incidents or breaches may damage client relations and inhibit DLQ’s growth.

The confidentiality and security of DLQ’s information, and that of third parties, is critical to DLQ’s business. DLQ’s services involve the transmission, use, and storage of customers’ and their customers’ information, which may be confidential or contain personally identifiable information. Any cybersecurity or data privacy incidents could have a material adverse effect on DLQ’s results of operations and financial condition. While DLQ maintains a broad array of information security and privacy measures, policies and practices, its networks may be breached through a variety of means, resulting in someone obtaining unauthorized access to DLQ’s information, to information of DLQ’s customers or their customers, or to DLQ’s intellectual property; disabling or degrading service; or sabotaging systems or information. In addition, hardware, software, or systems, DLQ develops or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to DLQ’s systems or facilities, or those of third parties with whom DLQ does business, through fraud or other forms of deceiving DLQ’s employees, contractors, and vendors. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, DLQ may be unable to anticipate these techniques or to implement adequate preventative measures. DLQ will continue to incur significant costs to continuously enhance its information security measures to defend against the threat of cybercrime. Any cybersecurity or data privacy incident or breach may result in:

•        loss of revenue resulting from the operational disruption;

•        loss of revenue or increased bad debt expense due to the inability to invoice properly or to customer dissatisfaction resulting in collection issues;

•        loss of revenue due to loss of customers;

•        material remediation costs to recreate or restore systems;

•        material investments in new or enhanced systems in order to enhance DLQ’s information security posture;

•        cost of incentives offered to customers to restore confidence and maintain business relationships;

•        reputational damage resulting in the failure to retain or attract customers;

•        costs associated with potential litigation or governmental investigations;

•        costs associated with any required notices of a data breach;

•        costs associated with the potential loss of critical business data;

•        difficulties enhancing or creating new products due to loss of data or data integrity issues; and

•        other consequences of which DLQ is not currently aware but would discover through the process of remediating any cybersecurity or data privacy incidents or breaches that may occur.

DLQ may face additional costs, loss of revenue, significant liabilities, harm to its brand, decreased use of its products or services and business disruption if there are any security or data privacy breaches or other unauthorized or improper access.

DLQ has access to and utilizes personal data, such as names, mailing addresses, email addresses, mobile phone numbers, location information and other consumer information used for marketing purposes. Any failure to prevent or mitigate security breaches or improper access to, use, disclosure or other misappropriation of its data or consumers’ personal data could result in significant liability under state, (e.g., state breach notification and privacy laws such as the CCPA) federal and laws in other jurisdictions. Such an incident may also cause a material loss of revenue from the potential adverse impact to DLQ’s reputation and brand, affect its ability to retain or attract new users of our products and services and potentially disrupt its business.

Unauthorized disclosure of sensitive or confidential data, including personally identifiable information, whether through a breach of computer systems, systems failure, employee negligence, fraud or misappropriation, or otherwise, or unauthorized access to or through DLQ’s information systems and networks, whether by its employees or third parties, could result in negative publicity, legal liability and damage to its reputation. Unauthorized disclosure of personally identifiable information could also expose DLQ to sanctions for violations of data privacy laws and regulations around the world. To the extent that any disruption or security breach resulted in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, DLQ could incur liability. For example, the loss of or client data could result in delays of the performance of our services and negatively impact our reputation, revenues and in some instances create liability.

As DLQ becomes more dependent on information technologies to conduct our operations, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks, may increase in frequency and sophistication. These threats pose a risk to the security of DLQ’s systems and networks, the confidentiality and the availability and integrity of its data and these risks apply both to DLQ, and to third parties on whose systems it relies upon for the conduct of its business. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, DLQ and its partners may be unable to anticipate these techniques or to implement adequate preventative measures. may in the future, experience security incidents. DLQ cannot predict the impact of any such future events. Further, DLQ does not have any control over the operations of the facilities or technology of its cloud and service providers, including any third-party vendors that collect, process and store personal data on its behalf. DLQ’s systems, servers and platforms and those of its service providers may be vulnerable to computer viruses or physical or electronic break-ins that our or their security measures may not detect. Individuals able to circumvent such security measures may misappropriate DLQ’s confidential or proprietary information, disrupt its operations, damage its computers or otherwise impair its reputation and business. DLQ may need to expend significant resources and make significant capital investments to protect against security breaches or to mitigate the impact of any such breaches. In addition, to the extent that its cloud and other service providers, experience security breaches that result in the unauthorized or improper use of confidential data, employee data or personal data, DLQ may not be indemnified for any losses resulting from such breaches. There can be no assurance that DLQ or its third-party providers will be successful in preventing cyber-attacks or successfully mitigating their effects.

Recent cyber-attacks purportedly originated by Russian controlled entities have exacerbated in the wake of Russia’s invasion of Ukraine and our systems may be infiltrated by foreign actors. If DLQ is unable to prevent or mitigate the impact of such security breaches, our ability to attract and retain new customers, other partners could be harmed as they may be reluctant to entrust their data to DLQ, and DLQ could be exposed to litigation and governmental investigations, which could lead to a potential disruption to its business or other adverse consequences.

DLQ’s use, disclosure and other processing of personally identifiable information is subject to US federal, state, and foreign privacy and security regulations, and its failure to comply with those regulations or to adequately secure the information it holds could result in significant liability or reputational harm and, in turn, a material adverse effect on DLQ’s business, operating results and prospects.

DLQ maintains and its third-party vendors, collaborators, contractors and consultants maintain and process on its behalf, sensitive information, including confidential business, personal and other information, and are subject to data privacy and protection laws and regulations that apply to the collection, transmission, storage and use of personally identifying information, which among other things, impose certain requirements relating to the privacy, security and transmission of personal information. Failure by DLQ or their third-party vendors, collaborators, contractors and consultants to comply with any of these laws and regulations could result in notification obligations or enforcement actions against them, which could result in fines, imprisonment of company officials and public censure, claims for damages by affected individuals, damage to reputation and loss of goodwill, any of which could have a material adverse effect on DLQ’s business, financial condition, results of operations or prospects. These laws, rules and regulations evolve frequently and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement, and may be inconsistent from one jurisdiction to another. In the US, numerous federal and state laws and regulations, including federal health information privacy laws, state data breach notification laws, state health information privacy laws and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure and protection of personal information could apply to DLQ’s operations.

Many state legislatures have adopted legislation relating to privacy, data security and data breaches. Laws in all 50 states require businesses to provide notice to customers whose personally identifiable information has been disclosed as a result of a data breach. The laws are not consistent, and compliance in the event of a widespread data breach is costly. States are also frequently amending existing laws, requiring attention to frequently changing regulatory requirements. For example, California recently enacted the CCPA, which became effective on January 1, 2020. The CCPA, among other things, requires new disclosures to California consumers and affords such consumers new abilities to access and delete their personal information, opt-out of certain sales of personal information and receive detailed information about how their personal information is used. The CCPA provides for fines of up to $7,500 per violation, as well as a private right of action for data breaches that is expected to increase the frequency of data breach litigation. While the CCPA has already been amended multiple times, it is unclear how this legislation will be further modified or how it will be interpreted. Interpretations of the CCPA may continue to evolve with regulatory guidance and the CCPA continue to be amended, including through a ballot initiative, the CPRA. That passed in November 2020. The CPRA will impose additional data protection obligations on companies doing business in California, including additional consumer rights, including regarding certain uses of sensitive data. It also creates a new California data protection agency specifically tasked to enforce the law, which may likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. The effects of this legislation potentially are far-reaching, however, and may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses. The CCPA and other changes in state and federal laws or regulations relating to privacy, data protection and information security, particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure, could increase the cost of providing our offerings, require significant changes to our operations or even prevent us from providing certain offerings in jurisdictions in which DLQ currently operates and in which we may operate in the future.

Because of the breadth of these data protection laws and the narrowness of their exceptions and safe harbors, it is possible that DLQ’s business or data protection policies could be subject to challenge under one or more of such laws. The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of heightened regulatory focus on data privacy and security issues. Although DLQ endeavors to comply with our published policies and documentation and ensure their compliance with current laws, rules and regulations, DLQ may at times fail to do so or be alleged to have failed to do so. The publication of its privacy policy and other documentation that provide promises and assurances about privacy and security can subject DLQ to potential state and federal action in the United States if they are found to be deceptive, unfair, or misrepresentative of our actual practices. Any failure by DLQ or other parties with whom it does business to comply with this documentation or with federal, state, local or international regulations could result in proceedings against us by governmental entities, private parties or others. In many jurisdictions, enforcement actions and consequences for noncompliance are rising.

If DLQ’s operations are found to be in violation of any of the data protection laws described above or any other laws that apply to them, they may be subject to penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, individual imprisonment, possible exclusion from participation in government healthcare programs, injunctions, private qui tam actions brought by individual whistleblowers in the name of the government, class action litigation and the curtailment or restructuring of DLQ’s operations, as well as additional reporting obligations and oversight if they become subject to a corrective action plan or other agreement to resolve allegations of non-compliance with these laws, any of which could adversely affect their ability to operate our business and our results of operations. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to DLQ business.

DLQ may eventually operate in a number of countries outside of the United States whose laws, including data privacy laws, may in some cases be more stringent than the requirements in the United States. For example, EU and UK data privacy laws have specific requirements relating to cross-border transfers of personal data to certain jurisdictions, including to the United States, have strict requirements relating to personal data collection, use or sharing, and have more stringent requirements relating to organizations’ privacy programs and provide stronger individual rights. Moreover, we may also be subject to evolving international privacy and data security regulations which could result in greater compliance costs and in turn lead to penalties, where such compliance programs are not implemented correctly.

Risks Related To Intellectual Property

DLQ may be unable to adequately enforce or defend their ownership and use of DLQ’s intellectual property and other proprietary rights.

Part of DLQ’s success is dependent upon their intellectual property and other proprietary rights. DLQ relies upon a combination of trademark, trade secret, copyright, unpatented know-how, and unfair competition laws, as well as license and access agreements and other contractual provisions, to protect their intellectual property and other proprietary rights. In addition, DLQ attempts to protect its intellectual property and proprietary information by requiring certain of its employees and consultants to enter into confidentiality, non-competition, and assignment-of-inventions agreements. Policing unauthorized use of DLQ products and services is difficult and they may not be able to protect our technology from unauthorized use. Further, the steps DLQ takes to protect its rights may not be adequate under the laws of some foreign countries, which may not protect intellectual property rights to the same extent as do the laws of the United States. DLQ’s attempts to protect its intellectual property may be challenged by others or invalidated through administrative process or litigation, and agreement terms that address non-competition are difficult to enforce in many jurisdictions and may not be enforceable in any particular case. In addition, there remains the possibility that others will “reverse engineer” DLQ’s products or services in order to introduce competing products or services, or that others will develop competing technology independently and that do not infringe DLQ rights. In these cases, they may be unable to prevent such competitors from selling or licensing these similar or superior technologies. If DLQ resorts to legal proceedings to enforce its intellectual property rights or to determine the validity or scope of DLQ’s intellectual property or other proprietary rights, the proceedings could be burdensome, expensive and distracting of management, even if they were to prevail. The failure to adequately protect DLQ’s intellectual property and other proprietary rights may have a material adverse effect on DLQ’s business, results of operations or financial condition.

DLQ relies on third-party providers to license certain intellectual property and to provide internet services, and any failure by these third-party providers to continue to license any intellectual property or to provide reliable services could cause DLQ to lose customers and subject it to claims for credits or damages, among other things.

DLQ relies on services from third-party intellectual property providers in order to provide services to its customers and their customers. In addition, DLQ depends on its internet bandwidth suppliers to provide uninterrupted and error-free service through their networks. DLQ exercises little control over these third-party providers, which increases its vulnerability to problems with the services they provide.

When problems occur, it may be difficult to identify the source of the problem. Service disruption or outages, whether caused by DLQ’s service, the products or services of DLQ’s third-party service providers, or DLQ’s customers’ or their customers’ equipment and systems, may result in loss of market acceptance of its products and technologies and any necessary remedial actions may force it to incur significant costs and expenses.

If any of these service providers fail to provide reliable services, suffer outages, degrade, disrupt, increase the cost of or terminate the services that DLQ and its customers depend on, DLQ may be required to switch to another service provider. Delays caused by switching to another service provider, if available, and qualifying this new service provider could materially harm its operating results. Further, if any licenses cannot be renewed on commercially favorable terms, and any failure on the part of third-party service providers to achieve or maintain expected performance levels, stability and security could harm DLQ’s relationships with its customers, cause it to lose customers, result in claims for credits or damages, increase its costs or the costs incurred by its customers, damage its reputation, significantly reduce customer demand for its products and technologies and seriously harm its operating results.

If DLQ is unable to transfer existing customers or acquire new customers, its operating results will be harmed. Likewise, potential customer turnover in the future, or costs it incurs to retain its existing customers, could materially and adversely affect its operating results.

DLQ’s success depends on its ability to maintain existing customers and to acquire new customers in new and existing verticals, and in new and existing markets. If DLQ is unable to transfer existing customers or attract a sufficient number of new customers, it may be unable to reduce gross margins at desired rates and its operating results may suffer. The software service market is competitive and many of DLQ’s competitors have substantial financial, personnel and other resources that they utilize to develop solutions and attract customers. As a result, it may be difficult for us to maintain existing customers or add new customers to DLQ’s existing customer base. Competition in the marketplace may also lead us to win fewer new customers or result in us providing discounts and other commercial incentives. Additional factors that impact DLQ’s ability to acquire new customers include the perceived need for marketing products or services, the size of prospective customers’ budgets for these products and services, the utility and efficacy of DLQ’s existing platform and new products, whether proven or perceived, and general economic conditions. These factors may have a meaningful negative impact on operating results.

DLQ’s use of open source technology could impose limitations on its ability to commercialize its software.

DLQ uses open source technology in some of its software and expect to continue to use open source technology in the future. Although it monitors its use of open source technology to avoid subjecting its software to conditions DLQ does not intend, DLQ may face allegations from others alleging ownership of, or seeking to enforce the terms of, an open source license, including demands for the release of the open source software, derivative works, or DLQ’s proprietary source code that was developed using such technology. These allegations could also result in litigation. The terms of many open source licenses have not been interpreted by United States courts. There is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on DLQ’s ability to commercialize its software. In such an event, DLQ may be required to seek licenses from third parties to continue commercially offering its software, to make its proprietary code generally available in source code form, to re-engineer software or to discontinue the sale of its software if re-engineering could not be accomplished on a timely basis, any of which could adversely affect DLQ’s business and revenue.

The use of open source technology could subject DLQ to a number of other risks and challenges. Certain open source technology is subject to further development or modification by anyone. Others may develop such software to be competitive with or no longer useful by us. It is also possible for competitors to develop their own solutions using open source software, potentially reducing the demand for DLQ’s software. If DLQ is unable to successfully address these challenges, its operating results may be adversely affected, and its development costs may increase.

Claims by others that DLQ infringes their intellectual property or trade secret rights could harm their business.

DLQ’s industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in protracted and expensive litigation for many companies. Third parties may in the future assert claims of infringement of intellectual property rights against DLQ or against their customers or channel partners for which DLQ may be liable. As the number of products and competitors in DLQ’s market increases and overlaps occur, infringement claims may increase.

Intellectual property or trade secret claims against DLQ, and any resulting lawsuits, may result in DLQ incurring significant expenses and could subject us to significant liability for damages. DLQ’s involvement in any patent dispute, copyright dispute or other intellectual property dispute or action regarding trade secret or know-how misappropriation could have a material adverse effect on our business. Adverse determinations in any litigation could subject DLQ to significant liabilities to third parties, require DLQ to seek licenses from third parties and prevent us from developing and selling DLQ products or services. Any of these situations could have a material adverse effect on our business. These claims, regardless of their merits or outcome, would likely be time consuming and expensive to resolve and could divert management’s time and attention.

DLQ’s software products may have bugs, which could result in delayed or lost revenue, expensive correction, liability to its customers and claims against us.

Complex software products and services such as DLQ’s may contain errors, defects or bugs. Defects in the solutions, products or services that they develop and sell to its customers could require expensive corrections and result in delayed or lost revenue, adverse customer reaction and negative publicity about us or DLQ’s products, services and technologies. Customers who are not satisfied with any of DLQ’s products or services may also bring claims against us for damages, which, even if unsuccessful, would likely be time-consuming to defend, and could result in costly litigation and payment of damages. Such claims could harm DLQ’s reputation, financial results and competitive position.

DLQ may be unable to respond quickly enough to changes in technology and technological risks and to develop its intellectual property into commercially viable products and services.

Changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of DLQ’s products or services obsolete or less attractive to its customers, which could adversely affect its results of operations. DLQ’s ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products and services on a timely basis will be a significant factor in its ability to be competitive. There is a risk that DLQ will not be able to achieve the technological advances that may be necessary for us to be competitive or that certain of its products or services will become obsolete. DLQ is also subject to the risks generally associated with new product and service introductions, including lack of market acceptance, delays in product/service development and failure of products and services to operate properly. These risks could have a material adverse effect on DLQ’s business, results of operations and financial condition.

Risks Related To DLQ Becoming A Subsidiary Of A NASDAQ Listed Company After The Business Combination

Industry data, projections and estimates relied upon by DLQ are inherently uncertain, subject to interpretation and may not have been independently verified.

Information concerning DLQ’s industry and the markets in which DLQ intends to operate is obtained from independent industry and research organizations and other third-party sources. Industry projections and estimates are derived from publicly available information released by independent industry analysts and third-party sources. DLQ has not independently verified any such third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which DLQ operates are subject to uncertainty and risk due to a variety of factors. As a result, inaccuracies in third-party information or in the projects may lead to adverse impact on assumptions that are relied upon for internal business planning and analysis purposes.

DLQ has not yet developed its environmental, social and governance (ESG) program. DLQ may be required by law, regulations or listing rules to implement an ESG program and its failure to do so may adversely impact its operations and reputation.

The growing integration of Environmental, Social and Governance (“ESG”) factors in making investment decisions is relatively new and frameworks and methods used by investors for assessing ESG policies are not fully developed and vary considerably among the investment community. DLQ has not yet developed its ESG program, including its diversity and inclusion program. DLQ may be required by law and regulations to implement an ESG program. In particular, the SEC is considering implementing mandatory reporting rules regarding disclosure of climate related risks. Nasdaq is implementing diversity and inclusion reporting rules as well as requirements for its listed companies to meet certain diversity targets. Any failure to implement an ESG program and comply with ESG disclosure requirements may adversely impact DLQ’s business and reputation as well as financial condition. There may be a perception held by the general public, DLQ’s customers, investors, service providers or counterparties that DLQ’s policies and procedures are insufficient.

DLQ’s reputation could also be harmed if it fails to act responsibly in the ESG areas in which it chooses or is required to report apart from legal or regulatory requirements. Any harm to DLQ’s reputation resulting from setting these standards or its failure or perceived failure to set or meet such standards could impact employee retention; the willingness of DLQ’s customers to use its product and services, service providers or counterparties to do business with it; investors’ willingness or ability to purchase or hold its securities; or DLQ’s ability to access capital, any of which could adversely affect DLQ’s reputation, business, financial performance, and future prospects.

Risks Related to DLQ’s Personnel

DLQ depends on talented, experienced and committed personnel to operate and grow DLQ’s business and may incur increased operational costs to recruit, train, motivate and/or retain them. If DLQ is unable to do so, DLQ’s business, financial condition, results of operations and prospects may be adversely affected.

DLQ believes that its future success is highly dependent on the talents and contributions of DLQ’s employees. DLQ’s future success depends on its ability to attract, develop, motivate and retain highly qualified and skilled employees. DLQ’s growth strategy is based, in part, on its ability to attract and retain highly skilled employees experienced in the digital marketing industry. DLQ has and will continue to face intense competition for qualified individuals from numerous software and other technology companies and has previously experienced attrition in these areas. DLQ may incur increased operational costs to recruit, train, motivate and/or retain qualified and suitable personnel. Even so, these measures may not be enough to attract and retain the personnel DLQ requires to operate its business effectively. DLQ may face difficulties in recruiting and retaining professionals of a calibre consistent with its business strategy in the future. The loss of even a few qualified employees or an inability to attract, retain and motivate additional highly skilled employees required for the expansion of DLQ’s business could adversely impact its operating results and impair its ability to grow.

DLQ is dependent on key personnel and the loss of one or more of its key personnel may result in adverse impact.

DLQ is currently highly dependent on the services of Mr. Brent Suen, as sole director sole executive officer. Mr. Suen is responsible for executing DLQ’s business operations at the executive level. If Mr. Suen were to discontinue his service due to death, disability or any other reason, DLQ would be significantly disadvantaged. DLQ does not maintain, and does not expect to maintain in the future, a key person life insurance policy with respect to Mr. Suen.

Misconduct, errors, mistakes and/or inappropriate conduct (including breach of laws, regulations and internal policies) or public statements by DLQ’s personnel and/or service providers and/or DLQ’s failure to appropriately respond to such conduct or situation, may result in legal liability for DLQ and adversely impact DLQ’s business operations as well as reputation.

There is a risk that an employee of, or service provider to, DLQ or any of its affiliates could engage in misconduct that adversely affects DLQ’s business. It is not always possible to deter such misconduct and the precautions DLQ takes to detect and prevent such misconduct may not be effective in all cases.

Employee or service provider misconduct or error, including breach of laws, regulations and/or DLQ’s internal policies, could subject DLQ’s to legal liability, financial losses and regulatory sanctions and could seriously harm DLQ’s reputation and negatively affect DLQ’s business. Such misconduct could include breach of anti-bribery and corruption laws, engaging in improper or unauthorized transactions or activities, misappropriation of customer information or data, insider trading and misappropriation and misuse of information (including material non-public information), failing to supervise other employees or service providers, improperly using confidential information, as well as improper trading activity such as spoofing, layering, wash trading, manipulation and front-running. Employee or service provider errors, including mistakes in executing, recording or processing transactions for customers, could expose DLQ to the risk of material losses even if the errors are detected. Although DLQ plans to implement processes and procedures and provide training to DLQ’s employees and service providers to reduce the likelihood of misconduct and error, these efforts may not be successful.

Moreover, the risk of employee or service provider error or misconduct may be even greater for novel products and services and is compounded by the fact that many of DLQ’s employees and service providers are accustomed to working at digital marketing companies which generally do not maintain the same compliance customs and rules. This can lead to high risk of confusion among employees and service providers, particularly in a growing company like DLQ, with respect to compliance obligations, particularly including confidentiality, data access, trading and conflicts.

It is not always possible to deter misconduct and the precautions DLQ takes to prevent and detect this activity may not be effective in all cases. If DLQ were found to have not met its regulatory oversight and compliance and other obligations, DLQ could be subject to regulatory sanctions, financial penalties and restrictions on DLQ’s activities for failure to properly identify, monitor and respond to potentially problematic activity and seriously damage DLQ’s reputation. DLQ’s employees, contractors and agents could also commit errors that subject DLQ to financial claims for negligence as well as regulatory actions or result in financial liability. Further, allegations by regulatory or criminal authorities of improper trading activities could affect DLQ’s brand and reputation. DLQ’s failure to appropriately respond to such conduct or situation can also adversely impact DLQ’s business operations as well as reputation.

DLQ’s personnel or service providers may also make inappropriate or harmful public statements in their own capacity that are not authorized by DLQ, including posting on social media platforms. By virtue of their association with DLQ, the public may react negatively against DLQ. Such unauthorized public statements may damage DLQ’s brand, reputation and public perception and adversely impact DLQ’s business, financial condition and share price.

Risks Related to Abri’s Business and the Business Combination

Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to Closing, the Combined Company may be required to take write-downs or write-offs, restructure its operations, or take impairment or other charges, any of which could have a significant negative effect on the Combined Company’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Going through a merger rather than an underwritten offering as DLQ is seeking to do through the Business Combination, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Although Abri has conducted due diligence on DLQ, Abri cannot assure you that this due diligence has identified all material issues that may be present in DLQ, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of DLQ’s business or Abri’s business and outside of DLQ’s and Abri’s control will not later arise. Due diligence reviews in a typical IPO may include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the business plan and any underlying financial assumptions. Because the Combined Company will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of Common Stock of the Combined Company, and, accordingly, the Combined Company’s stockholders (including the public stockholders) will not have the benefit of an independent review and due diligence investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure operations, or incur impairments or other charges that could result in reporting losses. Even if Abri’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Abri’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the Combined Company’s liquidity, the fact that the Abri reports charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. Accordingly, any of Abri’s stockholders who choose to remain stockholders of the Combined Company could suffer a reduction in the value of their shares and these stockholders are unlikely to have a remedy for the reduction in value.

We may not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

Our sponsor, Abri Ventures I, LLC is controlled by Jeffrey Tirman, a Swiss citizen, who is also our chief executive officer. Mr. Tirman will not remain with the Company after the Proposed Business Combination. We therefore do not expect the post-combination company to be considered a “foreign person” under the regulations administered by CFIUS. However, if our initial business combination with a U.S. business is subject to CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business, this could delay us in consummating our business combination. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If our potential initial business combination with a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our stockholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and we have limited time to complete our initial business combination. If we cannot complete our initial business combination by May 12, 2023 (unless we extend the time to complete the Business Combination for an additional one-month period until August 12, 2023), due to the passage of time relating to any governmental review, or because any such review process drags on beyond such timeframe, or because our initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. In such situation, ABRI would (i) cease all operations except for the purpose of winding up and (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding shares of common stock, at a per-share of common stock price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to ABRI (net of taxes payable), divided by the number of then outstanding shares of common stock, which redemption will completely extinguish public stockholders’ rights as holders of shares of common stock (including the right to receive further liquidation distributions, if any), subject to applicable law.

Because the Combined Company will become a public reporting company by means other than a traditional underwritten initial public offering, the Combined Company’s stockholders may face additional risks and uncertainties.

Because the Combined Company will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of the Combined Company’s Common Stock, and, accordingly, the Combined Company’s stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the shares of the Combined Company’s Common Stock, Abri’s stockholders must rely on the information included in this proxy statement/prospectus. Although Abri performed a due diligence review and investigation of DLQ in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in the Combined Company because it may not have uncovered facts that would be important to a potential investor.

In addition, because the Combined Company will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of the Combined Company. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of the Combined Company than they might if the Combined Company became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the Combined Company as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Combined Company’s Common Stock could have an adverse effect on the Combined Company’s ability to develop a liquid market for the Combined Company’s Common Stock.

Abri has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering, and therefore Abri’s due diligence review and investigation should not be viewed as equivalent to the review and investigation that an underwriter would be expected to conduct. Even if Abri’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Abri’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the Combined Company’s liquidity, the fact that Abri report charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which they may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining debt financing thereafter. Accordingly, any Abri stockholders or warrant holders who choose to remain stockholders or warrant holders following the business combination could suffer a reduction in the value of their securities. These stockholders or warrant holders are unlikely to have a remedy for the reduction in value.

Abri will be a “controlled company” and the Combined Company can rely on exemptions from certain corporate governance requirements that provide greater protection to stockholders of other companies.

Upon Closing, DLQ Parent will beneficially own 57.1% of the Common Stock with a substantial majority of voting power, without taking into account the redemption of any additional shares of Common Stock by the public stockholders or the issuance of any Earnout Shares, which include up to 1,000,000 Earnout Shares to be distributed to the Sponsor and up to 2,000,000 Earnout Shares to be distributed to DLQ Management, if certain milestones are achieved after the business combination. Brent Suen, who is anticipated to be the Combined Company’s Chief Executive Officer, is expected to continue holding the voting power with respect to all of the shares of DLQ Parent and may be deemed to have beneficial ownership of the securities held of record after Closing and therefore will control the Combined Company. For more information, see “Security Ownership of Certain Beneficial Owners and Management.” As a result, Abri will be a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and will be permitted to elect to not comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors, the requirement that the nominating committee is composed entirely of independent directors and the requirement that the compensation committee is composed entirely of independent directors. As a result of DLQ Parent’s “controlled company” status, stockholders may be afforded less protection under the Nasdaq listing rules and SEC regulations than other public companies.

Members of the management team may be deemed to have conflicts of interest in determining which entities should be presented as a potential business combination opportunity.

Members of the management team may have affiliations with companies, including companies that are engaged in business activities similar to those intended to be conducted. Accordingly, they may participate in transactions and have obligations that may be in conflict or competition with our consummation of the initial business combination. In addition, our Current Charter provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. In order to minimize potential conflicts of interest which may arise from multiple affiliations, our officers and directors (other than our independent directors) agreed to present to us for our consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire a target business, until the earlier of: (1) the consummation of an initial business combination and (2) 12 months from the closing of the IPO, (unless we extend the time to complete the Business Combination for an additional one-month period until August 12, 2023). On August 5, 2022, Abri deposited $573,392 into the Trust Account to extend the time to complete a Business Combination until November 12, 2022. On November 1, 2022, Abri deposited $573,392 into the Trust Account for the second of two three-month extensions to extend the time to complete a Business Combination until February 12, 2023. On February 6, 2023, March 10, 2023, and April 11, 2023, Abri deposited $87,500 into the Trust Account for each one-month extension (or a total of $262,500) to extend the time to complete a business combination to May 12, 2023. This agreement is, however, subject to any pre-existing fiduciary and contractual obligations such officer or director may have to another entity. Abri does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors have impacted its ability to complete its business combination.

Furthermore, the Amended Charter renounces any interest or expectancy of the Combined Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Combined Company who is not an employee or officer of the Combined Company or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

Delaware law and our Amended Charter and Bylaws will contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Combined Company will opt out of Section 203 of the DGCL. However, the proposed Amended Charter contains provisions that may discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. These include: a staggered board of directors, making it more difficult to gain control of our Board by having to successfully engage in a proxy contest at two or more annual meetings; a special meeting of stockholders may be called only by a majority vote of the Board, by our president or by our chairman or by our secretary at the request in writing of stockholders owning a majority of our issued and outstanding capital stock entitled to vote; meetings have longer advance notice requirements for stockholder proposals and director nominations and certain requirements as to the form and content of a stockholders’ meeting are limited which may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders; and authorized but unissued shares may be issued without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The Amended Charter and bylaws contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Abri Board and therefore depress the trading price of Abri’s Common Stock. In addition, as a Delaware corporation, the Company will generally be subject to provisions of Delaware law, including the DGCL. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the board of directors or taking other corporate actions, including effecting changes in management. For more information on the anti-takeover and other provisions in our Amended Charter and the applicable provisions of Delaware law, see the section captioned “Anti-takeover provisions” beginning on page 191. Such provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Combined Company’s board of directors or management.

Any provision of the Amended Charter or bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of the Company’s capital stock and could also affect the price that some investors are willing to pay for Abri Common Stock.

The Amended Charter will provide that the courts located in the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

The Amended Charter will provide that except with the consent of the Combined Company to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for certain stockholder litigation, except for any action as to which the Chancery Court determines that there is an indispensable party not subject to the jurisdiction of such court and to which jurisdiction such party does not consent within 10 days of such determination, which is vested in the exclusive jurisdiction of a court or forum other than the Chancery Court or for which the Chancery Court does not have subject matter jurisdiction, or any action arising under the Securities Act as to which the Chancery Court and the federal district court for the District of Delaware shall have concurrent jurisdiction. The preceding exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Amended Charter to be inapplicable or unenforceable in an action, Abri may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

The Amended Charter Proposal provides that certain transactions are not “corporate opportunities” and that the management or directors of the Combined Company, or any of their representatives or affiliates are not subject to the doctrine of corporate opportunity.

The proposed Amended Charter renounces any interest or expectancy of the Combined Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Combined Company who is not an employee or officer of the Combined Company or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Combined Company. The doctrine of corporate opportunity generally provides that a corporate fiduciary may not develop an opportunity using corporate resources, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude officers, directors or other fiduciaries from personally benefiting from opportunities that belong to the corporation.

Therefore, except as provided above, if the Amended Charter is approved, these Covered Persons (including Messrs. Suen and Andrews) will have no duty to communicate or present corporate opportunities to us, will have the right to either hold any corporate opportunity for their (and their affiliates’) own account and benefit or to recommend, assign or otherwise transfer such corporate opportunity to persons other than us, and will not be prohibited from operating or investing in competing businesses. We therefore may find ourselves in competition with one or more of these Covered Persons, and we may not have knowledge of, or be able to pursue, transactions that could potentially be beneficial to us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could negatively affect our business or prospects.

Our failure to meet the initial listing requirements of Nasdaq could result in a de-listing of Abri Common Stock and could affect our cash position following the Business Combination.

The Current Charter provides that Abri will not consummate any business combination unless it has net tangible assets of at least $5,000,001 upon consummation of such business combination. The purpose of this provision was to ensure that, in connection with its initial business combination, Abri would continue, as it has since the IPO, to not be subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act (the “NTA Rule”), because Abri complied with an exclusion to the “penny stock” rules for companies that have net tangible assets of at least $5,000,001. If the Amendment to the Current Charter to remove the NTA Requirement, Abri believes that it may rely on another exclusion which relates to it being listed on the Nasdaq Capital Market. Otherwise, failure to meet the continued listing requirements of Nasdaq could result in a de-listing of Abri Common Stock.

If shares of Abri Common Stock are ultimately delisted from Nasdaq, Abri Common Stock would likely then trade only in the over-the-counter market and the market liquidity of shares could be adversely affected and their market price could decrease. Shares of Abri Common Stock were to trade on the over-the-counter market, selling shares of Abri Common Stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and we could face significant material adverse consequences, including: a limited availability of market quotations for our securities; reduced liquidity with respect to our securities; a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities; a reduced amount of news and analyst coverage for Abri; and a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for Abri Common Stock and would substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for Abri.

We do not have a specified maximum redemption threshold in the Current Charter. The absence of such a redemption threshold may make it impossible for us to consummate the Business Combination, in connection with which a substantial majority of our public stockholders may redeem their Public Shares.

The Current Charter does not provide a specified maximum redemption threshold, except that it provides that we will not redeem the Public Shares in an amount that would cause Abri’s net tangible assets to be less than $5,000,001 upon consummation of the Business Combination under the NTA Rule (such that we are not subject to the SEC’s “penny stock” rules). However, the NTA Rule is one of several exclusions from the “penny stock” rules of the SEC and Abri believes that it may rely on another exclusion, which relates to it being listed on the Nasdaq Capital Market (Rule 3a51-1(a)(2)) (the “Exchange Rule”). The Amendment to the Current Charter will remove the requirement for Abri to comply with the NTA Rule upon consummation of the Business Combination. Abri believes it will otherwise be exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended to not be deemed a penny stock issuer, in the absence of a redemption threshold, where our public stockholders may redeem some or all of the remaining public shares for cash, which may make it more difficult for us to consummate the Business Combination.

If the Combined Company is not able to list its shares of Common Stock on Nasdaq, the Common Stock would likely then trade only in the over-the-counter market and the market liquidity of shares could be adversely affected and their market price could decrease. If the Combined Company’s shares of Common Stock were to trade on the over-the-counter market, selling the Combined Company’s shares of Common Stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and we could face significant material adverse consequences, including: a limited availability of market quotations for our securities; reduced liquidity with respect to our securities; a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities; a reduced amount of news and analyst coverage for the Combined Company; and a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for the Combined Company’s shares of Common Stock and would substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for the Combined Company.

There is no guarantee that a stockholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the consummation of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the stock price of the Combined Company and may result in a lower value realized upon redemption than a stockholder of Abri might realize in the future had the stockholder not redeemed its Public Shares. Similarly, if a stockholder does not redeem its Public Shares, the stockholder will bear the risk of ownership of the Combined Company’s common stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its shares of the Combined Company’s common stock in the future for a greater amount than the redemption price paid in connection with the redemption of the Public Shares in connection with the consummation of the Business Combination. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Abri is not an investment advisory client of Chardan Capital Markets under the Investment Advisers Act, and Abri is not an investment company under the Investment Company Act.

Chardan Capital Markets does not and will not provide any investment advice to Abri, and Abri is not an investment advisory client of Chardan Capital Markets under the Investment Advisers Act of 1940 (the “Advisers Act”). Abri is not a fund or a company managed by Chardan Capital Markets. This means that Abri is not entitled to the protections afforded to clients under the Advisers Act, and Chardan Capital Markets owes no fiduciary duties to Abri under the Advisers Act. In particular, Chardan Capital Markets has no fiduciary or other duties to present Abri with any prospective initial business combination opportunities or any information, investment strategies, opportunities or ideas known to them or developed or used in connection with their other investment activities, and, in certain cases, may be prohibited from doing so.

In addition, Abri is not an investment company under the Investment Company Act, and Abri is not entitled to the protections afforded to investment companies under that law.

Abri will be forced to liquidate the Trust Account if it cannot consummate a business combination by May 12, 2023 (unless it extends the time to complete the Business Combination for an additional one-month period until August 12, 2023). In the event of a liquidation, the public stockholders will receive $[•] per share of Common Stock and the Warrants will expire worthless.

If Abri is unable to complete a business combination by May 12, 2023 (unless we extend the time to complete the Business Combination for an additional one-month period until August 12, 2023) and is forced to liquidate, the per-share liquidation distribution will be $[10.20]. Furthermore, public stockholders will forfeit the Warrant included in the shares of Common Stock being redeemed.

On December 9, 2022, Abri held a special stockholder meeting to extend the time to complete a Business Combination up to August 12, 2023, on a month-to-month basis. Abri stockholders approved an amendment to Abri’s amended and restated certificate of incorporation and an amendment to the Investment Management Trust Agreement with Continental Stock Transfer & Trust Company, dated August 9, 2022, giving Abri the right to extend the time to consummate the Business Combination six (6) times for an additional one (1) month each time by depositing into the Trust Account $87,500 for each one-month extension, up to August 12, 2023 (the first two extensions to February 23, 2023 were already made).

In connection with the Extension Meeting, a total 4,481,548 shares were tendered for redemption. Approximately $45,952,279 was withdrawn from Abri’s Trust Account to pay for the redemption, leaving approximately $12.8 million in the Trust Account as of December 31, 2022, inclusive of the last two Extension Payments. As a result of the redemptions, we now have less liquidity and fewer round-lot holders of our public shares, which may make it more difficult to meet Nasdaq listing requirements.

You must tender your shares of Common Stock in order to validly seek redemption of your shares of Common Stock.

In connection with tendering your shares of Common Stock for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your shares of Common Stock to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination. Holders of outstanding Units must separate the underlying shares of Common Stock prior to exercising redemption rights with respect to the shares of Common Stock. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the shares of Common Stock from the Units.

If third parties bring claims against Abri, the proceeds held in trust could be reduced and the per share liquidation price received by holders of shares of Common Stock may be less than $[•].

Abri’s placing of funds in trust may not protect those funds from third party claims against Abri. Although Abri has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the public stockholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of the public stockholders. If Abri liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to the public stockholders, the Sponsor has contractually agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, Abri cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for our stockholders may be less than $10.00 per share of Common Stock due to such claims.

Additionally, if Abri is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Abri’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Abri may not be able to return $10.00 to our public stockholders.

Any distributions received by Abri stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Abri was unable to pay its debts as they became due in the ordinary course of business.

Abri’s Certificate of Incorporation provides that it will continue in existence only until February 12, 2023 (unless we extend the time to complete the Business Combination for an additional one-month period until August 12, 2023). On February 6, 2023, March 10, 2023, and April 11, 2023, Abri deposited $87,500 into the Trust Account for each one-month extension (for a total of $262,500) to extend the time to complete a business combination to May 12, 2023. If Abri is unable to consummate a transaction within the required time periods, upon notice from Abri, the trustee of the Trust Account will distribute the amount in its Trust Account to the public stockholders. Concurrently, Abri shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although Abri cannot assure you that there will be sufficient funds for such purpose.

Abri expects that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe or for working capital purposes. In connection with the Extension Meeting, a total 4,481,548 shares were tendered for redemption. Approximately $45,952,279 was withdrawn from Abri’s trust account (the “Trust Account”) to pay for the redemption, leaving approximately $12.8 million in the Trust Account as of December 31, 2022, inclusive of the last two Extension Payments. As a result of the redemptions, we now have less liquidity.

We may not properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our stockholders amounts owed to them by us.

If, after we distribute the remaining proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If Abri’s due diligence investigation of DLQ was inadequate, then stockholders of Abri following the Business Combination could lose some or all of their investment.

Even though Abri conducted a due diligence investigation of DLQ, it cannot be sure that this diligence uncovered all material issues that may be present inside DLQ or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of DLQ and its business and outside of its control will not later arise.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm Abri’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against Abri, whether or not resolved in Abri’s favor, could result in substantial costs and divert Abri’s management’s attention from other business concerns, which could adversely affect Abri’s business and cash resources and the ultimate value Abri’s stockholders receive as a result of the Business Combination.

The Initial Stockholders who own shares of Common Stock and Private Units will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

As of the Record Date, the Initial Stockholders owned an aggregate of 1,728,078 shares of Common Stock and 294,598 Private Units. They have waived their right to redeem any shares of Common Stock in connection with a stockholder vote to approve a proposed initial business combination or sell any shares of Common Stock to Abri in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any shares of Common Stock upon the liquidation of the Trust Account if Abri is unable to consummate a business combination. Based on a market price of $[•] per Unit on [•], 2023, the value of the Units was $[•]. The Private Units (including underlying securities) and founder shares acquired prior to the IPO will be worthless if Abri does not consummate a business combination. Consequently, our directors’ discretion in identifying and selecting DLQ as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in the public stockholders’ best interest.

Abri is requiring stockholders who wish to redeem their shares of Common Stock in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

Abri is requiring stockholders who wish to redeem their shares of Common Stock to either tender their certificates to Continental or to deliver their shares of Common Stock to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is Abri’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical certificate. While we have been advised that it takes a short time to deliver shares of Common Stock through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than Abri anticipates for stockholders to deliver their shares of Common Stock, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares of Common Stock. Holders of outstanding Units must separate the underlying shares of Common Stock prior to exercising redemption rights with respect to the shares of Common Stock. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the shares of Common Stock from the Units.

Abri will require its public stockholders who wish to redeem their shares of Common Stock in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If Abri requires public stockholders who wish to redeem their shares of Common Stock in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, Abri will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their shares of Common Stock in such a circumstance will be unable to sell their securities after the failed acquisition until Abri has returned their securities to them. The market price of shares of Common Stock may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

If Abri’s securityholders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of Abri’s securities.

Abri’s Initial Stockholders are entitled to make a demand that it register the resale of their founder shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the holders of Representative Shares, the Private Units and any Units the Sponsor, Initial Stockholders, officers, directors, or their affiliates may be issued in payment of working capital loans made to Abri, are entitled to demand that Abri register the resale of the Representative Shares, Private Units and any other Units Abri issues to them (and the underlying securities) commencing at any time after Abri consummates an initial business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 1,433,480 shares of Common Stock and 294,598 Units (and underlying securities) eligible for trading in the public market. The presence of these additional shares of Common Stock and Units (and underlying securities) trading in the public market may have an adverse effect on the market price of Abri’s securities.

Abri has obtained an opinion from an unaffiliated third party as to the fairness of the Business Combination to its stockholders.

The Current Charter only requires a fairness opinion if the target business is affiliated with the Sponsor, or the directors or officers of Abri. This transaction was negotiated between unrelated parties with no pre-existing relationship and no conflicts of interest were present. However, Abri has obtained an opinion from The Mentor Group, Inc., an unaffiliated third party, which supports the price Abri is paying in the Business Combination as fair to our public stockholders from a financial point of view. The Mentor Group delivered a written opinion and final supporting analysis presentation to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid in the Business Combination pursuant to the Merger Agreement is fair to Abri stockholders from a financial point of view. There is no assurance that this report will have any impact on the price of Abri securities, and investors could experience a loss as a result of decreasing stock prices. The full text of the written opinion, dated December 4, 2022, of The Mentor Group, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this proxy statement/prospectus and is incorporated by reference herein in its entirety.

See “Abri Proposal 1 — The Business Combination Proposal — Opinion of Abri’s Financial Advisor” on page 99 of this proxy statement/prospectus for more information.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of Abri’s securities may decline.

The market price of Abri’s securities may decline as a result of the Business Combination if:

•        Abri does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•        The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

Abri’s directors and officers may have certain conflicts in determining to recommend the acquisition of DLQ, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.

Abri’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a stockholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the shares of Common Stock and Private Units (including the underlying securities) owned by Abri’s management and directors, or their affiliates and associates, would become worthless if the Business Combination Proposal is not approved and Abri otherwise fails to consummate a business combination prior to May 12, 2023 (unless we extend the time to complete the Business Combination for an additional one-month period until August 12, 2023). See “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 104 for additional information.

Abri and DLQ have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Abri if the Business Combination is completed or by Abri if the Business Combination is not completed.

Abri and DLQ expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, Abri expects to incur approximately $1,400,000 in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by Abri if the Business Combination is completed or by Abri if the Business Combination is not completed.

Abri will incur significant transaction costs in connection with transactions contemplated by the Merger Agreement.

Abri will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, Abri may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

We may require additional debt and equity capital to pursue our business objectives after the Business Combination and respond to business opportunities, challenges or unforeseen circumstances and if such capital is not available, our business, financial condition and results of operations may be adversely affected.

The Company is having discussions with an external party concerning the extension of at least $4,555,231in immediately available working capital to the combined company at Closing to cover closing costs, including the deferred underwriter’s fee. While final terms have not yet been agreed, the parties have agreed that a minimum of $4,555,231 in financing would be in the form of an equity investment. There have been no other marketing activities to date to secure financing from other unaffiliated or external parties.

In addition, we may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to expand into additional markets, increase our marketing expenditures to improve our brand awareness, enhance our technology, develop new products or services or further improve existing products and services, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. DLQ, Abri, and the Sponsor have agreed that the Sponsor shall be the exclusive financing source of DLQ and Abri after the Business Combination to raise financing up to $25 million. As there is no minimum cash condition to close the Business Combination, absent the aforementioned $25 million financing from the Sponsor, and if the Sponsor is unable to secure financing up to $25 million, the Combined Company could otherwise be under-capitalised and obliged to seek financing from alternative sources. However, additional funds may not be available when we need them on terms that are acceptable to us, or at all. In addition, any debt financing that we secure in the future could involve restrictive covenants, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through further issuances of equity or convertible debt securities, our stockholders could experience significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of Common Stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition and results of operations could be adversely affected.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Combined Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In the event that a significant number of shares of Common Stock are redeemed, our Common Stock may become less liquid following the Business Combination.

If a significant number of shares of Common Stock are redeemed, Abri may be left with a significantly smaller number of stockholders. As a result, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Company intends to apply to list its shares on the Nasdaq Stock Market (“Nasdaq”), and Nasdaq may not list the Common Stock on its exchange, which could limit investors’ ability to make transactions in Abri’s securities and subject Abri to additional trading restrictions.

Abri is currently not in compliance with the Nasdaq continued listing requirements. If Abri is unable to regain compliance with Nasdaq’s listing requirements, its securities could be delisted, which could affect its securities’ market price and liquidity.

Our Units, Common Stock and Warrants are separately listed on Nasdaq. In order to continue listing our securities on Nasdaq prior to our initial business combination, we must maintain certain financial, distribution and share price levels. On March 23, 2023, Abri received a letter (the “MVLS Notice”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying Abri that for the last 30 consecutive business days prior to the date of the MVLS Notice, Abri’s Minimum Value of Listed Securities (“MVLS”) was less than $35.0 million, which does not meet the requirement for continued listing on The Nasdaq Capital Market, as required by Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Staff has provided Abri with 180 calendar days, or until September 19, 2023, to regain compliance with the MVLS Rule. The MVLS Notice has no immediate effect on the listing of the Abri’s securities on The Nasdaq Capital Market.

If Abri regains compliance with the MVLS Rule, the Staff will provide written confirmation to Abri and close the matter. To regain compliance with the MVLS Rule, Abri’s MVLS must meet or exceed $35.0 million for a minimum of ten consecutive business days during the 180-day compliance period ending on September 19, 2023. In the event Abri does not regain compliance with the MVLS Rule prior to the expiration of the compliance period, it will receive written notification that its securities, including the Units, Common Stock and Warrants, are subject to delisting. At that time, Abri may appeal the delisting determination to a Hearings Panel.

Abri cannot assure you that it will be able to regain compliance with the MVLS Rule. Abri’s failure to meet this, or any other requirement would result in its securities being delisted from Nasdaq. Abri and holders of its securities could be materially adversely impacted if its securities are delisted from Nasdaq. In particular:

•        the price of Abri securities will likely decrease as a result of the loss of market efficiencies associated with Nasdaq;

•        holders may be unable to sell or purchase Abri’s securities when they wish to do so;

•        Abri may become subject to stockholder litigation;

•        Abri may lose the interest of institutional investors in its securities;

•        Abri may lose media and analyst coverage; and

•        Abri would likely lose any active trading market for its securities, as it may only be traded on one of the over-the-counter markets, if at all.

The Combined Company will be required to meet the initial listing requirements to be listed on the Nasdaq Stock Market. However, the Combined Company may be unable to maintain the listing of its securities in the future.

If the Combined Company fails to meet the continued listing requirements and Nasdaq delists its securities, Abri could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        a limited amount of news and analyst coverage for the Combined Company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Abri may waive one or more of the conditions to the Business Combination without resoliciting stockholder approval for the Business Combination.

Abri may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant re-solicitation of stockholders, Abri has the discretion to complete the Business Combination without seeking further stockholder approval. For example, it is a condition to Abri’s obligations to close the Business Combination that there be no applicable law and no injunction or other order restraining or imposing any condition on Closing, however, if the Board determines that any such order or injunction is not material to the business of DLQ, then the Board may elect to waive that condition without stockholder approval and close the Business Combination.

Abri’s stockholders will experience immediate dilution as a consequence of the issuance of Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that Abri’s current stockholders have on the management of Abri.

It is anticipated that, upon Closing, the public stockholders will retain an ownership interest of 8.7% in the Combined Company, the Sponsor and directors of Abri will retain an ownership interest of 12% in the Combined Company, the Representative will retain an ownership interest of 0.2% in the Combined Company, DLQ Parent will own 57.1% of the outstanding Common Stock of the Combined Company DLQ Parent Stockholders will own 20% of the outstanding Common Stock of the Combined Company.

The ownership percentages set forth above with respect to the Combined Company do not take into account the redemption of any additional shares of Common Stock by the public stockholders. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the Abri stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The Sponsor, members of the Board and Abri’s executive officers and advisors may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest.

The Sponsor, members of the Board and Abri’s executive officers and advisors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

•        the fact that the Sponsor paid an aggregate of $25,000 for the founder shares and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that if the Business Combination is not approved, in accordance with our Charter, the 1,433,480 founder shares held by our Sponsor, our officers and directors, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares), as will the 294,598 shares of Common stock and 294,598 Private Warrants that were included in the Private Units acquired simultaneously with the IPO and in connection with the exercise of the overallotment option, for an aggregate purchase price of $2,945,980. Irrespective of existing lock-up agreements that impose restrictions on the transfer of the founder shares, the shares of Common Stock in the Private Units and Private Warrants, such founder shares together with the shares of Common Stock in the Private Units, and Private Warrants had an aggregate market value of approximately $[*] based on the last sale price of $[*] and $[*], respectively, on Nasdaq on [*], 2023;

•        if we are unable to complete a business combination and distribute the proceeds held in trust to our public stockholders, our Sponsor has agreed (subject to certain exceptions) that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us;

•        all rights specified in the Company’s Charter relating to the right of officers and directors to be indemnified by the Company, and of the Company’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the Business Combination is not approved and the Company liquidates, the Company will not be able to perform its obligations to its officers and directors under those provisions;

•        our Sponsor, officers, directors, initial stockholders or their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations. However, if the Company fails to consummate the Business Combination, they will not have any claim against the trust account for reimbursement. Accordingly, the Company will most likely not be able to reimburse these expenses if the Business Combination is not completed, including any balances outstanding on the Working Capital Notes issued to Abri by the Sponsor on March 8, 2022 for $300,000, on April 4, 2022, for $500,000, on August 26, 2022, for $300,000, on November 21, 2022 for $150,000, on January 17, 2023, for $200,000 and on February 10, 2023, $150,000. As of March 31, 2023, $1,600,000 is outstanding from the Working Capital Notes, and there are no out-of-pocket expenses are owed to Abri’s officers, directors and Sponsor;

•        If the Business Combination is completed, assuming the stock price of the Combined Company is $30.00 per share, and (i) the Public Warrants are exercised; (ii) the Private Warrants are exercised on a cashless exercise basis; (iii) all Earnout Share Milestones are achieved; and (iv) the Sponsor and its affiliates still hold 1,728,078 shares of Common stock (which includes 1,433,480 founder shares plus 294,598 shares included in the Private Units), the Sponsor stands to gain up to $13,188,016 for the exercise of the Public Warrants; $2,678,164 in value for the 89,272 shares with the cashless exercise of the Private Warrants; $30,000,000 in value of the Earnout Shares; and $51,842,340 in value of the 1,728,078 shares held, for a total of $97,708,520.

•        On August 5, 2022, Abri deposited $573,392 into the Trust Account to extend the time to complete a Business Combination until November 12, 2022. On November 1, 2022, Abri deposited $573,392 into the Trust Account for the second of two three-month extensions to extend the time to complete a Business Combination until February 12, 2023;

•        At the Extension Meeting of Abri’s stockholders held on December 9, 2022, Abri’s stockholders approved (i) a proposal to amend Abri’s amended and restated certificate of incorporation, and (ii) a proposal to amend the Management Trust Agreement with the Transfer Agent, to extend the date by which Abri has to consummate a business combination from February 12, 2023 until August 12, 2023, on an as needed, month-to-month basis, by depositing an additional $87,500 into the Trust Account for each such one-month extension.

•        On February 6, 2023, March 10, 2023, and April 11, 2023, in connection with each one month extension, Abri deposited $87,500 into the Trust Account (or $262,500 in total) to extend the time to complete a business combination to May 12, 2023.

•        If Abri’s initial business combination is not consummated by May 12, 2023, then Abri’s existence will terminate unless the Company deposits an additional $87,500 into the Trust Account to extend the time to complete a Business Combination for one month, to June 12, 2023.

•        The Company may extend the time to complete a Business Combination until August 12, 2023 by depositing into the Trust Account for the benefit of the public stockholders $87,500 for each one (1) month extension (up to an aggregate of $525,000 if the time period is extended six times).

•        In light of the foregoing, the Sponsor and its affiliates will receive material benefits from Closing and may be incentivized to complete the Business Combination with DLQ rather than liquidate even if (i) DLQ is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and its affiliates may have interests in the Closing that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and its affiliates who hold founder shares or Private Warrants may receive a positive return on their investment(s), even if the public stockholders experience a negative return on their investment after consummation of the Business Combination.

These interests may influence Abri’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

We may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in connection with redemptions of our Common Stock after December 31, 2022.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, imposes a 1% excise tax on any publicly traded domestic corporation that repurchases its stock after December 31, 2022 (the “Excise Tax”). The Excise Tax is imposed on the fair market value of the repurchased stock, with certain exceptions. Because we are a Delaware corporation and because our securities trade on Nasdaq, we are a “covered corporation” within the meaning of the Inflation Reduction Act. While not free from doubt, absent any further guidance from the U.S. Department of the Treasury (the “Treasury”), who has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax, the Excise Tax may apply to any redemptions of our Common Stock after December 31, 2022, including redemptions in connection with the Business Combination, unless an exemption is available. Generally, issuances of securities in connection with an initial business combination transaction (including any PIPE transaction at the time of an initial business combination) are expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year. In addition, the Excise Tax would be payable by us, and not by the redeeming holder, however the mechanics of any required payment of the Excise Tax have not been determined. Further, based on recently issued interim guidance from the Internal Revenue Service and Treasury in Notice 2023-2, subject to certain exceptions, the Excise Tax should not apply in the event of Abri’s liquidation.

Risks Related to Combined Company’s Common Stock

The Combined Company’s stock price may fluctuate significantly.

The market price of the Combined Company’s Common Stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•        actual or anticipated fluctuations in our results of operations due to factors related to its business;

•        success or failure of its business strategies;

•        competition and industry capacity;

•        changes in interest rates and other factors that affect earnings and cash flow;

•        its level of indebtedness, its ability to make payments on or service its indebtedness and its ability to obtain financing as needed;

•        its ability to retain and recruit qualified personnel;

•        its quarterly or annual earnings, or those of other companies in its industry;

•        announcements by us or its competitors of significant acquisitions or dispositions;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        the failure of securities analysts to cover, or positively cover, its Common Stock after the Business Combination;

•        changes in earnings estimates by securities analysts or its ability to meet those estimates;

•        the operating and stock price performance of other comparable companies;

•        investor perception of the company and its industry;

•        overall market fluctuations unrelated to its operating performance;

•        results from any material litigation or government investigation;

•        changes in laws and regulations (including tax laws and regulations) affecting its business;

•        changes in capital gains taxes and taxes on dividends affecting stockholders; and

•        general economic conditions and other external factors.

Low trading volume for the Combined Company’s Common Stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on stock price volatility.

Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against the Combined Company could cause the Combined Company to incur substantial costs and could divert the time and attention of its management and other resources.

Even if the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless.

The exercise price for our warrants is $11.50 per share. There can be no assurance that the Public Warrants will be in the money prior to their expiration and, as such, the Public Warrants may expire worthless. The terms of our Public Warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of a majority of the then-outstanding Public Warrants approve of such amendment. Our ability to amend the terms of the Public Warrants (including the Private Warrants) with the consent of a majority of the then-outstanding Public Warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of shares of our Common Stock purchasable upon exercise of a Public Warrant.

An investor will only be able to exercise the Public Warrants if the issuance of shares of Common Stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No Public Warrants will be exercisable for cash and we will not be obligated to issue shares of Common Stock unless the shares of Common Stock issuable upon such exercise have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Public Warrants. At the time that the Warrants become exercisable, we expect to continue to be listed on a national securities exchange, which would provide an exemption from registration in every state. However, we cannot assure you of this fact. If the shares of Common Stock issuable upon exercise of the Public Warrants are not qualified or exempt from qualification in the jurisdictions in which the holders of the Public Warrants reside, the warrants may be deprived of any value, the market for the warrants may be limited and they may expire worthless if they cannot be sold.

Our management’s ability to require holders of our Public Warrants to exercise such Public Warrants on a cashless basis will cause holders to receive fewer shares of Common Stock upon their exercise of the Public Warrants than they would have received had they been able to exercise their Public Warrants for cash.

If we call our Public Warrants for redemption after the redemption criteria have been satisfied (only if, the reported last sale price of the shares of Common Stock equals or exceeds $16.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders, and if there is a current registration statement in effect with respect to the shares of Common Stock underlying such Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption) our management will have the option to require any holder that wishes to exercise its Public Warrants (including any Public Warrants held by our initial stockholders or their permitted transferees) to do so on a “cashless basis.” If our management chooses to require holders to exercise their warrants on a cashless basis, the number of shares of Common Stock received by a holder upon exercise will be fewer than it would have been had such holder exercised its warrants for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in our company. Recent Common Stock trading prices have not met the threshold that would allow us to redeem Public Warrants.

The Private Warrants are identical to the Public Warrants except that the Private Warrants will be exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. If the private warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding Public Warrants (excluding any Private Warrants held by our Sponsor or its permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of our Common Stock in the event the shares of our Common Stock are not traded on any specific trading day) of the Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the Public Warrants, we have an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force a warrant holder: (i) to exercise its Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for it to do so, (ii) to sell its Public Warrants at the then-current market price when it might otherwise wish to hold its Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of its Public Warrants.

The State of New York will be the exclusive forum for substantially all disputes between us and our Public Warrant holders, which could limit our Public Warrant holders’ ability to obtain a favorable judicial forum for disputes in connection with the Public Warrants.

The Public Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. Subject to applicable law, any action, proceeding or claim against the Company arising out of or relating in any way to the Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. This provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in the Public Warrants shall be deemed to have notice of and to have consented to the forum provisions. If any action, the subject matter of which is within the scope the forum provisions, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York in the name of any Public Warrant holder, such Warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions, and (y) having service of process made upon such Public Warrant holder in any such enforcement action by service upon such Public Warrant holder’s counsel in the foreign action as agent for such Public Warrant holder.

This choice of forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Abri or its directors, officers, or other employees, which, along with potential increased costs of litigating in the courts provided by the choice of forum provision, may discourage such lawsuits against Abri and its directors, officers, and employees. Alternatively, if a court were to find these provisions of the Abri Warrant Agreement inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Abri may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the Company’s business and financial condition.

An active, liquid trading market for the Combined Company’s Common Stock may not develop, which may limit your ability to sell your shares.

An active trading market for the Combined Company’s shares of Common Stock may never develop or be sustained following Closing. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither the Combined Company nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of the Combined Company’s Common Stock. An inactive market may also impair the Combined Company’s ability to raise capital to continue to fund operations by issuing shares and may impair the Combined Company’s ability to acquire other companies or technologies by using the Combined Company’s shares as consideration.

Your percentage ownership in the Combined Company may be diluted in the future.

Stockholders’ percentage ownership in the Company may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that the Combined Company will be granting to directors, officers and other employees. Our Board has adopted the incentive plan subject to stockholder approval, for the benefit of certain of our current and future employees, service providers and non-employee directors. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our Common Stock.

From time-to-time, the Combined Company may opportunistically evaluate and pursue acquisition opportunities, including acquisitions for which the consideration thereof may consist partially or entirely of newly-issued shares of Combined Company’s Common Stock and, therefore, such transactions, if consummated, would dilute the voting power and/or reduce the value of our Common Stock.

The issuance of additional shares of Common Stock, preferred stock or other convertible securities may dilute your ownership and could adversely affect the stock price.

From time to time in the future, the Combined Company may issue additional shares of Common Stock, preferred stock or other securities convertible into Common Stock pursuant to a variety of transactions, including acquisitions. Additional shares of Common Stock may also be issued upon exercise of outstanding stock options and warrants to purchase Common Stock. The issuance by us of additional shares of Common Stock or securities convertible into Common Stock would dilute your ownership of the Combined Company and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our Common Stock. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.

Issuing additional shares of the Combined Company’s capital stock, other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our Common Stock or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Common Stock. The Combined Company’s decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of the Combined Company’s Common Stock bear the risk that the Combined Company’s future offerings may reduce the market price of the Combined Company’s Common Stock and dilute their percentage ownership.

Future sales, or the perception of future sales, of the Combined Company’s Common Stock by the Combined Company or its existing stockholders in the public market could cause the market price for the Combined Company’s Common Stock to decline.

The sale of substantial amounts of shares of the Combined Company’s Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In connection with the Business Combination, certain of Abri’s stockholders agreed that, subject to certain exceptions, they will not, during the period beginning at the effective time of the Business Combination and the date that is [•] days after the date of the Business Combination (subject to early release if DLQ consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party), directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for, or that represent the right to receive shares of Common Stock, or any interest in any of the foregoing.

Upon the expiration or waiver of the lock-up described above, shares held by these stockholders will be eligible for resale, subject to, in the case of stockholders who are our affiliates, volume, manner of sale, and other limitations under Rule 144 promulgated under the Securities Act.

In addition, certain of our stockholders will have registration rights under a registration rights agreement to be entered into prior to the Closing pursuant to which we are obligated to register such stockholders’ shares of Common Stock and other securities that such stockholders may acquire after the Closing. Upon the effectiveness of the applicable registration statement, these shares of Common Stock will be available for resale without restriction, subject to any lock-up agreement.

In addition, shares of our Common Stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of our Common Stock reserved for future issuance for any stock option plan may become available for sale in future.

The market price of shares of our Common Stock could drop significantly if the holders of the shares described above sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our Common Stock or other securities.

If securities or industry analysts publish inaccurate or unfavorable research or reports about the Combined Company’s business, its stock price and trading volume could decline.

The trading market for the Common Stock depends, in part, on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of the Combined Company, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock would likely decline. If any analyst that may cover the Combined Company ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our Common Stock to decline. Moreover, if one or more of the analysts who cover us downgrades our Common Stock, or if our reporting results do not meet their expectations, the market price of our Common Stock could decline.

The Combined Company may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, the per share price of the Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on the Combined Company’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Company to significant liabilities.

THE MEETING

General

Abri is furnishing this proxy statement/prospectus to the Abri stockholders as part of the solicitation of proxies by the Board for use at the Meeting of Abri stockholders to be held on [•], 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about [•], 2023 in connection with the vote on the Proposals. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held virtually at [•] [•].m., Eastern Time, on [•] and conducted exclusively via live audio cast at [•], or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Meeting, and you will not be able to attend the meeting in person. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for our stockholders and Abri. The virtual meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of stockholders entitled to vote at the Meeting and submit questions during the Meeting via a live audio cast available at [•].

Virtual Meeting Registration

To register for the virtual meeting, please follow these instructions as applicable to the nature of your ownership of our Common Stock.

If your shares are registered in your name with Continental and you wish to attend the online-only virtual meeting, go to [•], enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the virtual Meeting.

Beneficial stockholders who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to [•]. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental, a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the virtual Meeting. Beneficial stockholders should contact Continental at least five business days prior to the meeting date.

Accessing the Virtual Meeting Audio Cast

You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental contact information is as follows: 917-___-_____ or email proxy@continentalstock.com.

Record Date; Who is Entitled to Vote

Abri has fixed the close of business on [•], 2023, as the record date for determining those Abri stockholders entitled to notice of and to vote at the Meeting. As of the close of business on [•], 2023, there were [*] shares of Common Stock issued and outstanding and entitled to vote, of which 1,433,480 are founder shares held by the Initial Stockholders. Each holder of shares of Common Stock is entitled to one vote per share on each Proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

In connection with our IPO, we entered into certain letter agreements pursuant to which the Initial Stockholders agreed to vote any shares of Common Stock owned by them in favor of our initial business combination. The Initial Stockholders also entered into a certain support agreement with DLQ, pursuant to which they agreed to, among other things, vote in favor of the Business Combination Proposal and the other Proposals. As of the date of this proxy statement, the Initial Stockholder hold approximately 23.2% of the outstanding Common Stock.

Quorum and Required Vote for the Proposals

A quorum of Abri stockholders is necessary to hold a valid meeting. A quorum will be present at the Meeting if a majority of the shares of Common Stock issued and outstanding is present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting. Abstentions in person by virtual attendance and by proxy will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of the Business Combination Proposal, the Bylaws Amendment Proposal, the Governance Advisory Proposals, the Nasdaq Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting or any adjournment thereof. Approval of the Amendment to the Current Charter Proposal and the Charter Amendment Proposal will require the approval of a majority of the issued and outstanding shares of Common Stock. Approval of the Director Election Proposal will require a plurality of the votes cast. Attending the Meeting either in person by virtual attendance or by submitting your proxy and abstaining from voting will have the same effect as voting against all the Proposals (other than the Director Election Proposal). Assuming a quorum is present, broker non-votes will have the same effect as voting “AGAINST” the Amendment to the Current Charter Proposal and the Charter Amendment Proposal, and will have no effect on the vote for any other Proposal.

The Governance Advisory Proposals will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Governance Advisory Proposals. A vote to approve each of the Governance Advisory Proposals is an advisory vote, and therefore, is not binding on Abri, DLQ or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Abri and DLQ intend that the Amended Charter, in the form attached to this proxy statement/prospectus as Annex B-2 and containing the provisions noted above, will take effect at Closing, assuming approval of the Amendment to the Current Charter Proposal and the Charter Amendment Proposal. The Business Combination is not conditioned upon the approval of the Governance Advisory Proposals.

The approval of the Amendment to the Current Charter Proposal and the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Director Election Proposal, the Nasdaq Proposal, together with the Business Combination Proposal, is a condition to Closing. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of the Business Combination Proposal is also a condition to Proposal No. 2A and 2B, Proposal No. 3, Proposal No. 5 and Proposal No. 6. If the Amendment to the Current Charter Proposal and the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Director Election Proposal, or the Nasdaq Proposal are not approved, unless waived, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

Voting Your Shares

Each share of Common Stock that you own in your name entitles you to one vote on each Proposal for the Meeting. Your proxy card shows the number of shares of Common Stock that you own.

There are two ways to ensure that your shares of Common Stock are voted at the Meeting:

•        You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board. Our Board recommends voting “FOR” each of the Proposals. If you hold your shares of Common Stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Meeting.

•        You can participate in the virtual Meeting and vote during the Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Abri can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        if you are a record holder, you may notify our proxy solicitor, Okapi, in writing before the Meeting that you have revoked your proxy; or

•        you may participate in the virtual Meeting, revoke your proxy, and vote during the virtual Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares?

If you have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may contact Okapi Partners LLC, our proxy solicitor as follows:

Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, NY 10036
Toll Free: (877) 869-0171
Collect: (212) 297-0720
Email: info@okapipartners.com

No Additional Matters May Be Presented at the Meeting

This Meeting has been called only to consider the approval of the Business Combination Proposal, the Amendment to the Current Charter Proposal and the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Governance Advisory Proposals, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal. Under our Certificate of Incorporation, other than procedural matters incident to the conduct of the Meeting, no other matters may be considered at the Meeting if they are not included in the notice of the Meeting.

Approval of the Business Combination Proposal, the Bylaws Amendment Proposal, the Governance Advisory Proposals, the Nasdaq Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting or any adjournment thereof. Approval of the Amendment to the Current Charter Proposal and the Charter Amendment Proposal will require the approval of a majority of the issued and outstanding shares of Common Stock. Approval of the Director Election Proposal will require a plurality of the votes cast. Attending the Meeting either in person by virtual attendance or by submitting your proxy and abstaining from voting will have the same effect as voting against all the Proposals (other than the Director Election Proposal). Assuming a quorum is present, broker non-votes will have the same effect as voting “AGAINST” the Amendment to the Current Charter Proposal and the Charter Amendment Proposal, and will have no effect on the vote for any other Proposal.

Redemption Rights

Pursuant to our Certificate of Incorporation, a holder of shares of Common Stock may demand that Abri redeem such shares of Common Stock for cash in connection with a business combination. You must elect to redeem your shares of Common Stock before the Meeting; however, your shares of Common Stock will not be redeemed prior to the consummation of the Business Combination.

If you are a public stockholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your shares of Common Stock for cash no later than [•] [•].m., Eastern Time on [•], 2023 (at least two business days before the Meeting). The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the shares of Common Stock to be redeemed and must be sent to Continental at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor
New York, NY 10004
Attention: [•]
Email: [•]

You must tender the shares of Common Stock for which you are electing redemption at least two business days before the Meeting by either:

•        Delivering certificates representing the shares of Common Stock to Continental, or

•        Delivering the shares of Common Stock electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Meeting.

Holders of outstanding Units must separate the underlying Common Stock prior to exercising redemption rights with respect to the Public Common Stock. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Public Common Stock from the Units.

Public stockholders may seek to have their shares of Common Stock redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of shares of Common Stock as of the Record Date. Any public stockholder who holds shares of Common Stock on or before [•], 2023 (at least two business days before the Meeting) will have the right to demand that his, her or its shares of Common Stock be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at Closing.

In connection with tendering your shares for redemption, you must elect either to physically tender your certificates to Continental or deliver your shares of Common Stock to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the Meeting.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your shares of Common Stock through the DWAC system. Delivering shares of Common Stock physically may take significantly longer. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is Abri’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. Abri does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical certificate. Stockholders who request physical certificates and wish to redeem may be unable to meet the deadline for tendering their shares of Common Stock before exercising their redemption rights and thus will be unable to redeem their shares of Common Stock.

In the event that a stockholder tenders its shares of Common Stock and decides prior to Closing that it does not want to redeem its shares of Common Stock, the stockholder may withdraw the tender. In the event that a stockholder tenders shares of Common Stock and the Business Combination is not completed, these shares of Common Stock will not be redeemed for cash and the physical certificates representing these shares of Common Stock will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. Abri anticipates that a stockholder who tenders shares of Common Stock for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares of Common Stock soon after the Closing.

If properly demanded by the public stockholders, Abri will redeem each share of Common Stock into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of [•], 2023, this would amount to approximately $[*] per share of Common Stock. If you exercise your redemption rights, you will be exchanging your shares of Common Stock for cash and will no longer own the shares of Common Stock.

Notwithstanding the foregoing, a holder of the shares of Common Stock, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than twenty percent (20%) of the shares of Common Stock.

If too many public stockholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.

Appraisal Rights

Appraisal rights are not available to securityholders of Abri in connection with the proposed Business Combination.

Proxies and Proxy Solicitation Costs

Abri is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. Abri and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. Abri will bear the cost of solicitation. [PROXY SOLICITOR], a proxy solicitation firm that Abri has engaged to assist it in soliciting proxies, will be paid a fixed fee of approximately $[•] and be reimbursed out-of-pocket expenses.

Abri will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Abri will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below titled “The Merger Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Merger Agreement. We also urge our stockholders to read carefully the Merger Agreement in its entirety before voting on this Proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Merger Agreement

On September 9, 2022, Abri SPAC I, Inc., a Delaware corporation (“Abri”), entered into a Merger Agreement (the “Merger Agreement”) by and among Abri Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Abri (“Merger Sub”), Logiq, Inc., a Delaware corporation (“DLQ Parent”) whose common stock is quoted on the OTCQX Market under the ticker symbol, “LGIQ”, and DLQ, Inc., a Nevada corporation (“DLQ”) and wholly owned subsidiary of DLQ Parent. Pursuant to the terms of the Merger Agreement, a business combination between Abri and DLQ will be effected through the merger of Merger Sub with and into DLQ, with DLQ surviving the merger as a wholly owned subsidiary of Abri (the “Merger”). The board of directors of Abri has (i) approved and declared advisable the Merger Agreement, the Additional Agreements (as defined in the Merger Agreement) and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of Abri.

On May 1, 2023 Abri, Abri Sub, DLQ Parent, and DLQ entered into an amendment to the Merger Agreement (the “Merger Agreement Amendment”) removing the closing condition requiring Abri to have net tangible assets in excess of $5,000,001 either immediately prior to or upon consummation of the Merger.

The Merger is expected to be consummated after obtaining the required approval by the stockholders of Abri, DLQ and DLQ Parent and the satisfaction of certain other customary closing conditions.

Merger Consideration

The total consideration to be paid at Closing (the “Merger Consideration”) by Abri to DLQ security holders will be an amount equal to $114 Million. The Merger Consideration will be payable in shares of common stock, par value $0.0001 per share, of Abri (“Abri Common Stock”).

Treatment of DLQ Securities

Cancellation of Securities

Each share of DLQ Common Stock (defined below), if any, that is owned by Abri, Merger Sub, DLQ, or any other affiliate of Abri(as treasury stock or otherwise) immediately prior to the effective time of the Merger (the “Effective Time”), will automatically be cancelled and retired without any conversion or consideration.

•        DLQ Common Stock At the Effective Time, each issued and outstanding share of DLQ’s common stock, par value $0.0001 per share (“DLQ Common Stock”) (other than any such shares of DLQ common stock cancelled as described above) will be converted into the right to receive a number of shares of Abri Common Stock equal to the Conversion Ratio.

•        “Conversion Ratio” means the quotient obtained by dividing (a) the Per Share Merger Consideration by (b) $10.00.

•        “Per Share Merger Consideration” means an amount equal to $114,000,000, divided by the number of Fully Diluted Company Shares.

•        “Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of DLQ Common Stock that are issued and outstanding immediately prior to the Effective Time plus (b) all shares of DLQ Common Stock issuable upon conversion, exercise or exchange of any other in-the-money securities of DLQ convertible into or exchangeable or exercisable for shares of DLQ Common Stock;

•        “Merger Consideration Shares” means an aggregate number of shares of Abri Common Stock equal to the product of (i) the Conversion Ratio, multiplied by (ii) Fully-Diluted Company Shares.

•        “Dividend Shares” means the number of Merger Consideration Shares that DLQ Parent will issue as a dividend to the DLQ Parent Stockholders concurrent with Closing (the “Distribution”), on a pro rata basis in an amount equal to approximately twenty five percent (25%) of the aggregate Merger Consideration Shares (the “Dividend Shares”). The remaining Merger Consideration Shares held by DLQ Parent will be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement, as described herein.

Merger Sub Securities

Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one newly issued share of common stock of the surviving corporation of the Merger.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things: (a) corporate existence and power; (b) authorization to enter into the Merger Agreement and related transactions; (c) governmental authorization; (d) non-contravention; (e) capitalization; (f) corporate records; (g) subsidiaries; (h) consents; (i) financial statements; (j) books and records; (k) internal accounting controls; (l) absence of certain changes; (m) properties; title to assets; (n) litigation; (o) contracts; (p) licenses and permits; (q) compliance with laws; (r) intellectual property; (s) accounts payable; affiliate loans; (t) employee matters and benefits; (u) real property; (v) tax matters; (w) environmental laws; (x) finders’ fees; (y) powers of attorney, suretyships and bank accounts; (z) directors and officers; (aa) anti-money laundering laws; (ab) insurance; (ac) related party transactions; and (ad) certain representations related to securities law and activity. Abri has additional representations and warranties, including (a) issuance of shares; (b) trust fund; (c) listing; (d) board approval; (e) SEC documents and financial statements; (f) certain business practices; and (g) expenses, indebtedness and other liabilities.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, conduct of business, access to information, notice of certain events, cooperation in the preparation of the Form S-4 and Proxy Statement (as each such term is defined in the Merger Agreement) required to be filed in connection with the Merger and to obtain all requisite approvals of each party’s respective stockholders. The Merger Agreement also contains additional covenants pertaining to DLQ and DLQ Parent including reporting; compliance with laws; no insider trading, commercially reasonable efforts to obtain consents, DLQ Stockholder and DLQ Parent Stockholder approval, provide additional financial information, execute Lock-Up Agreements, amend parent charter, issue dividend shares to DLQ Parent Stockholders, transfer certain assets as described in the Merger Agreement, not issue any dividends or extraordinary bonuses until 11 months after closing, execute certain employment agreements and take reasonable efforts to enter into a financing source agreement of up to $25 million after the Business Combination. Abri has also agreed to include in the Proxy Statement the recommendation of its board that its stockholders approve all of the proposals to be presented at the special meeting.

Non-Solicitation Restrictions

DLQ Parent and DLQ have each agreed that from the date of the Merger Agreement until the Closing Date or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, it will not initiate, encourage or engage in any negotiations with any party relating to an Alternative Transaction (as defined in the Merger Agreement), take any action intended to facilitate an Alternative Transaction or approve, recommend or enter into any agreement relating to an Alternative Transaction.

Conditions to Closing

The consummation of the Merger is conditioned upon, among other things, (i) the absence of any applicable (A) law or order, or (B) Action (as defined in the Merger Agreement) commenced or asserted in writing by any Authority (as defined in the Merger Agreement), prohibiting or, in the case of clause (B), materially restrict the consummation of the Merger and related transactions; (ii) receipt of any consent, approval or authorization required by any Authority (as defined in the Merger Agreement); (iii) approval by DLQ Parent’s and DLQ’s stockholders of the Merger and related transactions; (iv) approval by Abri’s stockholders of the Merger and related transactions; (v) DLQ Parent shall have transferred all of the Intellectual Property assets of Rebel AI, Inc. and all of the Intellectual Property assets of Fixel AI, Inc. to the Company (each a “Sister Company”); (vi) the Distribution of the Dividend Shares (as such term is defined in the Merger Agreement) shall be, in all respects, ready to be consummated contemporaneously with the Merger; (vii) the conditional approval for listing by the Nasdaq Stock Market of the shares of Abri Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement and the Additional Agreements and satisfaction of initial and continued listing requirements; and (viii) the Form S-4 becoming effective in accordance with the provisions of the Securities Act of 1933, as amended (“Securities Act”).

Solely with respect to Abri and Merger Sub, the consummation of the Merger is conditioned upon, among other things: (i) DLQ having duly performed or complied with all of its obligations under the Merger Agreement in all material respects; (ii) the representations and warranties of DLQ, being true and correct in all material respects; (iii) no event having occurred that would result in a Material Adverse Effect on DLQ or any of its subsidiaries; (iv) providing a certificate from the chief executive officer as to the accuracy of these conditions; (v) shall have obtained certain Company Group Consents (as such term is defined in the Merger Agreement); (vi) DLQ shall have filed all income Tax Returns for the 2019, 2020 and 2021 tax years and paid all taxes with respect to such tax years (including penalties and interest, if any); (vii) DLQ Parent and Sister Companies shall have entered into one or more Intellectual Property assignment agreements; (viii) all the Related Company Outbound IP Agreements and all Related Company Customer Agreements (as such terms are defined in the Merger Agreement) have been cancelled or terminated by DLQ Parent or the applicable Sister Company or have expired on their own terms; and (ix) DLQ Parent shall have changed its name to a new name that neither includes nor is confusingly similar to “Logiq,” “DataLogiq,” or any of the Trademarks owned by the Company.

Solely with respect to DLQ, the consummation of the Merger is conditioned upon, among other things: (i) Abri and Merger Sub having duly performed or complied with all of their respective obligations under the Merger Agreement in all material respects; (ii) the representations and warranties of Abri as set forth in the Merger Agreement that are qualified as to materiality being true in all respects and the representations and warranties as set forth in the Merger Agreement that are not so qualified, being true and correct in all material respects; (iii); no event having occurred that would result in a Material Adverse Effect on Abri or Merger Sub; (iv) Abri, Abri Ventures I, LLC (the “Sponsor”), and any other security holder of Abri, shall have executed and delivered to DLQ each Additional Agreement to which they each are a party; (v) Abri and Merger Sub having each delivered certain certificates to DLQ; (vi) Abri having filed its Amended Parent Charter (as defined in the Merger Agreement) and such Amended Parent Charter being declared effective by, the Delaware Secretary of State; (vii) Abri having delivered executed resignation of the Abri directors and officers as set forth in the Merger Agreement; (viii) after the redemption by all stockholders of Abri who have elected to redeem their shares of Abri, Abri shall have made all necessary and appropriate arrangements with the Trustee to have all of the remaining funds contained in the Trust Account, and all such funds released from the Trust Account shall be available to Abri.

Termination

The Merger Agreement may be terminated as follows:

(i)     by either Abri or DLQ, without liability to the other party, if (A) the Merger and related transactions are not consummated on or before February 12, 2023 (the “Outside Closing Date”), and (B) the material breach or violation of any representation, warranty, covenant or obligation under the Merger Agreement by the party seeking to terminate the Merger Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date. Such right may be exercised by Abri or DLQ, as the case may be, giving written notice to the other at any time after the Outside Closing Date;

(ii)    by either Abri or DLQ if any Authority (as defined in the Merger Agreement) has issued any final decree, order, judgment, award, injunction, rule or consent or enacted any law, having the effect of permanently enjoining or prohibiting the consummation of the Merger;

(iii)   by Abri in the event that DLQ does not deliver to Abri the Company Group Financial Statements on or prior to October 15, 2022, as defined in the Merger Agreement;

(iv)   by mutual written consent of Abri and DLQ duly authorized by each of their respective boards of directors;

(v)    by Abri in the event that the Board of Directors of Abri, in exercising its fiduciary duties, determines that the Business Combination is no longer in the best interests of the stockholders of Abri;

(vi)   by Abri or DLQ if, at the Abri Stockholder Meeting (including any postponements or adjournments thereof), the Required Parent Proposals (as described in the Merger Agreement) shall fail to be approved by the affirmative vote of Abri stockholders required under Abri’s organizational documents and applicable Law or if, at the DLQ Parent Stockholder Meeting (including any postponements or adjournments thereof), the DLQ Parent Stockholder Approval shall fail to be approved by the affirmative vote of DLQ Parent stockholders required under DLQ Parent’s organizational documents and applicable Law.

(vii)  by either Abri or DLQ, if the other party has breached any of its covenants or representations and warranties such that it would be impossible or would reasonably be expected to be impossible to satisfy any of its closing conditions and such breach is incapable of being cured or is not cured by the earlier of (A) the Outside Closing Date and (B) 30 days following receipt by the breaching party of a written notice of the breach or suffered a Material Adverse Effect which is incurable and continuing; provided that the terminating party is not then in breach of the Merger Agreement so as to prevent the satisfaction of its closing conditions;

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no further force and effect without liability of any party, except for liability arising out of any party’s willful breach of the Merger Agreement or intentional fraud.

Certain Related Agreements

Parent Stockholder Support Agreement

In connection with the execution of the Merger Agreement, Abri, and the Sponsor of Abri entered into that certain Parent Stockholder Support Agreement dated September 9, 2022 (the “Parent Stockholder Support Agreement”) pursuant to which the Sponsor agreed to vote all shares of Abri Common Stock beneficially owned by them in favor of the Parent Proposals (as defined in the Merger Agreement), including the Merger and related transactions and against any action reasonably expected to impede, delay or materially and adversely affect the Merger and related transactions. The Sponsor further agrees to comply with the new Compliance and Disclosure Interpretations of the SEC Tender Offer Rules including Section 166 — Rule 14e-5, and to date has not purchased nor intends to purchase any additional shares of Common Stock of the Company.

Agreements to be Executed at Closing

DLQ Management Earnout Agreement

In connection with the execution of the Merger Agreement, Abri and certain members of DLQ management will enter into a management earnout agreement (the “Management Earnout Agreement”), pursuant to which certain members of the management team of DLQ specified on Schedule A to the Management Earnout Agreement (the “Management”) will have the contingent right to earn up to 2,000,000 shares of Abri Common Stock (“Management Earnout Shares”). The release of the Management Earnout Shares shall occur as follows:

•        500,000 Management Earnout Shares will be earned and released upon satisfaction of the First Milestone Event (as defined in the Management Earnout Agreement);

•        650,000 Management Earnout Shares will be earned and released upon satisfaction of the Second Milestone Event (as defined in the Management Earnout Agreement); and

•        850,000 Management Earnout Shares will be earned and released upon satisfaction of the Third Milestone Event (as defined in the Management Earnout Agreement).

Sponsor Earnout Agreement

In connection with the execution of the Merger Agreement, Abri and the Sponsor will enter into a sponsor earnout agreement (the “Sponsor Earnout Agreement”), pursuant to which the Sponsor will have the contingent right to earn the Sponsor Earnout Shares (as defined in the Sponsor Earnout Agreement). The Sponsor Earnout Shares consist of 1,000,000 shares of Abri Common Stock. The release of the Sponsor Earnout Shares shall occur as follows:

•        250,000 Sponsor Earnout Shares will be earned and released upon satisfaction of the First Milestone Event (as defined in the Sponsor Earnout Agreement);

•        350,000 Sponsor Earnout Shares will be earned and released upon satisfaction of the Second Milestone Event (as defined in the Sponsor Earnout Agreement); and

•        400,000 Sponsor Earnout Shares will be earned and released upon satisfaction of the Third Milestone Event (as defined in the Sponsor Earnout Agreement).

Lock-Up Agreement

In connection with the execution of the Merger Agreement, Abri and DLQ Parent will enter into a lock-up agreement (the “Lock-Up Agreement”), pursuant to which DLQ Parent will agree, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, seventy five percent (75%) of the shares of Abri Common Stock held by them as part of the Merger Consideration, which shares do not include the Dividend Shares, (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of Common Stock if any, acquired during the Lock-Up Period (as defined below), the “Lock-Up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise, or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the date that is 11 months after the Closing Date (the period from the date of the Lock-Up Agreement until such date, the “Lock-Up Period”). DLQ will also cause certain members of its management to enter into a Lock-up Agreement concerning shares of Abri Common Stock they will own.

Amended and Restated Registration Rights Agreement

At Closing, Abri, the Sponsor and Chardan Capital Markets, LLC as underwriter (the “Underwriter”) will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which the Sponsor, the Underwriter and holders of the Lock-Up Shares and recipients of the Management Earnout Shares and Sponsor Earnout Shares, if any, will be provided certain rights relating to the registration of certain Abri securities.

Voting Agreement

In connection with the execution of the Merger Agreement, Abri, the Sponsor and certain holders of Abri Common Stock (as identified in the Voting Agreement) will enter into a voting agreement (the “Voting Agreement”), pursuant to which such holders of Abri Common Stock agree to vote in favor of certain matters relating to the nomination and election of the Post-Closing Board of Directors (as described in the Voting Agreement).

Warrant Revenue Sharing Side Letter

In connection with the execution of the Merger Agreement, Abri, DLQ and the Sponsor will enter into a letter agreement (the “Warrant Revenue Sharing Side Letter”), pursuant to which Abri and DLQ will divide the proceeds from the Warrant Exercise Price (as defined in the Warrant Revenue Sharing Side Letter), arising from the exercise of the warrants issued as part of the Abri Units sold in its initial public offering whereby twenty percent (20%) of the Warrant Exercise Price received in cash by Abri shall be delivered to the Sponsor in cash or immediately available funds not later than three (3) days following Abri’s receipt of the cash exercise price of any Warrant. Based upon the terms stated in the Warrant Revenue Sharing Side Letter, the Company intends to use fair value and account for the exercise of such warrants as a liability. The Company has not given any effect to such accounting treatment in the pro forma financial information included in this registration statement.

Effective as of the Closing, the Combined Company’s board of directors will have five (5) directors. The Sponsor has the right to designate three (3) directors. DLQ has the right to designate two (2) directors who shall include the sole member of DLQ’s board of directors before Closing. At the Closing, all of the executive officers of Abri shall resign and the individuals serving as executive officers of the Combined Company immediately after the Closing will be Brent Suen as Chief Executive Officer, Chris Andrews as Chief Operating Officer, and Robb Billy as Chief Financial Officer.

See “Directors, Executive Officers, Executive Compensation and Corporate Governance — Directors and Executive Officers after the Business Combination” for additional information.

Business Combination Extension

On August 5, 2022, Abri deposited $573,392 into the Trust Account to extend the time to complete a Business Combination until November 12, 2022. On November 1, 2022, Abri deposited $573,392 into the Trust Account for the second of two three-month extensions to extend the time to complete a Business Combination until February 12, 2023.

At the Extension Meeting of Abri’s stockholders held on December 9, 2022, Abri’s stockholders approved (i) a proposal to amend Abri’s amended and restated certificate of incorporation, and (ii) a proposal to amend the Management Trust Agreement with the Transfer Agent, to extend the date by which Abri has to consummate a business combination from February 12, 2023 until August 12, 2023, on an as needed, month-to-month basis, by depositing an additional $87,500 into the Trust Account for a one-month extension. On February 6, 2023, March 10, 2023, and April 11, 2023, Abri deposited $87,500 into the Trust Account for each one-month extension (or a total of $262,500), to extend the time to complete a business combination to May 12, 2023. If Abri’s initial business combination is not consummated by May 12, 2023, then Abri’s existence will terminate unless the Company deposits $87,500 into the Trust Account to extend the time to complete a Business Combination for one month, to August 12, 2023. The Company may extend the time to complete a Business Combination for a one-month Extension until August 12, 2023, at which time an aggregate of $525,000 would have been deposited into the Trust Account for all of the six Extensions.

At the time of the Extension Meeting on December 9, 2022, 4,481,548 shares were tendered for redemption and $45,952,279 was paid out of the Trust Account. As of December 31, 2022, there was approximately $12.8 million held in the Trust Account. Below is a table showing the additional amount per share that would be added to the Trust Account and the aggregate redemption amount after each deposit (based on the Trust Account balance as of December 31, 2022):

	First Deposit	Second Deposit	Third Deposit	Fourth Deposit	Fifth Deposit	Sixth Deposit
Amount of Deposit per share	$0.07	$0.07	$0.07	$0.07	$0.07	$0.07
Cumulative per share amount deposited from extensions	$0.07	$0.14	$0.21	$0.28	$0.36	$0.42
Redemptions Amount per share	$10.27	$10.34	$10.41	$10.48	$10.56	$10.62

Background of the Business Combination

Abri is a blank check company incorporated in Delaware on March 18, 2021. Abri was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On August 12, 2021, Abri consummated its IPO of 5,000,000 Units, each Unit consisting of one share of Common Stock, one Warrant entitling the holder thereof to purchase one-half of a share of Common Stock at a price of $11.50 per whole share, as described in more detail in this prospectus. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to Abri of $50,000,000. On August 23, 2021, the Underwriters exercised the over-allotment option in full and Abri sold 733,920 Over-Allotment Option Units at a price of $10.00 per unit, generating additional gross proceeds of $7,339,200. Simultaneously with the consummation of the IPO, we consummated the Private Placement with the Sponsor of 276,250 Private Units at a price of $10.00 per Private Unit, generating total proceeds of $2,762,500. The Private Units are identical to the Units sold in the IPO, except as otherwise disclosed in the Registration Statement. On August 23, 2021, the Company consummated the sale of an additional 18,348 Private Units generating additional gross proceeds of $183,480.

After deducting the underwriting fee (excluding the deferred underwriting commission of $, which amount will be payable upon consummation of the Business Combination, if consummated) and the IPO expenses, the total net proceeds from Abri’s IPO and the sale of the Private Units, approximately $57.3 million (or $10.00 per Unit sold), was placed in the Trust Account.

Prior to the consummation of its IPO, neither Abri nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with Abri.

After the closing of its IPO, the officers and directors of Abri continued to correspond with Chardan Capital Markets, LLC (“Chardan”), its IPO underwriter, and in mid-August 2021, commenced an active, targeted search for an initial set of potential business combination targets, leveraging their network of relationships. Specifically, the directors and officers focused Fintech/InsurTech companies with unique market positioning, disruptive value proposition, reasonable barrier to competition entry, growth industry and in need of growth capital, strong management team, among others and initiated contact with and were approached by several potential targets and/or advisors, including Chardan.

Of these potential targets, Abri entered into non-disclosure agreements with several targets, but after initial review of the different company data rooms, decided to focus its due diligence efforts on Target A, Target B, Apifiny Inc. and DLQ, and conducted additional due diligence and/or detailed discussions with all companies.

Target A was a company specializing in “providing white-label embedded services for US-based financial institutions.” Abri officers conducted due diligence over August 2021 to October 2021 period, doing business and segment overview, financial analysis, site visit, human resources, among others. While the company demonstrated excellent potential for growth and benefitting from access to capital markets, after completing due diligence, management reached the conclusion that a business combination with this Target would not work because the company was not public ready and doing so would likely extend beyond the SPAC’s transaction time horizon and ultimately decided not to proceed with this target company.

Target B was a company specializing in “providing embedded travel and warranty insurance on a global basis in conjunction with the airline, car rental and on-line retailer industries.” Abri officers conducted due diligence over August 2021 to October 2021 period, doing business and segment overview, financial analysis, human resources, among others. While the company demonstrated excellent potential for growth and benefitting from access to capital markets, after completing due diligence, management reached the conclusion that a business combination with this Target would not work because the company was in the middle of a complex strategic investment round that would likely not meet the SPAC’s transaction time horizon, and ultimately management decided not to proceed with this target company.

Prior Merger Discussions with Apifiny Inc.

On September 21, 2021, Abri entered into an agreement with Chardan to act as Abri’s non-exclusive financial advisor for the purpose of assisting Abri in evaluating several potential acquisition targets, including Apifiny Inc., a crypto currency and mining company. On October 4, 2021, Chardan contacted Abri to gauge Abri’s interest in evaluating a potential business combination with Apifiny Inc. Negotiations continued through January 2022. On January 27, 2022, Abri, Abri Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Abri (“Merger Sub”), Apifiny Inc., and the Sponsor (collectively, the “Apifiny Merger Parties”), signed a merger agreement, where Merger Sub would merge with Apifiny Inc., and Apifiny Inc. would be the surviving corporation in a “reverse triangular merger” transaction (the “Apifiny Merger Agreement”).

On July 22, 2022, the Apifiny Merger Parties entered into a termination of merger letter agreement (the “Merger Termination Agreement”). Pursuant to the Merger Termination Agreement, the Apifiny Merger Parties agreed to mutually terminate the Apifiny Merger Agreement, subject to the representations, warranties, conditions and covenants set forth in the Merger Termination Agreement. All Additional Agreements (as defined in the Apifiny Merger Agreement) (including the Parent and Company Stockholder Support Agreements) have also been terminated in accordance with their respective terms as of July 22, 2022, the Apifiny Merger Agreement Termination Date. The determination to terminate the Apifiny Merger Agreement was made by mutual agreement among the Apifiny Merger Parties without cause.

Background of the proposed Business Combination with DLQ

In October 2021, Jeffrey Tirman had an introductory meeting in New York with Brent Suen, the Chief Executive Officer of DLQ and discussed DLQ’s business operations and financial needs. The meeting was initiated by Mr. Tirman after seeing Mr. Suen at a dinner gathering. Mr. Tirman and Mr. Suen knew each other as children in the early 1970’s through their fathers, who worked as doctors at the same university hospital in Little Rock, Arkansas. Since then and up until October 2021 when Mr. Tirman and Mr. Suen were reintroduced, there had been no interaction or relationship of any kind whatsoever between Mr. Tirman and Mr. Suen. At that meeting, they explored the generalities of a de-SPAC transaction and the processes related thereto. No action to proceed with a business combination was taken at that time, and Abri moved forward with Apifiny.

On July 26, 2022, after terminating the merger with Apifiny, Mr. Tirman re-engaged with Mr. Suen to determine if DLQ was still interested in pursuing a deSPAC transaction, and to get an update on business developments and operations. Over the next 2 days the parties had preliminary discussions regarding possible transaction terms, valuation, structure of the transaction timing of audits, diligence matters, length of any exclusivity period, and possible filing timelines.

On July 28, 2022, based on discussions over the previous 2 days, Mr. Tirman delivered a Non-Disclosure Agreement and an initial draft letter of intent to DLQ. The initial letter of intent represented the discussions between the parties.

The initial letter of intent was prepared by Abri and reflected the amount of earnout shares to be distributed to DLQ management and to the Sponsor under specific circumstances, a warrant revenue sharing arrangement where 20% of the gross proceeds to be paid to the Sponsor in the event that the warrants are exercised at a price of $16.50 per share. These terms were not negotiated further. The initial letter of intent also included a tentative valuation of $140 million, which was proposed by DLQ, subject to further due diligence and discussions about the presented projections. That valuation was subsequently adjusted to $114 million over the next few days.

On July 29, 2022, Mr. Tirman and Mr. Suen further discussed the Letter of Intent and potential transaction terms. The main focus was on the potential valuation and the parties agreed that 3.5-5.0 times estimated current revenue was a fair preliminary valuation pending due diligence and further confirmatory financial analysis. There was also continued discussion on audit timing. The parties also discussed exclusivity and the fact that Abri would not be exclusive but that DLQ needed to agree to exclusivity. Abri believed that this was in its best interest given the limited life on the SPAC and that we had already consumed significant time on the prior transaction that was not ultimately consummated.

On July 30, 2022, the Non-Disclosure Agreement was executed. Discussions continued regarding merger consideration structure, lock-up periods and NASDAQ listing requirements. General terms for the Letter of Intent were verbally agreed, which included an original target valuation was of $140 million based on a precursory look at preliminary data and comparable public companies which were generated by Factset and had been provided to DLQ the previous year. In addition, the initial proposal for the five directors of the combined company was to include two directors being appointed by Abri appointing DLQ would appoint three directors. The parties also discussed that the initial parent lock-up would be for 12 months following the business combination.

On July 30, 2022, a further revised draft of the Letter of Intent was delivered by Mr. Tirman to Mr. Suen. The revisions changed the composition of the board whereby Abri would appoint three directors and DLQ would appoint two directors. Abri believed that their board nominees are very experienced and would benefit post-merger public shareholders. In addition, several companies with similar business criteria were reviewed and in light of some of those criteria, the valuation range was lowered to between $122 and $144 million. The valuation was adjusted lower to reflect the specific criteria of DLQ relative to these comparable companies, whereby Abri would acquire 100% of the outstanding equity securities of DLQ at the value of $114,000,000. There was no discussion about the need to raise additional capital at that time, and the valuation did not include any future financing from the Sponsor, including the possible up to $25 million financing after the close of the Business Combination. The parties also agreed to lower the parent lock-up period from 12 to 11 months. With these updated terms, the Letter of Intent was revised and executed the same day. Please see “Basis For Evaluation” below.

After the signing of the Letter of Intent, and subsequently through discussions of terms in the Merger Agreement, both the Sponsor and DLQ observed developments in the SPAC market in the United States leading to high levels of redemptions in connection with the closing of business combinations. This initiated discussions about the possibility of the Combined Company needing financing after the closing of the Business Combination.

Over the next few weeks, during the due diligence process and finalizing the other terms of the Merger Agreement and related documents, as further described below, the Sponsor, Abri and DLQ held several discussions about the possible need for additional capital, and the Sponsor proposed to extend up to $25 million in post-closing financing to the Combined Company. The general terms agreed were: i) the financing amount would be up to $25 million, ii) the Sponsor or one of its affiliated entities would have the right to raise up to that $25 million, and iii) the overall structure would be a line of credit or similar draw-down instrument. The specific terms of the overall structure were not finalized during those discussions.

During the week of August 1, 2022, the parties commenced the due diligence process and DLQ began to populate a virtual dataroom.

On August 7, 2022, the parties held an initial due diligence call with counsel. Also, on such date, Abri and its counsel were given access to the virtual dataroom to commence due diligence.

Throughout August and early September 2022, Abri and its advisors conducted additional due diligence review of a prospective Business Combination with DLQ. More specifically, the due diligence questions Abri asked related to, and the corresponding materials it requested included, corporate records, stockholder information, a history of securities issuances by DLQ, financing documents, material contracts, management and employees, financial information, sales and marketing, real property, intellectual property, IT systems and networks, privacy and data security, environmental matters, governmental regulations and filing, litigation and audits, insurance policies and claims, tax returns and related records, and other miscellaneous items.

On August 8, 2022, Chris Hardt, Abri’s Chief Financial Officer, visited the DLQ offices in Minneapolis and had an in-person meeting with members of DLQ management.

Also, on August 8, 2022, counsel for Abri and DLQ had a call to discuss the structure of the transaction and the possible dividend of a portion of the consideration to the stockholders of DLQ’s parent. The parties also discussed the structuring of the transfer of certain intellectual property assets owned by sister entities of DLQ. Finally, the parties discussed the status of the audit of the financials that would be required for the financial statements.

During the week of August 8, 2022, the parties continued discussions regarding structuring the transaction and continued to perform due diligence.

Further discussions about the need for financing after the closing of the Business Combination were held between the Sponsor, DLQ and Abri management, and that the merger agreement would provide that the parties would enter into a senior financing facility, or similar structure, whereby the Sponsor would serve as the exclusive financing source for the Combined Company after the closing of the Business Combination for up to $25 million.

During the week of August 15, 2022, Loeb and Loeb, LLP, Abri’s legal counsel (“L&L”) prepared the Merger Agreement and circulated an initial draft of the Merger Agreement on August 21, 2022. The Merger Agreement reflected substantially all of the terms contained in the Letter of Intent except that initially Abri was to only retain two (2) directors and DLQ would have a right to appoint 3 directors. In the initial draft, the number of directors was revised so that Abri would retain three (3) directors and DLQ would have a right to appoint two (2) additional directors. In addition the specific structure of the acquisition was not set forth in detail in the Letter of Intent. Between the signing of the Letter of Intent and the circulation of the initial draft of the Merger Agreement, the parties discussed the structure with tax and legal professionals and finalized a structure through which DLQ would first acquire the assets of Fixel AI, Inc. and Rebel AI, Inc. and, subsequent to such acquisition, a subsidiary of Abri would merge with DLQ. The structure also contemplated that 25% of the shares constituting the purchase price would be distributed to the stockholders of DLQ Parent as a dividend. In addition, the initial draft of the Merger Agreement included indemnification from DLQ Parent for breaches of representations, warranties and covenants and included a share escrow of five (5%) percent of the purchase price to satisfy any indemnification claims.

On August 25, 2022 L&L also circulated updated representations and warranties with respect to data privacy.

On August 26, 2022, DLQ’s legal counsel, Procopio, Cory, Hargreaves & Savitch LLP (“PCHS”) circulated comments to the Merger Agreement. The revised draft clarified that the assets and not the equity of Rebel AI, Inc. and Fixel AI, Inc. would be contributed to DLQ prior to the closing. The revised draft also included a board of seven (7) directors of which the Company would appoint four (4) directors. The representations and warranties of DLQ were revised so that exceptions to the representations contained in the SEC filings of DLQ Parent did not need to be separately scheduled in the disclosure schedules. The revised draft also included knowledge qualifiers and certain other clarifying revisions to the representations and warranties of DLQ, and increased representations and warranties for Abri including ones related to compliance with laws, employment matters, and Investment Company Act matters. DLQ also updated the revised draft to provide for reciprocity of the exclusivity provisions; the adoption of an equity incentive plan for Abri; the inclusion of a fiduciary out; reduction the lock-up period to 9 months and inclusion of a lock-up period for the shares owned by the Sponsor; deletion of the senior financing facility and deletion of the indemnification provisions. In addition, DLQ revised the governing law from Delaware to New York.

On August 31, 2022, L&L circulated certain ancillary documents to PCHS for review.

On September 1, 2022, L&L circulated a further revised draft Merger Agreement. The revised document made further changes to the intellectual property and data privacy representations and certain other representations of DLQ. Abri also refused to include any lock-up provisions with respect to the sponsor shares and removed such provisions from the draft. Abri further amended the DLQ lock-up period to 11 months. Abri also required that the provisions with respect to the board of directors reverted back to the prior provisions, including a board of five (5) directors, three of which would be appointed by Abri. The agreement was also revised in order to lower the dollar thresholds for the conduct of the business prior to closing. In addition, the draft removed he exclusivity provisions for Abri and added back the provisions with respect to the senior financing facility. In addition, the choice of law was changed back to Delaware. Finally, Abri agreed to delete the indemnification provisions contained in the initial draft.

On September 2, 2022, PCHS circulated an initial draft of the disclosure schedules to the Merger Agreement.

On September 2, 2022 PCHS also circulated a further revised draft of the Merger Agreement in order to respond to the comments from September 1, 2022. This draft inserted the fiduciary out for DLQ, to revise the term for the lockup and make certain other change to the representations. DLQ and Abri had a call on September 3rd and as result of the call, PCHS circulated a revised draft of the Merger Agreement on September 3, 2022 removing the fiduciary out provisions.

Between September 3, 2022 through the signing of the Merger Agreement on September 9, 2022, L&L and PCHS exchanged drafts of the Merger Agreement which included updates and revisions to the representations and warranties of the parties. The parties also revised and prepared final drafts of the ancillary documents, including the Parent Support agreement, the Sponsor Earnout Agreement, the Management Earnout Agreement, the Voting Agreement and the Warrant Revenue Sharing Side Letter, the proposed amendments to the post-merger company’s bylaws and certificate of incorporation, and finalized the disclosure schedules to the Merger Agreement. The terms of such ancillary documents did not change materially from those circulated in the Letter of Intent.

The specific terms of the overall structure for the possible financing of the Combined Company were still not finalized, so the parties agreed to leave the provision as it was in the original draft of the merger agreement, where the Sponsor would be the exclusive financing source after the Business Combination to raise financing up to $25 million. To date, the terms of any such financing have not yet been agreed and will be finalised at, or immediately subsequent to, the Closing of the business combination.

The business combination was presented at a meeting of the board of directors of Abri, where all board members attended. Although Mr. Tirman has known Mr. Suen for many years, there has never been a business relationship between them. Mr. Tirman explained the merits of the transactions and the reasons, as presented below, to consider in making a decision to move forward with DLQ for the business combination. Since there is no business relationship between the management of Abri or the management of DLQ, the management believed that there is no conflict of interest in presenting this business opportunity to the board of directors. After careful consideration of the terms and conditions of the Merger Agreement, Abri’s board of directors determined that Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, Abri and its stockholders. On September 8, 2022, at a virtual, meeting where all members of the board of directors of Abri were present, the Definitive Merger Agreement was unanimously approved.

On September 9, 2022, the parties signed the Definitive Merger Agreement.

On [*], 2023, pursuant to an agreement between Abri and Chardan, the underwriter of the IPO, Chardan agreed to provide certain financial advisory services to Abri in connection with the business combination with DLQ and upon closing of the Business Combination, Chardan will receive 30,000 shares of Common Stock. This is in addition to the deferred underwriting fee of $1,500,000 that Chardan will receive as a result of the Business Combination pursuant to the Underwriting Agreement dated August 9, 2021 in connection with Ari’s IPO.

On October 11, 2022, Abri SPAC I, Inc. engaged The Mentor Group, Inc. to serve as an independent financial advisor for the benefit of the Board in connection with the consideration by the Board of the Merger between Abri an DLQ.

The Company is having discussions with an external party concerning the extension of at least $4,555,231 in immediately available working capital to the combined company at Closing to cover closing costs, including the deferred underwriter’s fee. While final terms have not yet been agreed, the parties have agreed that a minimum of $4,555,231 in financing would be in the form of an equity investment. There have been no other marketing activities to date to secure financing from other unaffiliated or external parties.

The Board’s Discussion of Valuation and Reasons for the Approval of the Business Combination

In evaluating the transaction with DLQ, the Board consulted with management and Abri’s legal counsel. The board of directors considered and evaluated several factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the board of directors did not assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The board of directors based its decision on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weights to different factors. This explanation of our reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” Before reaching its decision, the board of directors discussed the material results of its management’s due diligence activities, which included:

•        extensive meetings and calls with DLQ’s management team regarding the company’s products, development plans, operations and projections;

•        research on the financial services industry in general and the technology and software companies, particularly “Software as a Service” (SaaS) and digital content companies (market size, rapidly changing regulatory environment, among other considerations);

•        due diligence activities relating to business, accounting, legal, tax, financial trading, investing and processing, insurance, operations and other matters;

•        financial and valuation analyses including financial projections provided by DLQ; and

•        research on the public trading values of comparable peer companies.

The board of directors considered a number of factors that align with the above metrics pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, after considering the risks associated with DLQ’s business, including but not limited to, the following material factors:

•        DLQ is positioned in Abri’s primary target industries of financial and technology services, particularly SaaS and digital content providers.

•        DLQ has a unique market position with a track record of growing its platform through acquisition.

•        We believe that their platform to market their SaaS products, their demonstrated growth in a cost effective and transparent manner should enable it to benefit from this growth industry.

•        We believe that DLQ, which may need growth capital in the future, will be able to grow faster with access to capital through continuing its business model as a separate entity from DLQ Parent, and being public as a separate entity, would articulate its current business model more efficiently.

•        At a $114 million transaction valuation, we believe that this is an attractive valuation relative to its competitors and/or peers.

•        The company has a strong management team and work force made of a good mixture of experienced tech talent, and executive with experience with a publicly trading company.

•        Abri evaluated risks associated with DLQ being able to continue to grow through acquisition to expand its software services in addition to complimentary products. Please see “Risk Factors — Risks Related to DLQ’s Business” on page 45 of this proxy statement/prospectus.

Basis for Valuation

After careful consideration, the board of Abri recommends that its shareholders vote “FOR” the approval of the Business Combination.

Abri determined that an enterprise valuation in the range of $122 million to $144 million was reasonable, implying a multiple in the range of 1.7 x to 2.0 x projected revenues for 2023.

Abri independently selected 16 comparable publicly traded companies which included 8 companies from the list of 9 companies pulled from Factset, and we were able to retrieve some relevant financial data on those companies provided as of August 29, 2022. Abri determined that the most relevant metric to use in valuing DLQ was a multiple of 2023 projected revenue given that:

•        DLQ has been making multiple recent acquisitions. The most recent one was in March 2022, so the (annual) revenue will not cycle through DLQ`s financials until fiscal 2023.

•        DLQ was in the process of entering into a Managed Services Agreement which would have a material impact on revenues going forward, which was subsequently announced on November 8, 2022 on Form 8-K.

•        Recent historic revenue is biased downward by several significant non-recurring events. Specifically, a change in digital advertising rules in the company`s key Medicare vertical which caused the company to pause and change existing advertising campaigns; and a delay in obtaining working capital financing to support normalized growth in the company`s core lead generation business.

•        A multiple of gross profit is a less relevant metric for DLQ to determine its enterprise value as the company will only gradually gravitate towards normalized margins, driven by existing products expected to be drawn into the abovementioned new business contract over time.

•        EBITDA multiple is not a relevant metric as the positive inflection point is only achieved in 2023. We believe DLQ will not be operating at normalized margins in 2023 because we believe that it will be in the process of integrating recent acquisitions and a large new contract, as well as still being in the early stages of scaling up.

By applying the mean enterprise value/2023 revenue multiple of the comparable publicly traded companies to DLQ`s 2023 projected revenue, an enterprise valuation of $209 million is implied for DLQ

	2022	2023
Comps Mean EV/Rev	3.5	2.9
Datalogiq Proj. Rev. ($mill)	34	72
Datalogiq Implied Enterprise Value	119	209

However, DLQ is expected to have substantially lower revenue, a lower gross margin, and a higher growth rate than the comparable publicly traded companies.

	2023
	Rev	GM	Growth
Comps Mean	697	64.0%	18.4%
Comps Median	490	69.0%	17.6%
Datalogiq	72	25%	106%

In order to assess the impact of revenue size, gross margin, and growth on the enterprise value/2023 revenue multiple, we compared the 2023 mean enterprise value/2023 revenue multiple for the 3 highest and 3 lowest ranking comparable publicly traded companies by revenue, gross margin, and growth.

2023 EV/Rev ranked by Rev, GM, and Growth

	Rev	GM	Growth
Mean 3 lowest 2023	1.6	1.2	1.4
Mean 3 highest 2023	8.3	1.2	5.9

This comparison points to companies with high revenue and growth commanding a higher enterprise value/2023 revenue multiple, while a higher or lower gross margin does not appear to make a significant difference in the valuation multiple.

In light of the substantially lower revenue, and higher growth rate versus the publicly traded comparable companies, we believe that DLQ should be valued at an enterprise value/2023 revenue multiple in the 1.7 to 2.0 times range, resulting in an enterprise valuation in the $122 million to $144 million range. This represents a substantial discount from the 2.9 times mean multiple of the universe of 16 comparable publicly traded companies.

2023 EV/Rev multiple	1.6	1.7	2.0
Datalogiq 2023 Rev	72	72	72
Datalogiq EV	115	122	144.0

Based on our analysis of the respective business models, and discussions with DLQ, we determined that the closest comparable publicly listed companies are Magnite Inc., System 1 Inc., and Zeta Global Holdings Corp. The mean enterprise value/2023 revenue multiple at which these close comps are valued at is 2.2 times. Thus, the 1.7 – 2.0 times multiple range that we applied to our valuation of DLQ is at a discount to the closest publicly listed comparable companies.

3 closest comps	Enterprise Value/2023 Revenue
Magnite Inc	2.8
System 1	1.7
Zeta Global Hldngs Corp	2.1
Mean	2.2

We reiterate that this valuation assumes that there are no further acquisitions during the 2023 projection horizon, even though 3 targets have been identified. We believe that DLQ has a proven track record of making acquisitions and integrating them with the existing businesses.

The Abri board considered this analysis and the consideration to be paid in connection with the business combination with DLQ and determined that they were reasonable and fair (the Mentor Group fairness opinion was not available until after the board voted).

The Abri board of directors and management team decided after the Merger Agreement was signed that it would be in the best interests of Abri and its stockholders to obtain an independent valuation of DLQ by a professional valuation firm not otherwise involved in the Merger and on a fixed fee basis not tied to the consummation of the Merger or contingent upon reaching any particular result, in order to assist it in the determination of whether or not to proceed with the Merger at a stated value of $114,000,000.

The board considered several valuation firms and selected The Mentor Group, Inc. (“Mentor Group”) based on its long experience and national reputation for valuing business enterprises on a going concern basis, its independence, and its willingness to work on a fixed fee basis, and its compensation not tied to the consummation of the Merger or contingent upon the reaching of any particular result. In addition, there was no material relationship between Mentor and Abri or its affiliates that existed during the past two years, or otherwise mutually understood to be contemplated. Abri SPAC I, Inc. engaged The Mentor Group based on The Mentor Group’s experience and reputation.

On October 11, 2022, Abri engaged The Mentor Group to evaluate the transaction.

On December 4, 2022, after reviewing the Mentor Group’s fairness opinion, the board determined that the fairness opinion validated the Company’s final decision. Therefore, the board continues to recommend the business combination with DLQ.

Certain DLQ Projected Financial Information

The following is a summary of the financial information and projections provided by DLQ to Abri as well as a summary of Abri’s management’s analysis and evaluation of the information and projections. The summary set forth below does not purport to be a complete description of the financial analysis performed or factors considered by us. Except as otherwise noted, market data used in our analysis is based on market data as of January 31, 2022, and is not necessarily indicative of current market conditions.

DLQ does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, earnings or other results due to, among other reasons, the inherent unpredictability and uncertainty of the underlying assumptions, estimates and projections. As a result, DLQ does not endorse the projected financial information as a reliable indication of future results. Moreover, DLQ’s internally prepared unaudited projected financial information presented below was based on estimates, assumptions and judgments made by DLQ management at the respective time of its preparation and speak only as of such time. Except as required by law, DLQ has no obligation to update the unaudited projected financial information included in this section and does not intend to do so. The unaudited prospective financial information is not being included in this proxy statement/prospectus in order to influence any Abri stockholder or DLQ stockholder to make a decision with respect to the merger or to influence any DLQ stockholder or Abri stockholder as to whether or how such stockholder should vote with respect to the Proposals contained herein, or any other matter.

Because the unaudited projected financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Furthermore, the unaudited projected financial information does not necessarily reflect DLQ’s current estimates and does not take into account any circumstances or events occurring after the date it was prepared, and some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since such date. In particular, the unaudited projected financial information set forth below does not give effect to the merger, nor does it take into account the effect of any failure of the merger to occur, and should not be viewed as accurate in those contexts.

The unaudited projected financial information should be evaluated in conjunction with the historical financial statements and other information regarding DLQ contained in this proxy statement/prospectus and Abri’s public filings with the SEC. DLQ stockholders and Abri stockholders are urged to review the consolidated financial statements of DLQ and its subsidiary as of December 31, 2022 and December 31, 2021, and the risk factors included in this proxy statement/prospectus. See “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information”.

The unaudited projected financial information constitutes forward-looking statements and no assurances can be given that the assumptions made in preparing the unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of DLQ and/or Abri and will be beyond the control of the Combined Company. In addition, the unaudited projected financial information will be affected by DLQ’s or the Combined Company’s, as applicable, ability to achieve strategic goals, objectives and targets over the applicable periods. As a result, there can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the mergers are completed.

None of DLQ or Abri’s management, board of directors, affiliates, advisors or other representatives assumes responsibility to update the below information and future results may be materially different from those discussed. Any projections set forth below are not necessarily indicative or predictive of future results or values, which may be significantly more or less favorable. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Neither Abri’s or DLQ’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

Certain of the measures included in the projections are non-GAAP financial measures, including Adjusted EBITDA. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by DLQ are not reported by all of its competitors and may not be comparable to similarly titled amounts used by other companies.

In light of the foregoing factors and the uncertainties inherent in these projections, stockholders are cautioned not to place undue reliance on these projections.

	Years Ended December 31,
Summary Financial Projection	2022	2023
Total Revenue	$20,235,536	$100,000,000

Cost and Operating Expenses
Transaction Fees	$750,000	$—
Operating Expenses	$(25,716,121)	$(91,134,801)
Total cost and operating expenses	$(23,252,178)	$(91,134,801)

Other Income (Expense)	$—	$—

Net Income (Loss) before income taxes	$(909,550)	$8,865,199
Income tax expenses	$—	$—
Net Income (Loss)	$(909,550)	$8,865,199
Net Income (Loss) per share – Basic and Diluted	$(0.06)	$0.40

Additional Information

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that DLQ, Abri, their respective directors, officers, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. No person has made or makes any representation or warranty to any Abri or DLQ stockholder regarding the information included in these financial projections. Management of the Combined Company will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.

The financial projections were developed in good faith by DLQ’s management team based on their reasonable best estimates and taking into account the following material estimates and hypothetical assumptions, which assumptions relative to industry averages were developed based on DLQ management’s experience:

•        brand awareness and acceptance of DLQ’s services and offerings within the geographic markets in which it operates and expects to further grow operations by expanding in these regional US markets in which it currently operates;

•        growth of DLQ’s current businesses and successful adoption and revenue generation from its services and platforms including its agency business with the recent acquisition of BattleBridge and its recently disclosed Managed Services Agreement between BattleBridge and a significant new client;

•        effects of the ongoing COVID-19 global health pandemic do not have materially different or greater impact on DLQ’s business than currently;

•        sales and marketing efforts result in increases in sales and revenues during the projected period.

DLQ is projecting an organic growth rate of 136% for 2023 revenues largely as the result of the expected recovery in its core lead generation business to 2021 levels and a full 4 quarters of activity from its affiliate management operations related to the MSA signed in Q4-2022. Additional revenue projections assume completion of one more accretive acquisitions that DLQ intends to consummate following completion of the Business Combination, though DLQ currently has no such binding obligation to complete any specific acquisition.

DLQ Valuation

In order to establish a valuation range for DLQ, we compared certain financial information of DLQ to corresponding data and ratios from publicly traded comparable companies that were deemed relevant to its analysis, including Magnite, Inc., System 1, Inc., and Zeta Global Holdings Corp. as having relatively similar business models. The key criterion for selecting the publicly traded comparable companies was being in a similar business as DLQ.

In the selection of publicly traded comparable companies, we also ensured that the selected companies as a group covered the various key business segments and business verticals in which DLQ operates. Below we highlight relevant aspects of the business descriptions of the publicly traded comparable companies.

Comparable Public Companies	Segment	Ticker	Business Description
AdTheorem Holdings Company, Inc	LDM	ADTH	Digital media platform for advertisers which enables programmatic advertising campaigns.
Cardlytics, Inc	LDM	CDLX	An advertising platform in bank’s digital channels, using purchase data to target people with ads.
Channel Advisor Corp	LDM	ECOM	Saas platform that allows brands and retailers to improve their e-commerce operations, expand to new channels
Criteo SA	LDM	CRTO	Allows commerce companies to achieve various marketing goals by engaging their consumers with personalized ads across the web and mobile.
Digital Media Solution	LCM	DMS

A leading provider of technology enabled digital performance advertising solutions connecting consumers and advertisers within auto, home, health and life insurance and multiple top consumer verticals.

Hubspot, Inc	LCM	HUBS	Provides a cloud-based marketing, sales and customer service platform. Applications include lead generation.
LiveRamp Holdings, Inc	LCM	RAMP	A customer data platform that gathers and unifies different types of customer data to understand your customer’s behaviour and their specific needs.
Magnite, Inc	LDM	MGNI	Magnite Inc. provides technology solutions to automate the purchase and sale of digital advertising inventory.
MediaAlpha	LCM	MAX	Insurance customer acquisition platform
Porch Group	LDM/LCM	PRCH	Vertical software platform for the home
PubMatic, Inc Class A	LDM	PUBM	Provides a cloud infrastructure platform that enables real-time programmatic advertising transactions.
System1, Inc	LCM	SST	Operates a customer acquisition platform.
The Trade Desk, Inc	LDM	TTD	Advertising technology company offering an online advertising platform that manages display, social mobile, and video advertising campaigns.
Tremo International Ltd	LDM	TRMR	Provides end-to-end technology advertising platform operating across three core capabilities Video, Data, and CTV.
Viant technology, Inc	LDM	DSP	Software platform that enables marketers and their advertising agencies to plan, buy and measure advertising across channels.
Zeta Global Holdings Corp	LCM	ZETA	Operates an omnichannel data-driven cloud platform that provides enterprises with consumer intelligence and marketing automation software.

For purposes of this analysis, we used certain publicly available historical financial data for 16 selected publicly traded companies. The 16 companies included in the selected public company analysis are reflected in the chart below.

Company	Ticker	Market Cap	Revenue (2023)	Gross Margin (2023)	EV/Rev ‘23
AdTheorent Holding Company, Inc.	ADTH	$264	$202	62%	1.1x
Cardlytics, Inc.	CDLX	$461	$369	40%	1.6x
Channeladvisor Corporation	ECOM	$440	$196	77%	2.0x
Criteo SA Sponsored ADR	CRTO	$1,658	$1,104	85%	1.0x
Digital Media Solutions, Inc. Class A	DMS	$110	$425	30%	0.7x
HubSpot, Inc.	HUBS	$16,102	$2,097	83%	7.8x
LiveRamp Holdings, Inc.	RAMP	$1,388	$679	76%	1.5x
Magnite, Inc.	MGNI	$1,058	$583	65%	2.8x
MediaAlpha, Inc. Class A	MAX	$528	$556	15%	1.2x
Porch Group, Inc.	PRCH	$234	$365	67%	1.0x
PubMatic, Inc. Class A	PUBM	$1,056	$332	71%	3.0x
System1, Inc. Class A	SST	$1,221	$1,031	31%	1.7x
Trade Desk, Inc. Class A	TTD	$30,960	$1,989	79%	16.0x
Tremor International Ltd. Sponsored ADR	TRMR	$543	$390	90%	0.7x
Viant Technology, Inc. Class A	DSP	$287	$174	85%	1.8x
Zeta Global Holdings Corp. Class A	ZETA	$1,335	$667	65%	2.1x

Mean		$3,603	$697	64%	2.9x
Median		$800	$490	69%	1.6x

On August 30, 2022, DLQ, Inc. and Benchmark Company, LLC entered into an agreement where Benchmark agreed to act as the exclusive financial advisor relating to a merger or acquisition with a publicly traded company. Benchmark acted merely as a high level advisor, and provided the company with publicly available information from Factset related other SPAC deals. The companies were selected based on similar business segments and business verticals to those in which DLQ operates and how recent those transactions occurred. No specific factor was more important than the other.

At an implied enterprise value/revenue (“EV/Revenue”) multiple of 2.9 x 2023 expected revenues, the implied enterprise valuation would be approximately $209 million. In light of DLQ’s lower revenue and higher growth rate versus the 16 comparable companies, we believe that DLQ should be valued at a 2023 EV/Revenue multiple in the 1.7 to 2.0 range, resulting in an enterprise valuation in the $122 to $144 million range, putting DLQ at a reasonable discount to the comparable universe and the company`s closest comparable companies. This valuation assumes there are no further acquisitions during the 2023 projection horizon. DLQ has demonstrated a recent track record of integrating three acquisitions into its existing businesses. Should DLQ continue with more acquisitions in the near future, the valuation could be viewed as being at a substantial discount to the comparable companies. Therefore, we believe that a pro forma equity valuation of DLQ in the $122 – $144 million range is defensible, which we believed should be discounted to a $114 million pre-money equity value, based on market conditions at that time.

Opinion of Abri’s Financial Advisor

Abri’s board of directors retained The Mentor Group Inc. (“Mentor Group” or “TMG”) to act as a financial advisor to the board in connection with the Business Combination to render to the board an opinion as to the fairness to Abri’s stockholders, from a financial point of view, of the consideration to be paid by in the Business Combination. On December 4, 2022, Mentor delivered a written opinion and final supporting analysis presentation to the effect that as of August 29, 2022 and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid in the Business Combination pursuant to the Merger Agreement is fair to Abri’s shareholders from a financial point of view.

The full text of the written opinion of TMG dated December 4, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement/prospectus. The following summary of TMG’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. TMG provided its opinion for the information and assistance of Abri’s board of directors in connection with its consideration of the Business Combination. TMG’s opinion was not intended to and does not constitute a recommendation as to how any of Abri’s shareholders should vote or take any action with respect to the Business Combination or any other matter.

TMG understands that Abri SPAC I, Inc. (“Abri”, the “Parent”) entered into a merger agreement (the “Merger Agreement”) on September 9, 2022 by and among Logiq, Inc., a Delaware corporation (the “DLQ Parent”), DLQ, Inc., a Nevada corporation ( “DLQ”), Abri SPAC I, Inc., and Abri Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). As currently contemplated by the Merger Agreement, at the Effective Time: (i) Merger Sub shall be merged with and into DLQ; (ii) the separate corporate existence of Merger Sub shall thereupon cease, and DLQ shall be the Surviving Corporation, which shall be named “Datalogiq, Inc.”; (iii) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent, which shall change its name to “DataLogiq, Inc.”; (iv) each share of DLQ Common Stock, if any, that is owned by Parent or Merger Sub (or any other Affiliate of Parent) or DLQ (or any of its Subsidiaries, as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor; (v) each share of DLQ Common Stock, if any, held immediately prior to the Effective Time by DLQ as treasury stock shall be automatically cancelled and extinguished, and no consideration shall be paid with respect thereto; (vi) each share of DLQ Common Stock issued and outstanding immediately prior to the Effective Time shall, in accordance with DLQ Certificate of Incorporation and subject to this Merger Agreement, be converted into the right to receive a number of shares of Parent Common Stock equal to the Conversion Ratio; (vii) the Conversion Ratio is an amount equal to the Per Share Merger Consideration Amount of $114,000,000 divided by the number of Fully Diluted DLQ Shares; (viii) Fully Diluted DLQ shares are all shares of DLQ Common Stock that are issued and outstanding immediately prior to the Effective Time, plus all shares of DLQ Common Stock issuable upon conversion, exercise or exchange of any other in-the-money securities of DLQ convertible into or exchangeable or exercisable for shares of DLQ Common Stock.

In connection with rendering its opinion, TMG made such reviews, analyses and inquiries as deemed necessary and appropriate under the circumstances, including, among other things:

•        Reviewed a final draft of the Merger Agreement by and among Logiq, Inc., DLQ, Inc., Abri SPAC I Inc., and Abri Merger Sub, Inc. dated September 9, 2022;

•        reviewed the Form S-4 Registration Statement filed with the SEC on November 3, 2022 regarding the Merger;

•        reviewed the Letter of Intent dated July 31, 2022 regarding the Merger including Exhibit A, Summary of Terms;

•        reviewed certain information relating to the historical, current and future operations, financial condition and prospects of DLQ made available to us by Abri, including financial projections (and adjustments thereto) prepared by the management of DLQ relating to DLQ for the fiscal years ending 2022 through 2023, (the “DLQ Forecasts”), which forecasts appear in “Certain DLQ Projected Financial Information” above;

•        reviewed the 10Ks and 10Qs of Logiq, Inc. for the fiscal years 2020 – 2021 and fiscal quarters of 2022 through September 30, 2022;

•        reviewed data complied from Factset as of August 29, 2022;

•        spoke with certain members of the management of Abri regarding the business, operations, financial condition and prospects of DLQ, the Merger and related matters;

•        compared the financial and operating performance of DLQ with that of other public companies that we deemed to be relevant;

•        considered publicly available financial terms of certain transactions that we deemed to be relevant; and,

•        conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

In addition, TMG relied upon and assumed, without independent verification, the accuracy and completeness of all data, material other information furnished, or otherwise made available to TMG, discussed with or reviewed by TMG, or publicly available, and do not assume any responsibility with respect to such data, material, and other information. In addition, Abri management has advised TMG, and TMG assumed that DLQ forecasts reviewed by TMG have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of DLQ management as to the future financial results and condition of DLQ and the other matters covered thereby, and TMG expresses no opinion with respect to such projections or the assumptions on which they are based. TMG relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of DLQ since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to TMG that would be material to TMG’s analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

TMG relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement identified above and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to the Letter of Intent (“LOI”) and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (iv) the Merger will be consummated in a timely manner in accordance with the terms described in the LOI, the Merger Agreement, and other related documents and instruments. TMG relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Business Combination will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Business Combination or DLQ that would be material to our analyses or TMG’s opinion.

Furthermore, in connection with this opinion, TMG was not requested to make, and has not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of DLQ or any other party, nor were we provided with any such appraisal or evaluation. TMG has not undertaken an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which DLQ is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which DLQ is or may be a party or is or may be subject.

The following is a summary of the material financial analyses performed by TMG in connection with the preparation of its fairness opinion. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by TMG.

The financial analyses are summarized below and presented in tabular format in TMG’s attached opinion. The order in which these analyses are presented below, and the results of those analyses, should not be taken as an indication of the relative importance or weight given to these analyses by TMG or Abri’s board of directors. Except as otherwise noted, the following quantitative information, to the extent it is based on market data, is based on market data as it existed on or before August 29, 2022 and is not necessarily indicative of current market conditions. Financial information of DLQ is valued as of September 30, 2022, as provided by DLQ management, which includes the changes in the revenue (and as a result EBITDA) expected from clients of the rapidly expanding business. All analyses conducted by TMG were going-concern analyses and TMG expressed no opinion regarding the liquidation value of any entity.

TMG completed a series of financial analyses to derive a range of potential equity values for DLQ and calculated the value of the implied post-merger value of DLQ’s Common Shares. TMG’s financial analysis employed three methodologies, with particular weight given to each:

•        selected public company analysis using a weighted average;

•        selected guideline public company analysis using regression analysis; and,

•        guideline merged and acquired company analysis.

Valuation Summary

Based on its analysis of the Business Combination and the equity value of DLQ, the Enterprise Value (“EV”) of DLQ following the Business Combination was estimated to be between approximately $116,601,200 and $452,457,000. This range is based on the following, among other factors:

•        the comparative values of public companies providing digital marketing services to their customers, including lead generation, digital advertising, customer data platforms, predictive targeting, and other software marketing services,

•        the comparative values of recent M&A transactions involving similar companies,

•        DLQ’s financial forecast for 2022-2023, and,

•        the results of the Guideline Public Company Analysis, and Guideline Merged and Acquired Company Analysis.

Guideline Public Company Analysis

TMG selected thirteen Guideline Public Companies based on a review of public companies providing digital marketing services to their customers, including lead generation, digital advertising, customer data platforms, predictive targeting, and other software marketing services. TMG reviewed market valuations and implied trading statistics for the thirteen selected companies. DLQ forecasted negative margins (EBITDA and EBIT) for the two years (2022 and 2023) for which DLQ had a forecast. Six of the Guideline Public Companies were EBITDA negative and seven EBIT negative as of the Valuation Date. TMG therefore relied upon revenue multiples to determine the value of DLQ.

In selecting the range of multiples to apply to DLQ in future periods, TMG considered the forecast growth of DLQ with respect to the forecast growth of the guideline public companies. For the guideline public companies, the EV/2022 Revenue multiples ranged from 0.40 to 3.20, with median 1.25 and mean 1.59; the EV/2023 Revenue multiples ranged from 0.34 to 2.78 with median 1.00 and mean 1.37. TMG selected the first and third quartile multiples to apply to the 2022 and 2023 forecast revenue of DLQ. Based on the application of the guideline public company revenue multiples to the 2022 and 2023 forecast revenue, TMG determined an implied enterprise value range of from $20,029,200 (rounded) to $132,296,000 (rounded).

	Valuation Multiples			Valuation Summary
	Public Company Range	Public Company Median	Public Company Mean	Selected Range	Revenue Forecast ($000)	Enterprise Value Range ($000)
EV/2022 Revenue	0.40x – 3.20x	1.25x	1.59x	0.99x – 2.01x	$20,231.6	$20,029.2 – $40,665.4
EV/2023 Revenue	0.34x – 2.78x	1.00x	1.37x	0.90x – 1.84x	71,900.0	64,710.0 – 132,296.0

No company used in this analysis is identical or directly comparable to DLQ. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves considerations and judgements concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which DLQ is compared.

For the regression analysis, TMG narrowed the number of guideline public companies to nine by eliminating companies with EV over $600 million, as including these four companies did not provide meaningful results in the analyses. The R² measure resulting from the regression analyses indicated that there was a positive relationship between guideline public company EV and forecast 2022 and 2023 revenue. Based upon the application of the resulting regression equation (EV = m * forecast revenue + b) that was derived for each of the two forecast years,

TMG calculated the implied EV for DLQ, from which was calculated the implied revenue multiple for each of the two forecast years 2022 and 2023. Application of the revenue multiples implied by the regression analyses to the 2022 and 2023 forecast revenue resulted in an implied EV range of from $107,203,300 (rounded) to $121,143,900 (rounded).

	Valuation Multiples		Valuation Summary
	Regression Analysis 2022 Multiple	Regression Analysis 2023 Multiple	Selected Range	Revenue Forecast ($000)	Enterprise Value Range ($000)
EV/2022 Revenue	5.30x		5.30x – 5.30x	$20,231.6	$107,203.3 – $107,203.3
EV/2023 Revenue		1.68x	1.68x – 1.68x	71,900.0	121,143.9 – 121,143.9

Guideline Merged and Acquired Company Analysis

TMG selected seven transactions of companies in the same industry as and similar to DLQ including:

•        TV Squared Limited (acquired by Innovid Corp.)

•        Even Financial Inc. (acquired by MoneyLion, Inc.)

•        Scryer, Inc. (acquired by Altus Group Limited)

•        PandoLogic Ltd. (acquired by Veritone, Inc.)

•        Sharpspring, Inc. (acquired by Constant Contact, Inc.)

•        Synacor, Inc. (acquired by Centre Lange Partners, LLC)

•        Telaria, Inc. (acquired by The Rubicon Project, Inc.)

None of the acquired companies was EBITDA positive at the date of acquisition. TMG determined multiples of EV to revenue based on the transaction consideration. The EV Revenue multiples ranged from 1.09 to 8.42, with median 3.71 and mean 4.59. As in the case of the guideline public companies, TMG selected the first and third quartile multiples to apply to the 2022 and 2023 forecast revenue of Logiq, Inc. Based on the application of the revenue multiples to the 2022 and 2023 forecast revenue, TMG determined an implied enterprise value range from $48,353,400 (rounded) to $1,212,510,100 (rounded).

	Valuation Multiples			Valuation Summary
	Target Company Range	Target Company Median	Target Company Mean	Selected Range	Revenue Forecast ($000)	Enterprise Value Range ($000)
EV/TTM Revenue	1.09x – 8.42x	3.71x	4.59x	2.39x – 7.06x	$20,231.6	$48,353.4 – $142,753.8
					71,900.0	171,841.0 – 1,212,510.1

No company used in this analysis is identical or directly comparable to DLQ. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves considerations and judgements concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which DLQ is compared.

Miscellaneous

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description.

In performing its analyses, TMG considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of TMG and DLQ. The estimates of the future performance of DLQ in or underlying TMG’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by TMG’s analyses. These analyses were prepared solely as part of TMG’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to Abri’s board of directors in connection with the delivery of TMG’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be TMG’s view of the actual value of DLQ.

Abri provided for a fixed fee of not to exceed $55,000, subject to adjustment due to discovery of unknown conditions or other scope changes, plus reimbursement of fees associated with the review of disclosure related to TMG’s engagement and opinion, and reimbursement of certain costs and expenses. Fees billed by The Mentor Group to date have totaled $35,000, which have been paid in full. The engagement agreement includes various representations, warranties and indemnities on the part of Abri SPAC I, Inc. and also provided that The Mentor Group could rely on projections and financial statements provided by the Board, Abri SPAC I, Inc. and/or Logiq, Inc., without independent verification.

Abri has also agreed to indemnify TMG and its affiliates, and the respective controlling persons, directors, officers, partners and employees of each of the foregoing against any actions taken or omitted to be taken in connection with Abri’s engagement of TMG or otherwise relate to or arise out of TMG’s activities on Abri’s behalf under the TMG engagement.

There was no material relationship between TMG and Abri or its affiliates that existed during the past two years, or otherwise mutually understood to be contemplated. Abri engaged TMG based on TMG’s experience and reputation. TMG is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures and for other purposes. TMG may in the future provide financial advisory or investment banking services to Abri, DLQ or its affiliates and may receive compensation for the rendering of these services.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other Proposals, you should keep in mind that Abri’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•        The Current Charter provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Our officers and directors (other than our independent directors) agreed to present to us for our consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire a target business. Although a member of the Sponsor knows Brent Suen for several years, there is no current or historical business relationship, and the determination to move forward with DLQ as the target of the Business Combination was made solely on the merits of the transaction and proposed to the board of Directors of Abri in the best interests of the stockholders. The Board did not obtain a fairness opinion on which to base its assessment to sign the merger agreement. However, board of directors has obtained a fairness opinion from the Mentor Group in connection with its determination to proceed with the Business Combination and for the recommendation of the Business Combination to the stockholders.

•        At the Extension Meeting of Abri’s stockholders held on December 9, 2022 to extend the date by which Abri has to consummate a business combination from February 12, 2023 until August 12, 2023, on an as needed, month-to-month basis, by depositing an additional $87,500 into the Trust Account for each such one-month extension (or an aggregate of $525,000 if the time period is extended six times).

•        On February 6, 2023, March 10, 2023, and April 11, 2023, Abri deposited $87,500 into the Trust Account for each one-month extension (or a total of $262,500), to extend the time to complete a business combination to May 12, 2023.

•        If an initial business combination, such as the Business Combination, is not completed by May 12, 2023, unless the Company extends the time to consummate the Business Combination for a one month Extension, until August 12, 2023, Abri will be required to dissolve and liquidate. In such event, the 1,433,480 founder shares currently held by the Initial Stockholders, which were acquired prior to the IPO will be worthless because such holders have agreed to waive their rights to any liquidation distributions. The founder shares were purchased for an aggregate purchase price of $25,000.

•        If an initial business combination, such as the Business Combination, is not completed by May 12, 2023, unless the Company extends the time to consummate the Business Combination for a one month Extension, until August 12, 2023, the 294,598 Private Units purchased by the Sponsor for a total purchase price of $2,945,980, will be worthless. The Units had an aggregate market value of approximately $[•] based on the closing price of Units on the Nasdaq Stock Market as of [•], 2023.

•        The Sponsor has extended to Abri an aggregate amount of $1,234,284 in connection with two automatic extensions and a one month extension of the time Abri had to consummate a business combination. Pursuant to the related promissory notes, the Sponsor will only be repaid from the proceeds of Abri’s initial business combination, or if no business combination is consummated, from funds held outside the trust account. As a result, if Abri does not consummate an initial business combination, the Sponsor is at risk of losing the entire amount. None of the Sponsor or its affiliates, or the officers and directors of Abri are owed out-of-pocket expenses for which they are awaiting reimbursement.

•        The Sponsor may receive up to $13,188,016 (or 20%) of the proceeds of the exercise of the Public Warrants, if the Public Warrants are exercised at $11.50 per share. The Public Warrants may be redeemed for $0.01 per Public Warrant unless the holder thereof exercises such Public Warrant, so long as the price per share of the Company’s stock is above $16.50 for over any twenty (20) consecutive trading days.

•        The Sponsor may receive up to 1,000,000 Earnout Shares if the Company achieves certain milestones after the completion of the Business Combination.

•        If the Business Combination is completed, assuming the stock price of the Combined Company is $30.00 per share, and (i) the Public Warrants are exercised; (ii) the Private Warrants are exercised on a cashless exercise basis; (iii) all Earnout Share Milestones are achieved; and (iv) the Sponsor and its affiliates still hold 1,728,078 shares of Common stock (which includes 1,433,480 founder shares plus 294,598 shares included in the Private Units), the Sponsor stands to gain up to $13,188,016 for the exercise of the Public Warrants; $2,678,164 in value for the 89,272 shares with the cashless exercise of the Private Warrants; $30,000,000 in value of the Earnout Shares; and $51,842,340 in value of the 1,728,078 shares held, for a total of $97,708,520.

•        The exercise of Abri’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

•        If the Business Combination is completed, DLQ will designate all members of the Combined Company’s board of directors, except for two members.

See “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Total Shares of Common Stock Outstanding Upon Consummation of the Business Combination

It is anticipated that, upon consummation of the Business Combination, after giving effect to the Merger Consideration including the Earnout Consideration, as described herein, the exercise of outstanding Public Warrants and Private Warrants, and assuming (i) no redemption of shares by the public stockholders (ii) partial redemption of 626,186 shares by the public stockholders, and (iii) maximum redemption of shares by the public stockholders, the existing public stockholders will own approximately 5.3%, 2.7% and 0%, respectively, of the issued Combined Company’s shares of Common Stock, the Sponsor and its affiliates will own 7.4%, 7.6% and 7.8%, respectively of the issued Combined Company’s shares of Common Stock, the Representative (as defined below) will own approximately 0.1%, 0.1% and 0.1%, respectively of the issued Combined Company’s shares of Common Stock, and DLQ Parent will own approximately 36.5%, 37.5% and 38.5%, respectively, of the issued Combined Company’s shares of Common Stock, DLQ Parent Stockholders will own approximately 12.1%, 12.5% and 12.9%, respectively, of the issued Combined Company’s shares of Common Stock, and DLQ Management will own approximately 8.5%, 8.8% and 9.0%, respectively, of the issued Combined Company’s shares of Common Stock.

If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the Abri stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The following summarizes the pro forma ownership of Common Stock, including Common Stock underlying Units and shares of Common Stock, of Abri following the Closing of the Business Combination under (i) a no redemption scenario, (ii) an interim redemption scenario assuming fifty percent (50%) redemption, and (iii) a maximum redemption scenario, but does not take into account the issuance of any Management Earnout Shares or Sponsor Earnout Shares:

Equity Capitalization Summary	No Additional Redemption Scenario(1)		Interim Redemption Scenario(2)		Maximum Redemption Scenario(3)
	# of Shares	%	# of Shares	%	# of Shares	%
DLQ Parent	8,550,000	59.3%	8,550,000	62.0%	8,550,000	65.0%
DLQ Parent Stockholders	2,850,000	19.8%	2,850,000	20.7%	2,850,000	21.7%
Total DLQ Equity Holders	11,400,000	79.1%	11,400,000	82.7%	11,400,000	86.6%
Abri Initial Public Stockholders	1,252,372	8.7%	626,186	4.5%	—	—%
Abri Initial Stockholders	1,728,078	12.0%	1,728,078	12.5%	1,728,078	13.1%
Representative Shares	30,000	0.2%	30,000	0.2%	30,000	0.2%
Total Common Stock*	14,410,450	100.0%	13,784,264	100.0%	13,158,078	100.0%

____________

*        Percentages, which are rounded to one decimal point, amount to 100%

(1)      Under the no redemption scenario, we assume no additional shares of Common Stock are redeemed.

(2)      Under the interim redemption scenario, we assume redemptions of fifty percent (50%) of the remaining shares of Common Stock are redeemed, amounting to 626,186 shares of Common Stock for aggregate redemption payments of $6.3 million using a per-share redemption price of $10.00.

(3)      Under the maximum redemption scenario, we assume redemptions of the remaining shares of Common Stock, amounting to 1,252,372 shares of Common Stock, for aggregate redemption payments of $12.5 million using a per-share redemption price of $10.00.

Maximum Redemption Calculation

In the above table, the maximum redemption scenario takes into account the maximum amount of shares for redemption at zero shares of Common Stock and the transaction costs of $3,520,176 (which includes transaction expenses of $2,020,176, plus a deferred underwriting fee of $1,500,000). The Company is having discussions with an external party concerning the extension of at least $4,555,231 in immediately available working capital to the combined company at Closing to cover closing costs, including the deferred underwriter’s fee.

Interim Redemption Calculation

In the above table, the interim redemption scenario takes into account an interim redemption of fifty percent (50%) of the remaining shares of Common Stock available for redemption and the transaction costs of $3,520,176 (which includes transaction expenses of $2,020,176, plus a deferred underwriting fee of $1,500,000). In such case, this leaves 626,186 shares of Common Stock for an aggregate of $6.3 million (using a per-share redemption price of $10.00).

For a full analysis of the potential impact of additional dilution, please see “Potential Impact of Additional Dilution” on page 33.

The diagram below reflects the ownership of the Combined Company at the closing of the Business Combination:

DataLogiq, Inc. POST Merger Ownership Structure

Chardan
(i) 0.2%
(ii) 0.2%
(iii) 0.2%
Abri Public Stockholders
(i) 8.7%
(ii) 4.5%
(iii) 0%
Abri Ventures I, LLC (Sponsor)
(i) 12%
(ii) 12.5%
(iii) 13%
DLQ Management
1.8%
DLQ PARENT Public Stockholders
(i) 19.8%
(ii) 20.7%
(iii) 21.7%
DLQ Parent
(i) 59%
(ii) 62%
(iii) 65%
Combined Company Officers
Brent Suen - CEO
Chris Andrews - COO
Robb Billy - CFO
Combined Company Directors
Brent Suen
Christopher Hardt
Nadine Watt
Elisabeth DeMarse
Denis Duncan
Combined Company
DataLogiq, Inc.
Tamble, Inc.
Push Interactive, LLC
BattleBridge Aquciistion Co. LLC

____________

Does not give effect to distribution of any Earnout Shares or exercise of the Warrants and represents: (i) no additional redemption of shares by the public stockholders (ii) interim redemption of shares by the public stockholders, and (iii) maximum redemption of shares by the public stockholders.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of DLQ in many respects. Under this method of accounting, although Abri will issue shares for outstanding equity interests of DLQ in the Business Combination, Abri will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of DLQ issuing stock for the net assets of Abri, accompanied by a recapitalization. For accounting purposes, DLQ will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of DLQ. The net assets of Abri will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of DLQ.

Redemption Rights

Pursuant to our Certificate of Incorporation, holders of shares of Common Stock may elect to have their shares of Common Stock redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to Closing, including interest (net of taxes payable), by (ii) the total number of then-outstanding shares of Common Stock. As of [•], 2023, this would have amounted to approximately $[•] per share.

You will be entitled to receive cash for any shares of Common Stock to be redeemed only if you:

(i)     (a)     hold shares of Common Stock, or

(b)    hold shares of Common Stock through public Units and you elect to separate your public Units into the underlying shares of Common Stock prior to exercising your redemption rights with respect to the shares of Common Stock; and

(ii)    prior to [•] p.m., Eastern Time, on [•], 2023, (a) submit a written request to Continental that Abri redeem your shares of Common Stock for cash and (b) deliver your shares of Common Stock to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying shares of Common Stock prior to exercising redemption rights with respect to the shares of Common Stock. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the shares of Common Stock from the Units.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Common Stock for cash and will no longer own securities of the Combined Company. Such a holder will be entitled to receive cash for its shares of Common Stock only if it properly demands redemption and delivers its shares of Common Stock (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of Common Stock for cash.

Vote Required for Approval

The approval of the Amendment to the Current Charter Proposal and the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Director Election Proposal, and the Nasdaq Proposal, together with the Business Combination Proposal, is a condition to Closing. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of the Business Combination Proposal is also a condition to Proposal No. 2A and 2B, Proposal No. 3, Proposal No. 5 and Proposal No. 6. If the Amendment to the Current Charter Proposal and the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Director Election Proposal, and the Nasdaq Proposal are not approved, unless the condition is waived, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

The Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Business Combination Proposal.

Pursuant to the Letter Agreement and the Parent Stockholder Support Agreement, the Initial Stockholders holding an aggregate of 1,728,078 shares (or 23.2% of the outstanding shares) of Common Stock have agreed to vote their respective shares of Common Stock (including shares of Common Stock included in the Private Units) in favor of each of the Proposals. As a result, only [•] shares of Common Stock held by the public stockholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of shares of Common Stock to constitute a quorum is present, only [•] shares of Common Stock, or approximately [•]% of the outstanding shares of the Common Stock held by the public stockholders must vote in favor of the Business Combination Proposal for it to be approved.

Board Recommendation

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” ADOPTION OF THE BUSINESS COMBINATION PROPOSAL UNDER PROPOSAL NO. 1.

PROPOSAL NO. 2A — AMENDMENT TO THE CURRENT CHARTER PROPOSAL

This is a proposal to amend the Current Charter to expand the methods that Abri may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission by removing the $5,000,001 net tangible asset requirement in order to complete a business combination. All stockholders are encouraged to read the proposed Amendment the Charter in its entirety for a more complete description of its terms. A copy of the proposed Amendment to the Charter is attached hereto as Annex B-1.

The Net Tangible Asset Requirement (“NTA Requirement”)

Section 9.2 (a) of the Current Charter currently provides the following: “(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation will only redeem Offering Shares so long as (after such redemption), the Corporation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)), or of any entity that succeeds the Corporation as a public company, will be at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination either immediately prior to or upon consummation of the initial Business Combination (such limitation hereinafter called the “Redemption Limitation”).”

The purpose was to ensure that, in connection with its initial business combination, Abri would continue, as it has since the IPO, to be not subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). Abri is proposing to amend its Current Charter to remove the NTA Requirement.

The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC and Abri believes that it may rely on another exclusion, which relates to it being listed on the Nasdaq Capital Market (Rule 3a51-1(a)(2)) (the “Exchange Rule”). Therefore, Abri intends to rely on the Exchange Rule to not be deemed a penny stock issuer.

Rule 419 blank check companies and “penny stock” issuers

As disclosed in the IPO prospectus, because the net proceeds of the IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the IPO, Abri may be deemed to be a “blank check company”. Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including the NTA Rule and the Exchange Rule.

Historically, special purpose acquisition companies or “SPACs” have relied upon the NTA Rule to avoid being deemed a penny stock issuer. Like many SPACs, Abri included this provision in 9.2(a) of its Charter, in order to ensure that through the consummation of its initial business combination, Abri would not be considered a penny stock issuer and therefore not a blank check company if no other exemption from the rule was available.

Reliance on Rule 3a51-1(a)(2).

The Exchange Rule excludes from the definition of “penny stock” a security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria set forth in the Exchange Rule. Abri’s securities are listed on the Nasdaq Capital Market and have been so listed since the consummation of the IPO. Abri believes that the Nasdaq Capital Market has initial listing standards that meet the criteria identified in the Exchange Rule and that it can therefore rely on the Exchange Rule to avoid being treated as a penny stock. Therefore, the NTA Requirement is unnecessary so long as Abri meets the requirements of the Exchange Rule.

Reasons for the Amendment to the Current Charter Proposal

If the Amendment to the Current Charter is approved, Abri will not be subject to the NTA Requirement and may rely on other exemptions from the Exchange Rule to avoid being deemed a penny stock issuer. In addition, Abri will not be required to maintain net tangible assets in order to complete a Business Combination.

Vote Required for Approval

Assuming that a quorum is present at the Meeting, the affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock on this Proposal No. 2A is required to approve the Amendment to the Current Charter Proposal. Accordingly, a stockholder’s failure to vote online during the Meeting or by proxy, a broker non-vote or an abstention will be considered a vote “AGAINST” Proposal No. 2A.

This Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Bylaws Amendment Proposal, the Director Election Proposal, and the Nasdaq Proposal. If either of the Business Combination Proposal, the Bylaws Amendment Proposal, the Director Election Proposal or the Nasdaq Proposal is not approved, Proposal No. 2 will have no effect even if approved by our stockholders.

Because stockholder approval of this Proposal No. 2A is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal No. 2A is not approved by our stockholders, the Business Combination will not occur unless we and DLQ waive the applicable closing conditions.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE AMENDMENT TO THE CURRENT CHARTER PROPOSAL UNDER PROPOSAL NO. 2A.

PROPOSAL NO. 2B — THE CHARTER AMENDMENT PROPOSAL

Overview

Our stockholders are being asked to adopt the Amended Charter in the form attached to this proxy statement/prospectus as Annex B-2, which, in the judgment of the Board, is necessary to adequately address the needs of Combined Company.

The following is a summary of the key amendments effected by the Amended Charter as well as the Board’s reasons for approval of the Charter Amendment Proposal. This summary is qualified in its entirety by reference to the full text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex B-2:

Comparison of Current Charter to Amended Charter

The following is a summary of the key changes effected by the Amended Charter relative to the Current Charter, as well as the Board’s reasons for approval of the Charter Amendment Proposal. This summary is qualified in its entirety by reference to the full text of the Amended Charter, a copy of which is included as Annex B-2.

•        Change the Combined Company’s name to DataLogiq, Inc.    Currently, Abri’s name is Abri SPAC I, Inc. If the Charter Proposal is approved, Abri’s name will be changed to DataLogiq, Inc. Our board of directors believes the name of the Combined Company should more closely align with the name of the post-Business Combination operating business and therefore has proposed this name change.

•        Increase the total number of authorized shares of Common Stock from 100,000,000 to 200,000,000 and the number of authorized shares of preferred stock from 1,000,000 to 100,000,000.    Our Current Charter authorizes the issuance of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. The Amended Charter authorizes the issuance of 200,000,000 shares of Common Stock and 100,000,000 shares of preferred stock. The Amended Charter provides adequate authorized capital and flexibility for future issuances of Common Stock if determined by the Combined Company’s Board to be in the best interests of the Combined Company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

•        Remove classes of the Combined Company’s directors.    The Current Charter provides for three classes of directors. If the Charter Proposal is approved, there will only be one class of directors serving for a term expiring at the next annual meeting of stockholders.

•        Removal of blank check company provisions.    Our board of directors has determined that it is in the best interest of Abri to eliminate provisions of our Current Charter that are specific to our status as a blank check company. Removal of these provisions is desirable because these provisions will serve no purpose following consummation of the Business Combination, and many of these provisions cease to apply upon the consummation of Abri’s initial business combination. For example, these proposed amendments remove the prohibition on Abri entering into an initial Business Combination with another blank check company or a similar company with nominal operations. In addition, certain other provisions in our Current Charter require that proceeds from Abri’s initial public offering be held in the Trust Account until a business combination or liquidation or merger has occurred.

Vote Required for Approval

Assuming that a quorum is present at the Meeting, the affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock on this Proposal No. 2B is required to approve the Charter Amendment Proposal. Accordingly, a stockholder’s failure to vote online during the Meeting or by proxy, a broker non-vote or an abstention will be considered a vote “AGAINST” Proposal No. 2B.

This Proposal is conditioned on the approval of the Business Combination Proposal, the Amendment to the Current Charter Proposal, the Bylaws Amendment Proposal, the Director Election Proposal, and the Nasdaq Proposal. If either of the Business Combination Proposal, the Bylaws Amendment Proposal, the Director Election Proposal or the Nasdaq Proposal is not approved, Proposal No. 2B will have no effect even if approved by our stockholders.

Because stockholder approval of this Proposal No. 2B is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal No. 2B is not approved by our stockholders, the Business Combination will not occur unless we and DLQ waive the applicable closing conditions.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE CHARTER AMENDMENT PROPOSAL UNDER PROPOSAL NO. 2B.

PROPOSAL NO. 3 — THE BYLAWS AMENDMENT PROPOSAL

In connection with the Business Combination, Abri is asking its stockholders to approve the adoption of the Amended Bylaws, in the form attached hereto as Annex C. If the Business Combination Proposal, the Amendment to the Current Charter Proposal and the Charter Amendment Proposal and the Bylaws Amendment Proposal are approved, the Amended Bylaws would replace the Current Bylaws.

Comparison of Current Bylaws to Amended Bylaws

The following is a summary of the key changes effected by the Amended Bylaws relative to the Current Bylaws, as well as the Board’s reasons for approval of the Bylaws Amendment Proposal. This summary is qualified in its entirety by reference to the full text of the Amended Bylaws, a copy of which is included as Annex C.

•        Set the procedures to nominate directors.    Our Current Bylaws allows stockholders to nominate directors during the annual meeting of stockholders. The Amended Bylaws prescribes certain procedures and timing for persons nominated as directors be eligible for election by the stockholders at any annual meeting of stockholders, or at any special meeting of stockholders called for that purpose. The Amended Bylaws lays down adequate information as guide for the orderly and timely nomination and election of the members of the board of directors.

•        Reduce the quorum requirement for directors to transact business.    Our Current Bylaws requires two-thirds of the board of directors to constitute a quorum for the transaction of business. The Amended Bylaws reduces the quorum requirement to a majority of the board of directors, and authorizes the act of the majority of the directors present at any meeting which there is a quorum to pass as the act of the board of directors. The Amended Bylaws provides the board of directors adequate flexibility for future transactions if determined by the Combined Company’s board of directors to be in the best interests of the Combined Company, without incurring the risk, delay and potential expense incident to obtaining board approval for a particular transaction.

•        Allow Abri shares of stock to be uncertificated at the discretion of the board.    Our Current Bylaws prescribes shares of stock to only be represented by certificates. The Amended Bylaws allows these shares to be uncertificated, subject to the sole discretion of the board of directors consistent with the DGCL; and lists down the pertinent information and required signatures that should be reflected on the face or back of any certificate. The Amended Bylaws provides a guide for the information of the certificate holders and the orderly and timely issuance and transfer of the certificated and uncertificated shares of stock.

•        Increase the voting requirement to repeal or amend the “Indemnification” section.    Our Current Bylaws may be amended (a) at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of the holders of a majority of the shares of capital stock entitled to vote, provided that notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting, or (b) by a resolution adopted by a majority of the board of directors at any regular or special meetings of the Board. The Amended Bylaws requires an affirmative vote of holders of at least two-thirds (66.7%) of the voting power of all the then outstanding shares of voting stock of the Combined Company to repeal or amend the Indemnification section of the Amended Bylaws. The ability of the majority of the Board to amend the Amended Bylaws remains unchanged. This supermajority voting requirement is appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of Common Stock following the Merger; and it believes that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach indemnification terms that are appropriate for all stockholders.

•        Remove the ability of the stockholders to call a special meeting.    Our Current Bylaws allow the holders of not less than one quarter of all shares entitled to vote to call a special meeting of the stockholders. Under the Amended Bylaws, a special meeting of the stockholders may only be called by the chairperson of the board of directors, the Chief Executive Officer or the board of directors. Removing the ability of the stockholders to call a special meeting is appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the

Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of Common Stock following the Merger; and it believes that going forward, limiting the ability to call a special meeting of the stockholders to directors and officers of the Combined Company encourages the person seeking control of the Combined Company to negotiate with the board of directors to resolve matters in a way that is appropriate for all stockholders.

Vote Required for Approval

This Bylaws Amendment Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Bylaws Amendment Proposal. This Bylaws Amendment Proposal is conditioned upon the approval and completion of the Business Combination Proposal, the Amendment to the Current Charter Proposal and the Charter Amendment Proposal, the Director Election Proposal, and the Nasdaq Proposal. If any of the Business Combination Proposal, the Amendment to the Current Charter Proposal and the Charter Amendment Proposal, the Director Election Proposal or the Nasdaq Proposal are not approved, this Bylaws Amendment Proposal will have no effect even if approved by our stockholders.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE BYLAWS AMENDMENT PROPOSAL UNDER PROPOSAL NO. 3.

PROPOSAL NOS. 4A-4G — THE GOVERNANCE ADVISORY PROPOSALS

Overview

Our stockholders are also being asked to vote on seven separate Proposals with respect to certain governance provisions in the Amended Charter, which are separately being presented in order to give Abri stockholders the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory basis. Accordingly, regardless of the outcome of the non-binding advisory vote on these Proposals, Abri and DLQ intend that the Amended Charter in the form attached to this proxy statement/prospectus as Annex B-2 will take effect at Closing, assuming approval of the Amendment to the Current Charter Proposal and the Charter Amendment Proposal (Proposal No. 2A and 2B). In the judgment of the Board, these provisions are necessary to adequately address the needs of the Combined Company.

Governance Advisory Proposals

The following table sets forth a summary of the governance provisions applicable to the Governance Advisory Proposals. This summary is qualified by reference to the complete text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex B-2. All stockholders are encouraged to read the Amended Charter in its entirety for a more complete description of its terms.

Governance Advisory Proposal	Current Charter	Amended Charter
Governance Advisory Proposal A — Change in Name	Abri SPAC I, Inc.	DataLogiq, Inc.
Governance Advisory Proposal B — Changes in Common Stock	The Current Charter authorizes 100,000,000 shares of Common Stock.	The Amended Charter authorizes 200,000,000 shares of Common Stock.
Governance Advisory Proposal C — Changes in Preferred Stock	The Current Charter authorizes 1,000,000 shares of preferred stock.	The Amended Charter authorizes the issuance of 100,000,000 shares of preferred stock.
Governance Advisory Proposal D — Removal of Blank Check Company/Special Purpose Acquisition Company Provisions	The Current Charter sets forth various provisions related to its operations as a blank check company/special purpose acquisition company prior to the consummation of an initial business combination.	The Amended Charter does not include these blank check company/special purpose acquisition company provisions.
Governance Advisory Proposal E — Removal of Classification of Board of Directors Provisions	The Current Charter provides for a division of the Board of Directors into three classes of directors.	The Amended Charter provides for a single class of directors serving for a term expiring at the next annual meeting of stockholders.
Governance Advisory Proposal F — Addition of Antitakeover Provision	The Current Charter is silent as to Section 203 of the DGCL.	The Amended Charter provides that the Combined Company expressly elects not to be governed by Section 203 of the DGCL.
Governance Advisory Proposal G — Change in Amendment of Charter Provision	The Current Charter provides that the Corporation reserves the right to amend any provision of the Current Charter at any time and from time to time.

The Amended Charter requires the approval of holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class to amend certain provisions of the Amended Charter.

Reasons for the Governance Advisory Proposals

Governance Advisory Proposal A — Change in Name

The change in name of the new public entity is desirable to reflect the Business Combination with DLQ and the combined business going forward.

Governance Advisory Proposal B — Changes in Common Stock

The greater number of authorized shares of common stock is desirable for Abri to have sufficient shares to issue the Merger Consideration Shares in the Business Combination and have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue shares upon exercise of the Warrants and of equity grants currently outstanding.

Governance Advisory Proposal C — Changes in Preferred Stock

The greater number of authorized preferred stock is desirable for Abri to have sufficient shares of preferred stock to issue for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue shares upon exercise of the Warrants and of equity grants currently outstanding.

Governance Advisory Proposal D — Removal of Blank Check Company/Special Purpose Acquisition Company Provisions

It is desirable to delete the provisions that relate to the operation of Abri as a blank check company prior to the consummation of the initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Governance Advisory Proposal E — Removal of Classification of Board of Directors Provisions

It is desirable to remove the board classification provisions because classified boards may be considered to reduce the accountability of directors to stockholders in certain circumstances as they are likely to increase the time required for stockholders to change the composition of the board of directors and may limit the ability of stockholders to evaluate and elect each director each year. The election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies and it is thus a better corporate governance practice to have an unclassified board following the Business Combination.

Governance Advisory Proposal F — Addition of Anti-Takeover Provision

The Combined Company will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning fifteen percent (15%) or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty five percent (85%) of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. The board of directors has determined to opt out of Section 203 of the DGCL.

Governance Advisory Proposal G — Change in Amendment of Charter Provision

It is desirable to require the approval of holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation to amend certain provisions of the Amended Charter, because it is desirable to have any amendments to the Amended Charter approved by a clear majority in order to protect the interests of stockholders.

Notwithstanding the foregoing, certain of the Amended Charter amendments may make it more difficult or discourage an attempt to obtain control of the Combined Company and thereby protect continuity of or entrench the Combined Company’s management, which may adversely affect the market price of the Combined Company’s securities. If, in the due exercise of its fiduciary obligations, for example, the Board were to determine that a takeover proposal was not in the best interests of the Combined Company, authorized but unissued preferred stock could be issued by the Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable the Combined Company to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. Abri currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Vote Required for Approval

The Governance Advisory Proposals will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Governance Advisory Proposals.

The Business Combination is not conditioned upon the approval of the Governance Advisory Proposals.

As discussed above, a vote to approve each of the Governance Advisory Proposals is an advisory vote, and therefore, is not binding on Abri, DLQ or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Abri and DLQ intend that the Amended Charter, in the form attached to this proxy statement/prospectus as Annex B-2 and containing the provisions noted above, will take effect at Closing, assuming approval of the Amendment to the Current Charter Proposal and the Charter Amendment Proposal (Proposal No. 2A and 2B).

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF EACH OF THE GOVERNANCE ADVISORY PROPOSALS.

PROPOSAL NO. 5 — THE DIRECTOR ELECTION PROPOSAL

Election of Directors

Pursuant to the Merger Agreement, Abri has agreed to take all necessary action, including causing the directors of Abri to resign, so that effective at the Closing, the entire Board will consist of five (5) individuals, a majority of whom will be independent directors in accordance with the requirements of Nasdaq.

At the Meeting, it is proposed that five (5) directors will be elected to be the directors of the Combined Company upon consummation of the Business Combination, each of such directors to serve for a term expiring at the next annual meeting of Abri’s stockholders and until that director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in the Combined Company for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) the Combined Company’s board of directors determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

Pursuant to the Merger Agreement, DLQ has the right to designate two (2) directors who shall include the members of DLQ’s board of directors before Closing. The Sponsor will have the right to designate up to three (3) directors, in accordance with the Voting Agreement (defined below). At least a majority of the nominee directors will be independent. DLQ’s board of directors before Closing is composed of one director, Brent Suen. The Sponsor has designated Christopher Hardt, Denis Duncan and Nadine Watt. DLQ has designated Brent Suen and Elisabeth DeMarse. The independent directors will be Nadine Watt, Elisabeth DeMarse and Denis Duncan.

It is proposed that the Combined Company’s board of directors consist of the following directors:

•        Brent Suen

•        Christopher Hardt

•        Denis Duncan

•        Nadine Watt

•        Elisabeth DeMarse

Information regarding each nominee is set forth in the section titled “Directors and Executive Officers of the Combined Company After the Business Combination.”

Under Delaware law and our Bylaws, the election of directors requires a plurality vote of the Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the meeting.

Following consummation of the Business Combination, the election of directors of the Combined Company will be governed by the Amended Charter and bylaws and the laws of the State of Delaware.

Vote Required for Approval

Election of each director will require the affirmative vote by a plurality of the shares of the Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting.

This Director Election Proposal is conditioned upon the approval and completion of the Business Combination Proposal, the Amendment to the Current Charter Proposal and the Charter Amendment Proposal, the Bylaws Amendment Proposal and the Nasdaq Proposal. If any of the Business Combination Proposal, the Amendment to the Current Charter Proposal and the Charter Amendment Proposal, the Bylaws Amendment Proposal or the Nasdaq Proposal are not approved, this Director Election Proposal will have no effect even if approved by our stockholders.

In connection with the execution of the Merger Agreement, Abri, the Sponsor and certain holders of Common Stock will enter into a voting agreement (the “Voting Agreement”), pursuant to which such holders of Common Stock agree to vote in favor of certain matters relating to the nomination and election of the Post-Closing Board of Directors (as described in the Voting Agreement). There are no terms to the Voting Agreement regarding the nomination and election of the Post-Closing Board of Directors that differ from Proposal No. 5 — The Director Election Proposal.

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the Stockholders Meeting. The Director Election Proposal will only become effective if the Business Combination is completed. Election of each of the director nominees is a condition to Closing under the Merger Agreement. If each of the directors is not elected, the parties are not required to close the Business Combination.

Recommendation of the Board with Respect to the Director Election Proposal

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 6 — THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of twenty percent (20%) of the voting power outstanding before the issuance of Common Stock (or securities convertible into or exercisable for Common Stock); or (B) the number of shares of Common Stock to be issued is or will be equal to or in excess of twenty percent (20%) of the number of shares of Common Stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of Common Stock (or securities convertible into or exercisable for Common Stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the Common Stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of Common Stock (or securities convertible into or exercisable for Common Stock) to be issued equals to twenty percent (20%) or more of the Common Stock, or twenty percent (20%) or more of the voting power, outstanding before the issuance.

Pursuant to the Merger Agreement, based on DLQ’s current capitalization, we anticipate that we will issue to DLQ Parent as consideration in the Business Combination, 11,400,000 shares of Common Stock, without giving effect to the potential Management Earnout Shares. See the section entitled “Proposal No. 1: The Business Combination Proposal — The Merger Agreement — Merger Consideration.” Because the number of shares of Common Stock we anticipate issuing as consideration in the Business Combination (1) will constitute more than twenty percent (20%) of our outstanding Common Stock and more than twenty percent (20%) of outstanding voting power prior to such issuance and (2) will result in a change of control of Abri, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, Abri would issue shares representing more than twenty percent (20%) of the outstanding shares of our Common Stock in connection with the Business Combination. The issuance of such shares would result in significant dilution to the Abri stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Abri. If the Nasdaq Proposal is adopted, assuming that 11,400,000 shares of Common Stock are issued to DLQ Parent and DLQ Parent Stockholders as consideration in the Business Combination, we anticipate that DLQ Parent will hold 57.1% of our outstanding shares of Common Stock, DLQ Parent Stockholders will hold 20% of our outstanding shares of Common Stock the current public stockholders will hold 8.7% of our outstanding Common Stock and the Sponsor will hold 12% of our outstanding Common Stock immediately following completion of the Business Combination. This percentage assumes that no shares of our Common Stock are redeemed in connection with the Business Combination, does not take into account any warrants or options to purchase our Common Stock that will be outstanding following the Business Combination, or any equity awards that may be issued under any stock option plan following the Business Combination or the issuance of the Earnout Shares.

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, Abri would be in violation of Nasdaq Listing Rule 5635(a) and (b) and potentially Nasdaq Listing Rule 5635(d), which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage for the post-transaction company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of Abri and DLQ to close the Business Combination that our Common Stock remain listed on the Nasdaq Capital Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed unless this condition is waived.

Vote Required for Approval

Assuming that a quorum is present at the Meeting, the affirmative vote of holders of at least a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Nasdaq Proposal.

This Proposal is conditioned on the approval of the Business Combination Proposal, the Amendment to the Current Charter Proposal and the Charter Amendment Proposal, the Bylaws Amendment Proposal and the Director Election Proposal. If any of the Business Combination Proposal, the Amendment to the Current Charter Proposal and the Charter Amendment Proposal, the Bylaws Amendment Proposal or the Director Election Proposal is not approved, unless the condition is waived, Proposal No. 6 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal No. 6 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal No. 6 is not approved by our stockholders, the Business Combination will not occur unless we and DLQ waive the applicable closing condition.

Board Recommendation

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL UNDER PROPOSAL NO. 6.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the other Proposals.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, the chairman will not adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the Business Combination Proposal, the Amendment to the Current Charter Proposal and the Charter Amendment Proposal, the Bylaws Amendment Proposal, the Director Election Proposal or the Nasdaq Proposal.

Vote Required for Approval

This Adjournment Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE ADJOURNMENT PROPOSAL UNDER PROPOSAL NO. 7.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (each, as defined below) of Common Stock, and (ii) of the Business Combination to the U.S. Holder of DLQ Common Stock (i.e., DLQ Parent, which for the avoidance of doubt, owns 100% of the issued and outstanding DLQ Common Stock).

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a holder as a result of the Business Combination. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold Common Stock or DLQ Common Stock as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received shares of Abri Common Stock or DLQ Common Stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of Common Stock or DLQ Common Stock (excluding treasury shares);

•        holders holding Common Stock or DLQ Common Stock as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•        controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States stockholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii);

•        current of former employees of DLQ; or

•        recipients of the Earnout Consideration, including the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of Abri Common Stock or DLQ Common Stock that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Abri Common Stock or DLQ Common Stock that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Common Stock or DLQ Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination.

Because Units can be separated into their component parts at the option of the holder, a beneficial owner of a Unit should be treated as the owner of the underlying component Common Stock and Warrant for U.S. federal income tax purposes. The discussion below with respect to Common Stock should also apply to holders of Units (as the deemed owner of the underlying component Abri securities (as defined below)).

This summary does not address the tax consequences of transactions occurring prior to, concurrently with, or after the Business Combination (whether or not such transactions are in connection with the Business Combinations) including, without limitation, the issuance of Earnout Consideration, Lock-Up Shares, and the Warrant Revenue Sharing Side Letter. Furthermore, there can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Business Combination or that contrary positions may not be taken by the Internal Revenue Service.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF COMMON STOCK OR DLQ COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. THE HOLDER OF DLQ COMMON STOCK (i.e. DLQ PARENT) SHOULD CONSULT WITH ITS TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights

U.S. Federal Income Tax Consequences to U.S. Holders

In the event that a U.S. Holder elects to redeem its Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Common Stock under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the Common Stock may suspend the running of the applicable holding period for this purpose. Long term capital gain realized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Abri’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of Common Stock treated as held by the U.S. Holder (including any Common Stock constructively owned by the U.S. Holder, as discussed below) relative to all of the shares of Common Stock outstanding both before and after the redemption. The redemption of Common Stock generally will be treated as a sale or exchange of the Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Abri or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Common Stock actually owned by the U.S. Holder, but also shares of Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Common Stock which could be acquired pursuant to the exercise of Warrants. In order to meet the substantially disproportionate test, (i) the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Common Stock must be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of our outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of our stock entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other Common Stock. The redemption of the Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in

Abri. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Abri will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Warrants or possibly in other Common Stock constructively owned by it.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Common Stock as a sale or exchange under Section 302 of the Code or as a corporate distribution under Section 301 of the Code generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Common Stock, as described above, and the corresponding consequences will be as described below.

Any gain realized by a Non-U.S. Holder on the redemption of Common Stock that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such Common Stock redeemed, and either (A) shares of Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Common Stock. There can be no assurance that shares of Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. We would generally be classified as a “U.S. real property holding corporation” if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, we believe that we are not and have not been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

Redemption Treated as Corporate Distribution

With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Abri will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Material U.S. Federal Income Tax Consequences of the Business Combination to Holders of DLQ Parent Common Stock

DLQ and Abri intend that, for U.S. federal income tax purposes, the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In the Merger Agreement, DLQ, Abri, and Merger Sub agree to report the Business Combination as a reorganization unless otherwise required by applicable law. Neither DLQ nor Abri has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Merger. No assurance can be given that the IRS will not assert, or that a court would not sustain, a position that the Business Combination does not constitute a “reorganization.” Accordingly, each U.S. Holder is urged to consult its tax advisor with respect to the particular tax consequences of the Business Combination to such holder.

If the Business Combination qualifies as a reorganization, the U.S. Holder of DLQ Common Stock (i.e., DLQ Parent) will generally not recognize any gain or loss as a result of the Business Combination. Pursuant to the Business Combination, the U.S. Holder of DLQ Common Stock (i.e., DLQ Parent) will receive shares of Common Stock in exchange for its shares of DLQ Common Stock. The U.S. Holder of DLQ Common Stock’s (i.e., DLQ Parent) tax basis in the shares of Common Stock received in the Business Combination will be the same as its tax basis in the shares of DLQ Common Stock surrendered in the Business Combination in exchange therefor. The holding period of the shares of Common Stock received in the Business Combination by the U.S. Holder of DLQ Common Stock (i.e., DLQ Parent) will include the holding period of the shares of DLQ Common Stock surrendered in the Business Combination in exchange therefor.

If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, then the U.S. Holder of DLQ Common Stock (i.e., DLQ Parent) would recognize gain or loss upon the exchange of its shares of DLQ Common Stock for shares of Common Stock equal to the difference between the fair market value, at the time of the exchange, of the Common Stock received in the Business Combination (including any cash received in lieu of a fractional share of Common Stock) and the U.S. Holder of DLQ Common Stock’s (i.e., DLQ Parent) tax basis in the shares of DLQ Common Stock surrendered in the Business Combination. Such gain or loss would be long-term capital gain or loss if the DLQ Common Stock was held for more than one year at the time of the Business Combination. In addition, the U.S. Holder of DLQ Common Stock’s (i.e., DLQ Parent) aggregate tax basis in the shares of Common Stock received in the Business Combination would equal its fair market value at the time of Closing, and the U.S. Holder of DLQ Common Stock’s (i.e., DLQ Parent) holding period of such shares of Common Stock would commence the day after Closing.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions we pay to such holder on such holder’s Common Stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of Common Stock or Warrants to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its Common Stock and Warrants and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax at a rate of 24% generally will apply to cash distributions made on Common Stock and Warrants to, and the proceeds from sales and other dispositions of such securities by, a U.S. Holder (other than an exempt recipient) who:

•        fails to provide an accurate taxpayer identification number;

•        is notified by the IRS that backup withholding is required; or

•        in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Foreign Account Tax Compliance Act

Under sections 1471 to 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) a 30% withholding tax generally applies with respect to certain dividends in respect of and, subject to the proposed Treasury Regulations described below, gross proceeds from a sale or disposition of, securities (including Common Stock and Warrants, hereinafter collectively “Abri securities”) which are held by or through certain foreign financial institution (including investment funds), unless any such institution (a) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (b) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and the applicable foreign country may modify these requirements. Accordingly, the entity through which Abri securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Abri securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including Abri securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Abri securities.

ABRI’S BUSINESS

Overview

Abri was incorporated in Delaware on March 18, 2021 and was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar Business Combination with one or more businesses or entities. Abri has until May 12, 2023 to consummate a Business Combination (unless we extend the time to complete the Business Combination for an additional one-month period until August 12, 2023). If Abri is unable to complete its initial business combination within such period (or up to August 12, 2023 in the event Abri extends the time to complete a business combination), it will (i) cease all operations except for the purpose of winding up and (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem one hundred percent (100%) of the outstanding shares of Common Stock, at a per-shares of Common Stock price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to Abri (net of taxes payable), divided by the number of then outstanding shares of Common Stock, which redemption will completely extinguish public stockholders’ rights as holders of shares of Common Stock (including the right to receive further liquidation distributions, if any), subject to applicable law. Public stockholders will also forfeit the one-quarter of one Warrant included in the shares of Common Stock being redeemed. As promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board, Abri will dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Trust Account

Following the closing of the IPO on August 12, 2021 and the Underwriters’ partial exercise of over-allotment option on August 23, 2021, $57,339,200 from the net proceeds of the sale of the Public Units in the IPO and the sale of the Private Units was placed in the Trust Account maintained by Continental, acting as trustee. The funds held in the Trust Account is and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, so that Abri is not deemed to be an investment company under the Investment Company Act. except with respect to interest earned on the funds held in the Trust Account that may be released to Abri to pay its income or other tax obligations, the proceeds will not be released from the Trust Account until the earlier of the completion of a Business Combination or the redemption of one hundred percent (100%) of the outstanding shares of Common Stock if Abri has not completed a Business Combination in the required time period. The proceeds held in the Trust Account may be used as consideration to pay the sellers of a target business with which Abri completes a Business Combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business. On August 5, 2022, Abri deposited $573,392 into the Trust Account to extend the time to complete a Business Combination until November 12, 2022. On November 1, 2022, Abri deposited $573,392 into the Trust Account to extend the time to complete a Business Combination until February 12, 2023.

At the Extension Meeting of Abri’s stockholders held on December 9, 2022, Abri’s stockholders approved (i) a proposal to amend Abri’s amended and restated certificate of incorporation, and (ii) a proposal to amend the Management Trust Agreement with the Transfer Agent, to extend the date by which Abri has to consummate a business combination from February 12, 2023 until August 12, 2023, on an as needed, month-to-month basis, by depositing an additional $87,500 into the Trust Account for each such one-month extension. The Company may extend the time to complete a Business Combination for a one-month Extension until August 12, 2023, after which time an additional $525,000 will have been added to the Trust Account for all six one-month extensions.

On February 6, 2023, March 10, 2023, and April 11, 2023. Abri deposited $87,500 into the Trust Account for each one-month extension (or a total of $262,500) to extend the time to complete a business combination to May 12, 2023.

Business Combination Activities

On September 9, 2022, we entered into the Merger Agreement. As a result of the transaction, DLQ will become our wholly owned subsidiary, and we will change our name to “DataLogiq, Inc.” In the event that the Business Combination is not consummated by May 12, 2023, unless the time to consummate a Business Combination is extended on a month-to-month basis until August 2023, our corporate existence will cease and we will distribute the proceeds held in the Trust Account to our public stockholders.

Redemption Rights

Our stockholders (except the Initial Stockholders and the Representative) will be entitled to redeem their shares of Common Stock for a pro rata share of the Trust Account (currently anticipated to be no less than approximately $[10.20] per share of Common Stock for stockholders) net of taxes payable. The Initial Stockholders and the Representative do not have redemption rights with respect to any shares of Common Stock owned by them, directly or indirectly.

Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination

If Abri does not complete a business combination by May 12, 2023 (unless such time period has been extended to August 12, 2023 as further described herein), it will trigger the automatic winding up, dissolution and liquidation pursuant to the terms of our Certificate of Incorporation. As a result, this has the same effect as if Abri had formally gone through a voluntary liquidation procedure under Delaware law. Accordingly, no vote would be required from Abri’s stockholders to commence such a voluntary winding up, dissolution and liquidation. If Abri is unable to consummate its initial business combination within such time period, it will, as promptly as possible but not more than ten business days thereafter, redeem one hundred percent (100%) of Abri’s outstanding shares of Common Stock for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to pay its taxes, and then seek to liquidate and dissolve. Public stockholders will also forfeit the one-quarter of one Warrant included in the shares of Common Stock being redeemed.

The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of our public stockholders. Although Abri will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Abri will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

Chardan Capital Markets has not executed agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public shares of Common Stock by the claims of target businesses or claims of vendors or other entities that are owed money by Abri for services rendered or contracted for or products sold to Abri, but Abri cannot assure that it will be able to satisfy its indemnification obligations if it is required to do so. Abri has not asked the Sponsor to reserve for such indemnification obligations, nor has Abri independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Abri. Therefore, Abri believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.

In the event that the proceeds in the Trust Account are reduced below $10.00 per share of Common Stock less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While Abri currently expects that its independent directors would take legal action on its behalf against Sponsor to enforce its indemnification obligations to Abri, it is possible that Abri’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Abri cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Unit.

If Abri files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the public stockholders. To the extent any bankruptcy claims deplete the Trust Account, Abri cannot assure you it will be able to return $10.00 per share of Common Stock to public stockholders. Additionally, if Abri files a bankruptcy petition or an involuntary bankruptcy petition is filed against Abri that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our public stockholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and Abri to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Abri cannot assure you that claims will not be brought against Abri for these reasons.

Each of the Sponsor and the Representative has agreed to waive its rights to participate in any liquidation of the Trust Account or other assets with respect to the Private Units they hold.

Facilities

We maintain our principal executive offices at 9663 Santa Monica Blvd., No. 1091 Beverly Hills, CA 90210. An affiliate of our Chief Executive Officer is providing this space for a fee of $10,000 per month. We consider our current office space adequate for our current operations.

Employees

Abri has three executive officers. These individuals are not obligated to devote any specific number of hours to its matters and intend to devote only as much time as they deem necessary to its affairs. Abri presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while Abri is trying to locate a potential target business to significantly more time as it moves into serious negotiations with a target business for a business combination). Abri does not intend to have any full-time employees prior to the consummation of a business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ABRI

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included in “Item 8. Financial Statements and Supplementary Data” of this Annual Report on Form 10-K. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Risk Factors,” and elsewhere in this report.

Overview

We are a blank check company incorporated on March 18, 2021 as a Delaware corporation and formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar Business Combination with one or more businesses or IPO and the sale of the Private Placement Units, our capital stock, debt or a combination of cash, stock and debt.

As of December 31, 2022, and the date of this filing, the Company had not commenced operations. All activity for the period from March 18, 2021 (inception) through December 31, 2022 related to organizational activities, activities necessary to consummate the initial public offering (“IPO”), and to identify a target company for a business combination. The Company will not generate any operating revenues until after the completion of the Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO.

The outbreak of the COVID-19 coronavirus has resulted in a widespread health crisis that has adversely affected the economies and financial markets worldwide, and potential target companies may defer or end discussions for a potential business combination with us whether or not COVID-19 affects their business operations. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. We may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limiting our ability to conduct meetings to negotiate and consummate transactions in a timely manner with potential investors, target company’s personnel, or vendors and services providers.

Management continues to evaluate the impact of the COVID-19 pandemic and Russia-Ukraine war on the industry and has concluded that, while it is reasonably possible that such could have negative effects on the Company’s financial position, results of its operations, and/or search for a target company, the specific impacts are not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

On August 12, 2021, simultaneously with the consummation of the IPO, we sold to our Sponsor in a Private Placement 276,250 Private Units at a purchase price of $10.00 per Private Unit, generating gross proceeds to the Company of $2,762,500. The Private Units are identical to the Public Units.

On August 19, 2021, the underwriters notified the Company of their intent to exercise of the over-allotment option in part and, on August 23, 2021, the underwriters purchased 733,920 additional Units (the “Additional Units”) at $10.00 per Additional Unit upon the closing of the over-allotment option, generating additional gross proceeds of $7,339,200. On August 23, 2021, simultaneously with the sale of the Additional Units, the Company consummated the sale of an additional 18,348 Private Units at $10.00 per additional Private Unit (the “Additional Private Units”), generating additional gross proceeds of $183,480. A total of $7,339,200 of the net proceeds from the sale of the Additional Units and the Additional Private Units was deposited in the Trust Account, bringing the aggregate proceeds held in the Trust Account on that date to $57,339,200.

Recent Developments

Merger Agreement and Termination with Apifiny

On January 27, 2022, the Company entered into a Merger Agreement (the “Merger Agreement”) by and among Apifiny Group Inc., a Delaware corporation (“Apifiny”), the Company, Abri Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Erez Simha, solely in his capacity as representative, agent and attorney-in-fact of the Apifiny security holders, and the Sponsor, solely in its capacity as representative, agent and attorney-in-fact of the Indemnified Party (as defined in the Merger Agreement) (collectively, the “Parties”).

On July 22, 2022, the Parties entered into a termination of merger letter agreement (the “Termination Agreement”). Pursuant to the Termination Agreement, the Parties agreed to mutually terminate the Merger Agreement, subject to the representations, warranties, conditions and covenants set forth in the Termination Agreement. In conjunction with the termination of the Merger Agreement, the Additional Agreements (as defined in the Merger Agreement) (including the Parent and Company Stockholder Support Agreements) have also been terminated in accordance with their respective terms as of July 22, 2022, the Termination Date.

The Termination Agreement contains mutual releases by all parties thereto, for all claims known and unknown, relating and arising out of, or relating to, among other things, the Merger Agreement, or the transactions contemplated by the Merger Agreement, subject to certain exceptions with respect to claims for indemnity or contribution.

Merger Agreement with DLQ

On September 9, 2022, the Company, entered into a Merger Agreement (the “Merger Agreement”) by and among Abri Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Abri (“Merger Sub”), Logiq, Inc., a Delaware corporation (“DLQ Parent”) whose common stock is quoted on the OTCQX Market under the ticker symbol, “LGIQ”, and DLQ, Inc., a Nevada corporation (“DLQ”) and wholly owned subsidiary of DLQ Parent. Pursuant to the terms of the Merger Agreement, a business combination between the Company and DLQ will be effected through the merger of Merger Sub with and into DLQ, with DLQ surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). The board of directors of the Company has (i) approved and declared advisable the Merger Agreement, the Additional Agreements (as defined in the Merger Agreement) and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of the Company.

The total consideration to be paid at Closing (the “Merger Consideration”) by the Company to DLQ security holders will be an amount equal to $114,000,000. The Merger Consideration will be payable in 11,400,000 shares of common stock, par value $0.0001 per share, of Abri (“Abri Common Stock”).

Trust Account Redemptions

On December 9, 2022, the Company held a special meeting of stockholders at which such stockholders voted to amend the Company’s amended and restated certificate of incorporation and its investment trust agreement, giving the Company the right to extend the date by which the Company must complete its Initial Business Combination up to six times for an additional one month each time, from February 12, 2023 to August 12, 2023, by depositing $87,500 into the Trust Account for each one-month extension. In connection with the special meeting, 4,481,548 shares of common stock were tendered for redemption, resulting in redemption payments of $45,952,279 out of the Trust Account. On February 6, 2023, Abri deposited an additional $87,500 into the Trust Account to extend the time to complete a business combination to March 12, 2023. On March 10, 2023, Abri deposited an additional $87,500 into the Trust Account to extend the time to complete a business combination to April 12, 2023. On April 11, 2023, Abri deposited an additional $87,500 into the Trust Account to extend the time to complete a business combination to May 12, 2023.

If the Company has not consummated an initial business combination by May 12, 2023, or up to August 12, 2023, and has not amended its amended and restated certificate of incorporation and its investment trust agreement, the Company will be required to dissolve and liquidate. If the Company anticipates that it may not be able to consummate its initial business combination on or before May 12, 2023, the Company may, but is not obligated to, extend the period of time to consummate an Initial Business Combination, for another three times by an additional one month each time through August 12, 2023.

Results of Operations

Our only activities from March 18, 2021 (inception) through December 31, 2022 were organizational activities, those necessary to consummate the IPO and identify a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Initial Business Combination. The Company generates non-operating income in the form of interest income and gains from the marketable securities held in the Trust Account, and gains or losses from the change in fair value of the warrant liabilities. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2022, we had net loss of $2,500,184, which consisted of operating costs of $3,368,778 mostly from searching a target company for a business combination and income tax expense of $119,000, offset by interest income on marketable securities held in the Trust Account of $834,403 and a change in fair value of the warrant liabilities of $153,191.

For the period from March 18, 2021 (inception) through December 31, 2021, we had a net loss of $1,127,612 which consisted of operating costs of $1,134,803, offset by interest income on marketable securities held in the Trust Account of $1,299 and a change in fair value of the warrant liabilities of $5,892.

Liquidity and Capital Resources

As of December 31, 2022, the Company had cash of $381,293 and a working capital deficiency of $1,921,061. As of December 31, 2022, we had marketable securities held in the Trust Account of $12,841,399 consisting of securities held in a money market fund that invests in U.S. governmental securities with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through December 31, 2022, we have withdrawn $400,000 of interest earned on the Trust Account to pay our taxes. We intend to use substantially all of the funds held in the Trust Account to acquire a target business and to pay our expenses relating thereto. To the extent that our capital stock is used in whole or in part as consideration to effect a Business Combination, the remaining funds held in the Trust Account will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our Business Combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

Cash used in operating activities for the year ended December 31, 2022 was $716,962. Our operational liquidity needs were primarily satisfied through $1,250,000 of proceeds from convertible promissory notes from a related party. The Company satisfied liquidity needs arising from redemptions through a $45,952,279 withdrawal from the trust account. During the year ended December 31, 2022, proceeds of $1,146,784 from non-convertible promissory notes were deposited into the Trust Account, in addition to $706,687 of interest income. We expect that we will need additional capital to satisfy our liquidity needs if we do not consummate our Initial Business Combination prior to April 12, 2023. Although certain of our initial stockholders, officers and directors or their affiliates have committed to loan us funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, there is no guarantee that we will receive such funds.

Accordingly, the accompanying audited financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. Further, we have incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. Management plans to address this uncertainty during period leading up to the Initial Business Combination. The Company cannot provide any assurance that its plans to raise capital or to consummate an Initial Business Combination will be successful. Based on the foregoing, management believes that the Company will not have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of the Initial Business Combination or one year from this filing. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2022 and 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay our Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. We began incurring these fees on August 9, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

In connection with our initial business combination, we are obligated to pay our expenses relating thereto, including the deferred underwriting commissions payable to our underwriter in an amount equal to 3.0% of the total gross proceeds raised in the offering, or $1,500,000, upon consummation of our initial business combination.

Upon consummation of our IPO, we sold to our underwriters, for $100, an option to purchase up to a total of 300,000 units (or up to 345,000 if the over-allotment is exercised in full) exercisable, in whole or in part, at $11.50 per unit, commencing on the consummation of our initial business combination. The purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from the commencement of sales in our IPO. The option and the 300,000 units, as well as the 300,000 shares of common stock, and the warrants to purchase 300,000 shares of common stock that may be issued upon exercise of the option have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of our registration statement, or August 9, 2021.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting estimates.

INFORMATION ABOUT DLQ

In this section and unless the context otherwise requires, references to “DLQ” refer to (i) for periods prior to Closing, DLQ, Inc., DLQ Inc. and all of its subsidiaries; and (ii) for periods following Closing, DataLogiq, Inc. as the combined company and all of its subsidiaries.

Overview

DLQ, Inc. is a Nevada corporation (“DLQ”), originally incorporated in 2019 as Origin8, Inc. On April 15, 2020, its named was changed to Logiq, Inc. and on August 29, 2022 its name was changed to DLQ, Inc. DLQ is a wholly owned subsidiary of Logiq, Inc., a Delaware corporation (“DLQ Parent”), whose common stock is quoted on the OTCQX Market under the ticker symbol, “LGIQ.” DLQ has three wholly owned subsidiaries, (i) Tamble Inc., a Delaware corporation (“Tamble”), (ii) Push Interactive, LLC, a Minnesota limited liability company (“Push”), and (iii) BattleBridge Acquisition Co. LLC, a Nevada corporation (“BattleBridge”) DLQ is headquartered in Minneapolis, Minnesota, USA.

In addition to DLQ, DLQ Parent also has three other subsidiaries, (i) Rebel AI, Inc., (ii) Fixel AI, Inc., and (iii) Fixel Israel Ltd. (collectively the “Sister Companies”). After Closing, the Sister Companies will remain subsidiaries of DLQ Parent and DLQ will not have any ownership of the Sister Companies. However, as described in the Merger Agreement, DLQ will have completed the acquisition of all the intellectual property relating to the Fixel’s MarTech Audience Targeting Platform and the Rebel SMB marketing platform (both further described below) immediately prior to the Closing of the Business Combination. The specific terms of the acquisition have not yet been determined.

Acquisition History

In January 2020, DLQ and DLQ Parent completed the acquisition of substantially all of the assets of Push Holdings, Inc., a Delaware corporation, including all of the ownership interests in Tamble and Push, making them wholly-owned subsidiaries of DLQ. This business segment has been rebranded as DataLogiq, which operates as a consumer data management platform powered by lead generation, online marketing, and multi-channel reengagement strategies through its owned and operated brands. DataLogiq has developed this proprietary data management platform and integrated it with several third-party service providers to optimize the return on its marketing efforts. DataLogiq focuses on consumer engagement and enrichment to maximize its return on acquisition through repeat monetization of each consumer through repeat sales or upsales to other third party service providers. DataLogiq also licenses its software technology and provides managed technology services to various other e-commerce companies. DataLogiq operations are located in Minneapolis, Minnesota, USA.

On November 2, 2020, DLQ Parent completed the acquisition of Fixel AI Inc. (“Fixel”), which includes its self-serve MarTech Audience Targeting platform as a further expansion of the DataLogiq product suite. DLQ will have completed the acquisition of all the intellectual property relating to this platform by the Closing of the Business Combination.

On March 30, 2021, DLQ Parent acquired Rebel AI, Inc., a Delaware corporation (“Rebel”) was acquired to enable small and medium-sized businesses (“SMBs”) to more effectively compete against larger businesses for new customers at enterprise scale without the cost. Through a simplified, easy-to-use platform, marketers will be able to advertise across the internet with advanced audience targeting and artificial intelligence algorithms lowering the cost of customer acquisition. DLQ will have completed the acquisition of all the intellectual property relating to this platform by the closing of the Business Combination.

On March 31, 2022, BattleBridge, a wholly-owned subsidiary of DLQ, acquired substantially all of the assets of Section 2383, LLC which represents the “BattleBridge Labs” business (“BattleBridge Labs”) including customer lists and contracts, trade names and trademarks, marketing resources, proprietary tech and processes, and more. This acquisition allows DLQ to provide full-service branding and digital marketing agency serving both external clients and other DLQ business units.

A current organizational chart of DLQ and DLQ Parent is below:

The Diagram below reflects the post Business Combination and the relationships between existing stockholders in both Abri and DLQ, including DLQ Parent Stockholders, DLQ Parent and its subsidiaries, which will continue to provide services to the Combined Company after the Business Combination.

Business Developments

On November 8, 2022, DLQ entered into a Managed Services Agreement (the “MSA”) with a significant new client (the “Client”) and will provide certain affiliate management, website development, lead generation, email management, and search engine optimization services (collectively, the “Services”) to Client through DLQ’s platform. The MSA will terminate on October 31, 2023, provided that the term may be extended beyond such date by mutual written agreement of the parties. Notwithstanding the foregoing, Client may terminate the MSA at any time after January 1, 2023, without cost or any penalty, in the event that it is dissatisfied with the Services provided thereunder.

In connection with the MSA, on November 8, 2022, DLQ and Client also entered into an Independent Contractor Agreement (the “IC Agreement,” and together with the MSA, the “Agreements”), pursuant to which Client will provide, on a non-exclusive basis, certain business development strategies and execution and consulting services regarding e-commerce, digital marketing, and online advertising, including lead generation, affiliate marketing and brand development to DLQ Parent. The term of the IC Agreement coincides with the term of the MSA.

As compensation for the services to be provided by Client to DLQ Parent under the IC Agreement, DLQ Parent agreed to issue Client 1,750,000 restricted shares of Logiq, Inc. common stock (the “Initial Shares”) upon execution of the Agreements. In the event that the proposed acquisition of DLQ by Abri SPAC I, Inc., is not completed on or before April 1, 2023, then DLQ shall issue Client an additional 1,750,000 restricted shares of Logiq, Inc. common stock (such additional shares together with the Initial Shares, the “Registrable Shares”) as further contingent consideration pursuant to the Agreements.

As a result of the MSA, Affiliate Management revenue for DLQ was $6,441,775 for the year ended December 31, 2022.

DLQ Current Offering Synopsis:

DLQ aims to provide a successful outcome for DLQ clients by connecting them to new consumers for their business. DLQ’s primary revenue generating models are the Push business unit and the BattleBridge business unit.

Push Business Unit

Through Push, DLQ offers two types of services for clients:

(1)    Lead generation:    DLQ provides their clients with a prospective customer who has demonstrated an intent to engage with a particular vertical, such as home improvement, or a particular service or product.

(2)    Performance Based Engagement:    DLQ connects digital marketing traffic from third parties to brands and service providers, creating a new customer to a client through an e-commerce transaction. This is on a pay-for-performance model.

Lead Generation

Revenue is primarily generated through lead generation, which are leads sourced from DLQ owned and operated online brands, and then sold to lead exchanges and other buyers segregated by market verticals.

Lead data is captured on domains owned by DLQ, processed through DLQ’s internal and proprietary technology platform named “Marble”. Marble is DLQ’s proprietary architecture that ingests data from their owned and operated brands as a “Consumer Data Profile”, distributed via Application Programming Interfaces (“API’s”), and sold within a live data auction.

The data sold based on each of their corporate customer’s criteria as set forth in their respective contracts.

DLQ utilizes both internal media and third-party publisher partners to produce digital advertising traffic to Push’s owned and operated brands. This results in captured consumer data that is sold to lead buyers and lead exchanges.

DLQ does not utilize a standard or template agreement with set terms for its lead generation services as there are no set prices or terms that are applicable to all clients. Instead, price is on leads and is set through a bidding process.

Performance Based Engagement

DLQ generates additional revenue through a pay-for-performance marketing model on select advertisers’ offers. These offers are used as promotions on DLQ’s owned and operated brands or promoted via third party traffic partners (such as display advertising, email marketing, and social media partners). These third party traffic partners independently engage in digital marketing efforts to direct targeted web traffic to one of DLQ’s owned and operated brands. Push is paid on a successful lead or sale with this approach. Success criteria are dependent on the specific offer, but typically requires that any unique instance of web traffic results in a lead which is subsequently sold by DLQ.

BattleBridge Business Unit

BattleBridge, the agency services business unit of DLQ, is a full-service branding and digital marketing agency serving both external clients and other DLQ business units. BattleBridge offers branding and identity development in addition to digital strategy and media buying services, as well as all necessary ancillary and supporting services to enable the branding and digital practices.

Branding and identity development services include product and company naming, design and documentation of comprehensive branding standards around graphics, marks, colors, and typestyles, as well as verbal assets like value propositions, sales language, marketing claims, sales scripts, media releases, and seminal white papers.

Digital strategy and media buying services include planning, targeting, configuring, and executing all aspects of ad campaigns including design, copy, graphic art, video, music, promotional tactics, and distribution of ads via targeted media buying. BattleBridge currently uses targeted media buying with talent and is in process of integrating automation solutions obtained from DLQ’s other business units. Targeted media buying focuses primarily around Google AdWords, Bing Ads, Facebook, Instagram, TikTok, YouTube, and Amazon, all of which are included in BattleBridge’s services and talent sets. BattleBridge establishes individual goals with each client and provides periodic reporting based on those goals, often referencing Return on Ad Spend (“ROAS”) as the primary key performance indicator.

BattleBridge also provides online marketing services including search engine optimization (“SEO”), content marketing, funnel design and engineering, conversion optimization, videography, product photography, and email marketing.

Rebel AI Business Unit

Through its Rebel AI business unit, DLQ offers The Platform (“Platform”), which is a self-service product that serves as an all-in-one data, artificial intelligence (“AI”), media buying and full-featured actionable reporting platform that powers small-to-medium agencies with enterprise tools and scale that was once only available to larger organizations.

Platform was strategically acquired for the purpose of bringing differentiation to the DLQ service offering and is used to collect rich audiences, which are pre-defined audience segments identified through third party data, to drive lead generation. Platform empowers and enables proprietary strategies that can help reduce the cost of audience acquisition and drive lead generation outcomes unique to the DLQ product offering.

Rebel AI from time to time utilizes a platform services agreement and marketing platform services order form which allows a client to specify which specific digital marketing services it would like to receive and the fee associated with such. While the specific terms and conditions will vary from customer to customer, it does contain a confidentiality clause. The term is usually for one month and will renew in successive monthly periods.

Market Opportunity

DLQ participates in the digital advertising and lead generation markets. For Push, the lead generation market, which is global analysis, is forecast to grow worldwide with from $3.1B in 2021 to a $9.6B market by 2028, according to Mordor Intelligence’s Advertising Services Market report. The digital advertising market for Rebel AI and BattleBridge’s addressable market, which is a subsegment of the US Regional forecast, is expected to grow from US$68B (2021) to US$123B (2026). (Marketing Week, 2021).

Products

Push Business Unit

Marble:    Marble is DLQ’s proprietary architecture that ingests data from their owned and operated brands as a “Consumer Data Profile”. Marble has been built as an internally facing tool that assembles repeated submissions with a common data point into unified consumer profiles to track engagement over time and across brands. These profiles are then validated by a series of third-party partners, who provide scores based on fraud probability, specific accuracy of data points, and the overall profile’s match rate to what resides in existing major data warehouses. These inputs are utilized to identify trends in captured consumer data, which informs both the traffic’s sources and brand teams of their ad campaign performance and overall quality of the leads being generated on DLQ owned funnels. These inputs are utilized to identify trends in captured consumer data, which informs both the traffic’s sources and brand teams of their ad campaign performance and overall quality of the leads being generated on DLQ owned brands.

Distribution of lead data for sale is handled through a live auction via a ping-post system. This allows Marble to solicit bids from several buyers for the same record simultaneously, while protecting the privacy and integrity of the lead until a winning bidder can be selected. Marble’s flexible distribution architecture allows DLQ to meet the unique requirements of each of their major data buyers and to adapt to new verticals as required throughout the year.

Outcome:    Outcome is a self-service lead generation marketplace targeting SMB service providers within the United States. Outcome permits these customers to set specific criteria and pricing goals within the platform and accept delivery of consumer lead data at a regular cadence. This data is delivered via an API to the customer’s customer relationship management platform (“CRM”) along with rights to engage the consumer in marketing activities for their specific offering. Customer requests are fulfilled from DLQ’s owned and operated brand websites primarily derived from web traffic generated by DLQ’s internal agency.

Outcome utilizes a separate database instance built on the Marble architecture, providing their customers with similar end results that their own team has generated in DLQ’s lead generation business with Marble’s lead vetting and distribution tools. This shared architecture ensures the same security and stability infrastructure as their own primary products and services, thereby reducing the scope and improving the efficiencies of DLQ overhead.

Outcome’s sales process is based on minimal overhead and rapid turnaround between signup and lead delivery. This addresses many issues DLQ normally experiences through its traditional lead generation model with integrated agreements and disclaimers, improving onboarding efficiency through a do-it-yourself (“DIY”) solution, and standardizing delivery process to static CRM endpoints. This enables DLQ to scale up its sales process to address the inherently broader customer base associated with the SMB versus lead exchange markets.

Outcome’s customers enter into a data services agreement and/or lead generation services with pricing determined by a pre-set bid. All other terms and conditions are customized to the customer’s situation and needs.

BattleBridge Business Unit

BattleBridge revenue is derived from services rather than products. However, some popular services have been productized for ease of selling, notably its “Small Business Advertising” package at a standard price.

The Small Business Advertising package is a productized (standardized) offering that enables small businesses to use advanced marketing and advertising techniques for less than $1,000 per month by documenting concise parameters that enable the agency to deliver compact service packages made economically feasible by including exactly one campaign, one ad creative, one split test, etc. These accounts have been popular to enable entry level advertising clients to start out with advertising more cost effectively. All contracts entered into with customers are entirely custom and tailored to each customers’ needs and there are no standardized material terms or conditions.

Rebel AI Business Unit

Platform, the Rebel business unit’s proprietary “Media Buying and Data Management” product, is a full self-service platform connected to over 40 Supply-side platforms such as Google Ad Exchange, Magnite, SmartAd Server, Index Exchange, and Triple Lift, in addition to all major data providers such as Experian, Nielson, Liveramp,

Oracle, Factual, and Peer39 for targeting rich audiences and contextual segments. Platform delivers scaled access to cross-channel inventory such as Connected TV, Mobile, and Desktop delivering multiple formats such as Video, Banner and Audio bringing enterprise scale to small-and-medium businesses and agencies.

Platform also serves as a data management and full-featured actionable reporting platform that manages custom events and data segments with an easy-to-use self-serve data provider user interface to collect and activate first-party and proprietary customer data to target audiences at scale.

Product Development & Background

Marble, and subsequently Outcome, can find its roots in early 2019 as an initial project of the Push Interactive entity. This project was intended to facilitate the company’s transition into the lead generation space, and provide a competitive advantage to their internal team through the unification of disparate consumer web browsing sessions into unified profiles. These profiles would then be tracked, scored, and over time assemble a dataset to feed machine learning algorithms to provide increased guidance to both internal media buying teams as well as create better matching and filtering with lead buying clients.

Throughout 2019 and 2020, Marble began to take shape through a highly iterative process in close collaboration with its internal team of users. This high communicative environment allowed for a solution to be custom tailored to DLQ’s internal sales and marketing teams. This tailored solution allowed those teams to perform well above their baseline without the product, and in the years since, has only become more fitted to the internal requirements of the DLQ sales and marketing teams.

In 2021, the Marble user interface (“UI”) required a significant UI update to meet its extended use internally as a list management, SMS/Email marketing, and affiliate tracking solution. In response, the Product and Engineering teams began experimenting with client facing user interfaces and use cases which would enable access to higher margin and less concentrated markets.

In late 2021, Outcome had its initial rudimentary interfaces deployed, and into 2022 the initial batch of clients was onboarded in parallel with the Brands team’s expansion into deeper and more engaging content funnels in verticals where traditionally flat capture funnels were preferred. This has enabled Outcome to not only onboard SMB clients more effectively, but also to provide these higher margin/higher ticket clients with more engaged and purchase-ready consumers.

The Rebel AI product suite was founded in 2016 with the announcement of “Passport”, a patented ad security product to fight programmatic media trading fraud and domain spoofing. Given the COVID pandemic in 2020 where small-to-medium businesses found it hard to stay in business without an online presence, DLQ identified a market opportunity in providing enterprise buying tools and scale capabilities at an affordable cost. DLQ’s development efforts quickly lead us to building a full self-serve media buying and data platform, the core functionality of which was completed in 2021, and whose development continues today.

DLQ Competitive Strengths

DLQ’s competitive strength is founded and based on their proprietary product suite; Marble, Outcome, and the Rebel’s Media Buying and Data Management product, Platform. The synergistic technologies serve as an outcome-based product suite across multiple channels and formats, lowering customer acquisition costs at scale.

An additional competitive strength is DLQ’s capability to generate first party traffic through their owned and operated sites. Through traffic generated by Push’s internal agency, DLQ has end-to-end control of the consumer experience — from acquisition via digital marketing to internal utilization or monetization via sale of captured consumer data. This enables DLQ to ensure that all data generated is tied to a specific experience. The competitive advantage lies in DLQ’s ability to engage consumers in highly controlled and very specific web content experiences prior to their sale, resulting in higher engagement and conversion rates for their buyers.

Furthermore, DLQ can retain communication and access rights to these consumers, which enables DLQ to further monetize leads and track repeated consumer site visits and submissions over time. This gives DLQ an advantage in driving down the cost of acquisition within select verticals, as well as the ability to quickly identify new opportunities for brand and vertical development based on consumer interest.

In combination with a competitive advantage stemming from use of DLQ’s proprietary technology products — Media Buying and Data Management Platform, Marble, and Outcome, BattleBridge brings years of hands-on customer service and agency experience. Through Platform, BattleBridge can gain efficiency through automated buying, Through Marble, it can utilize cost saving support, including lead scoring and traffic generation.

Revenue Model

Currently, DLQ has several business areas that generate revenue under the Push Business Unit and the BattleBridge Business Unit. Revenue generated prior to 2023, was primarily generated from the Push Business Unit consisting of the following as of December 31 in the following years:

	Point in Time
	2022	2021
Lead Generation	$11,540,265	$20,862,271
Affiliate Management	6,441,775	—
Reengagement	2,253,496	1,929,918
Revenue	$20,235,536	$22,792,189

Push Business Unit:

The Push business unit creates revenue in the following major groupings:

(1)    Data Monetization:    DLQ drives consumers to branded funnels, selling the lead to a variety of buyers using a managed service auction. This includes:

(i)     Lead Generation

(ii)    Inbound Calls

(iii)   Secondary Data Sales

(2)    Traffic Management:    DLQ drives consumers to advertisers on a performance basis using their internal media, brand assets or partners. This includes:

(i)     Internal media buying as a publisher for advertisers

(ii)    Third party traffic partners as publisher for advertisers

(3)    Brand Revenue:    DLQ will generate revenue on the brands that are own and operated from advertising related activities, such as:

(i)     On-website advertising (e.g., banner ads)

(ii)    Sponsored content placements (newsletter or content ads)

(4)    Subscription Revenue:    DLQ captures all of the revenue sectors through the onboarding of direct buyers, partners, consumers and advertisers through a simple DIY marketplace named Outcome.

BattleBridge Business Unit:

Among various clients, BattleBridge deploys two distinct business models, depending on the attributes and parameters of the client opportunity.

(1)    Percent of Ad Spend:    The primary business model for most accounts is the traditional agency management fee derived as a percentage of Ad Spend (the client’s total advertising budget for one month.)

(2)    Shared Revenue Partnership.    Fewer clients are engaged under the Shared Revenue Partnership model; however, these accounts tend to be larger volume accounts, producing a substantial share of the Agency business unit’s revenue. An example would be client with whom BattleBridge has entered a shared revenue partnership selling nutritional supplements for beauty, brain health, fitness, and sexual health. BattleBridge established and launched this brand from origin, including establishing the identity, brand, product lines, packaging, and all e-commerce marketing services.

DLQ Strategy

DLQ intends to grow its business by developing the following strategies that address each of its business units, collectively and separately.

Push Business Unit

Primarily, the Push business unit is engaged in the larger, enterprise focused lead exchange market. This involves the sale of a high volume of leads to a primary buyer.

Regarding its lead generation business, DLQ’s growth strategy revolves around a few key goals:

(1)    Direct Sale of First Party Data.    DLQ has begun shifting towards a small and medium sized business (“SMB”) focused solution to alleviate various issues associated with the lead exchange model. This involves vertical integration and competing directly with the lead exchanges who currently work with these clients. DLQ has begun to validate the advantages of working directly with these buyers through DLQ’s initial SMB clients through their product suite.

(2)    Expanding DLQ Brands in Additional Verticals.    In collaboration with DLQ’s clients, as well as through growing their industry presence, DLQ has identified several verticals in which to operate. These verticals have and continue to establish owned and operated brands which provide content experiences that adapt to market feedback and traffic demands. Currently DLQ is focused on the following verticals for each of its revenue models:

(A)    Insurance:    DLQ drives consumers to content-related brand content and funnels to compare and receive quotes from major insurance providers in the following sectors:

(i)     Health & Medicare

(ii)    Auto Insurance

(iii)   Life Insurance

(B)    Home:    DLQ markets around various home service needs to drive consumers to receive quotes and/or appointments for residential repair, replacement or services such as:

(i)     Exterior (e.g. roofing, windows, gutters)

(ii)    Interior (e.g. bath, kitchen, general contracting)

(iii)   Accessory (e.g. security, data, smart home)

(C)    Lifestyle:    DLQ utilizes surveys, polls and questionnaires to deliver highly personalized content to consumers as a method to improve their well-being or mind-set:

(i)     Political

(ii)    E-Commerce

(iii)   Spiritual Guidance

(iv)   Health and Wellness

(D)    Emerging:    DLQ drives consumers to up and coming platforms, services and markets such as solar, electric vehicles, green energy and alternative health.

(3)    Diversifying DLQ’s Customer Base:    DLQ’s customers primarily consist of lead exchanges and resellers. These primary buyers may fluctuate seasonally, or in response to market trends. DLQ’s goal is to increase their buyer base through several initiatives, including:

(A)    Identifying and onboarding new buyers in existing verticals.

In parallel with increased business development, management is focused on providing additional operational efficiencies to speed up the onboarding process of new clients, such as reducing any internal process delays around contract approvals, and shifting engineering resources to accommodate customer needs. Management believes these operational efficiencies will result in the faster turnaround of testing new Lead Exchange buyers.

(B)    Targeting SMBs for DLQ’s Outcome product.

DLQ intends to take measures to increase margins and reduce seasonal volatility with a focus downstream of their current Lead Exchange buyers, to selling more directly to the end service provider. This removal of a “middle-man” has been identified to result in significantly higher margins and per lead sale prices with an increased focus on lead quality.

DLQ believes it will gain competitive advantages by providing more engaged consumer data, and improving its ability to tailor consumer experiences to specific regional/local buyers (including white-labelling where appropriate). DLQ is already providing the higher contact rates from internal agency traffic these downstream buyers have required. This is being actively validated with several test clients across three primary verticals (Roofing, Electric Vehicles, and Medicare) and their feedback has been critical to driving this goal forward. As DLQ expands its downstream buyer pool into 2023, it plans to further diversify its revenue and customer base.

Finally, as DLQ expands the pool of customers through a SMB approach, there is also an opportunity to mitigate seasonality through direct relationships with local and regional businesses which also adapt to seasonality. (e.g. roofing companies that seasonally focus on gutters, ice dams, or other seasonal related services). The direct relationships DLQ has with these companies also enable DLQ to better understand the offseason sales strategies used by many of these companies and assist them with building a base of exclusive consumer leads in anticipation of the next season.

(4)    Integration of Existing DLQ Intellectual Property

DLQ has a number of platforms and services which engage in related, but historically separate, services. The goal is to build as much connective tissue between these platforms wherever it is viable to meet an identified client or market demand.

This is most applicable between Marble and Outcome. The initial success of Outcome has provided a number of potential areas where the SMB focused self-service platform can provide additional efficiencies for the Lead Exchange sales team’s processes. DLQ is looking to extend an instance of the Outcome portal to provide the Lead Exchange sales team with an Outcome for Enterprise model. This primary difference between Outcome and its Outcome for Enterprise solution will be access to a ping-post live auction system (a system where bids are solicited based on partial data from multiple buyers and where the highest bid receives the full data record), rather than a strict order and delivery solution favored by smaller buyers, rather than a strict order and delivery solution favored by smaller buyers. In late 2022, DLQ will begin transitioning select buyers out of the Lead Exchange Buyer pool into a new Outcome for Enterprise solution. This will allow Outcome clients to engage in a ping-post bidding process to provide a lower cost, more competitive lead market option.

DLQ will continue to further investigate the integration of Fixel’s consumer engagement algorithms into their brands’ team efforts to provide additional engagement metrics, which may also serve as a foundation for the machine learning (“ML”) solutions being generated in Outcome’s R&D initiatives through 2023 into 2024. The DLQ team is investigating how this IP can be further integrated into related services to generate higher margins and additional revenue through the delivery of more engaged consumers to their clients.

BattleBridge Business Unit

BattleBridge’s strategy focuses on expanding to serve additional clients in growing industries including senior living, medical services, and consumer products for consumers aged 55 and older. These sectors are attractive to DLQ for the following reasons:

•        Senior Living:    The US senior living market totalled US$87.4B in 2021 and is forecasted to expand at a compound annual growth rate (“CAGR”) of 5.48% through 2030; driven by a swelling geriatric population growing from 52 million (2018) to more than 95 million (2060). (Grandview Research, 2021)

•        Medical Services:    Similarly based on the same aging population, the medical services market was estimated at US$456.6B in 2021 and forecasted to grow at a CAGR of 5.76% through 2030 to more than US$755B. (Grandview Research, 2022)

•        Consumer 55+:    Again, based on an aging population, products designed for consumers 55 and older will expand dramatically in the coming decade. By 2030, seniors are forecast to spend nearly US$15 Trillion, up from $8.7 Trillion in 2020. (Fengler, 2021)

Sales & Marketing

Push Business Unit

Push takes an account-based marketing approach, building and expanding their pool of commercial partners based on established and developing relationships within the lead-generation industry. DLQ collects feedback directly from customers and prospective customers to garner insights that help drive their decisions around both business and product development. DLQ testing and validation is handled in real time with their primary in-house user base for Marble, and in close collaboration with their Outcome customers.

DLQ’s auction-based lead generation channel along with Outcome’s on-demand lead generation platform provide us with a broad addressable market spanning both enterprises down through SMB clients. These opportunities are managed by split sales teams between the Lead Exchange (Enterprise) team and the Outcome (SMB) teams. This allows their sales teams to collaborate through frequent in-house communication, while maintaining independent focuses and compensation strategies. This ultimately drives towards return-on-investment-positive marketing expenditures across the entire DLQ sales force.

Further expansion of DLQ’s sales team will play a critical role in the next phase of their evolution as a company, with key ongoing investments in their team and leadership. While their products and customer pools continue to scale according to their models, DLQ believes there are significant opportunities to grow into new markets and verticals in 2023. Increased efforts with both sales and marketing will enable us to capitalize on the continuing momentum they are building. DLQ expects to expand their resources to grow their personnel and leadership teams to facilitate these longer term objectives.

BattleBridge Business Unit

BattleBridge uses multiple strategies to increase revenue by expanding individual client accounts with additional services, and by adding more clients in growing industries.

•        Sales management estimates that “APAR” (average per-account revenue) can be increased by migrating to higher pricing models for new accounts and adding additional services to established accounts.

•        Simultaneously, BattleBridge will expand shared revenue partnerships in the medical and 55+ products channels. Paying based on gross margin (rather than percentage of ad spend) gives this pricing model a higher upside for long-term growth accounts.

•        BattleBridge will also continue to sell new small business clients into the productized “Small Business Advertising” package discussed above, creating additional revenue.

DLQ believes that there is an opportunity to establish cross-selling across the various products and services of all DLQ business units. In addition, DLQ intends to begin group sales for all DLQ business units, marketing to groups (like trade associations, professional organizations, training bodies, etc.) and acquiring bundles of customers with a single sales approach.

Rebel Business Unit

Rebel anticipates building a direct regional sales team to target SMBs and agencies to ramp up the adoption of Platform. In addition, it intends to capitalize on the synergies from cross selling opportunities with other customers with the DLQ business units.

Markets, Geography, and Seasonality

DLQ’s products and services are predominantly sold in North America. Based on current and historical balance sheets and statement of operations, it appears that the business and operations experience seasonality with respect to DLQ’s sales though such seasonality is difficult to predict. Although DLQ believes its customers’ historical buying patterns and budgetary cycles may be a factor that impacts quarterly sales results, DLQ is not able to reliably predict its sales based on seasonality because outside factors, such as timing, introduction of new products and services, and other economic factors impacting DLQ’s industry, can also substantially impact revenues during the year.

Major Customers

Approximately 53% and 21% of revenues were generated from two customers during the years ended December 2022 and 2021, respectively.

Research & Development

DLQ engages in a continuous review process of both customer and internal feedback to identify new and validate existing research and development (“R&D”) projects. DLQ engages in a rapid prototyping and discovery process to identify new feature-functionality within their products. Utilizing low and high-fidelity prototyping, customer interviews, and internal ticketing systems to collect feedback, DLQ is engaged in continual iteration and improvement of its product offerings. These prototypes are then reviewed by a committee consisting of marketing, sales, engineering, and product team members and an R&D initiative is added to their roadmap. All R&D initiatives require the establishment of clear and measurable success criteria as part of their introduction into the product roadmap.

Current items in the R&D include:

(1)    Outcome to onboard new SMB client demand:    In order to provide additional stability and higher margins within each vertical, DLQ will continue to develop a deeper pool of more regional, direct or specialized buyers through the Outcome platform. The primary issue around this is the onboarding and management process to improve time to market.

(2)    Hyper-verticalization to deepen customer relationship:    DLQ will create more value, data and revenue by going deeper into active markets. The deeper DLQ dives into a vertical the more they engage with consumers, allowing them to stay in touch with how they will consume media in the future. These strategies include:

(i)     Deepening owned and operated brands and consumer experiences

(ii)    Writing insurance policies

(iii)   Accepting payment for home services

(iv)   Call centers

(3)    Improve customer acquisition strategy for DLQ agencies:    DLQ can acquire additional traffic through new channels or methods not currently addressed. In addition, DLQ can improve traffic performance by targeting consumers within a vertical in which they already participate. These include:

(i)     Expansion of traffic sources (such as TikTok and connected television)

(ii)    Content Based Engagement (such as search engine optimization and contextual ad targeting)

(iii)   Lead Nurturing (such as engagement through mobile apps)

(4)    Core Expansion of DLQ’s Customer Data Platform (“CDP” which includes Marble and Outcome): DLQ is accelerating the acquisition of first-party data in order to increase the margins around its brands. This will require a more robust intent identification solution that can assemble pools of consumers for use in both online and offline channels. This will expand the following functionality of the Marble platform:

(i)     Consumer Identification

(ii)    Intent Segmentation

(iii)   Analytical Signals

Competition

DLQ’s business is rapidly evolving and becoming more competitive in the digital transformation phase of the Internet. Its current and potential direct competitors include: (i) advertising companies, web design firms and other digital marketing companies; (ii) a number of indirect competitors, include media companies, web portals, comparison shopping websites, and web search engines, either directly or in collaboration with SMBs and (iii) larger public companies such as:

(i)     Results-based advertising: Adtheorent (“ADTH”)

(ii)    Consumer Engagement: Braze (“BRZE”), Quinstreet (“QNST”) and EverCommerce (“EVCM”)

(iii)   Verticalized: Cardlytics (“CDLX”) and Porch Group (“PRCH”)

DLQ believes that the principal competitive factors in the digital marketing business include ease of use, access to high quality first and third party traffic, affordability, and broad range of functionality. Many of its current and potential competitors have greater resources, longer histories, more customers, and greater brand recognition. DLQ may adopt more aggressive pricing and devote more resources to technology, functionality and ease of use and marketing. Other companies also may enter into business combinations or alliances that strengthen their competitive positions.

DLQ faces competition principally from regional players that operate across several markets in the U.S. DLQ also faces competition from single-market players.

DLQ competes to attract, engage, and retain buyers based on the variety and value of products and services listed on its marketplace. DLQ also competes to attract and retain sellers based on the number and engagement of buyers, the effectiveness and value of the marketing services offered, commission rates, and the usefulness of the services provided including data and analytics for potential buyer targeting and the availability of support services.

Intellectual Property

DLQ has acquired the rights to Patent # 10,756,898 issued August 25, 2020 for content delivery verification and is expected to expire on April 11, 2039.

DLQ has acquired the rights to 12 unregistered trademarks and trade names including “DLQ, Inc.” and “DataLogiq.”

Government Approval

DLQ does not believe that any government agency approval is required for the products and services that they provide to DLQ’s customers.

Government Regulations

DLQ and their clients currently use pseudonymous data about Internet and mobile app users on the platform to manage and execute digital advertising campaigns in a variety of ways, including delivering advertisements to end users based on their geographic locations, the type of device they are using, their interests as inferred from their web browsing or app usage activity, or their relationships with DLQ clients. Such data is passed to DLQ from third parties, including original equipment manufacturers, application providers, and publishers. DLQ does not use this data to discover the identity of individuals, and DLQ currently prohibits clients, data providers and inventory suppliers from importing data that directly identifies individuals onto the platform.

DLQ’s ability, like those of other advertising technology companies, to collect, augment, analyze, use and share data relies upon the ability to uniquely identify devices across websites and applications, and to collect data about user interactions with those devices for purposes such as serving relevant ads and measuring the effectiveness of ads. The processes used to identify devices and similar and associated technologies are governed by U.S. and foreign laws and regulations and dependent upon their implementation within the industry ecosystem. Such laws, regulations, and industry standards may change from time to time, including those relating to the level of consumer notice, consent and/or choice required when a company employs cookies or other electronic tools to collect data about interactions with users online.

In the U.S., both federal and state legislation govern activities such as the collection and use of data, and privacy in the advertising technology industry has frequently been subject to review by the Federal Trade Commission (the “FTC”), U.S. Congress, and individual states. Much of the federal oversight on digital advertising in the U.S. currently comes from the FTC, which has primarily relied upon Section 5 of the Federal Trade Commission Act, which prohibits companies from engaging in “unfair” or “deceptive” trade practices, including alleged violations of representations concerning privacy protections and acts that allegedly violate individuals’ privacy interests. However, there is increasing consumer concern over data privacy in recent years, which has led to a myriad of proposed legislation and new legislation both at the federal and state levels, some of which has affected and will continue to affect DLQ’s operations and those of their industry partners. For example, the California Consumer Privacy Act of 2018 (the “CCPA”), which went into effect January 1, 2020, defines “personal information” broadly enough to include online identifiers provided by individuals’ devices, applications, and protocols (such as IP addresses, mobile application identifiers and unique cookie identifiers) and individuals’ location data, if there is potential that individuals can be identified by such data.

The CCPA creates individual data privacy rights for consumers in the State of California (including rights to deletion of and access to personal information), imposes special rules on the collection of consumer data from minors, creates new notice obligations and new limits on and rules regarding the “sale” of personal information (interpreted by many observers to include common advertising practices), and creates a new and potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches. The CCPA also offers the possibility to a consumer to recover statutory damages for certain violations and could open the door more broadly to additional risks of individual and class-action lawsuits even though the statute’s private right of action is limited in scope. There have been many class action lawsuits filed invoking the CCPA outside of the private right of action provided for by the law. It is unclear at this point whether any of these claims will be accepted by the courts. In addition, the California Privacy Rights Act (“CPRA”), recently passed, which will impose additional notice and opt out obligations on the digital advertising space, including an obligation to provide an opt out for behavioral advertising. When the CPRA goes into full effect in January 2023, it will impose additional restrictions on DLQ and on their industry partners; it is difficult to predict with certainty the full effect of the CPRA and its implementing regulations on the industry.

As the collection and use of data for digital advertising has received media attention over the past several years, some government regulators, such as the FTC, and privacy advocates have suggested creating a “Do Not Track” standard that would allow Internet users to express a preference, independent of cookie settings in their browser, not to have their online browsing activities tracked. The CPRA similarly contemplates the use of technical opt outs for the sale and sharing of personal information for advertising purposes as well as to opt out of the use of sensitive information for advertising purposes, and allows for AG rulemaking to develop these technical signals. If a “Do Not Track,” “Do Not Sell,” or similar control is adopted by many Internet users or if a “Do Not Track” standard is imposed by state, federal, or foreign legislation (as it arguably is to some degree under the CCPA regulations), or is agreed upon by standard setting groups, DLQ may have to change its business practices, DLQ’s clients may reduce their use of the platform, and DLQ’s business, financial condition, and results of operations could be adversely affected.

Furthermore, additional governmental regulations, including foreign governmental regulations, may affect DLQ’s business. For more information, see the section titled “Risk Factors”.

Environmental Matters

To date, no significant pollution or other types of hazardous emission have resulted from DLQ’s operations, and it is not anticipated that their operations will be materially affected by federal, state or local provisions concerning environmental controls. DLQ’s costs of complying with environmental health and safety requirements have not been material.

Furthermore, compliance with federal, state and local requirements regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, have not had, nor are they expected to have, any material effect on the capital expenditures, earnings or competitive position of DLQ. However, they will continue to monitor emerging developments in this area.

Employees

As of December 31, 2022, DLQ had 23 employees and contractors in North America. None of DLQ’s employees are represented by a labor union or covered by a collective bargaining agreement.

DLQ believes that their future success will depend, in part, on DLQ’s ability to continue to attract, hire, and retain qualified personnel.

Facilities

DLQ’s primary office is located at 225 Thomas Ave N in Minneapolis, Minnesota. The lease for the 12,422 sq. foot office and warehouse space is at a rate of $17,500 per month and expires on December 31, 2022; however, the lease was extended from January 1, 2023 through April 30, 2023.

Legal Proceedings

From time to time, DLQ may be a party to legal proceedings or subject to claims arising in the ordinary course of business. DLQ is not currently a party to any legal proceeding that is likely to have a material adverse effect on its business, financial condition or operations.

Other than as described in the preceding paragraph, DLQ is not aware of any other material, existing or pending legal proceedings against DLQ, nor is DLQ involved as a plaintiff in any material proceeding or pending litigation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DLQ

You should read the following discussion and analysis of DLQ’s financial condition and results of operations together with the “Selected Consolidated Financial Data” section of this proxy statement/prospectus and DLQ’s consolidated financial statements and the related notes appearing at the end of this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to DLQ’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this proxy statement/prospectus, DLQ’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. In this section and unless the context otherwise requires, references to “DLQ” refer to DLQ, Inc., DLQ Inc. and all of its subsidiaries.

Overview

DLQ, Inc. is a Nevada corporation (“DLQ”), originally incorporated in 2019 as Origin8, Inc. On April 15, 2020, its name was changed to Logiq, Inc. and on August 29, 2022 its name was changed to DLQ, Inc. DLQ is a wholly owned subsidiary of Logiq, Inc., a Delaware corporation (“Logiq, Inc.”), whose common stock is quoted on the OTCQX Market under the ticker symbol, “LGIQ.” DLQ has three wholly owned subsidiaries, (i) Tamble Inc., a Delaware corporation (“Tamble”), (ii) Push Interactive, LLC, a Minnesota limited liability company (“Push”), and (iii) Battle Bridge Acquisition Co. LLC, a Nevada corporation (“Battle Bridge”). DLQ is headquartered in Minneapolis, Minnesota, USA.

Tamble, Inc. is not an operating business. Its sole purpose is to hire independent contractors for the Company’s marketing business.

On January 8, 2020, the Company completed the acquisition of substantially all of the assets of Push Holdings, Inc. This acquired business operates a consumer data management platform powered by lead generation, online marketing, and multichannel reengagement strategies through its owned and operated brands. The Company has developed a proprietary data management platform and integrated with several third-party service providers to optimize the return on its marketing efforts. The Company focuses on consumer engagement and enrichment to maximize its return on acquisition through repeat monetization of each consumer. As part of the transaction, Logiq, Inc. issued 35,714,285 shares to Conversion Point Technologies, Inc. as consideration for the acquisition of all the assets of Push Holdings, Inc. in the amount of $14,285,714.

On March 31, 2022, the Company completed the acquisition of certain customer contractual agreements of Battle Bridge Labs, LLC, including those of Section 2383 LLC, a Tulsa, Oklahoma-based digital brand marketing agency. The purchase price was $2,929,612 and consisted of the issuance of 2,912,621 shares of restricted common stock of Logiq, Inc. with a fair value of $2,679,612 and cash consideration of $250,000, of which Logiq, Inc. paid $200,000 and DLQ paid $50,000.

Battle Bridge Acquisition Co., LLC became the third wholly owned subsidiary of the Company. Battle Bridge is a full-service branding and digital marketing agency serving both external clients and internal parts of the Company. Battle Bridge offers branding and identity development in additional to digital strategy and media busing services, as well as all of the requisite ancillary and supporting services to enable the branding and digital practices.

Carve-Out Consolidated Results of Operations for the fiscal years ended December 31, 2022 and 2021

Carve-Out Consolidated Results of Operations

Results of Operations for the years ended December 31, 2022 and 2021

The following sets forth selected items from our carve-out consolidated statements of operations and the percentages that such items bear to net sales for the years ended December 31, 2022 and 2021. The consolidated results include DLQ, Inc. and its two wholly owned subsidiaries, Tamble, Inc. and Push Interactive, LLC. Tamble, Inc. is not an operating business. Its sole purpose is to hire independent contractors for the Company’s marketing business.

	For the years ended
	December 31, 2022		December 31, 2021		Change
Revenue	$20,235,536	100.0%	$22,792,189	100.0%	$(2,556,653)	(11.2)%
Platform operations	16,370,316	80.9	16,392,490	71.9	(22,174)	(0.1)
Depreciation and amortization	1,410,961	7.0	971,517	4.2	439,444	45.2
General and administrative	6,729,611	33.2	9,193,718	40.3	(2,464,107)	(26.8)
Sales and marketing	1,205,233	6.0	1,075,176	4.7	130,057	12.1
Technology and development	—	0.0	260,952	0.11	(260,952)	(100.0)
Total operating expenses	25,716,121	127.1	27,893,853	122.5	(2,177,732)	(7.8)
Loss from operations	(5,480,585)	(27.1)	(5,101,664)	(22.3)	378,921	(7.4)
Other (Expenses)/Income, net	(84,732)	(0.4)	62,653	0.3	(147,385)	(235.2)
Gain of Forgiveness from PPP Loan	—	0.0	503,700	2.2	(503,700)	(100.0)
Net Loss before income tax	(5,565,317)	(27.5)	(4,535,311)	(19.8)	1,030,006	(22.7)
Income tax expense	—	—	—	—	—	—
Net Loss	(5,565,317)	(27.5)	(4,535,311)	(19.8)	1,030,006	(22.7)

Revenue

Revenues were $20,235,536 and $22,792,189 for the twelve months ended December 31, 2022 and 2021, respectively. The decrease is primarily due to a decrease in the Lead Generation Revenue from $20,862,271 for the year ended December 31, 2021 to $11,540,265 of the year ended December 31, 2022. This loss was partially offset by the new Affiliate Management revenue of $6,441,775 for the year ended December 31, 2022.

Other Income/(Expenses)

Other expenses were $84,732 for the twelve months ended December 31, 2022 which represented primarily the fees and expenses related to the receivable factoring. Other income was $62,653 for the twelve months ended December 31, 2021. The income represents forgiveness of a PPP loan partially offset by write-off activity.

Operating Expenses

Platform Operations

Platform Operations was $16,370,316 and $16,392,490, essentially flat, for the twelve months ended December 31, 2022 and 2021, respectively.

Sales and Marketing (S&M)

S&M expense was $1,205,233 and $1,075,176 for the twelve months ended December 31, 2022 and 2021, respectively. The marginal increase is mainly due to investor relations, public relations and professional services related to continued attempts to list on a senior exchange in 2022.

General and Administrative (G&A)

General and administrative expenses were $6,729,611 and $9,193,718 for the twelve months ended December 31, 2022 and 2021, respectively. The decrease is primarily due to the reduction of stock compensation expense as there were no additional grants awarded and recovery of prior year expense due to forfeitures in the year ended December 31, 2022.

Technology and Development

Technology and Development expenses were $0 and $260,952 for the twelve months ended December 31, 2022 and 2021, respectively. Technology and development costs are expensed as incurred and consist primarily of salaries and related expenses, consulting services and other direct expenses. There was no software development performed in 2022.

Loss from operations

The Company posted a loss from operations of $(5,480,585) and $(5,101,664) for the twelve months ended December 31, 2022 and 2021, respectively. The decrease in the loss is primarily due to reduction of stock compensation expense for the year ended December 31, 2022.

Loss from operations

The Company posted a loss from operations of $(5,480,585) and $(5,101,664) for the twelve months ended December 31, 2022 and 2021, respectively. The increased loss was due to a decrease in revenue partially offset by a decrease in G&A expenses for the year ended December 31, 2022.

Net loss before income tax

The Company posted a net loss before income tax $(5,565,317) and $(4,535,311) for the twelve months ended December 31, 2022 and 2021, respectively.

The increase in the loss is primarily due to a decrease in revenue partially offset by a decrease in G&A expenses, combined with the fact that there was no gain related to the forgiveness of the PPP loan reflected for the year ended December 31, 2022.

Consolidated income tax expense

No provision for corporate taxes is made as the Company incurred a loss and has unutilized loss carry forwards. The tax paid during the fiscal year is for Delaware franchise taxes for the current and prior years.

Net loss

The Company posted a consolidated net loss of $(5,565,317) for the twelve months ended December 31, 2022 as compared to a net loss of $(4,535,311) for the year ended December 31, 2021. The increase in the loss is primarily due to a decrease in revenue partially offset by a decrease in G&A expenses, combined with the fact that there was no gain related to the forgiveness of the PPP loan reflected for the year ended December 31, 2022.

Known Trends or Uncertainties

We have seen some consolidation in the mobile applications industry during economic downturns. These consolidations have not had a negative effect on our total sales; however, should consolidations and downsizing in the industry continue to occur, those events could adversely impact our revenues and earnings going forward.

We believe that the need for improved productivity in the research and development activities directed toward developing new and enhanced PaaS applications will continue to result in SMBs utilizing our products and services. New product developments could result in increased revenues and earnings if they are accepted by our markets; however, there can be no assurances that new products will result in significant improvements to revenues or earnings. For competitive reasons, we do not disclose all of our new product development activities.

The potential for growth in new markets is uncertain. We will continue to explore these opportunities until such time as we either generate sales or determine that resources would be more efficiently used elsewhere.

Inflation

We have not been affected materially by inflation during the periods presented, and no material effect is expected in the near future.

Contractual Obligations and Commitments

We have no material contractual obligations as of December 31, 2022.

Critical Accounting Policies and Estimates

Our critical accounting policies and estimates are included in Note 2 — “Summary of Significant Accounting Policies” of Notes to Consolidated Financial Statements included in this Annual Report.

Recently Issued or Newly Adopted Accounting Standards

Our recently issued or newly adopted accounting standards are included in Note 2 — “Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements included in this Annual Report.

Off-Balance Sheet Arrangements

As of December 31, 2022, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not materially exposed to any financing, liquidity, market, or credit risk that could arise if we had engaged in such relationships.

We do not have relationships or transactions with persons or entities that derive benefits from their non-independent relationship with us or our related parties.

	For the Year Ended December 31,
Cash flows:	2022	2021
Net cash used in operating activities	$(2,586,812)	$(1,314,376)
Net cash used in investment activities	$(50,000)	$—
Net cash provided by financing activities	$2,227,734	$1,975,000

Operating Activities

During the year ended December 31, 2022, loss from operations was $(2,586,812), compared to $(1,314,376) for the year ended December 31, 2021. This was primarily due to a decrease in sales partially offset by a reduction in cash operating expenses.

Investing Activities

During the year ended December 31, 2022, we did use $50,000 for investing activities in the Company’s investment activities, as compared to not using any cash for investing activities for the year ended December 31, 2021. The Company used the funds to complete the acquisition of certain customer contractual agreements of Battle Bridge Labs, LLC, including those of Section 2383 LLC, a Tulsa, Oklahoma based digital brand marketing agency.

Financing Activities

During the year ended December 31, 2022, we generated $2,227,734 from financing activities, compared to $1,975,000 of cash generated for the year ended December 31, 2021. This increase in financing was due to additional financing obtained by entering a factoring agreement to support growth.

We estimate that based on current plans and assumptions, that our available cash and the cash we generate from our core operations will generally be sufficient to satisfy our capital expenditures under our present operating expectations, without further financing, for up to 12 months. We have sufficient working capital to fund the expansion of our operations and to provide working capital necessary for our ongoing operations and obligations. However, we shall continue to evaluate our capital expenditure needs based upon factors including our growth rate, the timing and extent of spending to support development efforts, the expansion of our sales and marketing, the timing of new product introductions, and the continuing market acceptance of our products and services. If cash generated from operations is insufficient to satisfy our capital requirements, we may open a revolving line of credit with a bank, or we may have to sell additional equity or debt securities or obtain expanded credit facilities to fund our operating expenses, pay our obligations, diversify our geographical reach, and grow our company. In the event such financing is needed in the future, there can be no assurance that such financing will be available to us, or, if available, that it will be in amounts and on terms acceptable to us. If we cannot raise additional funds when we need or want them, our operations and prospects could be negatively affected. However, if cash flows from operations become insufficient to continue operations at the current level, and if no additional financing were obtained, then management would restructure the Company in a way to preserve its business while maintaining expenses within operating cash flows.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined balance sheet as of December 31, 2022 and the summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 presents the combination of the financial information of DLQ and Abri after giving effect to the Business Combination and related adjustments described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information, and have been prepared in accordance with Article 11 of Regulation S-X.

The summary unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the historical balance sheet of DLQ and the historical balance sheet of Abri on a pro forma basis as if the Business Combination, summarized below, had been consummated on December 31, 2022. The summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combine the historical statement of operations of DLQ and Abri for such period on a pro forma basis as if the transaction, summarized below, had been consummated on January 1, 2022, the beginning of the earliest period presented:

•        The merger of DLQ and Abri, with DLQ surviving as the wholly-owned subsidiary of Abri after the merger, and Abri changing its name to DataLogiq, Inc.; and

•        Upon the exchange, each outstanding share of DLQ Common Stock will be automatically cancelled, extinguished and converted into a number of shares of DataLogiq, Inc. Common Stock, based on DLQ’s Equity Value and based on a conversion rate of 0.75 at December 31, 2022.

The summary unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited historical financial statements of each of DLQ and Abri and the notes thereto, as well as the disclosures contained in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DLQ” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Abri.”

The following tables present selected pro forma information after giving effect to the Business Combination and Related Transactions presented under the following scenarios:

•        Assuming No Additional Redemption:    This presentation assumes that no additional public stockholders of Abri exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemption:    This presentation assumes that all 1,252,372 remaining public shares currently held by Abri public shareholders exercise their redemption rights in exchange for their pro rata share of the $12,841,399 currently held in the trust account.

The figures in the following tables are presented only as illustrative examples and are based on the scenarios described above, which may be different from the actual amount of redemptions in connection with the Business Combination.

Summary Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2022

	Pro Forma Combined (Assuming No Additional Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of December 31, 2022
Total assets	$24,279,979	$18,390,595
Total liabilities	$18,374,093	$25,326,108
Total stockholders’ equity (deficit)	$5,905,886	$(6,935,513)

Summary Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2022

	Pro Forma Combined (Assuming No Additional Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2022
Revenue	$20,235,536	$20,235,536
Net Loss	$(12,515,502)	$(12,515,502)
Net loss per share – basic	$(0.87)	$(0.95)
Net loss per share – diluted	$(0.87)	$(0.95)
Weighted-average shares outstanding – basic	14,410,450	13,158,078
Weighted-average shares outstanding – diluted	14,410,450	13,158,078

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA
COMBINED PER SHARE FINANCIAL INFORMATION

The following tables set forth:

•        historical per share information of Abri for the year ended December 31, 2022;

•        historical per share information of DLQ for the year ended December 31, 2022; and

•        unaudited pro forma per share information of the Combined Company for the year ended December 31, 2022, after giving effect to the Business Combination, as follows:

•        Assuming No Additional Redemption:    This presentation assumes that no public stockholders of Abri exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•        Assuming Maximum Redemption:    This presentation assumes that all 1,252,372 remaining public shares currently held by Abri public shareholders exercise their redemption rights in exchange for their pro rata share of the $12,841,399 currently held in the trust account.

The following tables should be read in conjunction with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Abri and DLQ and the related notes thereto that are included elsewhere in this proxy statement/prospectus. The unaudited Abri and DLQ pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined net income per share information below does not purport to represent the actual results of operations that would have occurred had the companies been combined during the periods presented, nor does it purport to represent the actual results of operations for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Abri and DLQ would have been had the companies been combined during the periods presented.

			Combined Pro Forma		DataLogiq, Inc. Equivalent Per Share Pro Forma(2)
	DLQ (Historical)	Abri (Historical)	Pro Forma Combined (Assuming No Additional Redemption)	Pro Forma Combined (Assuming Maximum Redemption)	Pro Forma Combined (Assuming No Additional Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
As of and for the Year Ended December 31, 2022
Book Value per share(1)	$0.41	$(1.96)	$0.41	$(0.53)	$0.31	$(0.40)
Weighted average redeemable common shares outstanding – basic	15,288,078	5,463,799	14,410,450	13,158,078	11,400,000	11,400,000
Weighted average non-redeemable common shares outstanding – diluted	15,288,078	1,728,078	14,410,450	13,158,078	11,400,000	11,400,000
Net loss per share of redeemable common stock – basic	$(0.36)	$(0.06)	$(0.87)	$(0.95)	$(0.65)	$(0.48)
Net loss per share of non-redeemable common stock – diluted	$(0.36)	$(1.25)	$(0.87)	$(0.95)	$(0.65)	$(0.48)

____________

(1)      Book value per share equals total equity/common shares outstanding

(2)      The equivalent pro forma basic and diluted per share data for DLQ. Equivalent per share pro forma is calculated based on expected exchange ratio of 0.75 for the exchange of 11,400,000 Abri shares for 15,288,078 DLQ shares.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

Basis of Presentation and Business Combination

The following unaudited pro forma combined condensed consolidated financial statements are based on the separate historical financial statements of DLQ and Abri and give effect to the Merger, including pro forma assumptions and adjustments related to the Merger, as described in the accompanying notes to the unaudited pro forma combined condensed financial statements. The unaudited pro forma combined condensed balance sheet as of December 31, 2022, is presented as if the Merger had occurred on December 31, 2022. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2022 gives effect to the Merger, as if it had been completed on January 1, 2022. The historical financial information has been adjusted on a pro forma basis to reflect factually supportable items that are directly attributable to the Merger and, with respect to the combined condensed statement of operations only, expected to have a continuing impact on consolidated results of operations.

On September 9, 2022, Abri entered into a Merger Agreement, by and among, Abri and DLQ, pursuant to which Abri will acquire one hundred percent (100%) of the outstanding equity securities of DLQ. The Merger Agreement provides that Abri has agreed to acquire all of the outstanding equity interests of DLQ for an aggregate of 11,400,000 shares of Abri common stock, par value $0.0001 par value.

DLQ Management Earnout Agreement

In connection with the execution of the Merger Agreement, Abri and the Sponsor will enter into a Management Earnout Agreement, pursuant to which certain members of the Management team of DLQ specified on schedule A to the Management Earnout Agreement will have the contingent right to earn the Management Earnout Shares (as defined in the Management Earnout Agreement). The Management Earnout Shares consist of 2,000,000 shares of Abri Common Stock. The release of the Management Earnout Shares shall occur as follows:

•        500,000 Management Earnout Shares will be earned and released upon satisfaction of the First Milestone Event (as defined in the Management Earnout Agreement);

•        650,000 Management Earnout Shares will be earned and released upon satisfaction of the Second Milestone Event (as defined in the Management Earnout Agreement); and

•        850,000 Management Earnout Shares will be earned and released upon satisfaction of the Third Milestone Event (as defined in the Management Earnout Agreement).

Sponsor Earnout Agreement

In connection with the execution of the Merger Agreement, Abri and the Sponsor will enter into a Sponsor Earnout Agreement, pursuant to which the Sponsor will have the contingent right to earn the Sponsor Earnout Shares (as defined in the Sponsor Earnout Agreement). The Sponsor Earnout Shares consist of 1,000,000 shares of Abri Common Stock. The release of the Sponsor Earnout Shares shall occur as follows:

•        250,000 Sponsor Earnout Shares will be earned and released upon satisfaction of the First Milestone Event (as defined in the Sponsor Earnout Agreement);

•        350,000 Sponsor Earnout Shares will be earned and released upon satisfaction of the Second Milestone Event (as defined in the Sponsor Earnout Agreement); and

•        400,000 Sponsor Earnout Shares will be earned and released upon satisfaction of the Third Milestone Event (as defined in the Sponsor Earnout Agreement).

Accounting Treatment for Earnout

The Company has analyzed the accounting treatment for the earnout arrangement and has concluded that the Earnout Shares should not be classified as a liability under ASC 480, Distinguishing Liabilities from Equity (“ASC 480”). The Company next evaluated whether the Earnout Shares, which met the definition of a derivative instrument pursuant to ASC 815, Derivatives and Hedging, (“ASC 815”), qualifies for the scope exception in ASC 815-10-15-74(a), which states that a reporting entity shall not consider contracts that are both (a) indexed to an entity’s own stock and (b) classified in stockholders’ equity in its statement of financial position to be derivative instruments. This analysis was performed in accordance with the guidance in ASC 815-40. In order to conclude that the Earnout Shares meet this scope exception and whether they should be accounted for as equity under ASC 815-40, it was evaluated whether the Earnout Shares meet both of these requirements. The merger agreement contains a change in control provision that could impact the settlement of the Earnout Shares and therefore results in the Earnout Shares being classified as a liability pursuant to ASC 815. The Company next considered the equity classification conditions in ASC 815-40-25 and concluded that they did not meet such classification because the merger agreement contains a change in control provision that could impact the settlement of the Earnout Shares and, therefore, results in the Earnout Shares being classified as a liability pursuant to ASC 815. Therefore, the Earnout Share arrangement is appropriately classified as liability. As the merger is accounted for as a reverse recapitalization, the fair value of the Earnout Share arrangement as of the merger date will be accounted for as a liability transaction as of the closing date of the Merger and remeasured to fair value at each balance sheet date in future reporting periods with changes in fair value recorded in the New DLQ consolidated statement of operations. As of the date of the filing, because such fair value assessment has not been completed, the Company is not able to quantify the magnitude of any potential adjustments to the measurements depicted.

The Merger will be accounted for as a reverse recapitalization because DLQ has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, Abri will be treated as the “acquired” company for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of DLQ will become the historical financial statements of DataLogiq, Inc., and Abri’s assets, liabilities and results of operations will be consolidated with DLQ beginning on the acquisition date. For accounting purposes, the financial statements of DataLogiq, Inc. will represent a continuation of the financial statements of DLQ with the Transaction being treated as the equivalent of DLQ issuing stock for the net assets of Abri, accompanied by a recapitalization. Operations prior to the Merger will be presented as those of DLQ in future reports of DataLogiq, Inc. This determination is primarily based on the evaluation of the following facts and circumstances taken into consideration:

•        Pre-business combination stockholders of DLQ will own a relatively larger portion in the combined company compared to the ownership to be held by the pre-business combination shareholders of Abri;

•        DLQ has the right to appoint a majority of DLQ Incorporated members;

•        Senior management of DLQ will comprise the senior management of the combined company; and

•        The operations of DLQ prior to the transaction will comprise the only ongoing operations of the combined company.

Under the reverse recapitalization model, the business combination will be treated as DLQ issuing equity for the net assets of Abri, with no goodwill or intangible assets are recorded.

The unaudited pro forma combined condensed statement of operations does not include the effects of the costs associated with any integration or restructuring activities resulting from the Merger, as they are nonrecurring in nature. However, the unaudited pro forma combined condensed consolidated balance sheet includes a pro forma adjustment to reduce cash and stockholders’ equity to reflect the payment of certain anticipated Merger costs.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Abri and DLQ, adjusted to give effect to the Merger and other events contemplated by the Merger Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the adjusted balance sheet of Abri with the historical condensed consolidated balance sheet of DLQ on a pro forma basis as if the Merger and the other events contemplated by the Merger Agreement, summarized below, had been consummated on December 31, 2022.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical unaudited statements of operations of Abri for the twelve months ended December 31, 2022 with the historical unaudited condensed consolidated statement of operations of DLQ for the same respective periods, giving effect to the transaction as if the Merger and other events contemplated by the Merger Agreement had been consummated on January 1, 2022.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•        the historical audited financial statements of Abri as and for the year ended December 31, 2022;

•        the historical audited financial statements of DLQ as of and for year ended December 31, 2022; and

•        other information relating to Abri and DLQ included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth thereof and the financial and operational condition of Abri and DLQ (see “Proposal No. 1 — The Merger Agreement,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Abri,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DLQ”)

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Abri believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Abri believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of Abri and DLQ.

The unaudited pro forma condensed combined information contained herein assumes that Abri’s stockholders approve the Business Combination. Abri’s remaining public stockholders may elect to redeem their public shares for cash even if they approve the Business Combination. Abri cannot predict how many of its public stockholders will exercise their right to have their shares redeemed for cash; however, we are assuming maximum redemption of the remaining 1,252,372 shares subject to redemption in the preparation of the pro forma condensed combined financial statements.

As a result of the Business Combination, Abri will acquire DLQ, subject to the terms of the Merger Agreement, holders of DLQ Common Stock immediately prior to the effective time of the Merger will be entitled to receive 11,400,000 fully paid and non-assessable shares of Abri common stock for which the allocation of such shares is to be allocated to the holders of DLQ as determined by the Company.

The following table sets forth, on a pro forma unaudited as adjusted basis, as of December 31, 2022, giving effect to the Merger and assuming maximum redemption:

	Shares Outstanding
	Number	Percent
DLQ stockholders	11,400,000	86.6%
Abri stockholders	1,728,078	13.1%
Representative stockholders	30,000	0.2%
Totals	13,158,078	100.0%

DLQ, Inc. and Abri SPAC I, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
(In thousands), except per share amounts
As of December 31, 2022

	As of December 31, 2022				As of December 31, 2022			As of December 31, 2022
	DLQ (Historical)	Abri (Historical)	Transaction Accounting Adjustments (Assuming No Additional Redemption)		Pro Forma Combined (Assuming No Additional Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
ASSETS
Current assets:
Cash and cash equivalents	$417	$381	$12,841	A	$5,888	(12,841)	H	$—
			(3,854)	B		2,397	K
			(1,500)	C		4,556	L
			(2.397)	H
Accounts receivable, net	1,437	—	—		1,437	—		1,437
Other current assets	32	253	—		286	—		286
Total current assets	1,886	634	5,090		7,611	(5,888)		1,723
Non-current assets:
Marketable securities held in trust account	—	12,841	(12,841)	A	—	—		—
Related party receivable	3,780	—	—		3,780	—		3,780
Right of use assets-operating lease	58	—	—		58	—		58
Intangible assets, net	6,755	—	—		6,755	—		6,755
Property and equipment, net	85	—	—		85	—		85
Goodwill	5,991	—	—		5,991	—		5,991
Total non-current assets	16,669	12,841	(12,841)		16,669	—		16,669
TOTAL ASSETS	$18,555	$13,475	$(7,751)		$24,280	$(5,888)		$18,392

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Accounts payable	$2,645	$442	—		$3,087	—		$3,087
Accrued expenses	1,508	—	—		1,508	—		1,508
Lease liability – operating lease	—	2,113	—		2,113	—		2,113
Total current liabilities	4,153	2,555	—		6,708	—		6,708
Non-current liabilities:
Related party payable	7,863	—	—		7,863	—		7,863
Convertible promissory notes, related party	—	1,250	(1,250)	H	—	1,250	K	1,250
Note payable	216	—	—		(216	4,556	L	4,772
Promissory note, related party	—	1,147	(1,147)	H	—	1,147	K	1,147
Lease liability – operating lease	17				17			17
Warrant liability	—	18	(18)	G	—	—		—
Deferred underwriting commissions	—	1,500	(1,500)	C	—	—		—
Warrant revenue side sharing liability	—	—	3,570	I	3,570	—		3,570
Total non-current liabilities	8,096	3,915	(345)		11,666	6,953		18,619
Total liabilities	12,249	6,470	(345)		18,374	6,953		25,327

COMMITMENTS AND CONTINGENCIES
Temporary equity:
Common stock subject to possible redemption	—	12,841	(12,841)	D	—	—		—

Stockholders’ equity (deficit):
Common stock	—	—	1	F	2	—	J	2
			1	D
Additional paid-in capital	20,347	—	12,841	D	19,945	(12,841)	J	7,104
			(5,837)	E
			(1)	F
			18	G
			(3,854)	B
			(3,570)	I
Accumulated deficit	(14,041)	(5,836)	5,836	E	(14,041)	—		(14,041)
Total stockholders’ equity	6,306	(5,836)	5,436		5,906	(12,841)		(6,936)
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY	$18,555	$13,475	$(7,751)		$24,280	$(5,888)		$18,392

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022, are as follows:

(A)    Reflects the reclassification of cash and securities to cash under the no redemption scenario.

(B)    Represents preliminary estimated direct and incremental transaction costs to be incurred. These costs are accounted for a reduction in the combined cash account with a corresponding reduction in additional paid-in capital consistent with the treatment described in SEC Staff Accounting Bulletin Topic 5.A. These transaction costs will not recur in the Company’s income beyond 12 months after the transaction.

(C)    Reflects the settlement of the deferred underwriting fee.

(D)    Reflects the reclassification of common stock subject to possible redemption to permanent equity.

(E)    Represents recapitalization of Abri’s historical accumulated deficit.

(F)    Represents recapitalization of historical amounts.

(G)    Represents the reclassification of the Abri pre-merger private warrant liability of $17,676 to equity, based on the exercise of the Private Warrants assuming their full exercise upon a Business Combination, and the conversion of the convertible debt into equity since the right to exercise the Private Warrants and the conversion of the convertible debt occur at the time of the Business Combination.

(H)    Represents the settlement of the Abri convertible note in the amount of $1,146,784 and promissory note in the amount of $1,250,000, for a total of $2,396,784 upon Merger.

(I)     Represents recognition of the fair value of the Warrant Revenue Side Sharing Agreement as a liability. Per the agreement, Abri will split the proceeds of any warrant cash exercises received at any time, by delivering to the Sponsor 20% of the gross proceeds received by Abri. The current liability is based on a fair value calculation using the present value of a Black-Scholes option pricing model to compute the expected cash flows from the Warrants.

(J)     Represents full redemption of the Abri shares subject to redemption under the full redemption scenario based on total cash and equivalents as of December 31, 2022, less transaction costs including deferred underwriting fees of $1,500,000 and estimated transaction costs of $3,853,598.

(K)    Reflects the reversal of the payments on the settlement of the convertible and promissory notes, in H, as after the maximum redemption scenario there would not be sufficient cash on hand to pay off these notes.

(L)    Represents necessary borrowings to satisfy maximum redemption request. Under the maximum redemption scenario, the Company will need additional financings in order to have sufficient ability to satisfy the maximum redemption request.

DLQ, Inc. and Abri SPAC I, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
(In thousands, except per share amounts)
For the Year Ended December 31, 2022

	For the Year Ended December 31, 2022				For the Year Ended December 31, 2022		For the Year Ended December 31, 2022
	DLQ (Historical)	Abri (Historical)	Transaction Accounting Adjustments (Assuming No Additional Redemption)		Pro Forma Combined (Assuming No Additional Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Revenue:
Revenue	$20,236	$—	$—		$20,236	$—	$20,236
Operating costs and expenses:
Professional fees	—	2,408	—		2,408	—	2,408
Platform Operations	16,370	—	—		16,370	—	16,370
Depreciation and amortization	1,411	—	—		1,411	—	1,411
General and administrative	6,730	961	—		7,691	—	7,691
Sales and marketing	1,205	—	—		1,205	—	1,205
Transaction costs	—	—	3,854	BB	3,854	—	3.854
Total operating costs and expenses	25,716	3,369	3,854		32,939	—	32,939
Loss from operations	(5,480)	(3,369)	(3,854)		(12,703)	—	(13,311)
Other income (expense):
Other (expense)/income, net	(85)	—	—		(85)	—	(85)
Interest income	—	834	(834)	AA	—	—	—
Change in fair value of warrant liability	—	153	—		153	—	153
Total other income (expense)	(85)	988	(834)		68	—	150
Net loss before income taxes	(5,565)	(2,381)	(4,688)		(12,635)	—	(12,635)
Income tax provision	—	119	—		119	—	119
Net loss	$(5,565)	$(2,500)	$(4,688)		$(12,516)	$—	$(12,516)
			Assuming No Additional Redemptions	Assuming Maximum Redemption
Weighted common shares outstanding – basic	15,288,078	5,463,799	14,410,450	13,158,078
Weighted common shares outstanding – diluted	15,288,078	1,728,078	14,410,450	13,158,078
Basic net (loss) income per share	$(0.36)	$(0.06)	$(0.87)	$(0.95)
Diluted net (loss) income per share	$(0.36)	$(1.25)	$(0.87)	$(0.95)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The were no material pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, except for the following:

(AA)     Represents the elimination of interest income earned on investments held in Trust Account

(BB)      Represents preliminary estimated direct and incremental transaction costs to be incurred. These transaction costs will not recur in the Company’s income beyond 12 months after the transaction.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.      Basis of Presentation and Accounting Policies

The Merger is expected to be accounted for as a reverse recapitalization in accordance with GAAP because DLQ has been determined to be the accounting acquirer under ASC 805 under the no-redemption scenario. Under this method of accounting, Abri will be treated as the “acquired” company for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of DLQ will become the historical financial statements of DataLogiq, Inc., and Abri’s assets, liabilities and results of operations will be consolidated with DLQ beginning on the acquisition date. For accounting purposes, the financial statements of DataLogiq, Inc. will represent a continuation of the financial statements of DLQ with the Transaction being treated as the equivalent of DLQ issuing stock for the net assets of Abri, accompanied by a recapitalization. The net assets of Abri will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be presented as those of DLQ in future reports of DataLogiq, Inc. The Company has also considered the provisions of ASC 805 in making the statements that the transaction is intended to be accounted for as a reverse recapitalization and that the Company believes DLQ is the accounting acquirer under both a no redemption and a maximum redemption scenario.

Upon consummation of the Merger, the Combined Company will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company.

2.      Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of DataLogiq, Inc. upon consummation of the Merger in accordance with GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Merger and the other related events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of DataLogiq, Inc. following the completion of the Merger. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Abri and DLQ have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the Abri stockholders approve the Merger. Pursuant to its existing charter, Abri will provide stockholders the opportunity to redeem the outstanding shares of common stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of Abri’s IPO, as of two business days prior to the consummation of the transactions contemplated by the Merger Agreement (including interest earned on the funds held in the Trust Account, net of taxes) upon the closing of the transactions contemplated by the Merger Agreement.

The level of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding Public Warrants issued in connection with the IPO as such securities are not exercisable until the later of the completion of an initial business combination and February 12, 2023.

The following summarizes the pro forma shares of DataLogiq, Inc. Common Stock issued and outstanding immediately after the Merger, presented under the above scenarios:

	Assuming No Additional Redemption			Assuming Maximum Redemption
	Shares		%	Shares	%
DLQ Stockholders	11,400,000	(1)	79.1%	11,400,000	86.6%
Abri Stockholders	2,980,450		20.7%	1,728,078	13.1%
Representative Shareholders	30,000		0.2%	30,000	0.2%
Pro Forma Common Stock at December 31, 2022	14,410,450		100.0%	13,158,078	100.0%

____________

(1)      The 11,400,000 shares for DLQ Stockholders represent the aggregate shares of Abri common stock to be issued by Abri in exchange for the 15,288,078 outstanding common shares of DLQ as of December 31, 2022. The warrants outstanding have not been included in the diluted EPS, as they would be anti-dilutive.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of DataLogiq, Inc. following the completion of the Merger. The unaudited pro forma adjustments represent DataLogiq, Inc. management’s estimates based on information available as of the dates of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The pro forma basic and diluted income per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2022.

3.      Loss per share

Loss per share represents the income per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented. The Abri SPAC I public and private warrants, totaling 6,028,518, have been excluded from the pro forma diluted net loss per share calculations because they are anti-dilutive. The number of private warrants that were excluded from the computation of diluted EPS because their impact was anti-dilutive was 294,598. In addition, the shares pursuant to the earnout arrangements discussed above have been excluded because the shares are contingently issuable or forfeitable and the contingencies have not been resolved.

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2022
	Assuming No Additional Redemption	Assuming Maximum Redemption
Pro forma net loss	$(12,515,502)	$(12,515,502)
Weighted average shares outstanding of common stock – basic	14,410,450	13,158,078
Weighted average shares outstanding of common stock – diluted	14,410,450	13,158,078
Net loss per share attributable to common stockholders – basic	$(0.87)	$(0.95)
Net loss per share attributable to common stockholders – diluted	$(0.87)	$(0.95)

ABRI’S DIRECTORS AND EXECUTIVE OFFICERS

Current Directors and Executive Officers

Abri’s directors and executive officers are as follows as of the Record Date:

Name	Age	Position
Jeffrey Tirman	59	Chairman of the Board of Directors and Chief Executive Officer
Nima Montazeri	46	Executive Vice President, Chief Operating Officer and Director
Christopher Hardt	57	Chief Financial Officer
Peter Bakker	69	Vice President of Business Analytics
Amy Wall	48	Vice President
John Wepler	54	Director
Joseph Schottland	52	Director
Nadine Watt	54	Director

Jeffrey Tirman is Chairman of our Board of Directors and Chief Executive Officer. Mr. Tirman has over 30 years of international investment and corporate management experience, specializing in discrete corporate transactions, senior corporate strategy development and management, turnarounds, and restructurings (operational and financial). Since beginning his career, Mr. Tirman has executed and structured several complex international corporate transactions both on behalf of independent shareholders and as primary shareholder. Mr. Tirman has also negotiated, executed and participated in numerous types of transactions, including public listings, spin-offs, administration proceedings, organizing and leading creditor committees, corporate rationalizations, acquisitions and divestitures, and balance sheet refinancing, as well as analyzing and executing numerous debt and equity investments and capital structure arbitrage positions. Mr. Tirman founded Abri Advisors Ltd, in Bermuda in 2016 and Abri Advisors (UK) Ltd. in the United Kingdom in 2020 to invest across a variety of asset classes, and to provide corporate advisory services focused on corporate turnarounds and restructuring. Mr. Tirman is also the managing member and a director of Abri Ventures 2, LLC, and chief executive officer of Abri Sponsor Company Ltd, and Abri Advisors, Inc., both private equity holding companies. Since May 12, 2022, Mr. Tirman has served as the chief Executive Officer and Chairman of the Board of Abri SPAC 2, Inc., a special purpose acquisition company (“Abri 2”). Mr. Tirman also serves as the managing member and a director of Abri Ventures I, LLC, our Sponsor. Since January 2016, Mr. Tirman had been the Chairman and CEO, and still serves as CEO of Elan d.o.o., based in Slovenia, and sits on the boards of several Elan subsidiaries. Since May 2019, Mr. Tirman has been the CEO and Director of Luxembourg-based KJK Sports S.A. and sits on the boards of several holdings thereunder including Tahe Outdoors based in France and Estonia, Baltic Vairus based in Lithuania, and Leader 96 based in Bulgaria. As of June 30, 2021, these companies employed more than 3,000 people and generated revenues in excess of €350 million. Mr. Tirman is charged with leading the operational and financial restructuring of these companies with the aim of increasing operational efficiency, financial performance and transparency, along with the implementation of standardized business practices and transparent corporate governance principles.

From 2009 through 2014, Mr. Tirman was an adjunct professor of Advanced Corporate Finance for the Master of Sciences in Finance (MScF) program at l’Ecole des Hautes Etudes Commerciales (HEC) in Lausanne, Switzerland, which is a joint effort between l’Université de Lausanne (UNIL), Ecole Polytechnique Fédérale de Lausanne (EPFL) and the Federal Swiss Banking and Finance Institute. From 2011 through 2013, Mr. Tirman was also a guest lecturer on Credit Markets and Credit Risk for the Asset and Wealth Management Executive MBA (AWEMBA) program at the HEC, which was a joint program between University of Lausanne and the Tepper School of Management at Carnegie Mellon University, in Pennsylvania, USA. Mr. Tirman’s lectures focused on risk assessment and analysis. Mr. Tirman holds an MBA in Corporate Tax & Accounting from Tulane University and a BA in Economics & Finance at the University of Arkansas.

Nima Montazeri is our Executive Vice President, Chief Operating Officer and Director. Mr. Montazeri has more than 21 years of experience in corporate finance and is experienced in matters related to financing public and private companies. Mr. Montazeri has substantial experience in structuring complex financing instruments and private placements for small and mid-cap public companies, including working with many companies to design and implement operational and management restructuring plans. Mr. Montazeri is also the chief operating officer of Abri Advisors Ltd, in Bermuda, and Abri Advisors (UK) Ltd. Mr. Montazeri has advised numerous small and mid-cap companies on growth strategies with a focus on international business development and expansion. Since May 12, 2022, Mr. Montazeri has served as the Chief Operating Officer and Director of Abri 2. Since March 2017, Mr. Montazeri has been a general partner at Brown Stone Capital, LP., focused on investment management. Previously, from 2008 to 2017, Mr., Montazeri was a Managing Director at Floyd Associates, Inc., leading management and financial consulting efforts and investing across multiple asset classes. Since 2012, Mr. Montazeri has been an active money manager focused on equity, fixed income, real estate, and derivative strategies. Mr. Montazeri has assisted several clean energy and automotive solution companies with their capital development efforts by organizing access to strategic sources of capital, as well as advising on new and expanding markets. Furthermore, he played an instrumental role in raising international capital for a California based concentrated solar power company. In 2003 he led an innovative technology transfer program from NASA’s Jet Propulsion Laboratory which resulted in the development of a novel biological detection instrument. Mr. Montazeri has an extensive network of international investment and finance relationships providing access to a variety of transactions and differentiated investment opportunities, along with a robust capital raising network.

Furthermore, Mr. Montazeri is the author of several research reports related to clean energy, defense, counter terrorism, and natural resources. As an economist, he has conducted extensive research on international trade, openness, and the resulting impact on economic growth. Mr. Montazeri’s research covered the analysis of thousands of historical bilateral trade figures in an attempt to discover statistically significant correlations between openness to trade and real economic growth. Mr. Montazeri holds a BA with honors in Economics from the University of British Columbia and a Master’s in Finance and Accounting from the London School of Economics and Political Science.

Christopher Hardt, our Chief Financial Officer and a director of the Company, has more than 30 years of Big 4 audit, compliance, reporting and international corporate advisory experience. Mr. Hardt recently retired from PwC LLP where he was an audit partner since 2000. Since May 12, 2022, Mr. Hardt has served as the Chief Financial Officer and Director of Abri 2. Mr. Hardt is also the chief financial officer of Abri Advisors Ltd, in Bermuda, and Abri Advisors (UK) Ltd. Mr. Hardt has been based previously in PwC’s offices in London, England, Lausanne, Switzerland and Tokyo, Japan in addition to several offices in the United States. During his tenure at PwC, he was a lead partner on several large multinational audit clients in the Consumer Markets, Technology, Media, Automotive, Banking and Insurance industries and has conducted business in over 40 countries. Mr. Hardt has also served as a leader in PwC’s SEC Services group in the firm’s National Office where he was responsible for oversight of both foreign and domestic registrant client SEC filings including both debt and equity IPOs. In his prior roles at PwC, Mr. Hardt has extensive experience with companies preparing to go public including the financial statement and internal controls requirements of The Sarbanes-Oxley Act, interacting with the SEC and the financial reporting implications of executing growth strategies involving mergers and acquisitions. Mr. Hardt also has many years of experience interacting with public company boards of directors and their audit/finance committees. Mr. Hardt is an investor and adviser to Cavan & Co LLC, an early-stage American made lifestyle apparel brand. Mr. Hardt holds a BA in Business Administration from Furman University and is a CPA licensed in Ohio, Georgia and New Jersey. Mr. Hardt serves on the Board of Prime Living Partners Inc. and recently completed successive terms on both the President’s Advisory Council of Furman University and the Parents Board at The Georgia Institute of Technology.

Peter Bakker is our Vice President of Business Analytics. Mr. Bakker has more than 30 years of experience in high-yield debt finance, portfolio management, secured lending, and SME trade finance. Since May 12, 2022, Mr. Bakker has served as the Vice President of Business Analytics of Abri 2. Mr. Bakker has been a Vice President at Abri Advisors Ltd. since June 2019, focused on corporate evaluation and M&A. From January 2015 to June 2019, Mr. Bakker was the Chief Risk Officer at Channel Capital Advisors, where he oversaw risk management. Mr. Bakker has extensive knowledge of credit analysis and debt service capacity of corporate borrowers; the turnaround/workout/recovery process; financial restructuring; valuation and analysis of highly levered and distressed capital structures; and arranging financing for SME’s. Mr. Bakker’s extensive international experience includes bank lending to finance leveraged buyouts, distressed investing on behalf of institutional clients, advising a leading Canadian hedge fund on its leveraged loan portfolio, and managing risk and workouts for a European FinTech platform providing financing to SME’s. He has also directly led the restructuring of several distressed SME’s, and he has raised significant leveraged acquisition financing and arranged several pre-pack bankruptcies in order to facilitate financial restructuring. Mr. Bakker holds an MBA in Business Administration from the Tuck School of Business at Dartmouth University and an MS in Economics from Erasmus University.

Amy Wall, our Vice President of Operations, has more than 20 years of experience in financial controlling, international operations, and back-office administration. Since May 12, 2022, Mrs. Wall has served as the Vice President of Operations of Abri 2. Mrs. Wall has been VP of Operations for Abri Advisors Ltd. since its founding in 2016, where she manages all corporate organizational matters as well as financial reporting and controlling. From 2013 to 2016, Mrs. Wall was the financial accountant and controller for FCA/SEC regulated Rhodium Capital based in London. From 1998 to 2016, Mrs. Wall served as the financial accountant, controller and back-office operations manager for SEC regulated Talisman Capital. Mrs. Wall and Mr. Tirman have worked together since 1998.

John Wepler serves as a director on our board. As Chairman and Chief Executive Officer of Marsh, Berry & Co., Inc. and CEO of the wholly-owned FINRA registered broker/dealer MarshBerry Capital, Inc., Mr. Wepler’s leadership and industry experience has benefited many insurance industry professionals in an insurance career spanning nearly three decades. He has been a vital resource in mergers and acquisitions (M&A), having personally advised on more than 250 insurance-related M&A transactions since joining MarshBerry in 1991. Mr. Wepler’s stewardship in the insurance industry has positioned him over the years as a sought-after adviser and chairperson for a range of organizations. He currently serves as an adviser to the board for the Worldwide Broker Network. Previous board positions include the Chairman of the Board of the Midwest Division of the Insurance Industry Charitable Foundation (IICF), the IICF’s national Board of Governors, Independent Insurance Agents & Brokers of New York, the American Bankers Insurance Association and adviser to the Disabled Veterans Insurance Careers (DVIC) Board. Mr. Wepler is an in-demand industry speaker because of his extensive knowledge in organic growth management, valuation enhancement strategies, business planning, perpetuation, financial management and M&A. He is often a keynote speaker at insurance carrier elite meetings, national conferences and leadership forums, including Council of Insurance Agents & Brokers conferences, Chubb Wharton Executive Leadership Training, Selective Executive Symposiums and S&P Global Market Intelligence investment workshops. With extensive experience in all facets of insurance business planning, from organic growth to perpetuation, Mr. Wepler’s skill set allows for designing innovative, progressive strategies that help owners as they work to realize their business goals and life’s dreams. Mr. Wepler holds an MBA from Kent State University and a Bachelor’s degree in Finance from Ohio University.

Joseph Schottland serves as a director on our board. Mr. Schottland has more than 20 years of experience in investment management and corporate consulting. Mr. Schottland has a demonstrated history of working in the investment management industry with strong entrepreneurship and expertise in corporate valuation, business strategy, management consulting, financial modelling and restructuring. Since February 2021, Mr. Schottland has been the CEO of AMWCO LLC, a residential real estate FinTech platform. Since January 2016, Mr. Schottland has also been a partner at Innovatus Capital Partners, a private equity firm focused on investing in growth, disruptive and distressed opportunities. From 2011 until the end of 2015, Mr. Schottland was a Partner at McKinsey & Co. where he focused on restructuring, strategy and advisory work, including the American Airlines bankruptcy and its subsequent merger with US Airways. From 2004 until 2010, he was a Senior Managing Director at Seabury Group, providing strategic and operational advisory and investment banking services to the aviation and aerospace industries. Prior to that. Mr. Schottland was at Bain & Co. Mr. Schottland holds an MBA in Corporate Strategy and Finance from Columbia Business School and a BS in Economics and American History from New York University.

Nadine Watt serves as a director on our board. Since May 12, 2022, Ms. Watt has served as a Director of Abri 2. Since December 2019, Ms. Watt has served as CEO of Watt Companies. She oversees the day-to-day activities and strategic planning for all commercial investment activities including acquisitions, development, and asset management for the Watt Companies’ 6 million-square-foot portfolio. Ms. Watt has served on the Board of Directors of Fisker, Inc. since June 2020. Fisker, Inc. is an eco-friendly electric vehicles manufacturer. Ms. Watt served as President of Watt Companies from 2011 to 2019. In 2011, she led a strategic reorganization of the company that moved the firm beyond traditional property management and leasing to a focus on acquisitions and real estate development, as well as joint venture opportunities. Ms. Watt played a key role in launching Watt Companies’ acquisition division — Watt Investment Partners — that now actively invests $60 million in a variety of property types across the Western United States., Ms. Watt is a member of the University of Southern California Board of Governors and the Sol Price School of Public Policy Board of Councilors and serves on the Executive Committee of the Lusk Center for Real Estate as well as the USC Associates Board of Directors. She was the first woman to be named Chair of the Los Angeles Business Council, a position she still holds. She is a Board Member of Visionary

Women and the City of Hope Los Angeles Real Estate & Construction Industries Council. Ms. Watt received the Century City Citizen of the Year award in 2017 and the EY Entrepreneur of the Year award in 2018. A graduate of Georgetown University School of Foreign Service, Ms. Watt also holds a Master of Arts degree from the School of Cinematic Arts at the University of Southern California.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of Messrs. Wepler and Schottland, and Ms. Watt, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. Our Board has determined that Mr. Schottland qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Compensation Committee

Our Compensation Committee consists of Mr. Wepler, and Ms. Watt, each of whom is an independent director. Pursuant to our Compensation Committee charter, the functions of the Compensation Committee include, but not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating Committee

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. Messrs. Wepler and Schottland, and Ms. Watt will participate in the consideration and recommendation of director nominees. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Employment Agreements

Abri has not entered into any employment agreements with its executive officers, and has not made any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

None of our officers has received any cash compensation for services rendered to us. We have agreed to pay an affiliate of our Chief Executive Officer a total of $10,000 per month for office space and certain office and secretarial services. However, this arrangement is solely for our benefit and is not intended to provide our Chief Executive Officer compensation in lieu of a salary. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. No other compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account, such expenses would not be reimbursed by us unless we consummate an initial business combination. Our audit committee will review and approve all reimbursements made to the Sponsor, officers, directors or their respective affiliates, with any interested director abstaining from such review and approval.

DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES OF DLQ

In this section and unless the context otherwise requires, references to “DLQ” refers to DLQ, Inc. prior to Closing.

Directors, Executive Officers, and Certain Significant Employees

The following table sets forth information regarding DLQ’s executive officers, directors and certain significant employees, including their ages as of [*] 2023

Name	Age	Position
Brent Suen	55	Chairperson of the Board, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of DLQ
Robb Billy	49	Chief Financial Officer of BattleBridge Labs.
Haig Newton	46	Chief Executive Officer of Push Interactive, LLC
Chris Andrews	46	Chief Operating Officer of Logiq, Inc.
Bennett Robinson	34	Senior Vice President of Product, Logiq, Inc.
Mitchell Savage	60	Director of Marketing of Logiq, Inc.
Travis Phipps	49	Founder and Chief Anarchist of BattleBridge Labs

Brent Suen, President, Chief Executive Officer, Principal Financial Officer and Director

Mr. Suen currently serves as DLQ’s sole director and officer. Mr. Suen previously served as Chief Executive Officer at Logiq, Inc., a Delaware corporation (“Logiq DE”) (OTCQX:LGIQ) Chief Executive Officer until September 1, 2020 and was re-appointed on January 7, 2022, and has been President of Logiq DE since November 19, 2014, and a director of Logiq DE since November 19, 2014. Mr. Suen has 27 years of experience in the investment banking industry. He began his career in merger arbitrage at Bear Stearns in 1988. In 1993, he founded Axis Trading Corp., one of the first online platforms for stock trading and subsequently sold it to a division of Softbank in 1996. In 1997, he co-founded Elevation Capital which invested in and advised Silicon Valley based companies on IPO’s, mergers and acquisitions, strategic partnerships and fund raising. In 2003 Brent moved to Hong Kong and China where he established Bay2Peak S.A. Bay2Peak has invested in and advised over fifty companies which include Internet, software, renewable energy and life science companies. From 2006 to 2008 he also advised IRG TMT Asia Fund on private and public investments. In 2012 Brent served as advisor to McLarty Group and Citibank Venture Capital on a sale/leaseback program valued at $160 million leading to the eventual sale of the company for $630 million. For the past six years, Brent led the start-up and management of Empirica S.A., a security/intelligence and frontier markets focused advisory firm operating in Asia, the Middle East, Africa and Central Asia. Mr. Suen holds a BA degree in Marketing from the University of Arkansas at Little Rock.

Robb Billy, Chief Financial Officer, BattleBridge Labs.

Mr Billy has experience managing and overseeing a business’ human resources, finance, information technology, real estate, insurance, risk management and aircraft management departments. Since January 2020, Mr. Billy has served as a Partner and Chief Financial Officer of BattleBridge Labs. From November 2020 to January 2022, he served as the Chief Executive Officer of Vineyard Fruit & Vegetable Company. For 11 years, from July 2008 to September 2019, Mr. Billy served as the Chief Financial Officer of Bob Mills Furniture. From July 1999 to June 2008, he served as the Director of Corporate Accounting at Associated Wholesale Grovers. Mr. Billy received a Bachelor’s of Science in Accounting from the University of Tulsa.

Haig Newton, Chief Executive Officer, Push Interactive.

Since July 2020, Mr. Newton has served as President of Logiq, Inc., a Delaware corporation (OTCQX:LGIQ). Mr. Newton is also the Co-Founder and Chief Executive Officer of Push Interactive LLC, a wholly-owned subsidiary of DLQ, Inc., and has been since January 2010. Concurrently, since 2012 he has served as Chief Executive Officer of Tamble, Inc., a wholly-owned subsidiary of DLQ. Since 2014 he has also served as the Co-Creator, Partner and Developer at @Glenwood a business campus in Minneapolis Minnesota. From March 2017 to April 2021, he served as the Chief Executive Officer and President of ConversionPoint Technologies, Inc. Mr. Newton received his Bachelor of Science in Business and Advertising with a minor in Computer Science from the University of Kansas.

Chris Andrews., Chief Operating Officer, Logiq, Inc.

Mr. Andrews has served as the Chief Operating Officer Logiq, Inc., a Delaware corporation (OTCQX:LGIQ) since January 2, 2023. Mr. Andrews previously served as the Chief Digital Officer of MediaJel, Inc. from June 15, 2021 to December 31, 2022, a digital marketing company for businesses in regulated industries. Prior to that, Mr. Andrews held the Chief Digital Officer role of Kubient, Inc. (Nasdaq: KBNT) from June 17, 2019 to May 31, 2021. From March 2017 to June 2019, he was employed as the Chief Technology Officer of Ogilvy CommonHealth Worldwide, a healthcare-focused marketing, branding and advertising agency that is a subsidiary of WPP plc (NYSE:WPP), arguably the world’s largest advertising company. From November 2006 to February 2017, he was the Chief Information Officer of Ogilvy CommonHealth Worldwide. Mr. Andrews holds a Bachelor of Science and Masters of Business Administration from the New Jersey Institute of Technology.

Bennett Robinson, SVP Product, Logiq, Inc.

Mr. Robinson, has been the SVP Product at Logiq, Inc. (OTCQX:LGIQ) since July 2020 where he coordinates the UX, engineering and business requirements. Previously, from 2008 to 2020 he served as the VP of Product Management of Push Interactive, LLC. From 2013 to 2020, he was a Project Manager, and from 2017 to 2018 was the VP of Operations at Push Interactive, LLC. He was a Systems Analyst from 2012 to 2016 and a Data Operations Manager in 2013 at Push Interactive, LLC. Mr Robinson received his Bachelor of Science from in Elementary Education and Teaching from the University of Wisconsin- River Falls. He received his Project Management Certification from the Project Management Institute in 2019.

Mitchell Savage, Director of Marketing, Logiq, Inc.

Mr. Savage, has served as the Director of Marketing of Logiq, Inc. (OTCQX:LGIQ) since March 2022. Prior, since 2017, he served as the Director of Marketing for BattleBridge Labs. Concurrently, Mr. Savage is the Principal of Perpetual Sales/Mitchell Savage Business Advisors and has been since April 2003. From 2015 to 2017, he served as Business and Product Strategy for HIPAA Help Center and from 2013 to 2015 he was Co-Founder and Managing Partner at Vissero Group, an investment advisory firm. Mr. Savage received his Bachelor of Science in Management Information Systems from the University of Tulsa, and his Master of Business Administration in International Business from the University of Tulsa.

Travis Phipps, Director of Marketing, Logiq, Inc.

Since 2009, Mr. Phipps has been the Founder and Chief Anarchist of BattleBridge, which was acquired by DLQ in 2022. Since 2008 he has been the Managing Director of TR Phipps Consulting where he consulted companies regarding internet marketing, AdWords and Bing PPC, SEO, email marketing and more. From 2012 to 2014, he was the VP Sales and Marketing of ExpertHelp.com, a site that provides immediate answers to technical questions. From 2009 to 2014, he was the Director/Co-Founder of CherryLoop.com where was responsible for all internet marketing. Mr. Phipps received his Bachelor of Business Administration in Marketing and Spanish from the University of Oklahoma.

Executive Compensation

DLQ intends to enter into employment agreements with its named executive officers after Closing. Currently, DLQ’s sole executive officer receives a base salary through DLQ Parent to compensate them for services rendered to DLQ, DLQ Parent and all subsidiaries. The base salary is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, position and responsibilities.

Involvement in Certain Legal Proceedings

None of DLQ’s directors or executive officers has been involved in any events requiring disclosure under Item 401(f) of Regulation S-K.

Board Composition

DLQ’s board of directors consists of at least one (1) and not more than five (5) directors. DLQ currently has one director. The number of directors is fixed from time to time by resolution of a majority of the members of the board of directors or the stockholders of DLQ holding at least a majority of the voting power of DLQ’s outstanding stock then entitled to vote at an election of directors. Each director holds office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon written notice to DLQ.

DLQ’s officers are appointed by its board of directors and serve until such person’s successor is appointed or until such person’s earlier resignation, death or removal. Any number of offices may be held by the same person. DLQ’s board of directors is authorized to appoint persons to the offices set forth in its bylaws as it deems appropriate. DLQ’s bylaws provide that its officers shall consist of a Chief Executive Officer, a Secretary and a Treasurer and may consist of such other officers, including assistant officers and agents, as may be from time to time appointed by DLQ’s board of directors.

Director Independence

DLQ’s board of directors currently consists of one (1) member, Brent Suen. DLQ’s board of directors has determined that none of its directors, are “independent” directors in accordance with the rules of the SEC and the Nasdaq Listing Rules. Mr. Suen is not considered independent because he is an executive officer of DLQ.

Leadership Structure of the Board

DLQ’s bylaws and corporate governance guidelines provide its board of directors with flexibility to combine or separate the positions of Chairperson of the board of directors and Chief Executive Officer.

DLQ’s board of directors has concluded that its current leadership structure is appropriate at this time. However, DLQ’s board of directors will continue to periodically review its leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of DLQ’s governance and management processes. The board of directors encourages management to promote a culture that incorporates risk management into DLQ’s corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing DLQ. DLQ’s board of directors does not have a standing risk management committee, but rather administers this oversight function directly through DLQ’s board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. While DLQ’s board of directors is responsible for monitoring and assessing strategic risk exposure, the audit committee is responsible for overseeing DLQ’s major financial risk exposures and the steps management has taken to monitor and control these exposures.

Board Committees

DLQ’s board of directors has not established a separately standing audit committee, compensation committee and nominating committee. The board of directors may establish committees to facilitate the management of DLQ’s business.

Code of Business Conduct and Ethics

The board of directors has not adopted a code of Business Conduct and Ethics that applies to all of DLQ’s executive officers, directors and employees.

EXECUTIVE AND DIRECTOR COMPENSATION

In this section and unless the context otherwise requires, references to “DLQ” refers to DLQ, Inc. prior to Closing. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

Abri

None of our executive officers or directors have received any cash compensation for services rendered to us. Our executive officers and directors and any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. After Closing, directors or members of our management team, if any, who remain with us may be paid consulting or management fees from the Combined Company.

DLQ And DLQ Parent

DLQ’s and DLQ Parent’s named executive officers for the year ended December 31, 2022, consisting of its principal executive officer serving in such capacity as of December 31, 2022, were:

•        Brent Suen, Chief Executive Officer of DLQ;

DLQ’s executive compensation program reflects its growth and development-oriented corporate culture. In this section, “named executive officer” refers to DLQ’s principal executive officer and, if any, each of the two most highly compensated executive officers, other than DLQ’s principal executive officer, who were serving as executive officers for the fiscal year ending December 31, 2022 and whose total salary and bonus exceed $100,000, as well as any additional individuals for whom disclosure would have been provided except that the individual was not serving as an officer of DLQ at the end of the most recently completed fiscal year.

The compensation of the named executive officer identified in the Summary Compensation Table below consists of a combination of base salary, bonuses and long-term incentive compensation in the form of incentive stock options each executive officer was entitled to, based upon their employment agreements with DLQ Parent. All compensation represented below indicates the compensation paid for their roles with both DLQ and DLQ Parent, and as reported in DLQ Parent’s Form 10-K for the period ended December 31, 2022.

DLQ’s named executive officers who are full-time employees, like all other full-time employees, are eligible to participate in DLQ’s health and welfare benefit plans. As DLQ transitions, DLQ will evaluate its compensation values and philosophy and compensation plans and arrangements as circumstances merit. At a minimum, DLQ expects to review executive compensation annually with input from a compensation consultant. As part of this review process, DLQ expects the board of directors and its compensation committee to apply DLQ’s values and philosophy, while considering the compensation levels needed to ensure DLQ’s executive compensation program remains competitive with its peers. In connection with DLQ’s executive compensation program, its board of directors will also review whether DLQ is meeting its retention objectives and the potential cost of replacing a key employee.

Summary Compensation Table

The following table sets forth, for the year ended December 31, 2022, all compensation paid, distributed or earned for services rendered in all capacities by the named executive officer to DLQ and DLQ Parent:

Name and Position	Year	Salary ($)	Bonus ($)	Stock- based awards ($)(4)	Option- based awards ($)	Non-equity incentive plan compensation ($)		All other compensation ($)	Total compensation ($)
						Annual incentive plans	Long term incentive plans
Brent Suen(1)	2022	0	—	0	—	—	—	—	0
Chief Executive Officer, Chief Financial Officer, Secretary

The following table sets forth, for the year ended December 31, 2021, all compensation paid, distributed or earned for services rendered in all capacities by the named executive officer to DLQ and DLQ Parent:

Name and Position	Year	Salary ($)	Bonus ($)	Stock- based awards ($)(4)	Option- based awards ($)	Non-equity incentive plan compensation ($)		All other compensation ($)	Total compensation ($)
						Annual incentive plans	Long term incentive plans
Brent Suen	2021	216,000	—	48,880	—	—	—	—	264,880
Chief Executive Officer, Chief Financial Officer, Secretary

Outstanding Equity Awards at Fiscal Year End

There are no shares of common stock underlying outstanding an equity incentive plan awards for the executive officers as of December 31, 2022.

Narrative to Summary Compensation Table

Base Salary

In 2022, the named executive officers received annual base salaries to compensate them for services rendered to DLQ and DLQ Parent. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

Cash Bonus

For the year ended December 31, 2022, no cash bonus was paid to DLQ’s named executive officers. DLQ does not have a formal arrangement with its named executive officers providing for annual cash bonus awards.

Equity-Based Incentive Awards

DLQ has not adopted an equity incentive plan and has not issued any stock options to its executive officer, director or consultant.

Benefits and Perquisites

DLQ Parent provides benefits to DLQ’s named executive officers on the same basis as provided to all of its employees, including medical, vision and dental insurance; life insurance; short and long-term disability insurance.

Executive Employment Agreements

Mr. Suen does not have an employment agreement with DLQ. Prior to Closing, Mr. Suen was compensated for his services to DLQ indirectly through DLQ Parent.

Outstanding Equity Awards at Fiscal Year End

There are no shares of common stock underlying outstanding an equity incentive plan

Director Compensation

Mr. Suen, received no compensation for his services as a director of the Company. The compensation received by Mr. Suen, as an officer is presented in “Executive Compensation — Summary Compensation Table.”

Combined Company

Following Closing, we intend to develop an executive compensation program that is designed to align compensation with the Combined Company’s business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the Combined Company. Decisions on the executive compensation program will be made by the board of directors of the Combined Company and specifically through its compensation committee it expects to establish.

Executive Compensation

The policies of the Combined Company with respect to the compensation of its executive officers and following the Business Combination will be administered by its board of directors in consultation with the compensation committee that its board of directors expects to establish. We expect that the compensation policies followed by the Combined Company will be designed to provide for compensation that is sufficient to attract, motivate and retain executives of the Combined Company and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

In addition to the guidance provided by its compensation committee, the Combined Company’s board of directors may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees.

Director Compensation

It is anticipated that the compensation committee of the Combined Company’s board of directors will determine the annual compensation to be paid to the members of the board of directors of the Combined Company upon completion of the Business Combination.

Emerging Growth Company Status

As an emerging growth company, DLQ will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of DLQ’s chief executive officer to the median of the annual total compensation of all of DLQ’s employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY
AFTER THE BUSINESS COMBINATION

Information about Directors Expected to be Appointed to the Board of Directors of the Combined Company

Upon consummation of the Business Combination, the Combined Company’s board of directors will comprise five (5) members. Each of our incumbent directors, with the exception of [•], will resign from our Board upon Closing.

Executive Officers and Directors

The following persons are anticipated to be the executive officers and directors of the Combined Company, which will be renamed “DataLogiq, Inc.” following the Business Combination:

Name	Age	Position
Brent Suen	55	Director Nominee; Chief Executive Officer
Robb Billy	49	Chief Financial Officer
Chris Andrews	46	Chief Operating Officer
Christopher Hardt	56	Director Nominee
Nadine Watt	52	Independent Director Nominee
Elisabeth DeMarse	68	Independent Director Nominee
Denis Duncan	64	Independent Director Nominee

Brent Suen, Chief Executive Officer, Director Nominee

Brent Suen has agreed to serve as a director on our board and continue as Chief Executive Officer of the Combined Company. Previously served as Logiq, Inc. (DLQ Parent) as Chief Executive Officer until September 1, 2020 and was re-appointed on January 7, 2022, and has been President of the Company since November 19, 2014, and a director of the Company since November 19, 2014. Mr. Suen has 27 years of experience in the investment banking industry. He began his career in merger arbitrage at Bear Stearns in 1988, at the age of 20, as the firms’ youngest hire. In 1993, he founded Axis Trading Corp., one of the first online platforms for stock trading and subsequently sold it to a division of Softbank in 1996. In 1997, he co-founded Elevation Capital which invested in and advised Silicon Valley based companies on IPO’s, mergers and acquisitions, strategic partnerships and fund raising. In 2003 Brent moved to Hong Kong and China where he established Bay2Peak S.A. Bay2Peak has invested in and advised over fifty companies which include Internet, software, renewable energy and life science companies. From 2006 to 2008 he also advised IRG TMT Asia Fund on private and public investments. In 2012 Brent served as advisor to McLarty Group and Citibank Venture Capital on a sale/leaseback program valued at $160 million leading to the eventual sale of the company for $630 million. For the past six years, Brent led the start-up and management of Empirica S.A., a security/intelligence and frontier markets focused advisory firm operating in Asia, the Middle East, Africa and Central Asia. Mr. Suen holds a BA degree in Marketing from the University of Arkansas at Little Rock. Based on Mr. Suen’s work experience and education, the Board believes that he is qualified to serve as the Chief Executive officer and as a director of the Combined Company.

Chris Andrews, Chief Operating Officer

Mr. Andrews has agreed to serve as the Combined Company’s Chief Operating Officers post-Closing. Mr. Andrews has served as the Chief Operating Officer Logiq, Inc., a Delaware corporation (OTCQX:LGIQ) since January 2, 2023. Mr. Andrews previously served as the Chief Digital Officer of MediaJel, Inc. from June 15, 2021 to December 31, 2022, a digital marketing company for businesses in regulated industries. Prior to that, Mr. Andrews held the Chief Digital Officer role of Kubient, Inc. (Nasdaq: KBNT) from June 17, 2019 to May 31, 2021. From March 2017 to June 2019, he was employed as the Chief Technology Officer of Ogilvy CommonHealth Worldwide, a healthcare-focused marketing, branding and advertising agency that is a subsidiary of WPP plc (NYSE:WPP), arguably the world’s largest advertising company. From November 2006 to February 2017, he was the Chief Information Officer of Ogilvy CommonHealth Worldwide. Mr. Andrews holds a Bachelor of Science and Masters of Business Administration from the New Jersey Institute of Technology. Based on Mr. Andrew’s work experience and education, we believe that he is qualified to serve as the Chief Operating Officer of the Combined Company.

Robb Billy, Chief Financial Officer.

Mr. Billy has agreed to serve as the Combined Company’s Chief Financial Officer after Closing. Mr. Billy has experience managing and overseeing a business’ human resources, finance, information technology, real estate, insurance, risk management and aircraft management departments. Since January 2020, Mr. Billy has served as a Partner and Chief Financial Officer of BattleBridge Labs. From November 2020 to January 2022, he served as the Chief Executive Officer of Vineyard Fruit & Vegetable Company. For 11 years, from July 2008 to September 2019, Mr. Billy served as the Chief Financial Officer of Bob Mills Furniture. From July 1999 to June 2008, he served as the Director of Corporate Accounting at Associated Wholesale Grovers. Mr. Billy received a Bachelor’s of Science in Accounting from the University of Tulsa. Based on Mr. Billy’s work experience and education, we believe that he is qualified to serve as the Chief Financial officer of the Combined Company. Based on Mr. Billy’s work experience and education, we believe that he is qualified to serve as the Chief Financial Officer of the Combined Company.

Christopher Hardt, Director Nominee

Christopher Hardt has agreed to serve as a director on the Combined Company’s board. Mr Hardt is currently the Chief Financial Officer and a director of the Company, has more than 30 years of Big 4 audit, compliance, reporting and international corporate advisory experience. Mr. Hardt recently retired from PwC LLP where he was an audit partner since 2000. Since May 12, 2022, Mr. Hardt has served as the Chief Financial Officer and Director of Abri SPAC 2, Inc., a special purpose acquisition company (“Abri 2”), (Nasdaq: ASPP). Mr. Hardt is also the Chief Financial Officer of Abri Advisors Ltd, in Bermuda, and Abri Advisors (UK) Ltd. Mr. Hardt has been based previously in PwC’s offices in London, England, Lausanne, Switzerland and Tokyo, Japan in addition to several offices in the United States. During his tenure at PwC, he was a lead partner on several large multinational audit clients in the Consumer Markets, Technology, Media, Automotive, Banking and Insurance industries and has conducted business in over 40 countries. Mr. Hardt has also served as a leader in PwC’s SEC Services group in the firm’s National Office where he was responsible for oversight of both foreign and domestic registrant client SEC filings including both debt and equity IPOs. In his prior roles at PwC, Mr. Hardt has extensive experience with companies preparing to go public including the financial statement and internal controls requirements of The Sarbanes-Oxley Act, interacting with the SEC and the financial reporting implications of executing growth strategies involving mergers and acquisitions. Mr. Hardt also has many years of experience interacting with public company boards of directors and their audit/finance committees. Mr. Hardt is an investor and adviser to Cavan & Co LLC, an early-stage American made lifestyle apparel brand. Mr. Hardt holds a BA in Business Administration from Furman University and is a CPA licensed in Ohio, Georgia and New Jersey. Mr. Hardt serves on the Board of Prime Living Partners Inc. and recently completed successive terms on both the President’s Advisory Council of Furman University and the Parents Board at The Georgia Institute of Technology. Mr. Hardt is well qualified to serve on our board due to his international expertise, experience with public company boards, involvement with the IPO process at other companies and financial expertise having been an audit partner at PwC for over 20 years.

Nadine Watt, Independent Director Nominee

Nadine Watt has agreed to serve as a director on the Combined Company’s board. Since May 12, 2022, Ms. Watt has served as a Director of Abri 2. Since December 2019, Ms. Watt has served as CEO of Watt Companies. She oversees the day-to-day activities and strategic planning for all commercial investment activities including acquisitions, development, and asset management for the Watt Companies’ 6 million-square-foot portfolio. Ms. Watt has served on the Board of Directors of Fisker, Inc. since June 2020. Fisker, Inc. is an eco-friendly electric vehicles manufacturer. Ms. Watt served as President of Watt Companies from 2011 to 2019. In 2011, she led a strategic reorganization of the company that moved the firm beyond traditional property management and leasing to a focus on acquisitions and real estate development, as well as joint venture opportunities. Ms. Watt played a key role in launching Watt Companies’ acquisition division — Watt Investment Partners — that now actively invests $60 million in a variety of property types across the Western United States., Ms. Watt is a member of the University of Southern California Board of Governors and the Sol Price School of Public Policy Board of Councilors and serves on the Executive Committee of the Lusk Center for Real Estate as well as the USC Associates Board of Directors. She was the first woman to be named Chair of the Los Angeles Business Council, a position she still holds. She is a Board Member of Visionary Women and the City of Hope Los Angeles Real Estate & Construction Industries Council. Ms. Watt received the Century City Citizen of the Year award in 2017 and the EY Entrepreneur of the Year award in 2018. A graduate of Georgetown University School of Foreign Service, Ms. Watt also holds a Master of Arts degree from the School of Cinematic Arts at the University of Southern California. We believe that Ms. Watt is qualified to serve as a director because of her extensive experience in management and her prior service on a number of public company boards, which provides an important perspective on operations and corporate governance matters.

Elisabeth DeMarse, Independent Director Nominee

Elisabeth DeMarse has agreed to serve as a director on our board. Ms. DeMarse is currently a Director of Trajectory Alpha Acquisition Corp. (NASDAQ: TCOA). From 2012 to March 2016, Ms. DeMarse served as the President and Chief Executive Officer and chair of the board of directors of TheStreet, Inc. Ms. DeMarse diversified The Street, Inc. from a B2C ad supported retail stock picking business to B2B global M&A, data and news businesses. Ms. DeMarse spent 10 years as the Chief Marketing Officer for Bloomberg LP working directly for the founder, Michael Bloomberg. Her Glassdoor Chief Executive Officer ranking is 100% and her companies have been voted best Media Company to work for. She is currently a member of the board of directors of Kubient, Inc. and a member of the board of directors and a chair of the audit committee of Clever Leaves Holdings Inc. (NASDAQ: CLVR). Ms. DeMarse previously served as a member of the boards of directors of AppNexus (now part of AT&T), ZipRealty (ZIPR), InsWeb Corp (INSW), Internet Patents Corporation (INTP), Edgar-Online (EDGR), Heska Corporation (HSKA), Incredimail (MAIL), Stockgroup (SWB), LiveDeal (LIVE), YP.com (YP), Nedsense (NEDSE), All Star Directories and ProNoun. Ms. DeMarse received her MBA from Harvard Business School and her Bachelor of Arts from Wellesley College. She is also a member of The Committee of 200. Based on Ms. DeMarse’s work experience and education, we believe that he is qualified to serve as an independent director of the Combined Company.

Denis Duncan, Independent Director Nominee.

Denis Duncan has agreed to serve as a director on our board. Mr. Duncan recently retired from CapStar Financial Holding Inc. (Nasdaq: CSTR) a $3.2 billion publicly traded financial services and bank holding company in Nashville, Tennessee, where he served as the Chief Financial Officer from September 2020 until February 2022. Mr. Duncan had the responsibility of all financial, accounting, corporate governance, treasury, tax, investor relations, financial reporting and capital planning/budgetary functions within CapStar. During his time at CapStar, Mr. Duncan was involved with improving all aspects of CapStar’s operating performance during which time CapStar’s market capitalization has doubled in value. Mr. Duncan was also board liaison to its audit committee on all financial and governance matters. Mr. Duncan joined CapStar in 2020. Prior to joining CapStar, Mr. Duncan was a partner at PwC for 27 years and retired from PwC in 2019. During his tenure at PwC, Mr. Duncan held various leadership positions in the firm’s Financial Services industry sector and was most recently prior to his retirement the Southeast U.S. leader of the firm’s Banking and Capital Markets sector. Mr. Duncan has significant experience serving and advising major international and global money center banks, broker-dealers, asset management, private equity, hedge funds, insurance and real estate companies. Mr. Duncan is well versed in matters of corporate governance, risk management, board reporting, finance, corporate reporting, SEC, PCAOB and Sarbanes Oxley section 404 regulatory and compliance matters. Mr. Duncan is a certified public accountant licensed in the state of Tennessee. Mr. Duncan is currently a Trustee at Oglethorpe University and is a member of the board at the Atlanta Rotary Club. Mr. Duncan holds a Bachelor of Science degree in Accounting from Lipscomb University. We believe that Mr. Duncan is qualified to serve on the board of directors due to his extensive corporate governance, risk management, corporate compliance and capital markets experience and his experience serving on the leadership team and board of directors of another public company.

Family Relationships

There are no family relationships between the Combined Company’s Board of Directors and any of its executive officers.

Composition of the Board of Directors

The Combined Company will have one class of directors serving for a term expiring at the next annual meeting of stockholders.

Controlled Company Exemption

After Closing, Logiq, Inc., because the public stockholders redeemed 4,481,548 (or 78%) of their public shares of Abri Common Stock in connection with the Special Meeting held on December 9, 2022, DLQ Parent would beneficially own a majority of the voting power of all outstanding shares of the Combined Company’s common stock, or 57.1% of the Combined Company, without taking into account the redemption of any additional shares of Common Stock by the public stockholders or the issuance of any Earnout Shares, which include up to 1,000,000 Earnout

Shares to be distributed to the Sponsor and up to 2,000,000 Earnout Shares to be distributed to DLQ Management, if certain milestones are achieved after the business combination. As a result, the Combined Company will be a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Under these corporate governance standards, a company of which more than fifty percent (50%) of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements to have: (i) a board of directors composed of a majority of independent directors; (ii) compensation of its executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; (iii) a compensation committee charter which, among other things, provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and (iv) director nominees selected, or recommended for the Combined Company’s board of directors’ selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. Because the Combined Company will be deemed a “control company” within the meaning of the Nasdaq listing rules, it will be permitted to elect to not comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors, the requirement that the nominating committee is composed entirely of independent directors and the requirement that the compensation committee is composed entirely of independent directors. majority of these directors will be independent directors. As a result of DLQ Parent’s “controlled company” status, stockholders may be afforded less protection under the Nasdaq listing rules and SEC regulations than other public companies. For at least some period following the Merger, the Combined Company may utilize these exemptions since the Combined Company has not yet made a determination with respect to the independence of all directors. Pending such determination, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. After Closing, all members of the Combined Company’s Audit Committee have to be independent directors. For more information on the independence of the Combined Company’s directors, see “Directors and Executive Officers of the Combined Company After the Business Combination — Director Independence.” For more information on the Combined Company’s Audit Committee, see “Directors and Executive Officers of the Combined Company After the Business Combination — Committees of the Board of Directors — Audit Committee.” If the Combined Company ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, the Combined Company will be required to comply with Nasdaq’s corporate governance listing standards. Depending on the Combined Company’s board of directors’ determination of the independence with respect to its then-current directors, the Combined Company may be required to add additional directors to the Combined Company’s board of directors in order to achieve such compliance within the applicable transition periods.

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Combined Company’s board of directors has determined that, upon Closing, each of Nadine Watt, Elisabeth DeMarse and Denis Duncan will be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Combined Company’s board of directors considered the current and prior relationships that each non-employee director has with DLQ and will have with the Combined Company and all other facts and circumstances the Combined Company’s board of directors deemed relevant in determining independence, including the beneficial ownership of our Common Stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Committees of the Board of Directors

The standing committees of Combined Company’s board of directors will consist of an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Technology Sub-Committee. The expected composition of each committee following the Business Combination is set forth below.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and following the Business Combination will consist of Nadine Watt, Elisabeth DeMarse and Denis Duncan, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. Denis Duncan will serve as chairman of the Audit Committee. Our Board has determined that Mr. Duncan qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties are specified in our Audit Committee Charter.

Compensation Committee

Following the Business Combination, our Compensation Committee will consist of Nadine Watt, Elisabeth DeMarse and Denis Duncan, each of whom is an independent director. Elisabeth DeMarse will serve as chairman of the Compensation Committee. The functions of the Compensation Committee will be set forth in a Compensation Committee Charter.

Nominating Committee

Following the Business Combination, our Nominating Committee will consist of Nadine Watt and Denis Duncan, each of whom is an independent director under Nasdaq’s listing standards. Ms. Watt will serve as the chair of the Nominating Committee. The Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating Committee considers persons identified by its members, management, stockholders, investment bankers and others.

The guidelines for selecting nominees, will be specified in the Nominating Committee Charter.

Code of Business Conduct and Ethics

Upon Closing, we will adopt a new Code of Business Conduct and Ethics for our directors, officers, employees and certain affiliates following the Business Combination in accordance with applicable federal securities laws, a copy of which will be available on the Combined Company’s website at www.DLQ.com. The Combined Company will make a printed copy of the Code of Business Conduct and Ethics available to any stockholder who so requests. Following the Business Combination, requests for a printed copy may be directed to DLQ, Inc.: Attention: Brent Suen.

If we amend or grant a waiver of one or more of the provisions of our Code of Business Conduct and Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on the Combined Company’s website at www.DLQ.com. The information on this website is not part of this proxy statement/prospectus.

Officer and Director Compensation Following the Business Combination

After Closing, the board of directors of the Combined Company may adopt a new equity incentive plan that will have such number of shares available for issuance equal to ten percent (10%) of the Abri common stock issued and outstanding immediately after the Closing. No other terms or characteristics have been decided. Our board of directors may adopt a nonemployee director compensation program (a “Director Compensation Policy”) after Closing. The Director Compensation Policy would be designed to align compensation with the Combined Company’s business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize and reward non-employee directors who contribute to the long-term success of the Combined Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of [•], 2023 pre-Business Combination and immediately after Closing by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by Abri to be the beneficial owner of more than 5% of shares of our Common Stock as of [•], 2023 (pre-Business Combination) or of shares of our Common Stock upon Closing;

•        each of Abri’s executive officers and directors;

•        each person who will become an executive officer or director of the Combined Company upon Closing;

•        all of our current executive officers and directors as a group; and

•        all executive officers and directors of the Combined Company as a group upon Closing.

As of the Record Date, Abri had [•] shares of Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Abri believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after Closing, sole voting and investment power with respect to all shares of our Common Stock that they beneficially own, subject to applicable community property laws. Any shares of our Common Stock subject to options or Warrants exercisable within 60 days from Closing are deemed to be outstanding and beneficially owned by the persons holding those options or Warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on [•] shares of our Common Stock to be outstanding upon consummation of the Business Combination, but does not take into account any Warrants, options or other convertible securities of DLQ issued and outstanding as of the date hereof. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Abri’s existing stockholders in Abri will be different.

The expected beneficial ownership of Common Stock post-Business Combination under the header “Post-Business Combination — Assuming No Redemption” assumes none of the shares of Common Stock having been redeemed.

The expected beneficial ownership of Common Stock post-Business Combination under the header “Post-Business Combination — Assuming Maximum Redemption” assumes [•] shares of Common Stock having been redeemed.

	Pre-Business Combination		Post-Business Combination
	Number of Shares		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class	Number of Shares	% of Class**	Number of Shares	% of Class**
Jeffrey Tirman(1)(2)	1,728,078	[*]
Abri Ventures I, LLC(2)	1,728,078%
All directors and executive officers prior to the Business Combination as a group (5 individuals)		%
Expected Five Percent Holders of the Combined Company Immediately After Closing
Logiq, Inc.(3)	—	—
Expected Directors and Executive Officers of the Combined Company Immediately After Closing
Christopher Hardt	—	—
Brent Suen
Nadine Watt	—	—
Elisabeth DeMarse	—	—
Denis Duncan	—	—

All directors and executive officers upon Closing as a group (10 individuals)	—	—

____________

*        Less than 1%.

**      Represents the combined voting power with respect to all shares of Common Stock post-Closing, see “Description of Abri’s Securities — Common Stock.”

(1)      The business address of each of the individuals is c/o Abri Ventures I, LLC, 9663 Santa Monica Blvd., No. 1091, Beverly Hills, CA 90210.

(2)      Abri Ventures I, LLC, our Sponsor, is the record holder of the shares reported herein. Abri Advisors Ltd. is the managing member of our Sponsor. Jeffrey Tirman, our Chairman and Chief Executive Officer, is the managing executive director of Abri Advisors Ltd., and as such has voting and dispositive power over the shares owned by Abri Ventures I, LLC. By virtue of this relationship, Mr. Tirman may be deemed to have beneficial ownership of the securities held of record by our Sponsor.

(3)      The business address of Logiq, Inc. is 85 Broad Street 16-079, New York, New York, 10004.

DESCRIPTION OF ABRI’S SECURITIES

General

Pursuant to our Certificate of Incorporation, our authorized stock consists of 100,000,000 shares of Common Stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of the date of this proxy statement/prospectus, 7,461,998 shares of Common Stock are issued and outstanding. No preferred shares are issued or outstanding. The following description summarizes the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our Certificate of Incorporation, bylaws, our warrant agreement, and to the applicable provisions of Delaware law.

Units

Each Unit consists of one share of common stock and one Warrant. Each Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share and shall expire five years after the completion of an initial business combination, or earlier upon redemption. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Delaware Law. On September 3, 2021, the holders of the Units were able to elect to separately trade the shares of Common Stock and Warrants included in the Units.

Common Stock

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve our initial business combination, our Sponsor, as well as all of our officers and directors, have agreed to vote their respective shares of Common Stock owned by them immediately prior to this offering and any shares purchased in this offering or following this offering in the open market, including any shares included in shares of Common Stock acquired in this offering or in the aftermarket, in favor of the proposed business combination.

Unless the Amendment to the Current Charter is approved, we will only consummate our initial business combination if we have net tangible assets of at least $5,000,001 or the Company is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended, either immediately prior to or upon such consummation and, solely if a vote is held to approve a business combination, a majority of the outstanding shares of Common Stock voted are voted in favor of the business combination. If the Amendment to the Current Charter is approved, this requirement need not be met. The Company believes that it would be otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.

The Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to our Certificate of Incorporation, as amended on December 9, 2022, if we do not consummate an initial business combination by May 12, 2023 (unless such term is extended on a month-to-month non an as-needed basis, until up to August 12, 2023), our corporate existence will cease except for the purposes of winding up our affairs and liquidating. If we are forced to liquidate prior to an initial business combination, our public stockholders are entitled to share ratably in the Trust Account, based on the amount then held in the Trust Account. Our Sponsor, officers and directors have agreed to waive their rights to participate in any liquidation distribution from the Trust Account occurring upon our failure to consummate an initial business combination with respect to the founder’s Common Stock and Private shares of Common Stock. Our Sponsor, officers and directors will therefore not participate in any liquidation distribution from the Trust Account with respect to such shares or shares of Common Stock. They will, however, participate in any liquidation distribution from the Trust Account with respect to any shares of Common Stock acquired in, or following, the IPO.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of Common Stock, except that public stockholders have the right to sell their shares of Common Stock to us in a tender offer or have their shares of Common Stock converted to cash equal to their pro rata share of the Trust Account in connection with the consummation of our initial business combination. Public stockholders who redeem their shares of Common Stock into their share of the Trust Account still have the right to exercise any Warrants they still hold outside of such shares of Common Stock but will forfeit, without the receipt of any additional consideration, the portion of the Warrant included in the shares of Common Stock. Accordingly, an investor may have a disincentive to exercise redemption rights due to the loss of such portion of the Warrants.

Preferred Stock

There are no shares of preferred stock outstanding. Our Certificate of Incorporation as of the date of this proxy statement/prospectus authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the Board. Accordingly, the Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the Trust Account, or which votes as a class with the Common Stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Changes in Capital Stock as a result of the Amended Charter

The Amended Charter will authorize the issuance of up to 300,000,000 shares, par value $0.0001 per share, consisting of: 200,000,000 shares of Common Stock; and 100,000,000 shares of preferred stock.

Authorized Capital Stock
The Current Charter authorizes the issuance of up to 101,000,000 shares, par value $0.0001 per share, consisting of: 100,000,000 shares of Common Stock; and 1,000,000 shares of preferred stock.	The Amended Charter will authorize the issuance of up to 300,000,000 shares, par value $0.0001 per share, consisting of: 200,000,000 shares of Common Stock; and 100,000,000 shares of preferred stock.
Voting

The Current Charter provides that, except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at any meeting of stockholders.
Rights of Preferred Stock
The Current Charter authorizes the designation of a Series of preferred stock, but does not itself designate any Series of preferred stock.

The Amended Charter will permit the board of directors of the Combined Company to issue preferred stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, if any, and such designations, powers, preferences and relative participating, optional, special or other rights, if any, and any qualifications, limitations or restrictions thereof as shall be stated and expressed in such resolutions, as permitted by the DGCL.

Redeemable Warrants

As of [•], 2023, there are 6,028,518 Warrants outstanding. Each Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of the completion of our initial business combination and one year from the consummation of this offering. Except as set forth below, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to such shares. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Warrants is not effective within 90 days from the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The Warrants will expire five years after the completion of an initial business combination at 5:00 p.m., Eastern Standard Time.

In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.50 per share (with such issue price or effective issue price to be determined in good faith by our board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination, and (z) the volume weighted average trading price of our shares of common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Price”) is below $9.50 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $16.50 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 165% of the Market Price.

We may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the Warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $16.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders (the “Force-Call Provision”), and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants, however, such redemption may occur at a time when the Warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of Common Stock had your Warrants remained outstanding. Historical trading prices for our Common Stock have not exceeded the $16.50 per share threshold at which the Public Warrants would become redeemable. However, this could occur in connection with or after Closing.

In the event we determined to redeem our Public Warrants, holders of redeemable Public Warrants will be notified of such redemption as described in our warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us, dated August 9, 2021 (the “Warrant Agreement”). Specifically, in the event that we elect to redeem all of the redeemable Warrants as described above, we will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the redeemable Warrants to be redeemed at their last addresses as they appear on the Warrant Register. Any notice mailed in the manner provided in the Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable Warrants will be notified of such redemption via posting of the redemption notice to DTC.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the volume weighted average price of the shares of common stock for the 20 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our shares of common stock at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of Common Stock to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants after our initial business combination. If we call our Warrants for redemption and our management does not take advantage of this option, the holders of the Private Warrants and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis.

The Warrants were issued in registered form under the Warrant Agreement which provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share capitalizations, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the Warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the Warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the shares of common stock issuable upon the exercise of the Warrants is not current or if the shares of common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the Warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder (and his, her or its affiliates) would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.99% of the shares of common stock issued and outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying shares of common stock and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share capitalizations payable in shares of common stock, or by a split up of the shares of common stock or other similar event), we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the Warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement has designated the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Units

Except as described below, the Private Units have terms and provisions that are identical to those the Units issued in the IPO. The Private Units (including their component securities and the share of Common Stock issuable upon exercise of the Private Warrants included in the Private Units) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions as described under “Principal Stockholders — Transfers of Founder Shares and Private Units,” to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Units). The Private Warrants so long as they are held by our Sponsor or its permitted transferees a) will not be redeemable by us and b) will be exercisable on a cashless basis. If the Private Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Warrants included in the Units sold in the IPO. At Closing, the Private Warrants will be the same as the Public Warrants.

We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

On March 8, 2022, the Company issued the First Working Capital Note to the Sponsor where the Sponsor agreed to loan us an aggregate principal amount of $300,000. On April 4, 2022, the Company issued the Second Working Capital Note to the Sponsor where the Sponsor agreed to loan us an aggregate principal amount of $500,000. On August 26, 2022, the Company issued the Third Convertible Promissory note for an aggregate principal amount of $300,000 to the Sponsor. On November 21, 2022, the Company issued the Fourth Convertible Promissory Note for an aggregate principal amount of $150,000 to the Sponsor. On January 17, 2023, the Company issued the Fifth Convertible Promissory Note for an aggregate principal amount of $200,000 to the Sponsor. The Working Capital Notes was issued to fund working capital of the Company. The Working Capital Notes are non-interest bearing and all outstanding amounts under the Working Capital Notes will be due on the date on which we consummate our initial business combination, the Maturity Date. If a business combination is not consummated, and there are insufficient funds to repay the Working Capital Notes, the unpaid amounts would be forgiven. All or a portion of the amounts outstanding under the Working Capital Notes may be converted on the Maturity Date into units at a price of $10.00 per unit at the option of the Sponsor. The units would be identical to the Company’s outstanding Private Units that were issued to the Sponsor in the Private Placement. The Working Capital Notes contain customary events of default, including, among others, those relating to the Company’s failure to make a payment of principal when due and to perform any other obligations that is not timely cured after written notice of such default from the Sponsor.

In order to meet our working capital needs until we consummate the Business Combination, in addition to the Working Capital Note, we may, but are not obligated to, have funds advanced to us, from time to time or at any time, in whatever amount we deem reasonable in the sole discretion of our officers and directors. Each such loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon consummation of our business combination into additional units at a price of $10.00 per unit. These units would be identical to the private units.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Authorized Capital Stock of the Combined Company

The Amended Charter will authorize the issuance of up to 300,000,000 shares, par value $0.0001 per share, consisting of: 200,000,000 shares of Common Stock; and 100,000,000 shares of preferred stock. The Amended Charter will permit the board of directors of the Combined Company to issue preferred stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, if any, and such designations, powers, preferences and relative participating, optional, special or other rights, if any, and any qualifications, limitations or restrictions thereof as shall be stated and expressed in such resolutions, as permitted by the DGCL.

Exclusive Forum Provision

Except with the consent of the Combined Company to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for certain stockholder litigation, except for any action as to which the Chancery Court determines that there is an indispensable party not subject to the jurisdiction of such court and to which jurisdiction such party does not consent within 10 days of such determination, which is vested in the exclusive jurisdiction of a court or forum other than the Chancery Court or for which the Chancery Court does not have subject matter jurisdiction, or any action arising under the Securities Act as to which the Chancery Court and the federal district court for the District of Delaware shall have concurrent jurisdiction. The preceding exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our Warrants is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004.

Listing of our Securities

The Units, shares of Common Stock, and Warrants are currently listed on the Nasdaq Stock Market, under the symbols “ASPAU,” “ASPA,” and “ASPAW,” respectively. The Units, shares of Common Stock and Warrants commenced trading on the Nasdaq Stock Market separately on September 03, 2021.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and By-Laws

Staggered board of directors

Our Certificate of Incorporation provides that the Board shall be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of the Board, by our president or by our chairman or by our secretary at the request in writing of stockholders owning a majority of our issued and outstanding capital stock entitled to vote.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Our Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Comparison of Stockholders’ Rights

If the Charter Amendment Proposal is approved, the Amended Charter will amend and replace the Current Charter. The following table sets forth a summary of the principal proposed changes and the differences between Abri’s stockholders’ rights under the Current Charter and under the Amended Charter. This summary is qualified in its entirety by reference to the complete text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex B-2 and the complete text of the Amended Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. We urge you to read the Amended Charter in its entirety for a complete description of the rights and preferences. For more information on the Charter Amendment Proposal, see the section entitled “Proposal No. 2 — The Charter Amendment Proposal.”

Abri	Combined Company
Name Change
Abri’s current name is Abri SPAC 1, Inc.	Upon Closing, Abri’s name will be changed to DataLogiq, Inc.
Purpose
The purpose of the Current Charter is to engage in any lawful act or activity for which corporations may be organized under the DGCL.	The Amended Charter will provide that the purpose of the Combined Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
Authorized Capital Stock
The Current Charter authorizes the issuance of up to 101,000,000 shares, par value $0.0001 per share, consisting of: 100,000,000 shares of Common Stock; and 1,000,000 shares of preferred stock.	The Amended Charter will authorize the issuance of up to 300,000,000 shares, par value $0.0001 per share, consisting of: 200,000,000 shares of Common Stock; and 100,000,000 shares of preferred stock.
Voting

The Current Charter provides that, except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at any meeting of stockholders.
Rights of Preferred Stock
The Current Charter authorizes the designation of a Series of preferred stock, but does not itself designate any Series of preferred stock.

The Amended Charter will permit the board of directors of the Combined Company to issue preferred stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, if any, and such designations, powers, preferences and relative participating, optional, special or other rights, if any, and any qualifications, limitations or restrictions thereof as shall be stated and expressed in such resolutions, as permitted by the DGCL.

Abri	Combined Company
Directors

The current bylaws of Abri provide that the authorized number of the board of directors of the corporation shall consist of not less than one (1) directors. The number of directors may be changed from time to time by resolution of the board of the directors.

The Current Charter provides that the Board shall be divided into three classes of directors of approximately equal size, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

The number of directors, other than those elected by one or more series of preferred stock, shall be fixed from time to time by the board of directors of the Combined Company.

The number of directors constituting the board of directors upon the Closing will be five (5).

Removal of Directors

The current bylaws of Abri provide that any director may be removed, either for or without cause, at any time by action of the holders of a majority of the outstanding shares of stock entitled to vote thereon, either at a meeting of the holders of such shares or, whenever permitted by law, without a meeting by their written consents thereto.

The Amended Charter provides that a director shall hold office until the next annual meeting following such director’s appointment or election and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal. Any director may be removed without cause by the affirmative vote of the holders of not less than a majority of the outstanding stock of the Combined Company.

Vacancies on the Board of Directors

The Current Charter provides that vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify. A vacancy created by the removal of a director by the stockholders may be filled by the stockholders.

Newly created directorships resulting from an increase in the number of directors and any vacancies on the board of directors of the Combined Company resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Special Meeting of the Stockholders

The current bylaws of Abri provide that special meetings of the Board may be called by the Chief Executive Officer or by the number of directors who then legally constitute a quorum (two-thirds of the directors in office). Notice of each special meeting shall, if mailed, be addressed to each director at least ten nor more than sixty days prior to the date on which the meeting is to be held.

Subject to any rights granted to the holders of any outstanding series of preferred stock, stockholders of the Combined Company shall not have the ability to call a special meeting.

Abri	Combined Company
Stockholder Action by Written Consent

The Current Charter is silent on stockholder action by written consent. Notwithstanding the foregoing, Abri’s bylaws provided that whenever the stockholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a written consent or electronic transmission, setting forth the action so taken, shall be signed or e-mailed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting called for such purpose.

Subject to any rights granted to the holders of any outstanding series of preferred stock, the Amended Charter prohibits stockholders from acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent.

Notice of Stockholders Meetings

Abri’s current bylaws provide that written or printed notice of the meeting stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally, or by telegram, facsimile or cable or other electronic means, by or at the direction of the Chief Executive Officer, the Secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting. Such notice shall be deemed to be given at the time of receipt thereof if given personally or at the time of transmission thereof if given by telegram, telex, facsimile or cable or other electronic means.

The amended and restated bylaws of the Combined Company provide that notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law stating the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called Unless otherwise required by applicable law or the Amended Charter, such notice shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of the meeting.

Amendment of Certificate of Incorporation

The Current Charter allows the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Current Charter, and other provisions as authorized by the laws of the State of Delaware.

In addition to any vote that may be required by law or the terms of any series of preferred stock, the Amended Charter may be amended or repealed by the affirmative vote of at least sixty-six and two thirds percent (66⅔%) of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class.

Quorum

The current bylaws of Abri provide that the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Current Charter. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

The holders of issued and outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock of the Combined Company entitled to vote at any meeting, present in person or by proxy, shall constitute a quorum for the transaction of business at any meetings of the stockholders; provided that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of all outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Abri	Combined Company
Stockholder Proposals (Other than Nominations)
The Current Charter and Abri’s current bylaws are silent with respect to proposals of other business.

Business (other than nominations) to be properly brought before an annual meeting by a stockholder must have given timely notice in writing to the corporate secretary and such other business must be a proper matter for stockholder action.

To be timely, notice must be received by the corporate secretary not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is scheduled for more than thirty (30) days before or after such anniversary date, notice must be delivered not later than the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

Limitation of Liability of Directors

Pursuant to the Current Charter, the directors of Abri will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

To the fullest extent permitted by applicable law, no director will have any personal liability to the Combined Company or its stockholders for monetary damages for any breach of fiduciary duty as a director (unless such director violated the duty of loyalty to the Combined Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, stock purchases or redemptions, or derived improper personal benefit from its actions as a director).

Indemnification of Directors and Officers

The Current Charter provides that Abri’s directors and officers will be indemnified by Abri to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. The current bylaws of Abri also permits Abri to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. Abri has purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures Abri against Abri’s obligations to indemnify its directors and officers.

The Combined Company, to the fullest extent permitted by law, shall indemnify any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Combined Company, while serving as a director or officer of the Combined Company, is or was serving as a director, officer, employee or agent of another entity at the request of the Combined Company.

Corporate Opportunity Provision

The Current Charter provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Our officers and directors (other than our independent directors) agreed to present to us for our consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire a target business, until the earlier of: (1) our consummation of an initial business combination and (2) 12 months from the date of this prospectus (or up to 18 months from the closing of this offering if we extend the period of time to consummate a business combination).

The Amended Charter renounces any interest or expectancy of the Combined Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Combined Company who is not an employee or officer of the Combined Company or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Combined Company.

Abri	Combined Company
This agreement is, however, subject to any pre-existing fiduciary and contractual obligations such officer or director may from time to time have to another entity.
Dividends

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Abri) when, as and if declared thereon by the board of directors of Abri from time to time out of any assets or funds of Abri legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Subject to any rights of the holders of any series of preferred stock, the holders of Common Stock shall be entitled to receive such dividends and other distributions when, as and if declared by the board of directors out of the assets of the Combined Company that are by law available therefor and shall share such dividends and distributions equally on a per share basis.

Forum

The Current Charter provides that, unless Abri consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Abri, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Abri to Abri or Abri’s stockholders, (iii) any action asserting a claim against Abri, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Charter or the bylaws of Abri, or (iv) any action asserting a claim against Abri, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction.

However, the foregoing will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and unless Abri consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Except with the consent of the Combined Company to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for certain stockholder litigation, except for any action as to which the Chancery Court determines that there is an indispensable party not subject to the jurisdiction of such court and to which jurisdiction such party does not consent within ten (10) days of such determination, which is vested in the exclusive jurisdiction of a court or forum other than the Chancery Court or for which the Chancery Court does not have subject matter jurisdiction, or any action arising under the Securities Act as to which the Chancery Court and the federal district court for the District of Delaware shall have concurrent jurisdiction. The preceding exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship Between Abri and DLQ Parent After Closing

Following the Closing of the Merger Agreement, and assuming no redemptions or Earnout Shares, DLQ Parent will own approximately 57.1% of the total issued and outstanding shares of Abri Common Stock (based on no redemptions), or up to 65% of the total issued and outstanding shares of Abri Common Stock (based on Maximum Redemptions), and DLQ Parent Stockholders will own 20% of the total issued and outstanding shares of Abri Common Stock (based on no redemptions), or up to 21% of the total issued and outstanding shares of Abri Common Stock (based on Maximum Redemptions). As discussed herein, Abri will be a Controlled Company by virtue of this ownership the management of DLQ Parent will be able to exercise voting power control over Abri.

Abri Related Person Transactions

Founder Shares

On April 12, 2021, the Sponsor paid $25,000, or $0.017 per share, to cover certain offering costs in consideration for 1,437,500 founder shares. Up to 187,500 founder shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On August 23, 2021, the Underwriters partially exercised the over-allotment option to purchase 276,250 Private Units. As a result, 4,020 founder shares were forfeited.

On the date of the IPO, the founder shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold or released from escrow (subject to certain limited exceptions) for a period ending on (1) with respect to fifty percent (50%) of the founder shares, the earlier of one year after the date of the consummation of Abri’s initial business combination and the date on which the closing price of Abri’s shares of Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after Abri’s initial business combination and (2) with respect to the remaining fifty percent (50%) of the founder shares, one year after the date of Abri’s consummation of the initial business combination, or earlier, in either case, if, subsequent to the initial business combination, Abri consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Private Units

Simultaneously with the closing of the IPO, Abri consummated the sale of 276,250 Private Units at a price of $10.00 per Private Unit in the Private Placement to the Sponsor, generating gross proceeds of $2,762,500. Each Private Unit consists of (i) one shares of Common Stock, and (ii) one Warrant. Abri granted the Underwriters in the IPO a 45-day option to purchase up to 750,000 additional Public Units to cover over-allotments, if any. On August 23, 2021, the Underwriters partially exercised the over-allotment option to purchase 733,920 Public Units, generating an aggregate of gross proceeds of $7,339,200. In connection with the Underwriters’ exercise of their over-allotment option, Abri also consummated the sale of an additional 18,348 Private Units at $10.00 per Private Unit to the Sponsor, generating gross proceeds of $183,480.

Promissory Note

On April 20, 2021, the Sponsor agreed to loan Abri up to $300,000 to be used for a portion of the expenses of the IPO (the “Promissory Note”). These loans were non-interest bearing, unsecured and were due at the earlier of December 31, 2021 or the closing of the IPO. As of December 31, 2021, there was a zero balance outstanding under the note.

Consulting Agreements

On September 21, 2021, Abri entered into a Consulting Agreement with Chardan Capital Markets LLC (“Abri Consulting Agreement”) whereby Chardan was to provide certain merger and acquisition and capital markets advisory services to Abri with respect to their efforts to engage in an initial business combination transaction. Chardan will receive 30,000 shares of Common Stock upon the closing of the Business Combination with DLQ in connection with this agreement. On the date of the Closing, based on a stock price of $10.00, the shares would have a value of $300,000. This is a fixed fee arrangement, and in addition to the $1,500,000 deferred underwriting fee due to Chardan pursuant to the Underwriting Agreement dated August 9, 2021 in connection with the IPO.

Related Party Loans

In order to meet the working capital needs following the consummation of the IPO if the funds not held in the Trust Account are insufficient, the Sponsor, Initial Stockholders, officers, directors and their affiliates may, but are not obligated to, loan Abri funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the initial business combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the notes may be converted into Units at a price of $10.00 per Unit. The Units would consist of (i) one shares of Common Stock, which consists of one share of Common Stock and one-quarter of one Warrant, and (ii) one-quarter of one Warrant, where the Common Stock and warrants would be identical to the Common Stock and warrants included in the Private Units. In the event that the initial business combination does not close, Abri may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no other proceeds from the Trust Account would be used for such repayment.

On March 8, 2022, the Company issued the First Working Capital Note to the Sponsor where the Sponsor agreed to loan us an aggregate principal amount of $300,000. On April 4, 2022, the Company issued the Second Working Capital Note to the Sponsor where the Sponsor agreed to loan us an aggregate principal amount of $500,000. On August 26, 2022, the Company issued the Third Convertible Promissory note for an aggregate principal amount of $300,000 to the Sponsor. On November 21, 2022, the Company issued the Fourth Convertible Promissory Note for an aggregate principal amount of $150,000 to the Sponsor. On January 17, 2023, the Company issued the Fifth Convertible Promissory Note for an aggregate principal amount of $200,000 to the Sponsor. The Working Capital Notes was issued to fund working capital of the Company. The Working Capital Notes are non-interest bearing and all outstanding amounts under the Working Capital Notes will be due on the date on which we consummate our initial business combination, the Maturity Date. If a business combination is not consummated, and there are insufficient funds to repay the Working Capital Notes, the unpaid amounts would be forgiven. All or a portion of the amounts outstanding under the Working Capital Notes may be converted on the Maturity Date into units at a price of $10.00 per unit at the option of the Sponsor. The units would be identical to the Company’s outstanding Private Units that were issued to the Sponsor in the Private Placement. The Working Capital Notes contain customary events of default, including, among others, those relating to the Company’s failure to make a payment of principal when due and to perform any other obligations that is not timely cured after written notice of such default from the Sponsor.

Administrative Service Fee

Commencing on the effective date of the registration statement of the IPO through the acquisition of a target business, Abri pays an affiliate of the Chief Executive Officer, an aggregate fee of $10,000 per month for providing Abri with office space and certain office and secretarial services. Abri has recorded $180,000 for the period from March 18, 2021 through September 30, 2022.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, officers and directors, or any of their affiliates, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Related Party Policy

Abri’s Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than five percent (5%) beneficial owner of our shares of Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than ten percent (10%) beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

The audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, and the approval of a majority of our disinterested independent directors that the business combination is fair to our unaffiliated stockholders from a financial point of view.

DLQ Related Party Transactions

In both 2022 and 2021, the Company made advances to two related parties, including Push Interactive, DLQ’s subsidiary, and obtained funding from Logiq, Inc. to support the operations of the business. The related party receivable as of December 31, 2022 and 2021, amounts to approximately $3,779,924 and $2,200,000, respectively. The related party payable as of December 31, 2022 and 2021, amount to approximately $7,863,000 and $6,325,000, respectively. There are no formal written promissory notes or other contract relating to each and neither accrue interest.

On November 8, 2022, DLQ entered into a Managed Services Agreement (the “MSA”) with a significant new client (the “Client”) and will provide certain affiliate management, website development, lead generation, email management, and search engine optimization services (collectively, the “Services”) to Client through DLQ’s platform. The MSA will terminate on October 31, 2023, provided that the term may be extended beyond such date by mutual written agreement of the parties. Notwithstanding the foregoing, Client may terminate the MSA at any time after January 1, 2023, without cost or any penalty, in the event that it is dissatisfied with the Services provided thereunder.

In connection with the MSA, on November 8, 2022, DLQ and Client also entered into an Independent Contractor Agreement (the “IC Agreement,” and together with the MSA, the “Agreements”), pursuant to which Client will provide, on a non-exclusive basis, certain business development strategies and execution and consulting services regarding e-commerce, digital marketing, and online advertising, including lead generation, affiliate marketing and brand development to DLQ Parent. The term of the IC Agreement coincides with the term of the MSA.

As compensation for the services to be provided by Client to DLQ Parent under the IC Agreement, DLQ Parent agreed to issue Client 1,750,000 restricted shares of Logiq, Inc. common stock (the “Initial Shares”) upon execution of the Agreements. In the event that the proposed acquisition of DLQ by Abri SPAC I, Inc., is not completed on or before April 1, 2023, then DLQ shall issue Client an additional 1,750,000 restricted shares of Logiq, Inc. common stock (such additional shares together with the Initial Shares, the “Registrable Shares”) as further contingent consideration pursuant to the Agreements.

Certain Transactions of DLQ

DLQ’s Code of Business Conduct and Ethics states that a conflict of interest occurs when an employee’s private interest interferes, or appears to interfere, in any way with the interests of DLQ as a whole. An employee should actively avoid any private interest that may impact such employee’s ability to act in the interests of the Company or that may make it difficult to perform the employee’s work objectively and effectively. A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his family, receives improper personal benefits as a result of his position. DLQ’s Code of Business Conduct and Ethics requires that employees fully disclose any situations that could reasonably be expected to give rise to a conflict of interest to the Compliance Officer. Conflicts of interest may only be waived by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public to the extent required by law and applicable rules of the applicable stock exchange.

Where such conflict is deemed to constitute a related party transaction, DLQ’s audit committee, pursuant to its written charter, is responsible for reviewing and approving such transactions to the extent they are entered into. In doing so, the audit committee will discuss with the independent auditor its evaluation of DLQ’s identification of, accounting for and disclosure of its relationships with related parties as set forth under the standards of the PCAOB.

Related Party Transaction Policy

Effective upon Closing, the Combined Company expects to adopt a related party transaction policy that sets forth its procedures for the identification, review, consideration and approval or ratification of related party transactions. The policy will become effective upon Closing. For purposes of the Combined Company’s policy only, a related party transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Combined Company and any related party are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Combined Company as an employee or director are not covered by this policy. A related party is any executive officer, director or beneficial owner of more than five percent (5%) of any class of the Combined Company’s voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related party transaction, including any transaction that was not a related party transaction when originally consummated or any transaction that was not initially identified as a related party transaction prior to consummation, the Combined Company’s management must present information regarding the related person transaction to the Combined Company’s audit committee, or, if audit committee approval would be inappropriate, to another independent body of the Combined Company’s Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Combined Company of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, the Combined Company will collect information that the Combined Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable the Combined Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Combined Company’s Code of Conduct that the Combined Company expects to adopt prior to the closing of the Business Combination, the Combined Company’s employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, the Combined Company’s audit committee, or other independent body of the Combined Company’s board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

•        the risks, costs and benefits to the Combined Company;

•        the impact on a director’s independence in the event that the related party is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the availability of other sources for comparable services or products; and

•        the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related party transaction, the Combined Company’s audit committee, or other independent body of the Combined Company’s Board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Combined Company’s best interests and those of the Combined Company’s stockholders, as the Combined Company’s audit committee, or other independent body of the Combined Company’s board of directors, determines in the good faith exercise of its discretion.

LEGAL MATTERS

The validity of the shares of Common Stock to be issued pursuant to the Merger Agreement will be passed upon by Loeb & Loeb LLP, counsel to Abri.

EXPERTS

The financial statements of Abri SPAC I, Inc. as of December 31, 2022 and 2021 for the year ended December 31, 2022 and for the period from March 18, 2021 (inception) through December 31, 2021 included in this proxy statement/prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the proxy statement/prospectus, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The carve-out consolidated financial statements of DLQ, Inc. and its subsidiaries as of and for the years ended December 31, 2022 and 2021, have been audited by Frazier & Deeter, LLC, an independent registered public accounting firm, as stated in their report appearing herein. Such carve-out consolidated financial statements are included in this proxy statement/prospectus in reliance upon the report (which report includes an explanatory paragraph relating to DLQ’s ability to continue as a going concern) of Frazier & Deeter, LLC, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

APPRAISAL RIGHTS

Abri stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing to [PROXY SOLICITOR], our proxy solicitor at:

[PROXY SOLICITOR INFORMATION]

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the Meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals, including director nominations, for the 2022 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2022 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2022 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2022 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2022 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

We must comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and its rules and regulations, and in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read Abri’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Meeting, you should contact our proxy solicitation agent at the following address and telephone number:

[PROXY SOLICITOR INFORMATION]

If you are a stockholder of Abri and would like to request documents, please do so by [•], 2023, in order to receive them before the Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Abri has been supplied by Abri, and all such information relating to DLQ has been supplied by DLQ. Information provided by either the Abri or DLQ does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Abri for the Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us or DLQ that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

ABRI SPAC I, INC.

DLQ INC.
INDEX TO CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

ABRI SPAC I, Inc.

Beverly Hills, CA

Opinion on the Financial Statements

We have audited the accompanying balance sheets of ABRI SPAC I, Inc. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ equity (deficit) and redeemable common stock, and cash flows for the year ended December 31, 2022 and for the period from March 18, 2021 (inception) to December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company does not have sufficient cash and working capital to sustain its operations and the Company’s ability to execute its business plan is dependent upon its consummation of an initial business combination described in Note 1 to the financial statements. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2021.

Potomac, Maryland

March 30, 2023

ABRI SPAC I, INC.
BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$381,293	$154,942
Prepaid expenses and other current assets	252,463	321,590
Total current assets	633,756	476,532

Marketable securities held in Trust Account	12,841,399	57,340,207
Total assets	$13,475,155	$57,816,739

LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$441,739	$163,357
Accrued legal fees	2,113,078	524,174
Total current liabilities	2,554,817	687,531
Promissory notes, related party	1,146,784	—
Convertible promissory notes, related party	1,250,000	—
Warrant liabilities	17,676	170,867
Deferred underwriting commissions	1,500,000	1,500,000
Total liabilities	6,469,277	2,358,398

Commitments and Contingencies (Note 5)

Common stock subject to possible redemption, par value $0.0001, 100,000,000 shares authorized; 1,252,372 and 5,733,920 shares outstanding as of December 31, 2022 and 2021, respectively	12,841,399	52,323,289
Stockholders’ equity:
Preferred stock, par value $0.0001, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $0.0001, 100,000,000 shares authorized; 1,728,078 shares issued and outstanding	173	173
Additional paid-in capital	—	4,262,491
Accumulated deficit	(5,835,694)	(1,127,612)
Total stockholders’ equity (deficit)	(5,835,521)	3,135,052
Total liabilities, redeemable common stock and stockholders’ equity (deficit)	$13,475,155	$57,816,739

The accompanying notes are an integral part of these financial statements.

ABRI SPAC I, INC.
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period March 18, 2021 (Inception) Through December 31, 2021
Operating expenses:
Professional fees	$2,407,874	$686,358
Selling, general and administrative	960,904	448,445
Total operating expenses	3,368,778	1,134,803

Loss from operations	(3,368,778)	(1,134,803)

Other income:
Interest income	834,403	1,299
Change in fair value of warrant liabilities	153,191	5,892
	987,594	7,191

Loss before income taxes	(2,381,184)	(1,127,612)
Provision for income taxes	(119,000)	—

Net loss	$(2,500,184)	$(1,127,612)

Weighted-average common shares outstanding, basic and diluted, redeemable shares subject to redemption	5,463,799	2,789,393
Basic and diluted net loss per share, redeemable shares subject to redemption	$(0.06)	$(0.15)

Weighted-average common shares outstanding, basic and diluted, non-redeemable shares	1,728,078	1,447,964
Basic and diluted net loss per share, non-redeemable shares	$(1.25)	$(0.49)

The accompanying notes are an integral part of these financial statements.

ABRI SPAC I, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(DEFICIT) AND REDEEMABLE COMMON STOCK
For the year ended December 31, 2022 and for the period March 18, 2021
(Inception) through December 31, 2021

	Common Stock Subject to Possible Redemption		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, January 1, 2022	5,733,920	$52,323,289	1,728,078	$173	$4,262,491	$(1,127,612)	$3,135,052
Accretion of common stock to redemption value	—	6,470,389	—	—	(4,262,491)	(2,207,898)	(6,470,389)
Net loss	—	—	—	—	—	(2,500,184)	(2,500,184)
Redemption of common stock	(4,481,548)	(45,952,279)	—	—	—	—	—
Balance at December 31, 2022	1,252,372	$12,841,399	1,728,078	$173	$—	$(5,835,694)	$(5,835,521)
	Common Stock Subject to Possible Redemption		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity (Deficit)

	Shares	Amount	Shares	Amount
Balance, March 18, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock to founders for cash	—	—	1,437,500	144	24,856	—	25,000
Sale of 5,733,920 Units, net of underwriting discounts and offering costs	5,733,920	$50,589,849	—				—
Sale of 294,598 Private Units	—	—	294,598	29	2,945,951	—	2,945,980
Private warrant liability	—	—	—	—	(176,759)	—	(176,759)
Public warrant allocation	—	—	—	—	3,201,884	—	3,201,884
Accretion of common stock to redemption value	—	1,733,440	—	—	(1,733,440)	—	(1,733,440)
Forfeiture of founder’s shares	—	—	(4,020)	—	—	—	—
Net loss	—	—		—		(1,127,612)	(1,127,612)
Balance at December 31, 2021	5,733,920	$52,323,289	1,728,078	$173	$4,262,491	$(1,127,612)	$3,135,052

The accompanying notes are an integral part of these financial statements.

ABRI SPAC I, INC.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period March 18, 2021 (Inception) Through December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,500,184)	$(1,127,612)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	(153,191)	(5,892)
Interest earned on marketable securities held in Trust Account	—	(1,299)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	69,127	(321,590)
Accounts payable and accrued expenses	1,867,286	687,531
Net cash used in operating activities	(716,962)	(768,862)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash withdrawn from Trust Account for payment to redeeming stockholders	45,952,279	—
Investments in marketable securities held in Trust Account	(1,853,471)	(57,338,908)
Withdrawal from Trust Account to pay taxes	400,000	—
Net cash provided by (used in) investing activities	44,498,808	(57,338,908)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment to redeeming stockholders	(45,952,279)	—
Proceeds from convertible promissory notes, related party	1,250,000	—
Proceeds of notes payable – related party	1,146,784	300,000
Repayments of notes payable – related party	—	(300,000)
Issuance of common stock to founders for cash	—	25,000
Cash proceeds from sale of Units, net of underwriting discounts paid	—	55,905,720
Cash proceeds from sale of Private Units	—	2,945,980
Cash proceeds from issuance of underwriter’s unit purchase option	—	100
Payment of offering costs	—	(614,088)
Net cash (used in) provided by financing activities	(43,555,495)	58,262,712

NET CHANGE IN CASH	226,351	154,942
Cash – Beginning of period	154,942	—
Cash – End of period	$381,293	$154,942

SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash investing and financing activities:
Issuance of founder shares for related party payables	$—	$25,000
Accretion of common stock to redemption value	$6,470,389	$1,733,440

The accompanying notes are an integral part of these financial statements.

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS

Abri SPAC I, Inc (“Abri” or the “Company”) was incorporated in the State of Delaware on March 18, 2021. The Company’s business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (our “Initial Business Combination”). Throughout this report, the terms “our,” “we,” “us,” and the “Company” refer to Abri SPAC I, Inc.

As of December 31, 2022, and the date of this filing, the Company had not commenced core operations. All activity for the period from March 18, 2021 (inception) through December 31, 2022 related to organizational activities, those necessary to consummate the initial public offering (“IPO”) and identify a target company for a business combination. The Company will not generate any operating revenues until after the completion of the Initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income and gains from the marketable securities held in the Trust Account (as defined below), and gains or losses from the change in fair value of the warrant liabilities.

The registration statement pursuant to which the Company registered its securities offered in the IPO was declared effective on August 9, 2021. On August 12, 2021, the Company consummated its IPO of 5,000,000 units (each, a “Unit” and collectively, the “Units”), at $10.00 per Unit, generating gross proceeds of $50,000,000 and incurring offering costs of $973,988. The Company granted the underwriter a 45-day option to purchase up to an additional 750,000 Units at the IPO price to cover over-allotments.

Simultaneously with the consummation of the closing of the Initial Public Offering, the Company completed the private sale of 276,250 units (the “Private Units”) to Abri Ventures I, LLC (“Abri Ventures”), the Company’s sponsor (the “Sponsor”) at a purchase price of $10.00 per Private Unit, generating gross proceeds to the Company of $2,762,500.

Following the closing of the IPO on August 12, 2021, an amount of $50,000,000 net proceeds from the IPO and sale of the Private Units was placed in a trust account in the United States maintained by Continental Stock Transfer & Trust Company, as trustee (the “Trust Account”). The funds held in the Trust Account were invested only in U.S. government securities with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations so that we are not deemed to be an investment company under the Investment Company Act. Except with respect to interest earned on the funds held in the Trust Account, the Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of the Initial Business Combination; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 12 months from the closing of the IPO (or up to 18 months from the closing of this offering with the mandatory extensions of the period of time to consummate an Initial Business Combination) or (B) with respect to any other provision relating to stockholders’ rights or pre-Initial Business Combination activity; or (iii) absent an Initial Business Combination within 12 months from the closing of the IPO (or up to 18 months from the closing of this offering with the mandatory extensions of the period of time to consummate an Initial Business Combination), the return of the funds held in the Trust Account to the public stockholders as part of redemption of the public shares.

On August 19, 2021, the underwriters notified the Company of their intent to exercise of the over-allotment option in part and, on August 23, 2021, the underwriters purchased 733,920 additional Units (the “Additional Units”) at $10.00 per Additional Unit upon the closing of the over-allotment option, generating additional gross proceeds of $7,339,200. On August 23, 2021, simultaneously with the sale of the Additional Units, the Company consummated the sale of an additional 18,348 Private Units at $10.00 per additional Private Unit (the “Additional Private Units”), generating additional gross proceeds of $183,480. A total of $7,339,200 of the net proceeds from the sale of the Additional Units and the Additional Private Units was deposited in the Trust Account, bringing the aggregate proceeds held in the Trust Account on that date to $57,339,200.

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS (cont.)

The stock exchange listing rules provide that the Initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable) at the time of the Company signing a definitive agreement in connection with the Initial Business Combination. The Company will only complete an Initial Business Combination if the post-Initial Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The payment to the Company’s Sponsor of a monthly fee of $10,000 is for general and administrative services including office space, utilities and secretarial support, which the Company records as operating expense on its statements of operations. However, pursuant to the terms of such agreement, we may delay payment of such monthly fee upon a determination by our audit committee that we lack sufficient funds held outside the trust to pay actual or anticipated expenses in connection with our Initial Business Combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of our Initial Business Combination. This arrangement is being agreed to by its Sponsor for our benefit. We believe that the fee charged by our Sponsor is at least as favorable as we could have obtained from an unaffiliated person. This arrangement will terminate upon completion of our Initial Business Combination or the distribution of the Trust Account to our public stockholders. Other than the $10,000 per month fee, no compensation of any kind (including finder’s fees, consulting fees or other similar compensation) will be paid to our insiders, members of our management team or any of our or their respective affiliates, for services rendered to us prior to or in connection with the consummation of our Initial Business Combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations, as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. Since the role of present management after our Initial Business Combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after our Initial Business Combination.

The funds outside of the Trust Account are for our working capital requirements in searching for our Initial Business Combination. The allocation such funds represents our best estimate of the intended uses of these funds. If our estimate of the costs of undertaking due diligence and negotiating our Initial Business Combination is less than the actual amount necessary to do so, we may be required to raise additional capital, the amount, availability and cost of which is currently unascertainable. In this event, we could seek such additional capital through loans or additional investments from our insiders, members of our management team or third parties, but our insiders, members of our management team or third parties are not under any obligation to advance funds to, or invest in, us.

We will likely use substantially all of the net proceeds of this offering, including the funds held in the Trust Account, in connection with our Initial Business Combination and to pay our expenses relating thereto, including the deferred underwriting commissions payable to the underwriter in an amount equal to 3.0% of the total gross proceeds raised in the offering upon consummation of our Initial Business Combination. To the extent that our capital stock is used in whole or in part as consideration to effect our Initial Business Combination, the proceeds held in the Trust Account which are not used to consummate an Initial Business Combination will be disbursed to the combined company and will, along with any other net proceeds not expended, be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways, including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products.

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS (cont.)

To the extent we are unable to consummate an Initial Business Combination, we will pay the costs of liquidation from our remaining assets outside of the Trust Account. If such funds are insufficient, our insiders have agreed to pay the funds necessary to complete such liquidation and have agreed not to seek repayment of such expenses.

We believe that we will not have sufficient available funds to operate for up to the next 12 months, assuming that our Initial Business Combination is not consummated during that time. However, if necessary, in order to meet our working capital needs following the consummation of this offering, our insiders may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our Initial Business Combination, without interest, or, at the lender’s discretion, up to $750,000 of the notes may be converted upon consummation of our Initial Business Combination into additional Private Warrants at a price of $1.00 per warrant. Notwithstanding, there is no guarantee that the Company will receive such funds. Our stockholders have approved the issuance of the Private Warrants upon conversion of such notes, to the extent the holder wishes to so convert such notes at the time of the consummation of our Initial Business Combination. If we do not complete an Initial Business Combination, any loans and advances from our insiders or their affiliates, will be repaid only from amounts remaining outside our Trust Account, if any.

The Company’s Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their insider shares and any public shares they may hold in connection with the completion of our Initial Business Combination. In addition, our Sponsor and its officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their insider shares if we fail to complete our Initial Business Combination within the prescribed time frame. However, if its Sponsor or any of its officers, directors or affiliates acquire public shares in or after this offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our Initial Business Combination within the prescribed time frame.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their shares of common stock upon the completion of the Initial Business Combination either (i) in connection with a stockholder meeting called to approve the Initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Initial Business Combination or conduct a tender offer will be made by the Company, solely in the Company’s discretion. The public stockholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations. As of December 31, 2022, the amount in the Trust Account is approximately $10.25 per public share.

The shares of common stock subject to redemption was classified as temporary equity upon the completion of the IPO and will subsequently be accreted to redemption value, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity”, (“ASC 480”). In such case, the Company will proceed with an Initial Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of an Initial Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Initial Business Combination.

The Company had 12 months from the closing of the IPO (the “Combination Period”) on August 9, 2021 to complete the Initial Business Combination. On August 5, 2022, pursuant to the Company’s amended and restated certificate of incorporation and investment trust agreement, the Company deposited $573,392 into the Trust Account to extend the time to complete its Initial Business Combination for an additional three months, or until November 12, 2022. On November 1, 2022, in connection with a second extension, Abri deposited $573,392 (or $0.10 for each share of common stock issued in the IPO) into the Trust Account to extend the time to complete a business combination to February 12, 2023. If the

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS (cont.)

Company is unable to complete its Initial Business Combination within such 18-month period from the closing of the IPO or during any mandatory extension period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete its Initial Business Combination prior to February 12, 2023, unless the Company extends the time to complete its Initial Business Combination. On February 6, 2023, Abri deposited an additional $87,500 into the Trust Account to extend the time to complete a business combination to March 12, 2023. On March 10, 2023, Abri deposited an additional $87,500 into the Trust Account to extend the time to complete a business combination to April 12, 2023.

Trust Account Redemptions

On December 9, 2022, the Company held a special meeting of stockholders at which such stockholders voted to amend the Company’s amended and restated certificate of incorporation and its investment trust agreement, giving the Company the right to extend the date by which the Company must complete its Initial Business Combination up to six times for an additional one month each time, from February 12, 2023 to August 12, 2023, by depositing $87,500 into the Trust Account for each one-month extension. In connection with the special meeting, 4,481,548 shares of common stock were tendered for redemption, resulting in redemption payments of $45,952,278 out of the Trust Account. On February 6, 2023, Abri deposited an additional $87,500 into the Trust Account to extend the time to complete a business combination to March 12, 2023. On March 10, 2023, Abri deposited an additional $87,500 into the Trust Account to extend the time to complete a business combination to April 12, 2023.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and Russia-Ukraine war on the economy and the capital markets and has concluded that, while it is reasonably possible that such events could have negative effects on the Company’s financial position, results of its operations, and/or search for a target company, the specific impacts are not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Going Concern and Management Liquidity Plans

As of December 31, 2022, the Company had cash of $381,293 and working capital deficiency of $1,921,061. Our liquidity needs through the date of this filing had been satisfied through proceeds from notes payable and advances from a related party and from the issuance of common stock. Our liquidity needs consist of paying existing accounts payable, identifying and evaluating prospective business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating an Initial Business Combination. Although certain of our initial stockholders, officers and directors or their affiliates have committed to loan us funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, there is no guarantee that we will receive such funds.

Accordingly, the accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS (cont.)

of business. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. Further, we have incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. Management plans to address this uncertainty during period leading up to the Initial Business Combination. The Company cannot provide any assurance that its plans to raise capital or to consummate an Initial Business Combination will be successful. Based on the foregoing, management believes that the Company will not have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of the Initial Business Combination or one year from this filing. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

NOTE 2 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements have been prepared in accordance with U.S. GAAP and in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such consolidated financial statements and accompanying notes are the representations of the Company’s management, who is responsible for their integrity and objectivity.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments outside of the Trust Account with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 or 2021.

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 2 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Marketable Securities Held in Trust Account

The Company has marketable securities held in the Trust Account consisting of securities held in a money market fund that invests in U. S. governmental securities with a maturity of 180 days or less which meet certain conditions under Rule 2a-7 under the Investment Company Act. Marketable securities held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income in the consolidated statements of operations. The estimated fair values of the investments held in the Trust Account are determined using available market information. During the year ended December 31, 2022, the Company withdrew $400,000 of interest income from the Trust Account to pay its tax obligations. There was no withdrawal from the Trust Account during the period from March 18, 2021 (inception) to December 31, 2021.

Offering Costs

Offering costs consist of professional fees, filing, regulatory and other costs incurred through the balance sheet date that are directly related to the IPO. Offering costs are charged against the carrying value of the ordinary shares or the statements of operations based on the relative value of the common shares and the Public Warrants to the proceeds received from the Units sold upon the completion of the IPO. Accordingly, on August 12, 2021, offering costs in the aggregate of $973,988 were recognized (including $359,900 for the fair value of the Representative’s unit purchase option), all of which was allocated to the common shares, reducing the carrying amount of such shares as of such date.

Warrant Liabilities

The Company accounts for the Private Warrants in accordance with the guidance contained in ASC 480, under which the Private Warrants do not meet the criteria for equity treatment and must be recorded as derivative liabilities. Accordingly, upon issuance, the Company will classify the Private Warrants as liabilities at their fair value and will adjust the Private Warrants to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until the Private Warrants are exercised or expire, and any change in fair value is recognized in the Company’s statements of operations. The fair value of the Private Warrants will be initially and subsequently measured at the end of each reporting period using a Black-Scholes option pricing model.

The Company’s Public Warrants were accounted for and are presented as equity and measured using a Monte Carlo simulation model.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption will be presented at redemption value and as temporary equity, outside of the stockholders’ equity (deficit) section of the Company’s balance sheets.

The Company has made a policy election in accordance with ASC 480 and will accrete changes in redemption value in additional paid-in capital (or accumulated deficit in the absence of additional paid-in capital) through the time period to complete the Initial Business Combination. In connection with a redemption of shares, any unrecognized accretion will be fully recognized for shares that are redeemed. As of December 31, 2022, the Company had recorded accretion of $8,203,829, with no unrecognized accretion . As of December 31, 2021, the Company had recorded accretion of $1,733,440 with unrecognized accretion of $5,015,911.

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 2 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by taxing authorities since inception.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage. As of December 31, 2022 and 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, Fair Value Measurement, approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 2 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the issuance date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share, except the weighted average number of common shares outstanding are increased to include additional shares from the assumed exercise of share options, if dilutive. All outstanding convertible notes are considered common stock at the beginning of the period or at the time of issuance, if later, pursuant to the if-converted method. Since the effect of common stock equivalents is anti-dilutive with respect to losses, the shares issuable upon conversion have been excluded from the Company’s computation of net loss per common share for the year ended December 31, 2022.

The following table summarizes the securities that would be excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive due to the Company’s net loss position, even though the exercise price could be less than the most recent fair value of the common shares:

As of December 31, 2022
Potential shares from convertible debt	125,000
Total	125,000

The Company complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share”. The statements of operations include a presentation of income (loss) per redeemable share and income (loss) per non-redeemable share following the two-class method of income per share. In order to determine the Net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the total income (loss) allocable to both sets of shares. This is calculated using the total net income (loss) less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the ordinary shares subject to possible redemption was considered to be dividends paid to holders of redeemable common stock. For the year ended December 31, 2022, this had an antidilutive effect on earnings per share for the non-redeemable shares. Therefore, the Company did not allocate any portion of the loss to the redeemable shares subject to redemption.

For the year ended December 31, 2022, the net loss per share included within the statements of operations is based on the following:

Net loss	$(2,500,184)
Less: Accretion of temporary equity to redemption value	(6,470,389)
Net loss including accretion of temporary equity to redemption value	$(8,970,573)

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 2 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

	Common Shares Subject to Redemption	Non-redeemable Common Shares
Basic and diluted net loss per share:
Numerator:
Allocation of net loss including accretion of temporary equity	$(6,815,107)	$(2,155,466)
Accretion of temporary equity to redemption value	6,470,389	—
Allocation of net loss	$(344,718)	(2,155,466)

Denominator:
Weighted-average shares outstanding	5,463,799	1,728,078
Basic and diluted net loss per share	$(0.06)	$(1.25)

For the period from March 18, 2021 (inception) to December 31, 2021, the net loss per share included within the statements of operations is based on the following:

For the period from March 18, 2021 (inception) through December 31, 2021

Net loss	$(1,127,612)
Accretion of temporary equity to redemption value	(1,733,440)
Net loss including accretion of temporary equity to redemption value	$(2,861,052)
	Common Shares Subject to Redemption	Non-redeemable Common Shares
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net loss including accretion of temporary equity	$(2,157,043)	$(704,009)
Accretion of temporary equity to redemption value	1,733,440	—
Allocation of net loss	$(423,603)	$(704,009)

Denominator:
Weighted-average shares outstanding	2,789,393	1,447,964
Basic and diluted net loss per share	$(0.15)	$(0.49)

In connection with the underwriters’ exercise of the over-allotment option on August 19, 2021, a total of 187,500 Founder Shares were no longer subject to forfeiture. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture.

At December 31, 2022 and 2021, any securities and other contracts that could, potentially, be exercised or converted into ordinary shares would be antidilutive due to the Company’s loss position. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 3 — INITIAL PUBLIC OFFERING

On August 12, 2021, the Company consummated its IPO of 5,000,000 Units at $10.00 per Unit, generating gross proceeds of $50,000,000 and incurred offering costs of $2,223,988, consisting of $1,250,000 of underwriting fees and expenses and $973,988 of costs related to the IPO. Additionally, the Company recorded deferred underwriting commissions of $1,500,000 (increasing up to $1,725,000 if the underwriter’s over-allotment option is exercised in full) payable only upon completion of our Initial Business Combination.

Simultaneously with the consummation of the closing of the IPO, the Company completed the private sale of 276,250 Private Units to its Sponsor at a purchase price of $10.00 per Private Unit, generating gross proceeds to the Company of $2,762,500.

On August 19, 2021, the underwriters notified the Company of their intent to exercise of the over-allotment option in part and, on August 23, 2021, the underwriters purchased 733,920 Additional Units at $10.00 per Additional Unit upon the closing of the over-allotment option, generating additional gross proceeds of $7,339,200. On August 23, 2021, simultaneously with the sale of the Additional Units, the Company consummated the sale of an additional 18,348 Additional Private Units, generating additional gross proceeds of $183,480. A total of $7,339,200 of the net proceeds from the sale of the Additional Units and the Additional Private Units was deposited in the Trust Account.

Since the underwriters did not exercise their over-allotment option in full, 4,020 shares of common stock issued to the sponsor prior to the IPO and the Private Placement, were forfeited for no consideration.

The Private Units were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.

NOTE 4 — RELATED PARTY TRANSACTIONS

Sponsor Shares

On April 12, 2021, the Company’s sponsor, Abri Ventures purchased 1,437,500 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000.

Private Units

On August 12, 2021, our Sponsor purchased an aggregate of 276,250 Private Units in a private placement that closed simultaneously with the closing of IPO. The Private Units are comprised of one share of common stock and one redeemable warrant, each exercisable to purchase one share of common stock at $11.50 per share and are otherwise identical to the public warrants in the IPO.

On August 23, 2021, simultaneously with the sale of the Additional Units, the Company consummated the sale of an additional 18,348 Additional Private Units, generating additional gross proceeds of $183,480.

All of the proceeds we received from this private placement of units were added to the proceeds from the IPO to pay for the expenses of the IPO and to be held in the Trust Account. If we do not complete our Initial Business Combination within 12 months from the closing of this IPO (or up to 18 months), the proceeds of the sale of the Private Units will be used to fund the redemption of our public shares (subject to the requirements of applicable law) and the Private Units and underlying warrants will be worthless.

Promissory Note — Related Party

On April 20, 2021, the Company entered a promissory note with its Sponsor for principal amount received of $300,000 to be used for a portion of the expenses of the IPO. The note was non-interest bearing, unsecured and payable on the earlier of: (i) December 31, 2022 or (ii) the date on which the Company consummated the IPO. As of December 31, 2022, there was a zero balance outstanding under the note.

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

On August 5, 2022, the Company entered a promissory note with its Sponsor of principal amount received of $573,392 to extend the time available for the company to consummate its initial business combination. The note was non-interest bearing, unsecured and payable on the date the Company consummates an Initial Business Combination.

On November 1, 2022, the Company entered a promissory note with its Sponsor of principal amount received of $573,392 to extend the time available for the company to consummate its initial business combination. The note was non-interest bearing, unsecured and payable on the date the Company consummates an Initial Business Combination.

In the event that an Initial Business Combination does not close prior to April 12, 2023 (or later if the period of time to consummate an Initial Business Combination is extended), both notes shall be deemed terminated and no amounts will be owed. As of December 31, 2022, there was $1,146,784 outstanding in the aggregate under both notes.

Convertible Promissory Notes — Related Party

On March 8, 2022, the Company entered a convertible promissory note with its Sponsor for principal amount received of $300,000 to be used for a portion of the expenses of the IPO. The note was non-interest bearing, unsecured and payable on the date the Company consummates a Business Combination. In the event that a Business Combination did not close prior to April 12, 2023 (or up to later if the period of time to consummate an Initial Business Combination is extended), the note shall be deemed terminated and no amounts will be owed. At any time, up to a day prior to the closing of an Initial Business Combination, the holder may convert the principal amount into private units of the Company at a conversion price of $10.00 per unit. As of December 31, 2022, there was $300,000 outstanding under the note.

On April 4, 2022, the Company entered a convertible promissory note with its Sponsor of principal amount received of $500,000 to be used for operating expenses. The note was non-interest bearing, unsecured and payable on the date the Company consummates a Business Combination. In the event that a Business Combination did not close prior to August 12, 2022 (or up to February 12, 2023, if the period of time to consummate an Initial Business Combination is extended), the note shall be deemed terminated and no amounts will be owed. At any time, up to a day prior to the closing of an Initial Business Combination, the holder may convert the principal amount into private units of the Company at a conversion price of $10.00 per unit. As of December 31, 2022, there was $500,000 outstanding under the note.

On August 26, 2022, the Company entered a convertible promissory note with its Sponsor of principal amount received of $300,000 to be used for operating expenses. The note was non-interest bearing, unsecured and payable on the date the Company consummates an Initial Business Combination. In the event that an Initial Business Combination does not close prior to February 12, 2023 (or up to August 12, 2023, if the period of time to consummate an Initial Business Combination is extended), the note shall be deemed terminated and no amounts will be owed. At any time, up to a day prior to the closing of an Initial Business Combination, the holder may convert the principal amount into private units of the Company at a conversion price of $10.00 per unit. As of December 31, 2022, there was $300,000 outstanding under the note.

On November 22, 2022, the Company entered a convertible promissory note with its Sponsor of principal amount received of $150,000 to be used for operating expenses. The note was non-interest bearing, unsecured and payable on the date the Company consummates an Initial Business Combination. In the event that an Initial Business Combination does not close prior to February 12, 2023 (or up to August 12, 2023, if the period of time to consummate an Initial Business Combination is extended), the note shall be deemed terminated and no amounts will be owed. At any time, up to a day prior to the closing of an Initial Business Combination, the holder may convert the principal amount into private units of the Company at a conversion price of $10.00 per unit. As of December 31, 2022, there was $150,000 outstanding under the note.

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

Administrative and Support Services

The Company entered into an administrative services agreement pursuant to which the Company will pay the Sponsor a total of $10,000 per month for office space, administrative and support services, which the Company records as operating expense on its statements of operations. Upon the completion of the Initial Business Combination or our liquidation, the Company will cease paying these monthly fees. The Company recorded $120,000 and $90,000 related to these fees during the year ended December 31, 2022 and the period from March 18, 2021 (inception) to December 31, 2021, respectively. As of December 31, 2022 and 2021, the Company owed the Sponsor $10,000 and zero, respectively, under this agreement.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Merger Agreement and Termination with Apifiny

On January 27, 2022, the Company entered into a Merger Agreement (the “Merger Agreement”) by and among Apifiny Group Inc., a Delaware corporation (“Apifiny”), the Company, Abri Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Erez Simha, solely in his capacity as representative, agent and attorney-in-fact of the Apifiny security holders, and the Sponsor, solely in its capacity as representative, agent and attorney-in-fact of the Indemnified Party (as defined in the Merger Agreement) (collectively, the “Parties”).

On July 22, 2022, the Parties entered into a termination of merger letter agreement (the “Termination Agreement”). Pursuant to the Termination Agreement, the Parties agreed to mutually terminate the Merger Agreement, subject to the representations, warranties, conditions and covenants set forth in the Termination Agreement. In conjunction with the termination of the Merger Agreement, the Additional Agreements (as defined in the Merger Agreement) (including the Parent and Company Stockholder Support Agreements) have also been terminated in accordance with their respective terms as of July 22, 2022.

The Termination Agreement contains mutual releases by all parties thereto, for all claims known and unknown, relating and arising out of, or relating to, among other things, the Merger Agreement, or the transactions contemplated by the Merger Agreement, subject to certain exceptions with respect to claims for indemnity or contribution.

Merger Agreement with DLQ

On September 9, 2022, the Company, entered into a Merger Agreement (the “Merger Agreement”) by and among Abri Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Abri (“Merger Sub”), Logiq, Inc., a Delaware corporation (“DLQ Parent”) whose common stock is quoted on the OTCQX Market under the ticker symbol, “LGIQ”, and DLQ, Inc., a Nevada corporation (“DLQ”) and wholly owned subsidiary of DLQ Parent. Pursuant to the terms of the Merger Agreement, a business combination between the Company and DLQ will be effected through the merger of Merger Sub with and into DLQ, with DLQ surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). The board of directors of the Company has (i) approved and declared advisable the Merger Agreement, the Additional Agreements (as defined in the Merger Agreement) and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related transactions by the stockholders of the Company.

The Merger is expected to be consummated after obtaining the required approval by the stockholders of the Company, DLQ and DLQ Parent and the satisfaction of certain other customary closing conditions.

The total consideration to be paid at Closing (the “Merger Consideration”) by the Company to DLQ security holders will be an amount equal to $114,000,000. The Merger Consideration will be payable in shares of common stock, par value $0.0001 per share, of the Company (“Abri Common Stock”).

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 5 — COMMITMENTS AND CONTINGENCIES (cont.)

DLQ Management Earnout Agreement

In connection with the execution of the Merger Agreement, Abri and the Sponsor will enter into a management earnout agreement (the “Management Earnout Agreement”), pursuant to which certain members of the management team of DLQ (the “Management”) will have the contingent right to earn the Management Earnout Shares (as defined in the Management Earnout Agreement). The Management Earnout Shares consist of 2,000,000 shares of Abri Common Stock (the “Management Earnout Shares”). The release of the Management Earnout Shares shall occur as follows:

•        500,000 Management Earnout Shares will be earned and released upon satisfaction of the First Milestone Event (as defined in the Management Earnout Agreement);

•        650,000 Management Earnout Shares will be earned and released upon satisfaction of the Second Milestone Event (as defined in the Management Earnout Agreement); and

•        850,000 Management Earnout Shares will be earned and released upon satisfaction of the Third Milestone Event (as defined in the Management Earnout Agreement).

If the Company has not consummated an initial business combination by April 12, 2023 (or up to August 12, 2023 if the time period to consummate the Initial Business Combination is extended), the Company will be required to dissolve and liquidate. If the Company anticipates that it may not be able to consummate its initial business combination on or before April 12, 2023, the Company may, but is not obligated to, extend the period of time to consummate an Initial Business Combination, for another four times by an additional one month each time through August 12, 2023.

Registration Rights

The holders of the Founder Shares are entitled to registration rights pursuant to a registration rights agreement that was signed as of the effective date of the IPO. The holders of the majority of these securities are entitled to make up to three demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the Founder Shares are to be released from escrow. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of our Initial Business Combination. The holders of the Founder Shares have agreed not to transfer, assign or sell any of the such shares (except to certain permitted transferees) until, with respect to 50% of such shares, the earlier of six months after the date of the consummation of our Initial Business Combination and the date on which the closing price of our common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of our Initial Business Combination and, with respect to the remaining 50% of such shares, six months after the date of the consummation of our Initial Business Combination, or earlier in each case if, subsequent to our Initial Business Combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. The Founder Shares will be held in escrow with Continental Stock Transfer & Trust Company during the period in which they are subject to the transfer restrictions described above.

Unit Purchase Option

We sold to the underwriters, for $100, an option to purchase up to a total of 300,000 units (increased to 344,035 units after the over-allotment was exercised in part) exercisable, in whole or in part, at $11.50 per unit, commencing on the consummation of our Initial Business Combination. The purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from the commencement of sales in this offering. The option and the 300,000 units, as well as the 300,000 shares of common stock, and the warrants to purchase 300,000 shares of common stock that may be issued upon exercise of the option, have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 5 — COMMITMENTS AND CONTINGENCIES (cont.)

effective date of the registration statement or the commencement of sales in the IPO pursuant to Rule 5110(e)(1) of FINRA’s Rules, during which time the option may not be sold, transferred, assigned, pledged or hypothecated, or be subject of any hedging, short sale, derivative or put or call transaction that would result in the economic disposition of the securities. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of the Company’s initial prospectus except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The option grants to holders demand and “piggy-back” rights of the securities directly and indirectly issuable upon exercise of the option. Notwithstanding the foregoing, the underwriters and their related persons may not (i) have more than one demand registration right at our expense, (ii) exercise their demand registration rights more than five (5) years from the effective date of the registration statement, and (iii) exercise their “piggy-back” registration rights more than seven (7) years from the effective date of the registration statement. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of shares of common stock at a price below its exercise price. We will have no obligation to net cash settle the exercise of the purchase option or the warrants underlying the purchase option. The holder of the purchase option will not be entitled to exercise the purchase option or the warrants underlying the purchase option unless a registration statement covering the securities underlying the purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the purchase option or underlying warrants, the purchase option or warrants, as applicable, will expire worthless.

On August 12, 2021, the Company accounted for the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to stockholders’ equity.

NOTE 6 — STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

The Company is authorized to issue an aggregate of 5,000,000 shares of common stock having a par value of $0.0001 per share. On April 12, 2021, the Company issued 1,437,500 founder shares of common stock at a price of $0.0001 per share for total receivable of $25,000. These Founder Shares held by our Sponsor included up to 187,500 shares which were subject to forfeiture by the stockholder if the underwriters of the Company’s IPO did not fully or in part exercise their over-allotment option. On August 19, 2021, the underwriters notified the Company of their intent to exercise of the over-allotment option in part and, on August 23, 2021, the underwriters purchased 733,920 Additional Units at $10.00 per Additional Unit upon the closing of the over-allotment option, generating additional gross proceeds of $7,339,200. On August 23, 2021, simultaneously with the sale of the Additional Units, the Company consummated the sale of an additional 18,348 Additional Private Units, generating additional gross proceeds of $183,480. The balance of the Additional Private Units, or 402 Private Units, including 4,020 Founder Shares, were forfeited by the Sponsor.

Authorized Stock

Upon the effectiveness of the Company’s registration statement on August 9, 2021, the Company amended and restated its certificate of incorporation to authorize the issuance of up to 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 6 — STOCKHOLDERS’ EQUITY (DEFICIT) (cont.)

Public and Private Warrants

Each whole warrant entitles the registered holder to purchase one common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of the completion of an Initial Business Combination and one year from the consummation of the Company’s IPO. The warrants will expire five years after the completion of our Initial Business Combination, or earlier upon redemption.

No public warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares. It is our current intention to have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares in effect promptly following consummation of an Initial Business Combination. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within 90 days following the consummation of our Initial Business Combination, public warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis.

We may redeem the outstanding warrants, in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable;

•        upon a minimum of 30 days’ prior written notice of redemption;

•        if, and only if, the last sales price of our shares of common stock equals or exceeds $16.50 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of common stock may fall below the $16.50 trigger price as well as the $11.50 warrant exercise price per share after the redemption notice is issued and not limit our ability to complete the redemption.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our shares of common stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 6 — STOCKHOLDERS’ EQUITY (DEFICIT) (cont.)

Common Stock Subject to Redemption

The Company’s common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 1,252,372 and 5,733,920 shares of common stock outstanding, respectively, subject to possible redemption and are classified outside of permanent equity in the balance sheets.

The balances of common stock subject to possible redemption reflected on the balance sheets are reconciled in the following table:

Gross proceeds from IPO	$57,339,200
Less:
Fair value of public warrants at issuance	(3,201,883)
Offering Costs allocated to common stock subject to possible redemption	(3,547,468)
Plus:
Accretion of common stock subject to possible redemption	1,733,440
Common stock subject to possible redemption as of December 31, 2021	52,323,289
Plus:
Accretion of common stock subject to possible redemption	6,332,332
Less:
Common stock redeemed on December 19, 2022	(45,952,279)
Common stock subject to possible redemption as of December 31, 2022	$12,703,342

During the year ended December 31, 2022 and the period from March 18, 2021 (inception) to December 31, 2021, there was accretion cost recorded in the statements of stockholders’ equity (deficit) and redeemable common stock of $6,332,332 and $1,733,440, respectively.

NOTE 7 — WARRANTS

On August 12, 2021, the Company consummated its IPO of 5,000,000 Units at $10.00 per Unit, generating gross proceeds of $50,000,000, with each Unit consisting of one share of common stock, $0.0001 par value, and one redeemable warrant. The Company granted the underwriter a 45-day option to purchase up to an additional 750,000 Units at the IPO price to cover over-allotments.

Simultaneously with the consummation of the closing of the IPO, the Company completed the private sale of 276,250 Private Units to its Sponsor at a purchase price of $10.00 per Private Unit, generating gross proceeds to the Company of $2,762,500, with each Private Unit consisting of one share of common stock, $0.0001 par value, and one redeemable warrant.

Upon consummation of our IPO, we sold to the underwriters, for $100, an option to purchase up to a total of 300,000 units (increased to 344,035 units after the over-allotment was exercised in part) exercisable, in whole or in part, at $11.50 per unit, commencing on the consummation of our Initial Business Combination. The purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from the commencement of sales in this offering. The option and the 300,000 units, as well as the 300,000 shares of common stock, and the warrants to purchase 300,000 shares of common stock that may be issued upon exercise of the option have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of our registration statement, or August 9, 2021. As of August 12, 2021, the Company accounted for the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the IPO resulting in a charge directly to stockholders’ equity.

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 7 — WARRANTS (cont.)

On August 19, 2021, the underwriters notified the Company of their intent to exercise of the over-allotment option in part and, on August 23, 2021, the underwriters purchased 733,920 Additional Units at $10.00 per Additional Unit upon the closing of the over-allotment option, generating additional gross proceeds of $7,339,200. On August 23, 2021, simultaneously with the sale of the Additional Units, the Company consummated the sale of an additional 18,348 Additional Private Units, generating additional gross proceeds of $183,480, with each Additional Private Unit consisting of one share of common stock, $0.0001 par value, and one redeemable warrant.

On April 13, 2022, the Company and Continental Stock Transfer & Trust Company (the “Warrant Agent”), entered into a supplement (the “Supplement to Warrant Agreement”) to the Warrant Agreement, dated as of August 9, 2021 by and between the Company and the Warrant Agent in connection with the Company’s IPO (see Note 3). The Supplement to Warrant Agreement clarifies that the lock-up period for the Private Warrants extends to 30 days after the completion of the Company’s Initial Business Combination.

Each Private Unit, Additional Unit and Additional Private Unit are identical to the Unit from our IPO except as described below.

The Sponsor has agreed to waive its redemption rights with respect to any shares underlying the Private Units (i) in connection with the consummation of a business combination, (ii) in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to allow redemption in connection with our Initial Business Combination or certain amendments to our charter prior thereto, to redeem 100% of our public shares if we do not complete our Initial Business Combination within 12 months from the completion of this offering (or up to 18 months from the closing of this offering if extended) or with respect to any other provision relating to stockholders’ rights or pre-Initial Business Combination activity and (iii) if we fail to consummate a business combination within 12 months from the completion of this offering (or up to 18 months from the closing of this offering if extended) or if we liquidate prior to the expiration of the 18 month period. However, the Sponsor will be entitled to redemption rights with respect to any public shares it holds if we fail to consummate a business combination or liquidate within the 18-month period.

The Private Units and their component securities will not be transferable, assignable or saleable until 30 days after the consummation of our Initial Business Combination except to permitted transferees.

The Company evaluated the Public and Private Warrants as either equity-classified or liability-classified instruments based on an assessment of the warrants’ specific terms and ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. Pursuant to such evaluation, the Company further evaluated the Public and Private Warrants under ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity” and concluded that the Private Warrants do not meet the criteria to be classified in stockholders’ equity (deficit).

Certain adjustments to the settlement amount of the Private warrants are based on a variable that is not an input to the fair value of an option as defined under ASC 815 — 40, and thus the warrants are not considered indexed to the Company’s own stock and not eligible for an exception from derivative accounting. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon issuance of the warrants at the closing of the IPO. Accordingly, the Company classified each Private Warrant as a liability at its fair value, with subsequent changes in their respective fair values recognized in the statements of operations and comprehensive income (loss) at each reporting date.

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 7 — WARRANTS (cont.)

The Company accounted for the Public Warrants as equity based on its initial evaluation that the Public Warrants are indexed to the Company’s own stock. The fair value of the Public Warrants was approximately $0.60 per Public Warrant, which was determined by the Monte Carlo simulation model. The Public Warrants will be recorded at the amount of allocated proceeds and will not be remeasured every reporting period.

NOTE 8 — FAIR VALUE MEASUREMENTS

The Company carries marketable investments, Private Warrants, at fair value. Fair value is based on the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement.

The Company determined the fair value of its Level 1 financial instruments, which are traded in active markets, using quoted market prices for identical instruments. The Company’s marketable securities held in Trust Account is classified within Level 1 of the fair value hierarchy.

The Company’s Private Warrants are valued as Level 2 instruments.

The estimated fair value of the Private Warrants is determined using Level 2 inputs for the year ended December 31, 2022. The estimated fair value of the Private Warrants was transferred from Level 3 to Level 2 during the year ended December 31, 2022. Inherent in a Black-Scholes pricing model are assumptions related to dividend yield, term, volatility and risk-free rate. The Company estimates the volatility of its common shares based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury rate matching the expected term of the warrants. The expected life of the warrants is simulated based on management assumptions regarding the timing and likelihood of completing our Initial Business Combination. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The fair value of the Private Warrants from the private placement that closed simultaneously with the closing of the IPO was $176,759, which was determined by the Black-Scholes Pricing Model with the following assumptions: dividend yield of 0%, term of 5 years, volatility of 13.5%, exercise price of $11.50 and risk-free rate of 0.81%. The fair value was $170,867 as of December 31, 2021, using the following assumptions: dividend yield of 0%, term of 4.5 years, volatility of 11.8%, exercise price of $11.50 and risk-free rate of 1.19%. The fair value was $17,676 as of December 31, 2022, using the following assumptions: dividend yield of 0%, term of 2.75 years, volatility of 0.7%%, exercise price of $11.50 and risk-free rate of 4.27%, resulting in a gain on change in fair value of warrant liabilities of $153,191 for the year ended December 31, 2022.

The following table presents information about the transfer from Level 3 to Level 2 within the fair value hierarchy during the year ended December 31, 2022:

	Warrant liabilities	Total Level 3 Financial Instruments
Level 3 financial instruments as of December 31, 2021	$170,867	$170,867
Change in fair value	(153,191)	(153,191)
Transfer to Level 2	(17,676)	(17,676)
Level 3 financial instruments as of December 31, 2022	$—	$—

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 8 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		Fair value measurements at reporting date using:
Description	Fair Value	Quoted prices in active markets for identical liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$12,841,399	$12,841,399	$—	$—

Liabilities:
Warrant liabilities	$17,676	$—	$17,676	$—

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		Fair value measurements at reporting date using:
Description	Fair Value	Quoted prices in active markets for identical liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$57,340,207	$57,340,207	$—	$—

Liabilities:
Warrant liabilities	$170,867	$—	$—	$170,867

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

In order to calculate the fair value of the Public Warrants at the IPO date for purposes of establishing the initial allocation of costs, the Company utilized the following inputs to the Monte Carlo simulation model for the initial measurement:

Underlying common stock price	$9.48
Risk free rate	0.82%
Unit purchase price	$10.00
Estimated term	5 Years
Volatility	13.5%

The Company is not required to re-measure the fair value of the Public Warrants since they are an equity-classified instrument.

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 9 — INCOME TAXES

The Company accounts for income taxes under ASC 740, which provides for an asset and liability approach of accounting for income taxes.

The income tax provision for the year ended December 31, 2022 and for the period from March 18, 2021 (inception) to December 31, 2021 was as follows:

	December 31,
	2022	2021
Current:
U.S. federal	$119,000	$—
State and local	—	—
	119,000	—
Deferred:
U.S. federal	(648,000)	238,000
State and local	78,000	78,000
	(570,000)	316,000)
Change in valuation allowance	570,000	(316,000)
Provision for income taxes	$119,000	$—

A reconciliation of the federal income tax rates to the Company’s effective tax rates for the year ended December 31, 2022 and for the period from March 18, 2021 (inception) to December 31, 2021 consist of the following:

	2022	2021
U.S. federal statutory rate	21.0%	21.0%
Effects of:
State taxes, net of federal benefit	—%	—%
Change in warrant liabilities	1.4%	—%
Tax return to provision adjustment	(3.6)%	—%
Change in valuation allowance	(23.8)%	(21.0)%
Effective rate	(5.0)%	—%

Significant components of the Company’s deferred tax assets as of December 31, 2022 and 2021 are summarized below.

	December 31, 2022	December 31, 2021
Deferred tax assets:
Net operation loss carryforwards	$—	$21,000
Startup costs	886,000	295,000
Total deferred tax asset	886,000	316,000
Valuation allowance	(886,000)	(316,000)
	$—	$—

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required the Company has no history of generating taxable income. Therefore, a valuation allowance of $886,000 and $316,000 was recorded as of December 31, 2022 and 2021 respectively.

ABRI SPAC I, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD MARCH 18, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 9 — INCOME TAXES (cont.)

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. Future utilization of the net operating loss carry forwards is subject to certain limitations under Section 382 of the Internal Revenue Code. As of December 31, 2022 and 2021, the Company had federal net operating loss carryforwards available to offset future taxable income in the amounts of $0 and $76,000, respectively, with no state net operating loss carryforwards available to offset future taxable income as of December 31, 2022 and 2021. The federal net operating loss carryforwards generated do not expire.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

NOTE 10 — SUBSEQUENT EVENTS

Nasdaq Deficiency Notice

On March 23, 2023, the Company received a letter (the “MVLS Notice”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying it that, for the last 30 consecutive business days prior to the date of the MVLS Notice, the Minimum Value of Listed Securities (“MVLS”) was less than $35.0 million, which does not meet the requirement for continued listing on The Nasdaq Capital Market, as required by Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Staff has provided the Company with 180 calendar days, or until September 19, 2023, to regain compliance with the MVLS Rule. The MVLS Notice has no immediate effect on the listing of the Company’s securities on The Nasdaq Capital Market.

If the Company regains compliance with the MVLS Rule, the Staff will provide written confirmation to it and close the matter. To regain compliance with the MVLS Rule, the Company’s MVLS must meet or exceed $35.0 million for a minimum of ten consecutive business days during the 180-day compliance period ending on September 19, 2023. In the event the Company does not regain compliance with the MVLS Rule prior to the expiration of the compliance period, it will receive written notification that its securities, including the Units, Common Stock and Warrants, are subject to delisting. At that time, the Company may appeal the delisting determination to a Hearings Panel.

Convertible Promissory Note with Sponsor

On January 17, 2023, the Company entered a convertible promissory note with its Sponsor and received $200,000 of proceeds to be used for operating expenses. The note was non-interest bearing, unsecured and payable on the date the Company consummates an Initial Business Combination. In the event that an Initial Business Combination does not close prior to April 12, 2023 (or up to August 12, 2023, if the period of time to consummate an Initial Business Combination is extended), the note shall be deemed terminated and no amounts will be owed. At any time, up to a day prior to the closing of an Initial Business Combination, the holder may convert the principal amount into private units of the Company at a conversion price of $10.00 per unit. As of the date that the financial statements were issued, there was $200,000 outstanding under the note.

On February 6, 2023, Abri received proceeds of $87,500 upon entering into a non-convertible promissory note with a related party. Abri deposited all proceeds into the Trust Account to extend the time to complete a business combination to March 12, 2023. On March 10, 2023, Abri deposited an additional $87,500 into the Trust Account to extend the time to complete a business combination to April 12, 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of DLQ, Inc.

Opinion on the Financial Statements

We have audited the accompanying carve-out consolidated balance sheets of DLQ, Inc. (the “Company”) as of December 31, 2022 and 2021, and the related carve-out consolidated statements of operations, stockholder’s equity, and cash flows for the years then ended, and the related notes (collectively referred to as the carve-out consolidated financial statements). In our opinion, the carve-out consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying carve-out consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the carve-out consolidated financial statements, the Company has incurred net losses and negative cash flows that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The carve-out consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These carve-out consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s carve-out consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and auditing standards generally accepted in the United States of America (GAAS). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the carve-out consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the carve-out consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the carve-out consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the carve-out consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2022.
Tampa, Florida
April 28, 2023

DLQ INC.
CONSOLIDATED FINANCIAL STATEMENTS

Carve-out Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$417,074	$826,152
Accounts receivable, net	1,436,545	3,954,318
Right of use assets – operating lease	58,122	206,349
Other current assets	31,591	41,926
Total current assets	1,943,332	5,028,745

Related party receivable	3,779,924	2,150,000
Intangible assets, net	6,755,312	5,190,096
Property and equipment, net	85,430	131,996
Goodwill	5,991,208	5,991,208
Total assets	$18,555,206	$18,492,045

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable	$2,644,856	$1,370,959
Accrued expenses	1,508,373	1,156,085
Total current liabilities	4,153,229	2,527,044

Related party payable	7,863,129	6,325,000
Lease liability – operating lease	16,589	206,349
Notes payable	216,329	—
Total liabilities	$12,249,276	$9,058,393

STOCKHOLDER’S EQUITY
Common Stock, par value $0.001, 2,000 shares authorized, issued, and outstanding	—	—
Additional paid-in capital	20,347,165	17,909,570
Accumulated deficit	(14,041,235)	(8,475,918)
Total stockholder’s equity	6,305,930	9,433,652
Total liabilities and stockholder’s equity	$18,555,206	$18,492,045

The accompanying notes are an integral part of these carve-out consolidated financial statements.

DLQ INC.
CONSOLIDATED FINANCIAL STATEMENTS

Carve-out Consolidated Statements of Operations

	For the years ended December 31,
	2022	2021
Revenue	$20,235,536	$22,792,189

Operating expenses:
Platform operations	16,370,316	16,392,490
Depreciation and amortization	1,410,961	971,517
General and administrative	6,729,611	9,193,718
Sales and marketing	1,205,233	1,075,176
Technology and development	—	260,952
Total operating expenses	25,716,121	27,893,853

Loss from operations	(5,480,585)	(5,101,664)

Gain of forgiveness of PPP loan	—	503,700
Other (interest expenses)/income, net	(84,732)	62,653

Net loss before income tax	(5,565,317)	(4,535,311)
Income taxes	—	—
Net loss	$(5,565,317)	$(4,535,311)

Pro forma net loss per share (see NOTE 10 – LOSS PER SHARE): Basic and Diluted	$(0.36)	$(0.30)
Weighted average per share:
Basic and Diluted	15,288,078	15,288,078

The accompanying notes are an integral part of these carve-out consolidated financial statements.

DLQ INC.
CONSOLIDATED FINANCIAL STATEMENTS

Carve-out Consolidated Statements of Stockholder’s Equity
For the Years Ended December 31, 2022, and 2021

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholder’s Equity
	Shares	Amount
Balance December 31, 2020	2,000	$—	$14,741,928	$(3,940,607)	$10,801,321

Share-based compensation	—	—	3,167,642	—	3,167,642
Net loss	—	—	—	(4,535,311)	(4,535,311)
Balance December 31, 2021	2,000	$—	$17,909,570	$(8,475,918)	$9,433,652

Acquisition of Battle Bridge	—	—	2,679,612	—	2,679,612
Share-based compensation	—	—	(242,017)	—	(242,017)
Net loss	—	—	—	(5,565,317)	(5,565,317)
Balance December 31, 2022	2,000	$—	$20,347,165	$(14,041,235)	$6,305,930

The accompanying notes are an integral part of these carve-out consolidated financial statements.

DLQ INC.
CONSOLIDATED FINANCIAL STATEMENTS

Carve-out Consolidated Statements of Cash Flows

	For the year ended December 31,
	2022	2021
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(5,565,317)	$(4,535,311)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation expense	46,565	46,565
Amortization expense	1,364,395	924,952
Share-based compensation	(242,017)	3,167,642
Bad debt expense	447,158	100,972
Non-cash operating lease expense	148,227	150,618
Gain of forgiveness of PPP	—	(503,700)
Changes in operating assets and liabilities:
Accounts receivable	(232,585)	(1,475,178)
Other current assets	10,334	(28,805)
Accounts payable	1,273,897	368,682
Lease liability – operating lease	(189,760)	(150,618)
Accrued expenses	352,291	619,805
Net cash used in operating activities	(2,586,812)	(1,314,376)

INVESTING ACTIVITIES:
Cash paid for acquisition of Battle Bridge	(50,000)	—
Net cash used in investing activities	(50,000)	—

FINANCING ACTIVITIES:
Funding from related party	1,338,129	3,975,000
Proceeds from factor	2,519,530	—
Additional funding to related party	(1,629,925)	(2,000,000)
Net cash provided by financing activities	2,227,734	1,975,000

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(409,078)	660,624

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	826,152	165,528
CASH AND CASH EQUIVALENTS, END OF YEAR	$417,074	$826,152

Supplemental disclosure of non-cash flow investing and financing activities:
Cash payment by Logiq, Inc. for the Battle Bridge acquisition	$200,000	—
Issuance of stock related to acquisition of Battle Bridge	$2,679,612	—

The accompanying notes are an integral part of these carve-out consolidated financial statements.

DLQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Corporate Information and Business Overview

DLQ INC. (the “Company”) is a Nevada corporation, originally incorporated in December 2019 as Origin 8, Inc. It is a wholly owned subsidiary of Logiq, Inc. (formally known as Weyland Tech Inc.), a Delaware corporation that incorporated in 2004, whose common stock is quoted on the OTCQX (over-the-counter exchange) Market under the ticker symbol, “LGIQ”. The Company has two wholly owned subsidiaries, Tamble, Inc. and Push Interactive, LLC, and is located in Minneapolis, Minnesota, USA.

Tamble, Inc. is not an operating business. Its sole purpose is to hire independent contractors for the Company’s marketing business.

On January 8, 2020, Logiq, Inc. completed the acquisition of substantially all of the assets of Push Holdings, Inc. and the assets were transferred to Push Interactive, LLC. This acquired business operates a consumer data management platform powered by lead generation, online marketing, and multichannel reengagement strategies through its owned and operated brands. The Company has developed a proprietary data management platform and integrated with several third-party service providers to optimize the return on its marketing efforts. The Company focuses on consumer engagement and enrichment to maximize its return on acquisition through repeat monetization of each consumer. As part of the transaction, Logiq, Inc. issued 35,714,285 shares to Conversion Point Technologies, Inc. as consideration for the acquisition of all the assets of Push Holdings, Inc. in the amount of $14,285,714.

On March 31, 2022, the Company completed the acquisition of certain customer contractual agreements of Battle Bridge Labs, LLC, including those of Section 2383 LLC, a Tulsa, Oklahoma based digital brand marketing agency. The purchase price was $2,929,612 and consisted of the issuance of 2,912,621 shares of restricted common stock of Logiq, Inc. with a fair value of $2,679,612 and cash consideration of $250,000, of which Logiq, Inc. paid $200,000 and DLQ paid $50,000, respectively.

Battle Bridge Acquisition Co., LLC became the third wholly owned subsidiary of the Company. Battle Bridge is a full-service branding and digital marketing agency serving both external clients and internal parts of the Company. Battle Bridge offers branding and identity development in additional to digital strategy and media busing services, as well as all of the requisite ancillary and supporting services to enable the branding and digital practices.

On September 9, 2022, the Company entered into a definitive merger agreement for a business combination whereby it will merge with Abri Merger Sub Inc., a wholly owned subsidiary of Abri SPAC I, Inc., a special purpose acquisition company (“SPAC”). Upon closing of the business combination, the company is expected to remain NASDAQ-listed under the name of the Company.

The business combination between Abri and the Company will be affected through the merger of Abri Merger Sub, Inc. with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Abri. Upon the closing of the acquisition, the Company plans to change its name to “DataLogiq, Inc.” Abri will issue 11.4 million shares in exchange for all of the outstanding shares of the Company. At $10 per Abri share, the valuation of the Company is $114 million. The Board of Directors of Logiq, Inc. and Abri, have unanimously approved the transaction. Closing the transaction will require the approval of both Logiq and Abri stockholders. All cash remaining in Abri’s trust account immediately after the closing of the business combination will be available to the surviving entity for working capital, growth and other general corporate purposes. The transaction is expected to close in the second quarter of 2023.

The accompanying carve-out consolidated financial statements represent the financial position and result of operations of the Company as a carve-out of Logiq, Inc.

DLQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The carve-out consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements reflect the assets, liabilities, revenue and expenses directly attributable to the Company. The Company is a separate legal entity and as such, general and administrative costs have been recorded directly to the books and records of the Company on a specific identification basis. Certain corporate overhead costs have been recorded based upon expenses directly attributable to the Company. Management believes all costs have been appropriately recorded.

USE OF ESTIMATES

The preparation of the Company’s carve-out consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the carve-out consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the carve-out consolidated financial statements are prepared. Actual results could differ from those estimates.

BUSINESS COMBINATIONS

The Company allocates the purchase price of the acquisition to the tangible assets, liabilities and identifiable intangible assets acquired based on their estimated fair values. The excess of the purchase price over those fair values is recorded as goodwill. Acquisition related expenses and integration costs are expensed as incurred.

SEGMENT REPORTING

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, the Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment in the United States.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The assets are valued using a fair market basis as defined in the Financial Accounting Standards Board (FASB ASC 820, Fair Value Measurement). Fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. The Company uses a three-level hierarchy established by the Financial Accounting Standards Board (FASB) that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach and cost approach). The levels of the fair value hierarchy are described below:

Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:

Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs with little or no market data available, which require the reporting entity to develop its own assumptions.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Financial assets and liabilities are classified in their entirety based on the most conservative level of input that is significant to the fair value measurement. The fair value of certain assets and liabilities assumed in the acquisition of Push Holdings, Inc. were determined utilizing the level 3 inputs.

DLQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

LIQUIDITY

The Company requires substantial amounts of operating cash for operating activities, including salaries and wages paid to the employees and contractors, general and administrative expenses, and others. As of December 31, 2022, the Company had $417,074 in cash and cash equivalents.

The Company incurred operating losses and generated negative cash flows from operating activities during the years ended December 31, 2022 and 2021. For the years ended December 31, 2022 and 2021, the Company incurred net losses of $5,565,317 and $4,535,311, respectively, and had cash used in operations of $2,586,812 and $1,314,376, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the carve-out consolidated financial statements were available to be issued.

The Company considers operating results, capital resources and financial position, in combination with current projections and estimates, as part of its plan to fund operations over a reasonable period of time. The future viability of the company beyond 2022 is largely dependent on funding from Logiq, Inc. or additional sources of financing.

These carve-out consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

RISKS AND UNCERTAINTIES

The Company relies on cloud-based hosting through a global accredited hosting provider. Management believes that alternate sources are available; however, disruption or termination of this relationship could adversely affect our operating results in the near-term.

GOODWILL

Goodwill is recorded as the difference between the aggregate consideration in a business combination and the fair value of the acquired net tangible and intangible assets. The Company evaluates goodwill for impairment on an annual basis in the fourth quarter or more frequently if indicators of impairment exist that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Based on that qualitative assessment, if it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company conducts a quantitative goodwill impairment test, which involves comparing the estimated fair value of the reporting unit with its carrying value, including goodwill. The Company estimates the fair value of a reporting unit using a combination of the income and market approach. If the carrying value of the reporting unit exceeds its estimated fair value, an impairment loss is recorded for the difference. There were no impairments recorded for years ended December 31, 2022 and 2021.

INTANGIBLE ASSETS

The Company’s intangible assets consist of a trademark name and software technology that was acquired as part of the acquisition of Push Holdings, Inc. as well as the customer list acquired as part of the Battle Bridge acquisition. The trademark name is amortized using the straight-line method over 15 years. The software is amortized using the straight-line method over 7 years. The customer contractual agreements are amortized using the straight-line method over 5 years.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company classifies its long-life assets into: (i) computer and office equipment; (ii) furniture and fixtures, (iii) leasehold improvements, and (iv) finite life intangible assets.

DLQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company evaluates the recoverability of long-lived assets annually, or more frequently whenever events or changes in circumstances indicate the assets might be impaired. If the carrying value of the long-life asset is not recoverable on a future cash flow basis, an impairment is recognized. As of December 31, 2022, and December 31, 2021, the Company had recorded no impairment charges.

LEASE

The Company adopted ASU 2016-02, Leases (Topic 842), on January 8, 2020, using a modified retrospective approach reflecting the application of the standard to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the carve-out consolidated financial statements.

The Company leases its offices which are classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized at the present value of future lease payments. There were no impairments recorded for the years ended December 31, 2022 and 2021. (Refer to NOTE 11 — COMMITMENTS AND CONTINGENCIES)

ACCOUNTS RECEIVABLE

Accounts receivable consists of trade receivables from customers. The Company records accounts receivable at its net realizable value, recognizing an allowance for doubtful accounts based on our best estimate of probable credit losses on our existing accounts receivable. The Company individually reviews all balances that exceed 90 days from the invoice date and assess for provisions for doubtful accounts based on an assessment of the balance that will be collected. Balances are written off against the allowance after all means of collection have been exhausted and the possibility of recovery is considered remote.

The allowance for doubtful accounts as of December 31, 2022, and 2021, amounts to $602,751 and $155,592, respectively. Bad debt expense for the years ended December 31, 2022, and 2021, amounted to $447,159 and $121,529, respectively, and are included in G&A in the accompanying carve-out consolidated statement of operations.

ACCOUNTS RECEIVABLE AND DUE TO FACTOR

The Company factors designated trade receivables pursuant to a factoring agreement with Bayview Funding LLC, and unrelated factor (the “Factor”). The agreement specifies that eligible trade receivables are factored with recourse. The Company submits selected trade receivables to the factor and receives up to 85% of the face value of the receivable by wire transfer or ACH. The Factor withholds 15% as retainage. Upon payment by the customer, the Company receives the remainder of the amount due from the factor.

Trade receivables assigned to the Factor are carried at the original invoice amount less an estimate made for doubtful accounts. Under the terms of the recourse provision, the Company is required to reimburse the Factor for factored receivables that are not paid on time. Accordingly, these receivables are accounted for as a secured financing arrangement and not as a sale of financial assets. The allowance of doubtful accounts is based on management regular evaluation of individual customer’s receivables and consideration of a customer’s financial condition and credit history. Trade receivables are written off when deemed uncollectable. Recoveries of trade receivables previously written off are recorded when received.

DLQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company presents the receivables, net of allowances, as current assets and presents the amount potentially due to the Factor as a secured financing in the current liabilities. The current allowance for bad debts for the year ended December 31, 2022 and 2021 was 602,751 and $155,592, respectively.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents represent cash on hand, demand deposits, and other short-term highly liquid investments placed with banks, which have original maturities of three months or less and are readily convertible to known amounts of cash.

CONCENTRATIONS OF RISK

The Company’s financial instruments are potentially subject to concentrations of credit risk. The Company places its cash with high quality credit institutions. From time to time, the Company maintains cash balances at certain institutions in excess of the FDIC limit. Management believes that the risk of loss is not significant and has not experienced any losses in such accounts.

Approximately 53% of revenues were generated from two customers and 21% of gross revenues were generated from three customers during the years ended December 2022 and 2021, respectively.

As of December 31, 2022, and 2021, one customer represented 10% and two customers represented 48% of accounts receivable, respectively.

As of December 31, 2022, and 2021, three vendors represented approximately 22% and 60% of accounts payable, respectively.

REVENUE RECOGNITION

The Company generates revenue derived from managed service contracts in accordance with Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic ASC 606) (Refer to NOTE 5 — REVENUE RECOGNITION).

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes in accordance with Accounting Standards Codification 740, “Income Taxes” (“ASC 740”). Under this method, income tax expense is recognized as the amount of: (i) taxes payable or refundable for the current year and (ii) future tax consequences attributable to differences between carve-out consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of available evidence it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company is subject to Income tax filings requirements in U.S. federal and various state jurisdictions. The Company’s tax returns for years from 2019, 2020, and 2021 are subject to U.S. federal, state, and local income tax examinations by tax authorities.

The Company reports income tax related interest and penalties within our income tax line item on our consolidated statements of operations. We likewise report the reversal of income tax-related interest and penalties within such line item to the extent we resolve our liabilities for uncertain tax positions in a manner favorable to our accruals.

DLQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

SHARE-BASED COMPENSATION

Compensation expense related to employee awards is measured and recognized in the carve-out consolidated financial statements based on the fair value of the awards granted. The Company awarded restricted stock to employees at the fair value of the underlying stock on the grant date. The Company also awarded restricted stock units (“RSU”) that are recognized over the required service term on a straight-line basis, based on the fair value of the underlying stock of the grant date. Forfeitures are recorded as they occur. (Refer to NOTE 9 — STOCKHOLDER’S EQUITY)

TECHNOLOGY AND DEVELOPMENT COSTS

Technology and development costs are expensed as incurred and consist primarily of salaries and related expenses, consulting services and other direct expenses. Research and development costs for the years ended December 31, 2022, and 2021, amounted to $0 and $260,952, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s carve-out consolidated financial statements.

NOTE 3 — ACQUISITION

On March 31, 2022, the Company completed the acquisition of certain customer contractual agreements of Battle Bridge Labs, LLC, including those of Section 2383 LLC, a Tulsa, Oklahoma-based digital brand marketing agency. Under ASC 805 Business Combinations, the assets acquired do not meet the definition of a business. As such, the Company has accounted for the transaction as an asset acquisition. The purchase price for the acquired assets was $2,929,612 and consisted of the issuance of 2,912,621 shares of restricted common stock of Logiq, Inc. with a fair value of $2,679,612 and cash consideration of $250,000.

Based upon a thorough analysis to determine the relative fair value of the assets acquired and the liabilities assumed, the purchase price for the acquisition has been allocated entirely to the customer agreements. These intangible assets were valued using the income approach.

NOTE 4 — INTANGIBLE ASSETS, NET

Intangibles, net, consists of the following as of December 31:

	2022	2021
Trademarks/Names	$1,060,000	$1,060,000
Software	5,980,000	5,980,000
Customer list	2,929,612	—
Less accumulated amortization	(3,214,300)	(1,849,904)
Intangibles, net	$6,755,312	$5,190,096

The estimated future amortization of intangible assets as of December 31, 2022, is as follows:

2023	1,510,874
2024	1,510,874
2025	1,510,874
2026	1,510,874
2027	217,148
Thereafter	494,668
$6,755,312

The amortization expense totaled $1,364,395 and $924,952 for each of the years ended December 31, 2022, and 2021, respectively.

DLQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — REVENUE RECOGNITION

ASC 606, Revenue from Contracts with Customers

Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. The Company measures revenue based on the consideration specified in the customer arrangement, and revenue is recognized when the performance obligations in the customer arrangement are satisfied. A performance obligation is a promise in a contract to transfer a distinct service or product to the customer. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when or as the customer receives the benefit of the performance obligation.

In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its agreements, the Company performs the following steps (i) identification of contracts with customers; (ii) identification of performance obligations; (iii) determination of the transaction price; (iv) allocation of the transaction price to performance obligations; and (v) recognition of revenue when or as the Company satisfies each performance obligation.

Typical payment terms are between net 30 and net 60 days.

The Company negotiates managed service agreements with the customers to specify the terms and conditions (including rights and obligations) and services to be provided. The services provided are based on three primary streams of revenue: lead generation, affiliate management and reengagement.

Lead Generation Revenue

For its Lead Generation revenue, the Company provides leads by purchasing ads to direct consumers to specific pages which are auctioned to the customer base. The Company’s performance obligation is to deliver the leads to customers in accordance with the terms of the agreement. The Company has concluded that this constitutes a single performance obligation for financial reporting purposes and that such obligation is recognized at a point of time, for which the Company is transferring value to the customer through delivery.

Affiliate Management Revenue

For its Affiliate Management revenue, the Company places ads on behalf of its customers after identifying the appropriate platforms to place the ads, determining the most advantageous amount of ad spend per platform, determining the prices for each ad, and producing the marketing materials. The Company has concluded that this constitutes a single performance obligation for financial reporting purposes and that such obligation is recognized at a point of time, for which the Company is transferring value to the customer through delivery.

Reengagement Revenue

For its Reengagement revenue, the Company provides links and advertisements via online, email, and In-App that generate views which are paid for by the customer. The Company’s performance obligation is to deliver the activity of clicks on advertisements in accordance with the terms of the agreement. The Company has concluded that this constitutes a single performance obligation for financial reporting purposes and that such obligation is recognized at a point of time, for which the Company is transferring value to the customer through delivery.

All the streams of revenue above are recorded on a gross basis. The Company is responsible for fulfilling the delivery of services, establishing the selling price for the delivery, and the Company performs billing and collections, including ultimately retaining credit risk. The Company therefore determined that is serves as a principal and that gross presentation of revenue is appropriate.

DLQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — REVENUE RECOGNITION (cont.)

Revenue consists of the following as of December 31:

	Point in Time
	2022	2021
Lead Generation	$11,540,265	$20,862,271
Affiliate Management	6,441,775	—
Reengagement	2,253,496	1,929,918
Revenue	$20,235,536	$22,792,189

NOTE 6 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following as of December 31:

	2022	2021
Computer and equipment	$59,169	$59,169
Leasehold improvements	165,957	165,957
	225,126	225,126
Less accumulated depreciation	(139,696)	(93,130)
Property and equipment, net	$85,430	$131,996

Depreciation expense for the years ended December 31, 2022 and 2021, amounted to $46,565 for each year.

NOTE 7 — ACCRUED EXPENSES

Accrued expenses consist of the following as of December 31:

	2022	2021
Credit Cards	$604,661	$591,685
Payroll	892,755	564,400
Other	10,957	—
Accrued expenses	$1,508,373	$1,156,085

NOTE 8 — INCOME TAX

The Company is incorporated in the State of Nevada and is subject to a U.S. federal and state corporate income taxation. The Company is not filing as a member of the U.S. consolidated group of Logiq Inc. and will file the US tax returns on a separate return basis. The tax provision has been prepared using this filing profile and does not include any activity of any entities outside of DLQ Inc.

The Company incurred net operating losses for the years ended December 31, 2022, and 2021. The Company is subject to U.S. federal corporate income tax rate of 21% and estimated state tax rate of 9.25%.

As of December 31, 2022, and 2021, this company does not have any net deferred tax assets.

DLQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — INCOME TAX (cont.)

Income tax expense calculated by applying the federal statutory rate to the loss before income taxes for the year ended December 31, 2022, and 2021, differs from the actual expense primarily due to the effect of applying the valuation allowance against the Company’s net deferred tax assets, as well as the forgiveness of PPP loan proceeds for the period ended December 31, 2021.

	2022	2021
Statutory tax rate	21.00%	21.00%
State income tax	7.74%	7.31%
Non-taxable PPP Loan Forgiveness	—%	3.18%
Nondeductible Expense	—%	0.00%
Change in Valuation Allowance	(29.57)%	(31.49)%
True-Up	0.18%	—%
State Minimum Fee	(0.03)	—%
Change in State Rate	0.64%	(31.49)%
Total	(0.03)%	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Details of the Company’s deferred tax assets and liabilities as of December 31 were as follows:

Deferred Tax Assets and Liabilities	2022	2021
Allowance for Bad Debt	$173,242	$44,044
Deferred Payroll	46,599	33,895
Stock-based compensation	116,065	76,667
Depreciation	(24,554)	(37,365)
Amortization	212,868	103,476
Net Operating Loss	3,832,610	2,335,402
Valuation Allowance	(4,356,830)	(2,556,119)
Net Deferred Tax Assets	$—	$—

Management has determined that it is more likely than not that the Company will not realize its net deferred tax asset, and accordingly, a valuation allowance has been deemed necessary. As of December 31, 2022, and 2021, respectively, the valuation allowance is $4,356,830 and $2,556,119.

The Company reports income tax related interest and penalties within our income tax line item on our carve-out consolidated statements of operations. We likewise report the reversal of income tax-related interest and penalties within such line item to the extent we resolve our liabilities for uncertain tax positions in a manner favorable to our accruals. As of December 31, 2022, and 2021, the Company has not recorded any uncertain tax positions.

NOTE 9 — STOCKHOLDER’S EQUITY

Logiq, Inc., the parent of the Company, authorized a 2020 Equity Incentive Plan, which provides the issuance of common stock and restricted stock units (“RSU”) to be granted to eligible employees and consultants of Logiq, Inc, including those employed by DLQ, Inc.

Logiq, Inc. issued shares of common stock to certain employees and consultants of the Company for services rendered (the “Compensation Awards”). The Compensation awards were issued at the grant date fair value derived from OCTQX, the top tier of the three marketplaces for the OTC trading of stocks, under the symbol “LGIQ”. On August 28, 2020, a total of 16,000 shares were granted at $7.68 per unit. On July 16, 2021, a total of 130,000 shares were granted at $2.38 per unit. On September 2, 2021, a total of 483,814 shares were granted at $3.97 per unit. On April 28, 2022, a total of 100,000 shares were granted at $0.534 per unit. On July 8, 2022, a total of 250,000 shares were granted at $0.365 per unit.

DLQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — STOCKHOLDER’S EQUITY (cont.)

RSU’s vest ratably every six months over three years. In the event the participant ceases to be a service provider for any reason before participant’s RSUs vest, the RSUs and participant’s right to acquire any shares will immediately terminate. To the extent actual forfeiture occurs, the amount will be recorded as adjustment to compensation expense in the period in which it occurred. On November 20, 2020, the Company granted 500,000 of RSUs to employees at $7.50 per unit. On July 16, 2021, one employee’s RSUs were forfeited in exchange of 130,000 shares of common stock. On January 7, 2022, two employee’s RSUs were terminated, and 200,000 non-vested shares were forfeited. On July 8, 2022, one employee’s RSUs were forfeited in exchange of 250,000 shares of common stock. All RSU’s have been forfeited as of September 30, 2022, and no remaining shared-based compensation expense is remaining for future periods. Going forward the Company will no longer issue RSU’s under the 2020 Equity Incentive Plan.

For the years ended December 31, 2022, and 2021, the company recorded a recovery of $247,017 and an expense of $938,000 for stock-based compensation related to the RSUs, respectively.

Total shared-based compensation expense related to non-vested awards not yet recognized was approximately $1,729,000 as December 31, 2021.

The table below reflects the RSU’s activity for the years ended December 31, 2022, and 2021:

RSU’s
Nonvested as of December 31, 2020	500,000
Granted	—
Vested	(150,000)
Forfeited	(83,333)
Nonvested as of December 31,2021	266,667
Granted	—
Vested	(16,667)
Forfeited	(250,000)
Nonvested as of December 31,2022	—

NOTE 10 — LOSS PER SHARE

Basic loss per share is computed by dividing net income available to Common Stockholders (the numerator) by the weighted average number of Common Stock outstanding for the period (the denominator). The computation of pro forma net loss per share as of December 31 is as follows:

	2022	2021
Net Loss	$(5,565,317)	$(4,535,311)

Weighted-average common shares outstanding – Basic and Diluted	15,288,078	15,288,078
Pro forma net loss per share – Basic and Diluted	$(0.36)	$(0.30)

The weighted-average common shares outstanding — basic and diluted represent management’s estimate of outstanding common shares at the time of the merger between the Company and ABRI SPAC I, Inc. (refer to NOTE 10 — STOCKHOLDERS EQUITY on ABRI SPAC I, Inc.). The share count was based on the most likely redemption scenarios with the most dilutive effects of share equivalents outstanding at the close of the merger. This includes 100% of all Promoter shares and 100% of Unit Purchase Options issued to professional services providers; however, no public, private or UPO options were assumed exercised given the redemption scenario assumed. All convertible debt is assumed to have converted, and finally, all sponsor and management earn-outs were assumed earned based on Abri SPAC I, Inc. share prices achieving levels necessary to trigger exercise.

DLQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — COMMITMENTS AND CONTINGENCIES

Operating lease

In 2020, through the Push acquisition, the Company was assigned an operating lease for approximately 30,348 square feet of office and warehouse space located in Minneapolis, Minnesota, at a rate of $367,200 per annum. This lease was through a related party. The terms of the lease acquired were to expire on December 31, 2021. On September 1, 2021, the operating lease was amended to reduce the square footage leased to 26,954 at a rate of $26,300 per month. On November 1, 2021, the operating lease was amended to further reduce the square footage leased to 12,422 at a rate of $17,500 per month and to expire on December 31, 2022; however, the lease was extended from January 1, 2023 through April 30, 2023.

Based on the present value of the lease payments for the remaining lease term acquired on January 8, 2020, the right-of-use assets and lease liabilities were approximately $668,000 with an effective present value rate of 5.25%. Under the amended contract the operating lease right-of-use and liabilities were approximately $206,000 at December 31, 2021, utilizing an effective present value rate at 3.25%.

For the years ended December 31, 2022, and 2021, the Company recorded approximately $3,600 and $10,000, respectively, in amortization expense. The Company’s net rental expense was approximately $155,000 and $267,000 for the years ended December 31, 2022, and 2021, respectively. During a portion of 2021, the Company had two sub-lease agreements under the master operating lease. As of December 31, 2021, the Company had no sub-lease agreements and had a future commitment of rental payments of $210,000 due during the year ended December 31, 2022, which has been realized.

NOTE 12 — LEGAL

From time to time, the Company is subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. Although the outcome of the various legal proceedings and claims cannot be predicted with certainty, management does not believe that any of these proceedings or other claims will have a material effect on the Company’s business, financial condition, results of operations or cash flows.

NOTE 13 — RELATED PARITES

In both 2022 and 2021, the Company made advances to two related parties and obtained funding from Logiq, Inc. to support the operations of the business. The related party receivable as of December 31, 2022 and 2021, amounts to approximately $3,779,924 and $2,200,000, respectively. The related party payable as of December 31, 2022 and 2021, amount to approximately $7,863,000 and $6,325,000, respectively.

On November 8, 2022, the Company entered into a Managed Services Agreement (the “MSA”) with a significant new client (the “Client”) and will provide certain affiliate management, website development, lead generation, email management, and search engine optimization services (collectively, the “Services”) to Client through the Company’s platform. The MSA will terminate on October 31, 2023, provided that the term may be extended beyond such date by mutual written agreement of the parties. Notwithstanding the foregoing, Client may terminate the MSA at any time after January 1, 2023, without cost or any penalty, in the event that it is dissatisfied with the Services provided thereunder.

In connection with the MSA, on November 8, 2022, the Company and Client also entered into an Independent Contractor Agreement (the “IC Agreement,” and together with the MSA, the “Agreements”), pursuant to which Client will provide, on a non-exclusive basis, certain business development strategies and execution and consulting services regarding e-commerce, digital marketing, and online advertising, including lead generation, affiliate marketing and brand development to the Company. The term of the IC Agreement coincides with the term of the MSA.

DLQ INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — RELATED PARITES (cont.)

As compensation for the services to be provided by Client to the Company under the IC Agreement, the Company agreed to issue Client 1,750,000 restricted shares of Logiq, Inc. common stock (the “Initial Shares”) upon execution of the Agreements. In the event that the proposed acquisition of a wholly owned subsidiary of the Company by Abri SPAC I, Inc., which proposed acquisition was previously disclosed by the Company in that Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2022, is not completed on or before April 1, 2023, then the Company shall issue Client an additional 1,750,000 restricted shares of Logiq, Inc. common stock (such additional shares together with the Initial Shares, the “Registrable Shares”) as further contingent consideration pursuant to the Agreements. In addition, the Company agreed to reimburse up to $25,000 of legal fees paid by Client in connection with the Agreements.

The compensation expense for the services rendered by the Client to the Company are born by the Company.

NOTE 14 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events occurring through the date these financial statements were issued, for their potential impact on the carve-out consolidated financial statements and disclosures and there were no subsequent events to report.

Annex A

EXECUTION VERSION

MERGER AGREEMENT

dated as of

September 9, 2022

by and among

Logiq, Inc. (a Delaware corporation),

DLQ, Inc. (a Nevada corporation),

ABRI SPAC I, Inc.,

and

ABRI Merger Sub, Inc.

Annex A Page No.
ARTICLE I DEFINITIONS		A-2
1.1	Definitions	A-2
1.2	Construction	A-13

ARTICLE II MERGER		A-14
2.1	Merger	A-14
2.2	Merger Effective Time	A-14
2.3	Effect of the Merger	A-14
2.4	U.S. Tax Treatment	A-15
2.5	Articles of Incorporation; Bylaws	A-15
2.6	Closing	A-15
2.7	Directors and Officers of Surviving Corporation	A-15
2.8	Directors and Officers of Parent	A-15
2.9	Taking of Necessary Action; Further Action	A-16
2.10	No Further Ownership Rights in Company Capital Stock	A-16

ARTICLE III EFFECT OF THE MERGER AND RELATED MATTERS		A-16
3.1	Effect of the Merger on Company Common Stock	A-16
3.2	Surrender and Payment	A-16
3.3	Distribution Matters	A-16
3.4
3.5	Consideration Spreadsheet	A-17
3.6	Earnout	A-17
3.7	Adjustment	A-18
3.8	No Fractional Shares	A-18
3.9	Withholding	A-18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND DLQ PARENT		A-18
4.1	Corporate Existence and Power	A-18
4.2	Authorization	A-19
4.3	Governmental Authorization	A-20
4.4	Non-Contravention	A-20
4.5	Capitalization	A-20
4.6	Corporate Records	A-21
4.7	Subsidiaries	A-21
4.8	Consents	A-22
4.9	Financial Statements	A-22
4.10	Books and Records	A-22
4.11	Internal Accounting Controls	A-22
4.12	Absence of Certain Changes	A-22
4.13	Properties; Title to the Company’s Assets	A-22
4.14	Litigation	A-23
4.15	Contracts	A-23
4.16	Licenses and Permits	A-24
4.17	Compliance with Laws	A-25
4.18	Intellectual Property	A-25
4.19	Accounts Payable; Affiliate Loans	A-29
4.20	Employees; Employment Matters	A-29
4.21	Withholding	A-31
4.22	Employee Benefits	A-31
4.23	Real Property	A-32

Annex A-i

Annex A Page No.
4.24	Tax Matters	A-32
4.25	Environmental Laws	A-33
4.26	Finders’ Fees	A-34
4.27	Powers of Attorney, Suretyships and Bank Accounts	A-34
4.28	Directors and Officers	A-34
4.29	Anti-Money Laundering Laws	A-34
4.30	Insurance	A-35
4.31	Related Party Transactions	A-35
4.32	No Trading or Short Position	A-35
4.33	Not an Investment Company	A-35
4.34	Information Supplied	A-35

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-36
5.1	Corporate Existence and Power	A-36
5.2	Corporate Authorization	A-36
5.3	Governmental Authorization	A-36
5.4	Non-Contravention	A-37
5.5	Finders’ Fees	A-37
5.6	Issuance of Shares	A-37
5.7	Capitalization	A-37
5.8	Information Supplied	A-38
5.9	Trust Fund	A-38
5.10	Listing	A-38
5.11	Board Approval	A-38
5.12	Parent SEC Documents and Financial Statements	A-39
5.13	Certain Business Practices	A-40
5.14	Anti-Money Laundering Laws	A-40
5.15	Affiliate Transactions	A-40
5.16	Litigation; Permits	A-40
5.17	Compliance with Laws	A-40
5.18	Absence of Certain Changes	A-41
5.19	Indebtedness	A-41
5.20	Not an Investment Company	A-41
5.21	Employment Matters	A-41
5.22	Tax Matters	A-41
5.23	HSR Act	A-42
5.24	Opportunity to Conduct Due Diligence	A-42

ARTICLE VI COVENANTS OF THE PARTIES PENDING CLOSING		A-42
6.1	Conduct of the Business	A-42
6.2	Exclusivity	A-45
6.3	Access to Information	A-45
6.4	Notices of Certain Events	A-46
6.5	Access to Information	A-46
6.6	Cooperation with Form S-4/Proxy Statement; Other Filings	A-46
6.7	Trust Account	A-49
6.8	Obligations of Merger Sub	A-49
6.9	Proprietary Information and Invention Assignment Agreement	A-49
Annex A-ii

Annex A Page No.
ARTICLE VII COVENANTS OF THE PARTIES		A-49
7.1	Reporting; Compliance with Laws; No Insider Trading	A-49
7.2	Commercially Reasonable Efforts to Obtain Consents	A-50
7.3	DLQ Parent Stockholder Approval	A-50
7.4	Additional Financial Information	A-50
7.5	Lock-Up Agreements	A-50
7.6	Amended Parent Charter	A-50
7.7	Preservation of Intellectual Property; No New Related Company Customer Contracts	A-50
7.8	No Dividends or Extraordinary Bonuses Until 11 Months After Closing	A-51
7.9	Employment Agreements	A-51
7.10	Senior Financing Facility	A-51
7.11	Record Retention	A-51

ARTICLE VIII COVENANTS OF ALL PARTIES HERETO		A-51
8.1	Commercially Reasonable Efforts; Further Assurances; Governmental Consents	A-51
8.2	Compliance with SPAC Agreements	A-52
8.3	Confidentiality	A-52
8.4	Directors’ and Officers’ Indemnification and Liability Insurance	A-52
8.5	Parent Public Filings; NASDAQ	A-53
8.6	Certain Tax Matters	A-53
8.7	Parent Equity Incentive Plan	A-54

ARTICLE IX CONDITIONS TO CLOSING		A-54
9.1	Condition to the Obligations of the Parties	A-54
9.2	Conditions to Obligations of Parent and Merger Sub	A-54
9.3	Conditions to Obligations of the Company	A-56

ARTICLE X TERMINATION		A-57
10.1	Termination Without Default	A-57
10.2	Termination Upon Default	A-57
10.3	Effect of Termination	A-58

ARTICLE XI NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; CONSEQUENCES OF BREACH		A-58
11.1	Non-Survival	A-58
11.2	No Remedy	A-58

ARTICLE XII MISCELLANEOUS		A-59
12.1	Notices	A-59
12.2	Amendments; No Waivers; Remedies	A-60
12.3	Arm’s Length Bargaining; No Presumption Against Drafter	A-60
12.4	Publicity	A-60
12.5	Expenses	A-60
12.6	No Assignment or Delegation	A-60
12.7	Governing Law	A-60
12.8	Counterparts; Facsimile Signatures	A-60
12.9	Entire Agreement	A-61
12.10	Severability	A-61
12.11	Further Assurances	A-61
12.12	Third Party Beneficiaries	A-61

Annex A-iii

Annex A Page No.
12.13	Waiver	A-61
12.14	No Other Representations; No Reliance	A-61
12.15	Waiver of Jury Trial	A-63
12.16	Submission to Jurisdiction	A-63
12.17	Arbitration	A-64
12.18	Remedies	A-64
12.19	Non-Recourse	A-64
12.20	Attorney-Client Privilege	A-65

Annex A-iv

MERGER AGREEMENT

MERGER AGREEMENT dated as of September 9, 2022 (this “Agreement”), by and among Logiq, Inc., a Delaware corporation (the “DLQ Parent”), DLQ, Inc., a Nevada corporation (the “Company”), Abri SPAC I, Inc., a Delaware corporation (“Parent”), and Abri Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

W I T N E S E T H:

A. DLQ Parent is a Delaware corporation whose common stock is quoted on the OTCQX Market under the ticker symbol, “LGIQ”, and that has three wholly-owned subsidiaries (i) the Company, (ii) Fixel AI, Inc. (“Fixel AI”) and (iii) Rebel AI, Inc. (“Rebel”);

B. Fixel has one wholly-owned subsidiary, Fixel Israel Ltd. (“Fixel Israel”) and Company has three (3) wholly-owned subsidiaries: (i) Tamble, Inc. (“Tamble”), (ii) Push Interactive LLC (“Push”) and (iii) BattleBridge Acquisition Co., LLC (“BattleBridge”);

C. Collectively, DLQ Parent, Fixel, Fixel Israel, Rebel, Company, Tamble, Push and BattleBridge constitute the “Company Group,” and Rebel, Fixel, and Fixel Israel constitute the “Sister Companies.”

D. The Company Group is in the business of digital marketing analytics that offers proprietary data management, audience targeting and other digital marketing services that improve small-to-medium-sized businesses’ discovery and branding within the e-commerce landscape and related activities (as currently conducted by the Company Group, the “Business”);

E. Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned subsidiary of Parent;

F. Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent and Parent shall change its name to “DataLogiq, Inc.”;

G. Prior to the Merger and as a condition to the Closing of the transactions contemplated by this Agreement, (i) all of the Intellectual Property of DLQ Parent and the Sister Companies will be contributed to the Company pursuant to one or more Intellectual Property assignment agreements acceptable to Parent, (ii) certain IP Contracts and customer Contracts involving DLQ Parent and any of the Sister Companies shall be cancelled, terminated or allowed to expire, and (iii) DLQ Parent shall change its name to a new name that neither includes nor is confusingly similar to “Logiq,” “DataLogiq” or any of the Trademarks owned by Company or contributed to Company pursuant to subclause (i) of this recital;

H. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Sponsor is entering into and delivering a Support Agreement, substantially in the form attached hereto as Exhibit A (the “Parent Support Agreement”), pursuant to which Sponsor has agreed (i) not to transfer or redeem any shares of Parent Common Stock held by such Parent stockholder, and (ii) to vote in favor of the adoption and approval of each of the Parent Proposals at the Parent Stockholder Meeting,

I. At the Closing, the Company and Parent are entering into and delivering a Management Earnout Agreement, substantially in the form attached hereto as Exhibit B (the “Management Earnout Agreement”), pursuant to which certain additional shares of Parent Common Stock will be issued to certain management of the Company upon the terms set forth in the Management Earnout Agreement;

J. At the Closing, the Sponsor, Parent and certain other stockholders of Parent are entering into and delivering a Sponsor Earnout Agreement, substantially in the form attached hereto as Exhibit C (the “Sponsor Earnout Agreement”), pursuant to which certain additional shares of Parent Common Stock will be issued to the Sponsor upon the terms set forth in the Sponsor Earnout Agreement;

K. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsor and the Parent are entering into and delivering a Warrant Revenue Sharing Side Letter substantially in the form attached hereto as Exhibit D (the “Revenue Sharing Side Letter”), pursuant to

Annex A-1

which in the event of a cash exercise of any Parent Warrants (the “Warrant Exercise”) as set forth in the final prospectus of Parent, dated August 9, 2021 (the “Prospectus”), the Company shall pay 20% of the gross proceeds of the Warrant Exercise to the Sponsor not later than three (3) business days from the closing of the Warrant Exercise;

L. Contemporaneously with the Closing of the transactions contemplated by this Agreement, DLQ Parent will issue a dividend to the DLQ Parent Stockholders on the Record Date on a pro rata basis of an amount equal to approximately Twenty Five Percent (25%) of the aggregate Merger Consideration Shares (the “Dividend Shares”) it receives from Parent (the “Distribution”), with the remaining Merger Consideration Shares held by DLQ Parent subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement;

M. For U.S. federal income tax purposes, the parties hereto intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the Company’s Board of Directors and the Boards of Directors of Parent and Merger Sub have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g); and

N. The Boards of Directors of each of the Company, DLQ Parent, Parent and Merger Sub have unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which they are or will be party, including the Merger, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are advisable and in the best interests of, them and their respective stockholders and (iii) resolved to recommend that their stockholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which they are or will be a party and the performance of such party of its obligations hereunder and thereunder.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

“AAA” has the meaning set forth in Section 12.17.

“AAA Procedures” has the meaning set forth in Section 12.17.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the Registration Rights Agreement, the Parent Support Agreements, the Management Earnout Agreement, the Sponsor Earnout Agreement, the Revenue Sharing Side Letter, the Lock-Up Agreements and the Voting Agreement.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Amended Parent Charter” has the meaning set forth in Section 6.5(e).

“Anti-Corruption Laws” has the meaning set forth in Section 4.29(a).

“Applicable Taxes” mean such Taxes as defined in IRS Notice 2020-65 (and any corresponding Taxes under state or local tax Applicable Law).

Annex A-2

“Applicable Wages” mean such wages as defined in IRS Notice 2020-65 (and any corresponding wages under state or local tax Applicable Law).

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2021.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Combination” has the meaning set forth in Section 5.11(a).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Certificates of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.2(a).

“Company Certificate of Incorporation” means the Articles of Incorporation of the Company, filed with the Secretary of State of the State of Nevada on December 16, 2019, as amended.

“Company Common Stock” means the shares of the Company’s common stock, par value $0.001 per share.

“Company Customer Contract” means any Contract in which Company or one of its Subsidiaries (or any of their predecessor entities) is a party and under which Company or one of its Subsidiaries provides one or more Company Group Products.

“Company Group Consent” has the meaning set forth in Section 4.8.

“Company Group Exclusively Licensed IP” means all Company Group Licensed IP that is exclusively licensed to or purported to be exclusively licensed to any member of the Company Group.

“Company Group” has the meaning set forth in the recitals to this Agreement.

Annex A-3

“Company Group Financial Statements” means (a) the audited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2021 and December 31, 2020 including the notes thereto, each prepared under U.S. GAAP and audited by a PCAOB qualified auditor in accordance with requirements of the PCAOB for public companies, and (b) the draft unaudited consolidated balance sheet of the Company as of June 30, 2022 (including a comparative balance sheet as of June 30, 2021 in accordance with GAAP) and the related statements of operations, changes in stockholders’ equity and cash flows for the six month period ended June 30, 2022 (including comparative financial statements for the six month period ending June 30, 2021 in accordance with GAAP).

“Company Group Information Systems” has the meaning set forth in Section 4.18(n).

“Company Group IP” means, collectively, all Company Group Owned IP and Company Group Licensed IP.

“Company Group Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to any member of the Company Group or that any member of the Company Group otherwise has a right to use or purports to have a right to use.

“Company Group Owned IP” means all Intellectual Property owned or purported to be owned by any member of the Company Group.

“Company Group Products” means any and all Software products (including SAAS products) and digital marketing services offered by any member of the Company Group (or any predecessor entity).

“Company IP Contracts” has the meaning set forth in the definition of “IP Contracts.”

“Company Stockholders” means, at any given time, the holders of Company Common Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of the Company Group, or any suppliers, customers or agents of the Company Group, including any such information, knowledge or data that constitutes Company Group Owned IP, in each case that is not already generally available to the public.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of July 31, 2022 by and between DLQ Parent and Abri Advisors Ltd., an Affiliate of Parent.

“Consideration Spreadsheet” has the meaning set forth in Section 3.4(a).

“Contracts” means the Lease and all other legally binding contracts, agreements, leases (including equipment leases, car leases and capital leases), commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any member of the Company Group is a party or by which any of its respective properties or assets is legally bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means an amount equal to (a) the Per Share Merger Consideration Amount, divided by (b) $10.00.

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that such Software or derivative works thereof incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, (iii) be redistributable at no or minimal charge, or (iv) be reverse engineered. Copyleft licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

Annex A-4

“Data Protection Laws” means all applicable Laws and codes in any applicable jurisdiction relating to the Processing, privacy, security, or protection of Personal Information; data and information security; trans-border data flow; or data protection; and all regulations issued thereunder.

“Delaware Certificate of Merger” has the meaning set forth in Section 2.2.

“DGCL” has the meaning set forth in Section 2.1.

“Dispute” has the meaning set forth in Section 11.17.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” means the date that the Distribution shall become effective.

“Distribution Time” means the time established by DLQ Parent as the effective time of the Distribution on the Distribution Date.

“Dividend Shares” has the meaning set forth in the recitals.

“DLQ Parent Common Stock” means the shares of DLQ Parent’s common stock, par value $0.0001 per shares.

“DLQ Parent SEC Documents” means: to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement (i) DLQ Parent’s Annual Reports on Form 10-K for each fiscal year of DLQ Parent beginning with the first year that DLQ Parent was required to file such a form, (ii) DLQ Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of DLQ Parent beginning with the first quarter DLQ was required to file such a form, (iii) all proxy statements relating to DLQ Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) DLQ Parent’s Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents filed by DLQ Parent with the SEC since Parent’s formation.

“DLQ Parent Stockholders” means, at any given time, the holders of DLQ Parent Common Stock.

“DLQ Parent Stockholder Approval” has the meaning set forth in Section 4.2(c).

“Effective Time” has the meaning set forth in Section 2.2.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company Group, or that is, or was at the relevant time, a member of the same “controlled group” as the Company Group pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by the Company or its Subsidiaries with the written consent or at the request of Parent or any action or omission taken by Parent or Merger Sub with the written consent or at the request of the Company; (f) (i) any changes in applicable Laws (including in connection with the COVID-19 pandemic) or accounting rules

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(including U.S. GAAP) or the enforcement, implementation or interpretation thereof, or (ii) in the case of DLQ Parent or Parent, new pronouncements by the SEC or other U.S. federal regulators with respect to prior accounting rules, including changes to, and the restatement of Parent’s audited financial statements as of and for the fiscal year ended December 31, 2021 or for future periods, as a result of the SEC pronouncement on April 12, 2021 relating to the accounting of warrants (the “SEC Warrant Pronouncement”); (g) any adverse effect to the extent attributable to the transactions contemplated or permitted hereby including, without limitation, the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster, acts of God or epidemics, pandemics, including the COVID-19 pandemic, or other public health event or the worsening thereof; or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company Group, taken as a whole, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Export Control Laws” has the meaning set forth in Section 4.29(a).

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.29(a).

“Form S-4” has the meaning set forth in Section 6.5(a).

“Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) all shares of Company Common Stock issuable upon conversion, exercise or exchange of any other in-the-money securities of the Company convertible into or exchangeable or exercisable for shares of Company Common Stock.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under capital leases, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any obligations that the Company has elected to defer pursuant to the CARES Act or as a result of COVID-19, including any deferred rent or deferred Taxes, and any liabilities associated with any loans or other stimulus packages received by the Company under the CARES Act and applicable rules and regulations thereunder, and (j) any agreement to incur any of the same. For purposes of this definition, “capital lease” means the obligations of the Company under a long-term lease that transfers to the lessee ownership of a capital asset over time, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date determined in accordance with U.S. GAAP together with all obligations to make termination payments under such capitalized lease obligations.

Annex A-6

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction, and all tangible embodiments and fixations of and documentation related to any of the following: discoveries, inventions, ideas, technology, know-how, works of authorship Software, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, information related to the development, marketing, pricing, distribution, cost, sales and manufacturing, and proprietary or confidential information, in each case whether or not patentable or copyrightable (collectively, “Technology”); information (including a formula, pattern, compilation, program, device, method, technique, or process, or any information relating to Technology) that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, logos and other indication of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”); social media handles and accounts; other intellectual property; and all additions, improvements, or modifications to any of the foregoing, and all registrations and issuances and applications therefor.

“Interim Period” has the meaning set forth in Section 6.1(a).

“International Trade Control Laws” has the meaning set forth in Section 4.29(a).

“IP Contracts” means, collectively:

(a) any and all of the following Contracts (“Company IP Contracts”):

(i) Contracts in which Company or any of its Subsidiaries (or any of their predecessor entities) is granted or has granted an exclusive right (including exclusive option rights and exclusive rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property;

(ii) Contracts in which Company or any of its Subsidiaries (or any of their predecessor entities) is granted a non-exclusive right (including non-exclusive option rights or non-exclusive rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property, excluding Contracts for “off-the-shelf” Software licensed to Company or any of its Subsidiaries pursuant to standard commercial terms for an aggregate license fee of less than $50,000 or having an annual subscription fee of less than $25,000, and further excluding Contracts for Publicly Available Software;

(iii) Contracts in which Company or any of its Subsidiaries (or any of their predecessor entities) has granted a non-exclusive right (including non-exclusive option rights or non-exclusive rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property or a covenant not to assert or sue with respect to any Intellectual Property, excluding any (A) Company Customer Contracts made by Company or one of its Subsidiaries in the ordinary course of Business consistent with past practices, such Company Customer Contracts containing a non-exclusive license to use Company Group Owned IP, provided that the non-exclusive license is limited to that Company Group IP that is actually incorporated in or practiced by the Company Group Product and provided further that the Company Customer Contract contains no other express or implied licenses to Intellectual Property; and (B) any implied non-exclusive licenses in, to, or under Company Group Owned IP granted to a customer of Company or one of its Subsidiaries arising in connection with the provision of a Company Group Product by Company or one of its Subsidiaries in the ordinary course of Business consistent with past practices; and

(v) settlement agreements and co-existence arrangements involving Intellectual Property in which Company or any of its Subsidiaries (or any predecessor entities) is a party;

and

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(b) and any all of the following Contracts (those Contracts under subparts (i) and (iii), the “Related Company Inbound IP Contracts”, those Contracts under subparts (ii) and (iv), the “Related Company Outbound IP Contracts”, and those Contracts under subpart (v) the “Related Company Settlement IP Contracts”):

(i) Contracts in which DLQ Parent or any Sister Company (or any of their predecessor entities) is granted an exclusive right (including exclusive option rights and exclusive rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property;

(ii) Contracts in which DLQ Parent or any Sister Company (or any of their predecessor entities) has granted an exclusive right (including exclusive option rights and exclusive rights of first offer, first refusal, first negotiation, etc.) in or to any Intellection Property;

(iii) Contracts in which DLQ Parent or any of the Sister Companies (or any of their predecessor entities) is granted a non-exclusive right (including non-exclusive option rights or non-exclusive rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property or a covenant not to assert or sue with respect to any Intellectual Property, excluding Contracts for “off-the-shelf” Software that is licensed to DLQ Parent or any of the Sister Companies pursuant to standard commercial terms and that is not used or necessary to run or support Company Group Products (but including, for the avoidance of doubt, all other Contracts for “off-the-shelf” Software that is licensed to DLQ Parent or any of the Sister Companies pursuant to standard commercial terms and that is used or necessary to run or support Company Group Products), and further excluding Contracts for Publicly Available Software;

(iv) Contracts in which DLQ Parent or any Sister Company (or any of their predecessor entities) has granted a non-exclusive right (including non-exclusive option rights or non-exclusive rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property or a covenant not to assert or sue with respect to any Intellectual Property;

(v) settlement agreements and co-existence arrangements involving Intellectual Property in which DLQ Parent or any Sister Company (or any predecessor entities) is a party.)

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“Knowledge” with respect to the Company Group and DLQ Parent means the actual knowledge after reasonable inquiry of Brent Suen, Manny Puentes, and Chris Metcalf; it being understood and agreed that the obligation to conduct a “reasonable inquiry” will be deemed satisfied if the above referenced persons inquire to obtain the information known by each of the following individuals with regards to those representations qualified by Knowledge in Article IV: Robb Billy, Chris Andrews and Mitch Savage.

“Knowledge” with respect to Parent means the actual knowledge after reasonable inquiry of Jeffrey Tirman, Chris Hardt, and Nima Montazeri.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Lease” means the lease described on Schedule 1.1(a) attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

“Lien” means, with respect to any property or asset, any mortgage, license, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreements” means the agreements, in substantially the form attached hereto as Exhibit E-1, restricting the sale, transfer or other disposition of 8,550,000 shares of Parent Common Stock received by DLQ Parent at the Closing in connection with the Merger, which agreement shall specifically exclude the Dividend Shares (other than with respect to certain members of management who shall enter into a Lock-Up Agreement with respect to the Dividend Shares received by them).

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial

Annex A-8

condition, assets, liabilities, business or results of operations of the Company Group, on the one hand, or on Parent and Merger Sub, on the other hand, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the DLQ Parent and the Company Group, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.15(a). “Material Contracts” shall not include any Contracts that are also Plans.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration Shares” means an aggregate number of shares of Parent Common Stock equal to the product of (i) the Conversion Ratio, multiplied by (ii) Fully-Diluted Company Shares.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.7(b).

“Names” has the meaning set forth in the definition of “Intellectual Property.”

“NASDAQ” means the Nasdaq Stock Market LLC.

“Nevada Articles of Merger” has the meaning set forth in Section 2.2.

“NRS” has the meaning set forth in Section 2.1.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“OSHA” has the meaning set forth in Section 4.20(l).

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board Recommendation” has the meaning set forth in Section 5.11(a).

“Parent Common Stock” means, the common stock of Parent, par value $0.0001 per share.

“Parent Parties” has the meaning set forth in the preamble to ARTICLE V.

“Parent Preferred Stock” has the meaning set forth in Section 5.7(a).

“Parent Private Warrants” means each warrant issued to the Sponsor in a private placement at the time of the consummation of the IPO, entitling the holder thereof to purchase one share of Parent Common Stock at an exercise price of $11.50 per whole share.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Public Warrant” means each warrant issued as part of a Parent Unit.

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Parent Stockholder Approval” has the meaning set forth in Section 5.2.

Annex A-9

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Unit” means each unit of Parent issued in the IPO comprised of (a) one share of Parent Common Stock, (b) one warrant to purchase one share of Parent Common Stock at a price of $11.50 per share.

“Parent Warrant” shall mean each Parent Private Warrant and Parent Public Warrant.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Merger Consideration Amount” means an amount equal to One Hundred Fourteen Million U.S. Dollars ($114,000,000) divided by the number of Fully Diluted Company Shares.

“Permit” has the meaning set forth in Section 4.16.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances (i) disclosed in policies of title insurance which have been made available to Parent or (ii) that do not interfere with the use of such real property or materially diminish the value thereof; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not yet due or delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (c) liens for Taxes, assessments, fees and other charges by Authorities not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP); (d) statutory or common law liens to secure obligations to landlords, lessors or rents under leases or rental agreements, (e) pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance, other social security legislation or similar programs mandated by Laws), (f) the Liens set forth on Schedule 1.1(b), (g) non-exclusive licenses of Company Owned IP granted in the ordinary course of Business consistent with past practices, solely pursuant to a Company Customer Contract or Related Company Customer Contract containing no other express or implied licenses to Intellectual Property and provided further that the non-exclusive license is limited to that Company Owned IP that is actually incorporated in or practiced by the Company Group Product, and (h) any implied non-exclusive licenses in, to, or under Company Group IP granted to a customer of a member of the Company Group arising in connection with the provision of a Company Group Product by such member of the Company Group in the ordinary course of Business consistent with past practices.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” has the meaning set forth in Section 4.18(l).

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other material compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company Group to make any severance, termination, change of control, or similar payment), consulting, change-of-control, bonus, incentive, deferred compensation, employee loan and fringe benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company Group, or under which the Company Group has any current or potential liability, but excluding any statutory plan, program or arrangement that is maintained by an Authority.

“Privacy Policy” has the meaning set forth in Section 4.18(k).

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording,

Annex A-10

organization, structuring, storage, retention, analysis, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prohibited Party” has the meaning set forth in Section 4.29(b).

“Prospectus” has the meaning set forth in the recitals to this Agreement.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Public Distributions” has the meaning set forth in Section 12.13.

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Record Date” means the close of business on the date to be determined by the Board of Directors of DLQ Parent as the record date for determining stockholders of DLQ Parent entitled to participate in the Distribution, which date shall be the Business Day preceding the Distribution Date.

“Registered Exclusively Licensed IP” means all Intellectual Property, including Patents, Copyrights and Trademarks, constituting Company Group Exclusively Licensed IP, in each instance that is the subject of a registration, issuance or an application therefor with an Authority.

“Registered IP” means collectively, all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means all Intellectual Property, including Patents, Copyrights, and Trademarks, constituting Company Group Owned IP, in each instance that is the subject of a registration, issuance or an application therefor with an Authority.

“Registration Rights Agreement” means the registration rights agreement, in substantially the form attached hereto as Exhibit F.

“Related Company Customer Contract” means any Contract in which DLQ Parent or one of the Sister Companies (or any of their predecessor entities) is a party and under which DLQ Parent or one of the Sister Companies provides one or more Company Group Products.

“Related Company Inbound IP Contracts” has the meaning set forth in the definition of “IP Contracts.”

“Related Company Outbound IP Contracts” has the meaning set forth in the definition of “IP Contracts.”

“Related Company Settlement IP Contracts” has the meaning set forth in the definition of “IP Contracts.”

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.

“Resolution Period” has the meaning set forth in Section 12.17.

“Revenue Sharing Side Letter” has the meaning set forth in the recitals to this Agreement

“S-4 Effective Date” has the meaning set forth in Section 6.5(c).

“Sanctions Laws” has the meaning set forth in Section 4.29(a).

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“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means any actual or reasonably suspected: (1) theft, unauthorized access or accidental access to, loss of, unauthorized Processing of, and unauthorized disclosure, acquisition, use, modification, destruction, or deletion of Personal Information; (2) unauthorized use of Personal Information by a person with authorized access to the information for purposes of actual or reasonably suspected theft, fraud or identity theft; (3) unauthorized disclosure or alteration of Personal Information; or (4) loss of Personal Information, including without limitation, any of the foregoing described in (1) – (3) caused by or resulting from a failure, lack of or inadequacy of security, physical intrusion of facilities, theft or loss of documents, laptops or storage media, or employee or contractor malfeasance. “Security Breach” shall not include unsuccessful attempts or activities that do not compromise the security of Personal Information, including unsuccessful log-in attempts, pings, port scans, denial of service attacks, and other network attacks on firewalls or networked systems.

“Sister Companies” has the meaning set forth in the recitals to this Agreement.

“Sites” has the meaning set forth in Section 4.18(k).

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers), including any such computer software programs, and databases associated with software-as-a-service, platform-as-a-service, infrastructure-as-a-service, or other “as-a-service” model, in any form, including in or as Internet Web sites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Sponsor” means Abri Ventures I, LLC, a Delaware limited liability company.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company Group and other tangible property.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

Annex A-12

“Technology” has the meaning set forth in the definition of “Intellectual Property.”

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Trust Account” has the meaning set forth in Section 5.9.

“Trust Agreement” has the meaning set forth in Section 5.9.

“Trust Fund” has the meaning set forth in Section 5.9.

“Trustee” has the meaning set forth in Section 5.9.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“USPTO” has the meaning set forth in Section 4.18(c).

“Voting Agreement” means the Voting Agreement in substantially the form attached hereto as Exhibit I.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person in the event that such Person is not a corporation. Any reference in this Agreement or any Additional Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, in the event such Person is not a corporation; provided, that, for the avoidance of doubt no reference to shareholders or stockholders shall include anyone who is a holder of a derivative instrument or convertible security.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time through the Closing Date and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time through the Closing Date.

(e) Any reference to a numbered schedule means the same-numbered section of the Disclosure Schedule. Any reference in a schedule contained in the Disclosure Schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the Disclosure Schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of or reference

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to any written document in the Disclosure Schedules do not purport to be complete and are qualified in their entirety by the written document itself. The Disclosures Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties. The headings contained in the Disclosure Schedules are included for convenience only, and are not intended to limit the effect of the disclosures contained in the Disclosure Schedules or to expand the scope of information required to be disclosed in the Disclosure Schedules. Parent acknowledges that certain information contained in the Disclosure Schedules may constitute material confidential information relating to the Company Group and DLQ Parent that may not be used for any purpose other than that contemplated in the Agreement. The Company Group and DLQ Parent are not waiving, and will be not be deemed to have waived or diminished, any of their attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its confidential information (including confidential information related to pending or threatened litigation) to Parent, regardless of whether the Company Group and/or DLQ Parent have asserted, or are or may be entitled to assert, such privileges and protections. The parties share a common legal and commercial interest in ensuring all of the members’ of the Company Group and DLQ Parent’s confidential information remains subject to such privileges and protections. Parent shall not admit, claim or contend, in proceedings involving any party hereto or otherwise, that any member of the Company Group and/or DLQ Parent have waived any of their attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other materials disclosed in the Disclosure Schedules due to any member of the Company Group and/or DLQ Parent disclosing such information in the Disclosure Schedule.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than one (1) Business Day prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

ARTICLE II
MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Nevada Revised Statutes (the “NRS”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, which shall be named “DLQ, Inc.”, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent, which shall change its name to “DataLogiq, Inc.”

2.2 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Delaware Certificate of Merger”) and Secretary of State of the State of Nevada articles of merger (the “Nevada Articles of Merger”) in form and substance reasonably acceptable to Company and Parent, executed in accordance with the relevant provisions of the DGCL and the NRS (the Delaware Certificate of Merger and the Nevada Articles of Merger, collectively, the “Certificates of Merger”). The Merger shall become effective upon the filing of the Certificates of Merger or at such later time as is agreed to by the Parties and specified in the Certificates of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the DGCL and the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

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2.4 U.S. Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that, other than the representations set forth in Sections 4.24(e) and 5.22(e), no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each such party (A) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (B) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

2.5 Articles of Incorporation; Bylaws.

(a) The Company Certificate of Incorporation as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the NRS, be amended and restated in its entirety as set forth in the exhibit to the Nevada Articles of Merger, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the NRS.

(b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “DataLogiq, Inc.”, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation and applicable Law.

2.6 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the consummation of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. Eastern time, on the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in ARTICLE IX or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.7 Directors and Officers of Surviving Corporation.

(a) At the Effective Time, Parent and the Company shall take all actions necessary to cause the directors of the Company immediately prior to the Effective Time to be the only directors of the Surviving Corporation immediately after the Effective Time, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

(b) At the Effective Time, the officers of the Company as of immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.8 Directors and Officers of Parent. At the Effective Time, Parent’s Board of Directors will consist of five (5) directors. The Sponsor shall have the right to designate three (3) independent directors, and the Company shall have the right to designate two (2) directors in accordance with the Voting Agreement. At least a majority of the Board of Directors shall qualify as independent directors under the Securities Act and the NASDAQ rules. At or prior to the Closing, Parent will provide each member of Parent’s and Surviving Corporation’s post-Closing Board of Directors with a customary director indemnification agreement, in form and substance reasonable acceptable to the directors, to be effective upon the Closing (or if later, such director’s appointment). Parent’s Board of Directors shall take all necessary actions to remove all officers of Parent as of immediately prior to the Effective Time and cause officers who are mutually agreed upon among the parties to become the officers of Parent as of the Effective Time, such persons to hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

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2.9 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.10 No Further Ownership Rights in Company Capital Stock. All Merger Consideration Shares paid or payable in respect of shares of Company Common Stock hereunder, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such shares of Company Common Stock and from and after the Effective Time, there shall be no further registration of transfers of shares of the Company Common Stock on the stock transfer books of the Surviving Corporation.

ARTICLE III
EFFECT OF THE MERGER AND RELATED MATTERS

3.1 Effect of the Merger on Company Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of common stock of any of them:

(a) Cancellation of Certain Shares of Company Common Stock. Each share of Company Common Stock, if any, that is owned by Parent or Merger Sub (or any other Affiliate of Parent) or the Company (or any of its Subsidiaries) (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor. Each share of Company Common Stock, if any, held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(b) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a)) shall, in accordance with the Company Certificate of Incorporation and subject to this Agreement, be converted into the right to receive a number of shares of Parent Common Stock equal to the Conversion Ratio.

(c) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2 Surrender and Payment. At the Effective Time, Parent will deliver to DLQ Parent the Merger Consideration Shares.

3.3 Distribution Matters.

(a) Record Date and Distribution Date. Prior to the Closing, the Board of Directors of DLQ Parent in consultation with Parent, consistent with this Agreement and applicable Law, shall establish the Record Date and the Distribution Date and any necessary or appropriate procedures in connection with the Distribution; provided, that DLQ Parent shall provide Parent written notice no fewer than two Business Days prior to DLQ Parent’s announcement of the Record Date to its stockholders.

(b) Delivery of Dividend Shares to the Agent. At or prior to the Distribution Date, DLQ Parent shall authorize the book-entry transfer by the exchange agent designated by DLQ Parent (the “Agent”) of all of the Dividend Shares to be distributed in connection with the Distribution.

(c) The Distribution.

(i) Upon the terms and subject to the conditions of this Agreement, concurrently with the receipt of the Merger Consideration Shares as provided in Section 3.2, DLQ Parent shall declare and effect the Distribution, in accordance with Section 3.3(c)(iii), to each holder of issued and outstanding shares of DLQ Parent Common Stock as of the Record Date (excluding treasury shares held by DLQ Parent), such that each such holder will receive a pro-rata share of the aggregate Dividend Shares held by DLQ Parent as of the Distribution Time.

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(ii) Any fractional Dividend Shares that would otherwise be issuable to a DLQ Parent Stockholder pursuant to Section 3.3(c)(i) shall be aggregated and such DLQ Parent Stockholder shall be issued in respect of all such fractional shares a number of Dividend Shares equal to such aggregate number, rounded to the nearest whole number. In the event that after giving effect to this Section 3.3(c)(ii) the aggregate number of Dividend Shares issued to the DLQ Parent Stockholders is greater than the number of Dividend Shares to be issued, the Dividend Shares number shall be deemed to be amended to include such number of additional Dividend Shares issued pursuant to this Section 3.3(c)(ii).

(iii) At or prior to the Distribution Time, DLQ Parent shall deliver to the Agent evidence of Dividend Shares in book-entry form being distributed in the Distribution for the account of the holders of DLQ Parent Common Stock that are entitled thereto pursuant to Section 3.3(c)(i) or Section 3.3(c)(ii). The Agent shall hold such evidence of Dividend Shares in book-entry form for the account of such holders of DLQ Parent Common Stock pending the Merger. Immediately after the Effective Time of the Merger and prior to the Distribution Time, the Dividend Shares shall not be transferable and the Agent shall not transfer any Dividend Shares. The Distribution shall be deemed to be effective upon written authorization from DLQ Parent to the Agent to proceed, after the receipt of which the Agent shall then distribute by book-entry transfer in respect of the outstanding shares of DLQ Parent Common Stock held by holders of record of DLQ Parent Common Stock on the Record Date (excluding treasury shares held by DLQ Parent) all of the Dividend Shares distributed in the Distribution pursuant to Section 3.3(c)(i) and Section 3.3(c)(ii).

3.5 Consideration Spreadsheet.

(a) At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time:

(i) the number of Fully Diluted Company Shares;

(ii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Per Share Merger Consideration Amount;

(B) the Conversion Ratio;

(C) the Merger Consideration Shares;

(iii) any explanatory or supporting information, including calculations, as Parent may reasonably request.

(b) The contents of the Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of the Consideration Spreadsheet. Under no circumstances shall Parent or Merger Sub be responsible for the calculations or the determinations regarding such calculations in the Consideration Spreadsheet and the parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under ARTICLE III.

(c) Nothing contained in this Section 3.3 or in the Consideration Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations to obtain Parent’s prior consent to the issuance of any securities pursuant to Section 6.1(a)(xviii); or (ii) alter or amend the definition of Per Share Merger Consideration Amount or Merger Consideration Shares.

3.6 Earnout. From and after the Closing until the third anniversary of the Closing Date (the “Earnout Period”), certain members of management of the Company and Sponsor shall each be entitled to receive certain additional shares of Parent Common Stock upon the fulfillment of certain milestones upon the terms set forth in the Management Earnout Agreement and Sponsor Earnout Agreement.

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3.7 Adjustment. The Merger Consideration Shares and Conversion Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring prior to the date the Merger Consideration Shares are issued.

3.8 No Fractional Shares. No fractional shares of Parent Common Stock, or certificates or scrip representing fractional shares of Parent Common Stock, will be issued upon the conversion of the shares of Company Common Stock pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Any fractional shares of Parent Common Stock will be rounded up or down to the nearest whole number of shares of Parent Common Stock.

3.9 Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent and the Surviving Corporation shall provide notice of any withholding that either intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement at least five (5) days prior to the date of the relevant payment and shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND DLQ PARENT

Except as disclosed in the DLQ Parent SEC Documents filed with or furnished to the SEC in unredacted form no later than the second day prior to the date of this Agreement and available to public access through the EDGAR database (other than any risk factor disclosures or other similar cautionary or predictive statements therein) (and to the extent the qualifying nature of such disclosure is reasonably apparent on its face) or set forth in the disclosure schedules delivered by the Company and DLQ Parent to Parent concurrently with the execution of this Agreement (the “Disclosure Schedules”) (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates) (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced); provided that nothing disclosed in any such Parent SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization) and Section 4.5 (Capitalization); DLQ Parent and the Company jointly and severally represent and warrant to Parent that each of the following representations and warranties are true and correct as of the date of this Agreement (except for representations and warranties that are made as of a specific date, which are made only as of such date); provided, however, that any representation and warranty of the Company which references the Company Group shall only be deemed to apply to the Company and its Subsidiaries.

4.1 Corporate Existence and Power. Except as set forth on Schedule 4.1 the Company and each other member of the Company Group is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of its jurisdiction of its incorporation or formation, as the case may be. The Company and each other member of the Company Group has all requisite corporate or limited liability company, as applicable, power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as currently conducted. Except as set forth on Schedule 4.1, the Company and each other member of the Company Group is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group. The Company and each other member of the Company Group has offices located only at the addresses set forth on Schedule 4.1. The Company has made available to Parent, prior to the date of this Agreement, complete

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and accurate copies of the Company Certificate of Incorporation and the Company’s Bylaws, and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof. The Company Certificate of Incorporation, the Company’s Bylaws and the comparable organizational or constitutive documents of the Company’s Subsidiaries so delivered are in full force and effect. The Company is not in violation of the Company Certificate of Incorporation or the Company’s Bylaws and each of its Subsidiaries is not in violation of its respective comparable organizational or constitutive documents.

4.2 Authorization.

(a) The Company and DLQ Parent each has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval and the DLQ Parent Stockholder Approval. The execution and delivery by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company and DLQ Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company or DLQ Parent, as the case may be (other than, in the case of the Merger, the receipt of the Company Stockholder Approval or the DLQ Parent Stockholder Approval). No other corporate proceedings on the part of the Company or DLQ Parent are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Company Stockholder Approval or the DLQ Parent Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which the Company or DLQ Parent is a party have been duly executed and delivered by the Company or DLQ Parent, as the case may be, and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Additional Agreements to which the Company or DLQ Parent is a party constitute a legal, valid and binding obligation of the Company or DLQ Parent, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative vote or written consent of DLQ Parent as the sole stockholder of the Company (the “Company Stockholder Approval”) is the only vote or consent of any of the holders of Company Common Stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

(c) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of DLQ Parent, the Board of Directors of DLQ Parent has (i) approved the execution, delivery and performance by DLQ Parent of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of DLQ Parent and the DLQ Parent Stockholders; (iii) directed that the adoption of this Agreement be submitted to the DLQ Parent Stockholders for consideration and recommended that all of the DLQ Parent Stockholders adopt this Agreement. The affirmative vote or written consent of holders of a majority of the then outstanding shares of the common stock of DLQ Parent present in person or by proxy and entitled to vote at the DLQ Parent Stockholder Meeting, assuming a quorum is present (the “DLQ Parent Stockholder Approval”), is the only vote of the holders of any of DLQ Parent’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

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4.3 Governmental Authorization. None of the execution, delivery or performance by the Company or DLQ Parent of this Agreement or any Additional Agreement to which DLQ Parent or any member of the Company Group is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and Nevada Articles of Merger with the Secretary of State of the State of Nevada pursuant to the NRS.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which any member of the Company Group is or will be a party or the consummation by the Company Group of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the organizational or constitutive documents of any member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any member of the Company Group or to any of their respective properties, rights or assets, (c) except for the Material Contracts listed on Schedule 4.8 requiring Company Group Consents (but only as to the need to obtain such Company Group Consents) and as set forth on Schedule 4.4 (c), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which any member of the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit or Material Contract binding upon any member of the Company Group or any of their respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of any Company Group Certificate of Incorporation or the Bylaws of any member of the Company Group or the organizational or constitutive documents of any other member of the Company Group, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing.

4.5 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 2,000 shares of Common Stock, all of which are outstanding. No other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. No shares of Company Common Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the NRS, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Common Stock are owned of record by DLQ Parent.

(b) As of the date hereof, the authorized capital stock of Rebel AI, Inc. consists of 10,000 shares of Common Stock, all of which are outstanding. No other shares of capital stock or other voting securities of Rebel AI, Inc. are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of common stock of Rebel AI, Inc. are duly authorized, validly issued, fully paid and non-assessable. No shares of the common stock of Rebel AI, Inc. are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, Rebel AI, Inc.’s certificate of incorporation or any Contract to which Rebel AI, Inc. is a party or by which it or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Rebel AI, Inc. are owned of record by DLQ Parent.

(c) As of the date hereof, the authorized capital stock of Fixel AI, Inc. consists of 10,000,000 shares of Common Stock, 100,000 of which are outstanding. No other shares of capital stock or other voting securities of Fixel AI, Inc. are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of common stock of Fixel AI, Inc. are duly authorized, validly issued, fully paid and non-assessable. No shares of the common stock of Fixel AI, Inc. are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, Fixel AI, Inc.’s certificate of incorporation or any Contract to which Fixel AI, Inc. is a party or by which it or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Fixel AI, Inc. are owned of record by DLQ Parent.

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(d) As of the date hereof, the authorized capital stock of Tamble, Inc. consists of 1,000 shares of Common Stock, all of which are outstanding. No other shares of capital stock or other voting securities of Tamble, Inc. are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of common stock of Tamble, Inc. are duly authorized, validly issued, fully paid and non-assessable. No shares of the common stock of Tamble, Inc. are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, Tamble, Inc.’s certificate of incorporation or any Contract to which Tamble, Inc. is a party or by which it or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Tamble, Inc. are owned of record by the Company.

(e) As of the date hereof, the authorized equity securities of Push Interactive, LLC consists of 1,000,000 membership units, all of which are outstanding. No other equity securities or other voting securities of Push Interactive, LLC are authorized, issued, reserved for issuance or outstanding. All issued and outstanding equity securities of Push Interactive, LLC are duly authorized, validly issued, fully paid and non-assessable. No equity securities of Push Interactive, LLC are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the Minnesota Revised Uniform Limited Liability Company Act, Push Interactive, LLC’s certificate of formation or any Contract to which Push Interactive, LLC is a party or by which it or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding equity securities of Push Interactive, LLC are owned of record by the Company.

(f) As of the date of this Agreement, all membership interests of Battlebridge Acquisition Co, LLC are owned of record by the Company. No other equity securities or other voting securities of Battlebridge Acquisition Co, LLC are authorized, issued, reserved for issuance or outstanding. All issued and outstanding equity securities of Battlebridge Acquisition Co, LLC are duly authorized, validly issued, fully paid and non-assessable. No equity securities of Battlebridge Acquisition Co, LLC are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the Nevada Limited Liability Company Act, Battlebridge Acquisition Co, LLC’s certificate of formation or any Contract to which Battlebridge Acquisition Co, LLC is a party or by which it or any of its properties, rights or assets are bound).

(g) Except as listed on Schedule 4.5(g), there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which any member of the Company Group is or may become obligated to issue or sell any of its shares of capital stock or other securities, (ii) outstanding obligations of the Company Group to repurchase, redeem or otherwise acquire outstanding capital stock of the Company Group or any securities convertible into or exchangeable for any shares of capital stock of the Company Group, (iii) treasury shares of capital stock of the Company Group, (iv) bonds, debentures, notes or other Indebtedness of the Company Group having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company Group may vote, issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company Group (including pursuant to any provision of Law, the Company Group Certificates of Incorporation or any Contract to which any member of the Company Group is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company Group (whether outstanding or issuable).

(h) The Consideration Spreadsheet, when delivered by the Company pursuant to Section 3.3(a), will be true, complete and correct in all material respects as of immediately prior to the Effective Time.

4.6 Corporate Records. Except as set forth on Schedule 4.6, all proceedings of the Board of Directors of each member of the Company Group, including all committees thereof, and of the Company Group’s Stockholders, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company Group and made available to Parent. The stockholder ledgers of the Company Group are true, correct and complete.

4.7 Subsidiaries. Schedule 4.7 lists each Subsidiary of the Company Group (including its jurisdiction of incorporation or formation). All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company Group free and clear of all Liens except for restrictions on transfer under applicable securities Laws. Except for the Subsidiaries of the Company Group, the Company Group does not own, directly or indirectly, as of the date hereof, (i) any capital stock of, or other voting securities or other equity or voting interests in, any Person or (ii) any other interest or participation that confers on the Company Group or any Subsidiary of the

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Company Group the right to receive (A) a share of the profits and losses of, or distributions of assets of, any other Person or (B) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other Person.

4.8 Consents. The Contracts listed on Schedule 4.8 are the only Material Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company Group is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”).

4.9 Financial Statements.

(a) Since December 31, 2021 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since the date of the Balance Sheet; (iii) liabilities that are executory obligations arising under Contracts to which a member of the Company Group is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; and (v) liabilities set forth on Schedule 4.9(b), the Company Group does not have any material liabilities, debts or obligations of the type required to be set forth on the face of a balance sheet prepared in accordance with U.S. GAAP (whether accrued, fixed or contingent, liquidated or unliquidated or asserted or, to the Knowledge of the Company or DLQ Parent, unasserted).

(c) Except as set forth on Schedule 4.9(c), the Company Group does not have any Indebtedness for borrowed money or any other material Indebtedness.

4.10 Books and Records. Except as set forth on Schedule 4.10, the Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company Group. Except as set forth on Schedule 4.10, the Books and Records of the Company have been maintained, in all material respects in accordance with reasonable business practice.

4.11 Internal Accounting Controls. The Company Group has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company Group’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.12 Absence of Certain Changes. Except as set forth on Schedule 4.12, from January 1, 2022 until the date of this Agreement, (a) the Company and each other member of the Company Group have conducted their respective businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company Group; and (c) neither the Company nor any other member of the Company Group has taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1 and Parent has not given consent.

4.13 Properties; Title to the Company’s Assets.

(a) All items of Tangible Personal Property in the aggregate are in good operating condition and repair and function in all material respects in the aggregate in accordance with their intended uses (ordinary wear and tear excepted).

(b) The Company Group or a Subsidiary has good, valid and marketable title in and to the material tangible assets reflected in the Balance Sheet, other than any such tangible assets which have been disposed of since the Balance Sheet Date in the ordinary course of business. The Company Group or a Subsidiary has a valid leasehold interest or license in or a right to use the aggregate tangible assets reflected on the Balance Sheet that are leased or

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licensed by the Company pursuant to a Contract, other than any such assets that were leased or licensed pursuant to a Contract that has terminated since the Balance Sheet Date. Except as set forth on Schedule 4.13(b), no such tangible asset is subject to any material Lien other than Permitted Liens. Subject to the provisions of Section 4.18, the Company Group’s assets constitute substantially all of the rights, properties, and assets of any kind or description whatsoever, including the goodwill, used or held for use in connection with the Company’s business.

4.14 Litigation. Except as set forth on Schedule 4.14 (i) there is no Action for damages in excess of $100,000 or that is otherwise material to the Company Group that is pending or, to the Knowledge of the Company or DLQ Parent, threatened against the Company Group, any of the officers or directors of the Company Group in their capacity as such, or any of the Company Group’s rights, properties or assets before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement and (ii) The Company Group is not subject to any Action by any Authority. There are no outstanding judgments against the Company Group.

4.15 Contracts.

(a) Schedule 4.15(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $100,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts that require annual payments of $100,000 or more;

(iii) each Contract with any current officer, director, employee or consultant of the Company Group, under which the Company Group (A) has continuing obligations for payment of an annual compensation of at least $100,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person in excess of $75,000 (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby;

(iv) all Contracts with third parties creating a limited liability company or legal partnership arrangement or a material joint venture or strategic alliance to which the Company Group is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices) under which the Company Group has any continuing obligations (other than confidentiality requirements);

(vi) all IP Contracts, and identifying whether each scheduled IP Contract is a Company IP Contract, a Related Company Inbound IP Contract, a Related Company Outbound IP Contract or a Related Company Settlement Agreement and separately indicating whether any Related Company Outbound IP Agreement is not cancellable or terminable by the DLQ Parent or Sister Company upon notice or within thirty (30) days’ notice of that will not expire on their own terms within thirty (30) days of the date of this Agreement;

(vii) all Related Company Customer Contracts, separately identifying all Related Company Customer Contracts that are not cancellable or terminable by the applicable DLQ Parent or Sister Company upon notice or within thirty (30) days’ notice or that will not expire on their own terms within thirty (30) days of the date of this Agreement;

(viii) all Company Customer Contracts under which the Company or one of its Subsidiaries is entitled to receive payments in excess of $50,000 per year;

(ix) all Contracts limiting the freedom of the Company Group to compete in any line of business or industry, with any Person or in any geographic area;

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(x) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group other than commercial arrangements where it is not the primary purpose of the agreement;

(xi) all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party, other than any Contracts (A) relating to such Affiliate’s status as a securityholder, (B) relating to employment or service as a director or (C) between or among members of the Company Group and its Subsidiaries;

(xii) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $100,000 per year;

(xiii) all Contracts creating or otherwise relating to outstanding Indebtedness for borrowed money or any other material Indebtedness (other than intercompany Indebtedness);

(xiv) all Contracts relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational documents of the Company Group);

(xv) all Contracts not cancellable by the Company Group with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $100,000 per the terms of such contract; and

(xvi) all collective bargaining agreements or other agreement with a labor union or labor organization.

(b) Except as set forth on Schedule 4.15(b), each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the applicable member of the Company Group party to such Material Contract and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company Group nor, to the Company’s or DLQ Parent’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company Group has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. Except as set forth on Schedule 4.10, the consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

4.16 Licenses and Permits. Schedule 4.16 sets forth a true, complete and correct list of each material license, franchise, permit, order or approval or other similar authorization required under applicable Law to carry out the Business as currently conducted, together with the name of the Authority issuing the same (the “Permits”). The Company Group has all such Permits, and each such Permit is in full force and effect and none of such Permits will be terminated or materially impaired as a result of the transactions contemplated hereby. The Company Group is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s or DLQ Parent’s Knowledge, no basis (including the execution of this Agreement and the other Additional Agreements to which the Company Group is a party and the consummation of the transactions contemplated by this Agreement) reasonably exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company Group has not received any written (or, to the Company’s or DLQ Parent’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s or DLQ Parent’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company Group involving any material Permit.

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4.17 Compliance with Laws.

(a) Except as set forth on Schedule 4.17(a), neither the Company Group nor to the Knowledge of the Company or DLQ Parent, any Representative or other Person acting on behalf of the Company Group in their capacity as such, is in violation in any material respect of, and, since January 1, 2018, no such Person has failed to be in compliance with, all applicable Laws and Orders in all material respects. No Action is pending, or to the Knowledge of the Company or DLQ Parent, threatened, alleging any such violation or noncompliance by a member of the Company Group. Since January 1, 2018, the Company Group has not been threatened in writing or, to the Company’s or DLQ Parent’s Knowledge, orally to be charged with, or given written or, to the Company’s or DLQ Parent’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority entered against any member of the Company Group. The representations and warranties set forth in this Section 4.17 do not apply to the representations or warranties as to compliance with Laws relating to any matter that is the subject of another representation or warranty under this Agreement, including, without limitation, intellectual property and data privacy matters which are addressed in Section 4.18, employment and labor matters which are addressed in Section 4.20 and 4.21, employee plans which are addressed in Section 4.22, tax matters which are addressed in Section 4.21 and 4.24, environmental matters which are addressed in Section 4.25, and regulatory matters which are addressed in Section 4.29.

(b) Neither the Company Group nor, to the Knowledge of the Company or DLQ Parent, any Representative or other Person acting on behalf of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.18 Intellectual Property.

(a) The Company Group is the sole and exclusive owner of each item of Company Group Owned IP, free and clear of any Liens, excluding Permitted Liens. To the Knowledge of the Company or DLQ Parent, the Company Group is the sole and exclusive licensee of each item of Company Group Exclusively Licensed IP, if any, free and clear of any Liens, excluding Permitted Liens. To the Knowledge of the Company or DLQ Parent, the Company Group has a valid right to use the Company Group Licensed IP. Collectively, the Company Group IP includes all of the Intellectual Property that is used in, held for use in, practiced in, exploited by, or necessary to enable the Company to conduct the Business as such Business is currently being conducted, including all of the Intellectual Property incorporated in, used in, held for use in, practiced in, exploited by the Company Group in the Company Group Products. Immediately after the Closing, Company or its Subsidiaries will own all right, title and interest in and to, or otherwise have a license to, all Company Group IP on identical terms and conditions as the Company Group enjoyed immediately prior to the Closing.

(b) Schedule 4.18(b) sets forth a true, correct and complete list of all (i) Registered Owned IP; (ii) Registered Exclusively Licensed IP; (iii) unregistered material Trademarks constituting Company Group Owned IP; (iv) Domain Names constituting Company Group Owned IP, (v) social media handles constituting Company Group Owned IP, and (vi) all Software within the Company Group Products (at the module level), accurately specifying as to each of the foregoing, as applicable: (A) the application number, issuance or registration number, and other identifying details; (B) the owner and nature of the ownership; and (C) the jurisdictions by or in which such Registered Owned IP and Registered Exclusively Licensed IP has been issued, registered, or in which an application for such issuance or registration has been filed or for unregistered material Trademarks, used by the Company Group.

(c) Except for any Company Group Owned IP that the Company Group may have intentionally abandoned or let expire, any Registered Owned IP set forth on Schedule 4.18(b) is subsisting and, to the Knowledge of the Company or DLQ Parent, valid and enforceable. To the Knowledge of the Company or DLQ Parent, any Registered Exclusively Licensed IP is subsisting, valid and enforceable. To the Knowledge of the Company or DLQ Parent, all Persons (including members of the Company Group) have, in connection with the prosecution of all Patents within the Company Group IP before the United States Patent and Trademark Office (the “USPTO”) and, where applicable, similar offices in other jurisdictions, complied with the applicable obligations of candor owed to the USPTO and, where applicable, such other offices. No Registered Owned IP, and to the Knowledge of the Company or DLQ Parent no Registered Exclusively Licensed IP, is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent Action, and no such Action has been threatened in writing to the Company Group with respect thereto. In the past six (6) years, not including any office actions or other responses issued by the USPTO or other similar offices in other jurisdictions in the ordinary course of ex parte prosecution, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company or DLQ Parent orally threatened, against

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the Company Group contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP; provided, however, that the look back in this representation shall be limited to the past three (3) years for non-Patent Registered IP. All registration, maintenance and renewal fees currently due in connection with any Registered Owned IP, and, to the Knowledge of the Company or DLQ Parent, all Registered Exclusively Licensed IP, have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company Group’s ownership or interests therein.

(d) To the Knowledge of the Company or DLQ Parent, the operation of the Business as currently conducted and as conducted in the past six (6) years do not conflict with, infringe, misappropriate or otherwise violate any Intellectual Property of any third Person; provided, however, that the look back in this representation shall be limited to the past three (3) years for non-Patent Intellectual Property of any third Person. In the past six (6) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company or DLQ Parent orally threatened, against the Company Group alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property); provided, however, that the look back in this representation shall be limited to the past three (3) years for non-Patent Intellectual Property of any third Person. There are no Actions pending that involve a claim against a member of the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company or DLQ Parent, in the past three (3) years no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company Group Owned IP or Company Group Exclusively Licensed IP.

(e) In the past six (6) years no member of the Company Group has filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company Group IP; provided, however, that the look back in this representation shall be limited to the past three (3) years for non-Patent Company Group IP. There are no Actions pending that involve a claim against a third Person by a member of the Company Group alleging infringement or misappropriation of Company Group IP. The Company Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company Group.

(f) Except as disclosed on Schedule 4.18(f), each employee, agent, consultant and contractor who has contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company Group or any predecessor in interest thereto has executed a form of proprietary information and inventions agreement or similar written Contract with the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company Group (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Company Group’s confidential information both during and after the term of such Person’s employment or engagement. To the extent any such proprietary information and inventions agreement or other similar written Contract permitted such employee, agent, consultant or contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant or contractor excluded Intellectual Property that is related to the Business as currently conducted. To the Knowledge of the Company or DLQ Parent, no employee, agent, consultant or contractor of the Company Group is or has been in violation of any term of any such Contract.

(g) No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Company Group Owned IP, or to the Knowledge of the Company or DLQ Parent, Company Group Exclusively Licensed IP.

(h) To the Knowledge of the Company or DLQ Parent, none of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company or DLQ Parent is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Group Owned IP, or any item of Company Group Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing or (ii) require any additional material payment obligations by the Company Group in order to use or exploit any other such Intellectual Property to the same extent as the Company Group was permitted immediately before the Closing.

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(i) Except as set forth on Schedule 4.18(i) and with respect to the Material Contracts listed on Schedule 4.15(a)(vi) and excluding “off-the-shelf” Software licensed to the Company or any of its Subsidiaries pursuant to standard commercial terms for an aggregate license fee of less than $50,000 or having an annual subscription fee of less than $25,000 and further excluding “off-the-shelf” Software licensed to the DLQ Parent or any Sister Company pursuant to standard commercial terms and that is not used or necessary to run or support Company Group Products, the Company Group is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(j) No member of the Company Group (or any predecessor-in-interest) has transferred ownership of any Intellectual Property to any third Person that was material to the Business at the time it was transferred. The Company Group has, at all times, exercised reasonable efforts necessary to maintain, protect and enforce the secrecy, confidentiality and value of all Trade Secrets and all Software constituting Company Group Owned IP, Company Group Exclusively Licensed IP and all other Confidential Information material to the Business, in each instance that are at least consistent with efforts undertaken by third Persons in the industry within which the Business is a part. No Company Group Owned IP or Company Group Exclusively Licensed IP is subject to any technology or source code escrow arrangement or obligation, and as of the Date of this Agreement, no person other than the Company Group and their employees and contractors who are bound by confidentiality obligations of customary scope with respect to source code has a right to access or possess any source code of the Software constituting Company Group Owned IP or Company Group Exclusively Licensed IP or will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance by the Company or DLQ Parent of this Agreement. As of the Closing Date, no person other than the Company, its Subsidiaries and their employees and contractors who are bound by confidentiality obligations of customary scope with respect to source code has a right to access or possess any source code of the Software constituting Company Group Owned IP or Company Group Exclusively Licensed IP or will be entitled to obtain access to or possession of such source code. Subject to Section 9.2(l)-(n) of this Agreement: (i) the Company Group is in actual possession and control of the source code of any Software constituting Company Group Owned IP, including all Software within the Company Group Products, and all related documentation and materials, and can compile the source code for all current Company Group Products into object code or otherwise run such Software within the Company Group Products without error; and (ii) The Company Group maintains complete and accurate technical and descriptive materials (including all copies in whatever form, including digital or electronic copies) relating to the acquisition, design, development, use or maintenance of Software corresponding to the Company Group Products including all source code associated therewith, all system documentation, statements of principles of operation, and schematics for Software associated therewith, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer.

(k) The Company Group has a privacy policy regarding the Processing of data and Personal Information in connection with the operation of the business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the Sites prior to or contemporaneous with the collection of any data in the possession, custody, or control, or otherwise held or Processed by, or on behalf of the Company Group. For purposes of this subsection (k), “Sites” shall mean, any websites or applications made available to the general public provided by or on behalf of the Company Group. The Privacy Policy accurately describes the Company Group’s data collection, disclosure and use practices, complies with all applicable Laws and is consistent with standard industry practice.

(l) Except as set forth on Schedule 4.18(l), in connection with its Processing of any Personal Information, the Company Group is and has been in material compliance with all applicable Laws, including without limitation all Data Protection Laws and Laws related to data loss, theft, and Security Breach notification obligations. To the Company’s or DLQ Parent’s Knowledge, since January 1, 2018, there have been no Security Breaches. In addition, the Company Group has in place and since January 1, 2018 has had in place commercially reasonable policies (including the Privacy Policy and any other internal and external privacy policies), rules, and procedures regarding the Company Group’s collection, use, disclosure, disposal, dissemination, storage, protection and other Processing of Personal Information as required by applicable Data Protection Laws. The Company Group has complied in all material respects with such privacy policies, rules, and procedures in connection with any Processing by the Company Group of any Personal Information of any Person. To the Company’s or DLQ Parent’s Knowledge, since January 1, 2018, the Company Group has not been subject to, and there are no, complaints or audits, proceedings, investigations or claims pending against the Company Group by any Authority, or by any Person, in respect of the collection, use, storage disclosure or other Processing of Personal Information. The Company Group (i) has implemented commercially reasonable physical, technical, organization and administrative safeguards, including but not limited to physical security measures, policies, procedures, standards, controls, hardware, software, firmware designed to protect the confidentiality, integrity

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or accessibility of information and data, including all Personal Information of any Person accessed, Processed or maintained by the Company from Security Breaches (collectively “Security Measures”), and (ii) where required by applicable Data Protection Laws, requires by written contract all third party providers and other persons who have or have had access to Personal Information, or who Process Personal Information on Company Group’s behalf, to implement industry standard security programs and policies consistent with applicable Data Protection Laws, and that are at least as stringent as the Security Measures of the Company Group. Since January 1, 2018, to the Company’s or DLQ Parent’s Knowledge, the Company Group has not experienced any Security Breaches of Personal Information maintained by or on behalf of the Company Group (including by any agent, subcontractor or vendor of the Company Group). Except as set forth on Schedule 4.18(l), Company Group is and has been since January 1, 2018 in material compliance with all contractual obligations with third parties involving Processing of any Personal Information of any Person, including but not limited to obtaining end user consent to Process such Personal Information. Company Group’s compliance with such obligations is consistent with applicable Data Protection Law, Company Group’s Privacy Policy and any policies regarding the Processing of Personal Information in effect. “Personal Information” means (i) any data or information that, alone or in combination with other data or information identifies an individual natural Person or household (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies or relates to an identifiable individual natural Person, or such Person’s vehicle, browser or device); or (ii) any other data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any applicable Data Protection Law.

(m) The Software that constitutes Company Group Owned IP, including the Software within the Company Group Products and, to the Knowledge of the Company or DLQ Parent, all other Software that is used by the Company Group, is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company Group Products perform in accordance with their published specifications and any other published documentation or user materials corresponding thereto. All reported defects, warranty claims, and reports of errors are reflected in support logs maintained in the ordinary course of business. The Company Group has not incorporated Publicly Available Software into the Company Group’s products and services, and the Company Group has not used or distributed Publicly Available Software as part of the Company Group’s products and services, including within any Company Group Products other than as set forth on Schedule 4.18(m). Except as set forth on Schedule 4.18(m), the Company Group has not used Publicly Available Software in a manner that subjects, in whole or in part, any Software constituting Company Group Owned IP or any Software constituting any Company Group Product (or portion thereof) to any Copyleft License obligations. To the Company’s or DLQ Parent’s Knowledge, the Company Group is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company Group. The Company Group has not received any written (or, to the Knowledge of the Company or DLQ Parent, oral) notice from any Person that it is in breach of any license with respect to Publicly Available Software.

(n) The Company Group has implemented and maintained (or, where applicable, has required its vendors and those vendor’s subcontractors to maintain), consistent with commercially reasonable and industry practices and in compliance in all material respects with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company Group in connection with the operation of the Business as currently conducted (the “Company Group Information Systems”). To the Company’s or DLQ Parent’s Knowledge, there has been no unauthorized access to or use of the Company Group Information Systems nor has there been, in the past twenty-four (24) months, any downtime or unavailability of the Company Group Information Systems that resulted in a material disruption of the Business. The Company Group Information Systems that are owned, leased or licensed by Company or its Subsidiaries are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business as currently conducted, are in good repair and operating condition, are free from any material defects, and do not contain any virus, Software or hardware component designed to permit unauthorized access or to disable or otherwise harm or disable any such computer, server, equipment, hardware, networks, Software or systems whether automatically with the passage of time or under the positive control of a Person. There has been no failure with respect to any Company Group Information System that has had a material adverse effect on the operations of the Company Group.

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(o) Schedule 4.18(o): (i) identifies each standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company Group is currently participating, or has participated in the past or applied for future participation in (including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Authority), in all cases, to the extent related to any Intellectual Property (each a “Standards Setting Body”); and (ii) sets forth a listing of the membership agreements and other Contracts relating to such Standards Bodies, to which Company Group is bound (collectively, “Standards Setting Agreements”). True, complete and correct copies of all Standards Setting Agreements have been delivered to Parent. The Company Group is not bound by, and has not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Standards Setting Body that requires or purports to require the Company Group to contribute, disclose or license any Intellectual Property to such Standards Setting Body or its other members, other than the Standards Setting Agreements. The Company Group has not made any written Patent disclosures to any Standards Setting Body. The Company Group is in material compliance with all Standards Setting Agreements that relate to Intellectual Property Rights. The Company Group is not engaged in any material dispute with any Standards Setting Body with respect to any Intellectual Property Rights or with any third Persons with respect to Company Group’s conduct with respect to any Standards Setting Body.

4.19 Accounts Payable; Affiliate Loans.

(a) Schedule 4.19(a) sets forth a breakdown and aging of the Company Group’s accounts payable (including to all of its suppliers) as of five (5) days prior to the date hereof. Such accounts payable arose from bona fide transactions in the ordinary course consistent with past practice.

(b) The information set forth on Schedule 4.19(b) separately identifies any and all accounts, receivables or notes of the Company Group which are owed by any Affiliate of the Company Group (excluding another member of the Company Group). Except as set forth on Schedule 4.19(b), the Company Group does not owe any Indebtedness to any of its Affiliates and no Affiliates owe any Indebtedness to the Company Group (excluding any Indebtedness among the Company and its Subsidiaries).

4.20 Employees; Employment Matters.

(a) Schedule 4.20(a) sets forth a true, correct and complete list of each of the five highest compensated officers or employees of the Company Group as of the date hereof, setting forth the name, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2021 and 2020.

(b) The Company Group is not a party to any collective bargaining agreement, and since January 1, 2018, there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company or DLQ Parent, threatened against the Company Group, and, since January 1, 2018, the Company Group has not experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees. To the Knowledge of the Company or DLQ Parent, the Company Group is not subject to any attempt by any union to represent Company Group employees as a collective bargaining agent.

(c) There are no pending or, to the Knowledge of the Company or DLQ Parent, threatened material Actions against the Company Group under any worker’s compensation policy or long-term disability policy. There is no material unfair labor practice charge or complaint pending or, to the Knowledge of the Company or DLQ Parent, threatened before any applicable Authority relating to employees of the Company Group. Except as set forth on Schedule 4.20(c), since January 1, 2018, the Company Group has not engaged in, and is not currently contemplating, any location closing, employee layoff, or relocation activities that would reasonably be expected to trigger the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation.

(d) Except as set forth on Schedule 4.20(d), the Company Group is, and since January 1, 2018 has been, in material compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including, but not limited to sexual harassment), anti-retaliation, immigration, leaves, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity,

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restrictive covenants, child labor, whistleblower rights, classification of employees and independent contractors, meal and rest breaks, business expenses, and the collection and payment of withholding or social security Taxes. Since January 1, 2018, no audits have been conducted, or are currently being conducted, or, to the Knowledge of the Company or DLQ Parent, are threatened to be conducted by any Authority with respect to applicable Laws regarding employment or labor Laws. The Company Group has complied, in all material respects, with all Laws relating to the verification of identity and employment authorization of individuals employed in the United States, and to the Knowledge of the Company and DLQ Parent, no member of the Company Group currently employs, or since January 1, 2018 has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. No audit by any Authority is currently being conducted, pending or, to the Knowledge of the Company or DLQ Parent, threatened to be conducted in respect to any foreign workers employed by the Company Group. Except as set forth on Schedule 4.14, no employee of the Company Group has, since January 1, 2018, brought or, to the Knowledge of the Company or DLQ Parent, threatened to bring a claim that remains pending for unpaid compensation, including overtime amounts.

(e) To the Knowledge of the Company or DLQ Parent, no key employee or officer of the Company Group is a party to or is bound by any non-competition agreement (with any Person) that would materially interfere with the performance by such officer or key employee of any of his or her duties or responsibilities as an officer or employee of the Company Group. To the Knowledge of the Company or DLQ Parent, no key employee or officer of the Company Group has given written notice of their definite intent to terminate their employment with the Company Group, nor does the Company Group have any present intention to terminate the employment of any of the foregoing.

(f) Except as set forth on Schedule 4.20(f), the employment of each of the key employees is terminable at will without any penalty or severance obligation on the part of the Company Group. All material sums due for employee compensation and all vacation time owing to any employees of the Company Group, and all fees owing to any independent contractors and consultants, have been duly accrued on the accounting records of the Company Group.

(g) Except as set forth on Schedule 4.20(g), each individual engaged by the Company Group as an independent contractor or consultant is, and since January 1, 2018 has been, properly classified by the Company Group as an independent contractor, and the Company Group has not received any written notice from any Authority or Person disputing such classification.

(h) Except as set forth on Schedule 4.20(h) and as set forth on Schedule 4.14, there is no, and since January 1, 2018 there has been no, written notice provided to the Company Group of any pending or, to the Knowledge of the Company or DLQ Parent, threatened claim or litigation relating to, or any written complaint or allegation of, discrimination, retaliation, wrongful termination, constructive termination, harassment (including sexual harassment), sexual misconduct, or wage and hour violation against the Company Group that remains pending; nor there is any pending obligation for the Company Group under any settlement or out-of-court or pre-litigation arrangement relating to such matters.

(i) To the Knowledge of the Company or DLQ Parent, except as set forth on Schedule 4.20(i), since January 1, 2018, the Company Group has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims relating to current and/or former employees of the Company Group or third-parties who interacted with current and/or former employees of the Company Group. With respect to each such written claim with potential merit, the Company Group has taken corrective action. Further, to the Knowledge of the Company or DLQ Parent, since January 1, 2018 no allegations of sexual harassment have been made to the Company Group against any individual in his or her capacity as director or an executive officer of the Company Group.

(j) The Company Group has complied in all material respects with all applicable Laws regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Authority (whether in the United States or any other jurisdiction) regarding shelters-in-place, or similar Orders in effect as of the date hereof and have taken appropriate precautions regarding its employees. The Company Group has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries related to the COVID-19 pandemic. With respect to each material occupational safety and health complaint, issue, or inquiry related to the COVID-19 pandemic, the Company Group has taken prompt corrective action that is reasonably calculated to prevent the spread of COVID-19 within the Company Group’s workplace.

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(k) As of the date hereof and since January 1, 2018, there have been no material audits by any Authority, nor have there been any charges, fines, or penalties, including, to the Knowledge of the Company and DLQ Parent, those pending or threatened, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company Group. The Company Group is in compliance in all material respects with OSHA and there are no pending appeals of any Authority’s decision or fines issued in relation to OSHA.

(l) Except as set forth on Schedule 4.20(l), the Company Group has not paid or promised to pay any bonus to any employee in connection with the consummation of the transactions contemplated hereby.

4.21 Withholding. Except as disclosed on Schedule 4.21, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by Contract, or attributable to payments by the Company Group to trusts or other funds or to any Authority, with respect to unemployment compensation benefits or social security benefits for its employees through the date hereof, have been paid or adequate accruals therefor have been made on the Company Group financial statements. Except as disclosed on Schedule 4.21, all reasonably anticipated material obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date.

4.22 Employee Benefits.

(a) Schedule 4.22(a) sets forth a correct and complete list of all Plans. With respect to each Plan, the Company Group has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual reports on Form 5500 and accompanying schedules; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; and (v) the most recent determination or advisory letter received by the Company Group from the Internal Revenue Service regarding the tax-qualified status of such Plan.

(b) Except as set forth on Schedule 4.22(b), no Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). None of the Company Group, or any ERISA Affiliate, has withdrawn at any time since January 1, 2018 from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and, to the Knowledge of the Company or DLQ Parent, no circumstances exist that could reasonably be expected to result in any such liability to the Company Group.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and, to the Knowledge of the Company or DLQ Parent, nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption.

(d) There are no pending or, to the Knowledge of the Company or DLQ Parent, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e) Each Plan has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Group financial statements.

(f) None of the Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law.

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(g) Except as set forth on Schedule 4.22(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company Group and its Subsidiaries or with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company Group as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Except as set forth on Schedule 4.22(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with Section 409A of the Code.

(j) All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all material requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.23 Real Property.

(a) Except as set forth on Schedule 4.23, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Leases are the only Contract pursuant to which the Company Group leases any real property or right in any Real Property. The Company Group has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.23, free and clear of all Liens other than Permitted Liens and except as set forth on Schedule 4.13(b). The Company Group has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance. The Company Group has delivered to Parent a true and complete copy of each Lease.

(b) With respect to each Lease: (i) it is valid, binding and in full force and effect, subject to the Enforceability Exceptions; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company Group has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company Group’s obligations thereunder has been granted by the lessor; (v) there exist no material default or event of default thereunder by the Company Group or, to the Company’s or DLQ Parent’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s or DLQ Parent’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a material default or event of default by the Company Group thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, (viii) except as set forth on Schedule 4.23, the Company Group has not subleased, assigned or otherwise granted to any Person the right to use or occupy such leased Real Property or any portion thereof, and (ix) except as set forth on Schedule 4.8, the transactions contemplated hereunder do not require the consent of, or notice to, the landlord to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. Except as set forth on Schedule 4.13(b), the Company Group holds each leasehold estate established under each Lease free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located.

4.24 Tax Matters. Except as set forth on Schedule 4.24:

(a) (i) There is no Action, pending or proposed in writing, with respect to Taxes of the Company Group; (ii) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect; (iii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing

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Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Company Group; (iv) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (v) no written claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction, the Company Group is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Company Group members by virtue of having a permanent establishment or other place of business in that country, and the members of the Company Group are and have always been tax residents solely in their respective countries of incorporation or formation; (vi) no member of the Company Group is, nor has ever been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract; (vii) no member of the Company Group has been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was DLQ Parent); (viii) the Company Group has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract or (3) otherwise by operation of applicable Law; (ix) to the Knowledge of the Company or DLQ Parent, no issue has been raised in writing by a Taxing Authority in any prior Action relating to the Company Group with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company Group for any other period; (x) the Company Group has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xi) no member of the Company Group is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) no member of the Company Group has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law) and no member of the Company Group has been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

(b) The Company Group will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law.

(c) The Company Group has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(d) Neither the Company nor DLQ Parent is aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e) The Company Group has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company Group and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company Group up to and through and including Closing Date, notwithstanding IRS Notice 2020-65 (or any comparable regime for state or local Tax purposes).

4.25 Environmental Laws. To the Knowledge of the company and the DLQ Parent, the Company Group has complied and is in compliance with all Environmental Laws in all material respects, and there are no Actions pending or, to the Knowledge of the Company or DLQ Parent, threatened against the Company Group alleging any failure to so comply. The Company Group has not (a) received any written notice of any alleged claim, violation of or liability under any Environmental Law nor any written claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person

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with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity. To the Knowledge of the company and the DLQ Parent, there are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company Group that would reasonably be expected to give rise to any liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

4.26 Finders’ Fees. Except as set forth on Schedule 4.26, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of its Affiliates who would reasonably be entitled to any fee or commission from any member of the Company Group, DLQ Parent, Merger Sub, Parent or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

4.27 Powers of Attorney, Suretyships and Bank Accounts. The Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.28 Directors and Officers. Schedule 4.28 sets forth a true, correct and complete list of all directors and officers of the Company Group.

4.29 Anti-Money Laundering Laws.

(a) The Company Group currently is and, since January 1, 2018 has been, in compliance in all material respects with applicable Laws related to anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”), 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”). In addition, to the Knowledge of the Company Group and DLQ Parent, the Company Group currently is and, since January 1, 2018 has been, in compliance in all material respects with applicable Laws related to (i) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (ii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iii) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (v) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company Group nor, to the Knowledge of the Company or DLQ Parent, any Representative of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company Group nor, to the Knowledge of the Company or DLQ Parent, any Representative of the Company Group (acting on behalf of the Company Group), to the Knowledge of the Company or DLQ Parent, (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

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(c) No member of the Company Group, has received written notice of, nor, to the Knowledge of the Company or DLQ Parent, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company or DLQ Parent, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.30 Insurance. All material insurance policies owned or held by and insuring the Company Group are set forth on Schedule 4.30, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company Group or, to the Company’s or DLQ Parent’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been denied by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company Group is a party are sufficient for compliance with all requirements of all Material Contracts to which the Company Group is a party or by which the Company Group is bound. Since January 1, 2018, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company Group.

4.31 Related Party Transactions. Except as set forth in Schedule 4.31, as contemplated by this Agreement or as provided in the Company Group Financial Statements to be delivered pursuant to Section 7.4 hereof, no Affiliate of the Company Group, current or former director, manager or officer of any Person in the Company Group or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group (in each case, excluding any employment or service agreements as an employee or director of the Company Group), (b) owns any asset, property or right, tangible or intangible, which is used by the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company Group.

4.32 No Trading or Short Position. None of the Company, DLQ Parent, any other member of the Company Group, or any of their respective managers and officers, members and employees has engaged in any short sale of Parent’s voting stock or any other type of hedging transaction involving Parent’s securities (including, without limitation, depositing shares of Parent’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Parent’s securities).

4.33 Not an Investment Company. Neither the Company nor any other member of the Company Group is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.34 Information Supplied None of the information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement, as applicable, and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing). This Section 4.34 does not address projections and other forward-looking information, as to which no representations are provided herein.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC in unredacted form no later than the second day prior to the date of this Agreement and available to public access through the EDGAR database (other than any risk factor disclosures or other similar cautionary or predictive statements therein) (and to the extent the qualifying nature of such disclosure is reasonably apparent on its face); provided that nothing disclosed in any such Parent SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Corporate Existence and Power), Section 5.2 (Corporate Authorization) and Section 5.7 (Capitalization)), Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

5.1 Corporate Existence and Power. Each Parent Party is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Parent Party has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted. Each Parent Party is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Parent Parties. Since their respective dates of organization, the Parent Parties have not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in their Organizational Documents, there is no agreement, exclusive license or Order binding upon a Parent Party or to which any Parent Party is a party that prohibits or materially restricts any business practice of the Parent Parties, any acquisition of property by the Parent Parties, or the conduct of business by the Parent Parties. Merger Sub does not hold and has not held any material assets or incurred any material liabilities and has not carried on any business activities other than in connection with the Merger.

5.2 Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Additional Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Parent Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Additional Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions. The affirmative vote of holders of a majority of the then outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholder Meeting, assuming a quorum is present (the “Parent Stockholder Approval”), is the only vote of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby. The affirmative vote or written consent of the sole stockholder of the Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company and DLQ Parent set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any Additional Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration, notification or filing with any Authority except for the filing of the Certificates of Merger with the Secretaries of State of the State of Delaware and Nevada pursuant to the DGCL and the NRS.

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5.4 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon or applicable to the Parent Parties or to any of their respective properties, rights or assets, (c) (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of a Parent Party or to a loss of any material benefit to which any Parent Party is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon any Parent Party or any of their respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of a Parent Party’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the amended and restated certificate of incorporation of Parent or bylaws of the Parent or the organizational or constitutive documents of any other Parent Party, except for such consent, approval or waiver which shall be obtained (and a copy provided to the Company) prior to the Closing.

5.5 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Shares. The Merger Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

5.7 Capitalization.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”) of which 7,461,998 shares of Parent Common Stock (inclusive of Parent Common Stock included in any outstanding Parent Units), and no shares of Parent Preferred Stock are issued and outstanding. In addition, 6,028,518 Parent Warrants (inclusive of Parent Warrants included in any outstanding Parent Units and the Parent Private Warrants) exercisable for 6,028,518 shares of Parent Common Stock are issued and outstanding at an exercise price of $11.50 per share. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent or any securities convertible into or exchangeable for any shares of capital stock of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. No bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote, are issued or outstanding. There are no treasury shares of capital stock of any Parent Party.

(b) Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub or any securities convertible into or exchangeable for any shares of capital stock of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. No bonds, debentures, notes or other Indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Merger Sub may vote, are issued or outstanding.

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(c) Except for the 6,028,518 Parent Warrants outstanding, there are no outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which any Parent Party is or may become obligated to issue or sell any of its shares of capital stock or other securities.

5.8 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.9 Trust Fund. As of the date of this Agreement, Parent has at least $57,383,990 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at HSBC Bank, N.A., and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of August 12, 2021, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s IPO who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s amended and restated certificate of incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s amended and restated certificate of incorporation. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.10 Listing. The Parent Public Common Stock, Parent Units, and Parent Public Warrants are listed on the NASDAQ, with trading tickers “ASPA,” “ASPAU,” and “ASPAW,” respectively.

5.11 Board Approval.

(a) By resolutions duly adopted (and not thereafter modified or rescinded) by Parent’s Board of Directors (including any required committee or subgroup of such board), the Board of Directors of Parent has unanimously (i) approved the execution, delivery and performance by Parent and Merger Sub of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which a Parent Party is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of Parent and Parent’s stockholders; (iii) directed that the Parent Proposals be submitted to the Parent’s stockholders for consideration at the Parent Stockholder Meeting, (iv) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s amended and restated certificate of incorporation (“Business Combination”) and (v) recommended to the Parent’s stockholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by Merger Sub’s Board of Directors (including any required committee or subgroup of such board), Merger Sub’s Board of Directors has, unanimously (i) approved the execution, delivery and performance by Merger Sub of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including

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the Merger, on the terms and subject to the conditions set forth herein and therein, (ii) declared the advisability of the transactions contemplated by this Agreement, (iii) determined that the transactions contemplated hereby are in the best interests of its sole stockholder and (iv) recommended to Merger Sub’s sole stockholder to adopt this Agreement.

5.12 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing (the “Additional Parent SEC Documents”). Parent has made available to the Company true and complete copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (v) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b) Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent SEC Documents (collectively, the “Parent Financial Statements”) have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies. The Parent Financial Statements fairly present (or with respect such financial statements contained or incorporated by reference in the Additional Parent SEC Documents, will fairly present) in all material respects, the financial position of Parent as of the dates thereof and the results of operations of Parent for the periods reflected therein subject, in the case of the Unaudited Financial Statements, to normal audit adjustments and the absence of notes thereto. The Parent Financial Statements were (or with respect such financial statements contained or incorporated by reference in the Additional Parent SEC Documents, will be) prepared from the Books and Records of Parent in all material respects.

(d) Except: (i) as specifically disclosed, reflected or fully reserved against on the Parent Financial Statements (including the notes thereto); (ii) for liabilities and obligations incurred in the ordinary course of business consistent since March 19, 2021; (iii) for liabilities that are executory obligations arising under Contracts to which any Parent Party is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); and (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby;, Parent does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(e) As used in this Section 5.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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5.13 Certain Business Practices. Neither Parent, nor any Representative of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act or (d) made any other unlawful payment. Neither Parent, nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.14 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the knowledge of Parent, threatened.

5.15 Affiliate Transactions. Except as described in the Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder of Parent or any Affiliate of Parent or any of its subsidiaries, on the other hand.

5.16 Litigation; Permits. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its subsidiaries or any of its or their respective officers or directors or that affects its or their assets or properties or which, as of the date hereof, in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement, or (b) Order outstanding against Parent or any of its subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its subsidiaries. Parent holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

5.17 Compliance with Laws.

(a) No Parent Party or, to the Knowledge of Parent, any Representative or other Person acting on behalf of a Parent Party, is in violation in any material respect of, and, since March 19, 2021, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since March 19, 2021, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by any Parent Party of, or failure on the part of any Parent Party to comply with, or any liability suffered or incurred by any Parent Party in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action by any Authority is pending, or to the Knowledge of Parent, threatened, alleging any such violation or noncompliance by a member of the Company Group. Since March 19, 2021, the Parent Parties have not been threatened in writing or, to Parent’s Knowledge, orally to be charged with, or given written or, to Parent’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority. Without limiting the generality of the foregoing, the Parent Parties are, and since March 19, 2021 have been, to the Knowledge of Parent, in compliance in all material respects with: (i) every Law applicable to the Parent Parties due to the specific nature of their business, including the Data Protection Laws; (ii) the Foreign Corrupt Practices Act and any comparable or similar Law of any jurisdiction applicable to any Parent Party; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since March 19, 2021, the Parent Parties have not been threatened or charged in writing (or to Parent’s Knowledge, orally) with or given written (or to Parent’s Knowledge, oral) notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence by any Authority and, to Parent’s Knowledge, the Parent Parties are not under any investigations with respect to any such Law.

(b) Neither the Parent Parties nor, to the Knowledge of Parent, any Representative or other Person acting on behalf of the Parent Parties is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. Neither Parent nor, to the Knowledge of Parent, any Representative of Parent (acting on behalf of Parent), (A) has participated in any transaction involving, including receipt of funds from

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or issuing equity to, a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws.

5.18 Absence of Certain Changes. From the date of the latest balance sheet included in the Parent Financial Statements until the date of this Agreement, (a) the Parent Parties have conducted their respective businesses in the ordinary course and in a manner consistent with past practices; (b) there has not been any Material Adverse Effect in respect of Parent Parties; and (c) neither Parent Party has taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of the Company pursuant to Section 6.1 and the Company has not given consent.

5.19 Indebtedness. Except as set forth in the Parent SEC Documents, Parent does not have any Indebtedness or other liabilities.

5.20 Not an Investment Company. No Parent Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.21 Employment Matters. The Parent Parties do not maintain, sponsor, contribute to and is not required to contribute to, and does not have any liability to and could not reasonably be expected to have any Liability to any: “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), any severance, gratuity, termination indemnity, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, vacation or paid-time-off, stock purchase, stock option or equity incentive plan, program, policy, Contract or arrangement or any other stock purchase, stock option or other equity or equity-based, termination, severance, transition, employment, individual consulting, retention, transaction, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan or other compensation or benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (collectively, the “SPAC Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (a) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of the Parent Parties or (b) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of the Parent Parties to material (i) payments or (ii) benefits or (iii) increases in any existing payments or benefits or any loan forgiveness. No amount that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any director, manager, officer, employee, individual independent contractor or other service providers of any of the Parent Parties or their Affiliates under any SPAC Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise Tax under Section 4999 of the Code.

5.22 Tax Matters.

(a) (i) Parent has duly and timely filed all income Tax Returns and all other material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due and payable; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended, which waiver or extension is in effect; (v) Parent has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by Parent; (vi) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to Parent; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (viii) no written claim has ever been made by a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns, asserting that Parent is or may be subject to Tax in such jurisdiction, Parent is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of Parent members by virtue of having a permanent establishment or other place of business in that country, and the members of Parent are and have always been tax residents solely in their respective countries of incorporation or formation; (ix) Parent has made available to Company true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence

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relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period since its formation; (x) there is no outstanding power of attorney from Parent authorizing anyone to act on behalf of Parent in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (xi) Parent is not, and has ever been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xii) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent); (xiii) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract or (3) otherwise by operation of applicable Law; (xiv) Parent has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xv) the Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xvi) the Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) The Parent will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(c) The unpaid Taxes of Parent (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Return.

(d) The Parent has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(e) The Parent has not taken any action (nor permitted any action to be taken), and to the Parent’s Knowledge, there is no fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.23 HSR Act. Parent has conducted its analysis of the HSR Act and has determined that the assets of the Parent are held in an irrevocable trust without a reversionary interest and therefore, pursuant to 16 CFR 801.1(c) and the “size of the person” test under the HSR Act (15 U.S.C. 18a(a)(2)(B)(ii)(II) and (III), no notification is required under the HSR Act in connection with the transactions contemplated by this Agreement.

5.24 Opportunity to Conduct Due Diligence. Without limiting any representation made herein by DLQ Parent or the Company, Parent hereby acknowledges and agrees that prior to entering into this Agreement, Parent had the opportunity to conduct a due diligence review of the Company Group, and to confirm all matters that Parent may deem relevant to its acquisition of the Company Group.

ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company, DLQ Parent, Parent and Merger Sub covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Additional Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall (I) conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, (II) duly and timely file all material Tax Returns required to be filed (or obtain a permitted extension with respect

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thereto) with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period; (III) duly observe and conform with all applicable Law, including the Exchange Act, and Orders, in each case, in all material respects, and (IV) use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers, contract research organizations and other third parties. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Additional Agreements, as required by applicable Law, or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Parent shall, nor shall Company, Parent or DLQ Parent permit its Subsidiaries to:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any material way or relinquish any material right under, any (A) in the case of any member of the Company Group, Material Contract, or (B) in the case of Parent or its Subsidiaries, material contract, agreement, lease, license or other right or asset of such party or its Subsidiaries;

(iii) other than in the ordinary course of business, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more and obligates the payment by it of more than $250,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $250,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of its material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practices;

(vi) solely in the case of any member of the Company Group, sell, lease, license or otherwise dispose of any of any material Company Group Owned IP outside of the ordinary course of Business consistent with past practices;

(vii) solely in the case of any member of the Company Group, permit any material Registered Owned IP to go abandoned or expire for failure to make an annuity or maintenance fee payment, or fail to file any necessary document or take any necessary action to maintain such rights;

(viii) except as contemplated hereby or by any Additional Agreement, (A) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities; or (B) amend any material term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(ix) (A) make any loan, advance or capital contribution in excess of $250,000 to any Person; (B) incur any Indebtedness in excess of $250,000 including drawings under the lines of credit, if any, other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness in excess of $250,000, other than the repayment of Indebtedness in accordance with the terms thereof;

(x) suffer or incur any Lien in excess of $250,000, except for Permitted Liens, on its assets;

(xi) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness in excess of $250,000 owed to it, or write off or make reserves in excess of $250,000 against the same (other than, in the case of the Company Group, in the ordinary course of business consistent with past practices);

(xii) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

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(xiii) terminate or allow to lapse any material insurance policy protecting any of its material assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiv) adopt any severance, retention or other employee plan involving obligations of such Person in excess of $250,000 in the aggregate, or fail to continue to make timely contributions to each Plan in accordance with the terms thereof;

(xv) institute, settle or agree to settle any Action before any Authority, in each case in excess of $500,000 (exclusive of any amounts covered by insurance) or that imposes material injunctive or other material non-monetary relief on it;

(xvi) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down in any material respect the value of its assets;

(xvii) change its principal place of business or jurisdiction of organization;

(xviii) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities;

(xix) (A) make, change or revoke any material Tax election; (B) change any annual Tax accounting periods in any material respect; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes of the Company Group; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes of the Company Group; or (E) surrender or forfeit any right to claim a material Tax refund;

(xx) enter into any material transaction with or distribute or advance any material assets or property to any of its Affiliates (other than its Subsidiaries), other than the payment of salary and benefits in the ordinary course;

(xxi) other than as required by a Plan, (A) materially increase or change the compensation or benefits of any employee or service provider of the Company Group other than in the ordinary course of business (including for promotions) (and in any event not in the aggregate by more than ten percent (10%) when compared to such individual’s existing compensation or benefits), (B) accelerate the vesting or payment of any material compensation or benefits of any employee or service provider of the Company Group, (C) make any loan to any present or former employee or other individual service provider of the Company Group, other than advancement of expenses in the ordinary course of business consistent with past practices, or (D) enter into, amend or terminate any collective bargaining agreement or other material agreement with a labor union or labor organization;

(xxii) fail to duly observe and conform to any applicable Laws and Orders in any material respect; or

(xxiii) agree or commit to do any of the foregoing.

(b) Notwithstanding the foregoing, each member of the Company Group and Parent and their respective Subsidiaries shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act or any changes thereto, or other force majeure events and any such action or omission shall not be a breach of this Section 6.1 or any other provision of this Agreement.

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6.2 Exclusivity.

(a) During the Interim Period, neither DLQ Parent nor any member of the Company Group, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of Parent (which consent may be withheld in the sole and absolute discretion of Parent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction (a “Company Acquisition Agreement”). Immediately following the execution of this Agreement, DLQ Parent and the Company Group, shall, and shall cause each of its Representatives, to terminate any existing discussion or negotiations with any Persons other than Parent, concerning any Alternative Transaction. Each of DLQ Parent and the Company shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of DLQ Parent or the Company, would be deemed a breach of such party’s obligations under this Section 6.2(a) (it being understood that such responsibility shall be in addition to and not by way of limitation of any right the Parent may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving DLQ Parent or the Company or their respective Subsidiaries (other than the transactions contemplated by this Agreement or the Additional Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction (other than between or among such party and/or its wholly-owned Subsidiaries), (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such Person or any material portion of the capital stock or other equity interests of such party or its Subsidiaries in a single transaction or series of transactions, (C) with respect to the Company, any purchase, lease, exchange, transfer or other acquisition of (1) all or a material portion of the assets of any Person by the Company or (2) any capital stock or other equity interests of any Person by the Company, in each case, in a single transaction or series of transactions.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction (in each case replacing the references to DLQ Parent or the Company with Parent in the definition of Alternative Transaction), communicated in writing to Parent or any of its respective Representatives (each, an “Alternative Proposal”), Parent shall as promptly as practicable (and in any event within three (3) Business Days after receipt thereof) advise DLQ Parent and the Company, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal and Parent shall keep the Company and DLQ Parent informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

(c) The parties hereto agree that the rights and remedies for noncompliance with this Section 6.2 shall include the other party hereto seeking to have such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the other party hereto and that money damages may not provide an adequate remedy to the other party hereto.

6.3 Access to Information. During the Interim Period, DLQ Parent, the Company, and Parent shall each, use its commercially reasonable efforts to, (a) upon reasonable prior written notice and during regular business hours, continue to give the other party, its legal counsel and its other Representatives reasonable access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company Group and Parent as such Persons may reasonably request and (c) cause its employees, legal counsel, accountants and other Representatives to reasonably cooperate with the other party in its investigation of the Business (in the case of the Company Group) or the business of Parent (in the case of Parent); provided, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company Group. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or any applicable Law. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require the Company Group to disclose (a) due diligence questions, lists or investigations conducted by others, names, bids, letters of intent, expressions of interest, or other proposals received from others in connection with the transactions contemplated hereby or otherwise information and analyses relating to such communications, (b) information related to the analysis of the transactions contemplated hereby by DLQ Parent or any member of the Company Group, (c) any document or

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information prohibited to be shared by Law until such time as such documents are not prohibited to be shared, and (d) the Company and DLQ Parent must approve, in its sole discretion, and an officer of the Company and DLQ Parent must be present and included in any communications with customers or employees of the Company. Parent agrees to abide by the confidentiality terms of the Confidentiality Agreement and will treat such information as Confidential Information under the Confidentiality Agreement.

6.4 Notices of Certain Events. During the Interim Period, each of Parent, DLQ Parent, and the Company shall promptly notify the other party of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company Group (or Parent, post-Closing) to any such Person or create any Lien on any of the Company Group’s or Parent’s assets;

(b) any notice or other material communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to the Knowledge of Parent or the Company, as applicable, threatened in writing against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business and that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect, upon having actual Knowledge of such occurrence; and

(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in either case, upon having actual Knowledge of such occurrence, that would reasonably be expected to cause any of the conditions set forth in Section 9.2(a) or Section 9.2(b) with respect to the Company Group’s obligations under this Section 6.4(e), or Sections 9.3(a) or Section 9.3(b) with respect to Parent’s obligations under this Section 6.4(e), not to be satisfied.

6.5 Access to Information. From time to time during the Interim Period the Company and DLQ Parent will supplement or amend the Disclosure Schedule with respect to any matter Company or DLQ Parent becomes aware of which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. Any supplement or amendment to the Disclosure Schedule will be disregarded for the purpose of determining whether the conditions set forth in Section 9.2(b) have been satisfied but may cure any breach or inaccuracy of the representation or warranty amended by such amended disclosure with the consent of Parent, and in such case shall not constitute a basis for any claim resulting from the breach of the representation or warranty such supplemented or amended Disclosure Schedule is intended to modify.

6.6 Cooperation with Form S-4/Proxy Statement; Other Filings.

(a) During the Interim Period, the Company Group shall promptly provide to Parent such information concerning the Company Group as is either required by the federal securities Laws or reasonably requested by Parent and appropriate for inclusion in the Offer Documents. Promptly after the receipt by Parent from the Company of all such information, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from (i) holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”) and (ii) holders of DLQ Parent common stock sufficient to obtain the DLQ Parent Stockholder Approval at a meeting of holders of DLQ Parent Common Stock to be called and held for such purposes (the “DLQ Parent Stockholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the Parent Common Stock issuable in the Merger (including, without limitation, the Dividend Shares) shall be registered. Parent shall promptly respond to any SEC comments on the Form S-4 and Proxy Statement. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

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(b) Parent (i) shall permit DLQ Parent, the Company and its counsel to review and comment on the Proxy Statement and Form S-4 and any exhibits, amendments or supplements thereto (or other related documents) at a reasonable time prior to the filing except to the extent not legally permissible; (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Proxy Statement and Form S-4 or any exhibit, amendment or supplement thereto without the prior written consent of DLQ Parent and the Company (not to be unreasonably withheld, delayed or conditioned). As promptly as practicable after receipt thereof, Parent shall provide to DLQ Parent, the Company, and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the Form S-4, and, in each case, shall consult with DLQ Parent, the Company, and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without the prior written consent of DLQ Parent and the Company (not to be unreasonably withheld, delayed or conditioned). Parent will use its reasonable efforts to permit DLQ Parent’s and the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Parent will advise DLQ Parent and the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the Form S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued.

(c) As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (the “S-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and DLQ Parent shall distribute its Proxy Statement to the DLQ Parent Stockholders and, pursuant thereto, shall call the Parent and DLQ Parent Stockholder Meetings in accordance with their respective organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the Parent Stockholders and DLQ Parent Stockholders for approval or adoption at the Parent Stockholder Meeting and DLQ Parent Stockholder Meeting, including, with respect to the Parent Stockholder Meeting, the matters described in Section 6.5(e).

(d) DLQ Parent, Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware, and the NASDAQ, if applicable, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Stockholder Meeting and the DLQ Parent Stockholder Meeting. Without limiting the foregoing, Parent and DLQ Parent shall ensure that each of the Form S-4, as of the S-4 Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent Stockholders and DLQ Parent Stockholders, and as of the dates of the Parent Stockholder Meeting and the DLQ Stockholder Meeting, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to DLQ Parent or the Company Group (or any other information) that is furnished by DLQ Parent or the Company expressly for inclusion in the Proxy Statement and neither DLQ Parent nor any member of the Company Group shall be responsible for the accuracy or completeness of any information relating to Parent (or any other information) that is furnished by Parent expressly for inclusion in the Proxy Statement). If at any time prior to the Effective Time, a change in the information relating to the Company Group or Parent or any other information furnished by Parent, Merger Sub, DLQ Parent, or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub, DLQ Parent, or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s stockholders and DLQ Parent’s stockholders. In connection therewith, Parent, Merger Sub, DLQ Parent, and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with Parent’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of the NASDAQ, in the Proxy Statement, Parent shall seek from the holders of Parent Common Stock the approval the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the second amended and restated certificate of incorporation of Parent, in the form attached hereto as Exhibit G, including the change of the name of Parent to “DataLogiq, Inc.” (the “Amended Parent Charter”); (iii) adoption and approval of the amended and restated bylaws of Parent in the form

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attached hereto as Exhibit H; (iv) approval of the members of the Board of Directors of Parent immediately after the Closing; (v) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to DLQ Parent in connection with the Merger under applicable exchange listing rules; (vi) approval to adjourn the Parent Stockholder Meeting, if necessary; and (vii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as reasonably determined by the Company, DLQ Parent, and the Parent (the proposals set forth in the forgoing clauses (i) through (vii) collectively, the “Parent Proposals”).

(f) In accordance with DLQ Parent’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of the OTCQX Market, in the Proxy Statement, DLQ Parent shall seek from the holders of DLQ Parent Common Stock the approval the DLQ Parent Stockholder Approval.

(g) Parent, with the assistance of DLQ Parent and the Company, shall use its reasonable best efforts to cause the S-4 and the Proxy Statement to “clear” comments from the SEC and the S-4 to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Stock and DLQ Parent shall cause its Proxy Statement together with all other Offer Documents, to be disseminated to the holders of DLQ Parent Common Stock. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public shares of Parent Common Stock, up to that number of shares of Parent Common Stock that would permit Parent to maintain consolidated net tangible assets of at least $5,000,001 either immediately prior to or upon the consummation of the Merger, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by Parent’s amended and restated certificate of incorporation, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with Parent’s amended and restated certificate of incorporation, the proceeds held in the Trust Account will first be used for the redemption of the shares of Parent Common Stock held by Parent’s public stockholders who have elected to redeem such shares.

(h) Parent and DLQ Parent shall each call and hold a special meeting of their respective stockholders as promptly as practicable after the S-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals or DLQ Parent Stockholder Approval, respectively, and shall consult each other in good faith with respect to the date on which such meeting is to be held. Neither party shall postpone or adjourn its stockholder meeting without the prior written consent of the other (which shall not be unreasonably withheld, delayed or conditioned) unless the requisite quorum is not obtained. Each of Parent and DLQ Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals, as the case may be. Parent’s Board of Directors shall recommend that the Parent Stockholders vote in favor of the Parent Proposals, and neither Parent’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Company, such recommendation. DLQ Parent’s Board of Directors shall recommend that the DLQ Parent Stockholders vote in favor of the DLQ Parent Stockholder Approval, and neither DLQ Parent’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Parent, such recommendation. If on the date for which the Parent Stockholder Meeting is scheduled (including any postponed or adjourned date), Parent has not received proxies representing a sufficient number of shares to obtain the Parent Stockholder Approval or approve the other Parent Proposals, whether or not a quorum is present, Parent shall make one or more successive postponements or adjournments of the Parent Stockholder Meeting, each such postponement or adjournment to be no more than ten (10) Business Days, and shall continue to use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals; provided that, without the consent of the Company, Parent shall not postpone or adjourn the Parent Stockholder Meeting to a date later than the Outside Closing Date. If on the date for which the DLQ Parent Stockholder Meeting is scheduled (including any postponed or adjourned date), DLQ Parent has not received proxies representing a sufficient number of shares to obtain the DLQ Parent Stockholder Approval, whether or not a quorum is present, DLQ Parent shall make one or more successive postponements or adjournments of the DLQ Parent Stockholder Meeting, each such postponement or adjournment to be no more than ten (10) Business Days, and shall continue to use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement; provided that, without the consent of Parent, DLQ Parent shall not postpone or adjourn the DLQ Parent Stockholder Meeting to a date later than the Outside Closing Date.

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(i) In connection with the preparation and filing of the Form S-4 and any amendments thereto, DLQ Parent and the Company Group shall reasonably cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(j) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent and DLQ Parent may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the other party, the filing party shall provide a copy of the filing to the other party and permit the other party to make revisions to protect confidential or proprietary information of such party.

(k) Concurrently with the filing of the Form S-4, Parent shall register on Form S-1 (i) the shares of Parent Common Stock underlying the Parent Warrants and (ii) the shares of Parent Common Stock owned by the Sponsor.

6.7 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public holders of shares of Parent Common Stock (the “Parent Redemption Amount”), (b) deferred underwriting commissions and the expenses of Parent and the Company Group to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent or the Surviving Corporation after the Closing.

6.8 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement, including the prompt delivery to the Company (but in any event within one (1) Business Day following the execution of this Agreement) of the written consent of the stockholder of Merger Sub approving this Agreement, the Merger and the other transactions contemplated by this Agreement and the performance of the obligations of Merger Sub hereunder.

6.9 Proprietary Information and Invention Assignment Agreement. The Company shall use commercially reasonable efforts to cause David Niaz to sign a proprietary information and invention and assignment agreement in a form acceptable to Parent assigning to Company all right, title and interest in and to all Intellectual Property invented, authored, or otherwise developed or created for or on behalf of any member of the Company Group.

ARTICLE VII
COVENANTS OF THE PARTIES

7.1 Reporting; Compliance with Laws; No Insider Trading. During the Interim Period,

(a) DLQ Parent shall, on behalf of the Company Group, duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period.

(b) The Parent Parties shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period.

(c) The Company Group shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

(d) The Parent Parties shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

(e) DLQ Parent and the Company Group shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Common Stock, Parent Unit, or Parent Warrant, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Additional Agreement.

(f) Parent shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any DLQ Parent Common Stock except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any

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other Person to use or disclose any information that DLQ Parent or its Affiliates has made or makes available to Parent and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company Group, DLQ Parent, Parent, the Merger or the other transactions contemplated hereby or by any Additional Agreement.

7.2 Commercially Reasonable Efforts to Obtain Consents. DLQ Parent and the Company shall each use its commercially reasonable efforts to obtain any required Company Group Consent. Parent shall use its commercially reasonable efforts to obtain any consent set forth on Schedule 5.4.

7.3 DLQ Parent Stockholder Approval. DLQ Parent’s Board of Directors shall recommend that the DLQ Parent Stockholders vote in favor of this Agreement, the Additional Agreements to which any member of the Company Group or DLQ Parent is or will be a party, the transactions contemplated hereby and thereby and other related matters (the “DLQ Parent Board Recommendation”), and, neither DLQ Parent’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, such DLQ Parent Board Recommendation.

7.4 Additional Financial Information. The Company shall use commercially reasonable efforts to provide Parent on or prior to October 15, 2022 with the Company Group Financial Statements, each prepared under U.S. GAAP and reviewed by a PCAOB qualified auditor in accordance with the requirements of the PCAOB for public companies. Additionally, during the Interim Period, the Company shall use commercially reasonable efforts to provide Parent with the Company’s consolidated interim financial information for each quarterly period beginning after June 30, 2022 no later than 40 calendar days following the end of each quarterly period, each prepared under U.S. GAAP and reviewed by a PCAOB qualified auditor in accordance with the requirements of the PCAOB for public companies. All of the financial statements to be delivered pursuant to this Section 7.4, shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and consolidated results of operations of the Company Group as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company Group will promptly provide with additional Company Group financial information reasonably requested by Parent for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.

7.5 Lock-Up Agreements. Prior to the Closing, (i) DLQ Parent shall enter into a Lock-Up Agreement with Parent, effective as of the Closing, pursuant to which Seventy-Five Percent (75%) of the Merger Consideration Shares shall be subject to lock-up, and (ii) the Company shall cause certain management of the Company to enter into a Lock-Up Agreement with Parent, effective as of the Closing, pursuant to which any Dividend Shares owned by such management shall be subject to a lock-up, both in accordance with the terms and conditions more fully set forth in the Lock-Up Agreements.

7.6 Amended Parent Charter. Prior to the Effective Time, subject to the Parent Stockholder Approval, Parent shall duly amend and restate its certificate of incorporation to be in the form of the Amended Parent Charter by filing the Amended Parent Charter with the Delaware Secretary of State.

7.7 Preservation of Intellectual Property; No New Related Company Customer Contracts. During the Interim Period (but subject to Section 9.2(l)-(n) of this Agreement), (a) DLQ Parent shall not and shall cause each of the member of the Company Group not to: (i) sell, lease, license transfer, pledge, encumber, grant or dispose of any Company Group Owned IP, excluding (A) non-exclusive licenses to use Company Group Owned IP granted by Company or one of its Subsidiaries pursuant to a Company Customer Contract made by Company or one of its Subsidiaries in the ordinary course of Business consistent with past practices and provided further that the non-exclusive license is limited to that Company Group IP actually used by the Company Group Product provided by Company or one of its Subsidiaries under the Company Customer Contract; and (B) any implied licenses in, to, or under Company Group Owned IP granted to a customer of Company or one of its Subsidiaries arising in connection with the provision of a Company Group Product by Company or one of its Subsidiaries in the ordinary course of Business consistent with past practices; (ii) abandon or fail to renew or timely maintain and pay annuities for, and otherwise timely prosecute all Company Owned IP (including Registered Owned IP); and (iii) dedicate to the public or fail to safeguard and maintain the secrecy of all Trade Secrets within the Company Owned IP; and (b) neither DLQ Parent nor any Sister Company shall enter into any new Related Company Customer Contracts.

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7.8 No Dividends or Extraordinary Bonuses Until 11 Months After Closing. Except as expressly contemplated by this Agreement or the Additional Agreements, or as required by applicable Law, from the Closing Date until 11 months after the date thereof, neither the Surviving Corporation nor Parent shall, or shall permit its Subsidiaries to: (a) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities other than the Dividend Shares; or (b) pay, declare or promise to pay, any bonus to any employee, except (i) year-end bonuses arising by operation of Law or by previously existing contract (without limit), and/or (ii) on-going bonuses arising by operation of Law or by previously existing contract in an aggregate annual amount not to exceed $100,000.

7.9 Employment Agreements. The Company shall use its commercially reasonable efforts to enter into on or prior to Closing an employment agreement with each of the Key Personnel identified on Schedule 1.1(A) hereto, which employment agreement may contain restrictive covenant agreements as may be mutually agreed upon by the Company and Parent.

7.10 Senior Financing Facility. The Company, Parent and Sponsor shall each use commercially reasonable efforts to enter into a mutually acceptable agreement that provides that Sponsor shall be the exclusive financing source of the Company and Parent after the Business Combination in an amount which shall not exceed $25 Million.

7.11 Record Retention. For a period of seven years after the Closing Date, without the prior written consent of DLQ Parent (which will not be unreasonably withheld), Parent will not, and Parent will cause the Surviving Corporation to not, dispose of or destroy any of the books and records of the Company Group in the Surviving Corporation’s possession which would be reasonably be expected to be relevant to any legal, regulatory or tax audit, investigation, inquiry or requirement of DLQ Parent (including, for the avoidance of doubt, the DLQ Parent), without first offering such records to DLQ Parent. Parent will, and will cause the Surviving Corporation to, at reasonable times upon reasonable notice, afford DLQ Parent and its representatives reasonable access (including the right to make, at DLQ Parent’s expense, photocopies), during normal business hours, to such books and records in the Surviving Corporation’s possession as DLQ Parent may reasonably request.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of DLQ Parent, the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed

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transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) as necessary to comply with contractual arrangements or applicable Laws, and (B) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and the Company and DLQ Parent, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Additional Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against any member of the Company Group (collectively, the “Transaction Litigation”). The Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Parent, the Merger Sub or members of the boards of directors of the Parent or Merger Sub and DLQ Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against any member of the Company Group or the members of their boards of directors; provided, however, that in no event shall DLQ Parent or the Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided, that it shall be deemed to be reasonable for Parent (if DLQ Parent is controlling the Transaction Litigation) or the DLQ Parent (if the Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the DLQ Parent is controlling the Transaction Litigation) or DLQ Parent and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative(s) that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if DLQ Parent is controlling the Transaction Litigation) or the DLQ Parent and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or Liability by a Parent Party (if DLQ Parent is controlling the Transaction Litigation) or DLQ Parent and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative(s) that is the subject of such Transaction Litigation. Parent and DLQ Parent shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

8.2 Compliance with SPAC Agreements. Without the prior written consent of the Company, during the Interim Period, Parent shall (a) comply with the Trust Agreement, the Underwriting Agreement, dated as of August 9, 2021, by and between Parent and Chardan Capital Markets, LLC and (b) enforce the terms of (i) the letter agreement, dated as of August 9, 2021, by and among Parent, the Sponsor and each of the officers and directors of Parent named therein, and (ii) the Stock Escrow Agreement, dated as of August 9, 2021, by and among Parent, Continental Stock Transfer & Trust Company, as escrow agent, and the Sponsor and the other stockholders of Parent named therein.

8.3 Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company and DLQ Parent, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

8.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director, of the Company or its Subsidiaries or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or its Subsidiaries or the Parent Parties (collectively, the “D&O Indemnified Persons”), as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Parent shall cause the organizational documents of Parent and the Surviving Corporation and their respective Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation and its Subsidiaries, the Company and its Subsidiaries, as applicable, to the extent permitted by applicable Law.

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(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain (at the Surviving Corporation’s expense) directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business, anticipated market capitalization and revenues) as the Company.

(c) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, D&O Indemnified Persons and may not be changed with respect to any officer or director without his or her written consent. The obligations of Parent and the Surviving Corporation under this Section 8.4 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 8.4 applies without the consent of such affected D&O Indemnified Person.

(d) At or prior to the Effective Time, the Company shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s and Parent’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company or the Parent, as the case may be, with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

(e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.4. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Persons is entitled, whether pursuant to applicable Laws, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to managers’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Subsidiary or their respective officers, managers and employees, it being understood and agreed that the indemnification provided for in this Section 8.4 is not prior to, or in substitution for, any such claims under any such policies.

8.5 Parent Public Filings; NASDAQ. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Units, the Parent Warrants and the Parent Rights on the NASDAQ Capital Markets. During the Interim Period, Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with the NASDAQ Capital Markets in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of the NASDAQ Capital Markets to be satisfied; and (c) the Parent Common Stock, including the Merger Consideration Shares, the Parent Warrants and the Parent Rights to be approved for listing on the NASDAQ Capital Markets, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.

8.6 Certain Tax Matters. Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Parent nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

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8.7 Parent Equity Incentive Plan. Immediately after the Closing, Parent shall adopt a new equity incentive plan (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Parent Equity Incentive Plan”) upon such terms as Parent and the Company shall mutually agree. The Parent Equity Incentive Plan shall have such number of shares available for issuance in total equal to ten percent (10%) of the Parent Common Stock to be issued and outstanding immediately after the Closing.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Merger.

(b) each consent, approval or authorization of any Authority required of Parent, the Company or any of their respective Subsidiaries to consummate the Merger that are set forth on Schedule 9.1(b) shall have been obtained and shall be in full force and effect.

(c) There shall not be any pending Action brought by any Authority to enjoin or otherwise restrict the consummation of the Closing.

(d) After giving effect to any redemption of shares of Parent Common Stock in connection with the transactions contemplated by this Agreement, Parent shall have net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of the Merger.

(e) The DLQ Parent Stockholder Approval shall have been obtained.

(f) DLQ Parent shall have transferred substantially all of the Intellectual Property assets Rebel AI, Inc. to the Company and all of the Intellectual Property assets of Fixel AI, Inc. to the Company.

(g) The Distribution shall be, in all respects, ready to be consummated as provided in this Agreement contemporaneously with the Closing of the Merger.

(h) Each of the Parent Proposals shall have been approved at the Parent Stockholder Meeting or at any adjournment or postponement thereof.

(i) Parent’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of NASDAQ, and Parent shall not have received any notice of non-compliance therewith, and the Merger Consideration Shares shall have been approved for listing on the NASDAQ Capital Market.

(j) The Form S-4 shall have become effective for registration of the Merger Consideration Shares (including, without limitation, the Dividend Shares) in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company and DLQ Parent shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with by the Company or DLQ Parent at or prior to the Closing Date.

(b) The representations and warranties of the Company and DLQ Parent contained in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of the Company and DLQ Parent that are not so qualified shall be true and correct in all material respects, in each case, as of the date

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of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date).

(c) Since the date of this Agreement, there shall not have occurred any Effect in respect of the Company Group, that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of the Company Group as a whole which is continuing and uncured.

(d) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of each of the Company and DLQ Parent certifying the accuracy of the provisions of the foregoing clauses (a), (b), and (c) of this Section 9.2.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Nevada; (ii) the Company’s Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of each of the Company and DLQ Parent authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby; (iv) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware and (v) a written consent (in form and substance reasonably satisfactory to Parent) evidencing the Company Stockholder Approval that is duly executed by DLQ Parent as the sole stockholder of the Company.

(f) Each of the Company and DLQ Parent, as applicable, shall have executed and delivered to Parent a copy of each Additional Agreement to which the Company or DLQ Parent or the Company’s management, as applicable, is a party and that was not otherwise executed and delivered prior to the Closing.

(g) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonable acceptable to Parent.

(h) The Company shall have obtained each Company Group Consent set forth on Schedule 9.2(h).

(i) The Company shall have delivered to Parent a resignation from the Company of each director of the Company listed in Schedule 9.2(j), effective as of the Closing Date.

(j) The Company shall have entered into an agreement which provides that the Sponsor shall be the exclusive financing source of the Company and Parent after Closing in an amount which shall not exceed $25 Million. Such agreement shall be on terms mutually agreed between the parties.

(k) The Company shall have (i) filed all income Tax Returns for the 2019, 2020 and 2021 tax years and (ii) paid all taxes with respect to such tax years (including penalties and interest, if any, including, but not limited to penalties and interest as a result of such Tax Returns being filed after the due date for filing each such Tax Return) Such Tax Returns will be true, correct and complete in all material respects.

(l) The DLQ Parent and Sister Companies shall have entered into one or more Intellectual Property assignment agreements acceptable to Parent under which the DLQ Parent and each of the Sister Companies has assigned to Company all of their right, title and interest in and to all Company Group Owned IP.

(m) All Related Company Outbound IP Agreements and all Related Company Customer Agreements have been cancelled or terminated by DLQ Parent or the applicable Sister Company or have expired on their own terms.

(n) The DLQ Parent shall have changed its name to a new name that neither includes nor is confusingly similar to “Logiq,” “DataLogiq,” or any of the Trademarks owned by the Company as of the date of this Agreement or as of the Closing Date, including any such Trademarks owned by the Company as a operation of Section 9.2(l).

(o) A true and accurate certificate of conversion of Rebel AI, LLC into Rebel AI, Inc. shall have been recorded against U.S. Patent No. 10,756,898 at the USPTO Patent Assignment Branch.

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9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of the Parent and Merger Sub contained in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date).

(c) Since the date of this Agreement, there shall not have occurred any Effect in respect of Parent that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of Parent.

(d) The Company shall have received a certificate signed by the Chief Executive Officer of Parent accuracy of the provisions of the foregoing clauses (a), (b), and (c) of this Section 9.3.

(e) The Amended Parent Charter, in form and substance reasonably acceptable to Parent and the Company, shall have been filed with, and declared effective by, the Delaware Secretary of State.

(f) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of (i) the amended and restated certificate of incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) bylaws of Parent, (iii) copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Additional Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals; and (iv) a certificate of good standing of Parent, certified as of a recent date by the Secretary of State of the State of Delaware.

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub authorizing this Agreement, the Additional Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the Secretary of State of the State of Delaware.

(h) Each of Parent, Sponsor or other stockholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Additional Agreement to which Parent, Sponsor or such other stockholder of Parent, as applicable, is a party.

(i) The size and composition of the post-Closing Parent Board of Directors shall have been appointed as set forth in Section 2.8.

(j) Parent shall have delivered to DLQ Parent and the Company true and complete copies of the resignations from the Parent Board of Directors of all officers and directors of Parent to be effective as of the Effective Time.

(k) After the redemption by all stockholders of Parent who have elected to redeem their shares of Parent, Parent shall have made all necessary and appropriate arrangements with the Trustee to have all of the remaining funds contained in the Trust Account, as of such time disbursed to Parent immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to Parent.

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ARTICLE X
TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred by February 12, 2023 (the “Outside Closing Date”); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or the Merger Sub, on one hand, or the Company or DLQ Parent, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then each of Parent and the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event an Authority shall have issued an Order or enacted a Law, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or Law is final and non-appealable, then each of Parent and the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

(d) Parent may terminate this Agreement by giving written notice to the Company in the event that the Company does not deliver to Parent the Company Group Financial Statements on or prior to October 15, 2022.

(e) Parent may terminate this Agreement by giving written notice to the Company in the event that the Board of Parent, in exercising its fiduciary duties, determines that the Business Combination is no longer in the best interests of the stockholders of the Parent.

(f) The Parent and the Company shall each have the right, in its sole discretion, to terminate this Agreement if, at the Parent Stockholder Meeting (including any postponements or adjournments thereof), the Required Parent Proposals shall fail to be approved by the affirmative vote of Parent stockholders required under Parent’s organizational documents and applicable Law or if, at the DLQ Parent Stockholder Meeting (including any postponements or adjournments thereof), the DLQ Parent Stockholder Approval shall fail to be approved by the affirmative vote of DLQ Parent stockholders required under DLQ Parent’s organizational documents and applicable Law.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) at any time prior to the Closing Date if (x) the Company or DLQ Parent shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) or 9.2(b) impossible; and (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company or DLQ Parent, as the case may be, of a written notice from Parent describing in reasonable detail the nature of such breach; (ii) at any time prior to the Closing Date if there shall have been any Effect in respect of the Company Group, that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of the Company Group as a whole which is uncurable and continuing; or (iii) at any time after the DLQ Parent Approval Deadline if DLQ Parent has not previously received the DLQ Parent Stockholder Approval; provided, however, that no Parent Party is then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 9.3(a) or Section 9.3(b) from being satisfied.

(b) The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company may have, at any time prior to the Closing Date, if: (i) (x) Parent or Merger Sub shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 9.3(a) or Section 9.3(b) impossible; and (y) such breach cannot be cured or is not cured by the

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earlier of the Outside Closing Date and thirty (30) days following receipt by Parent or Merger Sub of a written notice from the Company describing in reasonable detail the nature of such breach; or (ii) there shall have been any Effect in respect of Parent or Merger Sub, that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of Parent or Merger Sub which is uncurable and continuing; provided, however, that neither the Company nor DLQ Parent is then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 9.2(a) or Section 9.2(b) from being satisfied.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X (other than termination pursuant to Section 10.1(c)), this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful breach by a party or its Affiliate of its covenants and agreements hereunder or Fraud in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful breach or Fraud. The provisions of Section 8.3, this Section 10.3, ARTICLE XI and ARTICLE XII, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE X.

ARTICLE XI
NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS;
CONSEQUENCES OF BREACH

11.1 Non-Survival. The representations and warranties of the parties, and the agreements and covenants of the parties to be performed prior to or at the Effective Time, in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time except that the agreements set forth in Article II and Article III and Sections 6.7, 7.13, 8.3, 8.4, 8.6, 8.7, this Article XI and Article XII, and any corresponding definitions in Article I used in such sections, shall survive the Effective Time.

11.2 No Remedy. Except in the case of Fraud, there shall be no remedy available to Parent and/or the Surviving Corporation and their respective successors and permitted assigns, their respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Parent Post-Closing Parties”) for any and all losses or damages that are sustained or incurred by any of the Parent Post-Closing Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of DLQ Parent’s or the Company’s representations or warranties contained in this Agreement. Except for the purposes of determining the obligations of Parent to consummate the transactions contemplated by this Agreement in accordance with Section 9.2(b), (a) the representations and warranties provided by the Company and DLQ Parent in this Agreement (including Article IV) are provided for informational purposes only and (b) the Company, DLQ Parent and the equityholders of DLQ Parent, shall have no liability to any Parent Post-Closing Party for any Losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of DLQ Parent or the Company contained in this Agreement. Except in the case of Fraud, there shall be no remedy available to the Company, DLQ Parent and their respective successors and permitted assigns, its respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Company Parties”) for any and all losses or damages that are sustained or incurred by any of the Company Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of Parent’s or Merger Sub’s representations or warranties contained in this Agreement. Except for the purposes of determining the obligations of the Company to consummate the transactions contemplated by this Agreement in accordance with Section 9.3(b), (a) the representations and warranties provided by Parent and Merger Sub in this Agreement (including Article V) are provided for informational purposes only and (b) Parent shall have no liability to any Company Party for any Losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement. For purposes hereof, “Fraud” means, with respect to any party, actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V, as applicable, provided, that (1) such actual and intentional fraud of the Company shall only be deemed to exist if any of the persons set forth on Schedule A had actual knowledge (as opposed to imputed or constructive knowledge) that any of the representations and warranties made by the Company and DLQ Parent in Article IV, as qualified by the Disclosure Schedule, was actually breached when made and such breach was made with the intent to mislead Parent, and (2) such actual and intentional fraud of Parent or Merger Sub shall only be deemed to exist if the persons set forth on Schedule B had actual knowledge (as opposed to imputed or constructive knowledge) that any of the representations and warranties made by Parent or Merger Sub in Article V was actually breached when made and such breach was made with the intent to mislead the Company and DLQ Parent.

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ARTICLE XII
MISCELLANEOUS

12.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or nationally recognized overnight courier service, by 5:00 PM Pacific Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Pacific Time, on the first Business Day after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

If to DLQ Parent (pre- or post-Closing), to:

Logiq, Inc.

85 Broad Street, 16-079

New York, New York 10004

Attention: Brent Suen

Email: brent@logiq.com

with a copy (which shall not constitute notice) to:

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 400

San Diego, CA 92130

Attention: Christopher Tinen

Email: chris.tinen@procopio.com

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

DLQ, Inc.

85 Broad Street, 16-079

New York, New York 10004

Attention: Brent Suen

with a copy (which shall not constitute notice) to:

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 400

San Diego, CA 92130

Attention: Christopher Tinen

if to Parent or Merger Sub (prior to the Closing):

Abri SPAC I, Inc.
9663 Santa Monica Blvd., No. 1091,

Beverly Hills, CA 90210

Attn: Jeffrey Tirman, Chief Executive Officer
E-mail: jtirman@abriadv.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

No notice to any of DLQ Parent, the Company, Parent or Merger Sub shall be deemed given or received unless the entity noted “with a copy to” is simultaneously given notice in the same manner as any notice given to the DLQ Parent, the Company, Parent or Merger Sub as the case may be; provided, however, that no notice to such party shall constitute notice to DLQ Parent, the Company, Parent or Merger Sub for purposes of this Section 12.1.

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12.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

12.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.4 Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents or any forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing with the SEC by DLQ Parent, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

12.5 Expenses. The costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent after the Closing. If the Closing does not take place, each party shall be responsible for its own expenses.

12.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

12.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

12.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied,

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or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com).

12.9 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement, until the Closing.

12.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.11 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.12 Third Party Beneficiaries. Except as provided in Section 8.4 and Section 12.19, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

12.13 Waiver. Reference is made to the Prospectus. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company and DLQ Parent each hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason. Notwithstanding the foregoing, nothing contained in this Section 12.13 shall serve to limit or prohibit (x) the Company’s or DLQ Parent’s right to pursue a claim against assets held outside the Trust Account (other than distributions therefrom to Parent’s public shareholders that elect to redeem their shares in connection with the consummation of the Parent’s initial business combination or an extension of Parent’s deadline to consummate its initial business combination or that receive proceeds from the Trust Account upon the liquidation of Parent if it fails to meet its deadline to consummate its initial business combination (“Public Distributions”), for specific performance or other non-monetary relief, or (y) any claims that the Company or DLQ Parent may have in the future against assets or funds that are not held in the Trust Account (including any funds that have been released from such trust account and any assets that have been purchased or acquired with any such funds, but excluding Public Distributions).

12.14 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, DLQ PARENT, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY GROUP OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, DLQ Parent nor any of their respective representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company Group made available to Parent and its representatives, including due diligence materials, or in any presentation of the business of the Company Group by management of the Company, DLQ Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth

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in ARTICLE IV as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, DLQ Parent or their respective representatives are not and shall not be deemed to be or to include representations or warranties of the Company or DLQ Parent, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company and DLQ Parent in ARTICLE IV, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, DLQ Parent nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company Group, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company Group, the nature or extent of any liabilities of the Company Group, the effectiveness or the success of any operations of the Company Group or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company Group furnished to Parent, Merger Sub or their respective representatives or made available to Parent and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of DLQ Parent or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that DLQ Parent and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the DLQ Parent nor any other Person shall have any liability to Parent, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company Group or the future business, operations or affairs of the Company Group.

(b) NONE OF THE PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE PARENT, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither the Parent, the Merger Sub nor any of their respective representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Parent and the Merger Sub made available to Company and DLQ Parent and their representatives, including due diligence materials, or in any presentation of the business of the Parent by management of the Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and DLQ Parent in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Parent, the Merger Sub or their respective representatives are not and shall not be deemed to be or to include representations or warranties of the Parent and Merger Sub, and are not and shall not be deemed to be relied upon by Company or DLQ Parent in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by the Parent and Merger Sub in ARTICLE V, in each case as modified by the Schedules and Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither the Parent, Merger Sub nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Parent, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Parent or Merger Sub, the nature or extent of

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any liabilities of the Parent or Merger Sub, the effectiveness or the success of any operations of the Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Parent or Merger Sub furnished to the Company, DLQ Parent or their respective representatives or made available to the Company, DLQ Parent and their representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of the Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Parent and the Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Parent, Merger Sub nor any other Person shall have any liability to the Company, DLQ Parent or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Parent or the future business, operations or affairs of the Parent.

12.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.15.

12.16 Submission to Jurisdiction. Subject to the provisions of Section 12.17, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the City of New York (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 12.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 12.1 shall be effective service of process for any such Action.

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12.17 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 12.17), arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 12.17. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period or any Dispute not subject to a Resolution Period may immediately be referred to the American Arbitration Association (the “AAA”) and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Additional Agreements and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The arbitration shall take place in the State of New York. The language of the arbitration shall be English.

12.18 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

12.19 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 12.19) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or, except as specifically set forth herein, for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Annex A-64

12.20 Attorney-Client Privilege. Parent and the Surviving Corporation understand and agree that DLQ Parent will be entitled to retain the services of Procopio, Cory, Hargreaves & Savitch LLP (“PCHS”) as counsel in the event of any dispute between Parent and the Surviving Corporation and DLQ Parent concerning this Agreement, the Additional Agreements or the transactions contemplated hereby, notwithstanding PCHS’ prior representation of the Company. Notwithstanding the consummation of the Merger, Parent and the Surviving Corporation agree that neither the Surviving Corporation nor Parent shall have the right to assert the attorney/client privilege as to pre-closing communications between any member of the Company Group or DLQ Parent (for the Company Group, only with respect to pre-closing communications), on one hand, and its counsel, PCHS, on the other hand, to the extent that the privileged communications relates in substantial part to this Agreement, the Additional Agreements or the transactions contemplated hereby. The parties agree that only DLQ Parent shall be entitled to assert such attorney/client privilege in connection with communications following the Closing. Such privileged portions of the files generated and maintained by PCHS in connection with the representation by PCHS of the Company with respect to this Agreement, the Additional Agreements or the transactions contemplated hereby shall remain the exclusive property of DLQ Parent. All other files generated or maintained by PCHS as a result of the representation by PCHS of the Company Group on any other matter (if any), remain the exclusive property of the Company Group and shall be promptly delivered to Parent immediately upon request at any time after the Effective Time. Parent and the Surviving Corporation further acknowledge and agree that (i) DLQ Parent is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges with respect to email that was sent to or received from (as applicable) PCHS, including all attachments to such sent or received emails solely in their capacity as attachments to such emails, stored in any digital format on any device at any location under the control of the Company Group; and (ii) they shall provide the DLQ Parent reasonable access during normal business hours to such emails, information and/or materials located on the servers of the Company Group and permit DLQ Parent to (x)remove such emails, information and/or materials from the servers of the Company Group, and (y) download a digital copy all such emails, information and/or materials.

{The remainder of this page intentionally left blank; signature pages to follow}

Annex A-65

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:
ABRI SPAC I, INC.
By:	/s/ Jeffrey Tirman
	Name:	Jeffrey Tirman
	Title:	Chief Executive Officer
Merger Sub:
ABRI MERGER SUB, INC.
By:	/s/ Jeffrey Tirman
	Name:	Jeffrey Tirman
	Title:	Director
Company:
DLQ, INC.
By:	/s/ Brent Suen
	Name:	Brent Suen
	Title:	Chief Executive Officer
DLQ Parent:
LOGIQ, INC.
By:	/s/ Brent Suen
	Name:	Brent Suen
	Title:	Chief Executive Officer

{Signature page to Merger Agreement}

Annex A-66

Exhibit A

PARENT STOCKHOLDER SUPPORT AGREEMENT

This PARENT STOCKHOLDER SUPPORT AGREEMENT, dated as of September 9, 2022 (this “Parent Support Agreement”), is entered into by and among the stockholder named on the signature page hereto (the “Stockholder”), DLQ, Inc., a Nevada corporation (the “Company”), and Abri SPAC I, Inc., a Delaware corporation (“Parent”). Capitalized terms used but not defined in this Parent Support Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, Parent, Abri Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), the Company, and Logiq, Inc., the parent of the Company are parties to that certain Merger Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Merger Agreement”), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of Parent, and as a result of which, among other matters, all of the issued and outstanding capital stock of the Company as of the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive the Closing Merger Consideration Shares as set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the DGCL;

WHEREAS, as of the date hereof, the Stockholder owns the number of shares of Parent’s common stock, par value $0.0001 (“Parent Common Stock”), as set forth underneath Stockholder’s name on the signature page hereto (all such shares, or any successor or additional shares of Parent of which ownership of record or the power to vote is hereafter acquired by the Stockholder prior to the termination of this Parent Support Agreement being referred to herein as the “Stockholder Shares”);

WHEREAS, the Board of Directors of Parent has (a) approved the execution, delivery and performance by Parent and Merger Sub of the Merger Agreement, the Additional Agreements to which it is a party and the Merger and the other transactions contemplated by any such documents (collectively, the “Transactions”), (b) determined that the Transactions are advisable and in the best interests of Parent and its stockholders (the “Parent Stockholders”) and (c) recommended the approval and the adoption by the Parent Stockholders of the Merger Agreement, the Additional Agreements, the Merger and the other Transactions; and

WHEREAS, in order to induce the Company, to enter into the Merger Agreement, Stockholder is executing and delivering this Parent Support Agreement to the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting Agreements. Stockholder, solely in its capacity as a stockholder of Parent, agrees that, during the term of this Parent Support Agreement, at the Parent Stockholder Meeting, at any other meeting of the Parent Stockholders related to the Transactions (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and/or in connection with any written consent of the Parent Stockholders related to the Transactions (the Parent Stockholder Meeting and all other meetings or consents related to the Merger Agreement and/or the Transactions collectively referred to herein as the “Meeting”), Stockholder shall:

(a) when the Meeting is held, appear at the Meeting or otherwise cause the Stockholder Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote or cause to be voted at the Meeting (or validly execute and return an action by written consent or an action to cause such consent to be granted with respect to) all of the Stockholder Shares in favor of all Parent Proposals, including approval of the Merger Agreement and the Transactions; and

(c) vote or cause to be voted at the Meeting (or validly execute and return an action by written consent or an action to cause such consent to be granted with respect to) all of the Stockholder Shares against any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Parent Support Agreement.

Annex A-67

2. Restrictions on Transfer. The Stockholder agrees that, during the term of this Parent Support Agreement, it shall not sell, assign or otherwise transfer any of the Stockholder Shares unless the buyer, assignee or transferee thereof executes a joinder agreement to this Parent Support Agreement in a form reasonably acceptable to the Company and Parent. Parent shall not, and shall not permit Parent’s transfer agent to, register any sale, assignment or transfer of the Stockholder Shares on Parent’s stock ledger (book entry or otherwise) that is not in compliance with this Section 2.

3. No Redemption. Stockholder hereby agrees that, during the term of this Agreement, it shall not redeem, or submit a request to Parent’s transfer agent or otherwise exercise any right to redeem, any Stockholder Shares.

4. New Securities. During the term of this Parent Support Agreement, in the event that, (a) any shares of Parent Common Stock or other equity securities of Parent are issued to the Stockholder after the date of this Parent Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Parent securities owned by the Stockholder, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Parent Common Stock or other equity securities of Parent after the date of this Parent Support Agreement, or (c) the Stockholder acquires the right to vote or share in the voting of any Parent Common Stock or other equity securities of Parent after the date of this Parent Support Agreement (such Parent Common Stock or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by the Stockholder shall be subject to the terms of this Parent Support Agreement to the same extent as if they constituted the Stockholder Shares as of the date hereof.

5. No Challenge. Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Parent Support Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

6. Waiver. Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, dissenter’s rights and any similar rights under applicable law (including Section 262 of the DGCL) relating to the Merger and the consummation of the Transactions, including any notice requirements.

7. Consent to Disclosure. Stockholder hereby consents to the publication and disclosure in the Form S-4 and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Parent or the Company to any Authority or to securityholders of Parent or the Company) of Stockholder’s identity and beneficial ownership of Stockholder Shares and the nature of Stockholder’s commitments, arrangements and understandings under and relating to this Parent Support Agreement and, if deemed appropriate by Parent or the Company, a copy of this Parent Support Agreement. Stockholder will promptly provide any information reasonably requested by Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC). Stockholder shall not issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Company and Parent.

8. Stockholder Representations: Stockholder represents and warrants to Parent and the Company, as of the date hereof, that:

(a) Stockholder has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

(b) Stockholder has full right and power, without violating any agreement to which it is bound (including any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Parent Support Agreement;

(c) (i) if Stockholder is not an individual, Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Parent Support Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Stockholder and (ii) if Stockholder is an individual, the signature on this Parent Support Agreement is genuine, and Stockholder has legal competence and capacity to execute the same;
Annex A-68

(d) this Parent Support Agreement has been duly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by the other parties to this Parent Support Agreement, this Parent Support Agreement constitutes a legally valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(e) the execution and delivery of this Parent Support Agreement by Stockholder does not, and the performance by Stockholder of its obligations hereunder will not, (i) if Stockholder is not an individual, conflict with or result in a violation of the organizational documents of Stockholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Stockholder of its obligations under this Parent Support Agreement;

(f) there are no Actions pending against Stockholder or, to the knowledge of Stockholder, threatened against Stockholder, before (or, in the case of threatened Actions, that would be before) any Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Stockholder of Stockholder’s obligations under this Parent Support Agreement;

(g) no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Parent Support Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by or on behalf of the Stockholder;

(h) Stockholder has had the opportunity to read the Merger Agreement and this Parent Support Agreement and has had the opportunity to consult with Stockholder’s tax and legal advisors;

(i) Stockholder has not entered into, and shall not enter into, any agreement that would prevent Stockholder from performing any of Stockholder’s obligations hereunder;

(j) Stockholder has good title to the Stockholder Shares underneath Stockholder’s name on the signature page hereto, free and clear of any Liens other than Permitted Liens and Liens under Parent’s Certificate of Incorporation and/or Bylaws, and Stockholder has the sole power to vote or cause to be voted the Stockholder Shares; and

(k) the Stockholder Shares set forth underneath Stockholder’s name on the signature page to this Parent Support Agreement are the only shares of Parent’s outstanding capital stock owned of record or beneficially owned by the Stockholder as of the date hereof, and none of the Stockholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Stockholder Shares that is inconsistent with Stockholder’s obligations pursuant to this Parent Support Agreement.

9. Specific Performance. The Stockholder hereby agrees and acknowledges that (a) Parent and the Company would be irreparably injured in the event of a breach by the Stockholder of its obligations under this Parent Support Agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) Parent and the Company shall be entitled to obtain injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach or anticipated breach, without the requirement to post any bond or other security or to prove that money damages would be inadequate.

10. Entire Agreement; Amendment; Waiver. This Parent Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Additional Agreement. This Parent Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Parent Support Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

Annex A-69

11. Binding Effect; Assignment; Third Parties. This Parent Support Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Parent Support Agreement and all obligations of Stockholder are personal to Stockholder and may not be assigned, transferred or delegated by Stockholder at any time without the prior written consent of Parent and the Company, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio. Nothing contained in this Parent Support Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.

12. Counterparts. This Parent Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13. Severability. This Parent Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Parent Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Parent Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

14. Governing Law; Jurisdiction; Jury Trial Waiver. Sections 12.7 (Governing Law), 12.15 (Waiver of Jury Trial), 12.16 (Submission to Jurisdiction) and 12.18 (Remedies) of the Merger Agreement are incorporated by reference herein to apply with full force to any disputes arising under this Parent Support Agreement.

15. Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Parent Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 12.1 (Notices) of the Merger Agreement to the applicable party, with respect to the Company and Parent, at the respective addresses set forth in Section 12.1 of the Merger Agreement, and, with respect to the Stockholder, at the address set forth underneath Stockholder’s name on the signature page hereto.

16. Termination. This Parent Support Agreement shall become effective upon the date hereof and shall automatically terminate, and none of Parent, the Company or Stockholder shall have any rights or obligations hereunder, on the earliest of (i) the mutual written consent of Parent, the Company and the Stockholder, (ii) the Closing (following the performance of the obligations of the parties hereunder required to be performed at or prior to the Closing), or (iii) the termination of the Merger Agreement in accordance with its terms. No such termination shall relieve the Stockholder, Parent or the Company from any liability resulting from a breach of this Parent Support Agreement occurring prior to such termination. Notwithstanding anything to the contrary herein, the provisions of this Section 16 shall survive the termination of this Parent Support Agreement.

17. Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

18. Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Parent Support Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Parent Support Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

19. Interpretation. The titles and subtitles used in this Parent Support Agreement are for convenience only and are not to be considered in construing or interpreting this Parent Support Agreement. In this Parent Support Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Parent Support Agreement as a whole and not to any particular section or other subdivision of this Parent Support Agreement. The parties have participated jointly in the negotiation and drafting of this Parent Support Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises,

Annex A-70

this Parent Support Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Parent Support Agreement.

20. No Partnership, Agency or Joint Venture. This Parent Support Agreement is intended to create a contractual relationship among Stockholder, the Company and Parent, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Parent Stockholders entering into support agreements with the Company or Parent. Stockholder has acted independently regarding its decision to enter into this Parent Support Agreement. Nothing contained in this Parent Support Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Stockholder Shares. All rights, ownership and economic benefits of and relating to the Stockholder Shares shall remain vested in and belong to Stockholder, and neither Company nor Parent shall have any authority to direct Stockholder in the voting or disposition of any Stockholder Shares, except as otherwise provided herein.

21. Capacity as Stockholder. Stockholder signs this Parent Support Agreement solely in Stockholder’s capacity as a stockholder of Parent, and not in any other capacity, including, if applicable, as a director (including “director by deputization”), officer or employee of Parent or any of its Subsidiaries. Nothing herein shall be construed to limit or affect any actions or inactions by Stockholder or any representative of Stockholder, as applicable, serving as a director of Parent or any Subsidiary of Parent, acting in such Person’s capacity as a director of Parent or any Subsidiary of Parent.

{remainder of page intentionally left blank}

Annex A-71

IN WITNESS WHEREOF, the parties have executed this Parent Support Agreement as of the date first written above.

The Company:
DLQ, INC.
By:	/s/ Brent Suen
Name:	Brent Suen
Title:	Chief Executive Officer
Parent:
ABRI SPAC I, INC.
By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

{Signature Page to Parent Stockholder Support Agreement}

Annex A-72

Stockholder:
ABRI VENTURES I, LLC
By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Managing Member

Number of Shares:

Shares of Parent Common Stock: 1,728,078

Address for Notice:

Abri Ventures I, LLC.
9663 Santa Monica Blvd., No. 1091
Beverly Hills, CA 90210
Attn: Jeffrey Tirman, Managing Member

{Signature Page to Parent Stockholder Support Agreement}

Annex A-73

Exhibit B

FORM OF
MANAGEMENT EARNOUT AGREEMENT

This Management Earnout Agreement (this “Agreement”), dated as of [•], 2022, is entered into by and among each member of management of DLQ, Inc. set forth on Exhibit A (the “Management Members”), and Abri SPAC I, Inc., a Delaware corporation (“Parent”). The Management Members and Parent are sometimes referred to herein each as a “Party” and together the “Parties”.

Recitals

WHEREAS, Parent, Abri Merger Sub, Inc., a Delaware corporation (“Merger Sub”), DLQ, Inc., a Nevada corporation (the “Company”), and Logiq, Inc., a Delaware corporation (the “DLQ Parent”) have entered into a Merger Agreement (the “Merger Agreement”; capitalized terms used but not defined herein shall have their respective meanings assigned to them in the Merger Agreement), dated as of September 9, 2022, pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and the Company will be the surviving company and a wholly-owned subsidiary of Parent; and

WHEREAS, as a condition and an inducement to Parent and the Company entering into the Merger Agreement, the Management Members and Parent have agreed that an aggregate of 2,000,000 shares of Parent Common Stock (collectively, the “Management Earnout Shares”) will be issued to the Management Members in the amounts set forth on Schedule A free and clear of all Liens.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

Agreement

1. Definitions. For purposes hereof, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Earnout Period” means the First Earnout Period, the Second Earnout Period and the Third Earnout Period, as applicable.

“First Earnout Period” means the period from and after the Closing until the first anniversary of the Closing Date.

“First Milestone Event” means the occurrence of the following event: the closing share price of the shares of Parent Common Stock over any twenty (20) consecutive Trading Days during the First Earnout Period is greater than or equal to $16.50 per share (subject to any adjustment pursuant to Section 3(c)).

“Milestone Event” means any of the First Milestone Event, Second Milestone Event and Third Milestone Event.

“Second Earnout Period” means the period from and after the Closing until the second anniversary of the Closing Date.

“Second Milestone Event” means the occurrence of the following event: the closing share price of the shares of Parent Common Stock over any twenty (20) consecutive Trading Days during the Second Earnout Period is greater than or equal to $23.00 per share (subject to any adjustment pursuant to Section 3(c)).

“Third Earnout Period” means the period from and after the Closing until the third anniversary of the Closing Date.

“Third Milestone Event” means the occurrence of the following event: the closing share price of the shares of Parent Common Stock over any twenty (20) consecutive Trading Days during the Third Earnout Period is greater than or equal to $30.00 per share (subject to any adjustment pursuant to Section 3(c)).

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2. Issuance and Release of the Management Earnout Shares.

(a) The Parties acknowledge and agree that the Management Earnout Shares shall be: issued by Parent to the Management Members in the amounts set forth on Exhibit A, as additional consideration for the Merger, free and clear of all Liens other than applicable federal and state securities restrictions):

(i)     500,000 Management Earnout Shares shall be earned upon satisfaction of the First Milestone Event;

(ii)    650,000 Management Earnout Shares shall be earned upon satisfaction of the Second Milestone Event; and

(iii)   850,000 Management Earnout Shares shall be earned upon satisfaction of the Third Milestone Event.

Any Management Earnout Shares that are not earned on or before the expiration of the applicable Earnout Period shall be forfeited and cancelled.

(b) For the avoidance of doubt: (i) more than one of the Milestone Events described in Sections 2(a) may occur at the same time if occurring during the portion of the Earnout Period starting from and after the Closing Date and ending on the second anniversary of the Closing Date; (ii) only the Milestone Events described in Sections 2(a) may occur during the portion of the Earnout Period starting from and after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date; and (iii) only the Milestone Event described in Section 2(a) may occur during the portion of the Earnout Period starting from and after the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date.

3. Covenants of Parent.

(a) Promptly after each Milestone Event has occurred (but in any event within ten (10) Business Days after the occurrence of the applicable Milestone Event), Parent shall take all actions required to be taken by Parent to issue the applicable Management Earnout Shares to the Management Members as detailed on Exhibit A.

(b) Parent shall take such actions as are reasonably requested by the Management Members to evidence the issuances pursuant to Section 2(a), including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Parent responsible for maintaining such ledger or the applicable registrar or transfer agent of Parent).

(c) In the event Parent shall at any time during the Earnout Period pay any dividend on Parent Common Stock by the issuance of additional shares of Parent Common Stock, or effect a subdivision or combination or consolidation of the outstanding Parent Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Parent Common Stock, then in each such case, (i) the number of Management Earnout Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Parent Common Stock (including any other shares so reclassified as Parent Common Stock) outstanding immediately after such event and the denominator of which is the number of shares of Parent Common Stock that were outstanding immediately prior to such event, and (ii) the dollar values set forth in Sections 2(a) and Sections 4(a)-(c) shall be appropriately adjusted to provide to the Management Members the same economic effect as contemplated by this Agreement prior to such event.

(d) During the Earnout Period, Parent shall take all reasonable efforts for Parent to remain listed as a public company on, and for the Parent Common Stock to be tradable over, Nasdaq; provided, however, that the foregoing shall not limit Parent from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 4, Parent shall have no further obligations pursuant to this Section 3(d).

(e) Except with respect to any amounts treated as imputed interest under Section 483 of the Code, any issuance of shares of Management Earnout Shares pursuant to this Agreement shall be treated as an adjustment to the merger consideration by the Parties for Tax purposes, unless otherwise required by a change in applicable Tax Law. Any Management Earnout Share that is issued pursuant to this Agreement shall be treated as eligible for non-recognition treatment under Section 354 of the Code (and shall not be treated as “other property” within the meaning of Section 356 of the Code).

Annex A-75

4. Change in Control. If, at any time after the Closing and prior to or on the third (3rd) anniversary of the Closing Date, there occurs any transaction resulting in a Change in Control, and the per share valuation of Parent Common Stock in such Change in Control transaction prior to giving effect to the provisions of this Section 4 is: (a) greater than or equal to $16.50, then, immediately prior to the consummation of such Change in Control, the Milestone Event set forth in Section 2(i) shall be deemed to have occurred if such Milestone Event shall not have previously occurred; (ii) greater than or equal to $23.00, then, immediately prior to the consummation of such Change in Control, the Milestone Event set forth in Section 2(a)(ii) shall be deemed to have occurred if such Milestone Event shall not have previously occurred; and (iii) greater than or equal to $30.00 then, immediately prior to the consummation of such Change in Control, the Milestone Event set forth in Section 2(a)(iii) shall be deemed to have occurred if such Milestone Event shall not have previously occurred (it being understood that such Change in Control may result in the occurrence of more than one of the events as provided in clauses (i), (ii) and (iii)); provided, however, that, in each case of clauses (i), (ii) and (iii), the applicable Management Earnout Shares shall be released to the Management Members as of immediately prior to the Change in Control, and the Management Members shall be eligible to participate in such Change in Control transaction with respect to such Management Earnout Shares.

5. Representations and Warranties of Each Management Member. Each Management Member represents and warrants to Parent as follows:

(a) Authorization. This Agreement, when executed and delivered by such Management Member, shall constitute the valid and legally binding obligation of such Management Member, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Management Member in connection with the consummation of the transactions contemplated by this Agreement.

(c) Compliance with Other Instruments. The execution, delivery and performance by each Management Member of this Agreement and the consummation by such Management Member of the transactions contemplated by this Agreement will not result in any violation or default: (i) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound; (ii) under any note, indenture or mortgage to which it is a party or by which it is bound; (iii) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound; or (iv) of any provision of any federal or state statute, rule or regulation applicable to such Management Member, in each case, which would have a material adverse effect on the Management Member or its ability to consummate the transactions contemplated by this Agreement.

6. Representations and Warranties of Parent. Parent represents and warrants to the Management Members as follows:

(a) Organization and Corporate Power. Parent is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. Parent has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Parent, shall constitute the valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Management Members in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Parent in connection with the consummation of the transactions contemplated by this Agreement.

Annex A-76

(d) Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default: (i) of any provisions of its certificate of incorporation or other governing documents; (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound; (iii) under any note, indenture or mortgage to which it is a party or by which it is bound; (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound; or (v) of any provision of any federal or state statute, rule or regulation applicable to Parent, in each case (other than clause (i)) which would have a material adverse effect on Parent or its ability to consummate the transactions contemplated by this Agreement.

7. General Provisions.

(a) Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (i) if by hand or nationally recognized overnight courier service, by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (ii) if by electronic mail or facsimile, on the date of transmission with affirmative confirmation of receipt; or (iii) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows, or to such other address as a Party shall specify to the others in accordance with these notice provisions:

if to Parent, to:

Abri SPAC I, Inc.
9663 Santa Monica Blvd., No. 1091
Beverly Hills, CA 90210
Attn: Jeffrey Tirman, Chief Executive Officer

E-mail: jtirman@abriadv.com with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
Fax: 212.504.3013
E-mail: mnussbaum@loeb.com

if to a Management Member, to the address for such Management Member set forth on Exhibit A.

(b) Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Closing.

(c) Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(d) Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(e) Assignments. Except as otherwise specifically provided herein, no Management Member may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Parent.

(f) Counterparts. This Agreement may be executed, by manual or electronic signature, in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Annex A-77

(h) Governing Law. This Agreement, the entire relationship of the Parties, and any litigation between the Parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws principles.

(i) Jurisdiction. The Parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts of New York (or any appellate courts thereof) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(j) Waiver of Jury Trial. The Parties hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

(k) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the written consent of Parent and a majority-in-interest of the Management Members.

(l) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(m) Expenses. Parent will bear all of the costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents (including transfer agents), representatives, financial advisors, legal counsel and accountants.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached will not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, or covenant.

(o) Waiver. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(p) Confidentiality. Except as may be required by law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by Parent, the Parties shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.

[Signature page follows]

Annex A-78

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

ABRI SPAC I, INC.
By:
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

Name:

[Signature Page to Management Earnout Agreement]

Annex A-79

Exhibit A
Management Members

[Signature Page to Management Earnout Agreement]

Annex A-80

Exhibit C

FORM OF
SPONSOR EARNOUT AGREEMENT

This Sponsor Earnout Agreement (this “Agreement”), dated as of [•], 2022, is entered into by and between Abri Ventures I, LLC, a Delaware limited liability company (the “Sponsor”), and Abri SPAC I, Inc., a Delaware corporation (“Parent”). The Sponsor and Parent are sometimes referred to herein each as a “Party” and together the “Parties”.

Recitals

WHEREAS, Parent, Abri Merger Sub, Inc., a Delaware corporation (“Merger Sub”), DLQ, Inc., a Nevada corporation (the “Company”), and Logiq, Inc., a Delaware corporation (the “DLQ Parent”), have entered into a Merger Agreement (the “Merger Agreement”; capitalized terms used but not defined herein shall have their respective meanings assigned to them in the Merger Agreement), dated as of September 9, 2022, pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and the Company will be the surviving company and a wholly-owned subsidiary of Parent; and

WHEREAS, as a condition and an inducement to Parent and the Company entering into the Merger Agreement, the Sponsor and Parent have agreed that 1,000,000 shares of Parent Common Stock (collectively, the “Sponsor Earnout Shares”) will be issued to the Sponsor free and clear of all Liens other than applicable federal and state securities restrictions.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

Agreement

1. Definitions. For purposes hereof, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Earnout Period” means the First Earnout Period, the Second Earnout Period and the Third Earnout Period, as applicable.

“First Earnout Period” means the period from and after the Closing until the first anniversary of the Closing Date.

“First Milestone Event” means the occurrence of the following event: the closing share price of the shares of Parent Common Stock over any twenty (20) consecutive Trading Days during the First Earnout Period is greater than or equal to $16.50 per share (subject to any adjustment pursuant to Section 3(c)).

“Milestone Event” means any of the First Milestone Event, Second Milestone Event and Third Milestone Event.

“Second Earnout Period” means the period from and after the Closing until the second anniversary of the Closing Date.

“Second Milestone Event” means the occurrence of the following event: the closing share price of the shares of Parent Common Stock over any twenty (20) consecutive Trading Days during the Second Earnout Period is greater than or equal to $23.00 per share (subject to any adjustment pursuant to Section 3(c)).

“Third Earnout Period” means the period from and after the Closing until the third anniversary of the Closing Date.

“Third Milestone Event” means the occurrence of the following event: the closing share price of the shares of Parent Common Stock over any twenty (20) consecutive Trading Days during the Third Earnout Period is greater than or equal to $30.00 per share (subject to any adjustment pursuant to Section 3(c)).

Annex A-81

2. Issuance and Release of the Sponsor Earnout Shares.

(a) The Parties acknowledge and agree that the Sponsor Earnout Shares shall be: issued by Parent to the Sponsor, as additional consideration for the Merger, free and clear of all Liens other than applicable federal and state securities restrictions:

(i)     250,000 Sponsor Earnout Shares shall be earned upon satisfaction of the First Milestone Event;

(ii)    350,000 Sponsor Earnout Shares shall be earned upon satisfaction of the Second Milestone Event; and

(iii)   400,000 Sponsor Earnout Shares shall be earned upon satisfaction of the Third Milestone Event.

Any Sponsor Earnout Shares that are not earned on or before the expiration of the applicable Earnout Period shall be forfeited and cancelled.

(b) For the avoidance of doubt: (i) more than one of the Milestone Events described in Sections 2(a) may occur at the same time if occurring during the portion of the Earnout Period starting from and after the Closing Date and ending on the second anniversary of the Closing Date; (ii) only the Milestone Events described in Sections 2(a)(ii) and (iii) may occur during the portion of the Earnout Period starting from and after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date; and (iii) only the Milestone Event described in Section 2(a)(iii) may occur during the portion of the Earnout Period starting from and after the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date.

3. Covenants of Parent.

(a) Promptly after each Milestone Event has occurred (but in any event within ten (10) Business Days after the occurrence of the applicable Milestone Event), Parent shall take all actions required to be taken by Parent to issue the applicable Sponsor Earnout Shares to the Sponsor.

(b) Parent shall take such actions as are reasonably requested by the Sponsor to evidence the issuances pursuant to Section 2(a), including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Parent responsible for maintaining such ledger or the applicable registrar or transfer agent of Parent).

(c) In the event Parent shall at any time during the Earnout Period pay any dividend on Parent Common Stock by the issuance of additional shares of Parent Common Stock, or effect a subdivision or combination or consolidation of the outstanding Parent Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Parent Common Stock, then in each such case, (i) the number of Sponsor Earnout Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Parent Common Stock (including any other shares so reclassified as Parent Common Stock) outstanding immediately after such event and the denominator of which is the number of shares of Parent Common Stock that were outstanding immediately prior to such event, and (ii) the dollar values set forth in Sections 2(a) and Sections 4(a)-(c) shall be appropriately adjusted to provide to the Sponsor the same economic effect as contemplated by this Agreement prior to such event.

(d) During the Earnout Period, Parent shall take all reasonable efforts for Parent to remain listed as a public company on, and for the Parent Common Stock to be tradable over, Nasdaq; provided, however, that the foregoing shall not limit Parent from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 4, Parent shall have no further obligations pursuant to this Section 3(d).

(e) Except with respect to any amounts treated as imputed interest under Section 483 of the Code, any issuance of shares of Sponsor Earnout Shares pursuant to this Agreement shall be treated as an adjustment to the merger consideration by the Parties for Tax purposes, unless otherwise required by a change in applicable Tax Law. Any Earnout Share that is issued pursuant to this Agreement shall be treated as eligible for non-recognition treatment under Section 354 of the Code (and shall not be treated as “other property” within the meaning of Section 356 of the Code).

Annex A-82

4. Change in Control. If, at any time after the Closing and prior to or on the third (3rd) anniversary of the Closing Date, there occurs any transaction resulting in a Change in Control, and the per share valuation of Parent Common Stock in such Change in Control transaction prior to giving effect to the provisions of this Section 4 is: (a) greater than or equal to $16.50, then, immediately prior to the consummation of such Change in Control, the Milestone Event set forth in Section 2(a)(i) shall be deemed to have occurred if such Milestone Event shall not have previously occurred; (ii) greater than or equal to $23.00, then, immediately prior to the consummation of such Change in Control, the Milestone Event set forth in Section 2(a)(ii) shall be deemed to have occurred if such Milestone Event shall not have previously occurred; and (iii) greater than or equal to $30.00 then, immediately prior to the consummation of such Change in Control, the Milestone Event set forth in Section 2(a)(iii) shall be deemed to have occurred if such Milestone Event shall not have previously occurred (it being understood that such Change in Control may result in the occurrence of more than one of the events as provided in clauses (i), (ii) and (iii)); provided, however, that, in each case of clauses (i), (ii) and (iii), the applicable Sponsor Earnout Shares shall be released to the Sponsor as of immediately prior to the Change in Control, and the Sponsor shall be eligible to participate in such Change in Control transaction with respect to such Sponsor Earnout Shares.

5. Representations and Warranties of the Sponsor. The Sponsor represents and warrants to Parent as follows:

(a) Organization and Power. The Sponsor is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. The Sponsor has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Sponsor, shall constitute the valid and legally binding obligation of the Sponsor, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Sponsor in connection with the consummation of the transactions contemplated by this Agreement.

(d) Compliance with Other Instruments. The execution, delivery and performance by the Sponsor of this Agreement and the consummation by the Sponsor of the transactions contemplated by this Agreement will not result in any violation or default: (i) of any provisions of its organizational documents, if applicable; (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound; (iii) under any note, indenture or mortgage to which it is a party or by which it is bound; (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound; or (v) of any provision of any federal or state statute, rule or regulation applicable to the Sponsor, in each case (other than clause (i)), which would have a material adverse effect on the Sponsor or its ability to consummate the transactions contemplated by this Agreement.

6. Representations and Warranties of Parent. Parent represents and warrants to the Sponsor as follows:

(a) Organization and Corporate Power. Parent is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) Authorization. Parent has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Parent, shall constitute the valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Sponsor in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Parent in connection with the consummation of the transactions contemplated by this Agreement.

Annex A-83

(d) Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default: (i) of any provisions of its certificate of incorporation or other governing documents; (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound; (iii) under any note, indenture or mortgage to which it is a party or by which it is bound; (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound; or (v) of any provision of any federal or state statute, rule or regulation applicable to Parent, in each case (other than clause (i)) which would have a material adverse effect on Parent or its ability to consummate the transactions contemplated by this Agreement.

7. General Provisions.

(a) Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (i) if by hand or nationally recognized overnight courier service, by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (ii) if by electronic mail or facsimile, on the date of transmission with affirmative confirmation of receipt; or (iii) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows, or to such other address as a Party shall specify to the others in accordance with these notice provisions:

if to Parent, to:

Abri SPAC I, Inc.
9663 Santa Monica Blvd., No. 1091
Beverly Hills, CA 90210
Attn: Jeffrey Tirman, Chief Executive Officer
E-mail: jtirman@abriadv.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
Fax: 212.504.3013
E-mail: mnussbaum@loeb.com

if to the Sponsor, to:

Abri Ventures I, LLC.
9663 Santa Monica Blvd., No. 1091
Beverly Hills, CA 90210
Attn: Jeffrey Tirman, Chief Executive Officer

E-mail: jtirman@abriadv.com with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
Fax: 212.504.3013
E-mail: mnussbaum@loeb.com

(b) Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Closing.

(c) Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

Annex A-84

(d) Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(e) Assignments. Except as otherwise specifically provided herein, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(f) Counterparts. This Agreement may be executed, by manual or electronic signature, in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(h) Governing Law. This Agreement, the entire relationship of the Parties, and any litigation between the Parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws principles.

(i) Jurisdiction. The Parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts of New York (or any appellate courts thereof) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(j) Waiver of Jury Trial. The Parties hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

(k) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the written consent of Parent and the Sponsor.

(l) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(m) Expenses. Parent will bear all of the costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents (including transfer agents), representatives, financial advisors, legal counsel and accountants.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend

Annex A-85

that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached will not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, or covenant.

(o) Waiver. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(p) Confidentiality. Except as may be required by law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by Parent, the Parties shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.

[Signature page follows]

Annex A-86

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

ABRI SPAC I, INC.
By:
Name:	Jeffrey Tirman
Title:	Chief Executive Officer
ABRI VENTURES I, LLC
By:
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

[Signature Page to Sponsor Earnout Agreement]

Annex A-87

Exhibit D

ABRI SPAC I, INC.
9663 Santa Monica Blvd., No. 1091
Los Angeles, CA 90210

[•], 2022

Abri Ventures I, LLC
9663 Santa Monica lvd., No. 1091
Los Angeles, CA 90210

DLQ, Inc.
85 Broad Street, Suite 16-079
New York, NY 10004

Ladies and Gentlemen:

Reference is made to that certain Merger Agreement dated September 9, 2022 (the “Merger Agreement”) among DLQ, Inc. (“DLQ”), Logiq, Inc. (“DLQ Parent”), Abri SPAC I, Inc. (“Parent”), and Abri Merger Sub, Inc. (“Abri Sub”) pursuant to which, Abri Sub will merge with and into DLQ, after which DLQ will be the surviving company and a wholly-owned subsidiary of Parent (the “Merger”) and Parent shall change its name to “DataLogiq, Inc.”.

Pursuant to (a) a prospectus dated August 9, 2021 (the “Prospectus”) with respect to an initial public offering of Parent’s securities, Parent issued (i) 5,750,000 warrants (the “Public Warrants”) and (ii) an option for the holder of such option to purchase, among other securities, up to 345,000 warrants (the “Option Warrants”); and (b) a concurrent private placement conducted pursuant to a Private Units Purchase Agreement dated August 9, 2021, between Parent and Abri Ventures I, LLC (the “Sponsor”), Parent issued 294,598 warrants (the “Private Warrants” and together with the Public Warrants and the Option Warrants, the “Warrants”). Subject to certain restrictions as more fully described in the Prospectus, each Warrant entitles the holder to purchase one share of Parent common stock, par value $0.0001 per share (the “Common Stock”) at a price of $11.50 per share (the “Warrant Exercise Price”).

In connection with the Merger, Parent, the Sponsor, DLQ Parent, and DLQ agree and covenant that Parent will split the proceeds of the Warrant Exercise Price received at any time by Parent resulting solely from the cash exercise of any Warrant as follows:

A.  20% of the gross proceeds of the Warrant Exercise Price received in cash by Parent shall be delivered to the Sponsor in cash or immediately available funds not later than three business (3) days following Parent’s receipt of the cash exercise price of any Warrant;

B.  Parent shall keep 80% of the Warrant Exercise Price received in cash by Parent.

Parent, the Sponsor, DLQ Parent, and DLQ acknowledge that they have had an opportunity to consult with independent legal counsel regarding the legal effect of this letter agreement and transactions contemplated herein and each of them enters into this letter agreement freely and voluntarily.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its choice-of-law provisions. This letter agreement may be amended or terminated or any provision hereby waived only in writing. This letter agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement.

Annex A-88

By signing below, each of Parent, the Sponsor, DLQ Parent, and DLQ agrees to the transactions contemplated herein.

Very truly yours,

Jeffrey Tirman, CEO
Abri SPAC I, Inc.

Agreed and Acknowledged:
DLQ, INC.
By:
Name:	Brent Suen
Title:	Chief Executive Officer
LOGIQ, INC.
By:
Name:	Brent Suen
Title:	Chief Executive Officer
Abri Ventures I, LLC
By:
Name:	Jeffrey Tirman
Title:	Authorized Person

Annex A-89

Exhibit E

FORM OF
LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of [•], 2022 by and between the undersigned stockholder (the “Holder”) and Abri SPAC I, Inc., a Delaware corporation (the “Parent”).

A. Parent, Abri Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Parent, DLQ, Inc., a Nevada corporation (the “Company”) and Logiq, Inc., a Delaware corporation and the parent of the Company (“DLQ Parent”) entered into a Merger Agreement dated as of September 9, 2022 (the “Merger Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Merger Agreement.

B. Pursuant to the Merger Agreement, Parent will become the 100% stockholder of the Company.

C. The Holder is either (i) the record and/or beneficial owner of certain shares of Company Common Stock, which will be exchanged for shares of Parent Common Stock pursuant to the Merger Agreement or (ii) a member of management of DLQ Parent that receives Dividend Shares of Parent Common Stock as provided in the Merger Agreement.

D. As a condition of, and as a material inducement for the Parent and the Company to enter into and consummate the transactions contemplated by the Merger Agreement, the Holder has agreed to execute and deliver this Agreement, which shall be effective as of the Closing Date of the Merger.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-up.

(a) Subject to Section 1(b) below, during the Lock-up Period, the Holder agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to the Lock-up Shares.

(b) In furtherance of the foregoing, during the Lock-up Period, the Parent will (i) place a stop order on all the Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify the Parent’s transfer agent in writing of the stop order and the restrictions on the Lock-up Shares under this Agreement and direct the Parent’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(d) The term “Lock-up Period” means the date that is eleven (11) months after the Closing Date (as defined in the Merger Agreement).

2. Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of Parent Common Stock, or any economic interest in or derivative of such shares, other than those shares of Parent Common Stock issued pursuant to the Merger Agreement. For purposes

Annex A-90

of this Agreement, the Merger Consideration Shares (other than the Dividend Shares being distributed by DLQ Parent to it stockholders concurrent with the Closing) beneficially owned by the Holder, together with any other shares of Parent Common Stock, and including any securities convertible into, or exchangeable for, or representing the rights to receive Parent Common Stock, if any, acquired during the Lock-up Period are collectively referred to as the “Lock-up Shares,” provided, however, that such Lock-up Shares shall not include shares of Parent Common Stock acquired by such Holder in open market transactions during the Lock-up Period. For the avoidance of doubt, notwithstanding anything contained in this paragraph, the parties have agreed that the Dividend Shares distributed to members of management are Lock-up Shares.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer Lock-up Shares in connection with (a) transfers or distributions to the Holder’s direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) or to the estates of any of the foregoing; (b) any transfers exempt from registration under the Securities Act; (c) transfers by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (d) by virtue of the laws of descent and distribution upon death of the Holder; (e) pursuant to a qualified domestic relations order; (f) transfers to the Parent’s officers, directors or their affiliates; (g) transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of Parent; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-up Shares subject to this Agreement shall remain subject to this Agreement; (h) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer of Lock-up Shares during the Lock-up Period; (i) transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Parent Common Stock or the vesting of stock-based awards or shares of Parent Common Stock issued pursuant to that certain Management Earnout Agreement; and (j) transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Parent Common Stock; provided, however, that, in the case of any transfer pursuant to the foregoing (a) through (f) clauses, it shall be a condition to any such transfer that (i) the transferee/donee agrees in writing (a copy of which shall be provided by the Holder to the parties hereto and to Continental Stock and Transfer Company), to be bound by the terms of this Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto; and (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-up Period. The Holder hereby covenants to Parent that the Holder will give notice to Parent of any transfer of Lock-up Shares pursuant to this Section 2 of the Agreement, with such notice given in accordance with Section 5 of this Agreement.

3. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party and, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of his/her/its decision to enter into and deliver this Agreement, and such Holder confirms that he/she/it has not relied on the advice of Company, Company’s legal counsel, or any other person.

4. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5. Notices. Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day

Annex A-91

and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a) If to Company, to:

[            ]

with a copy (which shall not constitute notice) to:

[            ]

if to Parent or Merger Sub (prior to the Closing):

Abri SPAC I, Inc.
9663 Santa Monica Blvd., No. 1091
Beverly Hills, CA 90210
Attn: Jeffrey Tirman, Chief Executive Officer
E-mail: jtirman@abriadv.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
Fax: 212.504.3013
E-mail: mnussbaum@loeb.com

(b) If to the Holder, to the address set forth on the Holder’s signature page hereto, with a copy, which shall not constitute notice, to:

Abri Ventures I, LLC.
9663 Santa Monica Blvd., No. 1091
Beverly Hills, CA 90210
Attn: Jeffrey Tirman, Chief Executive Officer
E-mail: jtirman@abriadv.com

or to such other address(es) as any party may have furnished to the others in writing in accordance herewith.

6. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

8. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Company and its successors and assigns.

9. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

Annex A-92

10. Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

11. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

13. Dispute Resolution. Section 12.15 (Waiver of Jury Trial) and 12.16 (Submission to Jurisdiction) of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

14. Governing Law. Section 12.7 (Governing Law) of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

15. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with any provision in the Merger Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

Annex A-93

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ABRI SPAC I., INC.
By:
Name:	Jeffrey Tirman
Title:	Chief Executive Officer
HOLDER:
By:
Name:
Title:

Annex A-94

Exhibit F

FORM OF
AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of the [•] day of ______, 2022, is made and entered into by and among Abri SPAC I, Inc., a Delaware corporation (the “Company”), the undersigned party listed under Investor on the signature page hereto (the “Investor”) and Chardan Capital Markets, LLC, as the underwriter (the “Underwriter”) in connection with this Agreement.

WHEREAS, reference is made to that certain Registration Rights Agreement, dated August 9, 2021, by and among the Company, the Investor and Chardan Capital Markets, LLC as representative of the underwriter in connection with the IPO (as defined below) of the securities of the Company (the “Original Registration Rights Agreement”), pursuant to which the Company granted the Investor and the Underwriter certain registration rights with respect to certain securities of the Company, as set forth therein;

WHEREAS, pursuant to Section 6.7 of the Original Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the holders of at least a majority-in-interest of the “Registrable Securities” (as defined in the Original Registration Rights Agreement);

WHEREAS, the Company, Abri Merger Sub, Inc., a Delaware corporation (“Merger Sub”), DLQ, Inc. (“DLQ”), and Logiq, Inc. the parent of DLQ have entered into that certain Merger Agreement (as may be amended from time to time, the “Merger Agreement”), dated as of September 9, 2022, pursuant to which, on the Effective Date (as defined below), the Company, Merger Sub and DLQ effected a merger of Merger Sub with and into DLQ (the “DLQ Merger”), upon which (a) Merger Sub ceased to exist, (b) DLQ became a wholly owned subsidiary of the Company and (c) the outstanding shares of DLQ Common Stock converted into the right to receive such number of shares of Common Stock (as defined below) as more fully described in the Merger Agreement. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, the Investor, the Company and the Underwriter desire to amend and restate the Original Registration Rights Agreement in its entirety and enter into this Agreement in connection with the closing of the transactions contemplated by the Merger Agreement and to amend and restate the Original Registration Rights Agreement to provide the Investor, the Underwriter and holders of the Earnout Shares (as defined below), with certain rights relating to the registration of certain securities of the Company, as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

Annex A-95

“DLQ” is defined in the preamble to this Agreement.

“DLQ Merger” is defined in the preamble to this Agreement.

“Earnout Shares” means (i) up to 1,000,000 shares of Common Stock to be issued to Investor in connection with the Earnout Agreement, dated [ ], 2022, by and between the Company and the Investor and (ii) (i) up to 2,000,000 shares of Common Stock to be issued to certain members of management of DLQ in connection with the Earnout Agreement, dated [ ], 2022, by and between the Company and certain members of management (the “Management Earnout Shares”).

“Effective Date” means the closing date of the DLQ Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” is defined in Section 2.3.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Initial Shares” means the 1,433,480 shares of Common Stock issued to the Investor prior to the consummation of the Company’s IPO.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“IPO” means the initial public offering of Company’s securities pursuant to a prospectus dated August 9, 2021.

“Maximum Number of Shares” is defined in Section 2.1.4.

“Merger Agreement” is defined in the preamble to this Agreement.

“Merger Sub” is defined in the preamble to this Agreement.

“Notices” is defined in Section 6.3.

“Original Registration Rights Agreement” is defined in the preamble to this Agreement.

“Person” means a company, corporation, association, partnership, limited liability company, organization, joint venture, trust or other legal entity, an individual, a government or political subdivision thereof or a governmental agency.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Private Units” means the 294,598 Units the Investor privately purchased simultaneously with the consummation of the Company’s IPO.

“Pro Rata” is defined in Section 2.1.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) the Initial Shares, (ii) the Private Units (and underlying shares of Common Stock, including the shares of Common Stock issued or issuable upon the exercise of any Warrants), (iii) the Earnout Shares, if any, (iv) the Units included in the Unit Purchase Option (and underlying shares of Common Stock, including the shares of Common Stock issued or issuable upon the exercise of any Warrants), if any, and (v) any securities issuable upon conversion of loans from Investor to the Company, if any (the “Loan Securities”). Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such (i) Initial Shares, (ii) Private Units (and underlying shares of Common Stock including the shares of Common Stock issued or issuable upon the exercise

Annex A-96

of any Warrants), (iii)) Earnout Shares, (iv) Units included in the Unit Purchase Option, (and underlying shares of Common Stock, including the shares of Common Stock issued or issuable upon the exercise of any Warrants), and (v) Loan Securities. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the Registrable Securities are freely saleable under Rule 144 without volume limitations.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Underwriter” means, solely for the purposes of this Agreement, Chardan Capital Markets, LLC as a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Registration in which securities of the Company are sold to the Underwriter in a firm commitment underwriting for distribution to the public.

“Unit or Units” means the units of the Company, each Unit comprised of one share of Common Stock and one redeemable Warrant to acquire one share of Common Stock at a price of $11.50 per share.

“Unit Purchase Option” means the Underwriter’s option to purchase up to 300,000 Units at $11.50 per Unit.

“Warrant(s)” means the warrants of the Company exercisable to acquire one share of Common Stock at a price of $11.50 per share.

2.    REGISTRATION RIGHTS.

2.1. Demand Registration.

2.1.1.  Demand Registration Rights. At any time and from time to time on or after the Effective Date, the holders of (y) a majority-in-interest of the Registrable Securities (excluding the Management Earnout Shares), on the one hand, or (z) a majority-in-interest of the Management Earnout Shares held by Company affiliates, on the other hand, as the case may be, and/or their respective transferees, may make a written demand, on no more than two occasions in any twelve month period, for registration under the Securities Act on Form S-1 (except if the Company is then eligible to register the Registrable Securities on Form S-3, then such registration shall be on Form S-3) of all or part of their Registrable Securities, as the case may be (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand, within five (5) days after the receipt by the Company of such Demand Registration, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. Upon receipt of a Demand Registration (a) the Company agrees to file a Registration Statement with the Commission with respect to such Demand Registration not later than thirty (30) days after the receipt by the Company of such Demand Registration (the “Filing Deadline”) or (b) if a Registration Statement with respect to the Registrable Securities has been previously declared effective, the Company shall use its

Annex A-97

commercially reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until such time as there are no Registrable Securities outstanding. The Company agrees to pay the Investor a cash penalty of $25,000 per day (x) for each day beyond the Filing Deadline for which it has failed to file such Registration Statement with the Commission or (y) if a Registration Statement with respect to the Registrable Securities has previously been declared effective, for each day that such Registration Statement is not continuously effective under the Securities Act, until such time as there are no Registrable Securities outstanding. The Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations per calendar year under this Section 2.1.1 in respect of all Registrable Securities. Notwithstanding the foregoing, the Underwriter and its related persons may not have more than one Demand Registration at the Company’s expense.

2.1.2.   Effective Registration. A registration will not count as a Demand Registration until (A) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and the Company has complied with all of its obligations under this Agreement with respect thereto, and (B) the Registration Statement has remained effective continuously until the earlier of (x) one (1) year after being declared effective, or (y) the date on which all of the Registrable Securities requested by the Demanding Holders to be registered in such Registration Statement have been sold; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3.  Underwritten Offering pursuant to Demand Registration. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or underwriters selected for such Underwritten Offering by a majority-in-interest of the holders initiating the Demand Registration.

2.1.4.  Reduction of Underwritten Offering in Connection with Demand Registration. If the Underwriter or the managing underwriters in an Underwritten Offering effected pursuant to a Demand Registration in good faith advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which a registration has been requested pursuant to separate written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Demanding Holder has requested be included in such registration, regardless of the number of shares held by each such Demanding Holder (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii),

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the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to other written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

2.1.5.  Demand Registration Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any Underwritten Offering or are not entitled to include all of their Registrable Securities in any Underwritten Offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed Underwritten Offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in this Section 2.1.

2.2. Piggy-Back Registration.

2.2.1.  Piggy-Back Registration Rights. If at any time on or after the Effective Date, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, or (ii) for a stock dividend or dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing underwriter or underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their Registrable Securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration. Notwithstanding the provisions set forth in the immediately preceding sentences, the right to a Piggy-Back Registration set forth under this Section 2.2.1 with respect to the Registrable Securities shall terminate on the seventh anniversary of the Effective Date.

2.2.2.  Reduction of Underwritten Offering in Connection with Piggy-Back Registration. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an Underwritten Offering advises the Company and the holders of Registrable Securities participating in the Underwritten Offering in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell in such Underwritten Offering, taken together with the shares of Common Stock, if any, as to which inclusion in such Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which inclusion in such Underwritten Offering has been requested under this Section 2.2.1 above, and the shares of Common Stock, if any, as to which inclusion in such Underwritten Offering has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

a)      If the Underwritten Offering is undertaken for the Company’s account: (A) first, the shares of Common Stock or other equity securities that the Company desires to sell in such Underwritten Offering that can be sold without exceeding the Maximum Number of Shares; (B) second, to

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the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

b)      If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively the shares of Common Stock or other securities comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.2.3.  Piggy-Back Registration Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.2.4.  Unlimited Piggy-back Registration Rights. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to Section 2.2. hereof shall not be counted as a Demand Registration effected pursuant to Section 2.1 hereof.

2.3. Registrations on Form S-3.

The holders of Registrable Securities may at any time and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time (“Form S-3”); provided, however, that (i) the Company shall not be obligated to effect such request through an Underwritten Offering and (ii) the Company shall not be obligated to effect more than two such requests. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form S-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $10,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

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3.    REGISTRATION PROCEDURES.

3.1. Filings; Information.

Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1.  Filing Registration Statement; Restriction on Registration Rights. The Company shall use its best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become effective and use its best efforts to keep it effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to ninety (90) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by Chief Executive Officer or Chairman of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Registration Statement to be effected at such time; provided further, that the Company shall not have the right to exercise the right set forth in this provision more than once in any 365-day period in respect of a Demand Registration hereunder.

3.1.2.  Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein except for such exhibits and documents available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3.  Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

3.1.4.  Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make

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the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

3.1.5.  State Securities Laws Compliance. The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6.  Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7.  Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate in all reasonable respects in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8.  Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

3.1.9.  Opinions and Comfort Letters. Upon request, the Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort

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letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10.Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11.Listing. The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.1.12.Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $25,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering.

3.1.13.Regulation M. The Company shall take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Company, the Company will take all reasonable action to make any such prohibition inapplicable.

3.2. Obligation to Suspend Distribution.

Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration, on Form S-1 or other applicable form pursuant to Section 2.1 hereof, or Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3. Registration Expenses.

The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1 (as limited by Section 2.1.1), any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities

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being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an Underwritten Offering, all selling stockholders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4. Holder’s Information

The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

The Company’s obligations to include the Registrable Securities in any Registration Statement under this Agreement are contingent upon each holder of Registrable Securities furnishing in writing to the Company such information regarding such holder, the securities of the Company held by holder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and such holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations.

4.    INDEMNIFICATION AND CONTRIBUTION.

4.1. Indemnification by the Company.

The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in (or incorporated by reference in) any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereof), or any amendment or supplement to such Registration Statement, or any filing under any state securities law required to be filed or furnished, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2. Indemnification by Holders of Registrable Securities.

Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the

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Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, each Underwriter (if any) and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such selling holder.

4.3. Conduct of Indemnification Proceedings.

Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4. Contribution.

4.4.1.  If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

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4.4.3.  The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such selling holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.    RULE 144.

5.1.   Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6.    MISCELLANEOUS.

6.1.   Other Registration Rights.

The Company represents and warrants that, except as disclosed in the Company’s registration statement on Form S-1 (File No. 333-257916) no person, other than the holders of the Registrable Securities hereunder, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include the Company’s shares of capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

6.2.   Assignment;

No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part without the consent of the holders of a majority of Registrable Securities. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Investor or holder of Registrable Securities or of any assignee of the Investor or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

6.3.   Notices.

All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, or electronic transmission addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted electronically by email; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery. The parties hereto consent to the delivery of notices or other communications by electronic transmission at the e-mail address set forth below the respective party’s name in Section 6.3 hereto. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to

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not have been given. Each party agrees to promptly notify the other parties of any change in its e-mail address, and that failure to do so shall not affect the foregoing. The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

To the Company:

Abri SPAC I, Inc.
9663 Santa Monica Blvd., No. 1091
Beverly Hills, CA 90210
Attn: Jeffrey Tirman, Chief Executive Officer
Email: [•]

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attn: Alex Weniger-Araujo, Esq.
Email: [•]

To the Investor: to the address set forth below such Investor’s name on Exhibit A hereto.

To the Underwriter:

Chardan Capital Markets, LLC
17 State Street, Suite 2100
New York, New York 10004
Attn: George Kaufman
Email: __________________

with copy to:

[    ]

Email: [    ]

6.4.   Severability.

This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5.   Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. This Agreement shall be effective when it has been executed by parties. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf,” “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including any state law based on the Uniform Electronic Transactions Act

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or the Uniform Commercial Code. This Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same was a fully executed and delivered original manual counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or E-Fax, or otherwise to or from an electronic system or other equivalent service shall be as effective as delivery of a manually executed counterpart hereof.

6.6.   Entire Agreement.

This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7.   Modifications and Amendments.

No amendment, modification or termination of this Agreement shall be binding upon the Company unless executed in writing by the Company. No amendment, modification or termination of this Agreement shall be binding upon the holders of the Registrable Securities unless executed in writing by the holders of the majority Registrable Securities.

6.8.   Titles and Headings.

Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.9.   Waivers and Extensions.

Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10. Remedies Cumulative.

In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, any Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.11. Governing Law.

This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.12. Consent to Jurisdiction.

The parties hereto agree to submit any matter or dispute resulting from, or arising out of, the execution, performance, interpretation, breach or termination of this Agreement to the non-exclusive jurisdiction of federal or state courts within the State of New York. Each of the parties agrees that service of any process, summons, notice or document in the manner set forth in Section 6.3 hereof or in such other manner as may be permitted by applicable law, shall be effective service of process for any proceeding in the State of New York with respect to any matters to

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which it has submitted to jurisdiction in this Section 6.12. Each of the parties hereto irrevocably and unconditionally agrees that it is subject to, and hereby submits to, the personal jurisdiction of the courts located in the State of New York for any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereunder and waives any objection to the laying of venue in the United States District Court for the Southern District of New York, or the New York state courts if the federal jurisdictional standards are not satisfied, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

6.13. Waiver of Trial by Jury.

Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:
ABRI SPAC I, INC.
By:
Name:	Jeffrey Tirman
Title:	Chief Executive Officer
INVESTOR:
ABRI VENTURES I, LLC
By:
Name:	Jeffrey Tirman
Title:	Authorized Member

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

UNDERWRITER:
CHARDAN CAPITAL MARKETS, LLC
By:
Name:	George Kaufman
Title:	Managing Partner

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Exhibit A

Name and Address of Investor

To the Investor:

•        Abri Ventures I, LLC
/o Abri SPAC I, Inc.
9663 Santa Monica Blvd., No. 1091
Beverly Hills, CA 90210
Attn: Jeffrey Tirman, Authorized Member
Email: jtirman@abriadv.com

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Exhibit G

FORM OF

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ABRI SPAC I, INC.

[•]

Abri SPAC I, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Abri SPAC I, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 18, 2021 (the “Original Certificate”).

2. The Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on August 9, 2021 (the “First A&R Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which restates and amends the provisions of the First A&R Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

5. The text of the First A&R Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is DataLogiq, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 3411 Silverside Road, Tatnall Building #104, in the City of Wilmington, County of New Castle, State of Delaware, 19810, and the name of the Corporation’s registered agent at such address is Corporate Creations Network Inc.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 300,000,000 shares, consisting of (a) 200,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance

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of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate, the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock and the holders of any outstanding series of the Preferred Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate, the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate or the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by the Board.

(b) Each director of the Corporation shall serve for a term expiring at the next annual meeting of stockholders following such director’s appointment or election and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

(c) No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with respect to any election of directors.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any director may be removed from office without cause but only by the affirmative vote of the holders of not less than a majority of the outstanding stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation).

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation or the Board pursuant to a resolution adopted by the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by any other person or persons.

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Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such

Annex A-116

repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee or officer of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X
ANTITAKEOVER

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI
AMENDMENT OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

THE CORPORATION RESERVES THE RIGHT TO AMEND, ALTER, CHANGE OR REPEAL ANY PROVISION CONTAINED IN THIS SECONDED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (INCLUDING ANY RIGHTS, PREFERENCES OR OTHER DESIGNATIONS OF PREFERRED STOCK), IN THE MANNER NOW OR HEREAFTER PRESCRIBED BY THIS SECONDED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND THE DGCL; AND ALL RIGHTS, PREFERENCES AND PRIVILEGES HEREIN CONFERRED UPON STOCKHOLDERS BY AND PURSUANT TO THIS SECONDED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IN ITS PRESENT FORM OR AS HEREAFTER AMENDED ARE GRANTED SUBJECT TO THE RIGHT RESERVED IN THIS ARTICLE IX.

ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

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Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XIII
SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows.]

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IN WITNESS WHEREOF, Abri SPAC I, Inc. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Abri SPAC I, Inc.
By:
Name:
Title:

Signature Page to Second Amended and Restated Certificate of Incorporation

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Exhibit H

AMENDED AND RESTATED BYLAWS
OF
DATALOGIQ, INC.
(THE “CORPORATION”)

ARTICLE I
OFFICES

Section 1.1 Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II
STOCKHOLDERS

Section 2.1 Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware and time and on such date as shall be determined by the Board and stated in the notice of the meeting; provided, that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2 Special Meetings. Subject to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation or the Board pursuant to a resolution adopted by the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by any other person or persons. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting; provided, that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3 Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

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Section 2.4 Quorum. Except as otherwise provided by applicable law, the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5 Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided, that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

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(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided, that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. At all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, designate one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

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Section 2.7 Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of

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this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8 Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal) to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9 Consents in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by written consent of the stockholders. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

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ARTICLE III
DIRECTORS

Section 3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2 Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons

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(including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

Section 3.3 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV
BOARD MEETINGS

Section 4.1 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3 Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

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Section 4.4 Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5 Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6 Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V
COMMITTEES OF DIRECTORS

Section 5.1 Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2 Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3 Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

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ARTICLE VI
OFFICERS

Section 6.1 Officers. The officers of the Corporation elected by the Board shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

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(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2 Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3 Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII
SHARES

Section 7.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or

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whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4 Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6 Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

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Section 7.7 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8 Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII
INDEMNIFICATION

Section 8.1 Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service

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was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4 Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6 Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided, however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

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Section 8.8 Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9 Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10 Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3 Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given

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as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Annex A-134

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5 Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided, that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Annex A-135

Section 9.8 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11 Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12 Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14 Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15 Amendments. In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Annex A-136

Exhibit I

FORM OF
VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of [__], 2022, by and among DataLogiq, Inc. (f/k/a Abri SPAC I, Inc.), a Delaware corporation (the “Parent”), Abri Ventures I, LLC (the “Sponsor”), and each of the individuals and entities set forth on the signature page hereto (each a “Voting Party” and collectively, the “Voting Parties”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below). This Agreement shall be effective as of the Closing Date of the Merger.

RECITALS

WHEREAS, Parent, Abri Merger Sub, Inc., a Delaware corporation, DLQ, Inc., a Nevada corporation (the “Company”), and Logiq, Inc., the parent of DLQ, Inc. have entered into that certain Merger Agreement (as may be amended from time to time, the “Merger Agreement”), dated as of September 9, 2022;

WHEREAS, each of the Voting Parties, currently owns, or on the closing of the transactions contemplated by the Merger Agreement, will own, shares of Parent’s common stock, and wishes to provide for orderly elections of Parent’s Board of Directors after the Closing Date (the “Post-Closing Board of Directors”) as described herein; and

WHEREAS, as of the Effective Time, three directors, each designated by Sponsor, have been elected to the Post-Closing Board of Directors.

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Agreement to Vote. During the term of this Agreement, each Voting Party agrees to vote all shares of capital stock of Parent that such Voting Party owns from time to time and are entitled to vote (hereinafter referred to as the “Voting Shares”) in the election of the Post-Closing Board of Directors, in accordance with the provisions of this Agreement, whether at a regular or special meeting of stockholders or by written consent.

2. Election of Boards of Directors.

2.1 Voting; Initial Designees. During the term of this Agreement, each Voting Party agrees to vote all Voting Shares for the election as members of the Post-Closing Board of Directors of each nominee designated by the Sponsor at each regular or special meeting of Parent stockholders where such nominee stands for such election at such meeting. The Sponsor’s initial designees to the Post-Closing Board of Directors are [________][   ], and [________].

2.2 Size of the Board. During the term of this Agreement, the parties hereto agree that they shall, and shall cause their respective successors to, maintain the size of the Post-Closing Board of Directors at five (5) directors.

2.3 Number of Designees; Notice to Parent.

(a) Prior to the termination of this Agreement, for so long as the Sponsor and/or its Affiliates, either individually or as a group (as such term is construed in accordance with the Exchange Act), beneficially own at least fifty percent (50%) of the Closing Sponsor Shares (as defined below), Parent shall include in the slate of nominees recommended by the Post-Closing Board of Directors for election as directors at each applicable annual or special meeting of the stockholders of Parent at which directors are to be elected, each of the three (3) individuals designated by the Sponsor; provided, however, that:

(i) from and after the date on which Sponsor and/or its Affiliates cease to hold at least fifty percent (50%) of the Closing Sponsor Shares (a “50% Reduction”), the number of nominees designated by Sponsor that Parent is required to recommend for election at any subsequent annual or special meeting of the stockholders of Parent at which directors are to be elected pursuant to this Section 2.3(a) shall be reduced to two (2); and

Annex A-137

(ii) from and after the date on which Sponsor and/or its Affiliates cease to hold at least twenty-five percent (25%) of the Closing Sponsor Shares (a “75% Reduction”), Parent shall have no obligation to recommend any nominees designated by Sponsor for election at any subsequent annual or special meeting of the stockholders of Parent at which directors are to be elected.

(b) No less than five (5) Business Days following the Closing, Sponsor shall provide written notice to Parent specifying the number of shares of capital stock of Parent held by Sponsor and/or its Affiliates individually or as a group (as such term is construed in accordance with the Exchange Act) as of the Effective Time, including any shares of capital stock of Parent that Sponsor and/or its Affiliates are entitled to receive as Merger Consideration in connection with the consummation of the Merger (the “Closing Sponsor Shares”).

(c) No less than five (5) Business Days after the occurrence of a 50% Reduction and a 75% Reduction, as applicable, Sponsor shall provide written notice thereof to Parent, which notice shall set forth, if delivered solely with respect to a 50% Reduction, the name of the Sponsor Designee (as defined below) to be removed from the Post-Closing Board of Directors pursuant to Section 2.5(a).

2.4 Advance Resignation Letters. Parent may require, prior to or at any time after becoming a member of the Post-Closing Board of Directors, each designee of Sponsor elected to the Post-Closing Board of Directors (each, as may be replaced from time to time, a “Sponsor Designee”) to execute and deliver an undated resignation letter (each, a “Resignation Letter”) to the Secretary of Parent, which Parent agrees shall not be dated or become effective until such time as such Sponsor Designee’s resignation is required pursuant to Section 2.5(a).

2.5 Removal of Directors; Obligations; Vacancies.

(a) Sponsor hereby acknowledges and agrees that, upon the occurrence of: (i) a 50% Reduction, Parent may effect the resignation of the Sponsor Designee specified in the notice given by Sponsor pursuant to Section 2.3(c); (ii) a 75% Reduction, Parent may effect the resignation of the final Sponsor Designee; and (iii) both a 50% Reduction and a 75% Reduction, simultaneously, Parent may effect the resignation of both Sponsor Designees, in each case pursuant to the dating of the applicable Resignation Letter of such Sponsor Designee as of the date of the 50% Reduction or the 75% Reduction, as applicable, with such resignation deemed to have occurred, and being effective as of, such date. In the event Sponsor does not deliver the notice required pursuant to Section 2.3(b) by the date that is five (5) Business Days after the occurrence of a 50% Reduction or a 75% Reduction, as applicable, Parent has the right, upon otherwise becoming aware of the occurrence of a 50% Reduction or a 75% Reduction, to take the actions specified in the immediately preceding sentence and, in the case of a 50% Reduction only, may effect the resignation of a Sponsor Designee determined by Parent in its sole discretion.

(b) The obligations of the Voting Parties pursuant to this Section 2 shall include any stockholder vote to amend Parent’s amended and restated certificate of incorporation as required to effect the intent of this Agreement. Each of Sponsor, the Voting Parties and Parent agree to take all actions required to ensure that the rights given to each Voting Party and Sponsor hereunder are effective and that each Voting Party and Sponsor enjoys the benefits thereof. Each of Sponsor, the Voting Parties and Parent further agree not to take any actions that would contravene or materially and adversely affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Post-Closing Board of Directors as herein stated. The parties acknowledge that the fiduciary duties of each member of the Post-Closing Board of Directors are to Parent’s stockholders as a whole.

(c) In the event any director elected pursuant to the terms hereof ceases to serve as a member of the Post-Closing Board of Directors, except for as the result of any 50% Reduction or 75% Reduction, Parent, the Sponsor and the Voting Parties agree to vote the Voting Shares for the election or appointment of such other person designated by the Sponsor to the Post-Closing Board of Directors in accordance with the terms provided herein (each such Person, a “Replacement Designee”); provided, however, that any Replacement Designee must (i) be reasonably acceptable to the Post-Closing Board of Directors (such acceptance not to be unreasonably withheld), (ii) qualify as “independent” pursuant to NASDAQ listing standards, (iii) have the relevant financial and business experience to be a director of Parent, and (iv) satisfy the publicly disclosed guidelines and policies of Parent with respect to service on the Post-Closing Board of Directors. In the event any Replacement Designee does not satisfy one or more of the requirements set forth in clauses (i) through (iv) above, Sponsor shall have the right to recommend additional Replacement Designees whose appointment shall be subject to approval in accordance with the procedures described in this Section 2.5(c).

Annex A-138

3. Representations and Warranties of the Sponsor and the Voting Parties. Each Voting Party and the Sponsor hereby represents and warrants to Parent as follows:

3.1 Organization and Power. Such Person is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

3.2 Authorization. Such Person has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by such Person, shall constitute the valid and legally binding obligation of such Person, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3 Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Person in connection with the consummation of the transactions contemplated by this Agreement.

3.4 Compliance with Other Instruments. The execution, delivery and performance by such Person of this Agreement and the consummation by such Person of the transactions contemplated by this Agreement will not result in any violation or default: (a) of any provisions of its organizational documents, if applicable; (b) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound; (c) under any note, indenture or mortgage to which it is a party or by which it is bound; (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound; or (e) of any provision of any federal or state statute, rule or regulation applicable to such Person, in each case (other than clause (a)), which would have a material adverse effect on such Person or its ability to consummate the transactions contemplated by this Agreement.

4. Successors in Interest of the Voting Parties and Parent. The provisions of this Agreement shall be binding upon the successors in interest of any Voting Party with respect to any of such Voting Party’s Voting Shares or any voting rights therein, unless (i) the Voting Shares are sold on Nasdaq or any other national securities exchange or (ii) with respect to Logiq, Inc., such Voting Shares are the Dividend Shares. Each Voting Party shall not, and Parent shall not, permit the transfer of any Voting Party’s Voting Shares (except for sales of Voting Shares on Nasdaq or any other national securities exchange), unless and until the person to whom such securities are to be transferred shall have executed a written agreement pursuant to which such person agrees to become a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Voting Party hereunder. Notwithstanding the foregoing, the Parties hereto agree and acknowledge that each of the Voting Parties has entered into a Company Lock-Up Agreement and has agreed not to transfer any of the Voting Party’s Voting Shares except in accordance with the Company Lock-Up Agreement.

5. Public Listing. During the term of this Agreement, Parent shall take all reasonable efforts for Parent to remain listed as a public company on, and for the common stock of Parent to be tradable over, Nasdaq.

6. Grant of Proxy. The parties agree that this Agreement does not constitute the granting of a proxy to any party or any other person; provided, however, that should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

7. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at Law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

8. Manner of Voting. The voting of the Voting Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable Law.

Annex A-139

9. Termination. This Agreement shall terminate automatically (without any action by any party) upon the earlier to occur of (a) the date that is the second (2nd) anniversary of the date hereof and (b) the occurrence of a 75% Reduction, and thereafter shall immediately become void and have no further force or effect, and no party hereto will have any further obligation or liability to any other party; provided, however, that no such termination will relieve either party from liability for any breach of this Agreement by such party prior to such termination.

10. Amendments and Waivers. Except as otherwise provided herein, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the unanimous written consent of (a) Parent, and (b) the holders of a majority of Voting Shares then held by the Voting Parties.

11. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, (a) any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement and (b) the Closing Sponsor Shares shall be appropriately adjusted on a pro rata basis and consistent with the terms of this Agreement.

12. Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement, including the applicable statute of limitations, shall be governed by and interpreted in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

14. Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

15. Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

16. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

[Remainder of page intentionally left blank; signature page follows]

Annex A-140

This Agreement is hereby executed effective as of the date first set forth above.

Parent:
DATALOGIQ, INC.
By:
Name:
Title:
Sponsor:
ABRI VENTURES I, LLC
By:
Name:
Title:
Voting Parties:
[To be provided.]

[Signature Page to Voting Agreement]

Annex A-141

Annex B-1

Charter Amendment

SECOND AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
ABRI SPAC I, INC.

[*], 2023

Abri SPAC I, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.      The name of the Corporation is “Abri SPAC I, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 18, 2021. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on August 9, 2021 (the “Amended and Restated Certificate”). An Amendment to the Amended and Restated Certificate was made on December 9, 2022.

2.      This Second Amendment to the Amended and Restated Certificate amends the Amended and Restated Certificate.

3.      This Second Amendment to the Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.      The text of paragraph (a) of Section 9.2 Redemption Rights — Article NINTH, is hereby amended and restated to read in full as follows:

“(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

IN WITNESS WHEREOF, Abri SPAC I, Inc. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

ABRI SPAC I, INC.

By:
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

Annex B-1-1

Annex B-2

FORM OF

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ABRI SPAC I, INC.

[•]

Abri SPAC I, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Abri SPAC I, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 18, 2021 (the “Original Certificate”).

2. The Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on August 9, 2021 (the “First A&R Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which restates and amends the provisions of the First A&R Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

5. The text of the First A&R Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is DataLogiq, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 3411 Silverside Road, Tatnall Building #104, in the City of Wilmington, County of New Castle, State of Delaware, 19810, and the name of the Corporation’s registered agent at such address is Corporate Creations Network Inc.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 300,000,000 shares, consisting of (a) 200,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance

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of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate, the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock and the holders of any outstanding series of the Preferred Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate, the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate or the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by the Board.

(b) Each director of the Corporation shall serve for a term expiring at the next annual meeting of stockholders following such director’s appointment or election and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

(c) No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with respect to any election of directors.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any director may be removed from office without cause but only by the affirmative vote of the holders of not less than a majority of the outstanding stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation).

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation or the Board pursuant to a resolution adopted by the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by any other person or persons.

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Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such

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repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee or officer of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X
ANTITAKEOVER

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI
AMENDMENT OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

THE CORPORATION RESERVES THE RIGHT TO AMEND, ALTER, CHANGE OR REPEAL ANY PROVISION CONTAINED IN THIS SECONDED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (INCLUDING ANY RIGHTS, PREFERENCES OR OTHER DESIGNATIONS OF PREFERRED STOCK), IN THE MANNER NOW OR HEREAFTER PRESCRIBED BY THIS SECONDED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND THE DGCL; AND ALL RIGHTS, PREFERENCES AND PRIVILEGES HEREIN CONFERRED UPON STOCKHOLDERS BY AND PURSUANT TO THIS SECONDED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IN ITS PRESENT FORM OR AS HEREAFTER AMENDED ARE GRANTED SUBJECT TO THE RIGHT RESERVED IN THIS ARTICLE IX.

ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

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Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XIII
SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows.]

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IN WITNESS WHEREOF, Abri SPAC I, Inc. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Abri SPAC I, Inc.
By:
Name:
Title:

Signature Page to Second Amended and Restated Certificate of Incorporation

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Annex C

AMENDED AND RESTATED BYLAWS
OF
DATALOGIQ, INC.
(THE “CORPORATION”)

ARTICLE I
OFFICES

Section 1.1 Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II
STOCKHOLDERS

Section 2.1 Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware and time and on such date as shall be determined by the Board and stated in the notice of the meeting; provided, that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2 Special Meetings. Subject to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation or the Board pursuant to a resolution adopted by the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by any other person or persons. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting; provided, that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3 Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

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Section 2.4 Quorum. Except as otherwise provided by applicable law, the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5 Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided, that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.
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(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided, that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. At all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, designate one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

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Section 2.7 Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any

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stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8 Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal) to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

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ARTICLE III
DIRECTORS

Section 3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2 Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons

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(including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

Section 3.3 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV
BOARD MEETINGS

Section 4.1 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3 Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

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Section 4.4 Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5 Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6 Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V
COMMITTEES OF DIRECTORS

Section 5.1 Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2 Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3 Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

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ARTICLE VI
OFFICERS

Section 6.1 Officers. The officers of the Corporation elected by the Board shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

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(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2 Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3 Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII
SHARES

Section 7.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or

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whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4 Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6 Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

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Section 7.7 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8 Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII
INDEMNIFICATION

Section 8.1 Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service

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was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4 Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6 Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided, however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

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Section 8.8 Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9 Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10 Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3 Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given

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as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

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Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5 Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided, that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

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Section 9.8 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11 Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12 Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14 Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15 Amendments. In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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Exhibit I

FORM OF
VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of [__], 2022, by and among DataLogiq, Inc. (f/k/a Abri SPAC I, Inc.), a Delaware corporation (the “Parent”), Abri Ventures I, LLC (the “Sponsor”), and each of the individuals and entities set forth on the signature page hereto (each a “Voting Party” and collectively, the “Voting Parties”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below). This Agreement shall be effective as of the Closing Date of the Merger.

RECITALS

WHEREAS, Parent, Abri Merger Sub, Inc., a Delaware corporation, DLQ, Inc., a Nevada corporation (the “Company”), and Logiq, Inc., the parent of DLQ, Inc. have entered into that certain Merger Agreement (as may be amended from time to time, the “Merger Agreement”), dated as of September 9, 2022;

WHEREAS, each of the Voting Parties, currently owns, or on the closing of the transactions contemplated by the Merger Agreement, will own, shares of Parent’s common stock, and wishes to provide for orderly elections of Parent’s Board of Directors after the Closing Date (the “Post-Closing Board of Directors”) as described herein; and

WHEREAS, as of the Effective Time, three directors, each designated by Sponsor, have been elected to the Post-Closing Board of Directors.

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Agreement to Vote. During the term of this Agreement, each Voting Party agrees to vote all shares of capital stock of Parent that such Voting Party owns from time to time and are entitled to vote (hereinafter referred to as the “Voting Shares”) in the election of the Post-Closing Board of Directors, in accordance with the provisions of this Agreement, whether at a regular or special meeting of stockholders or by written consent.

2. Election of Boards of Directors.

2.1 Voting; Initial Designees. During the term of this Agreement, each Voting Party agrees to vote all Voting Shares for the election as members of the Post-Closing Board of Directors of each nominee designated by the Sponsor at each regular or special meeting of Parent stockholders where such nominee stands for such election at such meeting. The Sponsor’s initial designees to the Post-Closing Board of Directors are [________][   ], and [________].

2.2 Size of the Board. During the term of this Agreement, the parties hereto agree that they shall, and shall cause their respective successors to, maintain the size of the Post-Closing Board of Directors at five (5) directors.

2.3 Number of Designees; Notice to Parent.

(a) Prior to the termination of this Agreement, for so long as the Sponsor and/or its Affiliates, either individually or as a group (as such term is construed in accordance with the Exchange Act), beneficially own at least fifty percent (50%) of the Closing Sponsor Shares (as defined below), Parent shall include in the slate of nominees recommended by the Post-Closing Board of Directors for election as directors at each applicable annual or special meeting of the stockholders of Parent at which directors are to be elected, each of the three (3) individuals designated by the Sponsor; provided, however, that:

(i) from and after the date on which Sponsor and/or its Affiliates cease to hold at least fifty percent (50%) of the Closing Sponsor Shares (a “50% Reduction”), the number of nominees designated by Sponsor that Parent is required to recommend for election at any subsequent annual or special meeting of the stockholders of Parent at which directors are to be elected pursuant to this Section 2.3(a) shall be reduced to two (2); and

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(ii) from and after the date on which Sponsor and/or its Affiliates cease to hold at least twenty-five percent (25%) of the Closing Sponsor Shares (a “75% Reduction”), Parent shall have no obligation to recommend any nominees designated by Sponsor for election at any subsequent annual or special meeting of the stockholders of Parent at which directors are to be elected.

(b) No less than five (5) Business Days following the Closing, Sponsor shall provide written notice to Parent specifying the number of shares of capital stock of Parent held by Sponsor and/or its Affiliates individually or as a group (as such term is construed in accordance with the Exchange Act) as of the Effective Time, including any shares of capital stock of Parent that Sponsor and/or its Affiliates are entitled to receive as Merger Consideration in connection with the consummation of the Merger (the “Closing Sponsor Shares”).

(c) No less than five (5) Business Days after the occurrence of a 50% Reduction and a 75% Reduction, as applicable, Sponsor shall provide written notice thereof to Parent, which notice shall set forth, if delivered solely with respect to a 50% Reduction, the name of the Sponsor Designee (as defined below) to be removed from the Post-Closing Board of Directors pursuant to Section 2.5(a).

2.4 Advance Resignation Letters. Parent may require, prior to or at any time after becoming a member of the Post-Closing Board of Directors, each designee of Sponsor elected to the Post-Closing Board of Directors (each, as may be replaced from time to time, a “Sponsor Designee”) to execute and deliver an undated resignation letter (each, a “Resignation Letter”) to the Secretary of Parent, which Parent agrees shall not be dated or become effective until such time as such Sponsor Designee’s resignation is required pursuant to Section 2.5(a).

2.5 Removal of Directors; Obligations; Vacancies.

(a) Sponsor hereby acknowledges and agrees that, upon the occurrence of: (i) a 50% Reduction, Parent may effect the resignation of the Sponsor Designee specified in the notice given by Sponsor pursuant to Section 2.3(c); (ii) a 75% Reduction, Parent may effect the resignation of the final Sponsor Designee; and (iii) both a 50% Reduction and a 75% Reduction, simultaneously, Parent may effect the resignation of both Sponsor Designees, in each case pursuant to the dating of the applicable Resignation Letter of such Sponsor Designee as of the date of the 50% Reduction or the 75% Reduction, as applicable, with such resignation deemed to have occurred, and being effective as of, such date. In the event Sponsor does not deliver the notice required pursuant to Section 2.3(b) by the date that is five (5) Business Days after the occurrence of a 50% Reduction or a 75% Reduction, as applicable, Parent has the right, upon otherwise becoming aware of the occurrence of a 50% Reduction or a 75% Reduction, to take the actions specified in the immediately preceding sentence and, in the case of a 50% Reduction only, may effect the resignation of a Sponsor Designee determined by Parent in its sole discretion.

(b) The obligations of the Voting Parties pursuant to this Section 2 shall include any stockholder vote to amend Parent’s amended and restated certificate of incorporation as required to effect the intent of this Agreement. Each of Sponsor, the Voting Parties and Parent agree to take all actions required to ensure that the rights given to each Voting Party and Sponsor hereunder are effective and that each Voting Party and Sponsor enjoys the benefits thereof. Each of Sponsor, the Voting Parties and Parent further agree not to take any actions that would contravene or materially and adversely affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Post-Closing Board of Directors as herein stated. The parties acknowledge that the fiduciary duties of each member of the Post-Closing Board of Directors are to Parent’s stockholders as a whole.

(c) In the event any director elected pursuant to the terms hereof ceases to serve as a member of the Post-Closing Board of Directors, except for as the result of any 50% Reduction or 75% Reduction, Parent, the Sponsor and the Voting Parties agree to vote the Voting Shares for the election or appointment of such other person designated by the Sponsor to the Post-Closing Board of Directors in accordance with the terms provided herein (each such Person, a “Replacement Designee”); provided, however, that any Replacement Designee must (i) be reasonably acceptable to the Post-Closing Board of Directors (such acceptance not to be unreasonably withheld), (ii) qualify as “independent” pursuant to NASDAQ listing standards, (iii) have the relevant financial and business experience to be a director of Parent, and (iv) satisfy the publicly disclosed guidelines and policies of Parent with respect to service on the Post-Closing Board of Directors. In the event any Replacement Designee does not satisfy one or more of the requirements set forth in clauses (i) through (iv) above, Sponsor shall have the right to recommend additional Replacement Designees whose appointment shall be subject to approval in accordance with the procedures described in this Section 2.5(c).

Annex C-19

3. Representations and Warranties of the Sponsor and the Voting Parties. Each Voting Party and the Sponsor hereby represents and warrants to Parent as follows:

3.1 Organization and Power. Such Person is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

3.2 Authorization. Such Person has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by such Person, shall constitute the valid and legally binding obligation of such Person, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3 Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Person in connection with the consummation of the transactions contemplated by this Agreement.

3.4 Compliance with Other Instruments. The execution, delivery and performance by such Person of this Agreement and the consummation by such Person of the transactions contemplated by this Agreement will not result in any violation or default: (a) of any provisions of its organizational documents, if applicable; (b) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound; (c) under any note, indenture or mortgage to which it is a party or by which it is bound; (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound; or (e) of any provision of any federal or state statute, rule or regulation applicable to such Person, in each case (other than clause (a)), which would have a material adverse effect on such Person or its ability to consummate the transactions contemplated by this Agreement.

4. Successors in Interest of the Voting Parties and Parent. The provisions of this Agreement shall be binding upon the successors in interest of any Voting Party with respect to any of such Voting Party’s Voting Shares or any voting rights therein, unless (i) the Voting Shares are sold on Nasdaq or any other national securities exchange or (ii) with respect to Logiq, Inc., such Voting Shares are the Dividend Shares. Each Voting Party shall not, and Parent shall not, permit the transfer of any Voting Party’s Voting Shares (except for sales of Voting Shares on Nasdaq or any other national securities exchange), unless and until the person to whom such securities are to be transferred shall have executed a written agreement pursuant to which such person agrees to become a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Voting Party hereunder. Notwithstanding the foregoing, the Parties hereto agree and acknowledge that each of the Voting Parties has entered into a Company Lock-Up Agreement and has agreed not to transfer any of the Voting Party’s Voting Shares except in accordance with the Company Lock-Up Agreement.

5. Public Listing. During the term of this Agreement, Parent shall take all reasonable efforts for Parent to remain listed as a public company on, and for the common stock of Parent to be tradable over, Nasdaq.

6. Grant of Proxy. The parties agree that this Agreement does not constitute the granting of a proxy to any party or any other person; provided, however, that should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

7. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at Law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

8. Manner of Voting. The voting of the Voting Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable Law.

Annex C-20

9. Termination. This Agreement shall terminate automatically (without any action by any party) upon the earlier to occur of (a) the date that is the second (2nd) anniversary of the date hereof and (b) the occurrence of a 75% Reduction, and thereafter shall immediately become void and have no further force or effect, and no party hereto will have any further obligation or liability to any other party; provided, however, that no such termination will relieve either party from liability for any breach of this Agreement by such party prior to such termination.

10. Amendments and Waivers. Except as otherwise provided herein, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the unanimous written consent of (a) Parent, and (b) the holders of a majority of Voting Shares then held by the Voting Parties.

11. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, (a) any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement and (b) the Closing Sponsor Shares shall be appropriately adjusted on a pro rata basis and consistent with the terms of this Agreement.

12. Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement, including the applicable statute of limitations, shall be governed by and interpreted in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

14. Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

15. Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

16. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

[Remainder of page intentionally left blank; signature page follows]

Annex C-21

This Agreement is hereby executed effective as of the date first set forth above.

Parent:
DATALOGIQ, INC.
By:
Name:
Title:
Sponsor:
ABRI VENTURES I, LLC
By:
Name:
Title:
Voting Parties:
[To be provided.]

[Signature Page to Voting Agreement]

Annex C-22

Annex D

December 4, 2022

Board of Directors
Abri SPAC I, Inc.
Abri Ventures I, LLC
9663 Santa Monia Blvd, No. 1091
Beverly Hills, CA 90210
c/o Mr. Jeffrey Tirman, CEO

Dear Mr. Tirman:

The Mentor Group, Inc., (“TMG,” “we,” “our”) has been retained by Abri SPAC I, Inc. (“Abri”) to provide independent valuation services in connection with the determination of the value of Logiq, Inc. (the “Company”). We understand that on September 9, 2022 Logiq, Inc., a Delaware corporation (“DLQ Parent”), DLQ, Inc., a Nevada corporation and wholly-owned subsidiary of Logiq, Inc., Abri SPAC I, Inc. and Abri Merger Sub, Inc., a wholly-owned subsidiary of Abri (“Merger Sub”) entered into a Merger Agreement whereby Merger Sub will merge with and into Company (the “Merger”) with Company being the surviving Company (the “Surviving Company”) and wholly-owned subsidiary of Abri, and Abri will change its name to “DataLogiq, Inc.”

The Company offers solutions that help small-to-medium-sized businesses (“SMBs”) to provide access to and reduce transaction friction of e-commerce for their clients globally. The Company’s solutions are provided through (i) its “AppLogiq” business segment (operated as CreateApp (https://www.createapp.com/), which allows SMBs to establish their point-of-presence on the web, and (ii) its “DataLogiq” business segment, a digital marketing analytics business unit that offers proprietary data management, audience targeting and other digital marketing services that improve an SMB’s discovery and branding within the vast e-commerce landscape.1 The AppLogiq business was spun out in January 2022. Logiq, Inc. currently has approximately 45 employees located in New York, Colorado, Minnesota, and with its Battle Bridge acquisition, Texas and Oklahoma. It also has some contract development work done overseas.

DataLogiq is a marketing technology platform used to digitally market products to consumers and serves customers in the U.S. DataLogiq has positioned itself as The Trade Desk for SMBs, affording smaller entities similar digital marketing capabilities as The Trade Desk without the high minimums and costs. It has a large business in sales lead generation and its largest verticals are insurance (particularly Medicare) and home improvement leading to some seasonality in revenues.

Abri will acquire one hundred percent of the outstanding securities of DLQ Parent for a Merger Consideration of $114 million in the form of 11,400,000 shares of Abri Common Stock, par value $0.0001 per share at a deemed price of $10.00 per share to be issued to DLQ Parent including the 2,850,000 Dividend Shares to be issued to the DLQ Parent stockholders in connection with the Merger.

____________

1        Logiq, Inc., Form 10-Q, September 30, 2022.

Annex D-1

Treatment of DLQ Securities

Cancellation of Securities — each share of DLQ Common Stock, if any, that is owned by Abri, Merger Sub, DLQ, or any other affiliate of Abri (as treasury stock or otherwise) immediately prior to the effective time of the Merger (the “Effective Time”), will automatically be cancelled and retired without any conversion or consideration.

•        DLQ Common Stock — At the Effective Time, each issued and outstanding share of DLQ’s common stock, par value $0.0001 per share (“DLQ Common Stock”) (other than any such shares of DLQ common stock cancelled as described above) will be converted into the right to receive a number of shares of Abri Common Stock equal to the Conversion Ratio.

•        “Conversion Ratio” means the quotient obtained by dividing (a) the Per Share Merger Consideration by (b) $10.00.

•        “Per Share Merger Consideration” means an amount equal to $114,000,000, divided by the number of Fully Diluted Company Shares. ‘

The Board of Directors of Abri (the “Board”) has requested that The Mentor Group Inc. provide an opinion (the “Fairness Opinion”) to the Board as to whether, as of August 29, 2022 (the “Valuation Date”), the Merger Consideration to be received by the holders of Abri Common Stock in the Merger pursuant to the Agreement is fair to such holders from a financial point of view only. TMG understands that the Merger is for all outstanding interests of the Company.

This Fairness Opinion is directed only to the Board of Directors of Abri and addresses only the fairness of the Merger from a financial point of view. It does not address the underlying business decision to proceed with the Merger and does not constitute a recommendation to any stakeholders as individuals or as a class. The Fairness Opinion is based on TMG’s analyses, which contain estimates and valuation ranges that are not necessarily indicative of actual values or predictive of future results or values.

This Fairness Opinion shall be used only by the Board in evaluating the Merger. It is not to be used, circulated, quoted or otherwise referred to (either in its entirety or through excepts or summaries) for any other purposes, unless (1) it is to be filed with or referred to in any registration statement, proxy statement or any other document filed with the Securities and Exchange Commission, and it is included in full and you have received TMG’s prior written consent with respect to all of the references to it and/or the opinion included in any such registration statement, proxy statement or any other document filed with the Securities and Exchange Commission or (2) it is to be introduced into evidence or referred to in any litigation pertaining to matters relating to the Transaction and covered in the opinion; provided, however, that notwithstanding the foregoing, (a) the Board shall provide, upon request, a copy of the opinion or a summary of it (and TMG shall have the right to review and approve any such summary, such approval not be unreasonably withheld, conditioned or delayed) to (i) Board and (ii) any shareholders as determined from time to time by the Board.

Abri will give TMG written notice at least three business days in advance of such use in any litigation or it (or the summary) being provided to any shareholder. The opinion will be provided to the Board for its evaluation and analysis of the Merger at or prior to the time the Company will execute definitive transaction documents, and TMG is not required to update our opinion as of a later date. Anything to the contrary contained herein notwithstanding.

In connection with this Fairness Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1)   Reviewed a final draft of the Merger Agreement by and among Logiq, Inc., DLQ, Inc., Abri SPAC I Inc., and Abri Merger Sub, Inc. dated September 9, 2022;

2)   reviewed the Form S-4 Registration Statement filed with the SEC on November 3, 2022 regarding the Merger;

3)   reviewed the Letter of Intent dated July 31, 2022 regarding the Merger including Exhibit A, Summary of Terms;

4)   reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by Abri, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending 2022 through 2023 (the “Company Forecasts”);

Annex D-2

5)   reviewed the 10Ks and 10Qs of Logiq, Inc. for the fiscal years 2020 – 2021 and fiscal quarters of 2022 through June 30, 2022;

6)   reviewed a “Datalogiq Valuation” dated August 30, 2022 by The Benchmark Company;

7)   spoke with certain members of the management of Abri regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

8)   compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

9)   considered publicly available financial terms of certain transactions that we deemed to be relevant; and,

10) conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material, and other information. In addition, Abri management has advised us, and we have assumed that the Company forecasts reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Company management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Fairness Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the LOI and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the LOI, the Merger Agreement, and other related documents and instruments. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to our analyses or this Fairness Opinion.

Furthermore, in connection with this Fairness Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have not been requested to, and did not, solicit indications of interest from, third parties with respect to the Merger, the securities, assets, business or operations of the Company or any other party, other than from two parties that had previously approached the Company regarding their interest in acquiring the Company. We have not been requested to, and did not, advise the Board or any other party with respect to alternatives to the Merger. This Fairness Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Fairness Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

Annex D-3

This Fairness Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Fairness Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to, or whether to tender shares in connection with, the Merger or otherwise.

The material in this Fairness Opinion may not be reprinted in whole or in part without the prior express written consent of TMG. The Board of Directors of Abri alone contracted for and are the intended beneficiary of this Fairness Opinion. This Fairness Opinion may not be relied upon by any other person or entity without TMG’s prior express written consent. Any use which any third party makes of the Fairness Opinion, or any reliance on it, or decision to be made based upon it, are the responsibilities of that party. This Fairness Opinion is subject to the attached Statement of Assumptions and Limited Conditions.

Valuation Methodology

In estimating the Enterprise Value (“EV”) of the Company, we relied on the results from the following methods:

1.      Guideline Company Method.    Under the Guideline Company Method, value is estimated by comparing a subject company to similar companies with publicly traded ownership interests. The Guideline Public Companies (“GPCs”) are selected based on comparability to a subject company, and valuation multiples are calculated and applied to a subject company’s operating data.

2.      Guideline Merged & Acquired Company Method.    This method is also part of the Market Approach. This method is similar to the Guideline Company method, but the valuation data comes from mergers and acquisitions. Value derived is predicated on the valuation multiples of transactions involving companies with similar characteristics.

Guideline Public Company Method

We selected thirteen Guideline Public Companies (including three identified by the Company as having relatively similar business models) based on a review of public companies providing digital marketing services to their customers, including lead generation, digital advertising, customer data platforms, predictive targeting, and other software marketing services. See Schedule 2 attached to this Fairness Opinion for a description of the Guideline Public Companies.

We reviewed market valuations and implied trading statistics for the thirteen selected companies. The Company forecasted negative margins (EBITDA and EBIT) for the two years (2022 and 2023) for which the Company had a forecast. Six of the Guideline Public Companies were EBITDA negative and seven EBIT negative as of the Valuation Date (Schedule 7). We therefore relied upon revenue multiples to determine the value of the Company.

In Schedule 3, we determined revenue multiples of Valuation Date Enterprise Value (“EV”) for the trailing-twelve-months (“TTM”) revenue prior to the Valuation Date, and forecast revenue multiples for 2022, and 2023. For comparison, in Schedule 4 we calculated historical revenue multiples of TEV for the years 2019 – 2021. We also compared the companies’ historical performance to that of Logiq, Inc. in Schedule 7.

Schedule 1 shows the application of our selected range of multiples to the Company’s forecast performance. In selecting the range of multiples to apply to the Company in future periods, we considered the forecast growth of the Company with respect to the forecast growth of comparable public companies. The EV/2022 Revenue multiples ranged from 0.40 to 3.20, with median 1.25 and mean 1.59. The EV/2023 Revenue multiples ranged from 0.34 to 2.78 with median 1.00 and mean 1.37. We selected the first and third quartile multiples to apply to the 2022 and 2023 forecast revenue of Logiq, Inc. We selected the first and third quartiles to narrow the distribution of the multiples to the fifty percent of the distribution that surrounds the median, thus narrowing our range of implied EV. Based on the application of the revenue multiples to the 2022 and 2023 forecast revenue, we determined an implied enterprise value range of from $20,029,200 (rounded) to $132,296,000 (rounded).

Linear regression of guideline public company EV against forecast 2022 and 2023 revenue is shown in Schedules 8 and 9, respectively. In regression analysis, independent (forecast revenue) and dependent variable data from the guideline public companies are plotted on a graph and a straight line drawn through the center of the data points, minimizing the squared deviations of the data from the mean. The relationship between the independent and dependent

Annex D-4

data is described by the formula for a straight line, y = mx + b, where m is the slope of the line, and b is the y-intercept. This formula can then be applied to the Company’s specific financial results to provide an estimate of value. R² is a measure of the percentage of the variation in the y variable that can be explained by changes in the x variable.

For our analyses, we narrowed the number of guideline public companies to nine by eliminating companies with EV over $600 million, as including these four companies did not provide meaningful results in our analyses. The R² measure resulting from our regression analyses indicated that there was a positive relationship between guideline public company EV and forecast 2022 and 2023 revenue. Based upon the application of the resulting regression equation (EV = m * forecast revenue + b) that we derived for each of the two forecast years, we calculated the implied EV for the Company, from which we also calculated the implied revenue multiple for each of the two forecast years 2022 and 2023 (Schedules 8 and 9).

Schedule 1 shows the application of the revenue multiples implied by our regression analyses to the 2022 and 2023 forecast revenue. We determined an implied enterprise value range of from $107,203,300 (rounded) to $121,143,900 (rounded).

Guideline Merged & Acquired Company Method

We selected seven transactions of companies in the same industry as and similar to Logiq, Inc. In Schedule 10 is a business description of the acquired companies as well as TTM income statement financial results for the acquired companies. We determined multiples of EV for four specific measures of financial performance (revenue, EBITDA, EBIT, and net income (“NI”)) based on the Enterprise Value of the acquired company. Note that only one of the acquired companies was profitable (i.e., EBITDA, EBIT and NI positive). For the seven transactions, we performed statistical analyses on the financial parameters and on the multiples of EV derived therefrom.

Schedule 1 shows the application of our selected range of multiples to the Company’s forecast performance. The EV Revenue multiples ranged from 1.09 to 8.42, with median 3.71 and mean 4.59. As in the case of the guideline public companies, we selected the first and third quartile multiples to apply to the 2022 and 2023 forecast revenue of Logiq, Inc. Based on the application of the revenue multiples to the 2022 and 2023 forecast revenue, we determined an implied enterprise value range from $48,353,400 (rounded) to $1,212,510,100 (rounded).

Summary

In Schedule 1 we summarize the results of our analyses. We determined a range of EV for the Company based on application of multiples of revenue derived from publicly traded and acquired companies similar to Logiq to Logiq forecast 2022 and 2023 revenue. We focus our summary analysis on the implied EV based on application of the multiples to forecast 2023 revenue. We calculated a weighted average of the 3 sets of multiples determined in our analyses. We applied a weighting of 35 percent each to the implied enterprise value derived directly from our statistical analysis and from our regression analyses. We applied a 30 percent weighting to the implied EV derived directly from our guideline transacted company statistical analysis.

Conclusion

Based on the foregoing, and in reliance thereon, it is TMG’s opinion that the Merger is fair from a financial point of view.

Respectfully submitted,

THE MENTOR GROUP, INC.

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Annex D-5

Statement of Limiting Factors and Assumptions

The analyses and opinions concluded by The Mentor Group, Inc. (hereinafter referred to as “TMG”) and set forth in this Fairness Opinion are subject to the following assumptions and limiting conditions:

We have no present or contemplated material interest in the business or assets that are the subject of this Fairness Opinion. We have no personal interest or bias with respect to the subject matter of this Fairness Opinion or the parties involved. In accordance with recognized professional ethics, the professional fee for this service is not contingent upon TMG’s conclusion of value, and neither TMG nor any of its employees has a present or intended financial interest in the Company.

To the best of our knowledge and belief, the statements of fact contained in this Fairness Opinion, upon which the analyses, opinions, and conclusions expressed herein are based, are true and correct.

The fee for this engagement is not contingent upon the values reported. The opinion of value expressed herein is valid only for the stated purpose and only as of the date of the Fairness Opinion.

No investigation of legal fee or title to the business or its assets has been made and the ownership claim to the business and its assets is assumed valid. No consideration has been given to liens or encumbrances which may be in place against the business or assets, except as specifically stated in this Fairness Opinion.

The Mentor Group, Inc. is not specifically identified as a tax advisor under IRS Circular 230. Under these standards, written advice may not be relied upon for the purpose of avoiding accuracy-related penalties or reportable transaction understatement penalties, unless the advice satisfies a variety of requirements. Nothing contained in any written product issued by TMG has been prepared, nor may be relied upon, for the purpose of avoiding tax penalties that may be imposed.

This letter and the conclusions arrived at herein are for the exclusive use of the Company. Furthermore, the letter and conclusions are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusions reached herein represent the considered opinion of TMG based upon information furnished to it by the Company and other sources. The extent to which the conclusions and valuations arrived at herein should be relied upon, they should be governed and weighted accordingly.

All value conclusions are presented as the considered opinion of TMG based on the facts noted within this Fairness Opinion. We assume no responsibility for changes in values or market condition nor for the inability of the owner to locate a purchaser at the estimated value. The value conclusions derived were for the specific purpose set forth herein and may be invalid if used for any other purpose. This is not a fairness or solvency opinion and may not be used out of the context as presented herein nor used to solicit potential buyers.

Client agrees to preserve the confidential format and content of our Fairness Opinions. Our Fairness Opinions and the TMG name are not to be used in whole or in part outside your organization, without our prior written approval, except for review by your auditors, legal counsel, advisors, financial institution (if the purpose of our appraisal is financing), and by representatives of taxing authorities. We will likewise preserve the confidential nature of information received from you, or developed during this engagement, in accordance with our established professional standards. Client agrees that TMG does not, either by entering into this contract or by performing the services rendered, assume, abridge, abrogate or undertake to discharge any duty of Client to any other person. Unless otherwise stated in writing, TMG may reference the work performed for Client in general public announcements.

All financial statements and other pertinent data relating to the income and expense attributed to the entity have been provided either by management or its representatives and accepted without further verification, except as may be noted in the Fairness Opinion. Therefore, to the extent that such information may be found at a later date to have been inaccurate or misrepresented, we cannot accept liability for the consequences such inaccuracy or misrepresentation may have on our value conclusion or the use of our conclusion in actions taken by our client.

Annex D-6

While we accept as correct the information furnished to us by others, no guarantee is expressed or implied herein for the validity of such information, whether in written or oral form. We accept as correct the information furnished us by others. Providers of the information warrant the following:

1.    The above referenced information does not contain any untrue statements of material fact, or omit a material fact which makes the information misleading;

2.    The financial statements and other financial information provided to TMG fairly present in all material respects the financial condition, results of operations and cash flow of Client; and

3.    TMG was made aware of all known factors which could significantly affect an independent third-party financial analysis of Client.

In addition, we assume that the information supplied by management and others represented a good faith effort to describe the business or assets. We further assume that, unless indicated otherwise, there is no intention of selling control of or liquidating any material asset other than in the normal and ordinary course of business.

Neither all nor any part of the contents of this Fairness Opinion shall be conveyed to the public through advertising, public relations, news, sales, or other media, without the written consent and approval of TMG.

We assume that the terms of any leases currently in effect will not be altered by any lessor contending that the new financial structure triggers a material change in the financial condition of the Company, unless and to the extent that these assertions are specifically disclosed. We assume there are no hidden or unexpected conditions of either the real or personal property utilized by the business enterprise which would materially and adversely affect value.

We express no opinion as to: a) the tax consequences of any transaction which may result; b) the effect of the tax consequences of any net value received or to be received as a result of a transaction; and, c) the possible impact on the market price resulting from any need to effect a transaction to pay taxes; and, d) the viability or legality of any transaction for which our valuation may be utilized.

No opinion is expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers. Therefore, this Fairness Opinion does not address issues of law, engineering, code conformance, toxic contamination or discharge, the potential presence of hazardous substances, etc., unless specifically identified in the body of the Fairness Opinion.

Unless express written notice of noncompliance is delivered and brought to the attention of TMG, we assume that the Company is in compliance with all laws and regulations of any government or agency significant and relevant to its operations.

TMG has no responsibility to update the opinions stated herein for events and circumstances occurring after the date of this letter. Any additional consultation, attendance during any hearings or depositions, testimony, or additional research required in reference to the present engagement beyond the opinions expressed herein, as of the date of this letter, are subject to specific written arrangements between the parties.

The analyses and market value estimate may, in part, be based on estimates and assumptions which are inherently subject to uncertainty and variation, depending on evolving events. However, some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analyses may vary from our estimates, and the variations may be material.

This Fairness Opinion may contain prospective financial estimates or opinions that represent TMG’s expectations at a particular point in time, but such information, estimates or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved, that events will occur, or that a particular price will be offered or accepted.

Any value estimates provided in the Fairness Opinion apply to the overall business enterprise, and any proration of the total into fractional interests will invalidate the value estimate, unless such proration or division of interests has been set forth in the Fairness Opinion.

Annex D-7

No consideration has been given in this appraisal to the underlying market value of the real and personal property, such as furniture, fixtures, machinery and equipment located on the premises, unless otherwise identified in this Fairness Opinion.

TMG assumes no responsibility for economic or physical factors which may affect the opinions herein stated which may occur at some date after the date of this Fairness Opinion. Forecasts of future events which influence the valuation process are predicated on the continuation of historical and current trends in the market, as identified in the Fairness Opinion.

TMG reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this Fairness Opinion as may be required by consideration of additional data or more reliable data that may become available.

We assume no responsibility for any financial reporting judgements which are appropriately those of management. Management accepts the responsibility for any related financial reporting with respect to the assets or properties encompassed by this appraisal.

All appraisal services, pursuant to this Fairness Opinion, shall be deemed to be contracted for and rendered in the county of TMG office contracted to perform the services, and any arbitration or judicial proceedings shall take place in that county.

With regard to any intangible assets (patents, trademarks, service marks, trade names, copyrights, trade secrets, etc.), either valued separately and distinctly from the business or which may contribute to the value of the business enterprise but not be separately valued as a part of this valuation engagement, TMG expresses no opinion regarding nor shall it have any responsibility in connection with, any of the following matters:

a.      verifying the ownership of the property;

b.      determining whether the owner of such property has granted to other parties any licenses, options or security interests therein, or made any commitment to license or assign rights in such property; or whether such property has liens or other encumbrances against it;

c.      the validity or enforceability of any patent, copyright registration or trademark (or service mark) registration;

d.      whether property identified as a trade secret is, in fact, a legally enforceable trade secret, and the scope of protection afforded;

e.      the scope of patent claims; that is, the range and types of products or processes covered by any patent;

f.       whether the inventor(s) identified in any patent is(are) the true inventor(s), and whether all inventors have been named;

g.      the scope of rights in trademarks, service marks or trade names;

h.      the correct authorship of any copyrighted works;

I.       whether there has been litigation relating to such intangible assets and the results of any adjudication or settlement of such litigation, particularly with respect to issues of validity, enforceability and scope of protection afforded.

TMG has not been involved in the financial planning, the structuring of the ownership entity(s), and/or the tax and accounting issues related to any Federal Gift and/or Estate Tax Planning Strategy. Furthermore, we have provided no legal advice and we take no responsibility for the legal interpretation of California Partnership Law, or the Laws of any other state impacting the entity(s) valued herein. In addition, if any adjustments have been made for the lack of control or the lack of marketability in the appraisal, then that segment of our analysis is not in compliance with the Uniform Standards of Professional Appraisal Practice (“USPAP”), in that USPAP does not specifically reference any methodology for valuing minority interests in Partnerships, Corporations, LLCs, etc. or undivided fractional interests held directly in real estate.

Annex D-8

The liability of TMG and its employees and associates is limited to the client only and to the amount of the fee actually received by TMG. There is no accountability, obligation, or liability to any third party. If the Fairness Opinion or any part thereof is disseminated to anyone other than the client, the client shall make such party or parties aware of all limiting conditions and assumptions affecting the appraisal assignment. Neither the appraisers nor TMG is in any way responsible for any costs incurred to discover or correct any physical, financial, and/or legal deficiencies of any type present in the subject property. In the case of limited partnerships or syndication offerings or stock offerings in real estate, the client agrees that in the event of a lawsuit brought by a lender, a partner or part owner in any form of ownership, a tenant or any other party, the client will indemnify and hold the appraiser(s) and TMG completely harmless in such action with respect to any and all awards or settlements of any type, such as fines, penalties, or financial losses resulting from actions taken by tax authorities, including but not limited to the Internal Revenue Service, when such fines, penalties, or losses are not due to fraud or gross negligence on the part of TMG.

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Annex D-9

Schedules

Summary and Conclusion — Enterprise Value	Schedule 1
Guideline Company Business Descriptions	Schedule 2
Guideline Public Company Forward Multiples of EV	Schedule 3
Guideline Public Company Historical Multiples of EV	Schedule 4
Guideline Company Consensus Estimates	Schedule 5
Guideline Public Company Multiples of MVIC	Schedule 6
Guideline Public Company Financial Overview	Schedule 7
Guideline Public Company Method — Linear Regression of 2022 Revenue on EV	Schedule 8
Guideline Public Company Method — Linear Regression of 2023 Revenue on EV	Schedule 9
Guideline Merged & Acquired Company Multiples	Schedule 10
Historical & Projected Balance Sheets	Schedule 11
Historical & Projected Income Statements	Schedule 12
Financial Statement Analysis	Schedule 13
Annex D-10

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 1
Summary and Conclusion - Enterprise Value	Page 1 of 1
As of August 29, 2022	($000)
Valuation Multiples									Valuation Summary							Weighting	Weighted Value
Metric(1)	Public Company Range(2)	Public Company Median(3)	Public Company Mean(3)	Regression Analysis Implied 2022 Multiple(4)	Regression Analysis Implied 2023 Multiple(5)	Transacted Company Range(6)	Transacted Company Median(7)	Transacted Company Mean(7)	Selected Forward Multiple Range(8)			Company Forecast Performance(9)	Implied Forecast Enterprise Value Range

EV/2022 Revenue	0.40 x - 3.20 x	1.25 x	1.59 x						0.99 x	-	2.01 x	$20,231.6	$20,029.2	-	$40,665.4
EV/2023 Revenue	0.34 x - 2.78 x	1.00 x	1.37 x						0.90 x	-	1.84 x	71,900.0	64,710.0	-	132,296.0	35.0%	$22,648.5	-	$46,303.6

EV/2022 Revenue				5.30 x					5.30 x	-	5.30 x	$20,231.6	$107,203.3	-	$107,203.3
EV/2023 Revenue					1.68 x				1.68 x	-	1.68 x	71,900.0	121,143.9	-	121,143.9	35.0%	42,400.4	-	42,400.4

EV/TTM Revenue						1.09 x - 8.42 x	3.71 x	4.59 x	2.39 x	-	7.06 x	$20,231.6	$48,353.4	-	$142,753.8
												71,900.0	171,841.0	-	1,212,510.1	30.0%	51,552.3	-	363,753.0

													Enterprise Value Range(10)			100.0%	$116,601.2		$452,457.0
Implied Multiples
EV/2022 Revenue	5.76 x	-	22.36 x
EV/2023 Revenue	1.62 x	-	6.29 x
Notes to Schedule

(1)   Enterprise Value = (Market Capitalization + Debt + Preferred Stock + Non-Controlling Interest) - (Cash & Equivalents) - (Net Non-Operating Assets).

(2)   Minimum and Maximum; see Schedule 3.

(3)   See Schedule 3.

(4)   See Schedule 8.

(5)   See Schedule 9.

(6)   First and Third Quartiles; see Schedule 10.

(7)   See Schedule 10.

(8)   First and third quartiles except for the regression analysis; see Schedule 3 and Schedule 10.

(9)   See Schedule 12.

(10) Based on a weighted average of 2023 estimated public company (70%) and acquired company (30%) Enterprise Value.

Annex D-11

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 2
Guideline Company Business Descriptions	Page 1 of 4
Source: Capital IQ
System1, Inc. (NYSE:SST)
Primary Industry: Interactive Media and Services

System1, Inc. develops technology and data science to operate responsive acquisition marketing platform. The company also operates a real-time coupon code search engine and directory that offers coupon destinations for online shoppers. It serves customers in the areas of health, subscription, finance, insurance, business and technology, travel, auto, and other direct-to-consumer businesses. The company was founded in 2013 and is based in Los Angeles, California.

Zeta Global Holdings Corp. (NYSE:ZETA)
Primary Industry: Application Software

Zeta Global Holdings Corp. operates an omnichannel data-driven cloud platform that provides enterprises with consumer intelligence and marketing automation software in the United States and internationally. Its Zeta Marketing Platform analyzes billions of structured and unstructured data points to predict consumer intent by leveraging sophisticated machine learning algorithms and the industry’s opted-in data set for omnichannel marketing; and Consumer Data platform ingests, analyzes, and distills disparate data points to generate a single view of a consumer, encompassing identity, profile characteristics, behaviors, and purchase intent. It also offers various types of product suites, such as opportunity explorer, and CDP+, which helps in consolidating multiple databases and internal and external data feeds and organize data based on needs and performance metrics. The company was incorporated in 2007 and is headquartered in New York, New York.

QuinStreet, Inc. (NasdaqGS:QNST)
Primary Industry: Interactive Media and Services

QuinStreet, Inc., an online performance marketing company, provides customer acquisition services for its clients in the United States and internationally. The company offers online marketing services, such as qualified clicks, leads, calls, applications, and customers through its websites or third-party publishers. It serves financial and home services industries. The company was incorporated in 1999 and is headquartered in Foster City, California.

MediaAlpha, Inc. (NYSE:MAX)
Primary Industry: Interactive Media and Services

MediaAlpha, Inc., through its subsidiaries, operates an insurance customer acquisition platform in the United States. It optimizes customer acquisition in various verticals of property and casualty insurance, health insurance, and life insurance. The company was founded in 2014 and is headquartered in Los Angeles, California.

Digital Media Solutions, Inc. (NYSE:DMS)
Primary Industry: Advertising

Digital Media Solutions, Inc. operates as a digital performance marketing company that offers a software delivery platform in the United States. It operates through three segments: Brand Direct, Marketplace, and Other. The company operates as a performance marketing engine for companies across various industries, including consumer finance, e-commerce, education, insurance, home services, brand performance, automotive, gig, health and wellness, and career placements. It also provides managed services that help clients to access and control the advertising expenses; and marketing automation software as a service to clients. The company was founded in 2012 and is headquartered in Clearwater, Florida.

Annex D-12

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 2
Guideline Company Business Descriptions	Page 2 of 4
Source: Capital IQ
AdTheorent Holding Company, Inc. (NasdaqCM:ADTH)
Primary Industry: Advertising

AdTheorent Holding Company, Inc., a digital media platform, provides machine learning platform for advertisers and marketers in the United States and Canada. The company offers predictive targeting, geo-intelligence, and cross-environment map solutions, as well as Studio A\T. It serves pharmaceutical/healthcare, dining, retail, and travel and hospitality, as well as banking, financial services and insurance industries. The company was founded in 2012 and is headquartered in New York, New York.

ChannelAdvisor Corporation (NYSE:ECOM)
Primary Industry: Application Software

ChannelAdvisor Corporation, together with its subsidiaries, provides software-as-a-service (SaaS) solutions in the United States and internationally. The company’s SaaS is a cloud platform that helps brands and retailers to improve their e-commerce operations, expand to new channels, and grow sales. Its suite of solutions includes various platform modules, including Marketplaces module that connects customers to third-party marketplaces, and allows brands and distributors to manage purchase orders, shipment notifications, stock quantities, and invoices for multiple retail dropship partners; Digital Marketing module that creates, manages, and evaluates advertising using a variety of ad formats across multiple channels; Shoppable Media module that allows brands to provide web visitors to purchase using dynamic links to in-stock retail product pages or carts, or with information on where products can be purchased from local retail stores; and Brand Analytics module, which helps brands for e-commerce channels with actionable insights into how products are performing across thousands of retailer websites and marketplaces. Its customers include online businesses of brands and retailers, as well as advertising agencies that use its solutions on behalf of their clients. The company was incorporated in 2001 and is headquartered in Morrisville, North Carolina.

PubMatic, Inc. (NasdaqGM:PUBM)
Primary Industry: Advertising

PubMatic, Inc. provides a cloud infrastructure platform that enables real-time programmatic advertising transactions for Internet content creators and advertisers worldwide. The company’s solutions include Openwrap, a header bidding solution that provides enterprise-grade management and analytics tools; Openwrap OTT, a header bidding management solution for OTT; Openwrap SDK, a header bidding solution for in-app developers; private marketplace solutions; and media buyer consoles. In addition, it offers Real-Time Bidding (RTB) programmatic technologies, which provides various selling options across screens and ad formats; digital advertising inventory quality solutions to detect and filter out invalid traffic and other nefarious activity; Ad quality solutions targeting the reduction of security issues, quality issues, and performance issues; Identity Hub, an identity solution that allows for the use of any advertiser preferred user identifier in a scaled and privacy-compliant fashion; Audience Encore, an audience data platform; and cross-platform video, a sell side platform, which connects trusted video buyers to premium publishers. The company’s platform supports an array of ad formats and digital device types, including mobile app, mobile web, desktop, display, video, over-the-top (OTT), connected television, and media. PubMatic, Inc. was incorporated in 2006 and is based in Redwood City, California.

Annex D-13

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 2
Guideline Company Business Descriptions	Page 3 of 4
Source: Capital IQ
Cardlytics, Inc. (NasdaqGM:CDLX)
Primary Industry: Advertising

Cardlytics, Inc. operates an advertising platform in the United States and the United Kingdom. It offers Cardlytics platform, a proprietary native bank advertising channel that enables marketers to reach customers through their network of financial institution partners through digital channels, such as online, mobile applications, email, and various real-time notifications; and Bridg platform, a customer data platform which utilizes point-of-sale data and enables marketers to perform analytics and targeted loyalty marketing, as well as measure the impact of their marketing. The company was incorporated in 2008 and is headquartered in Atlanta, Georgia.

Porch Group, Inc. (NasdaqCM:PRCH)
Primary Industry: Internet and Direct Marketing Retail

Porch Group, Inc. operates a software platform in the United States and Canada. The company operates through two segments, Vertical Software and Insurance. The Vertical Software segment provides software and services to home services companies and gives early access to homebuyers and homeowners. It offers services to home services companies, such as home inspectors, consumers, such as homebuyers and homeowners, service providers, such as moving, insurance, warranty, and security companies, and TV/Internet providers. This segment operates through Floify, HireAHelper, ISN, iRoofing, Palm-Tech, Porch.com, Rynoh, and V12 brands. The Insurance segment offers property related insurance policies through our own risk-bearing carrier and independent agency as well as risk-bearing home warranty company. This segment operates though American Home Protect, Elite Insurance Group, and Homeowners of America brands. In addition, the company provides property and casualty, home, auto, flood, and umbrella insurance products; and contractor services. The company was incorporated in 2011 and is headquartered in Seattle, Washington.

Tremor International Ltd (AIM:TRMR)
Primary Industry: Advertising

Tremor International Ltd. provides end-to-end software platform that enables advertisers to reach relevant audiences and publishers. The company’s demand side platform (DSP) offers full-service and self-managed marketplace access to advertisers and agencies in order to execute their digital marketing campaigns in real time across various ad formats. Its sell supply side platform (SSP) provides access to data and a comprehensive product suite to drive inventory management and revenue optimization. The company also offers data management platform solution, which integrates DSP and SSP solutions enabling advertisers and publishers to use data from various sources in order to optimize results of their advertising campaigns. It serves Ad buyers, advertisers, brands, agencies, and digital publishers in Israel, the United States, the Asia-Pacific, Europe, the Middle East, and Africa. The company was formerly known as Taptica International Ltd. and changed its name to Tremor International Ltd. in September 2015. Tremor International Ltd. was incorporated in 2007 and is headquartered in Tel Aviv-Yafo, Israel.

Annex D-14

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 2
Guideline Company Business Descriptions	Page 4 of 4
Source: Capital IQ
Magnite, Inc. (NasdaqGS:MGNI)
Primary Industry: Advertising

Magnite, Inc. operates an independent sell-side advertising platform in the United States and internationally. The company’s platform offers applications and services for sellers of digital advertising inventory or publishers that own and operate CTV channels, applications, websites, and other digital media properties, to manage and monetize their inventory; and provides applications and services for buyers, including advertisers, agencies, agency trading desks, and demand side platforms to buy digital advertising inventory. It markets its technology solutions to buyers and sellers through a sales teams that operate from various locations. The company was formerly known as The Rubicon Project, Inc. and changed name to Magnite, Inc. in July 2020. Magnite, Inc. was incorporated in 2007 and is headquartered in New York, New York.

Viant Technology Inc. (NasdaqGS:DSP)
Primary Industry: Application Software

Viant Technology Inc. operates as an advertising software company. It provides Adelphic, an enterprise software platform that enables marketers and their advertising agencies to plan, buy, and measure advertising across channels, including desktop, mobile, connected and linear TV, in-game, streaming audio, and digital billboards. The company also offers Holistic, an omnichannel demand side platform for marketers and their agencies to manage omnichannel campaigns and access metrics from each channel to inform decisions in other channels; Viant Household ID, a household profile, which provides household insights for optimized bid decisions and touchpoint collection across consumer pathways, as well as offers holistic targeting and measurement across channels; World Without Cookies software to manage reach and frequency at the household level; and Viant Identity Graph, which reduces or eliminates the need for cookies by enabling matching of people-based identifiers that anchor digital identifiers that allows marketers to reach targeted consumers in a privacy-conscious manner. In addition, it provides Data lake, a software and self-service enables customers with differentiated insights, including conversion lift, multi-touch attribution, foot-traffic data reports, digital-out-of-home lift, sales reporting, and ROAS analytics; onboarding data integrations provides marketers with high match rates to audience insights for segmentation, targeting, and measuring outcomes; and self-service interface that provides customers with transparency and control over their advertising campaigns and underlying data infrastructure. The company sells its platform through a direct sales team focused on business development in various markets. It serves purchasers of programmatic advertising inventory; and large, independent, and mid-market advertising agencies. The company was founded in 1999 and is headquartered in Irvine, California.

Annex D-15

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 3
Guideline Public Company Multiples of EV	Page 1 of 1
As of August 29, 2022	($million)
Company Name	Price On 08/29/2022	% of 52 Week High	Enterprise Value on 08/29/2022	Valuation Date Enterprise Value as a multiple of: (1)
				TTM Revenue	2022 Revenue	2023 Revenue
AdTheorent Holding Company, Inc.	2.86	24.0%	191.8	1.12 x	1.11 x	0.95 x
Cardlytics, Inc.	13.73	13.8%	532.4	1.78 x	1.68 x	1.42 x
ChannelAdvisor Corporation	15.12	51.4%	357.9	2.08 x	2.01 x	1.84 x
Digital Media Solutions, Inc.	1.24	13.1%	212.2	0.50 x	0.55 x	0.51 x
Magnite, Inc.	7.92	24.4%	1,628.0	2.97 x	3.20 x	2.78 x
MediaAlpha, Inc.	8.48	25.2%	474.6	0.85 x	1.05 x	0.91 x
Porch Group, Inc.	2.23	8.1%	363.6	1.47 x	1.25 x	1.00 x
PubMatic, Inc.	19.40	44.4%	861.4	3.43 x	3.09 x	2.58 x
QuinStreet, Inc.	12.08	64.5%	557.3	0.96 x	0.99 x	0.90 x
System1, Inc.	$10.88	29.3%	$1,562.6	1.93 x	1.73 x	1.51 x
Tremor International Ltd	4.38	45.2%	299.3	0.90 x	0.93 x	0.79 x
Viant Technology Inc.	4.66	25.1%	91.3	0.40 x	0.40 x	0.34 x
Zeta Global Holdings Corp.	6.91	51.3%	1,496.7	2.91 x	2.66 x	2.24 x

Maximum	$19.40	64.5%	$1,628.0	3.43 x	3.20 x	2.78 x
Third Quartile	12.10	45.2%	861.4	2.08 x	2.01 x	1.84 x
Average	8.50	32.3%	663.8	1.64 x	1.59 x	1.37 x
Median	7.90	25.2%	474.6	1.47 x	1.25 x	1.00 x
First Quartile	4.40	24.0%	299.3	0.90 x	0.99 x	0.90 x
Minimum	1.20	8.1%	91.3	0.40 x	0.40 x	0.34 x
Harmonic Mean				1.09 x	1.11 x	0.96 x
Coefficient of Variance				60.0%	58.0%	57.0%
Notes to Schedule

(1)    TTM = Trailing Twelve Months.

Enterprise Value = (Market Capitalization + Debt + Preferred Stock + Non-Controlling Interest) - (Cash & Equivalents) - (Net Non-Operating Assets) = MVEq - (Cash & Equivalents) - (Net Non-Operating Assets).

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization.

EBIT = Earnings Before Interest and Taxes

Source: Capital IQ

Annex D-16

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 4
Guideline Public Company Historical Multiples of EV	Page 1 of 1
As of August 29, 2022	($million)
Company Name	FYE Enterprise Value as a multiple of: (1)
	2021 Revenue	2020 Revenue	2019 Revenue
AdTheorent Holding Company, Inc.	1.16 x	3.26 x	0.00 x
Cardlytics, Inc.	1.99 x	15.81 x	9.42 x
ChannelAdvisor Corporation	2.13 x	4.70 x	3.51 x
Digital Media Solutions, Inc.	0.50 x	1.40 x	2.16 x
Magnite, Inc.	3.48 x	20.24 x	4.68 x
MediaAlpha, Inc.	0.74 x	1.81 x	0.00 x
Porch Group, Inc.	1.89 x	25.03 x	0.00 x
PubMatic, Inc.	3.80 x	8.29 x	0.00 x
QuinStreet, Inc.	0.96 x	1.49 x	1.25 x
System1, Inc.	2.27 x	0.00 x	0.00 x
Tremor International Ltd	1.01 x	6.17 x	0.63 x
Viant Technology Inc.	0.41 x	0.77 x	0.00 x
Zeta Global Holdings Corp.	3.27 x	3.86 x	0.00 x

Maximum	3.80 x	25.03 x	9.42 x
Third Quartile	2.27 x	8.29 x	2.16 x
Average	1.81 x	7.14 x	1.67 x
Median	1.89 x	3.86 x	0.00 x
First Quartile	0.96 x	1.49 x	0.00 x
Minimum	0.41 x	0.00 x	0.00 x
Harmonic Mean	1.13 x	2.70 x	1.74 x
Coefficient of Variance	63.0%	113.0%	167.0%
Notes to Schedule

(1)    Enterprise Value = (Market Capitalization + Debt + Preferred Stock + Non-Controlling Interest) - (Cash & Equivalents) - (Net Non-Operating Assets) = MVEq - (Cash & Equivalents) - (Net Non-Operating Assets).

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization.

EBIT = Earnings Before Interest and Taxes

Source: Capital IQ

Annex D-17

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 5
Guideline Company Consensus Estimates	Page 1 of 1
As of August 29, 2022	($million)
	Revenue
	CY2022	CY2023	CY2024	CY2025	CY2026

AdTheorent Holding Company, Inc.	172.6	202.1	239.5	279.1	324.3
Cardlytics, Inc.	317.3	375.0	477.0
ChannelAdvisor Corporation	178.0	195.0	218.2	240.0	259.2
Digital Media Solutions, Inc.	389.2	417.6	523.7	613.2	704.8
Magnite, Inc.	509.3	585.0	702.3
MediaAlpha, Inc.	452.4	522.4	626.6	933.3	1,106.3
Porch Group, Inc.	289.8	364.2	448.6	493.5	594.2
PubMatic, Inc.	279.0	334.5	415.3	498.4
QuinStreet, Inc.	563.3	619.7	693.2
System1, Inc.	$903.6	$1,031.6	$1,121.0	$1,207.1	$1,296.1
Tremor International Ltd	322.6	378.4
Viant Technology Inc.	225.8	271.6	354.8	385.1	459.4
Zeta Global Holdings Corp.	563.0	667.9	819.8
	Annual Revenue Growth

AdTheorent Holding Company, Inc.	17.1%	18.5%	16.6%	16.2%
Cardlytics, Inc.	18.2%	27.2%	-100.0%	NA
ChannelAdvisor Corporation	9.6%	11.9%	10.0%	8.0%
Digital Media Solutions, Inc.	7.3%	25.4%	17.1%	14.9%
Magnite, Inc.	14.9%	20.1%	-100.0%	NA
MediaAlpha, Inc.	15.5%	19.9%	48.9%	18.5%
Porch Group, Inc.	25.7%	23.2%	10.0%	20.4%
PubMatic, Inc.	19.9%	24.2%	20.0%	NA
QuinStreet, Inc.	10.0%	11.9%	NA	NA
System1, Inc.	14.2%	8.7%	7.7%	7.4%
Tremor International Ltd	17.3%	-100.0%	NA	NA
Viant Technology Inc.	20.3%	30.7%	8.5%	19.3%
Zeta Global Holdings Corp.	18.6%	22.8%	NA	NA
	Forecast CAGR
	22 – 25 CAGR	22 – 26 CAGR

AdTheorent Holding Company, Inc.	17.4%	17.1%
Cardlytics, Inc.	-100.0%	-100.0%
ChannelAdvisor Corporation	10.5%	9.8%
Digital Media Solutions, Inc.	16.4%	16.0%
Magnite, Inc.	-100.0%	-100.0%
MediaAlpha, Inc.	27.3%	25.1%
Porch Group, Inc.	19.4%	19.7%
PubMatic, Inc.	21.3%	NA
QuinStreet, Inc.	NA	NA
System1, Inc.	10.1%	9.4%
Tremor International Ltd	-100.0%	-100.0%
Viant Technology Inc.	19.5%	19.4%
Zeta Global Holdings Corp.

Annex D-18

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 6
Guideline Public Company Multiples of MVIC	Page 1 of 1
As of August 29, 2022	($million)
Company Name	Stock Price On 08/29/2022	Market Value of Invested Capital (MVIC)	Market Cap	Market Value of Invested Capital (MVIC) as a Multiple of:					MVEq as a Multiple of:
				TTM	TTM	TTM	NFY	NFY	TTM	TTM
				Revenue	EBITDA	EBIT	Revenue	EBITDA	Pretax Inc.	NI After Extr Items
AdTheorent Holding Company, Inc.	2.86	255.4	247.3	1.2 x	15.1 x	39.3 x	1.5 x	10.8 x	2.9 x	9.0 x
Cardlytics, Inc.	13.73	689.5	451.6	2.0 x	(7.8 x)	(5.1 x)	2.2 x	(21.4 x)	(1.7 x)	(3.1 x)
ChannelAdvisor Corporation	15.12	442.1	434.4	2.1 x	16.2 x	19.5 x	2.5 x	11.8 x	20.2 x	8.7 x
Digital Media Solutions, Inc.	1.24	238.6	49.4	0.5 x	7.5 x	48.6 x	0.6 x	7.7 x	3.4 x	14.0 x
Magnite, Inc.	7.92	1,861.1	1,052.9	3.1 x	15.7 x	(28.4 x)	3.6 x	10.9 x	(8.8 x)	75.2 x
MediaAlpha, Inc.	8.48	509.8	357.2	0.7 x	(93.6 x)	(48.2 x)	1.1 x	25.5 x	(24.1 x)	(19.8 x)
Porch Group, Inc.	2.23	642.8	222.5	2.4 x	(9.0 x)	(6.7 x)	2.2 x	(21.5 x)	(1.6 x)	(2.1 x)
PubMatic, Inc.	19.40	1,044.4	1,016.2	3.6 x	11.7 x	15.2 x	3.7 x	9.9 x	13.6 x	17.4 x
QuinStreet, Inc.	12.08	653.8	644.9	1.1 x	78.6 x	(115.8 x)	1.1 x	20.9 x	(111.9 x)	(104.4 x)
System1, Inc.	$ 10.88	$ 1,600.0	$ 985.7	1.8 x	18.7 x	35.7 x	1.8 x	10.2 x	127.0 x	38.4 x
Tremor International Ltd	4.38	647.8	635.6	1.6 x	4.9 x	7.3 x	2.0 x	4.2 x	7.3 x	8.0 x
Viant Technology Inc.	4.66	298.5	66.4	1.1 x	(7.2 x)	(5.3 x)	1.3 x	36.5 x	(6.0 x)	(3.8 x)
Zeta Global Holdings Corp.	6.91	1,607.5	1,423.7	2.7 x	(6.2 x)	(5.0 x)	2.9 x	18.6 x	(4.2 x)	(4.1 x)

Maximum		1,861.1	1,423.7	3.6 x	78.6 x	48.6 x	3.7 x	36.5 x	127.0 x	75.2 x
Third Quartile		1,044.4	985.7	2.4 x	15.7 x	19.5 x	2.5 x	18.6 x	7.3 x	14.0 x
Average		807.0	583.7	1.8 x	3.4 x	(3.8 x)	2.0 x	9.5 x	1.2 x	2.6 x
Median		647.8	451.6	1.8 x	7.5 x	(5.0 x)	2.0 x	10.8 x	(1.6 x)	8.0 x
First Quartile		442.1	247.3	1.1 x	(7.2 x)	(6.7 x)	1.3 x	7.7 x	(6.0 x)	(3.8 x)
Minimum		238.6	49.4	0.5 x	(93.6 x)	(115.8 x)	0.6 x	(21.5 x)	(111.9 x)	(104.4 x)
Harmonic Mean (1)		(0.5)	-	1.3 x	-	-	1.6 x	-	-	-
Coefficient of Variance		68.0%	73.0%	52.0%	1084.0%	-1135.0%	48.0%	171.0%	4167.0%	1535.0%

Annex D-19

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 7
Guideline Public Company Financial Overview	Page 1 of 2
As of August 29, 2022	($million)
Company Name	Price On 08/29/2022	X	Shares Outstanding (Millions)	=	Market Value of Equity (MVEq)	+	Total Debt	+	Preferred Stock	+	Minority Interest	=	Market Value of Invested Capital (MVIC)
AdTheorent Holding Company, Inc.	2.86		86.5		247.3		8.1		-		-		255.4
Cardlytics, Inc.	13.73		32.9		451.6		237.9		-		-		689.5
ChannelAdvisor Corporation	15.12		28.7		434.4		7.8		-		-		442.1
Digital Media Solutions, Inc.	1.24		39.8		49.4		217.3		-		(28.2)		238.6
Magnite, Inc.	7.92		132.9		1,052.9		808.3		-		-		1,861.1
MediaAlpha, Inc.	8.48		42.1		357.2		215.4		-		(62.9)		509.8
Porch Group, Inc.	2.23		99.8		222.5		420.3		-		-		642.8
PubMatic, Inc.	19.40		52.4		1,016.2		28.2		-		-		1,044.4
QuinStreet, Inc.	12.08		53.4		644.9		8.9		-		-		653.8
System1, Inc.	$ 10.88		90.6		$ 985.7		$ 430.1		$ 0.0		$ 184.3		$ 1,600.0
Tremor International Ltd	4.38		145.1		635.6		12.2		-		-		647.8
Viant Technology Inc.	4.66		14.3		66.4		21.0		-		211.1		298.5
Zeta Global Holdings Corp.	6.91		206.0		1,423.7		183.8		-		-		1,607.5

Maximum	$ 19.40		206.0		$ 1,423.7		$ 808.3		$ 0.0		$ 211.1		$ 1,861.1
Third Quartile	12.10		99.8		985.7		237.9		-		-		1,044.4
Average	8.50		78.8		583.7		199.9		-		23.4		807.0
Median	7.90		53.4		451.6		183.8		-		-		647.8
First Quartile	4.40		39.8		247.3		12.2		-		-		442.1
Minimum	1.20		14.3		49.4		7.8		-		(62.9)		238.6
Harmonic Mean					224.4								530.6
Coefficient of Variance					73%		119%						68%
Company Name	Trailing Twelve Month				Trailing Twelve Month Margins
	Revenue	EBITDA	EBIT	NI After Extr Items	EBITDA	EBIT	Net Income
AdTheorent Holding Company, Inc.	207.8	17.0	6.5	27.4	8.2%	3.1%	13.2%
Cardlytics, Inc.	342.5	(88.6)	(136.0)	(145.9)	(25.9%)	(39.7%)	(42.6%)
ChannelAdvisor Corporation	210.5	27.3	22.7	49.9	12.9%	10.8%	23.7%
Digital Media Solutions, Inc.	519.1	32.0	4.9	3.5	6.2%	0.9%	0.7%
Magnite, Inc.	606.2	118.6	(65.4)	14.0	19.6%	(10.8%)	2.3%
MediaAlpha, Inc.	748.7	(5.4)	(10.6)	(18.0)	(0.7%)	(1.4%)	(2.4%)
Porch Group, Inc.	263.2	(71.5)	(96.2)	(104.2)	(27.2%)	(36.6%)	(39.6%)
PubMatic, Inc.	289.9	89.2	68.6	58.5	30.8%	23.7%	20.2%
QuinStreet, Inc.	582.1	8.3	(5.6)	(6.2)	1.4%	(1.0%)	(1.1%)
System1, Inc.	$ 908.2	$ 85.4	$ 44.9	$ 25.7	9.4%	4.9%	2.8%
Tremor International Ltd	417.8	131.6	89.2	79.8	31.5%	21.4%	19.1%
Viant Technology Inc.	275.3	(41.5)	(56.6)	(17.3)	(15.1%)	(20.5%)	(6.3%)
Zeta Global Holdings Corp.	595.6	(261.2)	(320.4)	(347.4)	(43.8%)	(53.8%)	(58.3%)
Datalogiq	$ 34.0	$ (17.4)	$ (21.6)	$ (21.5)	(51.3%)	(63.4%)	(63.2%)

Maximum	$ 908.20	$ 131.60	$ 89.20	$ 79.80	31.0%	24.0%	24.0%
Third Quartile	595.6	85.4	22.7	27.4	13.0%	5.0%	13.0%
Average	459.0	3.2	(34.9)	(29.2)	1.0%	(8.0%)	(5.0%)
Median	417.8	17.0	(5.6)	3.5	6.0%	(1.0%)	1.0%
First Quartile	275.3	(41.5)	(65.4)	(18.0)	(15.0%)	(21.0%)	(6.0%)
Minimum	207.8	(261.2)	(320.4)	(347.4)	(44.0%)	(54.0%)	(58.0%)
Harmonic Mean(1)	369.7	28.0	13.4	14.6	6.0%	3.0%	3.0%
Coefficient of Variance	48%	3272%	-307%	-391%	2280.0%	(297.0%)	(516.0%)

Annex D-20

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 7
Guideline Public Company Data - Financial Ratio Comparison	Page 2 of 2
As of August 29, 2022
Company Name	1-Year Revenue Growth	3-Year Revenue CAGR	Current Ratio	NWC excl. cash as % of Revenue	NWC as % of Revenue	Debt / Total Capital	Debt / EBITDA
AdTheorent Holding Company, Inc.	36.6%		6.5 x	17.2%	47.8%	3.2%	47.8%
Cardlytics, Inc.	42.9%	21.0%	0.9 x	(52.7%)	(6.8%)	34.5%	(268.6%)
ChannelAdvisor Corporation	15.6%	8.5%	2.8 x	(0.5%)	39.5%	1.8%	28.5%
Digital Media Solutions, Inc.	28.6%	45.9%	1.1 x	(3.6%)	1.5%	91.1%	679.4%
Magnite, Inc.	111.4%	55.5%	1.1 x	(11.6%)	26.8%	43.4%	681.5%
MediaAlpha, Inc.	10.3%	29.5%	1.5 x	(0.2%)	4.5%	42.3%	(3954.4%)
Porch Group, Inc.	166.2%	52.6%	1.3 x	(46.8%)	59.3%	65.4%	(587.6%)
PubMatic, Inc.	52.5%	31.7%	1.8 x	9.4%	72.5%	2.7%	31.6%
QuinStreet, Inc.	0.6%	8.5%	1.7 x	(3.1%)	13.4%	1.4%	107.3%
System1, Inc.	44.6%	37.4%	0.7 x	(8.2%)	(4.1%)	26.9%	503.4%
Tremor International Ltd	61.4%	7.3%	3.2 x	(1.4%)	85.1%	1.9%	9.3%
Viant Technology Inc.	35.6%	27.4%	4.3 x	10.1%	85.3%	7.0%	(50.6%)
Zeta Global Holdings Corp.	24.5%		1.7 x	(4.2%)	14.4%	12.2%	(75.4%)
Datalogiq	(20.3%)	NM	0.9 x	(2.0%)	-0.8%	NA	(0.0x)

Maximum	166.0%	55.0%	650.0%	17.0%	85.0%	91.0%	682.0%
Third Quartile	53.0%	42.0%	280.0%	0.0%	59.0%	42.0%	107.0%
Average	49.0%	30.0%	220.0%	(7.0%)	34.0%	26.0%	(219.0%)
Median	37.0%	30.0%	170.0%	(3.0%)	27.0%	12.0%	29.0%
First Quartile	25.0%	15.0%	110.0%	(8.0%)	5.0%	3.0%	(75.0%)
Minimum	1.0%	7.0%	70.0%	(53.0%)	(7.0%)	1.0%	(3954.0%)
Harmonic Mean(1)	7.0%	18.0%	150.0%	11.0%	9.0%	5.0%	38.0%
Coefficient of Variance	92%	58%	75%	-291%	99%	110%	-538%
Company Name	Total Asset Turnover	Fixed Asset Turnover	D&A as Percent of Revenue	CAPEX as Percent of Revenue	Cash as Percent of Revenue	Return on Assets	Return on Equity
AdTheorent Holding Company, Inc.	1.2x	30.5x	5.0%	0.2%	30.6%	16.8%	20.1%
Cardlytics, Inc.	0.3x	18.1x #	13.8%	0.6%	45.8%	-12.1%	-25.9%
ChannelAdvisor Corporation	1.0x	15.1x	2.2%	1.1%	40.0%	22.6%	29.5%
Digital Media Solutions, Inc.	2.3x	28.6x	5.2%	1.6%	5.1%	3.4%	(10.6%)
Magnite, Inc.	0.2x	5.4x #	30.4%	2.5%	38.5%	1.6%	1.7%
MediaAlpha, Inc.	2.6x		0.7%	0.0%	4.7%	(2.9%)	(524.6%)
Porch Group, Inc.	0.2x	16.4x #	9.4%	0.7%	106.1%	-8.6%	-52.4%
PubMatic, Inc.	0.5x	3.2x	7.1%	10.7%	63.1%	10.3%	20.6%
QuinStreet, Inc.	1.4x	36.1x	2.4%	0.5%	16.6%	(1.2%)	(2.2%)
System1, Inc.	0.6x	76.6x	4.5%	0.3%	4.1%	3.0%	4.0%
Tremor International Ltd	0.6x	28.3x #	10.1%	0.6%	86.5%	11.4%	14.0%
Viant Technology Inc.	0.8x	6.5x	5.5%	0.2%	75.3%	(4.5%)	(29.2%)
Zeta Global Holdings Corp.	1.4x	107.6x	9.9%	2.8%	18.6%	(77.7%)	(325.0%)
Datalogiq	1.5x	264.7x	12.1%	0.0%	1.2%	(67.3%)	(118.9%)

Maximum	2.6x	107.6x	30.4%	10.7%	106.1%	22.6%	29.5%
Third Quartile	1.4x	31.9x	9.9%	1.6%	63.1%	10.3%	14.0%
Average	1.0x	31.0x	8.2%	1.7%	41.2%	(2.9%)	(67.7%)
Median	0.8x	23.2x	5.5%	0.6%	38.5%	1.6%	(2.2%)
First Quartile	0.5x	12.9x	4.5%	0.3%	16.6%	(4.5%)	(29.2%)
Minimum	0.2x	3.2x	0.7%	0.0%	4.1%	(77.7%)	(524.6%)
Harmonic Mean(1)	0.6x	12.1x	3.5%	0.2%	14.1%	4.5%	5.8%
Coefficient of Variance	75%	100%	93%	168%	80%	(846.6%)	(244.1%)
Notes to Schedule
(1) The harmonic mean does not include any values which are negative.
Annex D-21

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 8
Guideline Public Company Method — Linear Regression of 2022 Revenue on EV	Page 1 of 1
As of August 29, 2022	($million)
Target Company Business Description	2022 REV(1)	EV(2)	y-preditor	y-predictor + deltay	y-predictor - deltay
AdTheorent Holding Company, Inc.	$172.6	$191.8	$225.3	$330.7	$120.0
Cardlytics, Inc.	317.3	532.4	337.5	442.9	232.2
ChannelAdvisor Corporation	178.0	357.9	229.5	334.9	124.2
Digital Media Solutions, Inc.	389.2	212.2	393.2	498.6	287.9
MediaAlpha, Inc.	452.4	474.6	442.2	547.6	336.9
Porch Group, Inc.	289.8	363.6	316.2	421.5	210.8
QuinStreet, Inc.	563.3	557.3	528.2	633.5	422.8
Tremor International Ltd	322.6	299.3	341.6	447.0	236.3
Viant Technology Inc.	225.8	91.3	266.6	371.9	161.2
Subject Company Name’s Financials(3)	$20.2	$107.2
Divide by 2022 Revenue		20.2
Implied Revenue multiple		5.30
Regression Analysis of EV(2) Against 2022 REV(1)
m	0.7753	91.5186	b
SEslope	0.3664	126.6	SEy intercept
R2	39.0%	133.7	SEy predicted value
F	4.4772	7	DOF
SSregression	79,984	125,052	SSresidual
F probability	7.2%
Fcritical,0.05	0.0042
95% CL of slope	0.87	299.37	95% CL of intercept
tvalue	2.3646
deltam	0.8664
deltab	299.4
deltay	105.4
Notes to Schedule
(1) See Schedule 5.
(2) See Schedule 3.
(3) Datalogiq forecast 2022 revenue, see Schedule 12, page 3.

Annex D-22

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 9
Guideline Public Company Method — Linear Regression of 2023 Revenue on EV	Page 1 of 1
As of August 29, 2022	($million)
Target Company Business Description	2023 REV(1)	EV(2)	y-preditor	y-predictor + deltay	y-predictor - deltay
AdTheorent Holding Company, Inc.	$202.1	$191.8	$217.1	$320.3	$114.0
Cardlytics, Inc.	375.0	532.4	344.6	447.8	241.5
ChannelAdvisor Corporation	195.0	357.9	211.9	315.1	108.7
Digital Media Solutions, Inc.	417.6	212.2	376.1	479.3	272.9
MediaAlpha, Inc.	522.4	474.6	453.3	556.5	350.2
Porch Group, Inc.	364.2	363.6	336.7	439.8	233.5
QuinStreet, Inc.	619.7	557.3	525.1	628.3	421.9
Tremor International Ltd	378.4	299.3	347.2	450.3	244.0
Viant Technology Inc.	271.6	91.3	268.4	371.6	165.2
Subject Company Name’s Financials (3)	$71.9	$121.1
Divide by 2023 Revenue		71.9
Implied Revenue multiple		1.68
Regression Analysis of EV (2) Against 2023 REV (1)
m	0.7374	68.1245	b
SEslope	0.3310	130.5	SEy intercept
R2	41.5%	130.9	SEy predicted value
F	4.9644	7	DOF
SSregression	85,076	119,960	SSresidual
F probability	6.1%
Fcritical,0.05	0.0042
95% CL of slope	0.78	308.70	95% CL of intercept
tvalue	2.3646
deltam	0.7826
deltab	308.7
deltay	103.2
Notes to Schedule
(1) See Schedule 5.
(2) See Schedule 3.
(3) Datalogiq forecast 2023 revenue, see Schedule 12, page 3.

Annex D-23

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 10
Guideline Merged & Acquired Company Multiples	Page 1 of 1
As of August 29, 2022	($000)
Target Business Description	Closing Date	Transaction Type	Target Corp Structure	MVIC Price(1)	Cash & Equivalents	Enterprise Value(2)	Target Company Trailing Twelve Month							MVIC as a Multiple of:
														TTM Revenue	TTM EBITDA	TTM EBIT	TTM NI
							Revenue	EBITDA	EBITDA %	EBIT	EBIT %	NI	NI %
Developer of a Cloud- Based Television Advertising Attribution Platform	2/28/2022	Stock		$152,038.0	$4,460.8	$147,577.2	$21,985.8	($8,353.1)	-38.0%	($8,545.2)	-38.9%	($8,627.8)	-39.2%	6.71 x	(17.67) x	(17.27) x	(17.10) x
Developer of a Business- to-Business (B2B) Fintech	2/17/2022	Stock	C Corporation	225,695.0	9,157.0	216,538.0	58,433.0	(14,084.0)	-24.1%	(14,513.0)	-24.8%	(12,968.0)	-22.2%	3.71 x	(15.37) x	(14.92) x	(16.70) x
Artificial Intelligence Powered Data Platform for the Commercial Real Estate Industry	11/12/2021	Stock	C Corporation	201,500.0	47,206.0	154,294.0	18,321.0	(19,995.0)	-109.1%	(20,128.0)	-109.9%	(19,821.0)	-108.2%	8.42 x	(7.72) x	(7.67) x	(7.78) x
Developer of an Online Job Advertising Platform that Uses AI-Based Algorithms	9/14/2021	Stock	C Corporation	90,233.0	25,580.0	64,653.0	47,386.0	33,030.0	69.7%	32,916.0	69.5%	32,457.0	68.5%	1.36 x	1.96 x	1.96 x	1.99 x
Provides Cloud-Based Software as a Service (SaaS)	9/1/2021	Stock	C Corporation	241,900.0	25,157.2	216,742.8	29,287.9	(5,718.9)	-19.5%	(7,315.0)	-25.0%	(5,829.0)	-19.9%	7.40 x	(37.90) x	(29.63) x	(37.18) x
Cloud-Based Software and Services Company	4/1/2021	Stock	C Corporation	94,074.0	5,748.0	88,326.0	81,362.0	(361.0)	-0.4%	(10,655.0)	-13.1%	(11,561.0)	-14.2%	1.09 x	(244.67) x	(8.29) x	(7.64) x
Video Advertising Software Developer	4/1/2020	Stock	C Corporation	286,611.0	54,164.0	232,447.0	68,038.0	(11,430.0)	-16.8%	(12,916.0)	-19.0%	(9,007.0)	-13.2%	3.42 x	(20.34) x	(18.00) x	(25.81) x
Datalogiq							34,017.9	(17,443.4)	-51.3%	(21,567.1)	-63.4%	(21,510.8)	-63.2%

			Maximum			$232,447.0	$81,362.0	$33,030.0	69.7%	$32,916.0	69.5%	$32,457.0	68.5%	8.42 x	1.96 x	1.96 x	1.99 x
			Third Quartile			216,640.4	63,235.5	(3,039.9)	-8.6%	(7,930.1)	-16.0%	(7,228.4)	-13.7%	7.06 x	(11.55) x	(7.98) x	(7.71) x
			Average			160,082.6	46,402.0	(3,844.6)	-19.8%	(5,879.5)	-23.0%	(5,051.0)	-21.2%	4.59 x	(48.82) x	(13.40) x	(15.75) x
			Median			154,294.0	47,386.0	(8,353.1)	-19.5%	(10,655.0)	-24.8%	(9,007.0)	-19.9%	3.71 x	(17.67) x	(14.92) x	(16.70) x
			First Quartile			117,951.6	25,636.8	(12,757.0)	-31.0%	(13,714.5)	-31.9%	(12,264.5)	-30.7%	2.39 x	(29.12) x	(17.63) x	(21.46) x
			Minimum			64,653.0	18,321.0	(19,995.0)	-109.1%	(20,128.0)	-109.9%	(19,821.0)	-108.2%	1.09 x	(244.67) x	(29.63) x	(37.18) x
			Harmonic Mean			NM	35,102.6	33,030.0		32,916.0		NM		2.67 x	1.96 x	1.96 x	1.99 x
			Coefficient of Variance											64.0%	NM	NM	NM
Notes to Schedule

These exhibits are for internal use only and have been compiled on the basis of the information and assumptions in the attached report and exhibits. Financial results used to calculate the valuation multiples were obtained from various sources, including Business Valuation Resources Dealstats, and may have been adjusted for conformity. We have not adjusted the financial results further and believes that the information obtained from Dealstats is reliable and fairly reflects the operating results of the acquired companies.

(1)     Market Value of Invested Capital: MVIC price includes the noncompete value and the assumption of interest-bearing liabilities and excludes the real estate value, any earnouts (because they have not yet been earned and they may not be earned), and any employment/consulting agreement values.

(2)     Enterprise Value is MVIC less Cash & Equivalents

Annex D-24

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 11
Historical & Projected Balance Sheets	Page 1 of 2
As of August 29, 2022	($000)
	Historical Financials(1)			Projected Financials(2)
	FYE 12/31/20	FYE 12/31/21	Most Recent 06/30/22	FYE 12/31/22	FYE 12/31/23

Cash and Cash Equivalents	$3,478.9	$1,563.8	$396.4	$665.9	$5,467.1
Accounts Receivable	2,618.5	3,966.1	2,309.2	4,683.7	7,677.5
Right of Use Assets – Operating Lease	-	91.6	104.5	102.8	62.4
Prepaid Expenses and Other Current Assets	6,849.5	8,035.9	670.8	200.0	200.0
Total Current Assets	12,946.9	13,657.3	3,480.9	5,652.4	13,407.1

Net Property Plant & Equipment	178.6	154.0	128.5	150.0	175.0
Intangibles	11,736.5	14,797.2	12,770.0	10,344.3	6,349.6
Goodwill	5,078.1	5,577.9	5,577.9	5,577.9	5,577.9
Total Assets	$29,940.1	$34,186.4	$21,957.4	$21,724.7	$25,509.6

Short-Term Debt	$3,275.2	$91.6	$104.5	-	-
Accounts Payable	1,009.2	2,293.9	1,854.5	3,492.1	6,365.9
Deferred Revenue	46.9	10.5	0.7	(11.2)	-
Other Current Liabilities	1,188.2	2,205.2	1,896.9	2,790.7	4,899.8
Total Current Liabilities	5,519.5	4,601.1	3,856.7	6,271.5	11,265.7

Long Term Debt	517.1	10.0	10.0	27.1	27.1
Common Equity	23,903.5	29,575.3	18,090.7	15,426.0	14,216.8
Total Liabilities & Shareholder’s Equity	$29,940.1	$34,186.4	$21,957.4	$21,724.7	$25,509.6
Other Items
Total Debt	$3,792.3	$101.6	$114.5	$27.1	$27.1
Debt/Net Equity	13.8%	0.3%	0.6%	0.2%	0.1%

Net Equity (3)	$27,382.4	$31,139.1	$18,487.1	$16,091.9	$19,683.9

BEV (Book Value of Equity + Debt)	$27,695.8	$29,676.9	$18,205.3	$15,453.1	$14,243.9

Debt-free Net Working Capital	$10,702.6	$9,147.8	(271.2)	(619.1)	$2,141.4
As Percentage of Revenue	28.2%	24.5%	-0.8%	-3.1%	3.0%

Debt-free, Cash-free Net Working Capital	$7,223.7	$7,584.0	(667.6)	(1,285.0)	(3,325.8)
As Percentage of Revenue	19.1%	20.3%	-2.0%	-6.4%	-4.6%
Notes to Schedule

We have not compiled, reviewed or audited the accompanying financial statements; and, accordingly, we express no opinion (and there is no opinion) or any other form of assurance on them. The prospective financial information included with this report is based on information and assumptions provided by Company’s management. We have not compiled, examined or applied agreed-upon procedures to the financial information in accordance with standards established by the AICPA or any other standard-setter and therefore we do not express an opinion or any other form of assurance on it. You should note that there will usually be differences between prospective and actual results, because events and circumstances ordinarily do not occur as expected, and those differences may be material.

(1) FYE 2020 and 2021 and Most Recent 6/30/2022 from Form 10-Q Quarterly Report for Logiq, Inc., as of June 30, 2022.
(2) From 6.11.3 Consolidasted Model Rev 1.2.pdf.
(3) Net Equity = BEV + Cash and Equivalents + Short and Long Term investments — (ST Debt + LT Debt + Minority Interest); from https://exitpromise.com/net-equity-value/.

Annex D-25

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 11
Historical & Projected Balance Sheets - Common Size	Page 2 of 2
As of August 29, 2022
	Historical Financials			Projected Financials
	FYE 12/31/20	FYE 12/31/21	LFQ 06/30/22	FYE 12/31/22	FYE 12/31/23

Cash and Cash Equivalents	11.6%	4.6%	1.8%	3.1%	21.4%
Accounts Receivable	8.7%	11.6%	10.5%	21.6%	30.1%
Inventories	0.0%	0.3%	0.5%	0.5%	0.2%
Other Current Assets	22.9%	23.5%	3.1%	0.9%	0.8%
Total Current Assets	43.2%	39.9%	15.9%	26.0%	52.6%

Net Property Plant &Equipment	0.6%	0.5%	0.6%	0.7%	0.7%
Intangibles	39.2%	43.3%	58.2%	47.6%	24.9%
Goodwill	17.0%	16.3%	25.4%	25.7%	21.9%
Total Assets	100.0%	100.0%	100.0%	100.0%	100.0%

Accounts Payable	3.4%	6.7%	8.4%	16.1%	25.0%
Deferred Revenue	0.2%	0.0%	0.0%	-0.1%	0.0%
Other Current Liabilities	4.0%	6.5%	8.6%	12.8%	19.2%
Total Current Liabilities	18.4%	13.5%	17.6%	28.9%	44.2%

Long Term Debt	1.7%	0.0%	0.0%	0.1%	0.1%
Common Equity	79.8%	86.5%	82.4%	71.0%	55.7%
Total Liabilities & Shareholder’s Equity	100.0%	100.0%	100.0%	100.0%	100.0%

Annex D-26

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 12
Historical & Projected Income Statements	Page 1 of 4
As of August 29, 2022	($000)
	Historical Financials(1)					Projected Financials(2)
	FYE 12/31/20	FYE 12/31/21	YTD 6/30/21	YTD LFQ 6/30/22	TTM 06/30/22	FYE 12/31/22	FYE 12/31/23
Revenue	$37,910.4	$37,346.9	$16,384.3	$13,055.4	$34,017.9	$34,581.2	$71,956.5
Cost of Goods Sold	31,546.9	26,290.2	11,709.2	9,031.1	23,612.1	27,807.2	54,235.7
Gross Profit	6,363.4	11,056.7	4,675.1	4,024.3	10,405.8	6,774.0	17,720.9

Sales and Marketing	1,423.9	2,296.5	721.3	871.4	2,446.6	2,550.2	4,786.2
General and Administrative	10,994.8	18,166.7	9,137.1	9,238.8	18,268.3	10,379.8	8,364.5
Research and Development	6,244.7	7,400.7	2,562.7	2,296.2	7,134.2	1,022.7	1,784.7
Earnings Before Interest, Taxes, and D&A (EBITDA)	(12,300.0)	(16,807.3)	(7,746.0)	(8,382.1)	(17,443.4)	(7,178.7)	2,785.5

Depreciation and Amortization Expense	1,966.0	3,782.1	1,720.3	2,061.9	4,123.7	3,998.6	3,994.8
Earnings Before Interest and Taxes (EBIT)	(14,266.0)	(20,589.4)	(9,466.2)	(10,443.9)	(21,567.1)	(11,177.3)	(1,209.2)

Other Income/Expense	(243.6)	474.5	419.3	2.6	57.8	3.1	-
Pretax Income (EBT)	(14,509.7)	(20,114.9)	(9,046.9)	(10,441.4)	(21,509.3)	(11,174.1)	(1,209.2)

Taxes	-	11.9	10.4	-	1.4	-	-
Net Income	(14,509.7)	(20,126.8)	(9,057.4)	(10,441.4)	(21,510.8)	(11,174.1)	(1,209.2)
Notes to Schedule

We have not compiled, reviewed or audited the accompanying financial statements; and, accordingly, we express no opinion (and there is no opinion) or any other form of assurance on them. The prospective financial information included with this report is based on information and assumptions provided by Company’s management. We have not compiled, examined or applied agreed-upon procedures to the financial information in accordance with standards established by the AICPA or any other standard-setter and therefore we do not express an opinion or any other form of assurance on it. You should note that there will usually be differences between prospective and actual results, because events and circumstances ordinarily do not occur as expected, and those differences may be material.

(1)    FYE 2020 and 2021 from Form 10-K Annual Report for Logiq, Inc., as of December 31, 2021; YTD 6/30/2021 and 6/30/2022 from 10-Q Quarterly Report for Logiq, Inc.

(2)    From 6.11.3 Consolidated Model Rev 1.2.pdf.

Annex D-27

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 12
Historical & Projected Income Statements — Common Size	Page 2 of 4
As of August 29, 2022
	Historical Financials					Projected Financials
	FYE 12/31/20	FYE 12/31/21	YTD 6/30/21	YTD 6/30/22	TTM 6/30/22	FYE 12/31/22	FYE 12/31/23

Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of Goods Sold	83.2%	70.4%	71.5%	69.2%	69.4%	80.4%	75.4%
Gross Profit	16.8%	29.6%	28.5%	30.8%	30.6%	19.6%	24.6%

Sales and Marketing	3.8%	6.1%	4.4%	6.7%	7.2%	7.1%	3.5%
General and Administrative	29.0%	48.6%	55.8%	70.8%	53.7%	30.0%	11.6%
Research and Development	16.5%	19.8%	15.6%	17.6%	21.0%	3.0%	2.5%
Earnings Before Interest, Taxes, and D&A (EBITDA)	-32.4%	-45.0%	-47.3%	-64.2%	-51.3%	-20.8%	3.9%

Depreciation and Amortization Expense	5.2%	10.1%	10.5%	15.8%	12.1%	11.6%	5.6%
Earnings Before Interest and Taxes (EBIT)	-37.6%	-55.1%	-57.8%	-80.0%	-63.4%	-32.3%	-1.7%

Other Income/Expense	-0.6%	1.3%	2.6%	0.0%	0.17%	0.01%	0.00%
Pretax Income (EBT)	-38.3%	-53.9%	-55.2%	-80.0%	-63.2%	-32.3%	-1.7%

Taxes	0.0%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%
Net Income	-38.3%	-53.9%	-55.3%	-80.0%	-63.2%	-32.3%	-1.7%

Annex D-28

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 12
Adjusted Historical & Projected Income Statements	Page 3 of 4
As of August 29, 2022	($000)
	Historical Financials					Projected Financials
	FYE 12/31/20	FYE 12/31/21	YTD 6/30/21	YTD 6/30/22	TTM 6/30/22	FYE 12/31/22	FYE 12/31/23

Adjusted Revenue(1)	$37,910.4	$37,346.9	$16,384.3	$13,055.4	$34,017.9	$20,231.6	$71,900.0
COGS(2)	-	-	-	-	-	(11,538.8)	(42.6)
Adjusted Cost of Goods Sold	31,546.9	26,290.2	11,709.2	9,031.1	23,612.1	16,268.4	54,193.1
Adjusted Gross Profit	$6,363.4	$11,056.7	$4,675.1	$4,024.3	$10,405.8	$3,963.1	$17,706.9

OpEx(2)	-	-	-	-	-	(5,789.8)	(11.7)
Total Operating Expense Adjustments	-	-	-	-	-	(5,789.8)	(11.7)
Total Adjusted Operating Expense	18,663.4	27,863.9	12,421.1	12,406.3	27,849.2	8,163.0	14,923.6
Adjusted Earnings Before Interest, Taxes, and D&A (EBITDA)	(12,300.0)	(16,807.3)	(7,746.0)	(8,382.1)	(17,443.4)	(4,199.9)	$2,783.3

Adjusted Depreciation Expense	1,966.0	3,782.1	1,720.3	2,061.9	4,123.7	3,998.6	3,994.8
Adjusted Earnings Before Interest and Taxes (EBIT)	(14,266.0)	(20,589.4)	(9,466.2)	(10,443.9)	(21,567.1)	(8,198.4)	(1,211.4)

Adjusted Other Income/Expense	(243.6)	474.5	419.3	2.6	57.8	3.1	-
Adjusted Pretax Income (EBT)	(14,509.7)	(20,114.9)	(9,046.9)	(10,441.4)	(21,509.3)	(8,195.3)	(1,211.4)

Adjusted Taxes	-	11.9	10.4	-	1.4	-	-
Net Income	(14,509.7)	(20,126.8)	(9,057.4)	(10,441.4)	(21,510.8)	(8,195.3)	(1,211.4)
Notes to Schedule

We have not compiled, reviewed or audited the accompanying financial statements; and, accordingly, we express no opinion (and there is no opinion) or any other form of assurance on them. The prospective financial information included with this report is based on information and assumptions provided by Company’s management. We have not compiled, examined or applied agreed-upon procedures to the financial information in accordance with standards established by the AICPA or any other standard-setter and therefore we do not express an opinion or any other form of assurance on it. You should note that there will usually be differences between prospective and actual results, because events and circumstances ordinarily do not occur as expected, and those differences may be material.

(1) FYE 2022 and 2023 from DLQ Revenue Build-up 2022 2023.xlsx.
(2) Adjusted to maintain original margin as a percent of revenue.

Annex D-29

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 12
Adjusted Historical & Projected Income Statements - Common Size	Page 4 of 4
As of August 29, 2022
	Historical Financials					Projected Financials
	FYE 12/31/20	FYE 12/31/21	YTD 6/30/21	YTD 6/30/22	TTM 6/30/22	FYE 12/31/22	FYE 12/31/23
Adjusted Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	58.5%	99.9%
Adjusted Cost of Goods Sold	83.2%	70.4%	71.5%	69.2%	69.4%	47.0%	75.3%
Adjusted Gross Profit	16.8%	29.6%	28.5%	30.8%	30.6%	11.5%	24.6%
Gross Profit As reported	16.8%	29.6%	28.5%	30.8%	30.6%	19.6%	24.6%

OpEx	0.0%	0.0%	0.0%	0.0%	0.0%	-16.7%	0.0%
Total Operating Expense Adjustments	0.0%	0.0%	0.0%	0.0%	0.0%	-16.7%	0.0%
Total Adjusted Operating Expense	49.2%	74.6%	75.8%	95.0%	81.9%	23.6%	20.7%
Adjusted Earnings Before Interest, Taxes, and D&A (EBITDA)	-32.4%	-45.0%	-47.3%	-64.2%	-51.3%	-12.1%	3.9%
Earnings Before Interest, Taxes, and D&A (EBITDA) As reported	-32.4%	-45.0%	-47.3%	-64.2%	-51.3%	-20.8%	3.9%

Adjusted Depreciation Expense	5.2%	10.1%	10.5%	15.8%	12.1%	11.6%	5.6%
Adjusted Earnings Before Interest and Taxes (EBIT)	-37.6%	-55.1%	-57.8%	-80.0%	-63.4%	-23.7%	-1.7%
Earnings Before Interest and Taxes (EBIT) As reported	-37.6%	-55.1%	-57.8%	-80.0%	-63.4%	-32.3%	-1.7%

Adjusted Other Income/Expense	-0.6%	1.3%	2.6%	0.0%	0.17%	0.01%	0.00%
Adjusted Pretax Income (EBT)	-38.3%	-53.9%	-55.2%	-80.0%	-63.2%	-23.7%	-1.7%
Pretax Income (EBT) As reported	-38.3%	-53.9%	-55.2%	-80.0%	-63.2%	-32.3%	-1.7%

Adjusted Taxes	0.0%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%
Net Income	-38.3%	-53.9%	-55.3%	-80.0%	-63.2%	-23.7%	-1.7%
Net Income As Reported	-38.3%	-53.9%	-55.3%	-80.0%	-63.2%	-32.3%	-1.7%

Annex D-30

Abri SPAC I, Inc.
Valuation of Datalogiq	Schedule 13
Financial Statement Analysis	Page 1 of 1
As of August 29, 2022	($000)
	Historical Financials			Projected Financials
	FYE 12/31/20	FYE 12/31/21	TTM 06/30/22	FYE 12/31/22	FYE 12/31/23

Growth & Margins
Revenue Growth		(1.5%)	(20.3%)	(45.8%)	255.4%
EBITDA Growth		36.6%	8.2%	(75.0%)	(166.3%)

Gross Margin	16.8%	29.6%	30.6%	11.5%	24.6%
EBITDA Margin	(32.4%)	(45.0%)	(51.3%)	(12.1%)	3.9%
EBIT Margin	(37.6%)	(55.1%)	(63.4%)	(23.7%)	(1.7%)
Net Margin	(38.3%)	(53.9%)	(63.2%)	(23.7%)	(1.7%)
Effective Tax Rate	0.0%	(0.1%)	(0.0%)	0.0%	0.0%
Return on Assets (EBIT/Average Total Assets)		(64.2%)	(67.3%)	(29.3%)	(5.1%)
Return on Equity (Net Income/Average Book Equity)		(75.3%)	(80.4%)	(36.4%)	(8.2%)

Working Capital & Asset Turnover Analysis
Debt-free Net Working Capital	$10,702.6	$9,147.8	$(271.2)	$(619.1)	$2,141.4
Debt-free NWC (Excluding Cash)	7,223.7	7,584.0	(667.6)	(1,285.0)	(3,325.8)
Debt-free Net Working Capital as Percentage of Revenue	28.2%	24.5%	(0.8%)	(1.8%)	3.0%
Debt-free NWC (Excluding Cash) as Percentage of Revenue	19.1%	20.3%	(2.0%)	26.0%	(4.6%)
Cash as Percentage of Revenue	9.2%	4.2%	1.2%	1.9%	7.6%

Current Ratio	2.35	2.97	0.90	0.90	1.19
Quick Ratio	2.35	2.95	0.88	0.88	1.18

Accounts Receivable Turnover (Days)		32.2	24.8	78.0	31.4
Accounts Payable Turnover (Days)		16.1	36.8	74.7	52.9
Net Operating Cycle			(12.0)	3.3	(21.5)

Fixed Asset Turnover		224.6x	264.7x	133.1x	473.8x
Capital Expenditures as Percentage of Revenue	0.0%	0.0%	0.0%	0.0%	0.0%
Acquisitions as Percentage of Revenue	0.0%	0.0%	0.0%	0.0%	0.0%
Depreciation as Percentage of Revenue	5.2%	10.1%	12.1%	19.8%	5.6%

Return on Equity
Net Margin	(38.3%)	(53.9%)	(63.2%)	(23.7%)	(1.7%)
(X) Total Asset Turnover (Sales / Average Total Assets)		1.2x	1.5x	0.7x	3.0x
(=) Return on Investment		(62.8%)	(98.0%)	(17.2%)	(5.1%)
(X) Equity Multiplier (Average Total Assets/Average Equity)		1.2x	1.2x	1.2x	1.6x
(=) Return on Equity		(75.3%)	(118.9%)	(21.3%)	(8.2%)

Summary Credit Information
Total Debt	$3,792.3	$101.6	$114.5	$27.1	$27.1
Net Debt	313.4	(1,462.2)	(281.8)	(638.8)	(5,440.0)
Total Debt / EBITDA	-0.3x	0.0x	0.0x	0.0x	0.0x

Free Cash Flow Analysis
EBITDA	$(12,300.0)	$(16,807.3)	$(17,443.4)	$(4,199.9)	$2,783.3
(-) Taxes	-	11.9	1.4	-	-
(+/-) Changes in Debt-free Net Working Capital	10,702.6	(1,554.8)	(9,419.0)	(347.9)	2,760.5
(=) Debt-free Cash Flow	(23,002.6)	(15,264.3)	(8,025.8)	(3,851.9)	22.8
Debt-free Cash Flow Margin	(60.7%)	(40.9%)	(23.6%)	(19.0%)	0.0%

Annex D-31

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Abri’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and Abri’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, effective upon Closing, Abri will enter into indemnification agreements with each of our directors and officers. These agreements will require Abri to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Abri, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Abri also intends to enter into indemnification agreements with its future directors.

Item 21. Exhibits and Financial Statements Schedules

Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibits	Filing Date
2.1^	Merger Agreement dated as of September 9, 2022, by and among Logiq, Inc., Abri SPAC I, Inc., Abri Merger Sub, Inc., and DLQ, Inc. (included as Annex A to this proxy statement/prospectus).	Form 8-K	001-40723	2.1	September 12, 2022
2.2	Amendment to the Merger Agreement dated as of May 1, 2023, by and among Logiq, Inc., Abri SPAC I, Inc., Abri Merger Sub, Inc., and DLQ, Inc.	Form 8-K	001-40723	2.2	May 1, 2023
3.1^	Amended and Restated Certificate of Incorporation of Abri.	Form 8-K	001-40723	3.1	August 13, 2021
3.2.1	Form of Amendment to the Amended and Restated Certificate of Incorporation of Abri (included as Annex B-1 to this proxy statement/prospectus)
3.2.2	Form of Second Amended and Restated Certificate of Incorporation of Abri (included as Annex B-2 to this proxy statement/prospectus).
3.3^	Bylaws of Abri.	Form S-1	333-257916	3.3	July 15, 2021
3.4	Form of Amended and Restated Bylaws of Abri (included as Annex C to this proxy statement/prospectus).
4.1^	Specimen Unit Certificate of Abri.	Form S-1	333-257916	4.1	July 15, 2021
4.2^	Specimen Common Stock Certificate of Abri.	Form S-1	333-257916	4.2	July 15, 2021
4.3^	Specimen Warrant Certificate of Abri.	Form S-1	333-257916	4.3	July 15, 2021
4.4^	Warrant Agreement, dated August 9, 2021, by and between Continental Stock Transfer & Trust Company and Abri.	Form 8-K	001-40723	4.1	August 13, 2021
5.1+	Opinion of Loeb & Loeb LLP regarding the validity of the securities.
10.1.1^	Letter Agreement, dated August 9, 2021, by and between the Company, officers and directors.	Form 8-K	001-40723	10.1.1	August 13, 2021
10.1.2^	Letter Agreement, dated August 9, 2021, by and between the Company and the Sponsor.	Form 8-K	001-40723	10.1.2	August 13, 2021
10.2^	Investment Management Trust Agreement, dated August 9, 2021, by and between Continental Stock Transfer & Trust Company and Abri.	Form 8-K	001-40723	10.2	August 13, 2021
10.3^	Stock Escrow Agreement, dated August 9, 2021, by and among Abri, Continental Stock Transfer & Trust Company and each of the initial shareholders.	Form 8-K	001-40723	10.7	August 13, 2021
10.4^	Registration Rights Agreement, dated August 9, 2021, by and among Abri, the Sponsor, Chardan Capital Markets, and the initial shareholders.	Form 8-K	001-40723	10.3	August 13, 2021
10.5^	Form of Indemnity Agreement of Abri.	Form S-1	333-257916	10.6	July 15, 2021
10.6^	Unit Purchase Agreement, dated August 9, 2021, by and between Abri and Abri Ventures I, LLC.	Form 8-K	001-40723	10.5	August 13, 2021
10.7^	Unit Purchase Agreement between Abri and Chardan Capital Markets dated August 9, 2021.	Form 8-K	001-40723	10.6	August 13, 2021
10.8^	Administrative Services Agreement, dated August 9, 2021, between Abri and the Sponsor.	Form 8-K	001-40723	10.4	August 13, 2021
10.9^	Form of Amended and Restated Registration Rights Agreement by and among Abri, DLQ and certain stockholders.

Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibits	Filing Date
10.10^	Form of Lock-Up Agreement by and among Abri and certain DLQ stockholders.
10.11^	Parent Stockholder Support Agreement by and among Abri and certain stockholders.	Form 8-K	001-40723	10.1	September 12, 2022
10.12^	Form of Management Earnout Agreement between Abri, the Sponsor and certain members of management of DLQ.
10.13^	Form of Sponsor Earnout Agreement between Abri and the Sponsor.
10.14^	Form of Voting Agreement among Abri, the Sponsor and certain holders of Common Stock.
10.15^	Form of Letter Agreement for Warrant Revenue Share among Abri, the Sponsor and DLQ
10.16	Form of DLQ Managed Services Agreement
21.1+	List of Subsidiaries.
23.1	Consent of BDO USA LLP, independent registered public accounting firm of Abri.
23.2	Consent of Frazier Deeter, LLC, independent registered public accounting firm of DLQ.
23.3+	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page)
99.1^	Consent of Brent Suen to be named as a director.
99.2^	Consent of Elisabeth DeMarse to be named as a director.
99.3^	Consent of Christopher Hardt to be named as a director.
99.4^	Consent of Nadine Watt to be named as a director.
99.5^	Consent of Denis Duncan to be named as a director.
99.8+	Preliminary Proxy Card.
101.INS	Inline XBRL Instance Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107^	Filing Fee Table.

____________

+        To be filed by amendment.

^        Previously filed.

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Item 22. Undertakings

a.      The undersigned registrant hereby undertakes:

i.       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.      That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.       That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.    The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 11th day of May, 2023.

Abri SPAC I, Inc.
By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey Tirman and Nima Montazeri and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this proxy statement/prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeffrey Tirman	Chairman of the Board of Directors and	May 11, 2023
Jeffrey Tirman	Chief Executive Officer (Principal Executive Officer)
/s/ Nima Montazeri	Chief Operating Officer and Director
Nima Montazeri
/s/ Christopher Hardt	Chief Financial Officer
Christopher Hardt	(Principal Financial and Accounting Officer)
/s/ John Wepler	Director
John Wepler
/s/ Joseph Shottland	Director
Joseph Schottland
/s/ Nadine Watt	Director
Nadine Watt